As filed with the Securities and Exchange Commission on June 14, 2024.

Registration No. 333-279807

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

AMENDMENT NO. 1
TO
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

PS International Group Ltd.

(Exact Name of Registrant as Specified in Its Charter)

_____________________________________

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	4731	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 1002, 10/F
Join-in Hang Sing Centre
No.2-16 Kwai Fung Crescent, Kwai Chung
New Territories, Hong Kong
+852 2754-3320

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

Copies to:

Will H. Cai, Esq. Cooley LLP c/o 35th Floor Two Exchange Square 8 Connaught Place Central, Hong Kong +852 3758-1200	Barry I. Grossman, Esq. Jessica Yuan, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

_____________________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the share offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED JUNE 14, 2024

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

AIB ACQUISITION CORPORATION
AND
PROSPECTUS FOR UP TO 25,711,650 ORDINARY SHARES
OF
PS INTERNATIONAL GROUP LTD.

The board of directors of AIB Acquisition Corporation, a Cayman Islands exempted company (“AIB”), has unanimously approved the business combination agreement, dated as of December 27, 2023 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and among AIB, PSI Group Holdings Ltd 利航國際控股有限公司, a Cayman Islands exempted company (“PSI”), PS International Group Ltd., a Cayman Islands exempted company (“Pubco”), AIB LLC, a Delaware limited liability company (the “Sponsor”), PSI Merger Sub I Limited, a Cayman Islands exempted company (“PSI Merger Sub I”), and PSI Merger Sub II Limited, a Cayman Islands exempted company (“PSI Merger Sub II”), and the transactions contemplated by the Business Combination Agreement (collectively, the “Business Combination”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the Business Combination (the “Closing”), (a) PSI Merger Sub I will merge with and into PSI (the “First Merger”), with PSI surviving the First Merger as a wholly-owned subsidiary of the Pubco and the outstanding shares of PSI being converted into the right to receive ordinary shares of the Pubco (“Pubco Ordinary Shares”), and (b) one business day following the First Merger, PSI Merger Sub II will merge with and into AIB (the “Second Merger”, and together with the First Merger, the “Mergers”), with AIB surviving the Second Merger as a wholly-owned subsidiary of the Pubco and the outstanding securities of AIB being converted into the right to receive substantially equivalent securities of the Pubco.

Under the Business Combination Agreement, the total consideration to be received by shareholders of PSI at the Closing will be newly issued Pubco Ordinary Shares, with each share valued at $10.00, and with an aggregate value equal to $200,000,000, subject to adjustments for PSI’s Net Working Capital, Closing Debt and Transaction Expenses (as defined in the Business Combination Agreement attached as Annex A).

Upon consummation of the Business Combination, Pubco will be an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, as amended, and, as such, may elect to comply with certain reduced public company reporting requirements in future reports after the consummation of the Business Combination.

Pubco will also be a “foreign private issuer” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Pubco will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission (“SEC”) as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

PSI is a Cayman Islands holding company with operations conducted by its operating subsidiaries based in Hong Kong, namely Profit Sail Int’l Express (H.K.) Limited and Business Great Global Supply Chain Limited (collectively, the “Operating Subsidiaries” and each, an “Operating Subsidiary”). Following the Closing, PSI will become a wholly-owned subsidiary of Pubco, another Cayman Islands holding company; as a result, holders of Pubco Ordinary Shares are not holding equity securities of the Operating Subsidiaries, but instead are holding equity securities of a Cayman Islands holding company. This structure involves unique risks to investors. For further discussions of these risks, see “Risk Factors — Risks Related to Doing Business in the Jurisdictions in Which PSI’s Operating Subsidiaries Operate” and “Risk Factors — Risk Related to PSI’s Corporate Structure.”

Cash is transferred through PSI’s organization in the following manner: (i) funds may be transferred from PSI to the Operating Subsidiaries in Hong Kong through PSI’s BVI subsidiaries in the form of capital contributions or shareholder loans, as the case may be, and (ii) dividends or other distributions may be paid by the Operating Subsidiaries to PSI through its BVI subsidiaries. As a holding company without any operations of its own, PSI relies on dividends and other distributions on equity paid by the Operating Subsidiaries for its cash and financing requirements. In November 2023, PSI declared and made dividends in the amount of approximately $4.0 million to its shareholders and assigned its Operating Subsidiary to pay out such dividends. Except for this, for the years ended December 31, 2022 and 2023, PSI did not declare or make any dividends or other distribution to its shareholders, including U.S. investors, nor were any dividends or distributions made by the Operating Subsidiaries to PSI. In addition, PSI does not intend to distribute earnings or pay cash dividends in the foreseeable future to settle amounts or otherwise. Instead, the Operating Subsidiaries generate and retain cash generated from operating activities and re-invest it in their respective businesses. There are currently no restrictions under the laws of the Cayman Islands, BVI and/or Hong Kong on foreign exchange and the ability of PSI or its subsidiaries to transfer cash between entities, across borders, and to U.S. investors. Further, subject to PSI having sufficient legally available funds and being able to pay its debts as they fall due in the ordinary course of business, there are no restrictions or limitations under the laws of Cayman Islands on the payment of dividends by PSI to its shareholders. There are also no restrictions or limitations under the laws of the BVI on the distribution of earnings from a subsidiary to the parent company or investors, so long as the value of the assets of the BVI subsidiary declaring the dividends will exceed its liabilities and the BVI subsidiary will be able to pay its debts as they fall due. Similarly, there are no restrictions or limitations under the laws of Hong Kong on the distribution of the available profits from a Hong Kong subsidiary to the parent company or investors. In addition, dividend payments are not subject to withholding tax in Cayman Islands, BVI or Hong Kong. Notwithstanding the foregoing, the ability of the Operating Subsidiaries to pay dividends to PSI (or Pubco following the Business Combination) may be restricted by the debt they incur on their own behalf. For further details, see “Risk Factors — Risk Related to PSI’s Corporate Structure — We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.”

All of PSI’s operations are located in Hong Kong. Laws and regulations in the People’s Republic of China (“PRC”) in general are not applicable or enforceable in Hong Kong. However, due to the potential long arm application of these laws and regulations, PSI may face various legal and operational risks associated with its operations in Hong Kong. The PRC government may exercise significant direct oversight and discretion over the conduct of PSI’s business and may intervene or influence its operations, which could result in a material change in PSI’s operations, its ability to operate profitably, and/or the value of PSI’s ordinary shares (or Pubco Ordinary Shares following the closing of the Business Combination). Furthermore, changes in policies, rules, regulations, and enforcement of laws of the PRC may occur with little notice. PSI may be subject to complex and evolving laws and regulations in China, and it is unclear as to whether and to what extent the recent PRC government statements and regulatory developments (such as those relating to the use of variable interest entities, data and cyberspace security, and anti-monopoly concerns) would apply to companies like the Operating Subsidiaries and PSI, whose operations are all located in Hong Kong. In addition, the Chinese government may exert more oversight and control over offerings that are conducted overseas and/or foreign investment in PRC-based issuers, and there is no guarantee that such oversight and control will not be extended to Hong Kong in the future. The Chinese government has also initiated various regulatory actions and made various public statements, some of which are published with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. These recently enacted measures, and additional pending or future new measures which may be implemented, could materially and adversely affect PSI’s operations. Furthermore, the Chinese government has significant authority to exert influence on the ability of a China-based company to conduct its business, make or accept foreign investments or list on a U.S. stock exchange. The PRC government may also intervene with or influence PSI’s operations at any time as the government deems appropriate to further regulatory, political and societal goals. These risks could result in a material change in PSI’s operations, and/or the value of the securities of PSI (or Pubco following the closing of the Business Combination) or could significantly limit or completely hinder PSI’s (or Pubco’s) ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Furthermore, as more stringent criteria have been imposed by the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) recently, and in particular the SEC’s adoption of amendments to finalize rules implementing the submission and disclosure requirements in the Holding Foreign Companies Accountable Act (“HFCAA”) on December 2, 2021, Pubco’s securities may be prohibited from trading if PSI’s auditor (who will become Pubco’s auditors following the consummation of the Business Combination) cannot be fully inspected. A termination in the trading of Pubco’s securities or any restriction on the trading in Pubco’s securities would be expected to have a negative impact on Pubco as well as on the value of its securities. On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the China Securities Regulatory Commission (the “CSRC”) and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China (“Mainland China”) and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in Mainland China and Hong Kong. The PCAOB vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in Mainland China and Hong Kong. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination. On December 29, 2022, the Accelerating Holding Foreign Companies

Accountable Act (the “AHFCAA”) was signed into law, which amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

WWC, P.C., the independent registered public accounting firm of PSI, is headquartered in California. As of the date of this proxy statement/prospectus, WWC, P.C. is not subject to the determinations as to inability to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021. While PSI’s auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely PSI’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in Pubco’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Pubco’s securities.

Upon consummation of the Business Combination, Mr. Yee Kit Chan, the chairman of the board of directors of Pubco, will, assuming a no redemption scenario, control approximately 61.6% of the voting power of outstanding Pubco Ordinary Shares (or 64.1% assuming a maximum redemption scenario), without taking into account of potential source of dilution. As a result, Pubco will be a “controlled company” within the meaning of applicable Nasdaq listing rules. See “Management of Pubco Following the Business Combination — Controlled Company Status” for further information.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of holders of ordinary shares of AIB (the “Extraordinary General Meeting”). We encourage you to carefully read this entire document. You should, in particular, carefully consider the risk factors described in “Risk Factors” beginning on page 49 of this proxy statement/prospectus.

The board of directors of AIB (the “AIB Board”) has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that the AIB shareholders vote “FOR” all of the proposals presented to the shareholders at the Extraordinary General Meeting. When you consider the AIB Board’s recommendation of these proposals, you should keep in mind that AIB’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [        ], 2024, and is first being mailed to AIB shareholders on or about [        ], 2024.

ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning AIB, without charge, by written request to Advantage Proxy, Inc., AIB’s proxy solicitor, at P.O. Box 13581, Des Moines, WA 98198 or email at ksmith@advantageproxy.com, or banks and brokers can call collect at (206) 870-8565, or from the SEC through the SEC website at http://www.sec.gov.

In order for holders of ordinary shares of AIB to receive timely delivery of the documents in advance of the Extraordinary General Meeting to be held on [            ], 2024 you must request the information no later than five business days prior to the date of the Extraordinary General Meeting, by [            ], 2024.

i

AIB Acquisition Corporation

875 Third Avenue, Suite M204A
New York, New York, 10022

LETTER TO SHAREHOLDERS

TO THE SHAREHOLDERS OF AIB ACQUISITION CORPORATION:

You are cordially invited to attend the extraordinary general meeting (the “Meeting”) of AIB Acquisition Corporation (“AIB”), which will be held at [            ] a.m., Eastern Time, on [            ], 2024. For the purposes of AIB’s Second Amended and Restated Memorandum and Articles of Association, as amended, the physical place of the Meeting will be at the office of [AIB at 875 Third Avenue, Suite M204A, New York, NY 10022]. The Meeting will also be conducted via live webcast. You or your proxyholder will be able to attend and vote at the Meeting by visiting [            ] and using a control number assigned by Continental Stock Transfer & Trust Company (“Continental”). To register and receive access to the virtual meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

On December 27, 2023, AIB entered into a Business Combination Agreement with AIB LLC, a Delaware limited liability company, in the capacity as the representative of AIB and the shareholders of AIB immediately prior to the Second Merger (as defined below) (the “AIB Representative”), PS International Group Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“Pubco”), PSI Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“PSI Merger Sub I”), PSI Merger Sub II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“PSI Merger Sub II”), and PSI Group Holdings Ltd (利航國際控股有限公司), an exempted company incorporated with limited liability in the Cayman Islands (“PSI”) (as it may be amended or supplemented from time to time, the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) the PSI Merger Sub I will merge with and into PSI (the “First Merger”), with PSI surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of PSI being converted into the right to receive ordinary shares of Pubco (“Pubco Ordinary Shares”); and (b) one business day following the First Merger, the PSI Merger Sub II will merge with and into AIB (the “Second Merger,” and together with the First Merger, the “Mergers”), with AIB surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of AIB being converted into the right to receive substantially equivalent securities of Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Business Combination”). You are being asked to vote on the Business Combination.

Under the Business Combination Agreement, the total consideration to be received by shareholders of PSI at the Closing will be newly issued Pubco Ordinary Shares, with each share valued at $10.00, and with an aggregate value equal to $200,000,000, subject to adjustments for PSI’s Net Working Capital, Closing Debt and Transaction Expenses (as defined in the Business Combination Agreement attached as Annex A).

As a result of the Mergers, (a) each of the ordinary shares of PSI that are issued and outstanding immediately prior to the First Merger will be cancelled and converted into (i) the right to receive 90% of such number of Pubco Ordinary Shares equal to the Exchange Ratio (as defined in the Business Combination Agreement), and (ii) the contingent right to receive 10% of such number of Pubco Ordinary Shares equal to the Exchange Ratio in accordance with the Business Combination Agreement and the escrow agreement entered into by Pubco, the AIB Representative, and Continental (or such other escrow agent mutually acceptable by AIB and PSI). Each AIB ordinary share that is issued and outstanding immediately prior to the Second Merger shall be cancelled and converted automatically into the right to receive one Pubco Ordinary Share. Each issued and outstanding right of AIB (“AIB Right”) shall be automatically converted into one-tenth of one Pubco Ordinary Share, provided that Pubco will not issue fractional shares in exchange for the AIB Rights.

At a hearing on February 22, 2024, AIB presented a compliance plan before the Nasdaq Hearings Panel (the “Panel”), to assess and appeal AIB’s noncompliance with the following listing requirements: (i) its Market Value of Listed Securities (“MVLS”) was below the $50 million minimum requirement for continued inclusion on the Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Requirement”), and (ii) public holders of AIB Class A ordinary shares (such shares, “AIB Class A Ordinary Shares,” such holders, “Public Holders”) were below the 400 Public Holders minimum requirement for continued inclusion on The Nasdaq Global Market pursuant to the Nasdaq Listing Rule 5450(a)(2) (the “Public Holders Requirement”). On March 14, 2024, the Panel issued its decision, which granted AIB’s request for continued listing until May 20, 2024, subject to certain conditions, including that (i) on or before May 1, 2024, AIB shall advise the Panel on the status of the SEC review of the Form F-4, (ii) on or before May 15, 2024, AIB shall hold a shareholder meeting and obtain approval for completion of its initial business combination, and (iii) on or before May 20, 2024, AIB shall close its initial business combination and the new entity shall demonstrate compliance with Nasdaq Listing Rule 5505. On May 1, 2024, AIB notified the Panel that it would not close an initial business combination by the Panel’s May 20, 2024 deadline. On May 7, 2024, AIB received a written notice from the Panel indicating that the Panel had decided to delist AIB’s securities from Nasdaq, and trading of AIB securities would be suspended at the open of trading on May 9, 2024, due to AIB’s failure to comply with the terms of the Panel’s decision issued on March 14, 2024 (the “Trading Suspension”). Despite this decision, a formal delisting would not take effect until all applicable Nasdaq review and appeal periods have expired and Nasdaq files a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities and Exchange Act of 1934 on Form 25 with the SEC (the “Form 25”) after the applicable Nasdaq review and appeal periods have lapsed and/or upon the closing of AIB’s initial Business Combination. AIB did not appeal the Panel’s decision to the Nasdaq Listing and Hearing Review Council (the “Council”), and, as of the date of this proxy statement/prospectus, AIB has not received notice from the Council of any review of the Panel’s decision, and the Trading Suspension is still in place. There can be no assurance that the Trading Suspension will be lifted prior to the Closing. Further, although the parties intend to complete the Business Combination before a Form 25 is filed, it is uncertain if Pubco will be able to meet Nasdaq’s initial listing requirements to list its securities on Nasdaq, which is a condition to the Closing. While such condition can be waived mutually by the parties to the Business Combination Agreement, PSI does not intend to waive such condition.

AIB Units (“AIB Units”), AIB Class A Ordinary Shares and AIB Rights were traded on The Nasdaq Global Market under the symbols “AIBBU,” “AIB” and “AIBBR,” respectively. However, as described above, each of these securities is subject to the Trading Suspension. On May 8, 2024, the last day of trading prior to the Trading Suspension, the closing sale prices of AIB Units, AIB Class A Ordinary Shares and AIB Rights were $12.50, $11.73 and $0.10, respectively. Since the Trading Suspension, AIB Units, AIB Class A Ordinary Shares and AIB Rights have been eligible to trade on the OTC Markets under the tickers “ACCUF,” “AIBAF” and “AACRF,” respectively. As of May 22, 2024, the closing sales prices of AIB Units, AIB Class A Ordinary Shares and AIB Rights were $10.01, $11.53 and $0.14, respectively. Pubco intends to apply for the listing, to be effective upon the Closing, of its Pubco Ordinary Shares on The Nasdaq Stock Market under the symbol “PSIG.”

Holders of record of AIB Class A Ordinary Shares, par value $0.0001 per share, and AIB Class B ordinary shares (“AIB Class B Ordinary Shares”), par value $0.0001 per share, at the close of business on [            ], 2024, are entitled to notice of the Meeting and the right to vote and have their votes counted at the Meeting and any adjournments of the Meeting.

This proxy statement/prospectus provides AIB shareholders with detailed information about the Business Combination and other matters to be considered at the Meeting. AIB urges its shareholders to carefully read this entire document and the documents incorporated herein by reference. AIB shareholders should also carefully consider the risk factors described in “Risk Factors” beginning on page 49 of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference important business and financial information about AIB from documents AIB has filed with the U.S. Securities and Exchange Commission (“SEC”) that are not included in or delivered with this proxy statement/prospectus and other filings of AIB with the SEC by visiting its website at www.sec.gov or requesting them in writing or by telephone from AIB at the following address:

AIB Acquisition Corporation
875 Third Avenue
Suite M204A
New York, NY 10022
Telephone at (212) 380-8128
Attn: Eric Chen, Chief Executive Officer

You will not be charged for any of these documents that you request. Shareholders requesting documents should do so by [            ], 2024 in order to receive them before the Meeting.

After careful consideration, AIB’s board of directors (“AIB Board”) has approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the proposals to be presented at the Meeting (the “Proposals”) is in the best interests of AIB and recommends that you vote or give instruction to vote “FOR” each of those Proposals.

The existence of financial and personal interests of AIB’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of AIB and what may be best for an AIB director’s personal interests when determining to recommend that AIB shareholders vote for the Proposals presented at the Meeting. See the sections titled “Proposal No. 1 — The Business Combination Proposal — Interests of AIB’s Initial Shareholders and Advisors in the Business Combination” and “Beneficial Ownership of AIB Securities Before the Business Combination” in the accompanying proxy statement/prospectus for a further discussion.

Your vote is very important.    To ensure your representation at the Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the Meeting. Submitting a proxy now will NOT prevent you from being able to vote online during the virtual Meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

On behalf of AIB Board, I would like to thank you for your support of AIB and look forward to successful completion of the Business Combination.

Very truly yours,

Eric Chen Chief Executive Officer

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the Proposals on which you are entitled to vote.

TO EXERCISE YOUR REDEMPTION RIGHTS FOR PUBLIC SHARES, YOU MUST SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND DELIVER YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF AIB SHAREHOLDERS — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [            ], 2024, and is first being mailed to the shareholders of AIB on or about [            ], 2024.

AIB Acquisition Corporation

875 Third Avenue, Suite M204A
New York, New York, 10022

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON [            ], 2024

TO THE SHAREHOLDERS OF AIB ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Meeting”) of AIB Acquisition Corporation, a Cayman Islands exempted company (“AIB”), will be held at [            ] a.m., Eastern Time, on [            ], 2024. For the purposes of AIB’s Second Amended and Restated Memorandum and Articles of Association, as amended (the “Current Charter”), the physical place of the Meeting will be at the office of [AIB at 875 Third Avenue, Suite M204A, New York, NY 10022]. The Meeting will also be conducted via live webcast. You are cordially invited to attend the Meeting online by visiting http://_____________ and using a control number assigned by Continental Stock Transfer & Trust Company. The Meeting will be held for the purpose of considering and voting on the proposals (the “Proposals”) described below and in the accompanying proxy statement/prospectus. To register and receive access to the virtual meeting, registered shareholders and beneficial shareholders of AIB (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus. Only registered shareholders will be able to submit questions through the virtual meeting format, as further described in the accompanying proxy statement/prospectus. AIB’s shareholders will have the opportunity to present questions to the management of AIB at the Meeting.

At the Meeting, AIB shareholders will be asked to consider and vote on the following Proposals:

•        Proposal No.1 — The Business Combination Proposal — To consider and vote upon a Proposal (the “Business Combination Proposal”) by ordinary resolution to approve the business combination agreement, dated as of December 27, 2023 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and among AIB, PSI Group Holdings Ltd 利航國際控股有限公司, a Cayman Islands exempted company, PS International Group Ltd., a Cayman Islands exempted company, AIB LLC, a Delaware limited liability company, PSI Merger Sub I Limited, a Cayman Islands exempted company, and PSI Merger Sub II Limited, a Cayman Islands exempted company, and the transactions contemplated by the Business Combination Agreement (collectively, the “Business Combination”).

A copy of the Business Combination Agreement is appended to the accompanying proxy statement/prospectus as Annex A. The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal No.1 — The Business Combination Proposal.”

•        Proposal No.2 — The Merger Proposal — To consider and vote on a Proposal (the “Merger Proposal”) by special resolution to approve, in connection with the Business Combination, the merger of PSI Merger Sub II with and into AIB (the “Second Merger”), the plan of the Second Merger (the “Plan of Second Merger”) and any and all transactions provided in the Plan of Second Merger. The Merger Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal No.2 — The Merger Proposal.”

•        Proposal No.3 — The Adjournment Proposal — To consider and vote upon a Proposal (the “Adjournment Proposal”) by ordinary resolution to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by the AIB board of directors (the “AIB Board”) that more time is necessary or appropriate to approve one or more Proposals at the Meeting. The Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal No.3 — The Adjournment Proposal.”

The Proposals being submitted for a vote at the Meeting are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement. AIB urges you to read carefully the accompanying proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements.

v

After careful consideration, the AIB Board has approved the Business Combination Agreement and the Business Combination and determined that each of the Proposals to be presented at the Meeting is in the best interests of AIB and recommends that each of the AIB shareholders vote or give instruction to vote “FOR” each of the above Proposals on which each such shareholder is entitled to vote.

The existence of financial and personal interests of AIB’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of AIB and what may be best for a director’s personal interests when determining to recommend that AIB shareholders vote for the Proposals. See “Proposal No.1 — The Business Combination Proposal — Interests of AIB’s Initial Shareholders and Advisors in the Business Combination” and “Beneficial Ownership of AIB Securities Before the Business Combination” in the accompanying proxy statement/prospectus for a further discussion.

The record date for the Meeting is [          ], 2024. Only holders of record of AIB Class A Ordinary Shares and AIB Class B Ordinary Shares at the close of business on the record date are entitled to notice of and to vote and have their votes counted at the Meeting and any adjournments of the Meeting.

At a hearing on February 22, 2024, AIB presented a compliance plan before the Nasdaq Hearings Panel (the “Panel”), to address and appeal AIB’s noncompliance with the following listing requirements: (i) its Market Value of Listed Securities (“MVLS”) was below the $50 million minimum requirement for continued inclusion on the Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Requirement”), and (ii) public holders of AIB Class A Ordinary Shares (“Public Holders”) were below the 400 Public Holders minimum requirement for continued inclusion on The Nasdaq Global Market pursuant to the Nasdaq Listing Rule 5450(a)(2) (the “Public Holders Requirement”). On March 14, 2024, the Panel issued its decision, which granted AIB’s request for continued listing until May 20, 2024, subject to certain conditions, including that (i) on or before May 1, 2024, AIB shall advise the Panel on the status of the SEC review of the Form F-4, (ii) on or before May 15, 2024, AIB shall hold a shareholder meeting and obtain approval for completion of its initial business combination, and (iii) on or before May 20, 2024, AIB shall close its initial business combination and the new entity shall demonstrate compliance with Nasdaq Listing Rule 5505. On May 1, 2024, AIB notified the Panel that it would not close an initial business combination by the Panel’s May 20, 2024 deadline. On May 7, 2024, AIB received a written notice from the Panel indicating that the Panel had decided to delist AIB’s securities from Nasdaq, and trading of AIB securities would be suspended at the open of trading on May 9, 2024, due to AIB’s failure to comply with the terms of the Panel’s decision issued on March 14, 2024 (the “Trading Suspension”). Despite this decision, a formal delisting would not take effect until all applicable Nasdaq review and appeal periods have expired and Nasdaq files a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities and Exchange Act of 1934 on Form 25 with the SEC (the “Form 25”) after the applicable Nasdaq review and appeal periods have lapsed and/or upon the Closing. AIB did not appeal the Panel’s decision to the Nasdaq Listing and Hearing Review Council (the “Council”), and, as of the date of this proxy statement/prospectus, AIB has not received notice from the Council of any review of the Panel’s decision, and the Trading Suspension is still in place. There can be no assurance that the Trading Suspension will be lifted prior to the Closing. Further, although the parties intend to complete the Business Combination before a Form 25 is filed, it is uncertain if Pubco will be able to meet Nasdaq’s initial listing requirements to list its securities on Nasdaq, which is a condition to the Closing. While such condition can be waived mutually by the parties to the Business Combination Agreement, PSI does not intend to waive such condition.

AIB Units, AIB Class A Ordinary Shares and AIB Rights were traded on The Nasdaq Global Market under the symbols “AIBBU,” “AIB” and “AIBBR,” respectively. However, as described above, each of these securities is subject to the Trading Suspension. On May 8, 2024, the last day of trading prior to the Trading Suspension, the closing sale prices of AIB Units, AIB Class A Ordinary Shares and AIB Rights were $12.50, $11.73 and $0.10, respectively. Since the Trading Suspension, AIB Units, AIB Class A Ordinary Shares and AIB Rights have been eligible to trade on the OTC Markets under the tickers “ACCUF,” “AIBAF” and “AACRF,” respectively. As of May 22, 2024, the closing sales prices of AIB Units, AIB Class A Ordinary Shares and AIB Rights were $10.01, $11.53 and $0.14, respectively. Pubco intends to apply for the listing, to be effective upon the Closing, of its ordinary shares on The Nasdaq Stock Market under the symbol “PSIG.”

Pursuant to AIB’s Current Charter, a public shareholder of AIB holding the AIB Class A Ordinary Shares included in the AIB Units issued in the IPO (an “AIB Public Shareholder”) may request that AIB redeem all or a portion of AIB Class A Ordinary Shares sold as part of the units in AIB’s initial public offering (“Public Shares”) for cash if the Business Combination is consummated. Holders of Public Shares will be entitled to receive cash for their Public Shares to be redeemed only if they:

•        hold Public Shares; and

•        prior to [          ], Eastern Time, on [          ], 2024 (two business days prior to the vote at the Meeting), submit a written request to AIB’s transfer agent, Continental Stock Transfer & Trust Company (the “Transfer Agent”) that AIB redeem the applicable Public Shares for cash and deliver share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through The Depository Trust Company.

AIB Public Shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote affirmatively for or against the Business Combination Proposal, or do not vote at all, provided that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to AIB in connection with any redemption election in order to validly redeem such Public Shares. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a public shareholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the Transfer Agent, AIB will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established in connection with AIB’s initial public offering (“Trust Account”) calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-issued and outstanding Public Shares. As of [          ], 2024, this would have amounted to approximately $[          ] per Public Share. If an AIB Public Shareholder exercises its redemption rights, then such shareholder will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may not be withdrawn once submitted to AIB unless the AIB Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). An AIB Public Shareholder can make such request by contacting the Transfer Agent at the address or email address listed in the accompanying proxy statement/prospectus. AIB will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Extraordinary General Meeting of AIB Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if an AIB Public Shareholder wishes to redeem its Public Shares for cash.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13 of the U.S. Securities Exchange Act of 1934, as amended), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Except as follows, each of the Business Combination Proposal and the Merger Proposal is interdependent on each other. The Adjournment Proposal is not conditioned on the approval of any other Proposal. If AIB’s shareholders do not approve each of the Proposals, the Business Combination may not be consummated.

The Business Combination Proposal must be approved by ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes which are cast by those holders of AIB Class A Ordinary Shares and AIB Class B Ordinary Shares (collectively, “AIB Ordinary Shares”) who, being present and entitled to vote on such Proposals at the Meeting, vote at the Meeting.

The Merger Proposal must be approved by special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the votes which are cast by those holders of Ordinary Shares who, being present and entitled to vote at the Meeting, vote at the Meeting.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. AIB urges its shareholders to read the accompanying proxy statement/prospectus carefully.

If you have any questions or need assistance voting your AIB Ordinary Shares, please contact AIB’s proxy solicitor, Advantage Proxy, Inc., at:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Toll Free: (877) 870-8565
Collect: (206) 870-8565
Email: ksmith@advantageproxy.com

By Order of the Board of Directors

Eric Chen Chief Executive Officer

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Pubco, constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to ordinary shares of Pubco (“Pubco Ordinary Shares”) to be issued to AIB shareholders and Pubco Ordinary Shares to be issued to certain PSI shareholders, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the extraordinary general meeting (the “Meeting”) of AIB shareholders at which AIB shareholders shall be asked to consider and vote upon proposals to approve the Business Combination Proposal and the Merger Proposal (each as defined herein) and to adjourn the Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Proposal or the Merger Proposal.

References to “U.S. Dollars” and “$” in this proxy statement/prospectus are to United States dollars, the legal currency of the United States. Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. In particular, in certain cases, percentage changes are based on a comparison of the actual values recorded in the relevant financial statements and not rounded values shown in this proxy statement/prospectus.

INDUSTRY AND MARKET DATA

The industry and market position information that appears in this proxy statement/prospectus is from independent market research carried out by China Insights Consultancy (“CIC”), which was commissioned by PSI. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates.

Such information is supplemented where necessary with PSI’s own internal estimates and information obtained taking into account publicly available information about other industry participants and PSI’s management’s judgment where information is not publicly available. This information appears in “Summary of the Proxy Statement/Prospectus,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PSI,” “Information Related to PSI” and other sections of this proxy statement/prospectus.

Industry reports, publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. In some cases, we do not expressly refer to the sources from which this data is derived. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PSI.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Certain other amounts that appear in this proxy statement/prospectus may not sum due to rounding.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the term “PSI” refers to PSI Group Holdings Ltd, a Cayman Islands exempted company, the term “AIB” refers to AIB Acquisition Corporation, a Cayman Islands exempted company, and “Pubco” refers to PS International Group Ltd., a newly incorporated Cayman Islands exempted company.

In addition, in this document:

“Accounting Principles” means in accordance with U.S. GAAP, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the date of Closing, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by PSI and/or the Target Companies in the preparation of the latest audited PSI financials statements (if any).

“Adjournment Proposal” means the proposal to adjourn the Extraordinary General Meeting to a later date or dates or sine die, if necessary, to permit further solicitation and vote of proxies.

“Adjustment Amount” means (x) the Aggregate Merger Consideration Amount as finally determined in accordance with the Business Combination Agreement, less (y) the Aggregate Merger Consideration Amount that was issued at the Closing (including to the Escrow Account) pursuant to the Estimated Closing Statement.

“AIB Board” means the board of directors of AIB.

“AIB Charter” or “Current Charter” means the current amended and restated memorandum and articles of association of AIB.

“AIB Class A Ordinary Shares” or “Class A Ordinary Shares” means Class A ordinary share, $0.0001 par value per share, of AIB.

“AIB Class B Ordinary Shares” or “Class B Ordinary Shares” means Class B ordinary share, $0.0001 par value per share, of AIB.

“AIB Initial Shareholders” means the AIB Insiders with respect to the holding of the Private Shares, and/or its designees.

“AIB Insiders” means the Sponsor, officers and directors of AIB.

“AIB Ordinary Shares” or “AIB Shares” means AIB Class A Ordinary Shares and AIB Class B Ordinary Shares.

“AIB Public Shareholders” or “Public Shareholders” means the public shareholders of AIB holding the AIB Class A Ordinary Shares included in the AIB Units issued in the IPO.

“AIB Public Shares” means the AIB Class A Ordinary Shares included in the units issued in the AIB IPO.

“AIB Representative” mean the Sponsor in the capacity as the representative of AIB and the shareholders of AIB immediately prior to the effective time of the Second Merger.

“AIB Rights” means Public Rights and Private Rights.

“AIB shareholders” means the shareholders of AIB Ordinary Shares.

“AIB Units” means the units issued in the AIB IPO, each consisting of one AIB Public Share and one Public Right.

“Amended Pubco Charter” means Pubco Charter amended and restated and become effective at the First Merger Effective Time.

“Ancillary Documents” means each agreement, instrument or document including certain lock-up agreements, non-competition agreement, shareholder support agreements, registration rights agreement, employment agreements, the amended and restated memorandum and articles of association of Pubco, the Escrow Agreement, the new equity incentive plan of Pubco and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“BGG” means Business Great Global Supply Chain Limited, an operating subsidiary of PSI.

“Business Combination Agreement” means that certain business combination agreement, among PSI, AIB, Pubco, Sponsor, PSI Merger Sub I and PSI Merger Sub II, dated December 27, 2023 (as the same may be amended, restated or supplemented).

“Business Combination Proposal” means proposal to (a) adopt and approve the Business Combination Agreement and other Transaction Documents, and (b) approve the Business Combination.

“Business Combination” means the Mergers and each of the other transactions contemplated by the Business Combination Agreement or any of the other relevant Transaction Documents.

“Cayman Companies Act” means Companies Act (Revised) of the Cayman Islands.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of PSI and its direct and indirect subsidiaries (the “Target Companies”) on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time.

“Closing Date” means the date on which the Closing occurs.

“Closing Net Debt” means as of the Reference Time, (i) the aggregate amount of all Indebtedness of the Target Companies, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Closing” means closing of the transactions contemplated by the Business Combination Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

“Company Merger Shares” means a number of Pubco Ordinary Shares equal to the quotient obtained by dividing (a) the Aggregate Merger Consideration Amount by (b) the Per Share Price.

“Continental” or “Transfer Agent” means Continental Stock Transfer & Trust Company.

“DTC” means the Depository Trust Company.

“Exchange Ratio” means the quotient obtained by dividing (i) Company Merger Shares by (ii) the total number of outstanding ordinary shares of PSI.

“Extensions” means the January 2023 Extension and the October 2023 Extension.

“Extraordinary General Meeting” or “Meeting” means the extraordinary general meeting of AIB shareholders in connection with the Business Combination.

“First Merger” means the merger of PSI Merger Sub I with and into PSI.

“Founder Shares” means 2,156,249 AIB Class A Ordinary Shares and 1 AIB Class B Ordinary Share, all of which are currently issued and outstanding and were issued to the Sponsor prior to the AIB IPO (with the Class A Ordinary Shares having been converted from Class B Ordinary Shares).

“HK$” means Hong Kong dollars, the legal currency of Hong Kong.

“Indebtedness” means of any person means, without duplication, (a) all indebtedness of such person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such person under leases that should be classified as capital leases in accordance with U.S. GAAP (as applicable to such person), (e) all obligations of such person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all obligations of such person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such person, whether periodically or upon the happening of a contingency,

(h) all obligations secured by an Lien on any property of such person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such person and (j) all obligation described in clauses (a) through (i) above of any other person which is directly or indirectly guaranteed by such person or which such person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter Agreement” means the letter agreement, dated as of January 18, 2022, by and among AIB, the Sponsor and certain parties thereto, as amended from time to time.

“IPO” or “AIB IPO” means the initial public offering of AIB Units of AIB, which was consummated on January 21, 2022.

“IRS” means the U.S. Internal Revenue Service.

“January 2023 Extension” means the extension of the date by which AIB must consummate an initial business combination from January 21, 2023 to October 21, 2023, which was approved by AIB shareholders at an extraordinary general meeting on January 18, 2023.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“KKG” means King Kee Appraisal and Advisory Limited.

“Maxim” or the “Representative” means Maxim Group LLC and its affiliates.

“Nasdaq” means The Nasdaq Stock Market.

“Net Working Capital” means as of the Reference Time, (i) all current assets of the Target Companies (excluding, without duplication, Closing Company Cash), on a consolidated basis, minus (ii) all current liabilities of the Target Companies (excluding, without duplication, Indebtedness and unpaid Transaction Expenses), on a consolidated basis and as determined in accordance with the Accounting Principles; provided, that, for purposes of this definition, whether or not the following is consistent with the Accounting Principles, “current assets” will exclude any receivable from a PSI shareholder.

“October 2023 Extension” means the extension of the date by which AIB must consummate an initial business combination from October 21, 2023 to January 21, 2025, which was approved by AIB shareholders at an extraordinary general meeting on October 19, 2023.

“Per Share Price” means $10.00.

“Plan of First Merger” means the plan of merger with respect to the First Merger.

“Plan of Second Merger” means the plan of merger with respect to the Second Merger as set forth in Annex C.

“Private Placement Units” means the private units, each consisting of one AIB Class A Ordinary Share and one Private Right issued in a private placement concurrently with the AIB IPO.

“Private Rights” means the rights included in the Private Placement Units, each entitling its holder to receive one-tenth (1/10) of one AIB Class A Ordinary Share upon the completion of an initial business combination.

“Private Shares” means the AIB Class A Ordinary Shares included in the Private Placement Units.

“PSI Merger Sub I” means PSI Merger Sub I Limited, an exempted company with limited liability incorporated under the laws of Cayman Islands and a direct wholly-owned subsidiary of Pubco.

“PSI Merger Sub II” means PSI Merger Sub II Limited, an exempted company with limited liability incorporated under the laws of Cayman Islands and a direct wholly-owned subsidiary of Pubco.

“PSIHK” means Profit Sail Int’l Express (H.K.) Limited, an operating subsidiary of PSI.

“Pubco” means PS International Group Ltd., a Cayman Islands exempted company.

“Pubco Board” means the board of directors of Pubco.

“Pubco Ordinary Shares” means the ordinary shares of Pubco, par value $0.0001 per share.

“Public Rights” or “AIB Public Rights” means the rights included in the units issued in the AIB IPO, each entitling its holder to receive one-tenth (1/10) of one AIB Class A Ordinary Share at the closing of a business combination.

“Record Date” means [    ], 2024.

“redemption” means the redemption of the AIB Ordinary Shares held by AIB Public Shareholders in accordance with AIB’s then effective memorandum and articles of association and the final prospectus of its IPO.

“Reference Time” means the close of business of PSI on the date of the Closing (but without giving effect to the transactions contemplated by the Business Combination Agreement, including any payments by AIB hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Transaction Expenses or other liabilities that are contingent upon the Closing as currently due and owing without contingency as of the Reference Time).

“Representative Shares” means an aggregate of 82,225 AIB Class A Ordinary Shares held by Maxim Partners LLC and/or its designees.

“Rule 144” means Rule 144 under the Securities Act.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger” means the merger of PSI Merger Sub II with and into AIB.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sponsor” means AIB LLC, a Delaware limited liability company.

“Trading Suspension” means the suspension of the trading of AIB’s securities on Nasdaq as determined by the Nasdaq Hearings Panel on May 9, 2024.

“Target Net Working Capital Amount” means an amount equal to $5,000,000.

“Transaction Documents” means, collectively, the Business Combination Agreement, the Plan of First Merger, the Plan of Second Merger, and Ancillary Documents, and the expression “Transaction Document” means any one of them.

“Transaction Expenses” means (i) all fees and expenses of any of the Target Companies, Pubco, the PSI Merger Sub I or the PSI Merger Sub II incurred or payable as of the Closing and not paid prior to the Closing in connection with the consummation of the transactions contemplated by the Business Combination Agreement, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, Pubco, the PSI Merger Sub I or the PSI Merger Sub II, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, and (iii) any sales, use, real property transfer, stamp, share transfer or other similar transfer taxes imposed on AIB, Pubco, the PSI Merger Sub I, the PSI Merger Sub II or any Target Company in connection with the Business Combination.

“Trust Account” means the trust account maintained by Continental, acting as trustee, established for the benefit of AIB Public Shareholders in connection with the IPO.

“Trust Agreement” means the Investment Management Trust Agreement between AIB and Continental, as trustee, dated January 18, 2022.

“Underwriting Agreement” means the underwriting agreement entered into by and between AIB and Maxim on January 18, 2022, which was amended on December 21, 2023.

“U.S. Dollars” and “$” means United States dollars, the legal currency of the United States.

“U.S. GAAP” means generally accepted accounting principles in the United States.

“Working Capital Loans” means funds that, in order to provide working capital or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of AIB directors and officers may, but are not obligated to, loan AIB.

“2024 Plan” means the 2024 share incentive plan adopted by Pubco to be effective upon Closing.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

PSI owns or has rights to trademarks and trade names that it uses in connection with the operation of its business. This proxy statement/prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the®, ™ or SM symbols, but such references are not intended to indicate, in any way, that PSI will not assert, to the fullest extent permitted under applicable law, its rights or the right of the applicable licensor to these trademarks, trade names and service marks. PSI does not intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of PSI by, any other parties.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the Meeting, including the Proposal to approve the Business Combination, as further described below. The following questions and answers do not include all the information that is important to AIB shareholders. AIB shareholders are urged to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement/prospectus?

A:     You are receiving this proxy statement/prospectus in connection with the Meeting. AIB is holding the Meeting to consider and vote upon the Proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

•        Proposal No.1 — The Business Combination Proposal — To consider and vote upon a Proposal by ordinary resolution to approve the business combination agreement, dated as December 27, 2023 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), among PSI, AIB, Pubco, Sponsor, PSI Merger Sub I, and PSI Merger Sub II, and the transactions contemplated by the Business Combination Agreement (collectively, the “Business Combination”).

A copy of the Business Combination Agreement is appended to the accompanying proxy statement/prospectus as Annex A. The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal No.1 — The Business Combination Proposal.”

•        Proposal No.2 — The Merger Proposal — To consider and vote on a Proposal by special resolution to approve, in connection with the Business Combination, the merge of PSI Merger Sub II with and into AIB (the “Second Merger”), the plan of the Second Merger (the “Plan of Second Merger”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, and any and all transactions provided in the Plan of Second Merger. The Merger Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal No.2 — The Merger Proposal.”

•        Proposal No.3 — The Adjournment Proposal — To consider and vote upon a Proposal by ordinary resolution to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by the AIB board of directors (the “AIB Board”) that more time is necessary or appropriate to approve one or more Proposals at the Meeting. The Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal No.3 — The Adjournment Proposal.”

The Business Combination Proposal and the Merger Proposal are conditional upon each other. The Adjournment Proposal is not conditioned on the approval of any other Proposal. If AIB shareholders do not approve each of the Proposals submitted at the Meeting, the Business Combination may not be consummated.

Each of the Proposals other than the Merger Proposal must be approved by ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes which are cast by those holders of AIB Ordinary Shares who, being present and entitled to vote on such Proposals at the Meeting, vote at the Meeting.

The Merger Proposal must be approved by special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the votes which are cast by those holders of AIB Ordinary Shares who, being present and entitled to vote at the Meeting, vote at the Meeting.

Q:     Are any of the Proposals conditioned on one another?

A:     Yes. Each of the Business Combination Proposal and the Merger Proposal is conditioned on the approval and adoption of each other. The Adjournment Proposal is not conditioned upon the approval of any other Proposals.

Q:     Why is AIB proposing the Business Combination?

A:     AIB was incorporated for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Since AIB’s incorporation, the AIB Board has sought to identify suitable candidates in order to effect such transaction. In its review of PSI, the AIB Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the AIB Board has determined that the Business Combination presents a highly attractive business combination opportunity and is in the best interests of AIB. The AIB Board believes that, based on its review and consideration, the Business Combination presents an opportunity to increase shareholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. Shareholder approval of the Business Combination is required by the Business Combination Agreement and the Current Charter.

Q:     Who is PSI?

A:     PSI is a long-established global logistics and supply chain solution provider, specialized in air freight forwarding services, connecting businesses from Asian transportation hubs to the United States and the rest of the world. PSI operates through its subsidiaries in Hong Kong which derive revenue from air freight forwarding services, ocean freight forwarding services and supply chain ancillary services.

PSI is one of the renowned air freight and end-to-end supply chain solution providers in Hong Kong, with a focus on providing cross border logistics services. According to the report of CIC (“CIC Report”), in 2020, PSI ranked the sixth among 1,300 Tier-2 freight forwarders in Hong Kong, in terms of revenue. Based in Hong Kong, a prominent logistics hub in Asia, PSI benefits from geographical advantages in providing integrated solutions that combine ocean, air, and overland logistics.

PSI is positioning itself as a global e-Commerce logistic service specialist, delivering solutions that are not only cost-effective but also sufficiently fast to compete with local alternatives. Its ability to accommodate adaptive service models is crucial for serving cross-border merchants, brands and e-Commerce platforms. This flexibility and adaptability are underpinned by PSI’s expertise in traditional services, which include air freight forwarding and ocean freight forwarding.

Q:     What will happen in the Business Combination?

A:     Pursuant to the Business Combination Agreement, and upon the terms and subject to the conditions set forth therein, AIB will acquire PSI in a transaction referred to in this proxy statement/prospectus as the Business Combination. At the Closing, among other things, (a) PSI Merger Sub I will merge with and into PSI (the “First Merger”), with PSI surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of PSI being converted into the right to receive shares of Pubco; and (b) one business day following the First Merger, PSI Merger Sub II will merge with and into AIB (the “Second Merger”, and together with the First Merger, the “Mergers”), with AIB surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of AIB being converted into the right to receive substantially equivalent securities of Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other Ancillary Documents, the “Transactions”). The cash held in the Trust Account and the proceeds from any financing transactions in connection with the Business Combination will be used by Pubco for working capital and general corporate purposes following the consummation of the Business Combination. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. For Pubco’s organizational structure chart upon consummation of the Business Combination, see “Proposal No. 1 — The Business Combination Proposal — Post-Business Combination Corporate Structure.”

Q:     What will PSI Securityholders receive in the Business Combination?

A:     Subject to the terms of the Business Combination Agreement and customary adjustments, including for net working capital, indebtedness, and transaction expenses, as set forth therein, the aggregate consideration to be delivered to PSI Securityholders in connection with the Business Combination will be a number of Pubco Ordinary Shares equal to the quotient obtained by dividing $200,000,000 by the Per Share Price of $10.00.

Q:     Will AIB obtain new financing in connection with the Business Combination?

A:     AIB may enter into and consummate subscription agreements with investors relating to a private equity investment in the AIB to purchase shares of AIB in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to PSI and AIB, acting reasonably (a “PIPE”). If AIB elects to seek a PIPE investment, AIB and PSI shall, and shall cause their respective representatives to, cooperate with each other and their respective representatives in connection with such PIPE investment and use their respective commercially reasonable efforts to cause such PIPE investment to occur.

Q:     Did the AIB Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes, AIB Board obtained a fairness opinion in connection with its determination as to whether to proceed with the business combination. For a description of the opinion issued by King Kee Appraisal and Advisory Limited (“KKG”) to the AIB Board, see “Proposal No.1 — The Business Combination Proposal — Opinion of KKG.”

Q:     What equity stake will current Public Shareholders, Sponsor and the PSI shareholders hold in Pubco immediately after the completion of the Business Combination?

A:     Upon the completion of the Business Combination (assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination and the other assumptions described in this proxy statement/prospectus), on a diluted and as-converted basis assuming exercise and conversion of all securities, PSI Shareholders will own approximately 72.9% of the outstanding Pubco Ordinary Shares, Public Shareholders will own approximately 6.7% of the outstanding Pubco Ordinary Shares and Sponsor will own approximately 9.3% of the outstanding Pubco Ordinary Shares, as illustrate in the table below.

If any of the Public Shareholders exercise their redemption rights, the percentage of the outstanding Pubco Ordinary Shares held by the Public Shareholders will decrease and the percentages of the outstanding Pubco Ordinary Shares held by the Sponsor and by the PSI Shareholders will increase, in each case relative to the percentage held if none of the Public Shares are redeemed. Upon the issuance of Pubco Ordinary Shares in connection with the Business Combination, the percentage ownership of Public Shareholders in Pubco who do not redeem their Public Shares will be diluted. The percentage of the total number of outstanding Pubco Ordinary Shares that will be owned by Public Shareholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. The following table illustrates varying beneficial ownership levels in Pubco, as well as possible sources and extents of dilution for non-redeeming Public Shareholders (on a diluted and as-converted basis assuming exercise and conversion of all securities, including the conversion of outstanding AIB Rights and Conversion Units (as defined below), exercise of Unit Purchase Option (as defined below) and the issuance of Pubco Ordinary Shares in respect thereof, as well as the issuance of Deferred Underwriting Shares (as defined below), buy-side advisory shares and financial advisory fee shares), assuming no redemptions by Public Shareholders, redemption of 50% of outstanding Public Shares and redemption of 100% Public Shares held by AIB Public Shareholders in connection with the Business Combination (representing the maximum number of Public Shares that may be redeemed at the Closing assuming fulfilment of contractual obligations not to redeem) of AIB Ordinary Shares at the Closing, as further described under the heading “Unaudited Pro Forma Condensed Combined Financial Information”:

	No Redemption		50% Redemption		Maximum Redemption
	Pubco Ordinary Shares	%	Pubco Ordinary Shares	%	Pubco Ordinary Shares	%
Shareholders
PSI shareholders	20,000,000	72.9%	20,000,000	74.4%	20,000,000	75.6%
AIB Public Shareholders(1)	1,847,301	6.7%	1,354,901	5.0%	862,500	3.3%
Sponsor and its affiliates as a group(2)	2,536,437	9.3%	2,536,437	9.4%	2,536,437	9.6%
Maxim and Financial Advisor(3)	831,537	3.0%	831,537	3.0%	831,537	3.2%
Pro Forma Pubco Ordinary Shares at the Closing	25,215,275	91.9%	24,722,875	91.8%	24,230,474	91.7%
Potential Sources of Dilution
Conversion Units held by Sponsor	22,000	0.1%	22,000	0.1%	22,000	0.1%
Unit Purchase Option held by Maxim	474,375	1.8%	474,375	1.8%	474,375	1.8%
Share options vest under the 2024 Plan on Closing Date(4)	1,694,000	6.2%	1,694,000	6.3%	1,694,000	6.4%
	2,190,375	8.1%	2,190,375	8.2%	2,190,375	8.3%

	No Redemption		50% Redemption		Maximum Redemption
	Pubco Ordinary Shares	%	Pubco Ordinary Shares	%	Pubco Ordinary Shares	%
Total fully diluted shares outstanding	27,405,650	100.0%	26,913,250	100.0%	26,420,849	100.0%
Total Pubco Ordinary Shares outstanding at the Closing	25,215,275		24,722,875		24,230,474
Total Pro Forma Book Value (in thousands)	$20,029		$14,372		$8,714
Total Pro Forma Book Value Per Share	$0.79		$0.58		$0.36

____________

(1)      Represents 1,847,301 Pubco Ordinary Shares to be received by AIB Public Shareholders, in exchange for an aggregate of 984,801 AIB Shares held by AIB Public Shareholders and 862,500 AIB Shares underlying AIB Rights held by AIB Public Shareholders.

(2)      Represents (i) 2,501,875 Pubco Ordinary Shares to be received by the Sponsor for the Founder Shares and AIB Shares underlying Private Placement Units held by the Sponsor, and (ii) 34,562 Pubco Ordinary Shares to be received by the Sponsor for the 34,562 AIB Class A Ordinary Shares underlying the Private Rights held by the Sponsor.

(3)      Represents (i) 82,225 Pubco Ordinary Shares to be received by Maxim for the 82,225 Representative Shares held by Maxim, (ii) 43,125 Pubco Ordinary Shares to be received by Maxim for the 43,125 AIB Shares underlying the Private Placement Units held by Maxim, (iii) 4,312 Pubco Ordinary Shares to be received by Maxim for the 4,312 AIB Class A Ordinary Shares underlying the Private Rights held by Maxim, (iv) 301,875 Deferred Underwriting Shares, (v) 200,000 Pubco Ordinary Shares as buy-side advisory fees and (vi) 200,000 Pubco Ordinary Share as financial advisory fees.

(4)      Represents the vesting of options to purchase 1,694,000 Pubco Ordinary Shares. Subject to the effectiveness of the 2024 share incentive plan adopted by Pubco to be effective upon Closing (the “2024 Plan”), 2,420,000 options will be granted to certain directors and employees of PSI on the Closing Date, 70% of which will be vested on the Closing Date, representing options to purchase an aggregate of 1,694,000 Pubco Ordinary Shares.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in section titled “Unaudited Pro Forma Condensed Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual or ownership percentages in Pubco may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

For additional informational purposes, the following table sets forth both (i) the Sponsor’s ownership interest, and (ii) the Sponsor’s total potential ownership interest in PSI upon consummation of the Business Combination, assuming no redemption, 50% redemption and 100% redemption.

	No Redemption		50% Redemption		Maximum Redemption
	Pubco Ordinary Shares	%	Pubco Ordinary Shares	%	Pubco Ordinary Shares	%
Sponsor and its affiliates as a group(1)	2,536,437	9.3%	2,536,437	9.4%	2,536,437	9.6%
Sponsor’s total potential ownership interest(2)	2,558,437	9.4%	2,558,437	9.5%	2,558,437	9.7%

____________

(1)      Represents (i) 2,501,875 Pubco Ordinary Shares to be received by the Sponsor for the Founder Shares and AIB Shares underlying Private Placement Units held by the Sponsor, and (ii) 34,562 Pubco Ordinary Shares to be received by the Sponsor for the 34,562 AIB Class A Ordinary Shares underlying the Private Right.

(2)      Represents (i) 2,501,875 Pubco Ordinary Shares to be received by the Sponsor for the Founder Shares and AIB Shares underlying Private Placement Units held by the Sponsor, (ii) 34,562 Pubco Ordinary Shares to be received by the Sponsor for the 34,562 AIB Class A Ordinary Shares underlying the Private Right, and (iii) 22,000 Pubco Ordinary Shares to be received by the Sponsor upon conversion of convertible notes.

Q:     What interests do AIB Initial Shareholders and Maxim have in the Business Combination?

A:     In considering the recommendation of AIB Board to vote in favor of the Business Combination, AIB Public Shareholders should be aware that, aside from their interests as shareholders, AIB Initial Shareholders and Maxim have interests in the Business Combination that are different from, or in addition to, those of AIB’s other shareholders generally. AIB’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to AIB’s shareholders that they approve the Business Combination. As of May 22, 2024, the aggregate dollar amount that the Sponsor and its affiliates had at risk was approximately $4.9 million. AIB Public Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that the Sponsor paid approximately $0.01 per share, or an aggregate of $25,000, for the 2,156,250 Founder Shares (after a share dividend of 0.5 shares for each Class B Ordinary Shares) initially held by the Sponsor, which will have a significantly higher value at the time of the Business Combination, if it is consummated. On October 18, 2023, AIB issued an aggregate of 2,156,249 Class A Ordinary Shares to the Sponsor upon the conversion (the “Conversion”) of an equal number of Class B Ordinary Shares, held by the Sponsor. Based on the closing sales price of Class A Ordinary Shares on May 22, 2024, the aggregate value of the Class A Ordinary Shares and Class B Ordinary Shares held by the Sponsor as of the same date was approximately $24,861,563. If AIB does not consummate the Business Combination or another initial business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), and AIB is therefore required to be liquidated, these shares would be worthless, as the Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the purchase price of approximately $0.01 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the Units in the IPO and the Public Shareholders experience a negative rate of return following the Closing;

•        the fact that if AIB does not consummate the Business Combination or another initial business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its directors, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete the acquisition of a less favorable target company or on terms less favorable to shareholders rather than to liquidate;

•        the fact that the Sponsor paid $10.00 per Private Placement Unit, or an aggregate of $3,456,250, for the 345,625 Private Placement Units acquired by the Sponsor in a private placement simultaneous with the IPO and the full exercise of underwriters’ over-allotment option. Based on the closing sales price of AIB Units on May 22, 2024, the aggregate value of the Private Placement Unit held by the Sponsor as of the same date was approximately $3,459,706. If AIB consummates the Business Combination, the shares that are components of the Private Placement Units and the shares issuable pursuant to the Private Rights included in the Private Placement Units will be converted into Pubco Ordinary Shares at the time of the Business Combination. However, if AIB does not consummate Business Combination or another business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), and AIB is therefore required to be liquidated, these securities may be worthless;

•        the fact that Maxim or its designees own 82,225 Representative Shares, which were issued for nominal consideration in connection with the IPO, and 43,125 Private Placement Units, purchased by Maxim for $10.00 per Private Placement Unit. If AIB consummates the Business Combination, the Representative Shares, the shares that are components of the Private Placement Units and the shares issuable pursuant to the Private Rights included in the Private Placement Units will have a significantly higher value at the time of the Business Combination. However, if AIB does not consummate Business Combination or another business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), and AIB is therefore required to be liquidated, these securities may be worthless;

•        the fact that if the Trust Account is liquidated, including in the event AIB is unable to complete an initial business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), the Sponsor has agreed to indemnify AIB to the extent necessary to preserve the funds in the Trust Account, provided that such obligation shall only apply to the extent necessary any such claims for services rendered or contracted for or products sold to AIB, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay AIB’s tax obligations, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under AIB’s indemnity of the underwriters of AIB’s IPO against certain liabilities, including liabilities under the Securities Act;

•        the fact that AIB Initial Shareholders have waived their rights to receive distributions from the Trust Account with respect to their Founder Shares, Private Shares included in Private Placement Units and Representative Shares upon AIB’s liquidation if AIB is unable to consummate its initial business combination;

•        the fact that AIB Initial Shareholders have agreed, pursuant to the Insider Letter Agreement with AIB, not to exercise their redemption rights with respect to the Founder Shares and the Private Shares included in Private Placement Units held by them;

•        the fact that AIB may not be able to reimburse its officers, directors or their affiliates for certain out-of-pocket expenses incurred by them related to investigating, negotiating and completing an initial business combination unless the Business Combination or another initial business combination is consummated. As of March 31, 2024, the Sponsor had advanced $58,000, which included $20,000 expenses paid by the Sponsor on behalf of AIB. However, in the future, officers, directors or their affiliates may incur additional expenses for which they expect to be reimbursed at the Closing. There is no limit on the amount of out-of-pocket expenses reimbursable by AIB. However, if AIB fails to consummate a business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), AIB’s officers, directors and their affiliates will not have any claim against the Trust Account for reimbursement. Accordingly, AIB may not be able to reimburse these expenses, if any, if the Business Combination or another business combination is not completed by such date;

•        the fact that the Sponsor holds two promissory notes in the aggregate principal amounts of up to $1,200,000, issued by AIB in connection with the Extensions (the “Extension Notes”), pursuant to which the Sponsor agreed to loan to AIB up to such amount in connection with the Extensions. AIB will deposit into the Trust Account $50,000 per month for each month of the Extensions, commencing on January 21, 2023 and continuing through January 21, 2025, or portion thereof, that is needed to complete an initial business combination, for up to an aggregate of $1,200,000. Each of the Extension Notes bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Business Combination, and (b) the date of the liquidation of AIB. As of May 23, 2024, the Sponsor had deposited an aggregate of $850,000 (plus any applicable interest) into the Trust Account under the Extension Notes. In the event an initial business combination is consummated, the Extension Notes may be repaid out of the proceeds of the Trust Account released to the post-combination company. Otherwise, the Extension Notes would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, AIB may use a portion of proceeds held outside the Trust Account to repay the Extension Notes, but no proceeds held in the Trust Account would be used to repay the Extension Notes;

•        the fact that the Sponsor holds a promissory note in the principal amount of up to $500,000 (“Working Capital Loan Note”), issued by AIB in connection with advances the Sponsor has made, and may make in the future, to AIB for working capital expenses. The Working Capital Loan Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which AIB consummates its initial business combination and (ii) the date that the winding up of AIB is effective. At the election of the Sponsor, up to $500,000 of the unpaid principal amount of the Working Capital Loan Note may, in the event an initial business combination is consummated, be converted into units of AIB, each unit consisting of one AIB Class A Ordinary Share and one right exchangeable into one-tenth of one AIB Class A Ordinary Share (the “Conversion Units”), equal to: (x) the portion of the principal amount of this note being converted, divided by (y) $10.00, rounded up to the nearest whole number of units. The Conversion Units are identical to the Private Placement Units. The Conversion Units and their underlying securities are entitled to the registration rights set forth in the note. As of March 31, 2024, there was $500,000 outstanding under the Working Capital Loan Note. Based on the closing sales price of AIB Units on May 22, 2024, the aggregate value of the Conversion Units held by the Sponsor as of March 31, 2024 was approximately $500,500. By contrast, if AIB is unable to consummate an initial business combination and is forced to liquidate, the Working Capital Loan Note would be due upon the winding up of AIB and the affiliates of AIB that contributed funds to the Sponsor in connection therewith would be repaid for their contributions. Upon consummation of the Business Combination, if the Working Capital Loan Note is converted into Conversion Units, then AIB shall promptly deliver one or more new duly executed note(s) to the Sponsor in the principal amount that remains outstanding, if any, after any such conversion;

•        the anticipated election of Eric Chen and Axel Hoerger as directors of Pubco in connection with the consummation of the Business Combination. As such, in the future, such directors will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to such directors;

•        the fact that, if AIB is unable to consummate the Business Combination or another initial business combination by January 21, 2025, unless the time period to consummate AIB’s initial business combination is extended pursuant to the Current Charter, Maxim or its designee will not be entitled to receive 301,875 ordinary shares of the surviving publicly trading company as payment for deferred underwriting commissions (the “Deferred Underwriting Shares”) that Maxim is entitled to received, pursuant to a December 21, 2023 amendment to the Underwriting Agreement, in lieu of the $3,018,750 deferred underwriting fees payable is contingent upon the consummation of an initial business combination pursuant to the original Underwriting Agreement. The Deferred Underwriting Shares will be issued to Maxim or its designee solely in the event that AIB completes an initial business combination, subject to the terms of the Underwriting Agreement, as amended;

•        the fact that Maxim is serving as AIB’s sole M&A advisor for AIB’s Business Combination with PSI. In addition to the Deferred Underwriting Shares, Maxim will also be entitled to receive Pubco Ordinary Shares as payment for its advisory services, which is equivalent to 1.0% of the equity value of the PSI, or 200,000 Pubco Ordinary Shares, with unlimited piggyback registration rights and the same rights afforded other holders of the Pubco Ordinary Shares issued in the Business Combination;

•        the fact that, subject to certain conditions, AIB granted Maxim, for a period beginning on the closing of the IPO and ending 18 months after the date of the consummation of a business combination, a right of first refusal to act as lead left book-running managing underwriter with at least 75% of the economics; or, in the case of a three-handed deal 50% of the economics, for any and all future public and private equity, convertible and debt offerings for AIB or any of AIB’s successors or subsidiaries; and

•        the fact that AIB sold to the IPO underwriters, for $100, an option to purchase up to a total of 431,250 AIB Units, exercisable, in whole or in part, at $11.00 per Unit, commencing on the consummation of AIB’s initial business combination (the “Unit Purchase Option”). The Unit Purchase Option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from January 18, 2022.

Please also see “Proposal No.1 — The Business Combination Proposal — Interests of AIB’s Initial Shareholders and Advisors in the Business Combination,” and “Beneficial Ownership of AIB Securities Before the Business Combination” for more information on the interests and relationships of AIB Initial Shareholders, AIB’s advisors, PSI and others in the Business Combination.

Each issued and outstanding AIB Right shall be automatically converted into one-tenth of one Pubco Ordinary Share upon consummation of the Business Combination, provided that Pubco will not issue fractional shares in exchange for the AIB Rights. There are no material differences between the Public Rights and the Private Rights arising from such automatic conversion.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     After completion of the Business Combination, the funds in the Trust Account will be used to pay holders of the AIB Public Shares who exercise redemption rights and, after paying the redemptions, a portion will be used to pay transaction expenses incurred in connection with the Business Combination, including fees payable by AIB in an aggregate estimated amount of up to $1.5 million, excluding expense reimbursements payable to Maxim, and for working capital and general corporate purposes of AIB and its subsidiaries. Such funds may also be used to reduce the indebtedness and certain other liabilities of AIB and its subsidiaries. As of March 31, 2024, there were investments and cash held in the Trust Account of approximately $11.5 million. These funds will not be released until the earlier of the completion of the Business Combination or the redemption of the Public Shares if AIB is unable to complete a Business Combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter).

Q:     What happens if a substantial number of AIB Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:     AIB’s Public Shareholders may vote in favor of the Business Combination and still exercise their redemption rights, provided that AIB, after payment of all such redemptions and expenses, has at least $5,000,001 in net tangible assets upon the Closing. The Business Combination may be completed even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of redemptions by Public Shareholders.

If the Business Combination is completed notwithstanding redemptions, Pubco will have fewer Public Shares and Public Shareholders, the trading market for Pubco’s securities may be less liquid and Pubco may not be able to meet the minimum listing standards for a national securities exchange. Furthermore, the funds available from the Trust Account for working capital purposes of Pubco after the Business Combination may not be sufficient for its future operations or any future potential acquisitions Pubco may pursue and may not allow Pubco to reduce its indebtedness and/or pursue its strategy for growth.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     The obligations of the parties to consummate the Business Combination are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Business Combination and related matters by the requisite vote of AIB’s shareholders; (ii) obtaining material regulatory approvals; (iii) no law or order preventing or prohibiting the Business Combination; (iv) AIB having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the redemption and any PIPE financing that has been funded; (v) amendment by Pubco shareholders of Pubco’s memorandum and articles of association; (vi) the effectiveness of this registration statement; (vii) appointment of the post-closing directors of Pubco; and (viii) Nasdaq listing requirements having been fulfilled.

In addition, unless waived by PSI, the obligations of PSI, Pubco, the PSI Merger Sub I and the PSI Merger Sub II to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of AIB being true and correct on and as of the Closing (subject to Material Adverse Effect, as defined in the Business Combination Agreement); (ii) AIB having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior to the Closing Date; (iii) absence of any Material Adverse Effect with respect to AIB since the date of the Business Combination Agreement which is continuing and uncured; and (iv) receipt by PSI and Pubco of the Ancillary Documents duly executed and approved by the other parties thereto.

Unless waived by AIB, the obligations of AIB, to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of PSI, Pubco, the PSI Merger Sub I, and the PSI Merger Sub II being true and correct on and as of the Closing (subject to Material Adverse Effect on the Target Companies, taken as a whole); (ii) PSI, Pubco, the PSI Merger Sub I, and the PSI Merger Sub II having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior to the Closing Date; (iii) absence of any Material Adverse Effect with respect to the Target Companies (taken as a whole) since the date of the Business Combination Agreement which is continuing and uncured; and (iv) receipt by AIB of the Ancillary Documents duly executed and approved by the other parties thereto.

For a further discussion of conditions to consummating the Business Combination, see “Proposal No.1 — The Business Combination Proposal.”

Q:     What happens if the Business Combination is not consummated?

A:      If AIB is not able to complete the Business Combination or another initial business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), AIB may be forced to cease all operations and liquidate. If AIB is unable to complete an initial business combination by such date, AIB will cease all operations except for the purpose of winding up and redeeming its Public Shares and liquidating the Trust Account, in which case AIB Public Shareholders may only receive the amount in the Trust Account as of the applicable redemption date, less up to $100,000 of interest to pay dissolution expenses and net of taxes payable, which would be only approximately $11.66 per share, based on the amount held in the Trust Account as of March 31, 2024, and AIB Rights will expire worthless. The aggregate share consideration payable to Maxim that are contingent upon the Closing is 976,250 Pubco Ordinary Shares (which consists of Pubco 474,375 Ordinary Shares underlying the Unit Purchase Option, 301,875 Deferred Underwriting Shares, and 200,000 Pubco Ordinary Shares to be issued to the underwriter as buy-side advisory service fees).

Q:     When do you expect the Business Combination to be completed?

A:     It is currently anticipated that the Business Combination will be consummated as soon as practicable following the Meeting, which is set for [          ], 2024; however, (i) such Meeting could be adjourned if the Adjournment Proposal is adopted by AIB shareholders at the Meeting and the AIB shareholders elect to adjourn the Meeting to a later date or dates not later than January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, any of Proposals has not been approved, and (ii) the Closing will not occur until all conditions set forth in the Business Combination Agreement are satisfied or waived. For a description of the conditions for the completion of the Business Combination, see “The Business Combinations Agreement and Other Transaction Documents –– The Business Combination Agreement and Related Agreements — General Description of the Business Combination Agreement — Conditions to Closing.”

Q.     What are the U.S. federal income tax consequences of the Business Combination to me?

A.     It is intended that the Second Merger, together with the other transactions described in the Business Combination Agreement, qualifies as an exchange described in Section 351(a) of the Code. Assuming such qualification, a U.S. holder that receives Pubco Ordinary Shares in exchange for AIB Ordinary Shares in the Second Merger generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Ordinary Shares received in the Second Merger by a U.S. holder should be equal to the adjusted tax basis of the AIB Ordinary Shares exchanged therefor. The holding period of the Pubco Ordinary Shares should include the holding period during which the AIB Ordinary Shares exchanged therefor were held by such U.S. holder.

Even if the Business Combination otherwise qualifies as an exchange described in Section 351(a) of the Code, U.S. holders may be required to recognize gain (but not loss) on account of the application of the Passive Foreign Investment Company rules, as described in more detail under “Material Tax Considerations — U.S. Holders — The Business Combination — Application of the Passive Foreign Investment Company Rules to the Transactions.”

For additional discussion of the U.S. federal income tax treatment of the Business Combination, see the section entitled “Material Tax Considerations — U.S. Holders — The Business Combination — Tax Consequences of the Business Combination.”

Q.     What are the U.S. federal income tax consequences of exercising my redemption rights?

Holders of AIB Ordinary Shares who exercise their redemption rights to receive cash will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a non-taxable recovery of basis in such U.S. holder’s investment in the tendered shares, or (iii) gain (but not loss) as if the shares with respect to which the distribution was made had been sold. See the section entitled “Material Tax Considerations — U.S. Holders — The Business Combination — Redemption of AIB Ordinary Shares.”

Q:     What Proposals are shareholders being asked to vote upon?

A:     The Proposals are:

•        Proposal No.1 — The Business Combination Proposal

•        Proposal No.2 — The Merger Proposal

•        Proposal No.3 — The Adjournment Proposal

After careful consideration, the AIB Board has approved the Business Combination Agreement and the Business Combinations and determined that the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal each is in the best interests of AIB and recommends that you vote “FOR” or give instruction to vote “FOR” each of these Proposals.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:     What material negative factors did the AIB Board consider in connection with the Business Combination?

A:     Among the material negative factors that the AIB Board considered in its evaluation of the Business Combination were the risk that the potential Business Combination may not be fully achieved or that the Business Combination may not be consummated and the risks relating to, among other things, the uncertain of certain projected financial information related to PSI, PSI’s ability to successfully and timely develop and implement its growth strategy, PSI’s ability to adequately manage any logistics and supply chain risks, fluctuations in the price of cargo space and the uncertainties in supply and demand for cargo space, PSI’s ability to successfully collaborate with business partners, demands for PSI’s current and future services.

The AIB Board took into consideration that PSI will need sufficient access to capital to fund the development of its product candidates and, if Pubco’s market price falls, this may impact PSI’s ability to obtain the necessary funding on a timely basis, if at all. These factors are discussed in greater detail in the section titled “Proposal No.1 — The Business Combination Proposal — AIB Board’s Reasons for the Approval of the Business Combination,” as well as in the sections titled “Risk Factors — Risks Related to AIB and the Business Combination” and “Risk Factors — Risks Related to PSI’s Business and Industry.”

Q:     Do I have redemption rights?

A:     Pursuant to AIB’s Current Charter, Public Shareholders may request that AIB redeem all or a portion of their Public Shares if the Business Combination is consummated, subject to certain limitations, for cash equal to the applicable redemption price; provided, however, that AIB may not redeem such shares to the extent that such redemption would result in AIB having net tangible assets (as determined under the Exchange Act) of less than $5,000,001 upon the completion of the Business Combination.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

•        hold Public Shares; and

•        prior to [          ], Eastern Time, on [          ], 2024 (two business days prior to the vote at the Meeting), (i) submit a written request to Continental, AIB’s Transfer Agent, that AIB redeem your Public Shares for cash, and (ii) deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

Public Shareholders may seek to have their shares redeemed regardless of (i) whether or not they vote on any of the Proposals, (ii) if they vote, whether they affirmatively vote for or against the Business Combination, and (iii) whether or not they were holders of AIB Ordinary Shares as of the Record Date or acquired their shares after the Record Date.

The redemptions will be effectuated in accordance with the Current Charter and Cayman Islands law. Any Public Shareholder who holds AIB Ordinary Shares on or before [          ], 2024 (two (2) business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, including any interest earned on the Trust Fund not previously released to AIB (net of taxes payable), calculated as of two business days prior to the completion of the Business Combination, provided that such Public Shareholders follow the procedures provided for exercising such redemption set forth in the Current Charter, as described below, by such date. However, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Public Shareholders exercising redemption rights, regardless of whether such holders affirmatively vote for or against the Business Combination Proposal, or do not vote at all, and whether such holders are holders of AIB Ordinary Shares as of the Record Date. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. A Public Shareholder will be entitled to receive cash for these shares only if the Business Combination is completed. Holders of Rights will not have redemption rights.

Further, each Public Shareholder, together with any affiliate or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares. Accordingly, any shares held by a Public Shareholder or “group” in excess of such 15% cap will not be redeemed by AIB. Any Public Shareholder who holds less than 15% of the Public Shares may have all of the Public Shares held by him or her redeemed for cash.

If a Public Shareholder has exercised its redemption rights with respect to Public Shares, but the Business Combination is not completed, the redemptions will be canceled and the tendered shares will be returned to the relevant Public Shareholders as appropriate.

Q:     How do I exercise my redemption rights?

A:     If you intend to seek redemption of your Public Shares, you must, at least two business days prior to the Meeting, (i) submit a written request to AIB’s Transfer Agent that your Public Shares be redeemed for cash, and (ii) deliver your share certificates (if any) and other redemption forms (either physically or electronically using DTC’s DWAC system) to the Transfer Agent, as described in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with AIB’s consent, until the consummation of the Business Combination, or such other date as determined by the AIB Board. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed above.

Any corrected or changed written demand of redemption rights must be received by AIB’s Chief Executive Officer two (2) business days prior to the vote taken on the Business Combination at the Meeting. No demand for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Meeting.

Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is AIB’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, AIB does not have any control over this process and it may take longer than two weeks. Public Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

If a Public Shareholder properly demands redemption as described above, then, if the Business Combination is completed, AIB will redeem the shares subject to the redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your redemption rights, then you will be exchanging your AIB Shares for cash and will no longer own these shares following the Business Combination.

If you are a Public Shareholder and you exercise your redemption rights, it will not result in either the exercise or loss of any Rights. Your Rights will continue to be outstanding following a redemption of your Public Shares and will become exercisable in connection with the completion of the Business Combination.

Q:     Will how I vote on the Business Combination Proposal affect my ability to exercise redemption rights?

A:     No. If you have redemption rights, you may exercise your redemption rights irrespective of whether you affirmatively vote your AIB Ordinary Shares for or against, or abstain from voting on, the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus on which you are entitled to vote. As a result, the Business Combination can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:     Are AIB shareholders able to exercise appraisal/dissenters’ rights?

A:     Holders of record of AIB Ordinary Shares may have appraisal rights in connection with the Mergers under the Cayman Companies Act (“Dissent Rights”). Holders of record of AIB Ordinary Shares wishing to exercise such Dissent Rights and make a demand for payment of the fair value for his, her or its AIB Ordinary Shares must give written objection to the Mergers to AIB prior to the shareholder vote at the Meeting to approve the Mergers and follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the mergers consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. If any AIB shareholder exercises Dissent Rights, then AIB and Pubco may elect to consummate the Merger after the expiry date of the period allowed for written notice of an election to dissent in order to invoke the exemption under Section 239 of the Cayman Companies Act, in which case dissenter rights will no longer be available. It is AIB’s view that such fair market value would equal the amount which shareholders would obtain if they exercised their redemption rights as described herein. An AIB shareholder which elects to exercise Dissent Rights must do so in respect of all of the AIB Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. See “Extraordinary General Meeting of AIB Shareholders — Appraisal or Dissenters’ Rights.”

AIB shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Act.

Q:     What do I need to do now?

A:     AIB urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as an AIB shareholder. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     How do I vote?

A:     The Meeting will be held via live webcast at [          ] a.m., Eastern Time, on [          ], 2024. For the purposes of AIB’s Current Charter, the physical place of the Meeting will be at the office of [AIB at 875 Third Avenue, Suite M204A, New York, NY 10022]. The Meeting can be accessed by visiting http://_____________, where you will be able to listen to the Meeting live and vote during the Meeting. Please note that you will only be able to access the Meeting by means of remote communication. If you are a holder of record of AIB Ordinary Shares on the Record Date, you may vote at the Meeting or by submitting a proxy for the Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

Any proxy may be revoked by the person giving it at any time before the polls close at the Meeting. A proxy may be revoked by filing with AIB’s Chief Executive Officer either (i) a written notice of revocation bearing a date later than the date of such proxy, (ii) a subsequent proxy relating to the same shares, or (iii) by attending the Meeting and voting online.

Simply attending the Meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent.

As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular Proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that Proposal.

This is called a “broker non-vote.” Abstentions and broker-non votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on any of the Proposals.

For the Proposals in this proxy statement/prospectus, your broker will not have the discretionary authority to vote your shares. Accordingly, your bank, broker, or other nominee can vote your shares at the Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.

Q:     When and where will the Meeting be held?

A:     The Meeting will be held via live webcast at [          ] a.m., Eastern Time, on [          ], 2024, unless the Meeting is adjourned.

For the purposes of AIB’s Current Charter, the physical place of the Meeting will be at the office of [AIB at 875 Third Avenue, Suite M204A, New York, NY 10022].

The Meeting can be accessed by visiting http://_____________ where you will be able to listen to the Meeting live and vote during the Meeting. Please note that you will only be able to access the Meeting by means of remote communication.

Q:     How do I register and attend the virtual meeting?

A:     As a registered shareholder, you received a proxy card from Continental. The form contains instructions on how to attend the virtual meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the virtual meeting starting on [          ], 2024 at [          ] a.m., Eastern Time. Enter the URL address into your browser http://_____________, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the Meeting.

Beneficial owners, or investors who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the Meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the Meeting by dialing +1 888-965-8995 (toll-free), outside the U.S. and Canada +1 415-655-0243 (standard rates apply) when prompted enter the pin number [          ]. This phone number is listen-only, you will not be able to vote or enter questions during the Meeting.

Q:     Who is entitled to vote at the Meeting?

A:     AIB has fixed [          ], 2024 as the Record Date. If you were a shareholder at the close of business on the Record Date, you are entitled to vote on matters that come before the Meeting. However, a shareholder may only vote his, her or its shares if such shareholder present in person (which would include presence at the virtual meeting) or is represented by proxy at the Meeting.

Q:     How many votes do I have?

A:     Shareholders are entitled to one vote at the Meeting for each ordinary share held of record as of the Record Date. As of the close of business on the Record Date, there were outstanding 3,612,025 Class A Ordinary Shares and 1 Class B Ordinary Share.

Q:     What constitutes a quorum?

A:     The holders of a majority of the issued and outstanding AIB Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy (which would include presence at the virtual meeting) shall constitute a quorum. In the absence of a quorum, the Meeting may be adjourned in accordance with the terms of the Current Charter.

As of the Record Date for the Meeting, 1,806,014 AIB Ordinary Shares would be required to achieve a quorum.

Q:     What vote is required to approve each Proposal at the Meeting?

A:     The following votes are required for each Proposal at the Meeting:

•        Business Combination Proposal:    The Business Combination Proposal must be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes which are cast by those holders of AIB Ordinary Shares who, being present and entitled to vote at the Meeting, vote at the Meeting.

•        Merger Proposal:    The Merger Proposal must be approved by a special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the votes which are cast by those holders of AIB Ordinary Shares who, being present and entitled to vote at the Meeting, vote at the Meeting.

•        Adjournment Proposal:    The Adjournment Proposal, if presented, must be approved by ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes which are cast by those holders of AIB Ordinary Shares who, being present and entitled to vote at the Meeting, vote at the Meeting.

The AIB Initial Shareholders have previously entered into the Insider Letter Agreement, pursuant to which they have agreed to vote their Founder Shares, Private Shares and any Public Shares purchased during or after AIB’s IPO in favor of the Business Combination, including each of the Proposals; provided, that such voting obligations with respect to any Public Shares purchased in connection with the Business Combination would be waived by AIB. For more information, see “Risk Factors — Risks Related to AIB and the Business Combination — The Sponsor, AIB’s directors, officers, advisors, and their affiliates may elect to purchase AIB Public Shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of AIB Ordinary Shares.” As of [          ], 2024, the Record Date for the Meeting, AIB Initial Shareholders, including its Sponsor, beneficially owned and are entitled to vote an aggregate of 2,156,250 Founder Shares, which constitute approximately 59.7% of the outstanding AIB Ordinary Shares. Additionally, an aggregate of 345,625 Private Shares underlying the 345,625 Private Placement Units acquired by the Sponsor in connection with a private placement that closed simultaneously with the AIB IPO. These Private Shares constitute approximately 9.6% of the outstanding AIB Ordinary Shares as of [          ], 2024. As such, the Founder Shares, the Private Shares underlying the Private Placement Units held by AIB Initial Shareholders in the aggregate represent approximately 69.3% of the outstanding AIB Ordinary Shares as of [          ], 2024, which is sufficient to approve the Business Combination Proposal.

Q:     What are the recommendations of the Board?

A:     The AIB Board believes that the Business Combination Proposal and the other Proposals to be presented at the Meeting are in the best interest of AIB and recommends that AIB’s shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, and, if presented at the Meeting, “FOR” the Adjournment Proposal.

The existence of financial and personal interests of AIB’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of AIB and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the Proposals. These conflicts of interest include, among other things, that if AIB does not consummate an initial business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), AIB may be forced to liquidate and the Founder Shares and the Private Placement Units held by AIB’s officers, directors and the Sponsor, which is affiliated with certain of AIB’s officers, would be worthless. See “Proposal No.1 — The Business Combination Proposal — Interests of AIB’s Initial Shareholders and Advisors in the Business Combination” and “Beneficial Ownership of AIB Securities Before the Business Combination.”

Q:     How do AIB Initial Shareholders intend to vote their shares?

A:     All of AIB Initial Shareholders have previously entered into the Insider Letter Agreement, pursuant to which they have agreed to vote their Founder Shares, Private Shares and any Public Shares purchased during or after AIB’s IPO in favor of the Business Combination, including each of the Proposals; provided, that such voting obligations with respect to any Public Shares purchased in connection with the Business Combination would be waived by AIB. For more information, see “Risk Factors — Risks Related to AIB and the Business Combination — The Sponsor, AIB’s directors, officers, advisors, and their affiliates may elect to purchase AIB Public Shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of AIB Ordinary Shares.”

As of [          ], 2024, the Record Date for the Meeting, AIB Initial Shareholders, including its Sponsor, beneficially owned and are entitled to vote an aggregate of 2,156,250 Founder Shares, which constitute approximately 59.7% of the outstanding AIB Ordinary Shares. Additionally, an aggregate of 345,625 Private Shares underlying the 345,625 Private Placement Units acquired by the Sponsor in connection with a private placement that closed simultaneously with the AIB IPO. These Private Shares constitute approximately 9.6% of the outstanding AIB Ordinary Shares as of [          ], 2024. As such, the Founder Shares and the Private Shares underlying the Private Placement Units held by AIB Initial Shareholders in the aggregate represent approximately 69.3% of the outstanding AIB Ordinary Shares as of [          ], 2024, which is sufficient to approve the Business Combination Proposal.

Q:     May AIB Initial Shareholders purchase AIB securities prior to the Meeting?

A:     At any time prior to the Meeting, during a period when they are not then aware of any material non-public information regarding AIB or AIB’s securities, AIB Initial Shareholders and/or their respective affiliates may purchase AIB securities from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire AIB Ordinary Shares or vote their shares in favor of the Business Combination Proposal.

The purpose of share purchases by AIB Initial Shareholders prior to the Meeting and other transactions would be to increase the likelihood that the Proposals presented to shareholders for approval at the Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on outstanding ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either prior to or immediately after the Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Proposals to be presented at the Meeting and would likely increase the chances that such Proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. AIB will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Proposals to be voted on at the Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:     What happens if I sell my AIB Ordinary Shares before the Meeting?

A:     The Record Date for the Meeting is earlier than the date of the Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your AIB Ordinary Shares after the applicable record date, but before the Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Meeting with respect to such shares, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:     How has the announcement of the Business Combination affected the trading price of AIB Class A Ordinary Shares, AIB Rights and AIB Units?

A:     On December 26, 2023, the last trading date before the public announcement of the Business Combination, AIB Units, AIB Class A Ordinary Shares and AIB Public Rights closed at $12.00, $11.49 and $0.13, respectively.

AIB Public Units, AIB Class A Ordinary Shares and AIB Public Rights were traded on The Nasdaq Global Market under the symbols “AIBBU,” “AIB” and “AIBBR,” respectively. However, as described above, each of these securities is subject to the Trading Suspension. On May 8, 2024, the last day of trading prior to the Trading Suspension, the closing sale prices of AIB Public Units, AIB Class A Ordinary Shares and AIB Public Rights were $12.50, $11.73 and $0.10, respectively. Since the Trading Suspension, AIB Public Units, AIB Class A Ordinary Shares and AIB Public Rights have been eligible to trade on the OTC Markets under the tickers “ACCUF,” “AIBAF” and “AACRF,” respectively. As of May 22, 2024, the closing sales prices of AIB Public Units, AIB Class A Ordinary Shares and AIB Public Rights were $10.01, $11.53 and $0.14, respectively.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Shareholders may send a later-dated, signed proxy card to AIB’s Chief Executive Officer at the address set forth below so that it is received by AIB’s Chief Executive Officer prior to the vote at the Meeting (which is scheduled to take place on [          ], 2024) or attend and vote at the virtual meeting in person by visiting http://_________________ and entering the assigned control number. Shareholders also may revoke their proxy by sending a notice of revocation to AIB’s Chief Executive Officer, which must be received by AIB’s Chief Executive Officer prior to the vote at the Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     What happens if I fail to take any action with respect to the Meeting?

A:     If you fail to take any action with respect to the Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder of Pubco. If you fail to take any action with respect to the Meeting and the Business Combination is not approved, you will remain a shareholder and/or right holder of AIB. However, if you fail to take any action with respect to the Meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, provided you follow the instructions in this proxy statement/prospectus for redeeming your shares.

Q:     What should I do with my share certificates and/or right certificates?

A:     Pursuant to the Current Charter, a Public Shareholder may request that AIB redeem all or a portion of such Public Shareholder’s Class A ordinary shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

•        hold Public Shares; and

•        prior to [          ], Eastern Time, on [          ], 2024 (two business days prior to the vote at the Meeting) (i) submit a written request to the Transfer Agent that AIB redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

AIB Public Shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote affirmatively for or against the Business Combination Proposal, or do not vote at all, provided that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to AIB in connection with any redemption election in order to validly redeem such Public Shares. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the Transfer Agent, AIB will redeem each ordinary share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds (net of required tax payments), divided by the number of then-outstanding Public Shares, divided by the number of then outstanding Public Shares.

If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with AIB’s consent, until the consummation of the Business Combination, or such other date as determined by the AIB Board. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. See “Extraordinary General Meeting of AIB Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

AIB Rights holders should not submit certificates, if any, relating to their rights. Public Shareholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares.

Upon effectiveness of the Business Combination, holders of rights to purchase AIB Class A Ordinary Shares will, for each right, receive one tenth (1/10) of one Pubco Ordinary Share; and holders of AIB Class A Ordinary Shares will receive Pubco Ordinary Shares, in each case without needing to take any action and, accordingly, such holders should not submit the certificates, if any, relating to their AIB Ordinary Shares or rights. In addition, before the Closing, each outstanding Private Placement Units of AIB will be separated into its components of shares and rights.

Q:     What should I do if I receive more than one set of voting materials?

A:     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Ordinary Shares.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact the proxy solicitor for AIB, Advantage Proxy, Inc. (“Advantage Proxy”):

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Toll Free: (877) 870-8565
Collect: (206) 870-8565
Email: ksmith@advantageproxy.com

You also may obtain additional information about AIB from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your share certificates (if any) and other redemption forms (either physically or electronically) to the Transfer Agent at the address below prior to [          ], Eastern Time, on [          ], 2024 (two business days prior to the vote at the Meeting). If you have questions regarding the certification of your position or delivery of your share certificates (if any) and other redemption forms, please contact:

Mark Zimkind
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Extraordinary General Meeting, including the Business Combination, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that shall be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement and Other Transaction Documents.”

The Parties to the Business Combination

PSI

PSI is a long-established global logistics and supply chain solution provider, specialized in air freight forwarding services, connecting businesses from Asian transportation hubs to the U.S. and the rest of the world. PSI operates through the Operating Subsidiaries in Hong Kong, namely Profit Sail Int’l Express (H.K.) Limited (“PSIHK”) and Business Great Global Supply Chain Limited (“BGG”), which derive revenue from air freight forwarding services, ocean freight forwarding services and supply chain ancillary services.

PSI is one of the renowned air freight and end-to-end supply chain solution providers in Hong Kong, with a focus on providing cross border logistics services. According to CIC, in 2020, PSI was ranked the sixth among 1,300 Tier-2 freight forwarders in Hong Kong, in terms of revenue. Based in Hong Kong, a prominent logistics hub in Asia, PSI benefits from geographical advantages in providing integrated solutions that combine ocean, air, and overland logistics. A well-connected transportation network enables PSI to significantly improve efficiency and reduce costs.

PSI is an exempted company with limited liability incorporated on March 7, 2022 under the laws of the Cayman Islands. PSI commenced operation in 1993 with the establishment of PSIHK on May 27, 1993, and acquired BGG in March 2022. As of the date of this proxy statement/prospectus, PSI owns 100% equity interest in PSI (BVI) Ltd and BGG (BVI) Ltd, each a British Virgin Islands company; PSI (BVI) Ltd holds 99.2% of PSIHK with the remainder 0.8% held by two independent individuals at 0.4% each. BGG (BVI) Ltd owns 100 percent of BGG. After the consummation of the Business Combination, PSI will become a wholly-owned subsidiary of Pubco.

The mailing address of PSI’s principal executive office is Unit 1002, 10/F, Join-in Hang Sing Centre, No.2-16 Kwai Fung Crescent, Kwai Chung, New Territories, Hong Kong, and its contact number is +852 2754-3320. PSI’s corporate website address is www.profitsail.com. PSI’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

AIB

AIB is a blank check company that was incorporated as a Cayman Islands exempted company on June 18, 2021, for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

On May 11, 2023, AIB received a deficiency letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market (“Nasdaq”) notifying AIB that, for the preceding 30 consecutive business days, AIB’s Market Value of Listed Securities (“MVLS”) was below the $50 million minimum requirement for continued inclusion on the Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Requirement”). Also on May 11, 2023, AIB received a deficiency letter from the Staff of Nasdaq notifying AIB that, for the preceding 30 consecutive business days, AIB’s Market Value of Publicly Held Shares (“MVPHS”) was below the $15 million minimum requirement for continued inclusion on the Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(3)(C) (the “MVPHS Requirement”). On September 25, 2023, AIB received a deficiency notice (the “Deficiency Notice”) from the Staff of Nasdaq notifying AIB that public holders of AIB Class A Ordinary Shares (“Public Holders”) were below the 400 Public Holders minimum requirement for continued inclusion on The Nasdaq Global Market pursuant to the Nasdaq Listing Rule 5450(a)(2) (the “Public Holders Requirement”). On November 9, 2023, AIB submitted its plan of compliance in response to the Deficiency Notice on Public Holders Requirement. On November 22, 2023, AIB received a notice (the “Notice”) from the Staff of Nasdaq indicating that since it was first notified by Nasdaq on May 11, 2023, AIB had not regained compliance with either the MVLS Requirement, or the MVPHS Requirement, that the Public Holders deficiency served as an additional basis for delisting AIB’s securities from Nasdaq. Pursuant to the Notice, unless AIB timely requested a hearing , AIB’s securities would be subject to suspension and delisting from The Nasdaq Global Market at the opening of business on December 1, 2023. AIB timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”), which hearing request stayed the suspension and delisting of AIB’s securities pending conclusion of the hearings process. On February 13, 2024, AIB received a letter from the Staff indicating that AIB regained compliance with the MVPHS requirement. At a hearing on February 22, 2024, AIB presented its compliance plan to the Panel.

On March 14, 2024, the Panel issued its decision, which granted AIB’s request for continued listing until May 20, 2024, subject to certain conditions, including that (i) on or before May 1, 2024, AIB shall advise the Panel on the status of the SEC review of the Form F-4, (ii) on or before May 15, 2024, AIB shall hold a shareholder meeting and obtain approval for completion of its initial business combination, and (iii) on or before May 20, 2024, AIB shall close its initial business combination and the new entity shall demonstrate compliance with Listing Rule 5505. On May 1, 2024, AIB notified the Panel that it would not close an initial business combination by the Panel’s deadline. On May 7, 2024, AIB received a written notice from the Panel indicating that the Panel had decided to delist AIB’s securities from Nasdaq and trading of AIB securities will be suspended at the open of trading on May 9, 2024, due to AIB’s failure to comply with the terms of the Panel’s decision issued on March 14, 2024 (the “Trading Suspension”). Despite this decision, a formal delisting would not take effect until all applicable Nasdaq review and appeal periods have expired and Nasdaq files a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities and Exchange Act of 1934 on Form 25 with the SEC (the “Form 25”) after the applicable Nasdaq review and appeal periods have lapsed and/or upon the Closing. AIB did not appeal the Panel’s decision to the Nasdaq Listing and Hearing Review Council (the “Council”), and, as of the date of this proxy statement/prospectus, AIB has not received notice from the Council of any review of the Panel’s decision, and the Trading Suspension is still in place. If delisting is completed prior to the Closing, and there is no subsequent relisting of AIB securities on a national exchange within 60 days thereafter, and the Closing has not occurred by that time, then PSI would have the right thereby, but is not required, to terminate the Business Combination Agreement. As of the date of this proxy statement/prospectus, the Trading Suspension is still in place. There can be no assurance that the Trading Suspension will be lifted prior to the Closing. Further, although the parties intend to complete the Business Combination before a Form 25 is filed, it is uncertain if Pubco will be able to meet Nasdaq’s initial listing requirements to list its securities on Nasdaq, which is a condition to the Closing. While such condition can be waived mutually by the parties to the Business Combination Agreement, PSI does not intend to waive such condition.

AIB Public Units, AIB Class A Ordinary Shares and AIB Public Rights were traded on The Nasdaq Global Market under the symbols “AIBBU,” “AIB” and “AIBBR,” respectively. However, as described above, each of these securities is subject to the Trading Suspension. On May 8, 2024, the last day of trading prior to the Trading Suspension, the closing sale prices of AIB Public Units, AIB Class A Ordinary Shares and AIB Public Rights were $12.50, $11.73 and $0.10, respectively. Since the Trading Suspension, AIB Public Units, AIB Class A Ordinary Shares and AIB Public Rights have been eligible to trade on the OTC Markets under the tickers “ACCUF,” “AIBAF” and “AACRF,” respectively. As of May 22, 2024, the closing sales prices of AIB Public Units, AIB Class A Ordinary Shares and AIB Public Rights were $10.01, $11.53 and $0.14, respectively.

AIB’s principal executive offices are located at 875 Third Avenue, Suite M204A, New York, NY 10022 and its phone number is (212) 380-8128.

Pubco

Pubco was incorporated under the laws of Cayman Islands on September 12, 2023, solely for the purpose of effectuating the Business Combination. Immediately following the Business Combination, Pubco will be an “emerging growth company” as defined in the JOBS Act and qualify as a foreign private issuer as defined in Rule 3b-4 under the Exchange Act. Also, Pubco will be a “controlled company” within the meaning of the Nasdaq corporate governance standards and eligible to take advantage of exemptions from certain Nasdaq corporate governance standards.

The mailing address of Pubco is Unit 1002, 10/F, Join-in Hang Sing Centre, No.2-16 Kwai Fung Crescent, Kwai Chung, New Territories, Hong Kong, which will continue to be the mailing address and principal executive office of Pubco following the consummation of the Business Combination. The telephone number of Pubco following the consummation of the Business Combination will be +852 2754 3320.

The Business Combination Proposal

The Business Combination Agreement

On December 27, 2023, AIB entered into the Business Combination Agreement with the AIB Representative, Pubco, PSI Merger Sub I, PSI Merger Sub II, and PSI. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing, (a) PSI Merger Sub I will merge with and into PSI, with PSI surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of PSI being converted into the right to receive shares of Pubco; and (b) one business day following the First Merger, PSI Merger Sub II will merge with and into AIB, with AIB surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding AIB Securities of being converted into the right to receive substantially equivalent securities of Pubco.

Consideration

Under the Business Combination Agreement, the Aggregate Merger Consideration Amount to be paid to the shareholders of PSI is $200,000,000 (less the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital, the amount of Closing Net Debt, and the amount of any Transaction Expenses), and will be paid entirely with newly issued ordinary shares of Pubco, with each share valued at $10.00 (the “Per Share Price”).

As a result of the Mergers, (a) each of the ordinary shares of PSI that are issued and outstanding immediately prior to the effective time of the First Merger (the “First Merger Effective Time”) will be cancelled and converted into (i) the right to receive 90% of such number of ordinary shares of Pubco equal to the Exchange Ratio, and (ii) the contingent right to receive 10% of such number of ordinary shares of Pubco equal to the Exchange Ratio in accordance with the Business Combination Agreement and the Escrow Agreement (as defined below). Each AIB Ordinary Share that is issued and outstanding immediately prior to the effective time of the Second Merger (the “Second Merger Effective Time”) shall be cancelled and converted automatically into the right to receive one Pubco Ordinary Share. Each issued and outstanding AIB Right shall be automatically converted into one-tenth of one Pubco Ordinary Share, provided that Pubco will not issue fractional shares in exchange for the AIB Rights.

Prior to the Closing, PSI shall deliver to AIB a statement (the “Estimated Closing Statement”) setting forth a good faith calculation of PSI’s estimate of the Closing Net Debt, Net Working Capital and Transaction Expenses, and the resulting Aggregate Merger Consideration Amount and Company Merger Shares based on such estimates. Pubco, AIB Representative and Continental (or such other escrow agent mutually acceptable AIB and PSI), as escrow agent (the “Escrow Agent”), will enter into an Escrow Agreement (the “Escrow Agreement”), pursuant to which Pubco shall cause to be delivered to the Escrow Agent a number of Company Merger Shares equal in value to ten percent (10%) of the Aggregate Merger Consideration Amount otherwise issuable to PSI shareholders at the Closing based on the Estimated Closing Statement (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”). Within 90 days after the Closing, Pubco’s chief financial officer will deliver to AIB Representative a statement (the “Closing Statement”) setting forth (i) a consolidated balance sheet of the Target Companies as of the Reference Time and (ii) a good faith calculation of the Closing Net Debt, Net Working Capital and Transaction Expenses, in each case, as of the Reference Time, and the resulting Aggregate Merger Consideration Amount and Company Merger Shares based on such estimates. If the Adjustment Amount is a positive number, then Pubco will issue to PSI shareholders an additional number of Pubco Ordinary Shares equal to (x) the Adjustment Amount, divided by (y) the Per Share Price, with each Company shareholder receiving its pro rata share of such additional Pubco Ordinary Shares, up to a maximum number of Pubco Ordinary Shares equal to the value of the Escrow Property in the Escrow Account at such time (with each Pubco Ordinary Share and Escrow Share valued at the Per Share Price for such purposes). If the Adjustment Amount is a negative number, then Pubco and AIB Representative will provide joint written instructions to the Escrow Agent to distribute to Pubco a number of Escrow Shares (and, after distribution of all Escrow Shares, other Escrow Property) with a value equal to the absolute value of the Adjustment Amount (with each Escrow Share valued at the Per Share Price). Pubco will cancel any Escrow Shares distributed to it by the Escrow Agent and distribute the remainder (if any) to PSI shareholders, with each PSI shareholder receiving its pro rata share of such remaining Pubco Ordinary Shares.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by the parties as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect (as defined below), knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations thereunder, in each case subject to certain customary exceptions. The representations and warranties made by the parties are customary for transactions similar to the Business Combination.

In the Business Combination Agreement, PSI made certain customary representations and warranties to AIB, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other Ancillary Documents; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) Company permits; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) top customers and suppliers; (24) certain business practices; (25) Investment Company Act of 1940 (“Investment Company Act”); (26) finders and brokers; (27) information supplied; (28) independent investigation; and (29) exclusivity of representations and warranties.

In the Business Combination Agreement, AIB made certain customary representations and warranties to PSI and Pubco, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other Ancillary Documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) the SEC filings, AIB financials, and internal controls; (7) absence of certain changes; (8) compliance with laws; (9) actions, orders and permits; (10) taxes and returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with affiliates; (15) Investment Company Act and the JOBS Act; (16) finders and brokers; (17) certain business practices; (18) insurance; (19) information supplied; (20) independent investigation; and (21) the Trust Account.

In the Business Combination Agreement, Pubco, the PSI Merger Sub I and the PSI Merger Sub II made customary representations and warranties to AIB, including among others, related to the following: (1) organization and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other Ancillary Documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) activities of Pubco, the PSI Merger Sub I and the PSI Merger Sub II; (7) finders and brokers; (8) Investment Company Act; (9) information supplied; (10) independent investigation; and (11) exclusivity of representations and warranties.

None of the representations and warranties of the parties shall survive the Closing.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, including covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business; (3) AIB’s public filings; (4) provision of financial statements of PSI; (5) “no shop” obligations; (6) no insider trading; (7) notifications of certain breaches, consent requirements or other matters; (8) efforts to consummate the Closing and obtain third party and regulatory approvals and efforts to cause Pubco to maintain its status as a “foreign private issuer” under the Exchange Act Rule 3b-4; (9) further assurances; (10) efforts to prepare and file with the SEC the Registration Statement; (11) public announcements; (12) confidentiality; (13) indemnification of directors and officers and tail insurance; (14) use of trust proceeds after the Closing; (15) efforts to support a private placement or backstop arrangements, if sought; (16) intended tax treatment of the Mergers; and (17) efforts to obtain required AIB shareholder approval.

It was agreed by the parties that, after the Closing, the funds in AIB’s Trust Account, as well as any proceeds received by Pubco or AIB from any PIPE investment originated directly or indirectly by or through AIB or its representatives, after taking into account payments for redemptions of AIB Public Shareholders, will first be used to pay (i) AIB’s accrued transaction expenses payable in cash at Closing, (ii) any loans owed by AIB to the Sponsor for expenses, and (iii) PSI’s unpaid transaction expenses; provided, however, that to the extent that the aggregate amounts payable in cash described in (i) and (ii) above exceed $1,500,000 (such excess, the “Excess SPAC Expense Amount”), the Sponsor will bear 100% of such Excess SPAC Expense Amount, and to the extent the Sponsor fails to pay or otherwise discharge such Excess SPAC Expense Amount at Closing (the “Sponsor Shortfall”), the Sponsor will automatically be deemed to irrevocably transfer to Pubco and forfeit for cancellation for no consideration, a quantity of Pubco Ordinary Shares equal to (x) the Sponsor Shortfall divided by (y) $10.00.

Conditions to Closing

The obligations of the parties to consummate the Business Combination are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Business Combination and related matters by the requisite vote of AIB’s shareholders; (ii) obtaining material regulatory approvals; (iii) no law or order preventing or prohibiting the Business Combination; (iv) AIB having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the redemption and any PIPE financing that has been funded; (v) amendment by Pubco shareholders of the Pubco of the Pubco’s memorandum and articles of association; (vi) the effectiveness of this registration statement; (vii) appointment of the post-closing directors of Pubco; and (viii) Nasdaq listing requirements having been fulfilled.

In addition, unless waived by PSI, the obligations of PSI, Pubco, the PSI Merger Sub I and the PSI Merger Sub II to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of AIB being true and correct on and as of the Closing (subject to Material Adverse Effect); (ii) AIB having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior to the Closing Date; (iii) absence of any Material Adverse Effect with respect to AIB since the date of the Business Combination Agreement which is continuing and uncured; and (iv) receipt by PSI and Pubco of the Ancillary Documents duly executed and approved by the other parties thereto.

Unless waived by AIB, the obligations of AIB, to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of PSI, Pubco, the PSI Merger Sub I, and the PSI Merger Sub II being true and correct on and as of the Closing (subject to Material Adverse Effect on the Target Companies, taken as a whole); (ii) PSI, Pubco, the PSI Merger Sub I, and the PSI Merger Sub II having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior to the Closing Date; (iii) absence of any Material Adverse Effect with respect to the Target Companies (taken as a whole) since the date of the Business Combination Agreement which is continuing and uncured; and (iv) receipt by AIB of the Ancillary Documents duly executed and approved by the other parties thereto.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either AIB or PSI if the Closing does not occur by June 30, 2024.

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of AIB and PSI; (ii) by either AIB or PSI if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination, and such order or other action has become final and non-appealable; (iii) by PSI for AIB’s uncured breach of the Business

Combination Agreement, such that the related Closing condition would not be met; (iv) by AIB for the uncured breach of the Business Combination Agreement by PSI, Pubco, the PSI Merger Sub I, or the PSI Merger Sub II, such that the related Closing condition would not be met; (v) by either AIB or PSI if AIB holds its shareholder meeting to approve the Business Combination Agreement and the Business Combination, and such approval is not obtained; and (vi) by PSI, if AIB Ordinary Shares have become delisted from Nasdaq and are not relisted on the Nasdaq or the New York Stock Exchange within sixty (60) days after such delisting.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to confidentiality, effect of termination, fees and expenses, trust fund waiver, miscellaneous and definitions to the foregoing) will terminate, no party to the Business Combination Agreement will have any further liability to any other party thereto.

Trust Account Waiver

PSI, Pubco, the PSI Merger Sub I and the PSI Merger Sub II have agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in AIB’s Trust Account held for its public shareholders, and have agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Related Agreements and Documents

Lock-Up Agreements

Simultaneously with the execution of the Business Combination Agreement, Pubco, the AIB Representative, PSI and AIB have entered into lock-up agreements with certain holders of the Founder Shares and with certain holders of PSI’s securities. These lock-up agreements provide for a lock-up period commencing on the Closing Date and ending on the earlier of (i) the 6-month anniversary of the Closing and (ii) the date on which Pubco completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the outstanding Pubco Ordinary Shares being converted into cash, securities or other property, with respect to Pubco Ordinary Shares held by the such shareholder. The parties’ undertakings in the lock-up agreements were made as a condition to the willingness of PSI and AIB to consummate the Business Combination and as an inducement and in consideration therefor.

Support Agreement

Simultaneously with the execution of the Business Combination Agreement, Pubco, AIB, PSI, the Sponsor and certain shareholders of PSI have entered into a Support Agreement (the “Support Agreement”), pursuant to which, among other things, the Sponsor and the shareholders of PSI have agreed (a) to support the adoption of the Business Combination Agreement and the approval of the Business Combination, subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions. In addition, the Sponsor agreed in the Support Agreement that, to the extent the Sponsor fails to pay or otherwise discharge any “Excess SPAC Expense Amount” (defined as the amount, if any, by which the aggregate amounts payable in cash for AIB’s accrued transaction expenses at the Closing, and any loans owed by AIB to the Sponsor for transaction and other administrative costs and expenses, exceeds $1.5 million), the Sponsor shall automatically surrender to Pubco and forfeit for cancellation (for no additional consideration) a quantity of Pubco Ordinary Shares otherwise due to the Sponsor at Closing equal to (i) the portion of the Excess SPAC Expense Amount that is unpaid or otherwise undischarged by the Sponsor, divided by (ii) $10.00. The parties’ undertakings in the Support Agreement were made as a condition to the willingness of PSI and AIB to consummate the Business Combination and as an inducement and in consideration therefor.

Registration Rights Agreement

Simultaneously with the execution of the Business Combination Agreement, Pubco, certain shareholders of AIB and PSI, have entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the undersigned parties listed under “Investor” on the signature page thereto will be provided the right to demand registrations, piggy-back registrations and shelf registrations with respect to Registrable Securities (as defined in the Registration Rights Agreement). The Registration Rights Agreement contains customary covenants regarding registration procedures and mutual indemnification obligations, among other matters. The parties’ undertakings in the Registration Rights Agreement are made were made as a condition to the willingness of PSI and AIB to consummate the Business Combination and as an inducement and in consideration therefor.

AIB’s Board of Directors’ Reasons for the Approval of the Business Combination

For a discussion of the conditions to AIB Board’s reasons for the approval of the Business Combination, see “Proposal No. 1 — The Business Combination Proposal — AIB’s Board of Directors’ Reasons for the Approval of the Business Combination.”

The Merger Proposal

As required by the Cayman Companies Act and the AIB Charter, holders of AIB Ordinary Shares are being asked to authorize the Second Merger and the Plan of Second Merger by way of special resolution.

By authorizing the Second Merger and the Plan of Second Merger, holders of AIB Ordinary Shares will also authorize by special resolution (i) the adoption of the amended and restated memorandum and articles of association of AIB, which shall be substantially in the form of the memorandum and articles of association of Merger Sub as in effect immediately prior to the effective date of the Second Merger as the surviving company, which will take effect from the effective date of the Second Merger in accordance with the Plan of Second Merger and (ii) the amendment of the authorized share capital of AIB so be consistent with the authorized share capital as stipulated in the amended memorandum and articles of association to be adopted. See “Proposal No. 2 — The Merger Proposal.”

The Adjournment Proposal

If, based on the tabulated vote, there are insufficient votes at the time of the Extraordinary General Meeting to authorize AIB to consummate the Mergers or the Business Combination, AIB Board may (and AIB is required under the Business Combination Agreement to) submit a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. See “Proposal No.3 — The Adjournment Proposal.”

Date, Time and Place of Extraordinary General Meeting of AIB Shareholders

The Meeting of the shareholders of AIB shall be held on [    ], 2024, at [    ] a.m., Eastern Time, at the offices of [AIB at 875 Third Avenue, Suite M204A, New York, NY 10022], or at such other time, on such other date and at such other place to which the Meeting may be postponed or adjourned, to consider and vote upon the Business Combination Proposal, the Merger Proposal and, if necessary, the Adjournment Proposal.

The Meeting will also be conducted via live webcast. You or your proxyholder will be able to attend and vote at the Meeting by visiting http://_____________ and using a control number assigned by Continental.

Voting Power; Record Date

AIB Public Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned AIB Ordinary Shares at the close of business on [    ], 2024, which is the Record Date for the Meeting. Public Shareholders will have one vote for each AIB Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. AIB Rights do not have voting rights. On the Record Date, there were 3,612,025 Class A Ordinary Shares outstanding, of which 984,801 were Public Shares.

Quorum and Vote of AIB Shareholders

A quorum of AIB shareholders is necessary to hold a valid meeting. The holders of a majority of the issued and outstanding AIB Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy (which would include presence at the virtual meeting) shall constitute a quorum. In the absence of a quorum, the Meeting may be adjourned in accordance with the terms of the Current Charter. As of the Record Date for the Meeting, 1,806,014 AIB Ordinary Shares would be required to achieve a quorum.

The following votes are required for each Proposal at the Meeting:

•        Business Combination Proposal:    The Business Combination Proposal must be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes which are cast by those holders of AIB Ordinary Shares who, being present and entitled to vote at the Meeting, vote at the Meeting.

•        Merger Proposal:    The Merger Proposal must be approved by a special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the votes which are cast by those holders of AIB Ordinary Shares who, being present and entitled to vote at the Meeting, vote at the Meeting.

•        Adjournment Proposal:    The Adjournment Proposal, if presented, must be approved by ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes which are cast by those holders of AIB Ordinary Shares who, being present and entitled to vote at the Meeting, vote at the Meeting.

The AIB Initial Shareholders have previously entered into the Insider Letter Agreement, pursuant to which they have agreed to vote their Founder Shares, Private Shares and any Public Shares purchased during or after AIB’s IPO in favor of the Business Combination, including each of the Proposals; provided, that such voting obligations with respect to any Public Shares purchased in connection with the Business Combination would be waived by AIB. For more information, see “Risk Factors — Risks Related to AIB and the Business Combination — The Sponsor, AIB’s directors, officers, advisors, and their affiliates may elect to purchase AIB Public Shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of AIB Ordinary Shares.” As of [    ], 2024, the Record Date for the Meeting, AIB Initial Shareholders, including its Sponsor, beneficially owned and are entitled to vote an aggregate of 2,156,250 Founder Shares, which constitute approximately 59.7% of the outstanding AIB Ordinary Shares. Additionally, an aggregate of 345,625 Private Shares underlying the 345,625 Private Placement Units acquired by the Sponsor in connection with a private placement that closed simultaneously with the AIB IPO. These Private Shares constitute approximately 9.6% of the outstanding AIB Ordinary Shares as of [    ], 2024. As such, the Founder Shares, the Private Shares underlying the Private Placement Units held by AIB Initial Shareholders in the aggregate represent approximately 69.3% of the outstanding AIB Ordinary Shares as of [    ], 2024, which is sufficient to approve the Business Combination Proposal.

Redemption Rights

Pursuant to the Current Charter, a Public Shareholder may request that AIB redeem all or a portion of such Public Shareholder’s Class A Ordinary Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

•        hold Public Shares; and

•        prior to [    ], Eastern Time, on [    ], 2024 (two business days prior to the vote at the Meeting) (i) submit a written request to the Transfer Agent that AIB redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

AIB Public Shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote affirmatively for or against the Business Combination Proposal, or do not vote at all, provided that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to AIB in connection with any redemption election in order to validly redeem such Public Shares. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the Transfer Agent, AIB will redeem each ordinary share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds (net of required tax payments), divided by the number of then-outstanding Public Shares, divided by the number of then outstanding Public Shares.

If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with AIB’s consent, until the consummation of the Business Combination, or such other date as determined by the AIB Board. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. See “Extraordinary General Meeting of AIB Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Appraisal or Dissenters’ Rights

Holders of record of AIB Ordinary Shares may have Dissent Rights in connection with the Mergers under the Cayman Companies Act. Holders of record of AIB Ordinary Shares wishing to exercise such Dissent Rights and make a demand for payment of the fair value for his, her or its AIB Ordinary Shares must give written objection to the Mergers to AIB prior to the shareholder vote at the Meeting to approve the Mergers and follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the mergers consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. If any AIB shareholder exercises Dissent Rights, then AIB and Pubco may elect to consummate the Merger after the expiry date of the period allowed for written notice of an election to dissent in order to invoke the exemption under Section 239 of the Cayman Companies Act, in which case dissenter rights will no longer be available. It is AIB’s view that such fair market value would equal the amount which shareholders would obtain if they exercised their redemption rights as described herein. An AIB shareholder which elects to exercise Dissent Rights must do so in respect of all of the AIB Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein.

See “Extraordinary General Meeting of AIB Shareholders — Appraisal or Dissenters’ Rights.”

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. AIB has engaged Advantage Proxy to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person (which would require presence at the virtual Meeting) if it revokes its proxy before the Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section titled “Extraordinary General Meeting of AIB Shareholders — Revoking Your Proxy.”

Interests of AIB’s Initial Shareholders and Advisors in the Business Combination

When you consider the recommendation of the AIB Board in favor of approval of the Business Combination Proposal and the Merger Proposal, you should keep in mind that the Sponsor and AIB’s directors and officers have interests in such Proposals that are different from, or in addition to, those of AIB shareholders generally. The existence of personal and financial interests of one or more of AIB’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of AIB and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Proposals. For additional information on the interests and relationships of AIB Initial Shareholders in the Business Combination, see “Proposal No. 1 — The Business Combination Proposal — Interests of AIB’s Initial Shareholders and Advisors in the Business Combination,” and “Beneficial Ownership of AIB Securities Before the Business Combination.”

Recommendation to AIB Shareholders

AIB Board believes that each of the proposals to be presented at the Extraordinary General Meeting is fair to, and in the best interests of, AIB and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented.

Certain Information Relating to Pubco and AIB

Listing of Pubco

Pubco will apply for listing, to be effective at the time of the Merger Closing, of Pubco Ordinary Shares on the Nasdaq and expects to obtain clearance by DTC as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

Delisting and Deregistration of AIB

If the Business Combination is completed, AIB Units, AIB Class A Ordinary Shares, and AIB Public Rights shall be delisted from Nasdaq and shall be deregistered under the Exchange Act.

Emerging Growth Company

Upon consummation of the Business Combination, Pubco will be an “emerging growth company” as defined in the JOBS Act. Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing, (b) in which Pubco has total annual gross revenue of at least $1.235 billion or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of Pubco’s prior second fiscal quarter, Pubco has been subject to Exchange Act reporting requirements for at least 12 calendar months; and filed at least one annual report, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Furthermore, even after Pubco no longer qualifies as an “emerging growth company,” as long as Pubco continues to qualify as a foreign private issuer under the Exchange Act, Pubco will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies as further described below.

Foreign Private Issuer

Pubco is an exempted company limited by shares incorporated in 2023 under the laws of the Cayman Islands. After the consummation of the Business Combination, Pubco will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to Pubco on June 30, 2024. For as long as Pubco qualifies as a foreign private issuer, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

Pubco will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, Pubco intends to publish its results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Pubco is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, Pubco shareholders will receive less or different information about Pubco than a shareholder of a U.S. domestic public company would receive.

Pubco is a non-U.S. company with foreign private issuer status, and, after the consummation of the Business Combination, will be listed on Nasdaq. Nasdaq market rules permit a foreign private issuer like Pubco to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is Pubco’s home country, may differ significantly from Nasdaq corporate governance listing standards. Pubco may elect to follow home country practice in lieu of the following requirements:

•        the requirement that a majority of the board of directors must be comprised of independent directors as defined in Nasdaq Rule 5605(a)(2);

•        the requirement that each member of the compensation committee must be an independent director as set forth in Nasdaq Rule 5605(d)(2)(A);

•        the requirement that director nomination should be made by a vote in which only independent directors participate or by a nominations committee comprised solely of independent directors as set forth in Nasdaq Rule 5605(e)(1);

•        the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of stock option plans;

•        the requirement that the board of directors shall have regularly scheduled meetings at which only independent directors are present as set forth in Nasdaq Rule 5605(b)(2); and

•        the requirement that an annual shareholders meeting must be held no later than one year after the end of the fiscal year-end as set forth in Nasdaq Rule 5620(a).

Pubco expects to rely on certain of the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies.

Controlled Company Status

After the completion of the Business Combination, Mr. Yee Kit Chan, the chairman of the board of directors of Pubco, will, assuming a no redemption scenario, control approximately 61.6% of the voting power of outstanding Pubco Ordinary Shares (or 64.1% assuming a maximum redemption scenario). As a result, Pubco will be a “controlled company” within the meaning of applicable Nasdaq listing rules. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with the following corporate governance standards (i) that a majority of its board of directors consist of independent directors, (ii) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (iii) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Upon Closing, Pubco expects to exempt from the requirements that a majority of the board of directors consists of independent directors, and that each of the nominating and corporate governance committee and the compensation committee is composed entirely of independent directors. Pending such determination, you may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. If Pubco ceases to be a “controlled company” and a “foreign private issuer” and its shares continue to be listed on Nasdaq, Pubco will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, Pubco may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.

Certain Material U.S. Federal Income Tax Considerations

For a description of certain material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of AIB Ordinary Shares and the ownership and disposition of Pubco Ordinary Shares, see the section entitled “Material Tax Considerations.”

Anticipated Accounting Treatment

The Business Combination is made up of the series of transactions provided for in the Transaction Documents as described elsewhere within this proxy statement/prospectus. The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, Pubco will be treated as the acquired company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of PSI issuing shares at the Closing for the net assets of AIB as of the Closing Date, accompanied by a recapitalization. The net assets of AIB will be stated at historical cost, with no goodwill or other intangible assets recorded and operations prior to the Business Combination will be those of PSI. PSI has been determined to be the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances. Notwithstanding the legal form, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP:

•        PSI’s operations prior to the Business Combination will comprise the ongoing operations of Pubco;

•        PSI’s existing senior management team will comprise all or majority of the senior management team of Pubco; and

•        Yee Kit Chan is expected to have a majority of the voting power of Pubco.

Regulatory Matters

The Business Combination Agreement and the Business Combination contemplated by the Business Combination Agreement are not subject to a closing condition that any additional federal, state or foreign regulatory requirement or approval be obtained, except for filings with the Registrar of Companies in the Cayman Islands necessary to effectuate the Business Combination contemplated by the Business Combination Agreement, which will be filed by the registered agent of PSI on behalf of PSI and AIB with the Registrar of Companies in the Cayman Islands upon the approval of the Business Combination Proposal and satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five related guidelines, which came into force on March 31, 2023. The Trial Measures regulates overseas securities offering and listing activities by the PRC domestic companies, either in direct or indirect form. According to the Trial Measures, (i) PRC domestic companies that engage in overseas securities offering and listing activities, either in direct or indirect form, should fulfill the filing procedure and submit relevant information to the CSRC, (ii) direct overseas offering and listing by PRC domestic companies refers to such overseas offering and listing by a joint-stock company incorporated domestically, (iii) indirect overseas offering and listing by PRC domestic companies refers to such overseas offering and listing by a company in the name of an overseas incorporated entity, whereas the company’s major business operations are located in Mainland China and such offering and listing is based on the underlying equity, assets, earnings or other similar rights of a PRC company, and (iv) an overseas offering and listing made by an issuer that meets both the following conditions will be determined as an indirect form: (a) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by PRC domestic companies, and (b) the main parts of the issuer’s business activities are conducted in Mainland China, or its main places of business are located in the Mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in the Mainland China.

On December 28, 2021, the Cyberspace Administration of China (“CAC”) and other twelve PRC regulatory authorities jointly revised and promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. Pursuant to the Cybersecurity Review Measures, network platform operators holding over one million users’ personal information shall apply with the Cybersecurity Review Office for a cybersecurity review before listing in a foreign country. Further, on November 14, 2021, the CAC published Regulations on Cyber Data Security Management (Draft for Comments), or the Draft Regulations on Cyber Data Security Management, for public comments, which have not become effective or been formally implemented.

PSI’s PRC Legal Advisor, Grandall Law Firm (Beijing), is of the opinion that PSI is not required to obtain any licenses, approvals or prior permission from any PRC governmental authorities (including the CSRC and the CAC) to consummate the Business Combination or to list on a U.S. stock exchange, given that, among others, PSI currently does not own or control, directly or indirectly, any domestic assets, interests or domestic operating entities in Mainland China or operate any business in Mainland China.

As of the date of this proxy statement/prospectus, PSI did not receive any inquiry, notice, warning, sanctions or regulatory objection to the Business Combination from the CSRC, the CAC or any other PRC governmental authorities. However, applicable laws, regulations, or interpretations of the PRC may change or PSI could be mistaken about the applicability of these rules, and the relevant PRC government agencies could reach a different conclusion and may subject PSI (or Pubco following the consummation of the Business Combination) to a stringent approval process from the relevant government entities in connection with the Business Combination, continued listing on a U.S. stock exchange, the issuance of shares or the maintenance of PSI (or Pubco) status as a publicly listed company outside China. If Pubco, PSI or any of PSI’s subsidiaries does not receive or maintain permission or approval from the CSRC, the CAC or any other governmental or regulatory body, in the event that (i) such entity inadvertently concludes that such permissions or approvals are not required, (ii) applicable laws, regulations or interpretations change such that such entity is required to obtain such permissions or approvals in the future, or (iii) the CSRC, the CAC, or any other governmental or regulatory body subsequently determines that its approval is needed for the Business Combination, or maintaining Pubco’s status as a publicly listed company outside China, then, PSI (or Pubco following the Business Combination) may face approval delays, adverse actions or sanctions by the CSRC, the CAC and/or other PRC regulatory agencies, which may materially adversely affect Pubco’s operations. In addition, Pubco may not be able to continue listing on Nasdaq or another U.S. stock exchange following the Business Combination, or offer its securities to investors. All of the foregoing may materially adversely affect the value of Pubco securities and investors could lose all or part of their investment.

Transfer of Cash to and from the Operating Subsidiaries

Cash is transferred through PSI’s organization in the following manner: (i) funds may be transferred from PSI to the Operating Subsidiaries in Hong Kong through PSI’s BVI subsidiaries in the form of capital contributions or shareholder loans, as the case may be; and (ii) dividends or other distributions may be paid by the Operating Subsidiaries to PSI through its BVI subsidiaries. As a holding company without any operations of its own, PSI relies on dividends and other distributions on equity paid by the Operating Subsidiaries for its cash and financing requirements. In November 2023, PSI declared and made dividends in the amount of approximately $4.0 million to its shareholders and assigned its Operating Subsidiary to pay out such dividends. Except for this, for the years ended December 31, 2022 and 2023, PSI did not declare or make any dividends or other distribution to its shareholders, including U.S. investors, nor were any dividends or distributions made by the Operating Subsidiaries to PSI. In addition, PSI does not intend to distribute earnings or pay cash dividends in the foreseeable future to settle amounts or otherwise. Instead, the Operating Subsidiaries generate and retain cash generated from operating activities and re-invest it in their respective businesses. There are currently no restrictions on foreign exchange and the ability of PSI or its subsidiaries to transfer cash between entities, across borders, and to U.S. investors under the laws of the Cayman Islands, BVI and Hong Kong. Further, subject to PSI having sufficient legally available funds and is able to pay its debts as they fall due in the ordinary course of business, there are no restrictions or limitations under the laws of Cayman Islands on the payment of dividends by PSI to its shareholders. There are also no restrictions or limitations under the laws of the BVI on the distribution of earnings from a subsidiary to the parent company or investors, so long as the value of the assets of the BVI subsidiary declaring the dividends will exceed its liabilities and the BVI subsidiary will be able to pay its debts as they fall due. Similarly, there are no restrictions or limitations under the laws of Hong Kong on the distribution of the available profits from a Hong Kong subsidiary to the parent company or investors. In addition, dividend payments are not subject to withholding tax in Cayman Islands, BVI or Hong Kong. Notwithstanding the foregoing, the ability of the Operating Subsidiaries to pay dividends to PSI (or Pubco following the Business Combination) may be restricted by the debt they incur on their own behalf. For additional information, see “Risk Factors — Risk Related to PSI’s Corporate Structure — We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.”

Summary of Risk Factor

In evaluating the proposals to be presented at the Extraordinary General Meeting of the shareholders of AIB, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors” beginning on page 49 of this proxy statement/prospectus.

The consummation of the Business Combination and the business and financial condition of Pubco subsequent to the Closing are subject to numerous risks and uncertainties, including those highlighted in the section title “Risk Factors.” The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may adversely affect AIB’s ability to effect the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of AIB prior to the Business Combination and that of Pubco subsequent to the Business Combination. These risks include, among other things, the following:

Risks Related to PSI’s Business and Industry, beginning on page 49

•        PSI derives a significant portion of its revenue from few major customers with whom PSI does not enter into long-term contracts, the loss of one or more of which could have a material adverse effect on its business.

•        The demand for PSI’s services is easily affected by unpredictable factors, and its results of operations are affected by changes in the global and regional economic conditions and the international trading volumes.

•        A decrease in the level of Mainland China’s export of goods could have a material adverse effect on PSI’s business.

•        There can be no assurance that Hong Kong will continue to maintain its position as a significant air cargo hub in Asia.

•        Fluctuations in the price of cargo space could have adverse impact on PSI’s results of operations.

•        PSI’s profitability is susceptible to the volatility and uncertainties in demand and supply for cargo space.

•        There may be disintermediation in the freight forwarding industry in the future.

•        PSI’s revenue is subject to seasonal fluctuations, PSI’s results for different periods in any given financial year may not be relied upon as indicators of its performance.

•        PSI generally does not enter into any long-term contracts with its customers and PSI may not be able to maintain a stable source of revenue generated from the freight forwarding business.

•        PSI is dependent on its customers’ business performance, especially its freight forwarder customer, and their continuing demand for international freight forwarding services.

•        The freight forwarding industries in which PSI operates are susceptible to risk of changes in shipping policies which could have direct adverse impact on PSI’s business, results of operations and profits.

•        PSI faces risks associated with the items it delivers and the contents of shipments and inventories handled through its service network as it may fail to identify shipments which carry goods of dangerous or illicit nature.

•        Any lack of requisite licenses, certificate, permits applicable to the business operation may have a material and adverse impact on PSI’s business, financial condition and results of operations.

•        PSI is dependent on its suppliers, and any disruption, non-performance and delayed performance of these suppliers may adversely affect PSI’s operations and substantially impact its financial results.

•        PSI’s business is dependent on its major operational facility. It does not own any real properties and it leases a number of properties for its business operations. Therefore, PSI is exposed to risks in relation to unpredictable and increasing rental costs and relocation costs.

•        PSI’s profitability may be materially adversely impacted if its investments in equipment, logistic center/warehouses, and IT infrastructure do not match customer demand for these resources or if there is a decline in the availability of funding sources for these investments.

•        PSI’s net cash outflow from operating activities may affect its liquidity.

•        PSI may not be able to maintain its historical growth rates or gross profit margins, and its operating results may fluctuate significantly. If PSI’s results fall below market expectations, the trading price of Pubco securities following the consummation of the Business Combination may be affected.

•        PSI may suffer losses from credit exposures and counterparty risks.

•        PSI may be subject to litigation and regulatory investigations and proceedings and may not always be successful in defending ourselves against such claims or proceedings.

•        Any negative publicity with respect to PSI, the Operating Subsidiaries, PSI’s directors, officers, employees, shareholders, or other beneficial owners, its peers, business partners, or its industry in general, may materially and adversely affect its reputation, business, and results of operations.

•        PSI may not be able to obtain finance from time to time to fund its operations and maintain growth.

•        Uncertainties relating to the growth and profitability of the e-Commerce industry could adversely affect PSI’s revenues and business prospect.

•        PSI’s growth prospects may be limited if it does not successfully implement its future plans and growth strategy.

•        PSI may grow, in part, through acquisitions, which involve various risks, and it may not be able to identify or acquire companies consistent with its growth strategy or successfully integrate acquired businesses into its operations.

•        PSI is dependent on its senior management team and other key employees, and the loss of any such personnel could materially and adversely affect its business, operating results and financial condition.

•        Increasing labor cost and labor shortage in PSI’s industry may affect its business, financial conditions and results of operations.

•        The freight forwarding industry in which PSI operates is highly fragmented and competitive and there can be no assurance that it can compete successfully in the future and adequately address the downward pricing pressure.

•        If PSI’s merchant and non-freight forwarders customers are able to reduce their logistics and supply chain costs or increase utilization of their internal solutions, its business and operating results may be materially and adversely affected.

•        Volatility in fuel prices, shortages of fuel or the ineffectiveness of PSI’s fuel surcharge program can have a material adverse effect on its results of operations and profitability.

•        Natural disasters, acts of God, wars, epidemics and other events may adversely affect PSI’s business operations, financial condition and results of operations.

•        PSI’s business, results of operations and financial condition have experienced major challenges by the coronavirus pandemic, especially its supply chain and capacity to provide freight forwarding services were once disrupted by the resultant lockdown of the pandemic, it may encounter similar challenges and interruptions if such severe pandemic occurs again.

•        If PSI fails to maintain its information technology systems, or if it fails to successfully implement new technology or enhancements, it may be at a competitive disadvantage and experience a decrease in revenues.

•        PSI’s business is subject to cybersecurity risks. A cyberattack may disrupt its operations and compromise the personal data of its customers.

•        Failure to comply with cybersecurity, data privacy, data protection, or any other laws and regulations related to data may materially and adversely affect PSI’s business, financial condition, and results of operations.

•        PSI cannot assure that the insurance policies it has taken out are always able to cover all losses it sustains during the course of its business operations.

•        Fluctuations in exchange rates could result in foreign currency exchange losses, which may adversely affect PSI’s financial condition, results of operations and cash flows.

•        PSI may be affected by the currency peg system in Hong Kong.

•        PSI’s business is subject to various laws and regulations around the world; failure to comply with these provisions, as well as any adverse changes in applicable laws and regulations, may restrict or prevent PSI from doing business in certain countries or jurisdictions, require it to incur additional costs in operating its business or otherwise materially adversely affect its business.

Risks Related to Doing Business in the Jurisdictions in Which PSI’s Operating Subsidiaries Operate, beginning on page 64

•        All of PSI’s operations are located in Hong Kong. PRC laws and regulations in general are not applicable or enforceable in Hong Kong. However, due to the potential long arm application of these laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of PSI’s business and may intervene or influence its operations, which could result in a material change in PSI’s operations and/or the value of its ordinary shares (or Pubco Ordinary Shares following the Closing). The Operating Subsidiaries may be subject to laws and regulations of Mainland China, which may impair PSI’s ability to operate profitably and result in a material negative impact on its operations and/or the value of its ordinary shares (or Pubco Ordinary Shares following the Closing). Furthermore, the changes in the policies, regulations, rules, and the enforcement of laws of the PRC may also occur quickly with little advance notice and PSI’s assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain.

The laws and regulations in Mainland China are evolving, and their enactment timetable, interpretation, enforcement, and implementation involve significant uncertainties, and may change quickly with little advance notice, along with the risk that the PRC government may intervene or influence the Operating Subsidiaries’ operations at any time could result in a material change in PSI’s operations and/or the value of its securities or could significantly limit or completely hinder your ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Moreover, there are substantial uncertainties regarding the interpretation and application of Mainland China laws and regulations including, but not limited to, the laws and regulations related to PSI’s business and the enforcement and performance of its arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and PSI’s business may be affected if PSI relies on laws and regulations which are subsequently adopted or interpreted in a manner different from its understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. PSI cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on its business.

•        PSI’s business, financial condition and results of operations, and/or the value of its ordinary shares (or Pubco Ordinary Shares following the Closing) or its ability to offer or continue to offer securities to investors may be materially and adversely affected by existing or future laws and regulations of Mainland China which may become applicable to Hong Kong and thus to company such as PSI.

In addition, the Chinese government may intervene or influence PSI’s operations at any time, or may exert oversight and control over offerings conducted overseas and/or foreign investment in Hong Kong based issuers that are not PRC domestic companies, which could result in a material change in its operations and/or the value of PSI’s ordinary shares (or Pubco Ordinary Shares following the Closing). Any of the foregoing could significantly limit or completely hinder PSI’s (or Pubco’s) ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

•        The Hong Kong legal system embodies uncertainties which could limit the legal protections available to the Operating Subsidiaries.

•        Trade war or restrictions, whether in form of embargo, tariff, or otherwise, effected between two or more countries, including the risks arising from recent events between the PRC and the United States, could materially and adversely affect PSI’s business, financial condition and results of operation.

•        Changes and the downturn in the economic, political, or social conditions of Hong Kong, Mainland China and other countries or changes to the government policies of Hong Kong and Mainland China could have a material adverse effect on PSI’s business and operations.

•        Termination of the U.S.-Hong Kong International Shipping Agreement may have an adverse effect on PSI’s ocean freight forwarding services and results of operations.

See “Risks Related to Doing Business in the Jurisdictions in Which PSI’s Operating Subsidiaries Operate” for additional information regarding the risks associated with PSI’s operations in Hong Kong.

Risk Related to PSI’s Corporate Structure, beginning on page 68

•        You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because PSI is incorporated in the Cayman Islands.

•        Cayman Islands economic substance requirements may have an effect on PSI’s business and operations.

•        PSI relies on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements PSI may have, and any limitation on the ability of the Operating Subsidiaries to make payments to PSI could have a material adverse effect on PSI’s ability to conduct its business.

•        PSI’s controlling shareholder has substantial influence over PSI. His interests may not be aligned with the interests of PSI’s other shareholders, and it could prevent or cause a change of control or other transactions.

Risks Related to Taxation, beginning on page 70

•        If Pubco is characterized as a passive foreign investment company for U.S. federal income tax purposes, its U.S. shareholders may suffer adverse tax consequences.

•        Future changes to tax laws could materially and adversely affect Pubco and reduce net returns to Pubco’s shareholders.

Risks Related to AIB and the Business Combination, beginning on page 71

•        The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

•        The ability of AIB Public Shareholders to exercise redemption rights with respect to AIB Public Shares may prevent AIB from completing the Business Combination or maximizing its capital structure.

•        AIB’s Sponsor controls a substantial interest in AIB and thus may exert a substantial influence as to whether the Proposals presented at the Extraordinary General Meeting, including the Business Combination Proposal and the Merger Proposal, are approved, potentially in a manner that AIB Public Shareholders do not support.

•        Since the Sponsor and AIB’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of AIB shareholders, a conflict of interest may have existed in determining whether the Business Combination with PSI is appropriate as AIB’s initial business combination. Such interests include that the Sponsor will lose its entire investment in AIB if the business combination is not completed.

•        The exercise of AIB’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in AIB shareholders’ best interest.

•        AIB and PSI will incur significant transaction and transition costs in connection with the Business Combination.

•        The announcement of the proposed Business Combination could disrupt PSI’s relationships with its suppliers, business partners and others, as well as its operating results and business generally.

•        The Business Combination may disrupt PSI’s current business plans and operations and may cause difficulties in retaining its employees.

•        Subsequent to the consummation of the Business Combination, Pubco may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause AIB shareholders to lose some or all of your investment.

•        AIB does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for AIB to complete the Business Combination with which a substantial majority of AIB shareholders do not agree.

•        AIB Initial Shareholders have agreed to vote their AIB Ordinary Shares in favor of the Business Combination, regardless of how AIB Public Shareholders vote.

•        The Insider Letter Agreement may be amended without shareholder approval.

•        The Sponsor, AIB’s directors, officers, advisors, and their affiliates may elect to purchase AIB Public Shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of AIB Ordinary Shares.

•        There are risks to AIB shareholders who are not affiliates of the Sponsor of becoming shareholders of Pubco through the Business Combination rather than acquiring securities of PSI directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

•        If third parties bring claims against AIB, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $11.66 per share (based on the Trust Account balance as of March 31, 2024).

•        Past performance by any member or members of AIB’s management team or the Sponsor or any of their respective affiliates may not be indicative of future performance of an investment in AIB or PSI.

•        Nasdaq suspended AIB’s securities from trading on its exchange prior to the Business Combination, which could limit investors’ ability to make transactions in AIB’s securities and subject AIB to additional trading restrictions.

•        The Business Combination Agreement may be terminated if AIB Class A Ordinary Shares become delisted from Nasdaq and are not relisted on the Nasdaq or the New York Stock Exchange within 60 days after such delisting.

•        AIB shareholders will experience immediate dilution as a consequence of the issuance of Ordinary Shares as consideration in the Business Combination and due to future issuances, including pursuant to the 2024 Plan of Pubco. Having a minority share position may reduce the influence that AIB’s current shareholders have on the management of AIB.

•        AIB’s and PSI’s ability to consummate the Business Combination, and the operations of Pubco following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

•        If AIB requires AIB Public Shareholders who wish to redeem their AIB Public Shares to comply with the delivery requirements for redemption, such shareholders may be unable to sell their securities when they wish to if the Business Combination is not approved.

•        AIB shareholders may be held liable for claims by third parties against AIB to the extent of distributions received by them upon redemption of their shares.

•        Redemptions in connection with the January 2023 Extension and October 2023 Extension make it more difficult for AIB to complete a Business Combination.

Risks Related to Redemption, beginning on page 85

•        AIB Public Shareholders who wish to redeem their AIB Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If AIB shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their AIB Public Shares for a pro rata portion of the funds held in the Trust Account.

•        Investors may not have sufficient time to comply with the delivery requirements associated with exercise of their redemption rights.

•        If an AIB Public Shareholder fails to receive notice of AIB’s offer to redeem AIB Public Shares in connection with the Business Combination or fails to comply with the procedures required to redeem its shares, such shares may not be redeemed.

•        If a Public Shareholder or a “group” of AIB Public Shareholders are deemed to hold in excess of 15% of the AIB Public Shares, that Public Shareholder or AIB Public Shareholders will lose the ability to redeem all such shares in excess of 15% of the AIB Public Shares, absent AIB’s consent.

•        There is no guarantee that a public shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the public shareholder in a better future economic position.

Risks if the Adjournment Proposal is Not Approved, beginning on page 86

•        If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the AIB Board will not have the ability to adjourn the Extraordinary General Meeting to a later date or dates in order to solicit further votes, and, therefore, the Business Combination will not be approved, and the Business Combination may not be consummated.

Risks if the Business Combination is Not Consummated, beginning on page 87

•        AIB may not be able to consummate an initial business combination within the required time period, in which case AIB would cease all operations except for the purpose of winding up and AIB would redeem the AIB Public Shares and liquidate unless the Sponsor contributes additional capital to AIB, which the Sponsor is not obligated to do.

•        If AIB has not completed its initial business combination, AIB Public Shareholders may be forced to wait until after January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter) before redemption from the Trust Account.

•        AIB Public Shareholders have limited rights or interests in funds in the Trust Account. For AIB Public Shareholders to liquidate their investment, therefore, they may be forced to sell Public Securities, potentially at a loss.

•        The SEC has issued final rules and guidance relating to certain activities of special purpose acquisition companies (“SPACs”). The need for compliance with these rules and guidance may cause AIB to liquidate at an earlier time than it might otherwise choose.

•        If AIB is deemed to be an investment company for purposes of the Investment Company Act, it would be required to institute burdensome compliance requirements and its activities would be severely restricted. As a result, in such circumstances, unless AIB is able to modify its activities so that it would not be deemed an investment company, it may abandon its efforts to complete an initial business combination and instead liquidate.

•        To mitigate the risk that AIB might be deemed to be an investment company for purposes of the Investment Company Act, on February 6, 2024, AIB instructed the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of its initial business combination or liquidation. As a result, AIB may receive less interest on the funds held in the Trust Account than the interest it would have received pursuant to its original Trust Account investments, which could reduce the dollar amount AIB Public Shareholders would receive upon any redemption or liquidation.

•        Provisions in AIB’s Current Charter and Cayman Islands law may inhibit a takeover of AIB, which could limit the price investors might be willing to pay in the future for AIB Class A Ordinary Shares and could entrench management.

•        AIB’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

•        AIB may qualify as a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. investors.

•        Because AIB is incorporated under the laws of the Cayman Islands, AIB Public Shareholders may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. Federal courts may be limited.

•        AIB has devoted substantial time and expense to its evaluation and negotiation of the Business Combination neither of which can be recouped if the Business Combination is not consummated. Further, AIB may not be able to obtain additional financing and researching alternative acquisitions that are not consummated will require additional time and expenditures, all of which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

•        AIB may be unable to obtain additional financing to complete its initial business combination or to fund the operations and growth of a target business, which could compel AIB to restructure or abandon a particular business combination. If AIB is unable to complete its initial business combination, AIB Public Shareholders may only receive $11.66 per share or potentially less than $11.66 per share on AIB’s redemption, and the rights will expire worthless.

•        If the Business Combination is not consummated, AIB Public Shareholders may not be afforded an opportunity to vote on AIB’s proposed initial business combination, which means AIB may complete its initial business combination even though a majority of the AIB Public Shareholders do not support such a combination.

•        If, before distributing the proceeds in the Trust Account to AIB Public Shareholders, AIB files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against AIB that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of AIB shareholders and the per share amount that would otherwise be received by AIB shareholders in connection with AIB’s liquidation may be reduced.

•        If, after AIB distributes the proceeds in the Trust Account to its AIB Public Shareholders, AIB files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against AIB that is not dismissed, a bankruptcy court may seek to recover such proceeds, and AIB and its board of directors may be exposed to claims of punitive damages.

•        AIB may pursue acquisition opportunities in any geographic region and in any business industry or sector and, if the Business Combination fails, AIB may pursue an initial business combination involved in a sector with which AIB’s management team has limited or no prior familiarity or expertise. AIB securityholders may be unable to ascertain the merits or risks of any particular target business’ operations and AIB may pursue an initial business combination that is not in the best interests of AIB shareholders.

•        AIB may not be able to complete the Business Combination with PSI if the Business Combination may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations, or ultimately prohibited.

Risks Related to Pubco and Ownership of Pubco’s Shares, beginning on page 93

•        PSI’s management has no experience in operating a public company.

•        Failure to timely and effectively build Pubco’s accounting systems to effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on Pubco’s business.

•        The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act (the “HFCAA”) all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to the proposed Business Combination. In the event it is later determined that the PCAOB is unable to inspect or investigate completely Pubco’s auditor following consummation of the Business Combination, then such lack of inspection could cause trading in Pubco’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist Pubco’s securities.

•        The price of Pubco securities may be volatile, and the value of Pubco securities may decline.

•        A market for Pubco’s securities may not develop or be sustained, which would adversely affect the liquidity and price of its securities.

•        If Pubco does not meet the expectations of equity research analysts, if they do not publish research reports about Pubco’s business or if they issue unfavorable commentary or downgrade Pubco’s securities, the price of Pubco’s securities could decline.

•        Pubco’s issuance of additional share capital in connection with financings, acquisitions, investments, its equity incentive plans or otherwise will dilute all other shareholders.

•        Pubco does not intend to pay dividends for the foreseeable future, and as a result, your ability to achieve a return on your investment will depend on appreciation in the price of Pubco Ordinary Shares.

•        Pubco is an “emerging growth company,” and it cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make its securities less attractive to investors.

•        Pubco will be a foreign private issuer, and as a result, it will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

•        As Pubco is a “foreign private issuer” and intends to follow certain home country corporate governance practices, its shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

•        Pubco may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

•        Pubco will incur increased costs as a result of operating as a public company, and its management will be required to devote substantial time to compliance with its public company responsibilities and corporate governance practices.

•        As a result of being a public company, Pubco is obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in Pubco and, as a result, the value of its securities.

•        Pubco does not intend to make any determinations on whether it or its non-U.S. subsidiaries are controlled foreign corporations for U.S. federal income tax purposes.

•        Pubco may be subject to securities litigation, which is expensive and could divert management attention.

•        The Amended Pubco Charter designate specific courts in Cayman Islands and the United States as the exclusive forum for certain litigation that may be initiated by the holders of Pubco Ordinary Shares or other securities, which could limit their ability to obtain a favorable judicial forum for disputes with Pubco.

•        Subsequent to the consummation of the Business Combination, Pubco may be required to take write-downs or write-offs, or it may be subject to restructuring, impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment.

•        Nasdaq may not list Pubco’s securities on its exchange, which could limit investors’ ability to make transactions in Pubco’s securities and subject Pubco to additional trading restrictions.

•        Pubco’s corporate actions that require shareholder approval will be substantially controlled by its controlling shareholder, Mr. Yee Kit Chan, who will have significant influence over such matters, and their interests may not be aligned with the interest of other shareholders.

•        You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited as Pubco is incorporated under the law of the Cayman Islands. Following the consummation of the Business Combination, all of Pubco’s operations will be located, and all of its directors and executive officers will reside, outside of the United States.

•        Pubco may be a “controlled company” within the meaning of the Nasdaq listing rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies. If Pubco relies on these exemptions, you will not have the same protections afforded to shareholders of companies that are subject to such requirements.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes statements that express AIB’s, Pubco’s and PSI’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding AIB’s, Pubco’s and PSI’s intentions, beliefs or current expectations concerning, among other things, the Business Combination, the benefits and synergies of the Business Combination, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which PSI operates as well as any information concerning possible or assumed future results of operations of the combined company after the consummation of the Business Combination. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting AIB, PSI and Pubco. Factors that may impact such forward-looking statements include, but are not limited to:

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•        the inability to recognize the anticipated benefits of the Business Combination;

•        the ability to obtain or maintain the listing of Pubco’s securities on The Nasdaq Stock Market, following the Business Combination, including having the requisite number of shareholders;

•        costs related to the Business Combination;

•        changes in domestic and foreign business, market, financial, political and legal conditions;

•        risks relating to the uncertainty of certain projected financial information with respect to PSI;

•        PSI’s ability to successfully and timely develop and implement its growth strategy;

•        PSI’s ability to adequately manage any logistics and supply chain risks;

•        fluctuations in the price of cargo space and the uncertainties in supply and demand for cargo space;

•        risks relating to PSI’s operations and business, including information technology and cybersecurity risks, failure to adequately forecast supply and demand, loss of key customers and deterioration in relationships between PSI and its employees;

•        PSI’s ability to successfully collaborate with business partners; demand for PSI’s current and future services;

•        risks related to increased competition; risks relating to potential disruption in the transportation and shipping infrastructure, including trade policies and export controls;

•        risks that PSI is unable to secure or protect its intellectual property;

•        risks of regulatory lawsuits relating to PSI’s services;

•        risks that the post-combination company experiences difficulties managing its growth and expanding operations;

•        the uncertain effects of the COVID-19 pandemic and certain geopolitical developments, including the military conflicts in Ukraine and the Middle East;

•        the inability of the parties to successfully or timely consummate the proposed Business Combination, including the risk that any required shareholder or regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed Business Combination;

•        the outcome of any legal proceedings that may be instituted against PSI, AIB, Pubco or others following announcement of the proposed Business Combination and transactions contemplated thereby;

•        the ability of PSI to execute its business model, including market acceptance of its existing and planned services; technological improvements by PSI’s peers and competitors; and

•        the other matters described in the section titled “Risk Factors.”

In addition, the Business Combination is subject to the satisfaction or waiver of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement and the absence of events that could give rise to the termination of the Business Combination Agreement, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupt current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for PSI.

The forward-looking statements contained in this proxy statement/prospectus are based on AIB’s, PSI’s and Pubco’s current expectations and beliefs concerning future developments and their potential effects on the Business Combination and Pubco. There can be no assurance that future developments affecting AIB, Pubco and/or PSI will be those that AIB, PSI or Pubco has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond either AIB’s, Pubco’s or PSI’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. AIB, PSI and Pubco will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before a shareholder grants its proxy, instructs how its vote should be cast or votes on the Business Combination Proposal, the Merger Proposal or the Adjournment Proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect AIB, Pubco and/or PSI.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus. Certain of the following risk factors apply to the business and operations of PSI and will also apply to the business and operations of Pubco following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of Pubco’s securities following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Pubco, AIB and PSI, which later may prove to be incorrect or incomplete. Pubco, AIB and PSI may face additional risks and uncertainties that are not presently known to them, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party.

Risks Related to PSI’s Business and Industry

Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to the business of PSI and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Pubco and its subsidiaries following the consummation of the Business Combination.

We derive a significant portion of our revenue from few major customers with whom we do not enter into long-term contracts, the loss of one or more of which could have a material adverse effect on our business.

Our top five customers collectively accounted for approximately 62.2%, 72.6% and 75.0% of our revenue for the years ended December 31, 2021, 2022 and 2023. Furthermore, we generated a significant portion of our revenues from a single largest customer, Yanwen Logistics Co., Ltd (formerly known as “Beijing Yanwen Logistics Co., Ltd”) (“Yanwen Express”), for the years ended December 31, 2021, 2022 and 2023, respectively, which accounted for 40.5%, 59.7% and 69.3% of our total revenues respectively. The average accounts receivable turnover days were 52 days and 41 days as of December 31, 2022 and 2023, respectively. The average accounts receivables turnover was 52 days as of December 31, 2022 mainly caused by accounts receivable from our largest customer, which accounted for 74.7% of our total accounts receivables as of period end, reflecting the operational challenges across the freight forwarding industry in 2022. As of December 31, 2023, the turnover days reduced to 41 days, as a result of improved revenue positions for the period and returning to a more normal business trajectory, indicating a favorable trend of our liquidity.

Loss of business from major customers could reduce our revenues and significantly harm our business, based on a number of factors other than our performance, such as: industry trends related to e-Commerce that may apply downward pricing pressures on the rates our customers can charge; the seasonality associated with the fourth quarter holiday season; business combinations and the overall growth of a customer’s underlying business; and any disruptions to our customers’ businesses. Furthermore, if we experience difficulties in the collection of our accounts receivables from our major customers, our results of operation may be materially and adversely affected. These customers could choose to divert all or a portion of their business with us to one of our competitors, demand pricing concessions for our services, require us to provide enhanced services that increase our costs, or develop their own shipping and distribution capabilities.

We expect that we will continue to depend on a relatively small number of customers for a significant portion of our revenue and may continue to experience fluctuations in the distribution of the revenue among our largest customers. The volume of sale to specific customers is likely to vary from year to year, especially since we do not have long-term commitments from any of our customers to purchase our services. A major customer in one year may not provide the same level of revenues for us in any subsequent year.

The demand for our services is easily affected by unpredictable factors, and our results of operations are affected by changes in the global and regional economic conditions and the international trading volumes.

A significant majority of our revenue is generated from air freight export from Hong Kong and Mainland China and organizing shipments primarily to Europe, Asia, Southeast Asia and North America. Our results of operations are thus affected by global trade volume and export volume of Hong Kong. We are sensitive to changes in regional and/or global political and economic conditions that impact customer shipping volumes, industry freight demand and demand for cargo space. The transportation industry historically has experienced cyclical fluctuations due to economic recession, level of international trade activities, downturns in business cycles of our customers, interest and currency rate fluctuations, inflation, trade restrictions, economic sanctions, trade disputes, boycotts, outbreak of wars, changes in regulatory regimes and extreme weather conditions, all of which are beyond our control and the nature, timing and degree of which are largely unpredictable. Any decrease in demand for our services due to cyclical downturns could adversely affect our business, financial condition and results of operations.

A decrease in the level of Mainland China’s export of goods could have a material adverse effect on our business.

A significant portion of our business originates from the customers in Mainland China and therefore depends on the level of imports and exports to and from Mainland China. Any adverse economic or social developments in Mainland China could lead to a general decline in consumption and a slowdown in international trade, which could have a significant impact on our businesses. In addition, an economic slowdown around the world and the shifting of outsourced manufacturing activities away from Mainland China, for example due to a “China plus One” strategy on behalf of outsourcers to reduce supply chain concentration, could have a significant impact on our international freight forwarding business.

Furthermore, the level of imports to and exports from Mainland China could be adversely affected by the changes in political, economic and social conditions or other relevant policies of the Chinese government. As Mainland China exports considerably more goods than it imports, any reduction in or hindrance to China-based exports, whether due to decreased demand from the rest of the world, an economic slowdown in Mainland China, seasonal decrease in manufacturing levels due to the Chinese New Year holiday or other factors, could have a material adverse effect on our business. In recent years, Mainland China has experienced an increasing level of economic autonomy. The “Dual Circulation” with the emphasis on “Internal Circulation” strategy became a key priority in the Chinese Government’s Fourteenth Five-Year Plan, signaling that Mainland China wants to reduce the role of international trade in its economy and its dependence on overseas markets. The Internal Circulation strategy may have the effect of reducing the imports to Mainland China and may, in turn, result in decreased demand for cargo shipping to Mainland China. Furthermore, the Chinese government’s economic policies which aimed at increasing domestic consumption of Chinese-made goods may have also the effect of reducing the supply of goods available for export and may, in turn, also result in decreased demand for export cargo shipping.

These factors could have a negative impact on the outbound activities of international freight forwarding from Mainland China. If Mainland China experiences slower growth or a decline in exports, our business, financial condition and results of operations could be materially and adversely affected.

There can be no assurance that Hong Kong will continue to maintain its position as a significant air cargo hub in Asia.

Our Operating Subsidiaries operate out of Hong Kong. As a significant air cargo hub in Asia, Hong Kong is well-positioned to foster a high demand for cargo space on outbound routes from Hong Kong to other destinations in Asia. There can be no assurance that Hong Kong will continue to maintain such position. For example, Shanghai, China, shares the same cargo catchment area in the Pearl River Delta region, while Singapore shares the same positioning as a regional hub for intra-Asia trade and as a logistics center. In the event that Hong Kong loses its position as a transportation hub in Asia, the demand for our freight forwarding services and ancillary logistics services and thus our business, financial condition and results of operations, may be adversely affected.

Fluctuations in the price of cargo space could have adverse impact on our results of operations.

Fluctuation in the price of cargo space will affect our total cost of revenue directly and thus the freight forwarding services fee charged to our customers as our pricing for freight forwarding services is determined on a cost-plus approach, which in turn affects our gross profit. Our results of operations are significantly affected by the air and ocean freight charges cost, which accounted for approximately 89.9%, 83.7% and 81.4% of our total cost of revenue for the years ended December 31, 2021, 2022 and 2023, respectively. The profitability of our freight forwarding services is correlated with the fluctuation of freight forwarding services fee charged to our customers. If we cannot pass on the cost of the cargo space in full to our customers, our results of operations may be materially and adversely affected.

In the course of business, we enter into certain block space arrangements and aircraft charter arrangements with the suppliers whereby we are committed to paying for the agreed cargo space irrespective of whether we can fully utilize the allotted space. There have been occasions when we have provided cargo space to customers at a rate lower than our cost of freight and there can be no assurance that this will not occur again in the future. Should the prevailing market rates of cargo space at the time when we charge to our customers fall below our cost of freight, we may not be able to increase the freight forwarding services fee in order to pass on in full the cost of freight to our customers and our results of operations may be materially and adversely affected.

Our profitability is susceptible to the volatility and uncertainties in demand and supply for cargo space.

The freight service fee we charge our customers is based on our assessment of, among other things, the demand and supply for cargo space, prevailing market rate and air cargo space price index. Our profitability could be also negatively impacted if our pricing strategy proves to be inaccurate. If we are incorrect in our assumptions and do not accurately calculate or assess the costs to us to provide our services, we could experience lower margins than anticipated, loss of business, or be unable to offer competitive products and services.

We procure the supply of cargo space through direct booking, block space arrangements and aircraft charter arrangements, based on our estimation regarding the existing and anticipated customer demand. Pursuant to the block space arrangements and aircraft charter agreements, we are committed to paying the agreed cargo space irrespective of whether we fully utilize the allotted space. If we cannot efficiently utilize the air cargo space allocated to us under the block space agreements and aircraft charter agreements with our airline partners, we may not be able to fully recover the costs of the relevant cargo space, and our results of operations may suffer.

If we cannot fully utilize the cargo space we have sourced, i.e., when the actual customers’ demand for the cargo space is less than the amount of cargo space we sourced, we have to sell excess cargo space. We cannot assure that there will not be instances where, for example, due to (a) departure timetable of the aircraft or vessel; (b) popularity of the route; or (c) seasonality factors, we are unable to fully consolidate/co-load all the excess cargo space we purchased from our suppliers. In case we cannot fully utilize the cargo space we obtained from our suppliers, we may have to bear the costs of all the excess cargo space we purchased and our business and results of operations could be adversely affected.

In the event that the actual customers’ demand for the cargo space is higher than the amount of cargo space we have, we have to source the cargo space, by direct booking, from our suppliers, including airlines and other freight forwarders, at prevailing market rates. Should the freight forwarding services fee we charge to our customers fall below the prevailing market rates of cargo space, we may not be able to increase the services fee in order to pass on in full the cost of freight to our customers and our results of operations may be materially and adversely affected. Furthermore, since cargo space offered by our suppliers through direct booking is subject to the availability of their aircraft or vessels and normally on a first-come-first-served basis, without the guaranteed supply of cargo space by existing agreement, there is no assurance that we will be able to source sufficient cargo space to meet our customers’ demands within the expected time frame and at favorable price, in particular during peak seasons. If we cannot obtain sufficient cargo space from our suppliers to meet our customers’ demands, our reputation within the network of industry players and our results of operations could be adversely affected.

There may be disintermediation in the freight forwarding industry in the future.

In light of the trend of digitization, huge amount of product information is available on the internet and as a result of information transparency and other innovative technologies (such as online marketplaces, electronic payments, algorithmic order-matching), manufacturers and retailers are working on reducing the number of intermediaries in the supply chain by shipping directly to end customers in order to reduce costs in the process. As a freight forwarder, we are one such supply chain intermediary. The trend of eliminating intermediaries creates disintermediation in our industry. Any significant decrease in demand for our freight forwarding and related logistics services due to disintermediation in our industry could adversely affect our business, financial condition and results of operations.

Our revenue is subject to seasonal fluctuations, our results for different periods in any given financial year may not be relied upon as indicators of our performance.

Our peak season is generally from October to December which is driven by festive events and discount promotions such as Thanksgiving, Christmas and New Year’s Eve. Moreover, we record relatively lower volume of shipment and thus relatively lower revenue during Lunar New Year (normally in January or February) owing to lower business activities from manufacturers and shippers in Mainland China in Lunar New Year, resulting in a decrease in the demand for freight forwarding services. Accordingly, comparison of sales and operating results from different periods in any given financial year may not be relied upon as indicators of our performance. It is widely understood in the industry that these seasonal trends are influenced by a number of factors, including weather patterns, national holidays, economic conditions, consumer demand, major product launches, as well as a number of other market forces. Since many of these forces are unforeseen there is no way for us to provide assurances that these seasonal trends will continue.

In addition, our results of operations may be affected by exceptional market conditions. For example, we achieved significant growth in 2021 as a result of our ability to quickly respond to surge in market demands and to capture the unique market opportunities in 2021, characterized by a significant increase in demand for air freight forwarding services, alongside limited supply of cargo space. While the growth showcased our ability to quickly adapt and capitalize on volving market dynamics, it should not be relied upon as an indicator of our future performance, because we may not be able to achieve the same level of growth in the future in absence of the favorable market conditions in 2021 and/or the unique opportunities presented to us during the same year.

We generally do not enter into any long-term contracts with our customers and we may not be able to maintain a stable source of revenue generated from the freight forwarding business.

We generally do not enter into long-term contracts our customers, who make bookings with us for cargo space on an as-needed basis. As a result, we cannot guarantee that our current customers will continue to utilize our services or that they will continue at the same levels. Our revenue is therefore susceptible to fluctuations in the demand for cargo space from our customers and the cancellations of existing customer contracts.

We rely on our customers to make continuous purchases of cargo space from us to maintain a stable source of revenue. Customers’ demand could be affected by unpredictable factors, such as regional and global political and economic conditions. Furthermore, as we are not the exclusive freight forwarder of our customers, we cannot be certain that sales to our existing customers, including our major customers, will continue to use our freight forwarding services. Our existing customers are not obliged to engage us for the provision of freight forwarding services for the shipments in the future. There is no assurance that our existing customers will not engage other freight forwarders whom they perceive to offer lower prices or better services than ours. There is no certainty that we will continue to generate a stable revenue from our customers, any significant reduction of bookings from our customers could materially affect our business, financial condition and results of operations.

We are dependent on our customers’ business performance, especially our freight forwarder customer, and their continuing demand for international freight forwarding services.

Our revenue generated from our provision of freight forwarding services to other freight forwarders accounted for approximately 98.9%, 98.3% and 99.6% of our total revenue as of the years ended December 31, 2021, 2022 and 2023, respectively. We are therefore dependent on other freight forwarders’ business performance and developments in their markets and industries. Any material adverse change to the social and economic condition in Hong Kong may affect their business and financial performance, which may in turn affect our business and financial condition.

If the financial and business performance of other freight forwarders deteriorate, it will likely cause a corresponding decrease in demand for our freight forwarding services. Adverse changes in their demand, for example if we cannot absorb their direct shipper customers, could materially and adversely affect our business, financial condition and results of operations.

The freight forwarding industries in which we operate are susceptible to risk of changes in shipping policies which could have direct adverse impact on our business, results of operations and profits.

Frequent accidents concerning certain types of cargo on aircraft and vessels have called for tightened safety measures on aircraft and vessels. In the event that changes in shipping policies of certain airlines, for instance, prohibiting consignments containing lithium batteries from loading on to passenger aircraft, have been adopted, business activities of our customers could be directly affected. Our customers may either be forced to ship their consignments through airlines that offer cargo aircraft or divert their domestic and inter-continental deliveries to other alternatives such as sea, rail and road transportation. Tightened safety measures may also imply an overall burden on cargo space suppliers to raise shipping costs in order to maintain their profit margin. In the event that we are unable to source suitable alternative cargo space for our customers, or we fail to pass on our increased costs to our customers, our business, results of operations and profitability could be adversely affected.

We face risks associated with the items we deliver and the contents of shipments and inventories handled through our service network as we may fail to identify shipments which carry goods of dangerous or illicit nature.

We handle a large volume of shipments across our service network. In accordance with the air cargo security regime in Hong Kong and related statutory requirements of Hong Kong Civil Aviation Department (CAD), 100% of cargoes arranged by us are required to be screened by the screening equipment (such as x-ray) certified by aviation security authorities, such as the European Civil Aviation Conference (ECAC) of the European Commission, Transportation Security Administration (TSA) of the United States, Department for Transport (DofT) of the UK and Civil Aviation Administration of China (CAAC) (“Screening Equipment”). We are required shall ensure all dangerous goods are properly classified, packed, marked, labelled and documented before they are offered for air transportation. However, there is no assurance that our Screening Equipment or hand search/physical check by our screeners at piece level can successfully prevent the shipment of any illegal goods or dangerous goods.

Should we fail to identify shipments which carry goods of illicit or dangerous nature, these goods may be impounded by customs, and we may be subject to investigations and administrative or even criminal penalties or, if any personal injury or property damage is concurrently caused, we may be further liable for civil compensation. In such event, our reputation, business and results of operations may be materially and adversely affected. Furthermore, we face challenges with respect to the protection and control of these items when handling the shipments and inventories across our service network. Shipments and inventories in our service network may be stolen, damaged or lost for various reasons, and we, together with our service providers, may be perceived or found to be liable for such incidents.

Any lack of requisite licenses, certificate, permits applicable to the business operation may have a material and adverse impact on our business, financial condition and results of operations.

We have obtained various registrations, certificates, permits, and licenses in connection with our business and operations, including the certificate as an International Air Transport Association (IATA) member for easier access to space procurement for air cargo routes, license for the operation of our off-airport x-ray screening operation in our contract warehouses to satisfy the CAD 100% screening requirement (including Irradiating Apparatus License, Regulated Air Cargo Screening Facility License, and Regulated Agent License from Civil Aviation Department and Radiation Board of the Hong Kong Government), and the registration as a Food Import or Distributor and Textile Traders. For the details regarding the relevant licenses and permits, see “Information Related to PSI — Licenses and Regulatory Approvals.”

Most licenses and registrations are subject to renewal. In the event that we fail to renew or obtain our relevant licenses and registrations, even if we may be able to subcontract relevant services, there is no assurance that we can locate suitable subcontractors in a timely manner or on reasonable commercial terms, and the subcontractor will at all times perform in a satisfactory level. Failure to obtain such licenses and permits may result in suspension of operation, fines or other penalties by government authorities. New laws and regulations may be enforced from time to time to require additional licenses and permits other than those we currently have. Therefore, our business, reputation, prospects, results of operations and financial condition may be materially and adversely affected.

We are dependent on our suppliers, and any disruption, non-performance and delayed performance of these suppliers may adversely affect our operations and substantially impact our financial results.

Our suppliers include airlines, freight forwarders and shipping liners for cargo space, and other suppliers for logistics-related services such as palletization services, warehousing services, local and overseas transportation services, and x-ray screening services.

For the years ended December 31, 2021, 2022 and 2023, our top five suppliers accounted for approximately 52.2%, 44.1% and 45.0% of the total cost of revenue, respectively. A loss of any of these suppliers could have a negative effect on the operations of PSI.

Disruptions in the business activities of our suppliers may have negative impacts on our business. There are operational risks inherent to the business activities of our suppliers, such as labor strikes, suspension or cancellation of flight lines due to technical failures, severe outbreaks of contagious diseases or epidemics (such as the COVID-19 pandemic), or financial difficulties which our suppliers may face. We may also encounter the risks associated with non-performance, unsatisfactory, or delayed performance by our suppliers. There is no assurance that the carriers, our business partners and other service providers will at all times perform at a satisfactory level.

Our suppliers may fail to deliver cargoes on time or cargoes may be damaged during transportation. We cannot assure that the service provided by our suppliers will always meet our customers’ delivery requirement. In case there is any error or delay due to various reasons, including but not limited to weather condition, air traffic control, trade embargo and human negligence, the cargoes may not be delivered to the assigned destination within the expected schedule and condition. Freight carriers may also mistakenly deliver the cargo to other destinations. If the carriers, our freight forwarder business partners and other service providers are unable to meet our customers’ standards and requirements and we are unable to find suitable alternatives promptly, our reputation within the industry and therefore our business, sales performance and results of operations could be adversely affected.

In the event of occurrence of the above, we may have to source cargo space from other suppliers for our customers within a tight time constraint. If our suppliers are unable to meet our customers’ delivery requirement, or if we are unable to find suitable alternatives promptly in the event of disruptions in the business activities of our suppliers, our reputation and therefore our business, sales performance and results of operations could be adversely affected. If we are not able to maintain or expand our relationships with our major suppliers, our ability to deliver our products and services in a timely manner may be impaired and we could be required to incur additional expenses to secure alternative suppliers. The disruption in our supply or the need to find alternative suppliers could impact the costs and/or timing associated with procuring necessary products and services.

Our business is dependent on our major operational facility. We do not own any real properties and we lease a number of properties for our business operations. Therefore, we are exposed to risks in relation to unpredictable and increasing rental costs and relocation costs.

We do not own any real properties and manage and operate an asset-light model for our freight forwarding services through our headquarter office and additional office spaces in Kwai Chung, New Territories, Hong Kong (the “Kwai Chung Offices”), with warehousing and freight-related services performed in our service provider’s warehouse.

In the event of disruption in the supply of utilities like water or electricity or denial of access to the above premises due to government controls in response to severe epidemic or other dangerous situations, our Operating Subsidiaries may incur additional costs, such as costs for leasing alternative warehouses and restoring access to our premises. If as a result of such disruption the Operating Subsidiaries fail to meet the service requirements of our customers, our relationship with our customers may be negatively affected.

Furthermore, in the event that our rental expenses for the Kwai Chung Offices increase, our operating expenses will increase and affect our operating cash flows, and in turn materially and adversely affect our business, results of operations and prospects. There is also no assurance that such tenancy agreement will not be terminated before its expiration. In the event that the tenancy agreement is terminated or not renewed, our business and operation may be interrupted and adversely affected as we will relocate our warehouse or offices to other sites. Such relocation will incur relocation costs, which may be substantial and in turn adversely affect our financial condition. Further, we cannot assure you that we will be able to relocate such operations to suitable alternative premises in a timely manner or at all, and any such relocation may result in disruption to our business operations. In the event that we fail to relocate our operations, our financial position, results of operations and reputation would be adversely affected.

Our profitability may be materially adversely impacted if our investments in equipment, logistic center/warehouses, and IT infrastructure do not match customer demand for these resources or if there is a decline in the availability of funding sources for these investments.

Although we are an asset-light company, our freight forwarding operations may require certain investments and commitment of capital in equipment, warehouse maintenance and expansion, warehousing systems such as shelving, racking, and IT system. The amount and timing of our capital investments depend on various factors, including anticipated freight volume levels and the price and availability of appropriate property for service centers.

These capital expenditures are associated with certain inherent risks. We may not have the resources to fund such investment. Even if we have sufficient funding, assets that best suit our needs may not be available at reasonable prices or at all. In addition, we are likely to incur capital expenditures earlier than all of the anticipated benefits, and the return on these investments may be lower, or may be realized more slowly, than we expected. In addition, the carrying value of the related assets may be subject to impairment, which may adversely affect our financial conditions and operating results. Furthermore, our continued investment in freight service centers, warehouses and other infrastructure may put us at a competitive disadvantage against competitors who spend less on these assets but focus more on improving other aspects of their business that are less capital heavy.

Our net cash outflow from operating activities may affect our liquidity.

We cannot assure you that we will not experience net cash outflow from operating activities in the future. Our liquidity in the future will, to an extent, depend on our ability to maintain adequate cash inflows from operating activities primarily generated from our trade receivables for the provision of air freight forwarding, distribution and logistics and ocean freight forwarding services. In the event of any significant deterioration in the quality of our trade receivable portfolio, our liquidity and cash flows from operating activities could be materially and adversely affected.

We may not be able to maintain our historical growth rates or gross profit margins, and our operating results may fluctuate significantly. If our results fall below market expectations, the trading price of Pubco securities following the consummation of the Business Combination may be affected.

We have experienced significant growth in our revenue and gross profit in the past two years. We cannot assure you that we will be able to maintain our revenue growth or gross profit margins at historical levels, or at all. Moreover, our operating results may fluctuate significantly as a result of numerous factors, many of which are outside of our control. These factors include, among others:

•        our ability to maintain and further promote our Operating Subsidiaries as a premium brand for high-quality freight forwarding in Hong Kong;

•        our ability to attract new customers, retain existing customers and expand our community;

•        our ability to maintain our existing customers and attract new international customers;

•        the success of our marketing and brand building efforts;

•        the timing and market acceptance of new services by us or our competitors;

•        our ability to develop service enhancements at a reasonable cost and in a timely manner;

•        fluctuations in demand for our services as a result of changes in pricing policies by us or our competitors;

•        continued acceptance of the internet as a medium for commerce;

•        the amount and timing of capital and other expenditures relating to the maintenance and expansion of our businesses, operations and infrastructure;

•        seasonal fluctuations in the sales of our service packages; and

•        general economic conditions in Mainland China and elsewhere in the world as well as those economic conditions specific to Mainland China’s export industries.

We may suffer losses from credit exposures and counterparty risks.

We are subject to the credit risks of our customers and our liquidity is dependent on the prompt payment of our customers. We generally grant our customers a credit period of 45 days from the invoice date. As of December 31, 2020 and 2021, the account payable turnover days were approximately 45 days and 48 days, respectively, while the account receivables turnover days were approximately 44 days and 43 days of the corresponding period.

Accordingly, there are often time lags between receiving payments from our customers and making payments to our suppliers, and we are exposed to a potential risk of mismatch in our cash flow. There is no assurance that we will not experience any significant cash flow mismatch in the future. Further, there can be no assurance that our cash flow management measures will function properly or at all. If we fail to manage our cash flow properly and maintain sufficient working capital, we may suffer losses from credit exposures which may materially and adversely affect our financial position, results of operations and cash flow.

Our business is also subject to risks that customers or counterparties may delay or fail to perform their contractual obligations. There is no assurance that we will not experience any material difficulty in debt collections or potential default by customers in the future. While our finance department monitors material overdue payments closely, there is no assurance that we will be able to collect overdue payments. Any material non-payment or non-performance by customers or counterparties could adversely affect our financial position, results of operations and cash flows.

We may be subject to litigation and regulatory investigations and proceedings and may not always be successful in defending ourselves against such claims or proceedings.

The nature of our business exposes us to the potential for various types of claims and litigation. We may be subject to claims and litigation related to labor and employment, contractual claims, negligence claims, personal injury, vehicular accidents, cargo and other property damage, business practices, environmental liability and other matters, including with respect to claims asserted under various other theories of agency or employer liability. Claims against us may exceed the amount of insurance coverage that we have or may not be covered by insurance at all. Businesses that we may acquire also increase our exposure to litigation. Material increases in liability claims or workers’ compensation claims, or the unfavorable resolution of claims, or our failure to recover, in full or in part, under indemnity provisions could materially and adversely affect our operating results. In addition, significant increases in insurance costs or the inability to purchase insurance as a result of these claims could reduce our profitability. See “Information Related to PSI — Legal Proceedings.”

Any negative publicity with respect to PSI, the Operating Subsidiaries, our directors, officers, employees, shareholders, or other beneficial owners, our peers, business partners, or our industry in general, may materially and adversely affect our reputation, business, and results of operations.

Our reputation and brand recognition play an important role in earning and maintaining the trust and confidence of our existing and prospective customers. Our reputation and brand are vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Negative publicity about us, such as alleged misconduct, other improper activities, or negative rumors relating to our business, shareholders, or other beneficial owners, affiliates, directors, officers, or other employees, can harm our reputation, business, and results of operations, even if they are baseless or satisfactorily addressed. These allegations, even if unproven or meritless, may lead to inquiries, investigations, or other legal actions against us by any regulatory or government authorities. Any regulatory inquiries or investigations and lawsuits against us, and perceptions of conflicts of interest, inappropriate business conduct by us or perceived wrongdoing by any key member of our management team, among other things, could substantially damage our reputation regardless of their merits, and cause us to incur significant costs to defend ourselves. Moreover, any negative media publicity about the freight forwarding industry in general or service quality problems of other firms in the industry in which we operate, including our competitors, may also negatively impact our reputation and brand. If we are unable to maintain a good reputation or further enhance our brand recognition, our ability to attract and retain customers, third-party partners, and key employees could be harmed and, as a result, our business, financial position, and results of operations would be materially and adversely affected.

We may not be able to obtain finance from time to time to fund our operations and maintain growth.

In order to fund our operations and maintain our growth or expand our business beyond the scale permitted by the net proceeds from the Business Combination, we may need to obtain future funding including equity financing or banking facilities from our banks from time to time. However, we may face the limitation of not having sufficient assets to pledge to secure additional debt financing. Further, there may be occasions where we are unable to obtain financing at commercial terms favorable or acceptable to us or at all. If these circumstances arise, our business, results of operations, and growth could be compromised.

Uncertainties relating to the growth and profitability of the e-Commerce industry could adversely affect our revenues and business prospect.

As part of our growth strategy, we plan to expand our services to customers focusing on cross-border e-Commerce or its related logistics services. The long-term viability and prospects of various e-Commerce business models remain relatively untested. The future results of operations of the e-Commerce platforms will depend on numerous factors affecting the development of the e-Commerce industry, which may be beyond our control, such as (i) the trust and confidence level of e-Commerce consumers, as well as changes in customer demographics and consumer tastes and preferences; (ii) the selection, price and popularity of products as well as promotions that the e-Commerce platforms offer online; (iii) whether alternative retail channels or business models that better address the needs of consumers; and (iv) the development of fulfillment, payment and other ancillary services associated with online purchases. A decline in the popularity of e-Commerce may adversely affect the business prospects of our customers, such as cross-border e-Commerce platforms, freight forwarders focusing on e-Commerce logistics services, and thus ultimately our revenue and business prospects may be adversely affected.

Our growth prospects may be limited if we do not successfully implement our future plans and growth strategy.

We devise our future plans as set out in the sections headed “Information Related to PSI — Growth Strategies” based on circumstances currently prevailing and bases and assumptions that certain circumstances will or will not occur, as well as the risks and uncertainties inherent in various stages of implementation.

Our growth is based on assumptions of future events which include (a) the continuous growing prevalence of e-Commerce; (b) our ability to develop our industry network with airlines and other freight forwarders for and co-loading activities; (c) the effectiveness of our management effort in overseeing our expansion; (d) continuous growth of the U.S. freight forwarding market; and (e) our ability to retain key staff in the management and the operational departments. Furthermore, our future business plans may be hindered by other factors that are beyond our control, such as competition within the freight forwarding industries and market conditions. Therefore, there is no assurance that any of our future business plans will materialize or result in the conclusion or execution of any agreement within the planned timeframe, or that our objectives will be fully or partially accomplished.

Our prospects must be considered in light of the risks and challenges which we may encounter in various stages of the development of our business. If the assumptions which underpin our future plans prove to be incorrect, our future plans may not be effective in enhancing our growth, in which case our business, financial condition and results of operations may be adversely affected.

We may grow, in part, through acquisitions, which involve various risks, and we may not be able to identify or acquire companies consistent with our growth strategy or successfully integrate acquired businesses into our operations.

We may intend to pursue opportunities to expand our business by acquiring other companies in the future. Acquisitions involve risks, including those relating to:

•        identification of appropriate acquisition candidates;

•        negotiation of acquisitions on favorable terms and valuations;

•        integration of acquired businesses and personnel;

•        integration of information technology systems;

•        implementation of proper business and accounting controls;

•        ability to obtain financing, at favorable terms or at all;

•        diversion of management attention;

•        retention of employees and customers;

•        non-employee driver attrition;

•        unexpected liabilities;

•        detrimental issues not discovered during due diligence.

Acquisitions also may affect our short-term cash flow and net income as we expend funds, potentially increase indebtedness and incur additional expenses. If we are not able to identify or acquire companies consistent with our growth strategy, or if we fail to successfully integrate any acquired companies into our operations, we may not achieve anticipated increases in revenue, cost savings and economies of scale, our operating results may actually decline and acquired goodwill and intangibles may become impaired.

We are dependent on our senior management team and other key employees, and the loss of any such personnel could materially and adversely affect our business, operating results and financial condition.

We believe that our performance and success is, to a certain extent, attributable to the extensive industry knowledge and experience of our key executives and personnel. Our continued success is dependent, to a large extent, on the ability to attract and retain the services of the key management team. However, competition for key personnel in our industry is intense. We may not be able to retain the services of our directors or other key personnel, or attract and retain high-quality personnel in the future. If any of our key personnel departs from us, and we are not able to recruit a suitable replacement with comparable experience to join us on a timely basis, our business, operations and financial condition may be materially and adversely affected.

Increasing labor cost and labor shortage in our industry may affect our business, financial conditions and results of operations.

The economy in Hong Kong and globally has experienced general increases in inflation and labor costs in recent years. As a result, average wages in Hong Kong and certain other regions are expected to continue to increase. In addition, we are required by Hong Kong laws and regulations to pay various statutory employee benefits, including mandatory provident fund to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to fines and other penalties.

Although we have not experienced any labor shortage to date, we have observed an overall tightening and increasingly competitive labor market. We have experienced, and expect to continue to experience, increases in labor costs due to increases in salary, social benefits and employee headcount. We and our network partners compete with other companies in our industry and other labor-intensive industries for labor, and we may not be able to offer competitive salaries and benefits compared to them.

According to a market research report prepared by CIC commissioned by PSI (the “CIC Report”), labor shortage is one of the major threats to the freight forwarding and related logistic industry. Freight forwarders need professional talents to establish an efficient and reliable operating system to consolidate cargos for air freight forwarding services. Because the freight forwarding industry is a labor-intensive industry, we cannot assure that we will not experience any labor shortage for our services or that our labor costs will not continue to increase in the future. According to the CIC Report, the number of labors working in Hong Kong’s transportation, storage, postal and courier services industries decreased from 176 thousand in June 2020 to 163 thousand in June 2023, representing a negative CAGR of 2.5%. Under such conditions, market participants in the freight forwarding industry of Hong Kong have suffered from shortage of labor and are confronted with an increase in labor costs, which tends to constrain the sustainable development of the freight forwarding industry.

Due to the decrease of number of employees in the freight forwarding industry, the average cost of labor force in Hong Kong demonstrated an upward trend between 2020 and 2022. According to CIC Report, the average annual salary of labor force in freight forwarding industry in Hong Kong rose from approximately HK$376,936.0 (US$48,325) in 2020 to approximately HK$413.903.7 (US$53,065) in 2022, representing a CAGR of 4.8%. Statutory Minimum Wage (SMW) has come into force since May 1, 2011. With effect from May 1, 2023, the SMW rate is raised to HK$40 (US$5.13) per hour. There is no assurance that the minimum wage will not be increased in future. For the years ended December 31, 2021, 2022 and 2023, our aggregate employee benefits expenses and labor cost amounted to approximately US$1.9 million, US$2.5 million and US$2.8 million, respectively, representing approximately 51.8%, 46.5% and 50.0% of our total operating expenses for the corresponding periods. If we fail to retain our existing labor and/or recruit sufficient staff at the expected rate in a timely manner, we may not be able to shift the extra costs to our customers. As such, the increasing labor costs and labor shortage may adversely affect our business, financial conditions and results of operations.

The freight forwarding industry in which we operate is highly fragmented and competitive and there can be no assurance that we can compete successfully in the future and adequately address the downward pricing pressure.

According to the CIC Report, the freight forwarding industry in which we operate is highly competitive, fragmented and historically have few barriers to entry. We compete with a large number of other asset-light freight forwarders, asset-based carriers, and integrated logistics companies. Our competitors range from small operators that compete within a limited geographic area to companies with substantially greater financial and other resources, including greater freight capacity. In addition, our suppliers, such as major airlines and shipping liners have also set up subsidiaries to offer freight forwarding services and logistics services and our customers could bring in-house some of the services we provide to them.

Competition from other freight forwarders within the market may adversely affect our customer base and market share. Many of our competitors periodically reduce their rates to unusually low levels in order to gain business, especially during times of economic decline. Although such predatory pricing strategy is unsustainable in the long-term, it may adversely affect our business in the short-term. Furthermore, the freight forwarding industry continues to consolidate. As a result of consolidation, our competitors may increase their market share and improve their financial capacity and may strengthen their competitive positions. Business combinations could also result in competitors providing a wider variety of services at competitive prices, which could adversely affect our financial performance. We may lose key members of our management team and experienced employees (in particular those from our sales force who have established relationships with our key customers) to our competitors.

As a result, we may not be able to compete effectively with our existing or potential competitors. The competitive pressures may cause a decrease in our volume of freight and compel us to adopt a more competitive pricing strategy by lowering our profit margin in order to maintain our customer base and market share. There can be no assurance that we can compete successfully over other industry players for customers in the future. If we are unable to maintain our customer base, our business, financial condition and results of operations could be adversely affected.

If our merchant and non-freight forwarders customers are able to reduce their logistics and supply chain costs or increase utilization of their internal solutions, our business and operating results may be materially and adversely affected.

A major driver for merchants’ customers to use third-party logistics and supply chain service providers is the high cost and degree of difficulty associated with developing in-house logistics and supply chain expertise and operational efficiencies. If, however, our customers are able to develop their own logistics and supply chain solutions, increase utilization of their in-house supply chain, reduce their logistics spending, or otherwise choose to terminate our services, our logistics and supply chain management business and operating results may be materially and adversely affected.

Volatility in fuel prices, shortages of fuel or the ineffectiveness of our fuel surcharge program can have a material adverse effect on our results of operations and profitability.

We are subject to risks associated with the availability and price of fuel. Fuel prices have fluctuated dramatically over recent years. Future fluctuations in the availability and price of fuel could adversely affect our results of operations. Fuel availability and prices can be impacted by factors beyond our control, such as natural or man-made disasters, adverse weather conditions, political events, economic sanctions imposed against oil-producing countries or specific industry participants, disruption or failure of technology or information systems, price and supply decisions by oil producing countries and cartels, terrorist activities, armed conflict, tariffs, sanctions, other changes to trade agreements and world supply and demand imbalance. There can be no assurance that our fuel surcharge revenue programs will be effective in the future as the fuel surcharge may not capture the entire amount of the increase in fuel prices. Additionally, decreases in fuel prices reduce the cost of transportation services and accordingly, could reduce our revenues and may reduce margins for certain lines of business. In addition to changing fuel prices, fluctuations in volumes and related load factors may subject us to volatility in our fuel surcharge revenue. Fuel shortages, changes in fuel prices and the potential volatility in fuel surcharge revenue may adversely impact our results of operations and overall profitability.

Natural disasters, acts of God, wars, epidemics and other events may adversely affect our business operations, financial condition and results of operations.

Natural disasters, acts of God, wars, terrorist attacks, epidemics, material interruptions in service or stoppages in transportation and other events which are beyond our control may adversely affect local economies, infrastructures, airports, port facilities and international trade. They may also cause casualty to our employees, closure of ports or airports and disruptions to cargo flows, any of which could materially and adversely affect our results of operations and financial position. Harsh weather could also reduce our ability to transport freight, which could result in decreased revenues.

Any of such occurrences of natural disasters or the outbreak of avian influenza, severe acute respiratory syndrome, the influenza A (H1N1), H7N9 or another epidemic could cause severe disruption to our daily operations, and may even require a temporary closure. Such closures may disrupt our business operations and adversely affect our results of operations. If any of our employees is suspected of having contracted a contagious disease, we may be required to apply quarantines or suspend our operations. Our operation could also be disrupted if our suppliers, customers or business partners were affected by such natural disasters or health epidemics. Furthermore, any future outbreak may restrict economic activities in affected regions, resulting in reduced business volume, the temporary lack of an adequate work force, and the temporary disruption in the transport of goods to or from overseas which could prevent, delay or reduce freight volumes and could have an adverse impact on consumer spending and confidence levels, all of which could adversely affect our results of operations.

Our business, results of operations and financial condition have experienced major challenges by the coronavirus pandemic, especially our supply chain and capacity to provide freight forwarding services were once disrupted by the resultant lockdown of the pandemic, we may encounter similar challenges and interruptions if such severe pandemic occurs again.

The COVID-19 pandemic has adversely impacted economic activity and conditions worldwide and created significant volatility and disruption to financial markets. In 2022, the major challenge to our operation was the surge in the number of coronavirus cases in Mainland China and the resultant lockdown in major cities, including Shenzhen and Shanghai, which interrupted the supply chain and adversely affected our capacity to provide air freight forwarding services as usual. In particular, our shipments originated from Mainland China were temporarily interrupted due to trucking shortages as a result of the outbreak in Shenzhen in early March 2022 and the implementation of border control and various lockdown measures. Subsequently, the transportation of goods between ports and from factories to ports was temporarily interrupted and our shipment volume in the first quarter of 2022 declined significantly compared to 2021.However, if such severe pandemic occurs again, our business operations and financial condition may be materially and adversely affected due to disruptions in the business activities of both our customers and suppliers, deteriorating market outlook and sentiments, slowdown in regional and global economic growth or by other factors that we cannot foresee. In the event that there is border control in respect of shipments or shutdown of the airports/ports imposed by governments, our operation and our supply chain will be materially disrupted due to the transportation shortages. Since some of our shipments originate from Mainland China and Hong Kong, any suspension of business or temporary closure of production facilities and manufacturing activities of our customers or shippers due to the pandemic-control measures may reduce the shipment volume and subsequently affect our revenue. Meanwhile, our Operating Subsidiaries may be required to suspend operations as a result of the social distancing and lockdown measures imposed by governments (such as closing physical workplace premises and suspending all business or social activities), and our operations may be disrupted as our services involve cargo handling and delivery, which could not be conducted merely through telecommuting from home. The above potential adverse impacts, especially if they materialize and persist for a substantial period, may significantly and adversely affect our business operation and financial performance in the future.

If we fail to maintain our information technology systems, or if we fail to successfully implement new technology or enhancements, we may be at a competitive disadvantage and experience a decrease in revenues.

Our freight forwarding services are heavily dependent on our ability to communicate and manage the information related to the operation of freight forwarding business effectively. We rely on our current freight operations and accounting system to maintain our electronic system and database. Our system allows our staff to record and review the details of customers’ cargo space bookings, flight and shipping schedule and other related information of shipment. Moreover, we also rely on our warehousing management system for our provision of ancillary logistics services to manage our operation of our warehouse, including export shipments, invoicing and costing, reporting and transportation.

While we take measures to ensure the security of our IT systems, our systems are susceptible to outages from fire, floods, power loss, telecommunications failures, data leakage, human error, hacking and break-ins, cyber-attacks and similar events. The occurrence of any of these events could disrupt or damage our information technology systems and hamper our internal operations, disable our ability to handle the bookings of customers efficiently or at all, and adversely impact our customer service, volumes, and revenues and result in increased cost. In addition, we may be required to incur significant costs to protect against damage caused by the possible disruptions or security breaches in the future.

As we rely on our information technology systems to efficiently run our business, they are also the key components of our growth strategy and competitive advantage. As set out in the section headed “Information related to PSI — Growth Strategy — Enhance our smart integrated logistics systems”, we plan to enhance our information technology system in relation to freight forwarding services to improve our efficiency and facilitate the forecast in customers’ demand and planning of sourcing cargo space. We expect our customers to continue to demand more sophisticated, fully integrated information systems from their transportation providers. To keep pace with changing technologies and customer demands, we must correctly interpret and address market trends and enhance the features and functionality of our information technology systems in response to these trends, which may lead to significant ongoing software development costs. We may be unable to accurately determine the needs of our customers and the trends in the freight forwarding services industry or to design and implement the appropriate features and functionality of our information technology systems in a timely and cost-effective manner, which could put us at a competitive disadvantage and result in a decline in our efficiency, decreased demand for our services and a corresponding decrease in our revenues. In addition, we could incur software development costs for technology that is ultimately not deployed and thus, would require us to write-off these costs, which would negatively impact our financial results. Furthermore, as technology improves, our customers may be able to find alternatives to our services for matching shipments with available freight hauling capacity.

Our business is subject to cybersecurity risks. A cyberattack may disrupt our operations and compromise the personal data of our customers.

Our operations depend on effective and secure information technology systems. Threats to information technology systems, including as a result of cyber-attacks and cyber incidents, continue to grow. Cybersecurity risks could include, but are not limited to, malicious software, attempts to gain unauthorized access to our data and the unauthorized release, corruption or loss of our data and personal information, interruptions in communication, loss of our intellectual property or theft of our sensitive or proprietary technology, loss or damage to our data delivery systems, or other electronic security, including with our property and equipment.

These cybersecurity risks could:

•        Disrupt our operations and damage our information technology systems,

•        Subject us to various penalties and fees by third parties,

•        Negatively impact our ability to compete,

•        Enable the theft or misappropriation of funds,

•        Cause the loss, corruption or misappropriation of proprietary or confidential information, expose us to litigation and

•        Result in injury to our reputation, downtime, loss of revenue, and increased costs to prevent, respond to or mitigate cybersecurity events.

If a cybersecurity event occurs, it could harm our business and reputation and could result in a loss of customers. Likewise, data privacy breaches by employees and others who access our systems may pose a risk that sensitive customer or vendor data may be exposed to unauthorized persons or to the public, adversely impacting our customer service, employee relationships and our reputation.

While we continue to make efforts to evaluate and improve our systems and particularly the effectiveness of our security program, procedures and systems, it is possible that our business, financial and other systems could be compromised, which could go unnoticed for a prolonged period of time, and there can be no assurance that the actions and controls that we implement, or which we cause third-party service providers to implement, will be sufficient to protect our systems, information or other property. Additionally, customers or third parties whom we rely on face similar threats, which could directly or indirectly impact our business and operations. The occurrence of a cyber-incident or attack could have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with cybersecurity, data privacy, data protection, or any other laws and regulations related to data may materially and adversely affect our business, financial condition, and results of operations.

We may be subject to a variety of cybersecurity, data privacy, data protection, and other laws and regulations related to data, including those relating to the collection, use, sharing, retention, security, disclosure, and transfer of confidential and private information, such as personal information and other data. These laws and regulations, such as the Data Protection Act (As Revised) of the Cayman Islands, apply not only to third-party transactions, but also to transfers of information within our organization, which relates to our investors, employees, contractors and other counterparties. These laws and regulations may restrict our business activities and require us to incur increased costs and efforts to comply, and any breach or noncompliance may subject us to proceedings against us, damage our reputation, or result in penalties and other significant legal liabilities, and thus may materially and adversely affect our business, financial condition, and results of operations.

In some jurisdictions, including Mainland China, where we do not have material operations, the cybersecurity, data privacy, data protection, or other data-related laws and regulations are relatively new and evolving, and their interpretation and application may be uncertain, For example, on December 28, 2021, the CAC jointly with the relevant authorities formally published the Measures for Cybersecurity Review (2021) which took effect on February 15, 2022, and replace the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. The Measures for Cybersecurity Review (2021) provide that operators of critical information infrastructure purchasing network products and services, and online platform operators (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country.

Our Operating Subsidiaries may collect and store certain data (including certain personal information) from our customers, some of whom may be individuals from Mainland China, in connection with our business and operations and for “Know Your Customers” purposes (to combat money laundering). As of the date of this proxy statement/prospectus, the Measures for Cybersecurity Review (2021) by the CAC and the other regulations discussed in the preceding paragraph will not have an impact on our business, results of operations, or the Business Combination, given that: (1) our Operating Subsidiaries are incorporated in Hong Kong, and we have no subsidiary, VIE structure, material operations nor maintain any office or personnel in Mainland China, (2) as of date of this proxy statement/prospectus, our Operating Subsidiaries have in aggregate collected and stored personal information of less than one million users, (3) all of the data our Operating Subsidiaries have collected is stored in servers located in Hong Kong, (4) as of the date of this proxy statement/prospectus, neither of our Operating Subsidiaries has been informed by any PRC governmental authority of any requirement that it files for a cybersecurity review or a CSRC review, and (5) pursuant to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of Mainland China shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong), while the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law and the PRC Data Security Law do not clearly provide whether it shall be applied to a company based in Hong Kong.

However, we still face uncertainties regarding the interpretation and implementation of these laws and regulations in the future. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated. If any of our Operating Subsidiaries is deemed to be an “Operator”, or if the Measures for Cybersecurity Review (2021) or the PRC Personal Information Protection Law becomes applicable to our Operating Subsidiaries, they could result in disruption in our operations, negative publicity with respect to our company, and diversion of our managerial and financial resources; we cannot assure you that our Operating Subsidiaries will be able to comply with the regulatory requirements in all respects and our current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities, which may materially and adversely affect our business, financial condition, and results of operation.

Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions, may hinder our ability to offer or continue to offer our securities (or Pubco’s securities following the Business Combination) to investors and cause the value of our securities (or Pubco’s securities following the Business Combination) to significantly decline or be worthless.

We cannot assure that the insurance policies we have taken out are always able to cover all losses we sustain during the course of our business operations.

We maintain Freight Forwarder Liability insurance policies against cargo transportation losses and freight forwarder errors and omissions. We also maintain insurance coverage of employee’s compensation, and public liability insurance. Because of these significant self-insured exposures, insurance and claims expense may fluctuate significantly from period-to-period. Additionally, our ability to obtain and maintain adequate insurance and the cost of such insurance may be affected by significant claims and conditions in the insurance market over which we have no control.

We cannot assure that the insurance policies we have taken out are always able to cover all losses we sustain during the course of our business operations as it is not always possible to accurately predict and quantify how much loss we will suffer from potential claims. We may fail to establish sufficient insurance reserves and adequately estimate for future insurance claims. In the case of an uninsured loss or a loss in excess of insured limit, we may be required to pay for losses, damages and liabilities out of our own funds. The occurrence of an event that is not fully covered by insurance, the loss of insurance coverage or a material increase in the cost of insurance could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Fluctuations in exchange rates could result in foreign currency exchange losses, which may adversely affect our financial condition, results of operations and cash flows.

We are exposed to certain foreign exchange risks in respect of depreciation or appreciation amongst the currencies other than our functional currency. The value of Hong Kong dollar against Renminbi and other currencies may fluctuate and is affected by, among other things, the policies of the PRC government and changes in the PRC’s and international political and economic conditions. Since a significant portion of customers are from Mainland China, any future exchange rate volatility relating to Renminbi may lead to uncertainties in the value of our earnings.

It is difficult to predict how market forces or Hong Kong, Mainland China, the U.S. or other government policies may impact the exchange rate among Hong Kong dollar, Renminbi, U.S. dollar and other currencies in the future. To the extent that we need to convert U.S. dollars we receive from the consummation of the Business Combination into Hong Kong dollars for our operations, appreciation of the Hong Kong dollar against the U.S. dollar would have an adverse effect on the Hong Kong dollar amount we would receive. Moreover, fluctuation in the exchange rate will affect the relative value of earnings from and the value of any foreign currency-denominated investments our Group make in the future. Shall we face significant volatility in these foreign exchange rates and we cannot procure any specific foreign exchange control measures to mitigate such risks, our results of operations and financial performance shall be adversely affected.

We may be affected by the currency peg system in Hong Kong.

Since 1983, Hong Kong dollars have been pegged to the U.S. dollars at the rate of approximately HK$7.8 to US$1.0. We cannot assure you that this policy will not be changed in the future. If the pegging system collapses and Hong Kong dollars suffer devaluation, the Hong Kong dollar cost of our expenditures denominated in foreign currency may increase. This would in turn adversely affect the operations and profitability of our business.

Our business is subject to various laws and regulations around the world; failure to comply with these provisions, as well as any adverse changes in applicable laws and regulations, may restrict or prevent us from doing business in certain countries or jurisdictions, require us to incur additional costs in operating our business or otherwise materially adversely affect our business.

The supply chain management services we provide are regulated by various governmental authorities around the world. A failure to comply with applicable laws and regulations and maintain appropriate authorizations could result in substantial fines, operational restrictions or possible revocations of authority to conduct operations, which could have a material adverse impact on our business, results of operations and financial condition. Future regulations or changes in existing regulations, or in the interpretation or enforcement of regulations, could require us or our customers to incur additional capital or operating expenses or modify business operations to achieve or maintain compliance. For example, the global responses to terrorist threats have resulted in a proliferation of cargo security regulations which have created a marked difference in the security arrangements required to move shipments around the globe, and we expect regulations to become more stringent in the future.

In addition, due to the cross-border nature of our activities and the large number of countries in which we operate, we must continually monitor our compliance with anti-corruption laws (such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act), trade control and sanctions laws and regulations (including those promulgated and enforced by the Office of Foreign Assets Controls and by other national and supranational institutions), and antitrust and competition laws. Recent years have seen a substantial increase in global enforcement of these laws, with more frequent voluntary self-disclosures by companies, industry-wide investigations and criminal and civil enforcement proceedings by U.S. and other government agencies resulting in substantial fines and penalties. We may be subject to criminal and civil penalties and other remedial measures as a result of any violation of such laws and regulations, which could have a material adverse effect on our business, results of operations and financial condition. While we have in place policies and procedures relating to compliance with these laws, there can be no assurance that our internal policies or procedures will work effectively to ensure that we comply with such laws and regulations all of the time or to protect us against liability under such laws and regulations for actions taken by our employees or by our third-party service providers (or their subcontractors) with respect to our business, which may be outside our direct control or knowledge.

Risks Related to Doing Business in the Jurisdictions in Which PSI’s Operating Subsidiaries Operate

Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to the business of PSI and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Pubco and its subsidiaries following the consummation of the Business Combination.

All of our operations are located in Hong Kong. PRC laws and regulations in general are not applicable or enforceable in Hong Kong. However, due to the potential long arm application of these laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations, which could result in a material change in our operations and/or the value of our ordinary shares (or Pubco Ordinary Shares following the Closing). Our Operating Subsidiaries may be subject to laws and regulations of Mainland China, which may impair our ability to operate profitably and result in a material negative impact on our operations and/or the value of our ordinary shares (or Pubco Ordinary Shares following the Closing). Furthermore, the changes in the policies, regulations, rules, and the enforcement of laws of the PRC may also occur quickly with little advance notice and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain.

Our Operating Subsidiaries are located, and operate their business, in Hong Kong, a special administrative region of the PRC. Although some of our customers are individuals from Mainland China or companies that have shareholders and directors that are individuals from Mainland China, our Operating Subsidiaries do not have operations in Mainland China or collect, store or process any personal data of any customer in Mainland China, and are not regulated by any regulator in Mainland China. As a result, the laws and regulations of Mainland China do not currently have any material impact on our business, financial condition and results of operation. Furthermore, except for the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China (“Basic Law”), national laws of Mainland China do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. National laws and regulations relating to data protection, cybersecurity and the anti-monopoly have not been listed in Annex III and so do not apply directly to Hong Kong.

However, due to long arm provisions under the current Mainland China laws and regulations, there remain regulatory and legal uncertainty with respect to the implementation of laws and regulations of Mainland China to Hong Kong. As a result, there is no guarantee that the PRC government may not choose to implement the laws of

Mainland China to Hong Kong and exercise significant direct influence and discretion over the operation of our Operating Subsidiaries in the future and, it will not have a material adverse impact on our business, financial condition and results of operations, due to changes in laws, political environment or other unforeseeable reasons.

In the event that we or our Operating Subsidiaries were to become subject to laws and regulations of Mainland China, the legal and operational risks associated in Mainland China may also apply to our operations in Hong Kong, and we face the risks and uncertainties associated with the legal system in Mainland China, complex and evolving Mainland China laws and regulation, and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to the use of variable interest entities, data and cyberspace security and anti-monopoly concerns, would be applicable to a companies like our Operating Subsidiaries and us, given the substantial operations of our Operating Subsidiaries and the Chinese government may exercise significant oversight over the conduct of business in Hong Kong.

The laws and regulations in Mainland China are evolving, and their enactment timetable, interpretation, enforcement, and implementation involve significant uncertainties, and may change quickly with little advance notice, along with the risk that the PRC government may intervene or influence our Operating Subsidiaries’ operations at any time could result in a material change in our operations and/or the value of our securities or could significantly limit or completely hinder your ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Moreover, there are substantial uncertainties regarding the interpretation and application of Mainland China laws and regulations including, but not limited to, the laws and regulations related to our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The laws, regulations, and other government directives in Mainland China may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

•        delay or impede our development;

•        result in negative publicity or increase our operating costs;

•        require significant management time and attention;

•        cause devaluation of our securities or delisting; and,

•        subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business operations.

Our business, financial condition and results of operations, and/or the value of our ordinary shares (or Pubco Ordinary Shares following the Closing) or our ability to offer or continue to offer securities to investors may be materially and adversely affected by existing or future laws and regulations of Mainland China which may become applicable to Hong Kong and thus to company such as us.

We are aware that recently, Mainland China government initiated a series of regulatory actions and statements to regulate business operations in certain areas in Mainland China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over Mainland China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. In addition to these statements, laws and regulations by the Chinese government, including the Measures for Cybersecurity Review, the PRC Personal Information Protection Law and the Draft Rules on Overseas Listing published by CSRC on December 24, 2021 also have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in Mainland China-based issuers.

In particular, there have been recent statements by the PRC government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based companies with substantial operations in China. In addition, the Chinese government may intervene or influence our operations at any time, or may exert oversight and control over offerings conducted overseas and/or foreign investment in Hong Kong-based issuers that are not PRC domestic companies, which could result in a material change in our operations and/or the value of our ordinary shares. Any of the foregoing could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which will come into effect on March 31, 2023. (the “Overseas Listing Regulations”). The Overseas Listing Regulations require that a PRC domestic enterprise seeking to issue and list its shares overseas shall complete the filing procedures of and submit the relevant information to CSRC, failing which such enterprise may be fined between RMB 1 million and RMB 10 million. Since these statements and regulatory actions by the PRC government are newly published, their interpretation, application and enforcement of unclear and there also remains significant uncertainty as to the enactment, interpretation and implementation of other regulatory requirements related to overseas securities offerings and other capital markets activities; our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by PRC governmental authorities, if (i) we or our subsidiaries do not receive or maintain such filings, permissions or approvals required by the PRC government, (ii) we or our subsidiaries inadvertently conclude that such filings, permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such filings, permissions or approvals in the future, or (iv) any intervention or interruption by PRC governmental with little advance notice.

We are not currently required to obtain permission from the PRC government to list on a U.S. securities exchange and consummate the Business Combination. However, there is no guarantee that this will continue to be the case in the future in relation to the continued listing of our securities on a securities exchange outside of the PRC, or even when such permission is obtained, it will not be subsequently denied or rescinded. Should the Overseas Listing Regulations be applicable to us, we may be subject to additional compliance requirement in the future, and we cannot assure you that we will be able to get the clearance of filing procedures as required on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless.

We have no operations in Mainland China. The Operating Subsidiaries are located, and operate, in Hong Kong, a special administrative region of the PRC. And we do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. As of the date of this proxy statement/prospectus, the PRC government currently does not exert direct influence and discretion over the manner in which we conduct our business activities in Hong Kong, outside of Mainland China. We also do not expect to be materially affected by recent statements by the Chinese Government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in Mainland China-based issuers. Based on our understanding of Mainland China laws and regulations currently in effect as of the date of this proxy statement/prospectus, as the Operating Subsidiaries are located in Hong Kong, we are not currently required to obtain permission from the PRC government to list on a U.S. securities exchange and consummate the Business Combination. However, there is no guarantee that this will continue to be the case in the future in relation to the continued listing of our securities on a securities exchange outside of the PRC, or even when such permission is obtained, it will not be subsequently denied or rescinded. It remains uncertain as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offering and other capital markets activities and due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. It remains uncertain whether Mainland China government will adopt additional requirements or extend the existing requirements to apply to our Operating Subsidiaries located in Hong Kong. It is also uncertain whether the Hong Kong government will be mandated by Mainland China government, despite the constitutional constraints of the Basic Law, to control over offerings conducted overseas and/or foreign investment of entities in Hong Kong, including our Operating Subsidiaries. Any actions by Mainland China government to exert more oversight and control over offerings

(including of businesses whose primary operations are in Hong Kong) that are conducted overseas and/or foreign investments in Hong Kong-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless.

The Hong Kong legal system embodies uncertainties which could limit the legal protections available to the Operating Subsidiaries.

Hong Kong is a Special Administrative Region of the PRC. Following British colonial rule from 1842 to 1997, China assumed sovereignty under the “one country, two systems” principle. The Hong Kong Special Administrative Region’s constitutional document, the Basic Law, ensures that the current principles and policies regarding Hong Kong will remain unchanged for 50 years. Hong Kong has enjoyed the freedom to function with a high degree of autonomy for its affairs, including currencies, immigration and customs operations, and its independent judiciary system. On July 14, 2020, the United States signed an executive order to end the special status enjoyed by Hong Kong under the United States-Hong Kong Policy Act of 1992. This includes special treatment in areas including but not limited to customs tariffs, export controls, immigration, foreign investment, and extradition. The suspension or elimination of Hong Kong’s preferential treatment and continued tension between the United States and the PRC could potentially impact Hong Kong’s common law legal system and may, in turn, bring about uncertainty in, for example, the enforcement of our contractual rights. This could materially and adversely affect our business and operations. We cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

Trade war or restrictions, whether in form of embargo, tariff, or otherwise, effected between two or more countries, including the risks arising from recent events between the PRC and the United States, could materially and adversely affect our business, financial condition and results of operation.

Our revenue from freight forwarding services for export shipments to the United States contributed to approximately US$107.7 million, US$75.2 million and US$122.3 million for the years ended December 31, 2021, 2022 and 2023, respectively, representing approximately 82.8%, 77.3% and 87.4% of our total export revenue of the corresponding period. Also, a significant portion of our business originates from customers in Mainland China and therefore depends on the level of imports and exports to and from Mainland China. Therefore, we are subject to risks related to the changes in trade policies, tariff regulations, embargoes, or other trade restrictions adverse to our customers’ business. Tariffs restrictions imposed by the United States on Mainland China exports intensified during 2019 which resulted in a negative impact to the international trading activities globally and have attributed to the overall decrease in the cargo shipment volume of Hong Kong. Despite an agreement having been entered into between the United States and China on January 15, 2020, to suspend certain planned tariff, our results of operation may be adversely affected if the trade war or restrictions further intensify, whether in the form of embargo, tariff, or otherwise, and may further affect the relationship between the United States and China or more countries in the future.

Changes and the downturn in the economic, political, or social conditions of Hong Kong, Mainland China and other countries or changes to the government policies of Hong Kong and Mainland China could have a material adverse effect on our business and operations.

Our operations are located in Hong Kong. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in Hong Kong and Mainland China generally. Economic conditions in Hong Kong are sensitive to Mainland China and the global economic conditions. Any major changes to Hong Kong’s social and political landscape will have a material impact on our business.

The Mainland China economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the economy in Mainland China has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy but may have a negative effect on Hong Kong and us.

Furthermore, on July 14, 2020, the former President of the United States, Mr. Donald Trump, signed the Hong Kong Autonomy Act and an executive order to remove the preferential trade status of Hong Kong, pursuant to § 202 of the United States-Hong Kong Policy Act of 1992. The U.S. government has determined that Hong Kong is no longer sufficiently autonomous to justify preferential treatment in relation to the PRC, especially with the issuance of the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) on July 1, 2020. Hong Kong will now be treated as Mainland China, in terms of visa application, academic exchange, tariffs and trading, etc. According to § 3(c) of the executive order issued on July 14, 2020, the license exception for exports and reexports to Hong Kong and transfer within the PRC is revoked, while exports of defense items are banned. On the other hand, the existing punitive tariffs the U.S. imposed on Mainland China will also be applied to Hong Kong exports. Losing its special status, Hong Kong’s competitiveness as the logistic hub may deteriorate in the future as its tax benefits as a result of preferential situation no longer exists and companies might prefer exporting through other cities. The level of activities of domestic exports and re-exports and other trading activities in Hong Kong may decline owing to the tariff being imposed on Hong Kong exports and the export restriction. In the event that Hong Kong loses its position as a logistics hub in Asia, the demand for freight forwarding services, ancillary logistics services, warehousing services, the overall business activities of the freight forwarding industries and thus our business, financial condition and results of operations, may be adversely affected.

Termination of the U.S.-Hong Kong International Shipping Agreement may have an adverse effect on our ocean freight forwarding services and results of operations.

Changes to trade policies and treaties, or the perception that these changes could occur, could adversely affect the financial and economic conditions in the jurisdictions in which we operate, as well as our financial condition and results of operations. In response to the Hong Kong National Security Law, the United States, amongst other sanctions aimed to eliminate certain preferential treatment of Hong Kong, announced the suspension or termination of three bilateral agreements signed between Hong Kong and the U.S. in August 2020, including the U.S.-Hong Kong International Shipping Agreement, which provided reciprocal tax exemption on income derived from the international operation of ships by the U.S. and Hong Kong residents. As a result of the termination of the U.S.-Hong Kong International Shipping Agreement, the U.S. and Hong Kong tax exemptions are no longer generally available to Hong Kong and U.S. shipping companies trading to each other’s territories. Thus, when a Hong Kong company whose vessel transports goods to or from the U.S. by sea, 50% of the income generated will generally be treated as arising from U.S. sources and will be subject to U.S. tax at an effective tax rate of 4% up to 44.7%, increasing the tax exposure of Hong Kong shipping companies.

The revenue attributable to our ocean freight forwarding services amounted to approximately US$6.7 million, US$4.7 million and US$1.3 million, representing approximately 5.1%, 4.8% and 1.0% of our total revenue for the years ended December 31, 2021, 2022 and 2023 respectively. The termination of the U.S.-HK International Shipping Agreement may increase the costs of ocean freight rates when the Hong Kong shipping companies pass the new U.S. tax costs to their customers such as our Operating Subsidiaries, resulting in an increase in cost of services of our Operating Subsidiaries. If we are unable to pass on the increased costs to our customers, our results of operations would be adversely affected. If we are able to pass on the costs to our customers, the customers’ demand on our ocean freight forwarding services may decrease as a result of higher ocean freight rates. Moreover, U.S. or other shipping companies trading to Mainland China or Asia may choose other port options other than Hong Kong as the new tax exposure may create financial pressure to avoid trading to Hong Kong in the future, resulting in the decrease in the customers’ demand on our ocean freight forwarding services, thus adversely affecting our ocean freight forwarding business and results of operations.

Risk Related to PSI’s Corporate Structure

Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to the business of PSI and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Pubco and its subsidiaries following the consummation of the Business Combination.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated in the Cayman Islands.

We are an exempted company incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, substantially all of our directors and executive officers named in this proxy statement/prospectus reside outside the

United States, and most of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers or to enforce judgments obtained in the United States courts against our directors and officers. For more information regarding the relevant laws of the Cayman Islands and Hong Kong, see “Regulations Related to PSI.”

Our corporate affairs are governed by our Memorandum and Articles of Association, the Cayman Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under the Cayman Islands laws are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the English common law, which has persuasive, but not binding authority, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under the Cayman Islands laws may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands companies like us have no general rights under the Cayman Islands laws to inspect corporate records, other than the Memorandum and Articles of Association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies. Our directors have discretion under our Memorandum and Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, where our holding company was incorporated, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. We intend to follow certain home country practice with respect to our corporate governance after we consummate the Business Combination. If we do so, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors, or our controlling shareholder than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Pubco Securities — Certain Differences in Corporate Law.”

Cayman Islands economic substance requirements may have an effect on our business and operations.

Pursuant to the International Tax Cooperation (Economic Substance) Act, 2018 of the Cayman Islands, or the ES Act, which came into force on January 1, 2019, a “relevant entity” is required to satisfy the economic substance test set out in the ES Act. A “relevant entity” includes an exempted company incorporated in the Cayman Islands as is our Company. There are nine designated “relevant activities” under the ES Act, and for so long as our Company is carrying on activities which falls within any of the designated relevant activities, it shall comply with all applicable requirements under the ES Act. Based on the current interpretation of the ES Act, we believe that our Company is a pure equity holding company since the only business activity that the Company carries on is to hold equity participation in other entities and only earns dividends and capital gains. Accordingly, for so long as our Company is a “pure equity holding company”, it is only subject to the minimum substance requirements, which require us to (i) comply with all applicable filing requirements under the Companies Act; and (ii) has adequate human resources and adequate premises in the Cayman Islands for holding and managing equity participations in other entities. However, there can be no assurance that we will not be subject to more requirements under the ES Act. Uncertainties over the interpretation and implementation of the ES Act may have an adverse impact on our business and operations.

We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

PSI is a holding company and we rely on dividends and other distributions on equity paid by the Operating Subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. In November, 2023, we declared and made dividends to our shareholders and assigned the Operating Subsidiary to pay out such dividends. Except for this, for the years ended December 31, 2022 and 2023, we did not declare or make any dividends or other distribution to our shareholders, including U.S. investors, nor were any dividends or distributions made by the Operating Subsidiaries to our company. In addition, we do not intend to distribute earnings or pay cash dividends in the foreseeable future to settle amounts or otherwise. Instead, we anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Subject to PSI having sufficient legally available funds and is able to pay its debts as they fall due in the ordinary course of business, there are no restrictions or limitations under the laws of Cayman Islands on the payment of dividends by PSI to its shareholders. There are also no restrictions or limitations under the laws of the BVI on the distribution of earnings from a subsidiary to the parent company or investors, so long as the value of the assets of the BVI subsidiary declaring the dividends will exceed its liabilities and the BVI subsidiary will be able to pay its debts as they fall due. Similarly, there are no restrictions or limitations under the laws of Hong Kong on the distribution of the available profits from a Hong Kong subsidiary to the parent company or investors. In addition, dividend payments are not subject to withholding tax in Cayman Island, BVI or Hong Kong. Notwithstanding the foregoing, if any of the Operating Subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. See “Price Range of Securities and Dividend Information –– Dividend Policy” for more information.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us; however, any limitation on the ability of our Hong Kong subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See “Regulations Related to PSI –– Hong Kong Regulations.”

Our controlling shareholder has substantial influence over PSI. His interests may not be aligned with the interests of our other shareholders, and it could prevent or cause a change of control or other transactions.

As of the date of this proxy statement/prospectus, Mr. Yee Kit Chan, our chairman of the board of directors, who controls 100% of each of Grand Pro Development Limited and Profit Sail SAS Holdings Company Limited, beneficially owns an aggregate of 77.7% of our issued and outstanding ordinary shares. Immediately following the consummation of the Business Combination, Mr. Chan is expected to own 61.6% of the issued and outstanding Pubco Ordinary Shares, assuming a no redemption scenario (64.1% assuming a maximum redemption scenario). Accordingly, our controlling shareholder could control the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions, including the power to prevent or cause a change in control. The interests of our largest shareholder may differ from the interests of our other shareholders. Without the consent of our controlling shareholder, we may be prevented from entering into transactions that could be beneficial to us or our other shareholders. The concentration in the ownership of our shares may cause a material decline in the value of our shares. For more information regarding our principal shareholders and their affiliated entities, see “Beneficial Ownership of Pubco Securities Following the Business Combination — Principal Shareholders.”

Risks Related to Taxation

If Pubco is characterized as a passive foreign investment company for U.S. federal income tax purposes, its U.S. shareholders may suffer adverse tax consequences.

If Pubco is a passive foreign investment company (“PFIC”) for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Pubco Ordinary Shares, the U.S. holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Pubco’s PFIC status for its current and subsequent taxable years may depend on its unbooked goodwill as valued based on the market value of Pubco’s equity and whether it qualifies for the PFIC start-up exception. Depending on the particular circumstances, the application of the start-up exception may be subject to uncertainty, and there cannot be any assurance that Pubco will qualify for the start-up exception. Accordingly, there can be no assurances with respect to Pubco’s status as a PFIC for its current taxable year or any subsequent taxable year. Pubco’s actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year. Please see the section of this proxy statement/prospectus entitled “Material Tax Considerations — U.S. Holders — Ownership and Disposition of Pubco Ordinary Shares by U.S. Holders — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to Pubco’s potential PFIC status. U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of Pubco Ordinary Shares.

Future changes to tax laws could materially and adversely affect Pubco and reduce net returns to Pubco’s shareholders.

Pubco’s tax treatment is subject to changes in tax laws, regulations, and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration, and the practices of tax authorities in jurisdictions in which Pubco operates. The income and other tax rules in the jurisdictions in which Pubco operates are constantly under review by taxing authorities and other governmental bodies. Changes to tax laws (which changes may have retroactive application) could adversely affect Pubco or its shareholders. Pubco is unable to predict what tax proposals may be proposed or enacted in the future or what effect such changes would have on Pubco’s business, but such changes, to the extent they are brought into tax legislation, regulations, policies, or practices, could affect Pubco’s financial position and overall or effective tax rates in the future in countries where Pubco has operations and where Pubco is organized or resident for tax purposes, and increase the complexity, burden, and cost of tax compliance. Pubco urges investors to consult with their legal and tax advisors regarding the implication of potential changes in tax laws on an investment in Pubco Ordinary Shares.

Risks Related to AIB and the Business Combination

Unless the context otherwise requires, all references in this subsection to the “Company,” “AIB,” “we,” “us” or “our” refer to the business of AIB and its subsidiaries prior to the consummation of the Business Combination.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

Unless waived by the parties to the Business Combination Agreement, and subject to applicable law, the consummation of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. For more information about conditions to the consummation of the Business Combination, see “The Business Combination Agreement and Other Transaction Documents — The Business Combination Agreement and Related Agreements — General Description of the Business Combination Agreement — Conditions to Closing.”

The ability of AIB Public Shareholders to exercise redemption rights with respect to AIB Public Shares may prevent AIB from completing the Business Combination or maximizing its capital structure.

AIB does not know how many AIB Public Shareholders will ultimately exercise their redemption rights in connection with the Business Combination. As such, the Business Combination is structured based on AIB’s expectations (and those of other parties to the Business Combination Agreement) as to the amount of funds available in the Trust Account after giving effect to any redemptions of AIB Public Shares.

If too many AIB Public Shareholders elect to redeem their shares, the funds remaining in the Trust Account alone may be insufficient to complete the Business Combination and additional third-party financing may not be available to AIB. For information regarding the parameters of the minimum cash condition described in this paragraph, see “The Business Combination Agreement and Other Transaction Documents — The Business Combination Agreement and Related Agreements — General Description of the Business Combination Agreement — Conditions to Closing” and “The Business Combination Agreement and Other Transaction Documents — The Business Combination Agreement and Related Agreements — General Description of the Business Combination Agreement — Covenants of the Parties.”

AIB’s Sponsor controls a substantial interest in AIB and thus may exert a substantial influence as to whether the Proposals presented at the Extraordinary General Meeting, including the Business Combination Proposal and the Merger Proposal, are approved, potentially in a manner that AIB Public Shareholders do not support.

As of [          ], 2024, the Record Date for the Meeting, AIB Initial Shareholders, including its Sponsor, beneficially owned and are entitled to vote an aggregate of 2,156,250 Founder Shares, which constitute approximately 59.7% of the outstanding AIB Ordinary Shares. Additionally, an aggregate of 345,625 Private Shares underlying the 345,625 Private Placement Units acquired by the Sponsor in connection with a private placement that closed simultaneously with the AIB IPO. These Private Shares constitute approximately 9.6% of the outstanding AIB Ordinary Shares as of [          ], 2024. As such, the Founder Shares, the Private Shares underlying the Private Placement Units held by AIB Initial Shareholders in the aggregate represent approximately 69.3% of the outstanding AIB Ordinary Shares as of [          ], 2024, which is sufficient to approve the Business Combination Proposal.

In addition, until the consummation of the Business Combination or another initial business combination, only holders of AIB Class B Ordinary Shares may vote to appoint or remove directors. Accordingly, AIB Initial Shareholders may exert a substantial influence on the outcome of the Proposals presented at the Extraordinary General Meeting, including the Business Combination Proposal and the Merger Proposal, potentially in a manner that is not supported by some or all of AIB Public Shareholders. If AIB Initial Shareholders purchase AIB Class A Ordinary Shares prior to the Record Date for the Extraordinary General Meeting, this would increase their control. None of the AIB Initial Shareholders, officers or directors have any commitments or agreements to purchase additional AIB securities or, to AIB’s knowledge, has any current intention to purchase additional securities. Accordingly, the Sponsor will continue to exert control at least until the consummation of the Business Combination.

Since the Sponsor and AIB’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of AIB shareholders, a conflict of interest may have existed in determining whether the Business Combination with PSI is appropriate as AIB’s initial business combination. Such interests include that the Sponsor will lose its entire investment in AIB if the business combination is not completed.

When you consider the recommendation of the AIB Board in favor of approval of the Business Combination Proposal and the Merger Proposal, you should keep in mind that the Sponsor and AIB’s directors and officers have interests in such Proposals that are different from, or in addition to, those of AIB shareholders generally. As of May 22, 2024, the aggregate dollar amount that the Sponsor and its affiliates had at risk was approximately $4.9 million. These interests include, among other things:

•        the fact that the Sponsor paid approximately $0.01 per share, or an aggregate of $25,000, for the 2,156,250 Founder Shares (after a share dividend of 0.5 shares for each Class B Ordinary Shares) initially held by the Sponsor, which will have a significantly higher value at the time of the Business Combination, if it is consummated. On October 18, 2023, AIB issued an aggregate of 2,156,249 Class A Ordinary Shares, to the Sponsor, upon the Conversion of an equal number of Class B Ordinary Shares, held by the Sponsor. Based on the closing sales price of Class A Ordinary Shares on May 22, 2024, the aggregate value of the Class A Ordinary Shares and Class B Ordinary Shares held by the Sponsor as of the same date was approximately $24,861,563. If AIB does not consummate the Business Combination or another initial business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), and AIB is therefore required to be liquidated, these shares would be worthless, as the Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the purchase price of approximately $0.01 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the Units in the IPO and the Public Shareholders experience a negative rate of return following the Closing;

•        the fact that if AIB does not consummate the Business Combination or another initial business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its directors, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete the acquisition of a less favorable target company or on terms less favorable to shareholders rather than to liquidate;

•        the fact that the Sponsor paid $10.00 per Private Placement Unit, or an aggregate of $3,456,250, for the 345,625 Private Placement Units acquired by the Sponsor in a private placement simultaneous with the IPO and the full exercise of underwriters’ over-allotment option. Based on the closing sales price of AIB Units on May 22, 2024, the aggregate value of the Private Placement Unit held by the Sponsor as of the same date was approximately $ 3,459,706. If AIB consummates the Business Combination, the shares that are components of the Private Placement Units and the shares issuable pursuant to the Private Rights included in the Private Placement Units will be converted into Pubco Ordinary Shares at the time of the Business Combination. However, if AIB does not consummate Business Combination or another business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), and AIB is therefore required to be liquidated, these securities may be worthless;

•        the fact that Maxim or its designees own 82,225 Representative Shares, which were issued for nominal consideration in connection with the IPO, and 43,125 Private Placement Units, purchased by Maxim for $10.00 per Private Placement Unit. If AIB consummates the Business Combination, the Representative Shares, the shares that are components of the Private Placement Units and the shares issuable pursuant to the Private Rights included in the Private Placement Units will have a significantly higher value at the time of the Business Combination. However, if AIB does not consummate Business Combination or another business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), and AIB is therefore required to be liquidated, these securities may be worthless;

•        the fact that if the Trust Account is liquidated, including in the event AIB is unable to complete an initial business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), the Sponsor has agreed to indemnify AIB to the extent necessary to preserve the funds in the Trust Account, provided that such obligation shall only apply to the extent necessary any such claims for services rendered or contracted for or products sold to AIB, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay AIB’s tax obligations, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under AIB’s indemnity of the underwriters of AIB’s IPO against certain liabilities, including liabilities under the Securities Act;

•        the fact that AIB Initial Shareholders have waived their rights to receive distributions from the Trust Account with respect to their Founder Shares, Private Shares included in Private Placement Units and Representative Shares upon AIB’s liquidation if AIB is unable to consummate its initial business combination;

•        the fact that AIB Initial Shareholders have agreed, pursuant to the Insider Letter Agreement with AIB, not to exercise their redemption rights with respect to the Founder Shares and the Private Shares included in Private Placement Units held by them;

•        the fact that AIB may not be able to reimburse its officers, directors or their affiliates for certain out-of-pocket expenses incurred by them related to investigating, negotiating and completing an initial business combination unless the Business Combination or another initial business combination is consummated. As of March 31, 2024, the Sponsor had advanced $58,000, which included $20,000 expenses paid by the Sponsor on behalf of AIB. However, in the future, officers, directors or their affiliates may incur additional expenses for which they expect to be reimbursed at the closing of a business combination. There is no limit on the amount of out-of-pocket expenses reimbursable by AIB. However, if AIB fails to consummate a business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the

Current Charter), AIB’s officers, directors and their affiliates will not have any claim against the Trust Account for reimbursement. Accordingly, AIB may not be able to reimburse these expenses, if any, if the Business Combination or another business combination is not completed by such date;

•        the fact that the Sponsor holds two Extension Notes in the aggregate principal amounts of up to $1,200,000, issued by AIB in connection with the Extensions, pursuant to which the Sponsor agreed to loan to AIB up to such amount in connection with the Extensions. AIB will deposit into the Trust Account $50,000 per month for each month of the Extensions, commencing on January 21, 2023 and continuing through January 21, 2025, or portion thereof, that is needed to complete an initial business combination, for up to an aggregate of $1,200,000. Each of the Extension Notes bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Business Combination, and (b) the date of the liquidation of AIB. As of May 23, 2024, the Sponsor had deposited an aggregate of $850,000 (plus any applicable interest) into the Trust Account under the Extension Notes. In the event an initial business combination is consummated, the Extension Notes may be repaid out of the proceeds of the Trust Account released to the post-combination company. Otherwise, the Extension Notes would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, AIB may use a portion of proceeds held outside the Trust Account to repay the Extension Notes, but no proceeds held in the Trust Account would be used to repay the Extension Notes;

•        the fact that the Sponsor holds a Working Capital Loan Note in the principal amount of up to $500,000, issued by AIB in connection with advances the Sponsor has made, and may make in the future, to AIB for working capital expenses. The Working Capital Loan Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which AIB consummates its initial business combination and (ii) the date that the winding up of AIB is effective. At the election of the Sponsor, up to $500,000 of the unpaid principal amount of the Working Capital Loan Note may, in the event an initial business combination is consummated, be converted into Conversion Units of AIB, each unit consisting of one AIB Class A Ordinary Share and one right exchangeable into one-tenth of one AIB Class A Ordinary Share, equal to: (x) the portion of the principal amount of this note being converted, divided by (y) $10.00, rounded up to the nearest whole number of units. The Conversion Units are identical to the Private Placement Units. The Conversion Units and their underlying securities are entitled to the registration rights set forth in the note. As of December 31, 2023, there was $500,000 outstanding under the Working Capital Loan Note. As of March 31, 2024, there was $500,000 outstanding under the Working Capital Loan Note. Based on the closing sales price of AIB Units on May 22, 2024, the aggregate value of the Conversion Units held by the Sponsor as of March 31, 2024 was approximately $500,500. By contrast, if AIB is unable to consummate an initial business combination and is forced to liquidate, the Working Capital Loan Note would be due upon the winding up of AIB and the affiliates of AIB that contributed funds to the Sponsor in connection therewith would be repaid for their contributions. Upon consummation of the Business Combination, if the Working Capital Loan Note is converted into Conversion Units, then AIB shall promptly deliver one or more new duly executed note(s) to the Sponsor in the principal amount that remains outstanding, if any, after any such conversion;

•        the anticipated election of Eric Chen and Axel Hoerger as directors of Pubco in connection with the consummation of the Business Combination. As such, in the future, such directors will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to such directors;

•        the fact that, if AIB is unable to consummate the Business Combination or another initial business combination by January 21, 2025, unless the time period to consummate AIB’s initial business combination is extended pursuant to the Current Charter, Maxim or its designee will not be entitled to receive 301,875 Deferred Underwriting Shares that Maxim is entitled to received, pursuant to a December 21, 2023 amendment to the Underwriting Agreement, in lieu of the $3,018,750 deferred underwriting fees payable is contingent upon the consummation of an initial business combination pursuant to the original Underwriting Agreement. The Deferred Underwriting Shares will be issued to Maxim or its designee solely in the event that AIB completes an initial business combination, subject to the terms of the Underwriting Agreement, as amended;

•        the fact that Maxim is serving as AIB’s sole M&A advisor for AIB’s Business Combination with PSI. In addition to the Deferred Underwriting Shares, Maxim will also be entitled to receive Pubco Ordinary Shares as payment for its advisory services, which is equivalent to 1.0% of the equity value of the PSI, with unlimited piggyback registration rights and the same rights afforded other holders of the Pubco Ordinary Shares issued in the Business Combination;

•        the fact that, subject to certain conditions, AIB granted Maxim, for a period beginning on the closing of the IPO and ending 18 months after the date of the consummation of a business combination, a right of first refusal to act as lead left book-running managing underwriter with at least 75% of the economics; or, in the case of a three-handed deal 50% of the economics, for any and all future public and private equity, convertible and debt offerings for AIB or any of AIB’s successors or subsidiaries; and

•        the fact that AIB sold to the IPO underwriters, for $100, the Unit Purchase Option to purchase up to a total of 431,250 units of AIB, exercisable, in whole or in part, at $11.00 per Unit, commencing on the consummation of AIB’s initial business combination. The Unit Purchase Option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from January 18, 2022.

The existence of personal and financial interests of one or more of AIB’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of AIB and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Proposals. For additional information on the interests and relationships of AIB Initial Shareholders in the Business Combination, see “Summary of the Proxy Statement/Prospectus — Interests of AIB’s Initial Shareholders and Advisors in the Business Combination,” “Proposal No.1 — The Business Combination Proposal — Interests of AIB’s Initial Shareholders and Advisors in the Business Combination,” and “Beneficial Ownership of AIB Securities Before the Business Combination.”

Each issued and outstanding AIB Right shall be automatically converted into one-tenth of one Pubco Ordinary Share upon consummation of the Business Combination, provided that Pubco will not issue fractional shares in exchange for the AIB Rights. There are no material differences between the Public Rights and the Private Rights arising from such automatic conversion.

AIB’s Current Charter includes a waiver of business opportunities, which would otherwise require directors and officers to offer business opportunities of which they become aware to AIB. Consequently, under AIB’s Current Charter, AIB’s directors and officers are not obligated to introduce to AIB business opportunities of which they became aware in which AIB may have had an interest but could offer such business opportunities to others or pursue them for their own benefit.

Nonetheless, the personal and financial interests of AIB’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause AIB’s directors and officers to prioritize a different business combination over finding a suitable acquisition target for its business combination. Consequently, AIB’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in AIB shareholders’ best interest, which could negatively impact the timing for a business combination. AIB is not aware of any such conflicts of interest and does not believe that any such conflicts of interest have impacted its search for an acquisition target.

If a corporation waives the corporate opportunity doctrine, a director or officer of the corporation has an inherent conflict of interest in deciding whether to present a particular business opportunity to that or any other corporation on whose board such individual serves or to pursue it for such individual’s own personal interests. AIB is not aware of any officer or director of AIB that was required to forego presenting any opportunity to acquire a target business to AIB as a result of a pre-existing fiduciary contractual obligation and, to AIB’s knowledge, the waiver of the business opportunities doctrine in the Current Charter did not impact AIB’s search for an acquisition target.

The personal and financial interests of the Sponsor as well as AIB’s directors and officers may have influenced their motivation in identifying and selecting PSI as a business combination target, completing an initial business combination with PSI, and influencing the operation of the business following the initial business combination. In considering the recommendations of AIB’s board of directors to vote for the Proposals, its shareholders should consider these interests.

The exercise of AIB’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in AIB shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require AIB to agree to amend the Business Combination Agreement, to consent to certain actions taken by PSI or to waive rights that AIB is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of PSI’s business or a request by PSI to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement. In any of such circumstances, it would be at AIB’s discretion to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors or officers described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) or officer(s) between what he, she or they may believe is best for AIB and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action.

AIB and PSI will incur significant transaction and transition costs in connection with the Business Combination.

AIB and PSI have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. AIB and PSI may also incur additional costs to retain key employees. Certain transaction costs incurred in connection with the Business Combination Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by AIB following the Closing.

The announcement of the proposed Business Combination could disrupt PSI’s relationships with its suppliers, business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on PSI’s business include the following:

•        its employees may experience uncertainty about their future roles, which might adversely affect PSI’s ability to retain and hire key personnel and other employees;

•        customers, suppliers, business partners and other parties with which PSI maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with PSI or fail to extend an existing relationship with PSI; and

•        PSI continues to expend and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of these potential developments were to materialize, they could lead to significant costs which may impact PSI and, in the future, PSI’s results of operations and cash available to fund its business.

The Business Combination may disrupt PSI’s current business plans and operations and may cause difficulties in retaining its employees.

Uncertainties about the effect of the Business Combination on employees may have an adverse effect on PSI. These uncertainties may impair PSI’s ability to attract, retain and motivate key personnel until the Business Combination is completed. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty or a desire not to remain with the business, Pubco’s business following the Business Combination could be negatively impacted. In addition, the Business Combination Agreement restricts PSI from making certain expenditures and taking other specified actions without the consent of AIB until the Business Combination occurs. These restrictions may prevent PSI from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination.

Subsequent to the consummation of the Business Combination, Pubco may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause AIB shareholders to lose some or all of your investment.

Although AIB has conducted due diligence on PSI, AIB cannot assure AIB Public Shareholders that this diligence revealed all material issues that may be present in PSI’s businesses, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of AIB’s or PSI’s control will not later arise. As a result, Pubco may be forced to later write-down or write-off assets, restructure Pubco’s operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with AIB’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Pubco’s liquidity, the fact that Pubco reports charges of this nature could contribute to negative market perceptions about Pubco or Pubco’s securities. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by AIB’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

AIB does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for AIB to complete the Business Combination with which a substantial majority of AIB shareholders do not agree.

The Current Charter does not provide a specified maximum redemption threshold, except that AIB will not redeem AIB Public Shares in an amount that would cause AIB’s net tangible assets to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

As a result, AIB may be able to complete the Business Combination even though a substantial portion of AIB Public Shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers, or their affiliates. No agreements with respect to the private purchase of AIB Public Shares by AIB or the persons described above have been entered into with any such investor or holder. AIB will file a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Proposals to be presented at the Extraordinary General Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

AIB Initial Shareholders have agreed to vote their AIB Ordinary Shares in favor of the Business Combination, regardless of how AIB Public Shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the AIB Public Shareholders in connection with an initial business combination, pursuant to the Insider Letter Agreement, AIB Initial Shareholders have agreed to vote the AIB Ordinary Shares held by them in favor of any business combination presented to them for a vote; provided, that such voting obligations with respect to any Public Shares purchased in connection with the Business Combination would be waived by AIB. For more information, see “— The Sponsor, AIB’s directors, officers, advisors, and their affiliates may elect to purchase AIB Public Shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of AIB Ordinary Shares.” As of [            ], 2024, the Record Date for the Meeting, AIB Initial Shareholders, including its Sponsor, beneficially owned and are entitled to vote an aggregate of 2,156,250 Founder Shares, which constitute approximately 59.7% of the outstanding AIB Ordinary Shares. Additionally, an aggregate of 345,625 Private Shares underlying the 345,625 Private Placement Units acquired by the Sponsor in connection with a private placement that closed simultaneously with the AIB IPO. These Private Shares constitute approximately 9.6% of the outstanding AIB Ordinary Shares as of [          ], 2024. As such, the Founder Shares and the Private Shares underlying the Private Placement Units held by AIB Initial Shareholders in the aggregate represent approximately 69.3% of the outstanding AIB Ordinary Shares as of [          ], 2024, which is sufficient to approve the Business Combination Proposal.

Accordingly, the Business Combination could be approved even if the majority of the votes cast by the AIB Public Shareholders are against it.

The Insider Letter Agreement may be amended without shareholder approval.

The Insider Letter Agreement contains provisions relating to transfer restrictions of Founder Shares and Private Shares, indemnification of the Trust Account and waiver of redemption rights and participation in liquidation distributions from the Trust Account. The Insider Letter Agreement may be amended by the parties thereto, without shareholder approval. While AIB does not expect the AIB Board to approve any amendment to this agreement prior to the Business Combination, it may be possible that the AIB Board, in exercising its business judgment and subject to its fiduciary duties and any restrictions under the Business Combination Agreement, chooses to approve one or more amendments to such agreement. Any such amendment may have an adverse effect on the value of an investment in AIB’s securities or the likelihood that there will not be Public Share redemptions that could affect the ability to consummate the Business Combination.

The Sponsor, AIB’s directors, officers, advisors, and their affiliates may elect to purchase AIB Public Shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of AIB Ordinary Shares.

At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding AIB or AIB’s securities, the Sponsor AIB’s directors, officers, advisors and/or their respective affiliates may purchase shares, rights and/or units from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire AIB Ordinary Shares or vote their shares in favor of the Business Combination Proposal.

The purpose of purchases by AIB’s directors, officers, advisors prior to the Extraordinary General Meeting and other transactions would be to increase the likelihood that the Proposals presented to shareholders for approval at the Extraordinary General Meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on outstanding AIB Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either prior to or immediately after the Extraordinary General Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such Proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements.

In the event that the Sponsor, AIB’s directors, officers, advisors and their affiliates purchase shares of AIB Ordinary Shares from AIB public shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•        This proxy statement/prospectus discloses the possibility that the Sponsor, AIB’s directors, officers, advisors and their affiliates may purchase AIB Ordinary Shares from AIB public shareholders outside the redemption process, along with the purpose of such purchases;

•        If the Sponsor, AIB’s directors, officers, advisors and their affiliates were to purchase AIB Ordinary Shares, they would do so at a price no higher than the price offered through the redemption process;

•        Any AIB Ordinary Shares purchased by the Sponsor, AIB’s directors, officers, advisors and their affiliates would not be voted in favor of approving the Business Combination, and AIB would waive any requirement of such persons to do so;

•        The Sponsor, AIB’s directors, officers, advisors and their affiliates purchasing AIB Ordinary Shares would not possess any redemption rights with respect to the shares or, if they do possess redemption rights, they would waive such rights; and

•        AIB will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Proposals to be voted on at the Extraordinary General Meeting. Any such report will include (i) the amount of AIB Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of AIB Ordinary Shares for which AIB has received redemption requests.

In addition, if such purchases are made, the public “float” of AIB Public Shares and the number of beneficial holders of AIB securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing, or trading of AIB’s securities on a national securities exchange.

There are risks to AIB shareholders who are not affiliates of the Sponsor of becoming shareholders of Pubco through the Business Combination rather than acquiring securities of PSI directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of AIB’s securities in connection therewith, investors will not receive the benefit of any outside independent review of AIB’s and PSI’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, AIB shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

If PSI became a public company through an underwritten public offering, the underwriters for such offering would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will, in addition to conducting a significant amount of due diligence on its own, usually require that an issuer’s independent registered public accounting firm provide a comfort letter with respect to certain numbers included in the registration statement and will require the law firm for the issuer to include in its legal opinion to the underwriters a statement that such counsel is not aware of any material misstatements or omissions in the initial public offering registration statement (“Counsel Negative Assurance Statements”). Auditor comfort letters and Counsel Negative Assurance Statements are generally not required in connection with private companies going public through a merger with a special purpose acquisition company, such as AIB, and no auditor comfort letters or Counsel Negative Assurance Statements have been requested or obtained in connection with the Business Combination or the preparation of this proxy statement/prospectus. In addition, the amount of due diligence conducted by AIB and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of PSI. Accordingly, it is possible that defects in PSI’s business or problems with PSI’s management that would have been discovered if PSI conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of Pubco Ordinary Shares.

Unlike an underwritten initial public offering, the initial trading of Pubco’s securities will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of Pubco’s securities on Nasdaq could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Pubco’s securities during the period immediately following the listing.

Furthermore, the Sponsor and certain of AIB’s directors and executive officers have interests in the Business Combination that may be different from, or in addition to, the interests of our shareholders generally. Such interests may have influenced AIB’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other Proposals described in this proxy statement/prospectus. See “— Since the Sponsor and AIB’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of AIB shareholders, a conflict of interest may have existed in determining whether the Business Combination with PSI is appropriate as AIB’s initial business combination. Such interests include that the Sponsor will lose its entire investment in AIB if the business combination is not completed” and “Proposal No. 1 — The Business Combination Proposal — Interests of AIB’s Initial Shareholders and Advisors in the Business Combination.”

If third parties bring claims against AIB, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $11.66 per share (based on the Trust Account balance as of March 31, 2024).

AIB’s placing of funds in the Trust Account may not protect those funds from third-party claims against AIB. Although AIB seeks to have vendors, service providers (other than AIB’s independent registered public accounting firm), prospective target businesses and other entities with which AIB does business execute agreements with AIB waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against AIB’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, AIB’s management will consider whether competitive alternatives are reasonably available to AIB and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of AIB under the circumstances. Neither AIB’s auditor, UHY LLP, nor Maxim, has or will execute an agreement with AIB waiving such claims to the monies held in the Trust Account.

Examples of possible instances where AIB may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with AIB and will not seek recourse against the Trust Account for any reason. Upon redemption of the AIB Public Shares, if AIB has not completed its business combination within the required time period, or upon the exercise of a redemption right in connection with its business combination, AIB will be required to provide for payment of claims of creditors that were not waived that may be brought against AIB within the 10 years following redemption. Accordingly, the per share redemption amount received by AIB Public Shareholders could be less than the $11.66 per Public Share (based on the Trust Account balance as of March 31, 2024), due to claims of such creditors.

The Sponsor has agreed that it will be liable to AIB if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which AIB has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per AIB Public Share and (ii) the actual amount per AIB Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay AIB’s tax obligations, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under AIB’s indemnity of the underwriters of the AIB IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. AIB has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of AIB’s company. The Sponsor may not have sufficient funds available to satisfy those obligations. AIB has not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for AIB’s business combination and redemptions could be reduced to less than $10.10 per Public Share. In such event, AIB may not be able to complete AIB’s business combination, and you would receive such lesser amount per share in connection with any redemption of your AIB Public Shares. None of AIB’s directors or officers will indemnify AIB for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if AIB is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against AIB which is not dismissed, or if AIB otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in AIB’s bankruptcy estate and subject to the claims of third parties with priority over the claims of AIB shareholders. To the extent any bankruptcy claims deplete the Trust Account, AIB may not be able to return to the AIB Public Shareholders $11.66 per share (which is amount per AIB Public Share based on the Trust Account balance as of March 31, 2024). AIB has access to the amounts held outside the Trust Account ($6,552 as of March 31, 2024), in addition to up to $100,000 of interest earned on funds held in the Trust Account, with which to pay any such potential claims, including costs and expenses incurred in connection with our liquidation. In the event that AIB liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from AIB’s Trust Account received by any such shareholder.

Past performance by any member or members of our management team or the Sponsor or any of their respective affiliates may not be indicative of future performance of an investment in AIB or PSI.

Past performance by any member or members of our management team, the Sponsor, or any of their respective current or former affiliates or entities related to one or more of them, is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of any member or members of our management team, any of their respective current or former affiliates or entities related to one or more of them, or any of the foregoing’s related investment’s performance, as indicative of the future performance of an investment in AIB or PSI or the returns AIB or PSI will, or is likely to, generate going forward.

Nasdaq suspended AIB’s securities from trading on its exchange prior to the Business Combination, which could limit investors’ ability to make transactions in AIB’s securities and subject AIB to additional trading restrictions.

On May 11, 2023, AIB received a deficiency letter from the Staff of Nasdaq notifying AIB that, for the preceding 30 consecutive business days, AIB’s MVLS was below the MVLS Requirement of $50 million for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A).

Also on May 11, 2023, AIB received a deficiency letter from the Staff of Nasdaq notifying AIB that, for the preceding 30 consecutive business days, AIB’s MVPHS was below the MVPHS Requirement of $15 million for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(3)(C). The Nasdaq rules provided AIB with a compliance period of 180 calendar days in which to regain compliance with each of the MVLS and MVPHS requirements. If, at any time during the compliance period, AIB’s MVLS closed at $50 million or more and AIB’s MVPHS closed at $15 million or more for a minimum of ten consecutive business days, Nasdaq would provide AIB with written confirmation of compliance.

On September 25, 2023, AIB received a Deficiency Notice from the Staff of Nasdaq notifying AIB that AIB’s Public Holders were below the 400 Public Holders Requirement for continued inclusion on The Nasdaq Global Market pursuant to the Nasdaq Listing Rule 5450(a)(2). The Nasdaq rules provided AIB 45 calendar days to submit a plan to regain compliance. On November 9, 2023, AIB submitted its plan to regain compliance with the Public Holders Requirement.

On November 22, 2023, AIB received the Notice from the Staff of Nasdaq indicating that it had determined to delist AIB’s securities due to AIB’s non-compliance with the MVLS Requirement and the MVPHS Requirement. The Staff of Nasdaq also noted that AIB’s noncompliance with the Public Holders Requirement served as an additional basis for delisting.

Pursuant to the Notice, unless AIB timely requested a hearing before the Panel, AIB’s securities would be subject to suspension and delisting from The Nasdaq Global Market at the opening of business on December 1, 2023. AIB timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”), which hearing request stayed the suspension and delisting of AIB’s securities pending conclusion of the hearings process. On February 13, 2024, AIB received a letter from the Staff indicating that AIB had regained compliance with the MVPHS Requirement.

At a hearing on February 22, 2024, AIB presented its compliance plan to the Panel. On March 14, 2024, the Panel issued its decision, which granted AIB’s request for continued listing until May 20, 2024, subject to certain conditions, including that (i) on or before May 1, 2024, AIB shall advise the Panel on the status of the SEC review of the Form F-4, (ii) on or before May 15, 2024, AIB shall hold a shareholder meeting and obtain approval for completion of its initial business combination, and (iii) on or before May 20, 2024, AIB shall close its initial business combination and the new entity shall demonstrate compliance with Listing Rule 5505. On May 1, 2024, AIB notified the Panel that it would not close an initial business combination by the Panel’s May 20, 2024 deadline. On May 7, 2024, AIB received written notice from the Panel indicating that the Panel had decided to delist AIB’s securities from Nasdaq and trading of AIB securities would be suspended at the open of trading on May 9, 2024, due to AIB’s failure to comply with the terms of the Panel’s decision issued on March 14, 2024. AIB did not appeal the Panel’s decision to the Nasdaq Listing and Hearing Review Council (the “Council”), but instead determined to focus its attention on completion of an initial business combination, termination of the Trading Suspension, and resumption of trading on a post-business combination basis on Nasdaq. There can be no assurance that the Trading Suspension will be lifted prior to the Closing. PSI is entitled to terminate the Business Combination Agreement, if AIB Ordinary Shares have become delisted from Nasdaq for more than sixty (60) days and such condition is not waived by PSI. Further, although the parties intend to complete the Business Combination before a Form 25 is filed, it is uncertain if Pubco will be able to meet Nasdaq’s initial listing requirements to list its securities on Nasdaq, which is a condition to the Closing. While such condition can be waived mutually by the parties to the Business Combination Agreement, PSI does not intend to waive such condition.

If the delisting process for AIB Ordinary Shares is completed prior to the consummation of the Business Combination and such event materially impacts the parties’ ability to complete the Business Combination on the terms thereof or the combined company’s ability to list on a national securities exchange, AIB will promptly file a Current Report on Form 8-K to report such event, with sufficient advance notice prior to the consummation of the Business Combination for stockholders to make an investment decision with respect to their shares.

If (i) AIB is not able to list its securities on another national securities exchange, (ii) the parties to the Business Combination Agreement waive applicable listing conditions as a condition to the Closing, and (iii) the Business Combination closes and shareholders receive unlisted shares, then AIB expects that its securities will be quoted on an over-the-counter market. If this were to occur, AIB and Pubco could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that its AIB Class A Ordinary Shares are “penny stock,” which will require brokers trading in AIB Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future. The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” To the extent that AIB’s Units, AIB Class A Ordinary Shares and Public Rights remain listed on Nasdaq, such securities are covered securities. Although the states are preempted from regulating the sale of AIB’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While AIB is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. To the extent that AIB is no longer listed on Nasdaq, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” To the extent that AIB’s Units, AIB Class A Ordinary Shares and Public Rights remain listed on Nasdaq, such securities are covered securities. Although the states are preempted from regulating the sale of AIB’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While AIB is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. To the extent that AIB is no longer listed on Nasdaq, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities, which may impose additional time and cost constraints on the parties’ ability to complete the Business Combination.

The Business Combination Agreement may be terminated if AIB Class A Ordinary Shares become delisted from Nasdaq and are not relisted on the Nasdaq or the New York Stock Exchange within 60 days after such delisting.

The Business Combination Agreement is subject to a number of conditions which must be satisfied or waived in order to complete the Business Combination and the Business Combination Agreement may be terminated under certain customary and limited circumstances, including that AIB Class A Ordinary Shares become delisted from Nasdaq and are not relisted on the Nasdaq or the New York Stock Exchange within 60 days after such delisting.

As a result of the Panel’s May 7, 2024 delisting decision, a Trading Suspension has been in place since May 9, 2024; however, the formal delisting will not take effect until all applicable Nasdaq review and appeal periods have expired and Nasdaq files a Form 25 with the SEC to effect the delisting. AIB did not appeal the Panel’s delisting decision to the Council; however, the Council may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the Panel’s decision. Upon review, the Council may affirm, modify, reverse, dismiss or remand this decision to the Panel. As of the date of this proxy statement/prospectus, the Trading Suspension is still in place, and AIB has not received notice from the Council of any such review. If the delisting process is completed prior to the Closing, and there is no subsequent relisting of AIB securities on a national exchange within 60 days thereafter, then PSI will be entitled to terminate the Business Combination Agreement. If PSI decides to exercise, and not waive, such termination right, then the proposed Business Combination may not be consummated.

If the Business Combination is not successful, Public Shareholders would not receive their pro rata portion of the Trust Account until AIB liquidates or until AIB consummates another initial business combination, which it may or may not be able to due within the required time period under the Current Charter. Public Shareholders in need of immediate liquidity, could attempt to sell shares in the open market; however, at such time AIB shares may be subject to reduced liquidity if they are not traded on Nasdaq, and if they trade, they may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, shareholders may suffer a material loss on their investment and public shareholders may lose the benefit of funds expected in connection with their ability to redeem shares until AIB liquidates or public shareholders are able to sell shares in the open market.

AIB shareholders will experience immediate dilution as a consequence of the issuance of Ordinary Shares as consideration in the Business Combination and due to future issuances, including pursuant to the 2024 Plan of Pubco. Having a minority share position may reduce the influence that AIB’s current shareholders have on the management of AIB.

It is anticipated that, following the Business Combination (assuming, among other things, that no AIB Public Shareholders exercise their redemption rights with respect to their AIB Public Shares, and subject to the other assumptions described in this proxy statement/prospectus (1) AIB Public Shareholders are expected to own approximately 6.7% of the outstanding Pubco Ordinary Shares, (2) the PSI shareholders (without taking into account any AIB Public Shares held by PSI shareholders prior to the consummation of the Business Combination or the exercise by PSI’s shareholders of appraisal rights) are expected to collectively own approximately 72.9% of the outstanding Pubco Ordinary Shares, and (3) the Sponsor, Maxim and other AIB Initial Shareholders are expected to own approximately 14.2% of the outstanding Pubco Ordinary Shares.

Pubco’s employees and consultants hold securities which, after the Closing will be securities convertible for Pubco Ordinary Shares, and after the Business Combination, are expected to be granted equity awards under the 2024 Plan of Pubco, AIB shareholders will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for Pubco Ordinary Shares. Subject to the effectiveness of the 2024 Plan, a total of 2,527,027 options will be granted to certain officers, employees and consultants of PSI, and therefore will be issued and outstanding, on the Closing Date.

Additionally, Pubco may also, from time to time in the future, issue additional shares of Pubco Ordinary Shares or securities convertible into our Ordinary Shares pursuant to a variety of transactions, including acquisitions. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing shareholders, reduce the market price of Pubco Ordinary Shares, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of Pubco Ordinary Shares. Pubco’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing, or nature of our future offerings. As a result, holders of Pubco Ordinary Shares bear the risk that our future offerings may reduce the market price of our Pubco Ordinary Shares and dilute their percentage ownership.

AIB’s and PSI’s ability to consummate the Business Combination, and the operations of Pubco following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

The COVID-19 outbreak has adversely affected, and other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases or public health crises) could adversely affect, economies and financial markets worldwide, business operations and the conduct of commerce generally, and the business of Pubco following the Business Combination could be adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. The outbreak of COVID-19 may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those related to the market for our securities.

If AIB requires AIB Public Shareholders who wish to redeem their AIB Public Shares to comply with the delivery requirements for redemption, such shareholders may be unable to sell their securities when they wish to if the Business Combination is not approved.

If AIB requires AIB Public Shareholders who wish to redeem their AIB Public Shares to comply with specific delivery requirements for redemption and such proposed business combination is not consummated, AIB will promptly return such certificates to the applicable AIB Public Shareholders. Accordingly, investors who attempted to redeem their shares in such a circumstance will be unable to sell their securities after the failed acquisition until AIB has returned their securities to them. The market price for AIB’s shares may decline during this time and AIB Public Shareholders may not be able to sell their securities when they wish to, even while other shareholders that did not seek conversion may be able to sell their securities.

AIB shareholders may be held liable for claims by third parties against AIB to the extent of distributions received by them upon redemption of their shares.

If AIB is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, AIB was unable to pay AIB’s debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by AIB shareholders. Furthermore, AIB’s directors may be viewed as having breached their fiduciary duties to AIB or AIB’s creditors or may have acted in bad faith, and thereby exposing themselves and AIB’s company to claims, by paying AIB Public Shareholders from the Trust Account prior to addressing the claims of creditors. AIB cannot assure you that claims will not be brought against AIB for these reasons. AIB and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of AIB’s share premium account while AIB was unable to pay AIB’s debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of $18,293 and to imprisonment for five years in the Cayman Islands.

Redemptions in connection with the January 2023 Extension and October 2023 Extension make it more difficult for us to complete a Business Combination.

Upon completion of AIB’s IPO and a contemporaneous private placement, AIB placed $ 87,112,500 in the Trust Account. In connection with the January 2023 Extension and October 2023 Extension, AIB paid $78,324,476 and $185,030, respectively, to AIB Public Shareholders who exercised their redemption rights. As a result, AIB had approximately $11.5 million in the Trust Account, as of March 31, 2024. The reduction in the funds in the Trust Account makes it more difficult for us to complete a Business Combination since it reduces the funds available upon completion of the Business Combination to provide both working capital for the combined business following the Business Combination and a public float in compliance the applicable Nasdaq market value public float requirement. It also results in a reduction of the number of shareholders that we have.

Risks Related to Redemption

AIB Public Shareholders who wish to redeem their AIB Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If AIB shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their AIB Public Shares for a pro rata portion of the funds held in the Trust Account.

An AIB Public Shareholder will be entitled to receive cash for any AIB Public Shares to be redeemed only if such AIB Public Shareholder: (i)(a) holds AIB Public Shares; (ii) submits a written request to Continental, AIB’s Transfer Agent, in which it (a) requests that the AIB redeem all or a portion of its AIB Public Shares for cash, and (b) identifies itself as a beneficial holder of the AIB Public Shares and provides its legal name, phone number, and address; and (iii) delivers its share certificates (if any) and other redemption forms (as applicable) to Continental physically or electronically through DTC. Holders must complete the procedures for electing to redeem their AIB Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [            ], 2024 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a public shareholder’s broker and/or clearing broker, DTC and Continental, will need to act to facilitate this request. It is AIB’s understanding that AIB Public Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because AIB does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, AIB Public Shareholders who wish to redeem their AIB Public Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the AIB Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, then AIB will redeem such AIB Public Shares for a per- share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of the IPO, calculated as of two business days prior to the consummation of the Business Combination. See “Extraordinary General Meeting of AIB Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Investors may not have sufficient time to comply with the delivery requirements associated with exercise of their redemption rights.

Pursuant to AIB’s Current Charter, AIB is required to give a minimum of only seven clear days’ notice (meaning 7 days’ notice, excluding the day when the notice is received or deemed to be received and the day for which it is given or which it is to take effect) for an extraordinary general meeting. As a result, if AIB requires AIB Public Shareholders who wish to convert their AIB Public Shares into the right to receive a pro rata portion of the funds in the Trust Account to comply with specific delivery requirements for conversion, holders may not have sufficient time to receive the notice and deliver their shares for conversion. Accordingly, investors may not be able to exercise their redemption rights and may be forced to retain AIB’s securities when they otherwise would not want to.

If an AIB Public Shareholder fails to receive notice of AIB’s offer to redeem AIB Public Shares in connection with the Business Combination or fails to comply with the procedures required to redeem its shares, such shares may not be redeemed.

If, despite AIB’s compliance with the proxy rules, a public shareholder fails to receive AIB’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her, or its AIB Public Shares. In addition, the proxy materials that AIB is furnishing to holders of AIB Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the AIB Public Shares. In the event that a public shareholder fails to comply with these procedures, its AIB Public Shares may not be redeemed. See “Extraordinary General Meeting of AIB Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If a Public Shareholder or a “group” of AIB Public Shareholders are deemed to hold in excess of 15% of the AIB Public Shares, that Public Shareholder or AIB Public Shareholders will lose the ability to redeem all such shares in excess of 15% of the AIB Public Shares, absent AIB’s consent.

A holder of AIB Public Shares, together with any affiliate of such shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the AIB Public Shares, which is referred to as the “Excess Shares.” Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the AIB Public Shares, then any such Excess Shares would not be redeemed for cash, without AIB’s prior consent. However, such Public Shareholder may vote all their shares (including Excess Shares) for or against the Business Combination. A Public Shareholder’s inability to redeem the Excess Shares will reduce such Public Shareholder’s influence over AIB’s ability to complete the Business Combination and such Public Shareholder could suffer a material loss on such Public Shareholder’s investment in AIB if the Public Shareholder sells Excess Shares in open market transactions. Additionally, a Public Shareholder will not receive redemption distributions with respect to the Excess Shares if AIB completes the Business Combination. As a result, Public Shareholder will continue to hold that number of AIB Public Shares exceeding 15% and, in order to dispose of such shares, would be required to sell such shares in open market transactions, potentially at a loss.

There is no guarantee that a public shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the public shareholder in a better future economic position.

AIB can give no assurance as to the price at which a public shareholder may be able to sell its AIB Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in AIB’s share price, and may result in a lower value realized now than a public shareholder might realize in the future had the public shareholder not redeemed its shares. Similarly, if a public shareholder does not redeem its shares, the public shareholder will bear the risk of ownership of the AIB Public Shares after the consummation of any initial business combination, and there can be no assurance that a public shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A public shareholder should consult the public shareholder’s own financial advisor for assistance on how this may affect his, her, or its individual situation.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the AIB Board will not have the ability to adjourn the Extraordinary General Meeting to a later date or dates in order to solicit further votes, and, therefore, the Business Combination will not be approved, and the Business Combination may not be consummated.

The AIB Board is seeking approval to adjourn the Extraordinary General Meeting to a later date or dates if, at the Extraordinary General Meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Business Combination Proposal and the Merger Proposal. If the Adjournment Proposal is not approved, the AIB Board will not have the ability to adjourn the Extraordinary General Meeting to a later date or dates and, therefore, will not have more time to solicit votes to approve the Business Combination Proposal and the Merger Proposal. In such events, the Business Combination would not be completed.

Risks if the Business Combination is Not Consummated

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to AIB prior to the consummation of the Business Combination and to Pubco following the consummation of the Business Combination.

AIB may not be able to consummate an initial business combination within the required time period, in which case AIB would cease all operations except for the purpose of winding up and AIB would redeem the AIB Public Shares and liquidate unless the Sponsor contributes additional capital to AIB, which the Sponsor is not obligated to do.

The Sponsor and AIB’s officers and directors have agreed that AIB must complete an initial business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter). If the Business Combination is not consummated, AIB may not be able to find a suitable target business and consummate another initial business combination within such time period. Further, any potential target business with which AIB enters into negotiations concerning a business combination will be aware of the time frame in which AIB must consummate a business combination, which may give potential target businesses leverage over AIB in negotiations of another business combination.

If AIB has not consummated an initial business combination within such applicable time period, AIB will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the AIB Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding AIB Public Shares, which redemption will completely extinguish AIB Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of AIB’s remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to AIB’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Current Charter provides that, if AIB winds up for any other reason prior to the consummation of our initial business combination, AIB will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. In either such case, AIB Public Shareholders may receive only $11.66 per Public Share, or less than $11.66 per Public Share, on the redemption of their shares, and AIB Rights will expire worthless. See “— If third parties bring claims against AIB, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $11.66 per share (based on the Trust Account balance as of March 31, 2024),” and other risk factors herein.

If AIB has not completed its initial business combination, AIB Public Shareholders may be forced to wait until after January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter) before redemption from the Trust Account.

If AIB has not completed its initial business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), AIB will distribute the aggregate amount then on deposit in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), pro rata to AIB Public Shareholders by way of redemption and cease all operations except for the purposes of winding up of AIB’s affairs, as further described in this proxy statement/prospectus. Any redemption of AIB Public Shareholders from the Trust Account shall be affected automatically by function of the Current Charter prior to any voluntary winding up. If AIB is required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to AIB Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Companies Act. In that case, investors may be forced to wait beyond January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. AIB has no obligation to return funds to investors prior to the date of AIB’s redemption or liquidation unless, prior thereto, AIB consummates its initial business combination or amend certain provisions of the Current Charter and only then in cases where investors have properly sought to redeem their AIB Public Shares. Only upon AIB’s redemption or any liquidation will AIB Public Shareholders be entitled to distributions, if AIB has not completed AIB’s initial business combination prior to January 21, 2025.

AIB Public Shareholders have limited rights or interests in funds in the Trust Account. For AIB Public Shareholders to liquidate their investment, therefore, they may be forced to sell Public Securities, potentially at a loss.

AIB Public Shareholders will be entitled to receive funds from the Trust Account because they hold AIB Public Shares only upon (i) such Public Shareholder’s exercise of redemption rights in connection with AIB’s initial business combination (which will be the Business Combination, should it occur) and then only in connection with those AIB Public Shares that such Public Shareholder properly elected to redeem or (ii) the redemption of AIB Public Shares if AIB is unable to complete an initial business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), subject to applicable law and as further described herein. In addition, if AIB is unable to complete an initial business combination by January 21, 2025, compliance with applicable law and the Current Charter may result in a delay in winding up AIB and may require AIB submit a plan of dissolution to its then-existing shareholders for approval prior to the distribution of the proceeds held in AIB’s Trust Account. In that case, AIB Public Shareholders may be forced to wait beyond January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), before they receive funds from the Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, AIB Public Shareholders may be forced to sell their AIB Public Shares, potentially at a loss.

The SEC has issued final rules and guidance relating to certain activities of special purpose acquisition companies (“SPACs”). The need for compliance with these rules and guidance may cause AIB to liquidate at an earlier time than it might otherwise choose.

On January 24, 2024, the SEC issued final rules (the “SPAC Rules”) relating, among other things, to disclosures in SEC filings in connection with business combination transactions involving SPACs such as AIB and private operating companies, the financial statement requirements applicable to transactions involving shell companies, and the use of projections by SPACs in SEC filings in connection with proposed business combination transactions. In connection with the issuance of the SPAC Rules, the SEC also issued guidance (the “SPAC Guidance”) regarding the potential liability of certain participants in business combination transactions and the extent to which SPACs could become subject to regulation under the Investment Company Act. The need for compliance with the SPAC Rules and the SPAC Guidance may cause AIB to liquidate at an earlier time than it might otherwise choose.

Certain of the procedures that AIB, PSI or others may determine to undertake in connection with the SPAC Rules, or pursuant to the SPAC Guidance, may increase the costs and time of completing the Business Combination, and may constrain the circumstances under which we could complete the Business Combination. The need for compliance with the SPAC Rules and the SPAC Guidance may cause AIB to liquidate the funds in the Trust Account or liquidate at an earlier time than it might otherwise choose. Were AIB to liquidate, the AIB Rights would expire worthless, and AIB’s securityholders would lose the investment opportunity associated with an investment in Pubco, including any potential price appreciation of its securities.

If AIB is deemed to be an investment company for purposes of the Investment Company Act, it would be required to institute burdensome compliance requirements and its activities would be severely restricted. As a result, in such circumstances, unless AIB is able to modify its activities so that it would not be deemed an investment company, it may abandon our efforts to complete an initial business combination and instead liquidate.

As noted above, the SPAC Guidance relates, among other matters, to the circumstances in which SPACs such as AIB could potentially be subject to the Investment Company Act and the regulations thereunder. If AIB is deemed to be an investment company under the Investment Company Act, its activities would be severely restricted. In addition, it would be subject to burdensome compliance requirements. AIB does not believe that its principal activities will subject itself to regulation as an investment company under the Investment Company Act. However, if AIB is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, it would be subject to additional regulatory burdens and expenses for which it has not allotted funds. As a result, unless AIB is able to modify its activities so that it would not be deemed an investment company, it may be unable to complete the Business Combination and could be required to liquidate. Were AIB to liquidate, the AIB Rights would expire worthless, and AIB’s securityholders would lose the investment opportunity associated with an investment in Pubco, including any potential price appreciation of its securities.

To mitigate the risk that AIB might be deemed to be an investment company for purposes of the Investment Company Act, on February 6, 2024, AIB instructed the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of its initial business combination or liquidation. As a result, AIB may receive less interest on the funds held in the Trust Account than the interest it would have received pursuant to its original Trust Account investments, which could reduce the dollar amount AIB Public Shareholders would receive upon any redemption or liquidation.

The funds in the Trust Account had, since AIB’s initial public offering, been held in U.S. government treasury obligations with a maturity of 180 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, on February 6, 2024, to mitigate the risk of AIB being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, AIB instructed Continental, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of AIB’s initial business combination or liquidation. Following such liquidation, AIB may receive less interest on the funds held in the Trust Account than the interest it would have received pursuant to the original Trust Account investments; however, interest previously earned on the funds held in the Trust Account still may be released to AIB to pay taxes, if any, and certain other expenses as permitted. Consequently, the transfer of the funds in the Trust Account to an interest-bearing demand deposit account could reduce the dollar amount AIB Public Shareholders would receive upon any redemption or liquidation.

In the event that AIB may be deemed to be an investment company, it may be required to liquidate. Accordingly, AIB Public Shareholders will lose the investment opportunity in a target company and may only receive $11.66 per share or potentially less than $11.66 per share on AIB’s redemption, and the AIB Rights will expire worthless.

Provisions in AIB’s Current Charter and Cayman Islands law may inhibit a takeover of AIB, which could limit the price investors might be willing to pay in the future for AIB Class A Ordinary Shares and could entrench management.

The Current Charter contains provisions that may discourage unsolicited takeover Proposals that shareholders may consider to be in their best interests. These provisions include the ability of the Board to designate the terms of and issue new series of preferred shares which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for AIB’s securities.

AIB is also subject to anti-takeover provisions under Cayman Islands law, which could delay or prevent a change of control. Together these provisions may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

AIB’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

As of March 31, 2024, AIB had approximately $6,500 in cash (which excludes cash held in the Trust Account) and may not have sufficient liquidity to fund its working capital needs. Further, AIB has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Business Combination. AIB cannot assure you that its plans to raise capital or to consummate an initial business combination, including the Business Combination, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate the Business Combination or its inability to continue as a going concern.

AIB may qualify as a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. investors.

If AIB is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section “Material Tax Considerations — U.S. Holders”) of our AIB Class A Ordinary Shares or AIB Rights, the U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Our actual PFIC status for our current taxable year may depend on whether we qualify for the PFIC start-up exception (see Material Tax Considerations — U.S. Holders — The Business Combination — Application of the Passive Foreign Investment Company Rules to the Transactions). Depending on the particular circumstances the application of the start-up exception may be subject to uncertainty, and there cannot be any assurance that we will qualify for the start-up exception. Accordingly, there can be no assurances with respect to our status as a PFIC for our current taxable year or any future taxable year. AIB’s actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year. If we determine we are a PFIC for any taxable year, we will endeavor to provide to a U.S. Holder such information as the Internal Revenue Service (“IRS”) may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information, and such election would likely be unavailable with respect to our rights.

AIB urges U.S. investors to consult their own tax advisors regarding the possible application of the PFIC rules.

Because AIB is incorporated under the laws of the Cayman Islands, AIB Public Shareholders may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. Federal courts may be limited.

Because AIB is currently incorporated under the laws of the Cayman Islands, AIB Public Shareholders may face difficulties in protecting their interests and their ability to protect their rights through the U.S. federal courts may be limited prior to the consummation of the Business Combination. AIB is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon AIB’s directors or officers, or enforce judgments obtained in the United States courts against AIB’s directors or officers.

Until the consummation of the Business Combination, AIB’s corporate affairs are governed by the Current Charter, the Cayman Companies Act and the common law of the Cayman Islands. The rights of AIB shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to AIB under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of AIB shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

AIB has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against AIB judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against AIB predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, AIB Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the AIB Board or controlling shareholders than they would as public shareholders of a United States company.

AIB has devoted substantial time and expense to its evaluation and negotiation of the Business Combination neither of which can be recouped if the Business Combination is not consummated. Further, AIB may not be able to obtain additional financing and researching alternative acquisitions that are not consummated will require additional time and expenditures, all of which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

The investigation of each specific target business and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments requires substantial management time and attention and substantial costs for accountants, attorneys and others. If the Business Combination is not consummated, AIB does not expected to recover most or all of the resources it expended through the date the Business Combination is abandoned and AIB does not expect to recover the costs associated with another any other initial business combination that it may consider if the Business Combination is not consummated. Consequently, AIB may not have the resources it needs to pursue or consummate an alternative business combination. To the extent that additional financing proves to be unavailable when needed to consummate an initial business combination, AIB would be compelled to either restructure the transaction or abandon that particular initial business combination and seek an alternative target business candidate. Furthermore, if AIB reaches an agreement relating to a specific target business, it may fail to consummate an initial business combination for any number of reasons, including those beyond AIB’s control. Any such event will result in a loss to AIB of the related costs incurred, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If AIB is unable to complete an initial business combination, AIB Public Shareholders may only receive $11.66 per share or potentially less than $11.66 per share, upon redemption, and AIB Rights will expire worthless.

AIB may be unable to obtain additional financing to complete its initial business combination or to fund the operations and growth of a target business, which could compel AIB to restructure or abandon a particular business combination. If AIB is unable to complete its initial business combination, AIB Public Shareholders may only receive $11.66 per share or potentially less than $11.66 per share on AIB’s redemption, and the rights will expire worthless.

Although AIB believes that the net proceeds of its IPO and the sale of the Private Placement Units, including the interest earned on the proceeds held in the Trust Account that may be available to AIB for its initial business combination, will be sufficient to allow AIB to consummate its initial business combination. If the net proceeds of the AIB IPO and the sale of the Private Placement Units prove to be insufficient, either because of the size of AIB’s initial business combination, the depletion of the available net proceeds in search of a target business, the obligation to repurchase for cash a significant number of shares from shareholders who elect redemption in connection with AIB’s initial business combination or the terms of negotiated transactions to purchase shares in connection with AIB initial business combination, AIB may be required to seek additional financing or to abandon the proposed business combination. Financing may not be available on acceptable terms, if at all. If AIB is unable to complete its initial business combination, AIB Public Shareholders may only receive $11.66 per share or potentially less than $11.66 per share on AIB’s redemption, and the rights will expire worthless. In addition, even if AIB does not need additional financing to consummate its initial business combination, AIB may require such financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of AIB’s officers, directors or shareholders are required to provide any financing to AIB in connection with or after AIB’s initial business combination.

If the Business Combination is not consummated, AIB Public Shareholders may not be afforded an opportunity to vote on AIB’s proposed initial business combination, which means AIB may complete its initial business combination even though a majority of the AIB Public Shareholders do not support such a combination.

If the Business Combination is not consummated, AIB may choose not to hold a shareholder vote before it completes another initial business combination if such other business combination would not require shareholder approval under applicable law or stock exchange listing requirement. For instance, if AIB seeks to acquire a target business where the consideration it is paying in the transaction consists solely of cash, AIB would typically not be required to seek shareholder approval to complete such a transaction. Except as required by applicable law or stock exchange listing requirement, the decision as to whether AIB will seek shareholder approval of a proposed business combination or will allow shareholders to sell their shares to AIB in a tender offer will be made by AIB, solely in its discretion, and will be based on a variety of factors, such as the timing of the transaction and whether the terms of the transaction would otherwise require us to seek shareholder approval. Accordingly, if the Business Combination is not consummated, AIB may complete another initial business combination even if holders of a majority of issued and outstanding AIB Ordinary Shares do not approve of the business combination AIB completes.

If, before distributing the proceeds in the Trust Account to AIB Public Shareholders, AIB files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against AIB that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of AIB shareholders and the per share amount that would otherwise be received by AIB shareholders in connection with AIB’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to AIB Public Shareholders, AIB files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against AIB that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in AIB’s liquidation estate and subject to the claims of third parties with priority over the claims of AIB shareholders. To the extent any liquidation claims deplete the Trust Account, the per share amount that would otherwise be received by AIB shareholders in connection with AIB’s liquidation may be reduced and may be less than $11.66 per share.

If, after AIB distributes the proceeds in the Trust Account to its AIB Public Shareholders, AIB files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against AIB that is not dismissed, a bankruptcy court may seek to recover such proceeds, and AIB and its board of directors may be exposed to claims of punitive damages.

If, after AIB distributes the proceeds in the Trust Account to its AIB Public Shareholders, AIB files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against AIB that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover all amounts received by AIB shareholders. In addition, the AIB Board may be viewed as having breached its fiduciary duty to AIB’s creditors or having acted in bad faith, thereby exposing it and AIB to claims of punitive damages, by paying AIB Public Shareholders from the Trust Account prior to addressing the claims of creditors. AIB cannot assure you that claims will not be brought against AIB for these reasons.

AIB may pursue acquisition opportunities in any geographic region and in any business industry or sector and, if the Business Combination fails, AIB may pursue an initial business combination involved in a sector with which AIB’s management team has limited or no prior familiarity or expertise. AIB securityholders may be unable to ascertain the merits or risks of any particular target business’ operations and AIB may pursue an initial business combination that is not in the best interests of AIB shareholders.

Except for the limitations that, so long as AIB’s securities are listed on Nasdaq, a target business have a fair market value of at least 80% of the value of the Trust Account (less certain advisory fees to Maxim and taxes payable on interest earned), that AIB’s initial business combination is approved by a majority of AIB’s independent directors, and that AIB is not permitted to effectuate an initial business combination with another blank check company or similar company with nominal operations, AIB will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. If the Business Combination is not consummated, AIB may be presented with a business combination candidate in an industry unfamiliar to AIB’s management team or with respect to which AIB’s management’s experience may not be directly applicable. Although AIB’s officers and directors will endeavor to evaluate the risks inherent in a particular target business, AIB may not properly ascertain or assess all of the significant risk factors or that AIB will have adequate time to complete due diligence. Further, AIB may pursue an initial business combination in a sector or by means of a transaction which is difficult to consummate and may be subject to a variety of risks, many of which may be outside AIB’s control or which its management may not have expertise to assess. Investors will be relying on management’s ability to identify business combinations, evaluate their merits, conduct or monitor diligence and conduct negotiations and any of the aforementioned factors may lead management to enter into an acquisition agreement that is materially less favorable to, or is not in the best interest of, AIB shareholders.

We may not be able to complete the Business Combination with PSI if the Business Combination may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations, or ultimately prohibited.

Certain acquisitions and business combinations may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations. In the event that such regulatory review or approval is required or advisable and not obtained, or the timeline for a regulatory review or approval process extends beyond the period of time that would permit an initial business combination to be consummated with us, we may not be able to consummate a business combination with such target. Although we are not aware of any material regulatory approvals or actions that are required for completion of the Business Combination, a U.S. or foreign regulatory authority may wish to conduct a review of the Business Combination under its discretionary powers, and that such discretionary review or approval will be completed within the required time period.

Among other things, the U.S. Federal Communications Act prohibits foreign individuals, governments, and corporations from owning more than a specified percentage of the capital stock of a broadcast, common carrier, or aeronautical radio station licensee. In addition, U.S. law currently restricts foreign ownership of U.S. airlines. In the United States, certain mergers that may affect competition may require certain filings and review by the Department of Justice and the Federal Trade Commission. Acquisitions by “foreign persons” of entities engaged in interstate commerce in the United Stated (i.e., “U.S. Businesses”) are subject to potential review by the Committee on Foreign Investment in the United States (“CFIUS”) — an interagency committee of the United States government authorized to review certain transactions involving foreign investments in U.S. Businesses to determine and address the effect of such transactions on the national security of the United States.

Because our Chief Executive Officer, Eric Chen, is a Canadian citizen and holds an approximate 65% interest in the Sponsor, and because other foreign nationals hold the balance of the interest in the Sponsor, we or the Sponsor may constitute a “foreign person” under CFIUS regulations. If CFIUS were to consider us or the Sponsor to be a “foreign person” under such regulations, any proposed business combination between us and a U.S. business will be subject to CFIUS jurisdiction and potential CFIUS review. Subject to a determination by CFIUS that the Business Combination gives rise to national security concerns, we may be unable to consummate the Business Combination. Although we do not believe PSI is a U.S. business that may affect national security, CFIUS may take a different view and decide to block or delay the Business Combination, impose conditions to mitigate perceived national security concerns with respect to the Business Combination, order or request us to divest all or a portion of the combined company if AIB had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied.

Additionally, the laws and regulations of other U.S. government authorities may impose review or approval procedures on account of any foreign ownership by the Sponsor. Outside the United States, laws or regulations may affect our ability to consummate a business combination with potential target companies incorporated or having business operations in jurisdictions where national security considerations, involvement in regulated industries (including telecommunications), or in businesses where a country’s culture or heritage may be implicated.

The foreign ownership limitations, and the potential impact of CFIUS, may prevent us from consummating the Business Combination with PSI. If AIB were to seek an initial business combination other than the Business Combination, the pool of potential targets with which it could complete an initial business combination may be limited as a result of any such regulatory restriction. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete an initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, our public shareholders may only receive $11.66 per share (plus any applicable interest accrued). This will also cause you to lose any potential investment opportunity in PSI or any other potential target acquisition and the chance of realizing future gains on your investment through any price appreciation in the combined company, and our rights will expire worthless.

Risks Related to Pubco and Ownership of Pubco’s Shares

Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to the business of PSI, which will be the business of Pubco following the consummation of the Business Combination.

PSI’s management has no experience in operating a public company.

PSI’s executive officers have no experience in the management of a publicly traded company. Prior to the consummation of the Business Combination, PSI was a private company mainly operating our businesses in Hong Kong. PSI’s management team may not successfully or effectively manage the transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws and the scrutiny of securities analysts and investors, and our management currently has no experience in complying with such laws, regulations and obligations. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of Pubco.

We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for Pubco to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

Failure to timely and effectively build our accounting systems to effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.

As a public company, we are required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of a private company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If we are not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

To manage the expected growth of our operations and increasing complexity, we will need to improve our operational and financial systems, procedures, and controls and continue to increase systems automation to reduce reliance on manual operations. Any inability to do so will affect our reporting. Our current and planned systems, procedures and controls may not be adequate to support our complex arrangements and the rules governing revenue and expense recognition for our future operations and expected growth. Delays or problems associated with any improvement or expansion of our operational and financial systems and controls could adversely affect our relationships with our partners, cause harm to our reputation and brand and could also result in errors in our financial and other reporting.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the HFCAA, as amended by the Consolidated Appropriations Act, 2023, all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to the proposed Business Combination. In the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor following consummation of the Business Combination, then such lack of inspection could cause trading in Pubco’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist Pubco’s securities.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the HFCAA requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national securities exchange or in the over-the-counter trading market in the U.S. On December 2, 2020, the U.S. House of Representatives approved the HFCAA. On December 18, 2020, the HFCAA was signed into law.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the HFCAA. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the

PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. On January 10, 2022, the final rules adopted by the SEC relating to the HFCA Act became effective. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, SEC announced that the PCAOB designated the PRC and Hong Kong as the jurisdictions where the PCAOB is not allowed to conduct full and complete audit inspections as mandated under the HFCAA.

On February 4, 2022, the U.S. House of Representatives passed the America Creating Opportunities for Manufacturing Pre-Eminence in Technology and Economic Strength (COMPETES) Act of 2022 (the “America COMPETES Act”). If the America COMPETES Act is enacted into law, it would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

On December 29, 2022, the Consolidated Appropriations Act 2023 was passed, which, among other things, amended the HFCAA to reduce the number of consecutive years an issuer can be identified as a Commission-Identified Issuer before the SEC must impose an initial trading prohibition on the issuer’s securities from three years to two years. Therefore, once an issuer is identified as a Commission-Identified Issuer for two consecutive years, the SEC is required under the HCFAA to prohibit the trading of the issuer’s securities on a national securities exchange and in the over-the-counter market.

WWC, P.C., the independent registered public accounting firm that issues the audit report included elsewhere in this proxy statement/prospectus, as a firm headquartered in California and registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards with the last inspection in December 2023, and as of the date of this proxy statement/prospectus, our auditor is not subject to the PCAOB determinations. However, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in Pubco securities (following consummation of the Business Combination) to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist Pubco’s securities (following consummation of the Business Combination).

On August 26, 2022, the PCAOB signed the SOP Agreements with the CSRC and China’s Ministry of Finance. The SOP Agreements established a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in Mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed.

In addition, the recent developments would add uncertainties to the proposed Business Combination and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. It remains unclear what the SEC’s implementation process related to the above rules will entail or what further actions the SEC, the PCAOB or Nasdaq will take to address these issues and what impact those actions will have on U.S. companies that have significant operations in Hong Kong and have securities listed on a U.S. stock exchange (including a national securities exchange or over-the-counter stock market). In addition, the above amendments and any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create some uncertainty for investors, the market price of Pubco Ordinary Share could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement or being required to engage a new audit firm, which would require significant expense and management time.

The price of Pubco securities may be volatile, and the value of Pubco securities may decline.

We cannot predict the prices at which our securities will trade. The price of our securities may not bear any relationship to the market price at which our securities will trade after the Transactions or to any other established criteria of the value of our business and prospects, and the market price of our securities following the Business Combination may fluctuate substantially and may be lower than the price agreed by AIB and PSI in connection with the Business Combination. In addition, the trading price of our securities following the Business Combination could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our securities as you might be unable to sell these securities at or above the price you paid in the Business Combination. Factors that could cause fluctuations in the trading price of our securities include the following:

•        actual or anticipated fluctuations in our financial condition or results of operations;

•        variance in our financial performance from expectations of securities analysts;

•        changes in our projected operating and financial results;

•        changes in laws or regulations applicable to our business;

•        announcements by us or our competitors of significant business developments, acquisitions or new offerings;

•        sales of our securities by us, our shareholders, as well as the anticipation of lockup releases;

•        significant breaches of, disruptions to or other incidents involving our information technology systems or those of our business partners;

•        our involvement in litigation;

•        conditions or developments affecting the solar power industry in our major markets;

•        changes in senior management or key personnel;

•        the trading volume of our securities;

•        changes in the anticipated future size and growth rate of our markets;

•        publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•        general economic and market conditions; and

•        other events or factors, including those resulting from war, incidents of terrorism, global pandemics (such as COVID-19), currency fluctuations, natural disasters or responses to these events, including with respect to potential operational disruptions, labor disruptions, increased costs, and impacts to demand related thereto.

These broad market and industry fluctuations may adversely affect the market price of our securities, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our securities are low.

The sale of a significant number of Pubco Ordinary Shares or other equity securities in the public market after the consummation of the Business Combination, or the perception that such sales may occur, could materially and adversely affect the market price of Pubco Ordinary Shares. These factors could also materially impair Pubco’s ability to raise capital through equity offerings in the future.

Furthermore, employees and directors of Pubco following the consummation of the Business Combination are expected to be granted equity awards under the 2024 Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercised, as applicable, for Pubco Ordinary Shares. Sales of Ordinary Shares by holders after the vesting of awards or holders of options who have exercised their options under any incentive plan that Pubco may in the future implement could also cause the price of Pubco Ordinary Shares to fall.

A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Transactions and general market and economic conditions. A substantial amount of our shares will be subject to transfer restrictions following the Transactions. An active trading market for our securities following the Transactions may never develop or, if developed, may not be sustained. In addition, the price of our securities after the Transactions may vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if the combined company’s securities are not listed on Nasdaq and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of our securities may be more limited than if we were quoted or listed on the Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If we do not meet the expectations of equity research analysts, if they do not publish research reports about our business or if they issue unfavorable commentary or downgrade our securities, the price of our securities could decline.

The trading market for our securities will rely in part on the research reports that equity research analysts publish about us and our business. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If our results of operations are below the estimates or expectations of equity research analysts and investors, the price of our securities could decline. Moreover, the price of our securities could decline if one or more equity research analysts downgrade our securities or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

Our issuance of additional share capital in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other shareholders.

We expect to issue additional share capital in the future that will result in dilution to all other shareholders. We expect to grant equity awards to key employees under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of Pubco Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future, and as a result, your ability to achieve a return on your investment will depend on appreciation in the price of Pubco Ordinary Shares.

We do not intend to pay any cash dividends in the foreseeable future, and any determination to pay dividends in the future will be at the discretion of our board of directors. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends from future earnings for the foreseeable future. In addition, our ability to pay dividends is limited by our indebtedness and may be limited by covenants of any future indebtedness we incur. Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in Pubco being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from the operating entities, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in Pubco Ordinary Shares will likely depend entirely upon any future price appreciation of Pubco Ordinary Shares. There is no guarantee that Pubco Ordinary Shares will appreciate in value after the consummation of the Business Combination or even maintain the price at which you purchased Pubco Ordinary Shares. You may not realize a return on your investment in Pubco Ordinary Shares and you may even lose your entire investment in Pubco Ordinary Shares.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our securities less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The combined company does not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the combined company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Upon consummation of the Business Combination, Pubco will be an “emerging growth company” as defined in the JOBS Act. Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing, (b) in which Pubco has total annual gross revenue of at least $1.235 billion or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of Pubco’s prior second fiscal quarter, Pubco has been subject to Exchange Act reporting requirements for at least 12 calendar months; and filed at least one annual report, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation. We cannot predict if investors will find Pubco’s securities less attractive if Pubco chooses to rely on these exemptions. If some investors find Pubco’s securities less attractive as a result, there may be a less active trading market for Pubco’s securities, and the price of Pubco’s securities may be more volatile.

We will be a foreign private issuer, and as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Upon the Closing, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, among others, (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time, and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year, and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of Nasdaq, provided that we disclose the requirements we are not following and describe the home country practices we are following. We intend to rely on this “foreign private issuer exemption” with respect to Nasdaq rules for shareholder meeting quorums and shareholder approval requirements. We may in the future elect to follow home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, a majority of our assets are located in the U.S., or our business is administered principally in the United States. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. A U.S.-listed public company that is not a foreign private issuer will incur significant additional legal, accounting and other expenses that a foreign private issuer will not incur.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to comply with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

As a result of being a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our securities.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 20-F. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.”

Our current internal controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems and controls to accommodate such changes. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could materially and adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of our internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.

During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines that we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our securities could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

The growth and expansion of our business places a continuous, significant strain on our operational and financial resources, and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change. The growth and expansion of our business places a continuous, significant strain on our operational and financial resources. Further growth of our operations to support our customer base, our information technology systems and our internal controls and procedures may not be adequate to support our operations. As we continue to grow, we may not be able to successfully implement requisite improvements to these systems, controls and processes, such as system access and change management controls, in a timely or efficient manner. Our failure to improve our systems and processes, or their failure to operate in the intended manner, whether as a result of the growth of our business or otherwise, may result in our inability to accurately forecast our revenue and expenses, or to prevent certain losses. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely and reliable reports on our financial and operating results and could impact the effectiveness of our internal control over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions or fraud.

We do not intend to make any determinations on whether we or our non-U.S. subsidiaries are controlled foreign corporations for U.S. federal income tax purposes.

We do not intend to make any determinations on whether we or any of our subsidiaries are treated as “controlled foreign corporations” within the meaning of Section 957(a) of the Code (“CFCs”), or whether any U.S. Holder of Pubco Ordinary Shares is treated as a “United States shareholder” within the meaning of Section 951(b) of the Code with respect to any such CFC. We do not expect to furnish to any U.S. Holder of Pubco Ordinary Shares information that may be necessary to comply with applicable reporting and tax paying obligations with respect to CFCs. The IRS has provided limited guidance regarding the circumstances in which investors may rely on publicly available information to comply with their reporting and taxpaying obligations with respect to CFCs. U.S. Holders of Pubco Ordinary Shares should consult their tax advisors regarding the potential application of these rules to their particular circumstances.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our securities may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

The Amended Pubco Charter designate specific courts in Cayman Islands and the United States as the exclusive forum for certain litigation that may be initiated by the holders of our ordinary shares or other securities, which could limit their ability to obtain a favorable judicial forum for disputes with us.

Pursuant to the Amended Pubco Charter, unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim (including any non-contractual dispute, controversy or claim) of (i) any derivative action or proceeding brought on behalf of Pubco, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Pubco to Pubco or Pubco’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or these Articles including but not limited to any purchase or acquisition of shares, security or guarantee provided in consideration thereof, or (iv) any action asserting a claim against Pubco which if brought in the United States of America would be a claim arising under the internal affairs doctrine (as such concept is recognized under the laws of the United States from time to time). The Cayman Forum Provision will not apply to any causes of action arising under the Securities Act or Exchange Act. The Amended Pubco Charter further provides that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by relevant law, United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating to the federal securities laws of the United States. In addition, the Amended Pubco Charter provides that any person or entity purchasing or otherwise acquiring any shares or other securities in us is deemed to have notice of and consented to the Cayman Forum Provision and the Federal Forum Provision. Notwithstanding the above, holders of our ordinary shares or other securities cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder.

We recognize that the Cayman Forum Provision and the Federal Forum Provision in the Amended Pubco Charter may impose additional litigation costs on holders of our ordinary shares or other securities in pursuing their claims, particularly if the holders do not reside in or near the Cayman Islands or the United States. Additionally, the forum selection clauses in the Amended Pubco Charter may limit the holders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit holders of our securities.

Subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, or we may be subject to restructuring, impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause you to lose some or all of your investment.

Although AIB has conducted due diligence on PSI, this diligence may not surface all material issues that may be present with PSI’s business. Factors outside of AIB’s and outside of PSI’s control may, at any time, arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in our reporting losses. Even if AIB’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on our liquidity, the fact that our reports charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by PSI or by virtue of us obtaining post-combination debt financing. Furthermore, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all. Accordingly, any holders who choose to retain their securities following the Business Combination could suffer a reduction in the value of their securities. Such holders are unlikely to have a remedy for such reduction in value.

Nasdaq may not list Pubco’s securities on its exchange, which could limit investors’ ability to make transactions in Pubco’s securities and subject Pubco to additional trading restrictions.

In connection with the Business Combination, in order to continue to maintain the listing of securities on Nasdaq, we will be required to demonstrate Pubco’s compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. We will apply to have Pubco’s securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all initial listing requirements. Even if Pubco’s securities are listed on Nasdaq, Pubco may be unable to maintain the listing of its securities in the future.

If Pubco fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, Pubco would not be required to consummate the Business Combination. In the event that Pubco elected to waive this condition, and the Business Combination were consummated without Pubco’s securities being listed on Nasdaq or on another national securities exchange, Pubco could face significant material adverse consequences, including:

•        a limited availability of market quotations for Pubco’s securities;

•        reduced liquidity for Pubco’s securities;

•        a determination that Pubco’s shares are “penny stocks” which will require brokers trading in Pubco’s shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Pubco’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If Pubco’s securities are not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Pubco’s corporate actions that require shareholder approval will be substantially controlled by its controlling shareholder, Mr. Yee Kit Chan, who will have significant influence over such matters, and their interests may not be aligned with the interest of other shareholders.

Immediately following the consummation of the Business Combination, Mr. Yee Kit Chan, the chairman of the board of directors of Pubco, is expected to own 61.6% of the issued and outstanding Pubco Ordinary Shares, assuming a no redemption scenario (64.1% assuming a maximum redemption scenario). For so long as Mr. Chan continues to control shares representing a majority of Pubco’s voting power, it will generally be able to determine the outcome of all corporate actions requiring shareholder approval, and control or exert significant influence on the composition of the board of directors. Mr. Chan’s interests may not be aligned with the interests of other shareholders of Pubco following the Closing. We might be prevented from entering into transactions that could be beneficial to us without the consent of Mr. Chan. This concentration of ownership may also discourage, delay or prevent a change in control of Pubco, which could deprive shareholders of an opportunity to receive a premium for Pubco Ordinary Shares as part of a sale of Pubco and may significantly reduce the price of Pubco Ordinary Shares.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited as Pubco is incorporated under the law of the Cayman Islands. Following the consummation of the Business Combination, all of Pubco’s operations will be located, and all of its directors and executive officers will reside, outside of the United States.

Pubco is an exempted company limited by shares incorporated under the laws of the Cayman Islands, and following the Business Combination, will conduct all of its operations through its subsidiary, PSI, outside the United States. Substantially all of Pubco’s assets are located outside of the United States. All of Pubco’s officers and directors reside outside the United States and a portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against Pubco or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands could render you unable to enforce a judgment against Pubco’s assets or the assets of Pubco’s directors and officers.

In addition, Pubco’s corporate affairs will be governed by the amended and restated memorandum and articles of association of Pubco, the Cayman Companies Act and the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of Pubco’s ordinary shareholders and the fiduciary duties of Pubco’s directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

Shareholders of Cayman Islands exempted companies like Pubco have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (other than the memorandum and articles of association, the registers of mortgages and charges, and copies of any special resolutions passed by the shareholders of such companies). The Registrar of Companies of the Cayman Islands shall make available the list of the names of the current directors of Pubco (and where applicable the current alternate directors of Pubco) for inspection by any person upon payment of a fee by such person. Pubco’s directors will have discretion under the amended and restated memorandum and articles of association of Pubco to determine whether or not, and under what conditions, Pubco’s corporate records may be inspected by its ordinary shareholders, but Pubco is not obliged to make them available to the ordinary shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder to motion or to solicit proxies from other shareholders in connection with a proxy contest. See “Description of Pubco Securities — Special Considerations for Exempted Companies — Inspection of Books.”

Certain corporate governance practices in the Cayman Islands, which is Pubco’s home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent Pubco chooses to follow home country practice with respect to corporate governance matters, its shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers. See “Management of Pubco Following the Business Combination — Foreign Private Issuer Status.”

As a result of all of the above, Pubco’s shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

Pubco may be a “controlled company” within the meaning of the Nasdaq listing rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies. If Pubco relies on these exemptions, you will not have the same protections afforded to shareholders of companies that are subject to such requirements.

Upon the Closing, Mr. Yee Kit Chan, the chairman of the board of directors of Pubco, is expected to own 61.6% of the issued and outstanding Pubco Ordinary Shares, assuming a no redemption scenario (64.1% assuming a maximum redemption scenario). As a result, Pubco will be a “controlled company” within the meaning of applicable Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company.” For so long as Pubco remains a “controlled company,” it may elect not to comply with the following corporate governance requirements:

•        that a majority of the board of directors consists of independent directors;

•        that it has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        that it has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

Upon Closing, Pubco expects to exempt from the requirements that a majority of the board of directors consists of independent directors, and that each of the nominating and corporate governance committee and the compensation committee is composed entirely of independent directors. As a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

EXTRAORDINARY GENERAL MEETING OF AIB SHAREHOLDERS

General

AIB is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by AIB Board for use at the Meeting to be held on [    ], 2024, and at any adjournments thereof. This proxy statement/prospectus is first being furnished to AIB shareholders on or about [    ], 2024 in connection with the vote on the Proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides AIB shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date and Time of Meeting

The Meeting will be held via live webcast at [    ] a.m., Eastern Time, on [    ], 2024, to consider and vote upon the Proposals to be submitted to the Meeting, including if necessary, the Adjournment Proposal. For the purposes of the Current Charter, the physical place of the meeting will be at the office of AIB at 875 Third Avenue, Suite M204A, New York, NY 10022.

The Meeting can be accessed by visiting https://_____________, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Meeting. If you do not have a control number, please contact Continental, the Transfer Agent.

Registering for the Meeting

As a registered shareholder, you received a proxy card from Continental. The form contains instructions on how to attend the virtual meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the virtual meeting starting on [    ], 2024 at [    ] a.m., Eastern Time. Enter the URL address into your browser http://_____________, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the Meeting.

Beneficial owners, or investors who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the Meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the Meeting by dialing +1 888-965-8995 (toll-free), outside the U.S. and Canada +1 415-655-0243 (standard rates apply) when prompted enter the pin number [    ]. This phone number is listen-only, you will not be able to vote or enter questions during the Meeting.

Purpose of the Meeting

At the Meeting, AIB is asking holders of its ordinary shares:

•        To consider and vote upon the Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

•        To consider and vote upon the Merger Proposal.

•        To consider and vote upon the Adjournment Proposal, if presented at the Meeting.

Recommendation of the AIB Board with Respect to the Proposals

The Board believes that the Business Combination Proposal and the other Proposals to be presented at the Meeting are in the best interest of AIB shareholders and recommends that AIB shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, and, if presented at the Meeting, “FOR” the Adjournment Proposal.

Record Date; Who is Entitled to Vote

AIB has fixed the close of business on [    ], 2024, as the Record Date for determining the shareholders entitled to notice of and to attend and vote at the Meeting. As of the close of business on [    ], 2024, there were 3,612,025 AIB Class A Ordinary Shares and one Class B Ordinary Shares outstanding and entitled to vote. Each Ordinary Share is entitled to one vote per share on each Proposal.

Quorum

The holders of a majority of the issued and outstanding AIB Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy (which would include presence at the virtual Meeting) shall constitute a quorum.

Abstentions and Broker Non-Votes

With respect to each Proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a shareholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Meeting in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have no effect on the outcome of any other Proposal in this proxy statement/prospectus.

Abstentions and broker-non votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on any of the Proposals.

Vote Required for Approval

•        Business Combination Proposal:    The Business Combination Proposal must be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes which are cast by those holders of AIB Ordinary Shares who, being present and entitled to vote at the Meeting, vote at the Meeting.

•        Merger Proposal:    The Merger Proposal must be approved by a special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the votes which are cast by those holders of AIB Ordinary Shares who, being present and entitled to vote at the Meeting, vote at the Meeting.

•        Adjournment Proposal:    The Adjournment Proposal, if presented, must be approved by ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes which are cast by those holders of AIB Ordinary Shares who, being present and entitled to vote at the Meeting, vote at the Meeting.

The AIB Initial Shareholders have previously entered into the Insider Letter Agreement, pursuant to which they have agreed to vote their Founder Shares, Private Shares and any Public Shares purchased during or after AIB’s IPO in favor of the Business Combination, including each of the Proposals; provided, that such voting obligations with respect to any Public Shares purchased in connection with the Business Combination would be waived by AIB. For more information, see “Risk Factors — Risks Related to AIB and the Business Combination — The Sponsor, AIB’s directors, officers, advisors, and their affiliates may elect to purchase AIB Public Shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of AIB Ordinary Shares.” As of [    ], 2024, the Record Date for the Meeting, AIB Initial Shareholders, including its Sponsor, beneficially owned and are entitled to vote an aggregate of 2,156,250 Founder Shares, which constitute approximately 59.7% of the outstanding AIB Ordinary Shares. Additionally, an aggregate of 345,625 Private Shares underlying the 345,625 Private Placement Units acquired by the Sponsor in connection with a private placement that closed simultaneously with the AIB IPO. These Private Shares constitute approximately 9.6% of the outstanding AIB Ordinary Shares as of [    ], 2024. As such, the Founder Shares, the Private Shares underlying the Private Placement Units held by AIB Initial Shareholders in the aggregate represent approximately 69.3% of the outstanding AIB Ordinary Shares as of [    ], 2024, which is sufficient to approve the Business Combination Proposal.

Voting Your Shares

Each Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your Ordinary Shares at the Meeting.

•        You Can Vote by Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the AIB Board “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, and if presented at the Meeting, “FOR” the Adjournment Proposal.

•        You Can Attend the Meeting and Vote Online.    AIB will be hosting the Meeting via live webcast. If you attend the Meeting, you may submit your vote at the Meeting online at https:// _____________, in which case any votes that you previously submitted will be superseded by the vote that you cast at the Meeting. See “— Registering for the Meeting” above for further details on how to attend the Meeting.

Revoking Your Proxy

Shareholders may send a later-dated, signed proxy card to AIB’s Chief Executive Officer at the address set forth below so that it is received by AIB’s Chief Executive Officer prior to the vote at the Meeting (which is scheduled to take place at [    ] a.m., Eastern Time, on [    ], 2024) or attend the Meeting virtually and vote. Shareholders also may revoke their proxy by sending a notice of revocation to AIB’s Chief Executive Officer, which must be received by AIB’s Chief Executive Officer prior to the vote at the Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Ordinary Shares, you may contact the proxy solicitor for AIB, Advantage Proxy:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Toll Free: (877) 870-8565
Collect: (206) 870-8565
Email: ksmith@advantageproxy.com

Vote of AIB’s Initial Shareholders, Directors and Officers

The AIB Initial Shareholders have previously entered into the Insider Letter Agreement, pursuant to which they have agreed to vote their Founder Shares, Private Shares and any Public Shares purchased during or after AIB’s IPO in favor of the Business Combination, including each of the Proposals; provided, that such voting obligations with respect to any Public Shares purchased in connection with the Business Combination would be waived by AIB. For more information, see “Risk Factors — Risks Related to AIB and the Business Combination — The Sponsor, AIB’s directors, officers, advisors, and their affiliates may elect to purchase AIB Public Shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of AIB Ordinary Shares.” As of [    ], 2024, the Record Date for the Meeting, AIB Initial Shareholders, including its Sponsor, beneficially owned and are entitled to vote an aggregate of 2,156,250 Founder Shares, which constitute approximately 59.7% of the outstanding AIB Ordinary Shares. Additionally, an aggregate of 345,625 Private Shares underlying the 345,625 Private Placement Units acquired by the Sponsor in connection with a private placement that closed simultaneously with the AIB IPO. These Private Shares constitute approximately 9.6% of the outstanding AIB

Ordinary Shares as of [    ], 2024. As such, the Founder Shares, the Private Shares underlying the Private Placement Units held by AIB Initial Shareholders in the aggregate represent approximately 69.3% of the outstanding AIB Ordinary Shares as of [    ], 2024, which is sufficient to approve the Business Combination Proposal.

Additionally, all of AIB’s initial shareholders have waived any redemption rights in connection with the Business Combination.

Redemption Rights

AIB Public Shareholders may seek to redeem the Public Shares that they hold, regardless of whether they affirmatively vote for the Business Combination, against the Business Combination, or do not vote in relation to the Business Combination.

Any Public Shareholder may request redemption of their Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds and not previously released to AIB to pay AIB’s taxes, divided by the number of then-outstanding Public Shares, provided, however that such Public Shareholder must follow the procedures outlined in this proxy statement/prospectus, in order to receive cash for any Public Shares such Public Shareholder intends to redeem. As of March 31, 2024, this would have amounted to approximately $11.66 per Public Share.

If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with AIB’s consent, until the consummation of the Business Combination, or such other date as determined by the AIB Board. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically).

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

AIB Initial Shareholders, officers and directors will not have redemption rights with respect to any Public Shares owned by them, directly or indirectly.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

•        hold Public Shares; and

•        prior to [    ], Eastern Time, on [    ], 2024 (two business days prior to the vote at the Meeting) (i) submit a written request to the transfer agent that AIB redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through DTC.

Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash.

If the Business Combination is not approved or completed for any reason, then the Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, AIB will promptly return any shares previously delivered by Public Shareholders.

The closing price of shares of AIB Class A Ordinary Shares on May 22, 2024 was $11.53 per share. Prior to exercising redemption rights, Public Shareholders should verify the market price of Class A Ordinary Shares, as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. AIB cannot assure shareholders that they will be able to sell their shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in AIB’s securities when AIB’s shareholders wish to sell their shares.

Appraisal or Dissenters’ Rights

Holders of record of AIB Ordinary Shares may have Dissent Rights in connection with the Mergers under the Cayman Companies Act. Holders of record of AIB Ordinary Shares wishing to exercise such Dissent Rights and make a demand for payment of the fair value for his, her or its AIB Ordinary Shares must give written objection to the Mergers to AIB prior to the shareholder vote at the Meeting to approve the Mergers and follow the procedures set out in Section 238 of the Cayman Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to Section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the mergers consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. If any AIB shareholder exercises Dissent Rights, then AIB and Pubco may elect to consummate the Merger after the expiry date of the period allowed for written notice of an election to dissent in order to invoke the exemption under Section 239 of the Cayman Companies Act, in which case dissenter rights will no longer be available. It is AIB’s view that such fair market value would equal the amount which shareholders would obtain if they exercised their redemption rights as described herein. An AIB shareholder which elects to exercise Dissent Rights must do so in respect of all of the AIB Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein.

Proxy Solicitation Costs

AIB is soliciting proxies on behalf of AIB Board. This solicitation is being made by mail but also may be made by telephone or in person. AIB and AIB’s directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. AIB will bear the cost of the solicitation.

AIB has hired Advantage Proxy to assist in the proxy solicitation process. AIB will pay Advantage Proxy a fee of $10,000. Such fee will be paid with funds available at the Closing.

AIB will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. AIB will reimburse them for their reasonable expenses.

Potential Purchases of Public Shares and/or Rights

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding AIB or AIB’s securities, AIB Initial Shareholders, PSI and/or their respective affiliates may purchase Class A Ordinary Shares, rights or units from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the Proposals are approved at the Meeting or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. As of the date of this proxy statement/prospectus, none of AIB Initial Shareholders has any plans to make any such purchases. AIB will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Proposals. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Entering into any such incentive arrangements may have a depressive effect on outstanding AIB Ordinary Shares. The existence of financial and personal interests of AIB’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of AIB and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the Proposals. See “Risk Factors,” “Proposal No. 1 — The Business Combination Proposal — Interests of AIB’s Initial Shareholders and Advisors in the Business Combination” and “Beneficial Ownership of AIB Securities Before the Business Combination” for more information and other risks.

THE BUSINESS COMBINATION AGREEMENT AND OTHER TRANSACTION DOCUMENTS

The Business Combination Agreement and Related Agreements

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. Shareholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial advisor and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which could be updated prior to the Closing. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality that may be different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. AIB does not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Business Combination Agreement

Description of the Business Combination Agreement

On December 27, 2023, AIB entered into the Business Combination Agreement with the AIB Representative, Pubco, PSI Merger Sub I, PSI Merger Sub II, and PSI. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing, (a) PSI Merger Sub I will merge with and into PSI, with PSI surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of PSI being converted into the right to receive shares of Pubco; and (b) one business day following the First Merger, PSI Merger Sub II will merge with and into AIB, with AIB surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding AIB Securities of being converted into the right to receive substantially equivalent securities of Pubco.

Consideration

Under the Business Combination Agreement, the Aggregate Merger Consideration Amount to be paid to the shareholders of PSI is $200,000,000 (less the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital, the amount of Closing Net Debt, and the amount of any Transaction Expenses), and will be paid entirely with newly issued ordinary shares of Pubco, with each share valued at $10.00.

As a result of the Mergers, (a) each of the ordinary shares of PSI that are issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into (i) the right to receive 90% of such number of ordinary shares of Pubco equal to the Exchange Ratio, and (ii) the contingent right to receive 10% of such number of ordinary shares of Pubco equal to the Exchange Ratio in accordance with the Business Combination Agreement and the Escrow Agreement. Each AIB Ordinary Share that is issued and outstanding immediately prior to the Second Merger Effective Time shall be cancelled and converted automatically into the right to receive one Pubco Ordinary Share. Each issued and outstanding AIB Right shall be automatically converted into one-tenth of one Pubco Ordinary Share, provided that Pubco will not issue fractional shares in exchange for the AIB Rights.

Prior to the Closing, PSI shall deliver to AIB the Estimated Closing Statement setting forth a good faith calculation of PSI’s estimate of the Closing Net Debt, Net Working Capital and Transaction Expenses, and the resulting Aggregate Merger Consideration Amount and Company Merger Shares based on such estimates. Pubco, the AIB Representative and Continental (or such other escrow agent mutually acceptable AIB and PSI), as Escrow Agent, will enter into an Escrow Agreement, pursuant to which Pubco shall cause to be delivered to the Escrow Agent a number of Company Merger Shares equal in value to ten percent (10%) of the Aggregate Merger Consideration Amount otherwise issuable to PSI shareholders at the Closing based on the Estimated Closing Statement to be held, along with any other dividends, distributions or other income on the Escrow Shares, in a segregated Escrow Account. Within 90 days after the Closing, Pubco’s chief financial officer will deliver to the AIB Representative the Closing Statement setting forth (i) a consolidated balance sheet of the Target Companies as of the Reference Time and (ii) a good faith calculation of the Closing Net Debt, Net Working Capital and Transaction Expenses, in each case, as of the Reference Time, and the resulting Aggregate Merger Consideration Amount and Company Merger Shares based on such estimates. If the Adjustment Amount is a positive number, then Pubco will issue to PSI shareholders an additional number of Pubco Ordinary Shares equal to (x) the Adjustment Amount, divided by (y) the Per Share Price, with each Company shareholder receiving its pro rata share of such additional Pubco Ordinary Shares, up to a maximum number of Pubco Ordinary Shares equal to the value of the Escrow Property in the Escrow Account at such time (with each Pubco Ordinary Share and Escrow Share valued at the Per Share Price for such purposes). If the Adjustment Amount is a negative number, then Pubco and the AIB Representative will provide joint written instructions to the Escrow Agent to distribute to Pubco a number of Escrow Shares (and, after distribution of all Escrow Shares, other Escrow Property) with a value equal to the absolute value of the Adjustment Amount (with each Escrow Share valued at the Per Share Price). Pubco will cancel any Escrow Shares distributed to it by the Escrow Agent and distribute the remainder (if any) to PSI shareholders, with each Company shareholder receiving its pro rata share of such remaining Pubco Ordinary Shares.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by the parties as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect (as defined below), knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations thereunder, in each case subject to certain customary exceptions. The representations and warranties made by the parties are customary for transactions similar to the Business Combination.

In the Business Combination Agreement, PSI made certain customary representations and warranties to AIB, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other Ancillary Documents; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) Company permits; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) top customers and suppliers; (24) certain business practices; (25) Investment Company Act; (26) finders and brokers; (27) information supplied; (28) independent investigation; and (29) exclusivity of representations and warranties.

In the Business Combination Agreement, AIB made certain customary representations and warranties to PSI and Pubco, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other Ancillary Documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) the SEC filings, AIB financials, and internal controls; (7) absence of certain changes; (8) compliance with laws; (9) actions, orders and permits; (10) taxes and returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with affiliates; (15) Investment Company Act and the JOBS Act; (16) finders and brokers; (17) certain business practices; (18) insurance; (19) information supplied; (20) independent investigation; and (21) the Trust Account.

In the Business Combination Agreement, Pubco, the PSI Merger Sub I and the PSI Merger Sub II made customary representations and warranties to AIB, including among others, related to the following: (1) organization and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other Ancillary Documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) activities of Pubco, the PSI Merger Sub I and the PSI Merger Sub II; (7) finders and brokers; (8) Investment Company Act; (9) information supplied; (10) independent investigation; and (11) exclusivity of representations and warranties.

None of the representations and warranties of the parties shall survive the Closing.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, including covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business; (3) AIB’s public filings; (4) provision of financial statements of PSI; (5) “no shop” obligations; (6) no insider trading; (7) notifications of certain breaches, consent requirements or other matters; (8) efforts to consummate the Closing and obtain third party and regulatory approvals and efforts to cause Pubco to maintain its status as a “foreign private issuer” under the Exchange Act Rule 3b-4; (9) further assurances; (10) efforts to prepare and file with the SEC the Registration Statement; (11) public announcements; (12) confidentiality; (13) indemnification of directors and officers and tail insurance; (14) use of trust proceeds after the Closing; (15) efforts to support a private placement or backstop arrangements, if sought; (16) intended tax treatment of the Mergers; and (17) efforts to obtain required AIB shareholder approval.

It was agreed by the parties that, after the Closing, the funds in AIB’s Trust Account, as well as any proceeds received by Pubco or AIB from any PIPE investment originated directly or indirectly by or through AIB or its representatives, after taking into account payments for redemptions of AIB Public Shareholders, will first be used to pay (i) AIB’s accrued transaction expenses payable in cash at Closing, (ii) any loans owed by AIB to the Sponsor for expenses, and (iii) PSI’s unpaid transaction expenses; provided, however, that to the extent that the aggregate amounts payable in cash described in (i) and (ii) above exceed $1,500,000, the Sponsor will bear 100% of such Excess SPAC Expense Amount, and to the extent the Sponsor fails to pay or otherwise discharge such Excess SPAC Expense Amount at Closing, the Sponsor will automatically be deemed to irrevocably transfer to Pubco and forfeit for cancellation for no consideration, a quantity of Pubco Ordinary Shares equal to (x) the Sponsor Shortfall divided by (y) $10.00.

Conditions to Closing

The obligations of the parties to consummate the Business Combination are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Business Combination and related matters by the requisite vote of AIB’s shareholders; (ii) obtaining material regulatory approvals; (iii) no law or order preventing or prohibiting the Business Combination; (iv) AIB having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the redemption and any PIPE financing that has been funded; (v) amendment by the shareholders of Pubco of Pubco’s memorandum and articles of association; (vi) the effectiveness of this registration statement; (vii) appointment of the post-closing directors of Pubco; and (viii) Nasdaq listing requirements having been fulfilled.

In addition, unless waived by PSI, the obligations of PSI, Pubco, the PSI Merger Sub I and the PSI Merger Sub II to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of AIB being true and correct on and as of the Closing (subject to Material Adverse Effect); (ii) AIB having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior to the Closing Date; (iii) absence of any Material Adverse Effect with respect to AIB since the date of the Business Combination Agreement which is continuing and uncured; and (iv) receipt by PSI and Pubco of the Ancillary Documents duly executed and approved by the other parties thereto.

Unless waived by AIB, the obligations of AIB, to consummate the Business Combination are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of PSI, Pubco, the PSI Merger Sub I, and the PSI Merger Sub II being true and correct on and as of the Closing (subject to Material Adverse Effect on the Target Companies, taken as a whole); (ii) PSI, Pubco, the PSI Merger Sub I, and the PSI Merger Sub II having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior to the Closing Date; (iii) absence of any Material Adverse Effect with respect to the Target Companies (taken as a whole) since the date of the Business Combination Agreement which is continuing and uncured; and (iv) receipt by AIB of the Ancillary Documents duly executed and approved by the other parties thereto.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either AIB or PSI if the Closing does not occur by June 30, 2024.

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of AIB and PSI; (ii) by either AIB or PSI if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination, and such order or other action has become final and non-appealable; (iii) by PSI for AIB’s uncured breach of the Business Combination Agreement, such that the related Closing condition would not be met; (iv) by AIB for the uncured breach of the Business Combination Agreement by PSI, Pubco, the PSI Merger Sub I, or the PSI Merger Sub II, such that the related Closing condition would not be met; (v) by either AIB or PSI if AIB holds its shareholder meeting to approve the Business Combination Agreement and the Business Combination, and such approval is not obtained; and (vi) by PSI, if AIB Ordinary Shares have become delisted from Nasdaq and are not relisted on the Nasdaq or the New York Stock Exchange within sixty (60) days after such delisting.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to confidentiality, effect of termination, fees and expenses, trust fund waiver, miscellaneous and definitions to the foregoing) will terminate, no party to the Business Combination Agreement will have any further liability to any other party thereto.

Trust Account Waiver

PSI, Pubco, the PSI Merger Sub I and the PSI Merger Sub II have agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in AIB’s Trust Account held for its public shareholders, and have agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Related Agreements and Documents

Lock-Up Agreements

Simultaneously with the execution of the Business Combination Agreement, Pubco, the AIB Representative, PSI and AIB have entered into lock-up agreements with certain holders of the Founder Shares and with certain holders of PSI’s securities. These lock-up agreements provide for a lock-up period commencing on the Closing Date and ending on the earlier of (i) the 6-month anniversary of the Closing and (ii) the date on which Pubco completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the outstanding Pubco Ordinary Shares being converted into cash, securities or other property, with respect to Pubco Ordinary Shares held by the such shareholder. The parties’ undertakings in the lock-up agreements were made as a condition to the willingness of PSI and AIB to enter into the Business Combination Agreement and as an inducement and in consideration therefor.

Support Agreement

Simultaneously with the execution of the Business Combination Agreement, Pubco, AIB, PSI, the Sponsor and certain shareholders of PSI have entered into the Support Agreement, pursuant to which, among other things, the Sponsor and the shareholders of PSI have agreed (a) to support the adoption of the Business Combination Agreement and the approval of the Business Combination, subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions. In addition, the Sponsor agreed in the Support Agreement that, to the extent the Sponsor fails to pay or otherwise discharge any “Excess SPAC Expense Amount” (defined as the amount, if any, by which the aggregate amounts payable in cash for AIB’s accrued transaction expenses at the Closing, and any loans owed by AIB to the Sponsor for transaction and other administrative costs and expenses, exceeds $1.5 million), the Sponsor shall automatically transfer to Pubco and forfeit for cancellation (for no additional cash consideration) a quantity of Pubco Ordinary Shares otherwise due to the Sponsor at Closing equal to (i) the portion of the Excess SPAC Expense Amount that is unpaid or otherwise undischarged by the Sponsor, divided by (ii) $10.00. The parties’ undertakings in the Support Agreement were made as a condition to the willingness of PSI and AIB to enter into the Business Combination Agreement and as an inducement and in consideration therefor.

Registration Rights Agreement

Simultaneously with the execution of the Business Combination Agreement, Pubco, certain shareholders of AIB and PSI, have entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the undersigned parties listed under “Investor” on the signature page thereto will be provided the right to demand registrations, piggy-back registrations and shelf registrations with respect to Registrable Securities (as defined in the Registration Rights Agreement). The Registration Rights Agreement contains customary covenants regarding registration procedures and mutual indemnification obligations, among other matters. The parties’ undertakings in the Registration Rights Agreement are made were made as a condition to the willingness of PSI and AIB to enter into the Business Combination Agreement and as an inducement and in consideration therefor.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

General

AIB shareholders are being asked to (a) adopt and approve the Business Combination Agreement and other Transaction Documents (as defined in the Business Combination Agreement), and (b) approve the Business Combination.

AIB shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. See “The Business Combination Agreement and Other Transaction Documents” for additional information and a summary of certain terms of the Business Combination Agreement and other relevant agreements and documents. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Under the Business Combination Agreement, the approval of the Business Combination Proposal and the Merger Proposal by the requisite vote of AIB shareholders is a condition to the consummation of the Business Combination. The approval of the Business Combination Proposal requires the affirmative vote of at least a majority of the votes cast by the holders of the issued and outstanding AIB Ordinary Shares, voting as a single class, who are present in person (including virtual presence) or represented by proxy and entitled to vote thereon at the Extraordinary General Meeting. Each of the Business Combination Proposal and the Merger Proposal is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposals set forth in this proxy statement/prospectus.

Transaction and Organizational Structures Prior to and Following Consummation of the Business Combination

The following diagram illustrates the transaction structure of the Business Combination and organizational structures of the parties thereto prior to the consummation of the Business Combination and as of the date of this prospectus/proxy statement.

Pre-Business Combination Corporate Structure

The following simplified diagram illustrates the ownership structure of PSI Pubco and AIB immediately prior to the consummation of the Business Combination.

Post-Business Combination Corporate Structure

The following simplified diagram illustrates the ownership structure of Pubco immediately following the consummation of the Business Combination.

PSI shareholders
AIB shareholders
Pubco
100%
100%
PSI
AIB

Corporate Governance Documents of Pubco Following the Business Combination

Pursuant to the Business Combination Agreement, immediately upon the First Merger Effective Time, Pubco’s memorandum and articles of association shall be amended. See “Description of Pubco Securities” for a description of the amended and restated memorandum and articles of association of Pubco (“Amended Pubco Charter”) and “Comparison of Corporate Governance and Shareholder Rights” for a comparison to the provisions of AIB’s organizational documents.

Stock Exchange Listing of Pubco Ordinary Shares

Pubco will apply for, and shall use reasonable best efforts to cause, Pubco Ordinary Shares to be issued in connection with the Business Combination to be approved for, listing on the Nasdaq and accepted for clearance by DTC.

Delisting and Deregistration of AIB Ordinary Shares

If the Business Combination is completed, AIB Class A Ordinary Shares shall be delisted from Nasdaq and shall be deregistered under the Exchange Act.

Headquarters

After completion of the transactions contemplated by the Business Combination Agreement, the corporate headquarters and principal executive office of Pubco will be located at Unit 1002, 10/F, Join-in Hang Sing Centre, No.2-16 Kwai Fung Crescent, Kwai Chung, New Territories, Hong Kong.

Background of the Business Combination

AIB is a Cayman Islands exempted company structured as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

Prior to entering into the Business Combination Agreement, AIB conducted a thorough search for a potential business combination transaction, utilizing the network of investing and operating experience of its management team and the AIB Board. The terms of the Business Combination with PSI were the result of thorough negotiations between the representatives of AIB and PSI, based on diligence efforts of AIB management with the support of its advisors, as further described below.

Prior to the consummation of the IPO, neither AIB, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a proposed transaction with PSI. The following is a brief description of the background of the negotiations, the Business Combination and related transactions.

From the date of its IPO through the date of the execution of the Business Combination Agreement, AIB’s management and the AIB Board evaluated and considered a number of potential target companies as candidates for a possible business combination transaction. Representatives of AIB contacted and were contacted by a number of individuals and entities who offered to present potential acquisition opportunities to AIB across a wide array of health, financial technology, cryptocurrency, blockchain and logistics sectors and the products, devices, applications and technology driving growth within these verticals technology, with a focus on the United States and the Asian markets.

AIB and its advisors compiled a list of high priority potential targets and updated and supplemented such lists from time to time. We would make decisions on how to prioritize targets according to size, profitability, cash requirements, readiness, and willingness of the target to move quickly. This list of potential opportunities was periodically shared with, and reviewed in detail by the AIB Board.

During that period, AIB and representatives of AIB:

•        Identified and evaluated over 28 potential acquisition target companies;

•        Participated in in-person or telephonic discussions with representatives of more than 25 potential acquisition targets; and

•        Signed more than 10 non-disclosure agreements and submitted initial non-binding indications of interest to representatives of approximately six potential acquisition targets (including PSI), of which four letters of intent were executed.

AIB reviewed the potential acquisition opportunities based on criteria that were the same or similar to the criteria that the AIB Board used in evaluating the potential Business Combination with PSI (as discussed below), which included, among other criteria, the cash requirements at Closing, the readiness and willingness of potential target companies to become public, the markets in which potential target companies operate and their competitive positions and “track records” within such markets, the experience of the potential target companies’ management teams and the potential for revenue and earnings growth and strong free cash flow generation. AIB focused on sectors and companies that its management believed would benefit from being a publicly traded company on a stock exchange in the United States.

The following chronicle of events leading up to the execution of the Business Combination Agreement with PSI is not intended to be a complete list of all opportunities initially evaluated or explored or discussions held by AIB, but sets forth the significant discussions and steps that AIB took prior to execution of the Business Combination Agreement with PSI.

Description of Negotiation Process with Candidates Other Than PSI

Following the completion of the IPO, representatives of AIB engaged in extensive discussions with several financial advisors, consulting firms and companies, with respect to potential acquisition opportunities. Management initially focused AIB’s search on targets operating in the financial technology, nutrition, digital media, health and beauty sectors. Below is a summary of AIB’s negotiation process with the five potential acquisition targets (other than PSI) with which AIB had significant discussions.

Company A

On April 1, 2022, Mr. Eric Chen, AIB’s Chief Executive Officer, held a conference call with an independent investment bank and financial services firm based in the United States, acting as advisor to Company A, in order to have a discussion about Company A, a COVID and other blood testing provider in the United States, to discuss the possibility of engaging in a business combination transaction. On April 10, 2022, the advisor shared with AIB a confidential information memorandum, an extract of Company A’s brand and market study, and a process letter setting out the next steps to advance AIB’s interest. Following initial review of Company A by AIB’s management team, on April 11, 2022, AIB sent to the advisor a proposed non-disclosure agreement for discussion purposes. On April 12, 2022, Mr. Chen visited Company A’s operation center in the United States to conduct due diligence on the testing facility and the variety of applications for COVID testing. After the site visit, Company A provided, among others, key financial metrics, products, distribution channels and investment opportunities. On May 2, 2022, the same participants, together with an additional California based financial specialist of the advisor, held a video conference to discuss in more detail the financial model which outlined the mechanics of engaging in a business combination transaction with a special purpose acquisition company. Initial concerns were raised about the cash and financing requirements to complete a business transaction with Company A. Over the course of the next week, Mr. Chen, Mr. Axel Hoerger, Chairman of AIB, and Ms. Brandy Gao, CFO of AIB, reviewed business materials and financial information provided by Company A’s advisor and performed, among others, a financial analysis of comparable publicly listed companies. On May 27, 2022, Mr. Chen verbally discussed potential terms for a non-binding indication of interest with representatives of Company A’s advisor, which terms included potential valuation assumptions. On May 31, 2022, Company A’s advisor informed Mr. Chen that Company A would not proceed with the proposed terms considering, following which, discussions between AIB and Company A ceased.

Company B

On June 3, 2022, Mr. Eric Chen of AIB received an introductory company profile from an independent agent based in Taiwan. Company B is a Taiwan based financial technology company with major market shares in the buy-now pay-later sector in Asia. Both sides started discussions for a possible business combination, which would result in the combined company being listed on the Nasdaq. Following execution of a non-disclosure agreement (“NDA”) with Company B, AIB’s management team and local financial advisors regularly discussed with Company B in order to gather additional information and assess whether Company B could be a good opportunity for a business combination with a special purpose acquisition company. It was understood at that time that AIB would be the only candidate for a potential transaction with Company B through verbal mutual agreement. AIB’s management began to prepare a non-binding indication of interest letter. A draft letter of intent was sent to Company B on August 1, 2022. Key terms of the indication of interest letter includes agreeing to a market valuation of USD 800 million, non-compete clause for 4 years after closing, lock-up period aligned with AIB’s management team and 7 directors in total after closing (5 from Company B and 2 from AIB).

On August 2, 2022, AIB commenced extensive due diligence by engaging local legal counsel, financial advisors as well as a fairness opinion provider. At the same time, AIB’s legal counsel, Ellenoff Grossman & Schole LLP (“EGS”), started to prepare a draft business combination agreement. On October 6, 2022, a draft agreement was provided to Company B for an extensive review by its senior officers/shareholders. Onsite negotiation was also conducted by AIB’s management team in Taiwan at Company B’s various affiliated offices. Following such visits, further comments were received from Company B’s advisor in the definitive agreement including, among other matters, the transaction value and the proposed earnout structure, and AIB management began to work on a revised agreement to address these comments. On October 11, 2022, Mr. Chen provided Company B’s advisor with the revised agreement. During the following weeks, the advisor discussed the revised terms with the management and shareholders of Company B. On October 25, 2022, the CEO of Company B informed Mr. Chen that he was unable to secure sufficient approval from Company B’s board for the deal. Company B wanted to wait for another year or two before going public, to gain better market valuation and sentiment. With no PIPE investors committed at that stage, AIB was not in a position to offer more liquidity and funding. Discussions between AIB and Company B were then terminated.

Company C

On February 22, 2022, Mr. Chen of AIB received a phone call from a friend, regarding a potential target company based in the United States (Company C). Company C was established with a goal to revolutionize early cancer detection technology using artificial intelligence. Mr. Chen executed a non-disclosure agreement with Company C’s advisor for the purposes of sourcing this potential target for a business combination. Following that, the advisor reached out to Mr. Chen to present a potential structure with Company C. On February 26, 2022, a non-disclosure agreement was signed between Company C and AIB to discuss further the possibility of engaging in a possible business combination transaction, which would result in the combined company being listed on the Nasdaq.

On February 27, 2022, a conference call was organized between Mr. Chen and the founders of Company C to have a general discussion about the business and some of the key financial metrics of Company C. Following that meeting, the founders of Company C provided AIB management with additional information and materials including, among others, a corporate presentation, cash flow model and consolidated financials. Following the initial review of Company C by AIB’s management, on March 8, 2022, AIB sent the founders of Company C a proposed non-binding letter of intent for discussion purposes, with an initial proposed valuation of $300 million. On March 10, 2022, AIB Management received comments on the letter of intent about, among other things, post-closing valuation, ownership and management structure. In the following days, AIB’s management and founders of Company C had multiple discussions about the valuation of Company C, the expected board and management structure after the business combination. On March 11, 2022, AIB management provided the founders of Company C with a revised non-binding indication of interest letter, including a valuation of $300 million together with additional terms such as an exclusivity period. During the following weeks, AIB management received regular questions and comments from the founders of Company C, who were seeking to understand the structure of the potential business combination including, among other things, the expected redemption level and potential sources of financing as well as the various requirements to be satisfied in order to complete a business combination with AIB, such as a PCAOB audit. After further discussions between the parties involved, it appeared that Company C lacked readiness and willingness to complete a transaction with AIB. By early April 2022, discussions between Company C and AIB had ceased.

Company D

On February 8, 2022, an associate of the Sponsor introduced Mr. Chen of AIB to one of the lead investors in Company D to discuss a potential business combination between Company D and AIB, which would result in the combined company being listed on the Nasdaq and offer an exit strategy to such investors. Following that phone call, the investor introduced Mr. Chen to a senior officer of an investment advisory firm based in Los Angeles, which had been appointed to discuss potential business transactions for Company D. On February 9, 2022, the investment firm provided Mr. Chen with a confidential information memorandum about Company D, and on February 10, 2022, the parties held a conference call to discuss the possibility a business combination transaction between Company D and AIB. Additional discussions were held between the parties, and on February 20, 2022, a non-disclosure agreement was signed between Company D and AIB to enable AIB to engage in further discussions and receive additional information and materials about Company D.

Following the execution of the NDA, additional conference calls were held between the parties leading to an in-person meeting at Company D’s office on February 24, 2022 between Mr. Chen, a senior officer of Company D’s advisory firm, and the Chief Executive Officer/Founder of Company D, to discuss Company D’s business and potential business combination terms, including, among other matters, closing cash requirements and related financing needs. Following that meeting, several conference calls were held between AIB’s management team and potential investors to gauge potential interests in a transaction with Company D. In addition, following that in person meeting, AIB had multiple discussions with Maxim, the underwriter for AIB’s IPO, which assisted AIB with the preparation of market analysis of Company D.

On March 2, 2022, Mr. Chen held a Zoom call with the senior officer of Company D’s advisory firm and Company D’s CEO, to discuss Company D’s business model and to understand the retail aspects of Company D’s business. Subsequent to that meeting, AIB’s management prepared a non-binding letter of intent, which was sent for discussion purposes on March 16, 2022, to Company D’s advisory firm. On March 18, 2022, AIB was given access to Company D’s virtual data room.

As one of Company D’s key requirements was to secure a substantial amount of cash at closing, AIB management commenced multiple discussions with several potential investors that might back a business combination. In the meantime, on March 22, 2022, AIB management sent a revised letter of intent, which included, among other terms, a higher ratio of cash offered at closing. The following week, Company D decided to postpone the conversation with AIB due to poor market sentiment and valuation.

Company E

On December 12, 2022, Mr. Eric Chen of AIB met with a representative of Maxim who acted as a broker for a U.S. based multi-media company to explore a potential business combination or asset sales. Following that discussion, on December 14, 2022, Maxim sent Mr. Chen initial materials and information about Company E, including a business plan and a corporate presentation. On December 15, 2022, a non-disclosure agreement was signed between Company E and AIB to engage in further discussions and receive additional information and materials about Company E. On December 21, 2022, a conference call was held among members of AIB management, including Mr. Chen, Mr. Hoerger, the Chief Executive Officer of Company E and the broker to discuss the opportunity of a potential business combination, which would result in the combined company being listed on the Nasdaq. During that conference call, the Chief Executive Officer of Company E also gave a general presentation of the business, its operations, its key financials, and expectations regarding a potential transaction with AIB. The Chief Executive Officer of Company E mentioned the importance of securing a minimum of $30 million at closing and was keen to understand the structure and the parameters of a potential business combination to discuss further with the management and the shareholders of Company E.

During the following weeks, Mr. Chen, Mr. Hoerger and the broker held regular conference calls to discuss the structure of a potential business combination and to prepare a tentative cap table based on different valuation and redemption scenarios. During that time, AIB’s management also worked with Maxim to perform market analysis and help assess the valuation of Company E. On January 10, 2023, AIB management provided the broker and the

Chief Executive Officer of Company E with additional materials, including a presentation of AIB and its founders, the advantages of merging with a special purpose acquisition company, and a proposed cap table. On January 24, 2023, Mr. Chen had a zoom meeting with the Chief Executive Officer of Company E to discuss the potential transaction in general. On July 26, 2023, Mr. Chen, the broker and the Chief Executive Officer of Company E had another zoom call to discuss the potential business combination further and address concerns of Company E management, including, among others, redemption levels and cash available for distribution to shareholders.

During the following weeks, AIB management reviewed the materials and information provided about Company E and prepared the following materials, which AIB sent to Company E on March 21, 2023: a non-binding letter of intent, a post-combination cap table using different redemption scenarios, and a Q&A to address questions raised by the management of Company E. On April 5, 2023, Mr. Chen, the broker and the general manager of Company E had a conference call to resolve the final comments, and the letter of intent was executed later that day. Key terms of the letter of intent includes agreeing to a market valuation of USD 100 million, non-compete clause for 3 years after closing, lock-up period aligned with AIB’s management team and 7 directors in total after closing (5 from Company E and 2 from AIB).

Despite numerous attempts by both parties to secure PIPE investors for closing, on June 27, 2023, Mr. Chen had a call with the Chief Executive Officer of Company E, who mentioned that Company E would need an amount of cash required beyond what was expected and feasible and discussions terminated between AIB and Company E. The major disagreement between the two parties since signing of the letter of intent on April 5, 2023 was that Company E insisted on having a press release to showcase the partnership between the two parties before signing a business combination agreement. Company E felt this was necessary to gain traction from the market, thus would help in its effort to attract PIPE investors. AIB, under the recommendation of EGS, felt differently as AIB needs to protect its reputation and potential negative consequences should the deal fall apart. On August 15, 2023, AIB, dissatisfied with the lack of progress in its negotiations with Company E, terminated the letter of intent with Company E.

The Background of AIB’s Interaction with PSI

On August 16, 2023, Mr. Alex Jin, managing director of Maxim, was contacted by China and Partners Limited (“C&P”), PSI’s financial advisor, to discuss an opportunity for a potential business combination with a freight forwarding and logistics company headquartered in Hong Kong.

On August 17, 2023, Maxim introduced Ms. Mi Zhou and Ms. Xu Zijing from C&P to Mr. Eric Chen, CEO of AIB, on a call to discuss a business combination opportunity with PSI. Mr. Chen, Ms. Mi Zhou, the chief executive officer of C&P, and Mr. Jin attended the call. During the introductory call, AIB, Maxim and C&P discussed the basic information and background of AIB and PSI, respectively.

On August 20, 2023, Mr. Chen of AIB and Ms. Mi Zhou from C&P, on behalf of PSI, discussed the timeline for completing a business combination. On the same day, AIB sent a draft of the confidentiality agreement to PSI.

On August 21, 2023, AIB and PSI executed a confidentiality agreement.

On August 22, 2023, a kick-off meeting was held by and among AIB, EGS, legal counsel to AIB, PSI, C&P, and Cooley LLP (“Cooley”), legal counsel to PSI, and was attended by Mr. Chen of AIB and Mr. Yee Kit Chan and Mr. Hok Wai Alex Ko of PSI. During the call, the parties discussed PSI’s background, business model, growth strategies, and reasons for going public. The parties further discussed the key terms to be included in a non-binding letter of intent, including exclusivity, consideration, and possibility of a minimum cash condition. On the same day, PSI granted data room access to the AIB team, and C&P provided AIB and Maxim with PSI’s audited financial statements for the years ended December 2021 and 2022. AIB, Maxim and AIB’s counsel commenced their due diligence investigation on or around that date and it continued until the Business Combination Agreement was signed.

On August 23, 2023, PSI, through C&P, proposed that PSI’s valuation ranged from US$247 million to US$289 million, according to C&P’s calculation using the discounted cash flow (“DCF”) method based on PSI’s historical financial performance, market performance, market ranking, business model, business plan, and financial projections, and by comparing to a peer group of comparable public companies. AIB countered with a proposed pre-money enterprise valuation of $200 million, based on factors including future market outlooks, which valuation was subject to further business, legal and financial due diligence and the outcome of an independent third-party fairness opinion report to be commissioned by AIB. AIB management believed that a lower valuation would better address the difference between the parties’ expectations in valuation, balancing fairness and growth potential.

On August 24, 2023, AIB sent the first draft of a non-binding letter of intent (the “First Draft LOI”) to PSI and C&P, for a potential business combination between PSI and AIB. The First Draft LOI included, among other provisions, (i) a non-binding term sheet that specified an initial pre-money enterprise valuation of PSI of $200 million, (ii) a one-way exclusivity period of 60 days in favor of AIB, and (iii) a provision that the Sponsor shall have the right to appoint two directors on the board of the combined company post-closing. AIB’s team continued to review the data room and analyze the financial model.

On August 29, 2023, PSI sent AIB a revised version of the First Draft LOI (the “Second Draft LOI”), proposing certain revisions to the First Draft LOI, including, without limitation, (i) certain limitations to PSI’s waiver of claims against AIB’s Trust Account, (ii) an exclusivity period of 14 days instead of 60 days, (iii) automatic termination of the letter of intent upon expiration of exclusivity period, unless otherwise elected by the parties in writing, (iv) limitation of the directorship term of the directors designated by AIB, (v) settlement of AIB’s pre-closing transaction fees (including the deferred underwriting fees), providing that the combined company’s responsibility for certain of AIB’s pre-closing transaction fees would be capped at $400,000.

On September 1, 2023, AIB sent PSI a revised version of the Second Draft LOI (the “Third Draft LOI”), proposing certain revisions, including, without limitation, (i) an exclusivity period of 30 days instead of 14 days, (ii) removal of the termination mechanism upon expiration of the exclusivity period, and (iii) rejection of the pre-agreement of settlement of AIB’s pre-closing transaction fees and of a cap on the combined company’s responsibility therefor.

From September 5, 2023 through October 26, 2023, there were multiple calls between Mr. Chen of AIB and Mr. Ko of PSI to negotiate further the terms of the LOI. The major terms discussed included minimum cash requirement and transaction costs, and finally both parties agreed that there would be no minimum cash requirement at closing; however, both parties agreed to work together and use reasonable efforts to complete project finance and/or PIPE as needed. For the transaction costs, each party agreed to bear its own costs in the merger process, save that at the merger closing the combined company would pay the remaining balances attributable to AIB up to a pre-determined cap in excess of which the Sponsor would cover such expenses.

On September 14, 2023, PSI sent AIB a revised version of the Third Draft LOI (the “Fourth Draft LOI”), proposing certain revisions, including, without limitation, (i) an exclusivity period of 14 days from September 14, 2023, instead of 30 days from the execution of the letter of intent, and (ii) settlement of AIB’s pre-closing transaction fees, providing that the combined company would be responsible for certain of AIB’s pre-closing transaction fees up to $1,000,000.

On September 18, 2023, Maxim, EGS, C&P and Cooley held a conference call to discuss the revisions to the Fourth Draft LOI and the due diligence process for the potential business combination between PSI and AIB, and reported back to their respective clients.

On September 19, 2023, PSI further proposed to adjust PSI’s pre-money enterprise valuation to $204 million, based on C&P’s revised DCF analysis taking into account of PSI’s latest projections on costs of sales. AIB management strongly opposed it and suggested the valuation to remain at $200 million.

On September 25, 2023, AIB sent PSI a revised version of the Fourth Draft LOI (the “Fifth Draft LOI”), pushing back on most of PSI’s proposals in the Fourth Draft LOI.

On September 29, 2023, Ms. Zhou of C&P and Mr. Chen of AIB further discussed the concerns over the potential large cash payment for the unspecified transaction fees incurred or to be incurred by AIB.

On October 17, 2023, AIB sent PSI a further revised version of the Fifth Draft LOI (the “Sixth Draft LOI”), which raised the cap on AIB’s pre-closing transaction fees payable in cash at closing that would be borne by the combined company from $1,000,000 to $1,500,000 (again, with any excess to be borne solely by the Sponsor).

From October 16, 2023 to October 24, 2023, C&P and Mr. Chen of AIB further discussed the current and expected transaction fees incurred by AIB and the concerns from PSI in the event that AIB’s transaction fees exceed $1,500,000.

On October 25, 2023, the parties confirmed their intention to enter into the letter of intent and AIB, EGS, Maxim, PSI, C&P, and Cooley attended an all-party call to discuss the timetable, drafting of the definitive documentation, and the deal structure. On the same day, tax teams from Cooley and EGS were connected to discuss the deal structure.

On October 26, 2023, AIB and PSI exchanged the signed letter of intent (the “Final LOI”) that included all material terms outlined in the Sixth Draft LOI. The Final LOI was non-binding, except for waiver against trust, confidentiality, exclusivity, conduct of business, access, expenses, termination, and other miscellaneous provisions thereof. The Final LOI outlined the proposed terms for the Business Combination for discussion purposes, including, among other things, transaction structuring considerations, an indicative pre-money enterprise value of PSI of $200 million (subject to further negotiation based on the outcome of independent fairness opinion report), with consideration of up to 20 million Pubco ordinary shares, subject to certain closing net debt, net working capital and PSI transaction expense adjustments, potential lock-up arrangements with respect to the combined company’s securities post-closing, potential 2-year non-compete covenant by significant shareholders of PSI, potential employment arrangements with certain executives of PSI, proposed post-closing corporate governance mechanisms, certain terms of the definitive agreement, initial proposed closing conditions, use of proceeds, and certain filing matters.

On November 1, 2023, Cooley shared the first draft of the Business Combination Agreement with EGS. In November 2023 and subsequent to the initial circulation of the draft Business Combination Agreement, EGS and Cooley discussed certain material terms as summarized below via email exchanges and video-conferences and thereafter exchanged multiple successive drafts of the Business Combination Agreement. In connection with these draft exchanges and discussions, Cooley and EGS also had regular contact with their respective clients and clients’ financial advisors during this period to keep them apprised of the status of the Business Combination Agreement and also solicited their feedback in connection with the negotiation thereof. The principal terms of the Business Combination Agreement being negotiated during such time related to, among other things, (i) the total aggregate consideration for the Business Combination, (ii) the mechanism of adjusting the aggregate consideration for the Business Combination based on PSI’s working capital, the indebtedness of PSI, and the amount of the transaction expenses, (iii) the use of the proceeds in the Trust Account and the settlement of AIB’s pre-closing transaction fees, (iv) the survival period of the representations and warranties and the indemnification liability of the parties, (v) the price per Pubco Ordinary Share, and (vi) the deal structure.

On November 8, 2023, EGS shared a due diligence request list with Cooley. From November 13, 2023 to December 27, 2023, EGS, Collas Crill, Cayman legal counsel to AIB, and Yin Xu & Co, Hong Kong legal counsel to AIB conducted due diligence on PSI, including but not limited to review of PSI’s corporate documents and governance, business, intellectual property, real or personal property, taxation, labor and employee compensation matters, litigations, governmental regulations and filings and third party consents, insurance, financial information, and other material agreements.

On November 27, 2023, AIB signed an engagement letter with KKG for its services in rendering a fairness opinion for the proposed transaction with PSI. From November 27, 2023 to December 5, 2023 KKG conducted due diligence on AIB and PSI.

On November 27, 2023, EGS sent Cooley a revised draft of the Business Combination Agreement that proposed revisions to items, including, among other things, certain representations, warranties and covenants to be provided by each party under the Business Combination Agreement, which include without limitation the scope of the interim operating covenants of PSI, the use of the proceeds in the Trust Account, the mechanism of adjusting the aggregate consideration for the Business Combination, the adoption of escrow and adjustment mechanisms with respect to the number of Pubco Ordinary Shares equal in value to 10% of the aggregate consideration for the Business Combination otherwise issuable to the shareholders of PSI at the Closing, and the scope of the ancillary agreements.

On November 28, 2023, Cooley sent a revised draft of Business Combination Agreement, with primary changes regarding (i) the price per Pubco Ordinary Share, (ii) the definition of Aggregate Merger Consideration Amount, (iii) AIB’s expenses, (iv) equity incentive plan, (v) the financial statements, (vi) certain materiality thresholds, and (vii) the interim operating covenants. On November 29, 2023, Cooley and EGS held a video-conference regarding these edits.

On November 30, 2023, Cooley sent EGS initial drafts of certain ancillary agreements, including the Shareholder Support Agreement, the lock-up agreement, the Registration Rights Agreement and PSI’s disclosure schedules. On December 4, 2023, EGS sent Cooley the initial draft of AIB’s disclosure schedules.

From December 4, 2023 to December 21, 2023, EGS and Cooley exchanged further drafts of the Business Combination Agreement, the ancillary agreements and the disclosure schedules, with changes primarily focused on the price per Pubco Ordinary Share, the tax related provisions, changes suggested by Cayman Islands counsels, and parties that would be bound by the Shareholder Support Agreement, the lock-up agreement and the Registration Rights Agreement.

On December 14, 2023, AIB engaged Yin Xu & Co for background check services on the directors and officers of PSI. On December 20, 2023, AIB received a preliminary report from Yin Xu & Co that the subjects under review had no adverse information found.

On December 21, 2023, AIB held a board meeting to discuss the transaction with PSI. Mr. Chen of AIB presented KKG’s fairness opinion analysis to the AIB Board. The AIB Board unanimously approved the Business Combination Agreement, Ancillary Documents, the Transactions contemplated thereby, and related matters, including but not limited to the recommendation for convening an extraordinary general meeting, and the making of regulatory and SEC filings, as well as the amendment to the Underwriting Agreement with Maxim and engagement of Maxim as AIB’s sole M&A advisor for AIB’s Business Combination with PSI.

KKG subsequently delivered its final fairness opinion to the AIB Board, stating that the Consideration is fair, from a financial point of view to AIB’s shareholders, based on a pre-enterprise valuation of $200 million as of June 30, 2023. See the summary of the fairness opinion below and the fairness opinion included with this proxy statement/prospectus as Annex D. June 30, 2023 was set as the reference point for the purpose of the Business Combination due to PSI’s financial data derived from its audited financial statements.

From December 22, 2023 to December 27, 2023, EGS and Cooley exchanged further drafts of the Business Combination Agreement and various ancillary documents, as well as the disclosure schedules with respect to certain due diligence related changes.

On December 27, 2023, AIB and PSI executed the Business Combination Agreement.

On December 27, 2023, AIB issued a press release and filed a Current Report on Form 8-K to announce the signing of the Business Combination Agreement.

On January 3, 2024, AIB filed a Current Report on Form 8-K containing a summary description of the provisions of the Business Combination Agreement and attaching the text of the Business Combination as an exhibit.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination and any Transaction Financing and to take actions and exercise their respective rights under the Business Combination Agreement to facilitate the completion of the Business Combination.

Background of AIB’s Advisors

Maxim is a full-service investment banking firm and was the lead underwriter of AIB’s IPO in January 2022. Maxim or its designee is entitled to receive 301,875 Deferred Underwriting Shares of the surviving publicly trading company as payment for deferred underwriting commissions, pursuant to an amendment to the Underwriting Agreement, in lieu of the $3,018,750 deferred underwriting fees payable is contingent upon the consummation of an initial business combination pursuant to the original Underwriting Agreement.

AIB granted Maxim, for a period beginning on the closing of the IPO and ending 18 months after the date of the consummation of a business combination, a right of first refusal to act as lead left book-running managing underwriter with at least 75% of the economics; or, in the case of a three-handed deal 50% of the economics, for any and all future public and private equity, convertible and debt offerings for AIB or any of AIB’s successors or subsidiaries.

Maxim is also serving as AIB’s sole M&A advisor for the Business Combination with PSI. In addition to the Deferred Underwriting Shares, Maxim will also be entitled to receive Pubco Ordinary Shares as payment for its advisory services, which is equivalent to 1.0% of the equity value of the PSI, with unlimited piggyback registration rights and the same rights afforded other holders of the Pubco Ordinary Shares issued in the Business Combination.

AIB’s Board of Directors’ Reasons for the Approval of the Business Combination

The AIB Board, in evaluating the Business Combination, consulted with AIB’s management and its financial and legal advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of securities in connection therewith, are advisable and in the best interests of AIB and (ii) to recommend that the AIB shareholders adopt the Business Combination Agreement and approve the Business Combination and the other transactions contemplated by the Business Combination Agreement, the AIB Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the AIB Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The AIB Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of AIB’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

The AIB Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        A category leader or disruptor with a clear path to get there:    PSI is differentiated in its respective freight forwarder/logistics category where the growth trajectory and industry dynamics suggest category leadership is probable. Key characteristics include established track record of 30 years in operation, demonstrated service efficacy and positive industry reviews;

•        Significant growth in the past 3 years with favorable profitability characteristics:    Strong momentum with a clear runway for future growth;

•        Diverse customer base with new potential clients:    PSI has a broad, diversified and growing customer base with demonstrated customer demand and great opportunity to expand in scale to new geographic areas;

•        Digitally-enabled with scalable technology:    PSI with a high-quality existing technology that supports continued scale and increased penetration that could benefit from investment in technology to further scale the business;

•        Led by a proven and experienced team:    Team that has expertise and track record in freight forwarding industries to achieve scale;

•        Available at an attractive valuation:    Valuation that is appropriate given comparable companies and transactions and that allows for considerable upside for investors;

•        A platform for growth:    Business whose service and value proposition position it to pursue organic and acquisitive growth across our targeted verticals where we see long-term favorable trends and a sizable number of opportunities as complementary add-ons;

•        Upside opportunities:    Business that can grow through service line extensions, geographic expansion and/or new channels;

•        Reasonableness of consideration.    Following a review of the financial data provided to AIB, including the financial projections of PSI, and the due diligence of PSI’s business conducted by AIB’s management and advisors, and taking into account the opinion received from KKG regarding the fairness of the Aggregate Merger Consideration Amount to be paid by AIB in the Business Combination, the AIB Board determined that the Aggregate Merger Consideration Amount to be paid in the Business Combination was fair to AIB;

•        Shareholder liquidity.    AIB Board believes that the Business Combination has the potential to offer shareholders enhanced liquidity given the obligation in the Business Combination Agreement to apply to list Pubco Ordinary Shares issued as Aggregate Merger Consideration Amount on the Nasdaq, a major U.S. stock exchange;

•        Financial condition.    The AIB Board also considered factors such as PSI’s historical financial results, outlook, financial plan and debt structure. In considering these factors, the AIB Board reviewed PSI’s historical growth and its current prospects for growth if PSI achieves its business forecast and various historical and current balance sheet items of PSI. In reviewing these factors, the AIB Board noted that PSI will be well positioned to gain international market share and leverage its infrastructure;

•        Lock-up.    Certain stakeholders of PSI have agreed to be subject to a lockup in respect of their Pubco Ordinary Shares following consummation of the Business Combination, subject to certain customary exceptions, which will provide important stability to the leadership and governance of PSI;

•        Other alternatives.    After a thorough review of other business combination opportunities reasonably available to AIB, AIB concluded that the proposed Business Combination represents the best potential business combination for AIB and the most attractive opportunity based upon the process utilized to evaluate and assess other potential business combination targets; and

•        Negotiated transaction.    The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between AIB and PSI.

The AIB Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•        Macroeconomic risks.    Macroeconomic uncertainty, including the potential impact of the post COVID-19 pandemic, the war in Ukraine and the Middle East and the effects it could have on PSI’s business post-Closing;

•        Redemption risk.    The potential that a significant number of AIB shareholders elect to redeem their shares in connection with the consummation of the Business Combination and pursuant to AIB’s Current Charter, which would potentially make the Business Combination more difficult to complete because redemptions may make it more challenging for Pubco to satisfy applicable exchange listing requirements at or immediately following the Closing;

•        Shareholder vote.    The risk that AIB shareholders may fail to provide the votes necessary to effect the Business Combination;

•        Closing conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within AIB’s control;

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        Listing risks.    The challenges associated with preparing PSI, a private entity, for the applicable disclosure and listing requirements to which PSI will be subject as a publicly traded company on the Nasdaq;

•        Benefits may not be achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Liquidation of AIB.    The risks and costs to AIB if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in AIB being unable to effect a business combination within the applicable time frame or to obtain shareholder approval for a further extension thereof;

•        Growth initiatives may not be achieved.    The risk that PSI growth into new geographic locations may not be fully achieved or may not be achieved within the expected timeframe;

•        Projections or Forecasts.    The risk that any projections/forecasts provided by PSI may not be realized as expected or on the timelines presented;

•        Board and independent committees.    The risk that the board of directors and independent committees of Pubco do not possess adequate skills set within the context of PSI operating as a public company;

•        AIB shareholders receiving a minority position in PSI.    AIB shareholders will hold a minority position in PSI immediately after the Closing;

•        Fees and expenses and time risk.    The fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination; and

•        Other risk factors.    Various other risk factors associated with the business of PSI, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The above discussion of the material factors considered by the AIB Board is not intended to be exhaustive, but does set forth the principal factors considered by the AIB Board. The AIB Board conducted an overall analysis of the factors described above, including thorough discussions with AIB’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination to approve the Business Combination and to recommend that AIB shareholders approve the Business Combination.

In considering the determination by the AIB Board that the Business Combination is advisable and fair to and in the best interests of AIB and its shareholders, shareholders should be aware that certain AIB directors and officers have arrangements that may cause them to have interests in the transaction that are different from, in addition to, or may conflict with the interests of AIB shareholders generally. See “Risk Factors,” “Proposal No. 1 — The Business Combination Proposal — Interests of AIB’s Initial Shareholders and Advisors in the Business Combination” and “Beneficial Ownership of AIB Securities Before the Business Combination” for more information and other risks.

Opinion of KKG

On November 27, 2023, AIB engaged KKG to evaluate for the benefit of, and to advise, the AIB Board regarding the Aggregate Merger Consideration Amount in connection with the Business Combination. KKG was retained by AIB to provide its opinion as to the fairness, from a financial point of view, to the shareholders of AIB regarding the Business Combination. On December 20, 2023, KKG delivered its opinion (the “KKG Opinion”) to the AIB Board, to the effect that, based on financial, business and operating information available to it as of June 30, 2023, KKG’s analysis provided a fair market valuation of PSI equity value of approximately $200 million, and the total consideration to be paid by AIB in the Business Combination is fair to the AIB shareholders from a financial perspective.

The full text of the KKG Opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by KKG in rendering its opinion, is attached as Annex D and is incorporated into this proxy statement/prospectus by reference in its entirety. Shareholders of AIB are encouraged to read the KKG Opinion carefully in its entirety. The KKG Opinion was addressed to the AIB Board for the use and benefit of the members of the AIB Board (in their capacities as such) in connection with its evaluation of the Business Combination. The KKG Opinion was just one of the several factors the AIB Board took into account in making its determination to approve the Business Combination, including those described elsewhere in this proxy statement/prospectus.

The KKG Opinion only addressed whether, as of the date of the KKG Opinion, the Aggregate Merger Consideration Amount pursuant to the Business Combination Agreement was fair, from a financial point of view, to AIB. It did not address any other terms, aspects, or implications of the Business Combination, the Business Combination Agreement or any related or other transaction or agreement, including, without limitation, (i) the lock-up agreements, the Support Agreement and the Registration Rights Agreement which were entered into simultaneously with the execution of the Business Combination Agreement, (ii) any term or aspect of the Business Combination that is not susceptible to financial analysis, (iii) the fairness of the Business Combination, or all or any portion of the Aggregate Merger Consideration Amount, to any securityholders of AIB, PSI or any other person or any creditors or other constituencies of AIB, PSI or any other person, (iv) the appropriate capital structure of AIB or PSI or whether Pubco should be issuing debt or equity securities or a combination of both in the Business Combination, (v) any capital raising or financing transaction contemplated by AIB, including, without limitation, any other financing, nor (vi) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Business Combination, or any class of such persons, relative to the Aggregate Merger Consideration Amount, or otherwise. KKG did not express any opinion as to what the value of Pubco Ordinary Shares or any other security of Pubco actually will be when issued in the Business Combination or the prices at which shares of AIB or any other securities of AIB, PSI or Pubco could trade, be purchased or sold at any time.

The KKG Opinion did not address the relative merits of the Business Combination as compared to any alternative transaction or business strategy that might have existed for AIB, or the merits of the underlying decision by the AIB Board or AIB to engage in or consummate the Business Combination. The financial and other terms of the Business Combination were determined pursuant to negotiations between the parties to the Business Combination Agreement and were not determined by or pursuant to any recommendation from KKG. In addition, KKG was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving AIB.

KKG was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with respect to the Business Combination, the securities, assets, businesses or operations of AIB, PSI or any other party, or any alternatives to the Business Combination, (b) negotiate the terms of the Business Combination, or (c) advise the AIB Board, AIB or any other party with respect to alternatives to the Business Combination. KKG’s analyses and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of the date of the KKG Opinion and upon certain assumptions regarding such financial, economic, market and other conditions, which were subject to unusual volatility and which, if different than assumed, could have a material impact on KKS’s analyses and opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, KKG did not assume any obligation to update, review, or reaffirm its opinion to AIB or any other person or otherwise to comment on or consider events occurring or coming to KKG’s attention after the date of its opinion.

In connection with its analysis, KKG has made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. KKG also took into account its assessment of general economic, market, and financial conditions, as well as its experience in business valuation in general, and with respect to similar transactions, in particular. KKG’s procedures, investigations, and financial analyses included, but were not limited to a review of:

•        the Letter of Intent dated October 26, 2023;

•        the Business Combination Agreement as of December 27, 2023;

•        PSI’s audited financial statements for the years ended December 31, 2022, 2021 and 2020, and PSI’s interim financial statements for the six months ended June 30, 2023;

•        forward-looking projections provided by PSI’s management from June 30, 2023 to December 31, 2027, regarding detailed growth drivers, a forecasted income statement, capital expenditures, and other related financial information;

•        industry and market research;

•        discussions with PSI and AIB’s management; and

•        other documents related to the Business Combination and PSI.

Fees Paid to KKG

KKG received professional fees of $30,000, subject to hourly fees for material revisions for rendering its opinion and presentations to the AIB Board, no portion of which was contingent upon the completion of the Business Combination. In addition, AIB agreed to indemnify KKG and certain related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion.

No portion of KKG’s fee is refundable or contingent upon the conclusion reached in the KKG Opinion. The terms of the fee arrangements with KKG, which AIB believes are customary in transactions of this nature, were negotiated at arm’s length, and the AIB Board is aware of these fee arrangements.

KKG

KKG is an independent valuation advisory and consulting firm. KKG has served 1,200 public companies and assisted with approximately 20 initial public offerings per year regarding valuation opinions or conclusions of value.

KKG’s principals and senior staff have issued numerous fairness opinions for boards of directors and company shareholders for a period of 26 years. Within the last couple of years, KKG has issued multiple opinions relating to SPAC and “de-SPAC” transactions. Additionally, KKG has extensive experience with SPACs outside of fairness opinions and has recently conducted valuations of public and private warrants as well as rights for approximately a dozen SPACs.

Valuation Methodology

In arriving at the PSI equity value result, KKG have considered three generally accepted approaches, namely, market approach, cost approach and income approach. Finally, KKG selected income approach to conclude the result and adopted market approach to cross check.

Market Approach

Market approach considers prices recently paid for similar assets, with adjustments made to market prices to reflect condition and utility of the appraised assets relative to the market comparative. Assets for which there is an established secondary market may be valued by this approach. Benefits of using this approach include its simplicity, clarity, speed and the need for few or no assumptions. It also introduces objectivity in application as publicly available inputs are used. However, one has to be wary of the hidden assumptions in those inputs as there are inherent assumptions on the value of those comparable assets. It is also difficult to find comparable assets. Furthermore, this approach relies exclusively on the efficient market hypothesis.

Cost Approach

Cost approach considers the cost to reproduce or replace in new condition the assets appraised in accordance with current market prices for similar assets, with allowance for accrued depreciation or obsolescence present, whether arising from physical, functional or economic causes. The cost approach generally furnishes the most reliable indication of value for assets without a known secondary market. Despite the simplicity and transparency of this approach, it does not directly incorporate information about the economic benefits contributed by the subject asset.

Income Approach

Income approach is the conversion of expected periodic benefits of ownership into an indication of value. It is based on the principle that an informed buyer would pay no more for the project than an amount equal to the present worth of anticipated future benefits (income) from the same or a substantially similar project with a similar risk profile.

This approach allows for the prospective valuation of future profits and there are numerous empirical and theoretical justifications for the present value of expected future cash flows. However, this approach relies on numerous assumptions over a long-time horizon and the result may be very sensitive to certain inputs. It also presents a single scenario only.

Valuation Methodology Selection

KKG considered the income and market approaches to derive an opinion of value as these approaches are the most appropriate when conducting a valuation of a going concern. Under the income approach, KKG utilized the DCF method. Under the market approach, KKG considered the comparable public companies method. KKG considered the comparable transactions method under the market approach; however, KKG disregarded this method as its primary approach due to a lack of recently traded comparable transactions. Considering market approach is influenced significantly by the market factors and comparable companies’ specific operating, KKG believes the PSI’s forecast better reflects PSI’s specific operating and business value, thus the main equity value result of PSI was developed through income approach DCF method based on the specific forecast provided by PSI.

The main equity value result of PSI was developed through the application of the income approach DCF method. Under the method, the equity value result depends on the present worth of future economic benefits to be derived from the projected income. Indication of the result is developed by discounting projected future net cash flows available for payment of shareholders’ interest to their present worth.

KKG also applied market approach — comparable public companies method to cross check the result. The comparable public companies method considers the last twelve-month (the “LTM”) P/E multiple of comparable companies and PSI’s LTM net income to imply the equity value of PSI.

Income Approach — DCF Method

PSI Historical Financial Review

During the valuation procedure, KKG reviewed PSI’s financial statements for the years ended December 31, 2020, 2021, 2022, and PSI’s interim financial statements for the six months ended June 30, 2023 (collectively, the “Review Period”).

1.      Historical Income Statements

PSI generated revenue of $71 million, $131 million, $98 million and $67 million in the years ended December 31, 2020, 2021, 2022 and the first six months of 2023. As discussed further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PSI — Exceptional Circumstances in 2021,” PSI management believes that 2021 was an exceptional year for PSI as well as the international logistics industry, largely driven by favorable market conditions. A surge in demand for air freight forwarding, coupled with limited supply of cargo space in the market, presented a unique opportunity. Demonstrating PSI’s agility and responsiveness to market needs, PSI expanded service offerings and secured a substantial amount of cargo capacity from long-term suppliers at competitive prices. PSI also increased number of chartered flights to accommodate sudden rise in demand for air cargo space. According to PSI management, this strategic move not only boosted PSI’s revenues for fiscal 2021 but also showcased PSI’s ability to quickly adapt and capitalize on evolving market dynamics. PSI’s revenue results from the first half of 2022 and the first half of 2023 further underscored PSI’s steady upward trajectory.

In the Review Period, PSI showed a stable financial performance as below, with consistent positive gross margin of 8.5% to 14.2%, EBIT margin of 3.6% to 11.4%, and net margin of 3.4% to 9.6%.

In USD’000	FY 2020	FY 2021	FY 2022	1H2023
Revenue	71,026	130,907	98,353	67,069
Gross margin	10.5%	14.2%	8.5%	11.3%
EBIT margin	6.0%	11.4%	3.6%	7.5%
Net margin	5.2%	9.6%	3.4%	5.8%

2.      Historical Balance Sheets

As of June 30, 2023, PSI possessed $17 million in net assets. PSI’s current assets consisted of $14 million of cash and cash equivalents and $16 million of account receivables. For non-current assets, PSI had property, plant and equipment assets of $257 thousand. PSI’s current liabilities primarily consisted of $19 million of accounts payables, non-current liabilities were $27 thousand lease liabilities.

As of June 30, 2023, PSI had efficient operating cash to cover more than one-month cost of good sales and operating expenses. PSI is a light assets company with less non-current assets and liabilities on balance sheets.

Projections

PSI management prepared certain prospective financial information for June 30, 2023 to December 31, 2027. KKG assumed PSI will operate at stable 3% growth rate from 2028 going forward.

The key components of PSI projections used by KKG are summarized as below:

In USD’000	FY 2023	FY 2024	FY 2025	FY 2026	FY 2027	FY 2028
Revenue	112,846	132,824	148,567	165,761	184,945	190,493
Revenue growth rate	14.7%	17.7%	11.9%	11.6%	11.6%	3.0%
Gross margin	10.9%	10.3%	11.2%	11.2%	11.2%	11.2%
EBITDA margin	6.5%	5.0%	5.9%	5.9%	6.0%	5.9%
EBIT margin	6.4%	4.9%	5.8%	5.8%	5.8%	5.8%
Net profit	6,114	5,477	7,244	8,083	9,018	9,289
Net margin	5.3%	4.1%	4.9%	4.9%	4.9%	4.9%
Capital expenditures	186	240	189	206	283	248
Depreciation and amortization	105	138	181	221	283	248
Net working capital	(8,352)	(19,800)	(21,723)	(32,298)	(40,534)	(41,750)

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(1)      PSI derives revenues primarily from the provision of air and ocean freight forwarding services by purchasing transportation services from direct (asset-based) carriers or other freight forwarders and reselling those services to its customers. The revenue growth projection is mainly driven by internal IT strategy and growth in cross-border e-commerce market, particularly exports from Asia to the U.S. According to PSI’s strategy and forecast, the revenue growth rate is 14.7% to 11.6% from 2023 to 2027.

(2)     PSI’s cost of goods sold consists primarily of cargo space charged by airlines, shipping liners or other freight forwarders and ancillary logistics services fee including costs of security, local handling, x-ray screening and warehouse services. According to the historically stable gross margin in the Review Period, PSI forecasted the business would be operated stably in the following years, as well, so PSI’s cost of goods sold will increase in line with the increase of revenue. The gross margin will be 10.3% to 11.2% in the projections.

(3)      EBIT equals to the gross profit minus operating expenses, operating expenses include staff costs, office expenses, depreciation and amortization, motor vehicles expenses. PSI is a mature operating company with relatively stable operating expenses. Thus, operating expenses is forecasted based on historical levels in the Review Period and is considered to be 5.4% as of revenue in the forecast period.

(4)      EBITDA and EBIT are non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBIT is defined as earnings before interest and taxes. We caution investors that amounts presented in accordance with our definition of EBITDA and EBIT may not be comparable to similar measures disclosed by other issuers, because not all issuers calculate EBITDA and EBIT in the same manner. EBITDA and EBIT are similar and closely related to income from operations which is GAAP measure; however, EBITDA and EBIT should not be considered as an alternative to income from operations or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

(5)      Capital expenditures are forecasted to support the business operation and increase, and PSI is a light asset company so has no significant property, plant, and equipment and capital expenditures. Depreciation and amortization are calculated based on the assets’ remaining useful life and the depreciation and amortization accounting policy.

(6)      Assumes debt-free net income, and the 16% Hong Kong statutory corporate income tax rate was applied.

(7)      The working capital forecast is made based on the historical turnover days in the Review Period as well as PSI management’s account aging policy of working capital accounts.

In addition, PSI management also provided KKG with PSI’s historical financial results for June 30, 2023 and December 31, 2022, 2021 and 2020. In order to check the reasonability of the projections, KKG examined PSI’s historical growth rates, prospective operating plans, historical gross margin, historical net margin, and conducted an analysis of the industry in which PSI operates and determined that the estimates and PSI’s management’s assumptions can by supported by historical performance and within the industry norms.

Based upon the projections provided by PSI management and assuming that PSI will operate in a steady state after 2028, KKG calculated the net present value of the unlevered, after-tax free cash flows of PSI’s business through 2027, plus the present value of the terminal value of PSI’s business in year 2028.

Furthermore, the summary of the projections included in this proxy statement/prospectus is included solely because such projections were made available by KKG to AIB Board in connection with their presentation of the KKG Opinion described herein, rather than being included to influence your decision whether to vote for the Business Combination.

The summary above does not purport to be a complete description of the financial analyses reviewed or factors considered by AIB Board, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by AIB Board. AIB Board may have deemed various assumptions more or less probable than other assumptions.

Some of the summaries of the financial analyses above include information presented in tabular format. Considering the data in the tables specified above without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying KKG’s financial analyses and the recommendation of AIB Board.

Discount Rate

In applying the DCF method, KKG determined an 9% discount rate. The discount rate represents an estimate of the rate of return required by shareholders. The rate of return expected from shareholders relates to perceived risk. Risk factors relevant in KKG’s selection of an appropriate discount rate include:

•        Interest rate risk, which measures variability of returns, caused by changes in the general level of interest rates.

•        Purchasing power risk, which measures loss of purchasing power over time due to inflation.

•        Liquidity risk, which measures the ease with which an instrument can be sold at the prevailing market price.

•        Market risk, which measures the effects of the general market on the price behavior of securities.

•        Business risk, which measures the uncertainty inherent in projections of operating income.

•        Exchange rate, which measures the possible influence that changes in exchange rates, might have on the value of the investment.

Considering above risk factors, KKG selected the weighted average cost of capital (“WACC”) to calculate the required rate of return of PSI operating assets, which is the discount rate in DCF method. Two components of the WACC calculation are the firm’s required return on equity and firm’s required return on debt. WACC is calculated by multiplying the cost of each capital component by its proportional weight and then summing.

WACC       = 54.2%* 13.4%+ 45.8%*5.2%*(1-16%) = 9%

Re              =Required return on equity, 13.4% cost of equity introduced specifically below

Rd              =Required return on debt, the US debt rate 5.2% from Federal Reserve Bank

E  =Market value of the firm’s equity

D =Market value of the firm’s debt, based on comparable companies’ D/E ratio

V =E + D

E/V            =Percentage of financing that is equity, based on comparable companies’ median D/E ratio 84.5%

D/V            =Percentage of financing that is debt, based on comparable companies’ median D/E ratio 84.5%

Tc              =Corporate tax rate 16%

1.      Required Return on Equity

KKG has used Capital Assets Pricing Model (the “CAPM”) to estimate the 13.4% required return on equity capital. The CAPM is a fundamental tenet of modern portfolio theory which has been generally accepted basis for marketplace valuations of equity capital. The CAPM technique is widely accepted in the investment and financial analysis communities for the purpose of estimating a company’s required return on equity capital. The equation of CAPM is shown as follow:

Expected Required Return on Equity=Risk Free rate+ Nominal Beta (β) × Risk Premium + ε

The return on equity required of a company represents the total rate of return investors expect to earn, through a combination of dividends and capital appreciation, as a reward for risk taking. The CAPM is used to calculate the required rate of return on equity investment by using publicly-traded companies.

In determining the return on equity, the following parameters have been used:

•        3.81% risk-free rate is the 10-year U.S. government bond yield from Capital IQ database;

•        comparable companies’ levered and unlevered beta from Capital IQ database, KKG adopted the median comparable companies’ beta to calculate, 1.1 and 0.67 for median levered and unlevered beta respectively;

•        risk premium includes 6% equity risk premium and 3.02% size premium, with reference to Aswath Damodaran and 2022 DP Valuation Handbook – Guide to Cost of Capital Size Premia table; and

•        comparable companies’ D/E ratio from Capital IQ database, KKG adopted the median D/E ratio 84.5% to calculate.

2.      Comparable Companies

In order to determine the industry beta for the WACC calculation, KKG selected 14 publicly traded companies in logistics industry. These companies all provide cross-border supply chain solution services worldwide, have similar suppliers and products and face similar business and economic risks relative to PSI. Considering PSI’s business and operation, KKG primarily considered companies listed in the U.S. and headquartered in China, as well as additional companies in developed foreign markets which KKG considered were representative of the industry as a whole. The comparable companies that KKG considered re as below:

1.      Jayud Global Logistics Limited (Nasdaq: JYD)

Jayud Global Logistics Limited, through its subsidiaries, provides a range of cross-border supply chain solution services worldwide. It offers freight forwarding services, including integrated cross-border logistics and fragmented logistics services; supply chain management services, such as international trading and agent services; and other value-added services comprising custom brokerage and intelligent logistic IT systems. Jayud Global Logistics Limited was founded in 2009 and is headquartered in Shenzhen, China.

2.      Freightos Limited (Nasdaq: CRGO)

Freightos Limited, together with its subsidiaries, operates a vendor-neutral booking and payment platform for international freight. Freightos Limited operates WebCargo, a platform for connecting carriers and forwarders, and Freightos.com, a platform for connecting service providers to importers/exporters. It also offers software-as-a-service solutions, such as WebCargo Air for airline rates and e-bookings; WebCargo AcceleRate, a multi-modal rate repository; data services; and WebCargo Airline Control Panel that enables airlines to control bookings and optimize pricing with real-time booking analytics. In addition, Freightos Limited provides digital customs brokerage services. Freightos Limited is based in Jerusalem, Israel.

3.      Radiant Logistics, Inc. (NYSE: RLGT)

Radiant Logistics, Inc., a third-party logistics company, provides technology-enabled global transportation and value-added logistics solutions primarily in the United States and Canada. It offers domestic, international air, and ocean freight forwarding services; and freight brokerage services, including truckload and intermodal services. Radiant Logistics, Inc. provides logistics and supply chain services, as well as heavyweight and small package air services. It serves aviation and automotive, electronics and high tech, furniture and home furnishings, hospitality and gaming, humanitarian/NGO, industrial farming, and manufacturing and consumer goods; medical, healthcare, and pharmaceuticals; military and government; oil, gas, and energy; residential and white glove; retail, textile, apparel, and accessories; and trade shows, events, and advertising, as well as sporting goods industries. Radiant Logistics, Inc. was incorporated in 2001 and is headquartered in Renton, Washington.

4.      Shengfeng Development Limited (Nasdaq: SFWL)

Shengfeng Development Limited, through its subsidiaries, provides contract logistics services in China. It offers business-to-business freight transportation services, such as full truckload and less than truckload; cloud storage services, including warehouse management, order fulfillment, delivery process management, in-warehouse processing, and inventory optimization management services; and value-added services comprising collection on delivery, delivery upstairs, packaging, pay-at-arrival, return proof of delivery, and shipment protection. It serves clients in various industries, including manufacturing, energy, telecommunications, internet, fashion, fast moving consumer goods, publishing, agriculture, and e-commerce. Shengfeng Development Limited was founded in 2001 and is based in Fuzhou, China.

5.      Reysas Tasimacilik ve Lojistik Ticaret A.S. (IBSE: RYSAS)

Reysas Tasimacilik ve Lojistik Ticaret A.S. provides logistics solutions in Turkey and internationally. It offers local transportation and distribution, automotive logistics, warehousing, railway transportation, international services, fuel logistics, and bonded warehousing. It also provides technology solutions, such as software services, vehicle tracking systems, and customer specific applications. Reysas Tasimacilik ve Lojistik Ticaret A.S. was founded in 1989 and is headquartered in Istanbul, Turkey.

6.      GXO Logistics, Inc. (NYSE: GXO)

GXO Logistics, Inc., together with its subsidiaries, provides logistics services worldwide. It provides warehousing and distribution, order fulfilment, e-commerce, reverse logistics, and other supply chain services. As of December 31, 2022, it operated in approximately 979 facilities. GXO Logistics, Inc. serves various customers in e-commerce, omnichannel retail, technology and consumer electronics, food and beverage, industrial and manufacturing, consumer packaged goods, and others. GXO Logistics, Inc. was incorporated in 2021 and is headquartered in Greenwich, Connecticut.

7.      Sindhu Trade Links Limited (BSE: 532029)

Sindhu Trade Links Limited, together with its subsidiaries, primarily engages in the transportation, loading, and mining services in India and internationally. It operates through five segments: transportation & logistics; oil, lubricants, & spares; finance & investment; generation & supply of electricity; and oil drilling operations. It engages in the publication of Hindi daily newspaper under the name Hari Bhoomi; operation of TV channel under the JANTA TV name; trading of automobiles spare parts, heavy earthmoving equipment parts, lubricants, tires, tubes, and flaps; and generating, harnessing, developing, accumulating, distributing, and supplying of electricity. It also engages in the business of coal mining, trading, logistics, and beneficiation; provision of support services to media companies; operation of petrol pumps; provision of lending services; and rental of properties, such as land/building. The company was formerly known as Bhandari Consultancy and Finance Limited and changed its name to Sindhu Trade Links Limited in June 2011. Sindhu Trade Links Limited was incorporated in 1992 and is based in Gurugram, India.

8.      Eneco Energy Limited (SGX: R14)

Eneco Energy Limited, an investment holding company, provides logistics services in Singapore. It offers logistics services, including transportation management and air cargo terminal handling services. The company was formerly known as Ramba Energy Limited and changed its name to Eneco Energy Limited in March 2019. Eneco Energy Limited was founded in 1992 and is based in Singapore.

9.      Air T, Inc. (Nasdaq: AIRT)

Air T, Inc., through its subsidiaries, provides overnight air cargo, ground equipment sale, and commercial jet engines and parts in the United States and internationally. The overnight air cargo segment offers air express delivery services. Air T, Inc. was incorporated in 1980 and is based in Denver, North Carolina.

10.    Air Transport Services Group, Inc. (Nasdaq: ATSG)

Air Transport Services Group, Inc., together with its subsidiaries, provides aircraft leasing, and air cargo transportation and related services in the United States and internationally. It operates in two segments: Cargo Aircraft Management Inc. and ACMI Services. The company offers aircraft, flight crews, aircraft hull and liability insurance, and aviation fuel services; and aircraft maintenance and modification services, including airframe modification and heavy maintenance, component repairs, engineering services, and aircraft line maintenance. It also provides equipment maintenance services; cargo load transfer and package sorting services; crew training services; and airline express operation, line and heavy maintenance, and ground handling services. The company’s ground support services include labor and management for cargo load transfer and sorting; design, installation, and maintenance of material handling equipment; leasing and maintenance of ground support equipment; and general facilities maintenance. In addition, it offers equipment installation and maintenance, vehicle maintenance and repair, jet fuel, and deicing services. Further, the company operates cargo and passenger transportation business; resells and brokers aircraft parts; and performs passenger-to-freighter and passenger-to-combi conversions of aircrafts. It provides its services to delivery companies, freight forwarders, airlines, air transportation, e-commerce, package delivery, and logistics industries, as well as government customers. As of December 31, 2022, the company’s in-service aircraft fleet consisted of 111 owned Boeing aircraft and 17 leased aircraft. The company was formerly known as ABX Holdings, Inc. and changed its name to Air Transport Services Group, Inc. Air Transport Services Group, Inc. was founded in 1980 and is headquartered in Wilmington, Ohio.

11.    Kerry Logistics Network Limited (SEHK: 636)

Kerry Logistics Network Limited, an investment holding company, provides logistics services in Hong Kong, mainland China, rest of Asia, the Americas, Europe, the Middle East, Africa, and Oceania. The company operates through integrated logistics, e-Commerce & express, and international freight forwarding segments. It offers integrated logistics services, including storage, inventory, value-added, trucking and distribution, returns management, and various ancillary services, as well as leases offices and warehouses. The company also provides international freight forwarding services to transport cargo using air freight, ocean freight, and cross-border road freight forwarding services. In addition, it offers express services; transportation and distribution services; supply chain and cold chain solution logistics; pharmaceutical logistics; and project cargo freight forwarding, document storage, logistics solution engineering and consultancy, management, and trading services. Further, the company operates as an insurance broker and general merchant; provides semi-automated raw meat processing and packing, and engineering and consultancy, and courier services. It serves fashion and lifestyle, electronics and technology, food and beverage, fast-moving consumer goods, industrial and material sciences, automotive, and pharmaceutical and healthcare industries. Kerry Logistics Network Limited was founded in 1981 and is headquartered in Kwai Chung, Hong Kong. Kerry Logistics Network Limited is a subsidiary of S.F. Holding Co., Ltd.

12.    Singapore Post Limited (SGX: S08)

Shenzhen Easttop Supply Chain Management Co., Ltd. provides logistics services in China and internationally. The company offers import and export agent, declaration, customs affairs consulting, bonded shipping, domestic delivery, and warehousing services; and multimodal transport services comprising sea, air, road, and rail transport. It also provides medical device storage and distribution outsourcing services, and customized warehousing solutions. The company was founded in 2001 and is headquartered in Shenzhen, China.

13.    Shenzhen Easttop Supply Chain Management Co., Ltd. (SZSE: 002889)

Shenzhen Easttop Supply Chain Management Co., Ltd. is engaged in the businesses of supply chain services and sales of goods. The company relies on advanced supply chain management concepts and technical systems, combined with customer business models and diverse and complex needs, to design and implement supply chain solutions, providing customers with integrated supply chain management services including raw material, component and finished product procurement, order and contract management, import and export agency, transportation, inventory management, information technology management, finished product distribution, and fund settlement. The company’s main products and services are a one-stop digital supply chain delivery platform for global consumer goods brands, international logistics services, AI intelligent digital customs declaration platform, cold chain logistics services, cross-border e-Commerce digital transaction service platform, and medical and health digital transaction service platform.

14.    Shenzhen Prolto Supply Chain Management Co., Ltd (SZSE:002769)

Shenzhen Prolto Supply Chain Management Co., Ltd is a professional integrated supply chain management service provider that provides enterprises with supply chain solution design and optimization, procurement and distribution, inventory management, fund settlement, customs clearance logistics, and information system support.

Equity Value Calculation

Under income approach, KKG calculated the 100% equity value of PSI is around $200 million.

Market Approach-Comparable Companies Method

Market Approach Multiple

According to the above comparable companies selection, KKG applied the average LTM P/E multiple (34.6x)of comparable companies to the PSI’s LTM net income (US$5.5 million) to determine the PSI’s value under the comparable public companies method of the market approach, as PSI has consistent positive net income to reflect its equity value.

Control Premium

Minority shareholders are often in a passive position in investment, and it is difficult to make contributions to the operation of the company or even make no contributions. Therefore, when the minority equity of private companies is traded, there is usually a discount to the potential net asset value. This reflects the relationship between the lack of control and minority shareholders’ equity. On the contrary, when most shareholders’ equity is traded, there is usually a premium to the net asset value.

The 25% control premium comes from researches and studies by Wind and CVSource database: one study on the U.S. transaction shows that the average acquisition premium is between 35% and 42%; one research on the Chinese transaction shows that the average acquisition premium of logistics industry is around 42%; and another study on the Australian transaction shows that the average acquisition premium is between 16% and 29%. KKG selected 25% as the reasonable control premium of the target company. The acquisition premium not only reflects the premium required for control, but also includes the view on the degree of merger benefits.

Equity Value Calculation

As described above, under the market approach, the result of 100% equity value of PSI is around $236 million.

Conclusion & Opinion

Under income approach, KKG calculated the 100% equity value of PSI is around $200 million. Under market approach, the result of 100% equity value of PSI is around $236 million. Considering market approach is influenced significantly by the market factors and comparable companies’ specific operating, KKG adopted the result under income approach to be the main conclusion, and market approach result to cross check.

KKG’s analysis provided a fair market valuation of PSI equity value of approximately $200 million, based on the income approach. According to KKG’s analysis, it is KKG’s opinion that the Business Combination is “fair” to shareholders of AIB from a financial perspective.

Disclosure of Prior Relationships

During the two years preceding the date of the KKG Opinion, KKG has not had any material relationship with any party to the Business Combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Statement Regarding Unaudited Prospective Financial Information of PSI

Neither AIB nor PSI, as a matter of course or general practice, makes public or internal projections as to future sales, earnings or other results. However, PSI management prepared certain prospective financial information solely for use by KKG in connection with the rendering of the KKG Opinion and performing its related financial analyses.

The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In addition, the inclusion of projections in this proxy statement/prospectus should not be regarded as an indication that AIB, AIB Board, or their respective affiliates, advisors, representatives, or any other recipient of this information, considered, or now considers, such financial projections to be fact or necessarily to be predictive of actual future results, and these projections should not be relied upon as such. You are cautioned not to place undue reliance on the projections in making a decision regarding the Business Combination. We will not refer back to the above projections in our future periodic reports filed under the Exchange Act.

The prospective financial information was based on numerous variables and assumptions that were deemed to be reasonable as of the date on which such forecasts were finalized, including, among other things, PSI’s expectations, which may not prove to be accurate, relating to the business, earnings, cash flow, assets, liabilities and prospects of PSI, industry metrics and the regulatory and commercial probability of success and expenses adjusted on the basis thereof. While presented in this proxy statement/prospectus with numeric specificity, the information set forth herein was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of PSI’s management, including, among other things, the matters described in the sections entitled “Forward-Looking Statements,” “Industry and Market Data” and “Risk Factors.”

Important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to PSI’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change.

The accompanying prospective financial information covers an extended period of time, and this information by its nature becomes subject to greater uncertainty with each successive year. In particular, the below information extends for a period of 5 years, and the risks and uncertainties regarding the prospective financial information, including the potential for adverse development such as additional competition or changes in the competitive or regulatory landscape. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the prospective financial information will prove accurate or that any of such prospective information will be realized.

The prospective financial information set forth below is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. The inclusion of the below information should not be regarded as an indication that AIB, PSI, Pubco or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results. Moreover, the below information is not included to influence your views on the Business Combination and is summarized in this proxy statement/prospectus solely to provide shareholders access to certain non-public information considered by the AIB Board in connection with its evaluation of the merger and provided to KKG to assist with its financial analyses. The information below should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding PSI in this proxy statement/prospectus.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. In addition, various assumptions underlying the forecasts may prove to not have been accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

Neither PSI’s independent registered public accounting firm nor any other independent accountants, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance on such information or its achievability, and does not assume any responsibility for, or disclaim any association with, the financial projections. The report of PSI’s independent registered public accounting firm included in this proxy statement/prospectus relates to PSI’s historical audited financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR THE COMPANY, NONE OF AIB, PSI, KKG OR PUBCO UNDERTAKES ANY OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF AIB, PSI OR PUBCO NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY AIB SHAREHOLDER, PSI SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by PSI may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with the financial advisor rendering an opinion on a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures. The financial projections were requested by, and disclosed to, AIB for use as a component in its overall evaluation of PSI and are included in this proxy statement/prospectus on that account.

Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any of AIB, PSI, Pubco or any other person that the results contained in the prospective financial information will be achieved, and should not be regarded as an indication that AIB, the AIB Board, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, or any part of the transactions contemplated by it, as the projections may be materially different than actual results. Pubco will not refer back to the financial projections in its future periodic reports filed under the Exchange Act.

Pubco does not expect to generally publish its business plans and strategies or make external disclosures of its anticipated financial position or operating results in the manner provided with respect to PSI to AIB in connection with the Business Combination. Accordingly, Pubco does not intend to update or otherwise revise the projected financial information provided to AIB to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Pubco does not intend to update or revise the projected financial information provided to AIB to reflect changes in general economic or industry conditions.

Satisfaction of 80% Test

Nasdaq rules require that AIB’s initial business combination must occur with one or more operating businesses or assets with a fair market value of at least 80% of the value of the Trust Account (less certain advisory fees to Maxim and taxes payable on interest earned and less any interest earned thereon that is released to AIB for taxes) at the time of AIB’s signing a definitive agreement in connection with its initial business combination. After consideration of the factors identified and discussed in the section of this proxy statement/prospectus titled “— AIB’s Board of Directors’ Reasons for the Approval of the Business Combination,” including the financial analysis of PSI conducted by AIB and considered in approving the transaction, primarily including a comparison of comparable companies, as well as its review of the fairness opinion, the AIB Board determined that PSI had a fair market value of at least 80% of the net assets held in the Trust Account as of the date that the Business Combination Agreement was executed.

Interests of AIB’s Initial Shareholders and Advisors in the Business Combination

When you consider the recommendation of the AIB Board in favor of approval of the Business Combination Proposal and the Merger Proposal, you should keep in mind that the Sponsor and AIB’s directors and officers have interests in such Proposals that are different from, or in addition to, those of AIB shareholders generally. As of May 22, 2024, the aggregate dollar amount that the Sponsor and its affiliates had at risk was approximately $4.9 million. These interests include, among other things:

•        the fact that the Sponsor paid approximately $0.01 per share, or an aggregate of $25,000, for the 2,156,250 Founder Shares (after a share dividend of 0.5 shares for each AIB Class B Ordinary Shares) initially held by the Sponsor, which will have a significantly higher value at the time of the Business Combination, if it is consummated. On October 18, 2023, AIB issued an aggregate of 2,156,249 AIB Class A Ordinary Shares to the Sponsor upon the Conversion of an equal number of AIB Class B Ordinary Shares, held by the Sponsor. Based on the closing sales price of AIB Class A Ordinary Shares on May 22, 2024, the aggregate value of the AIB Class A Ordinary Shares and AIB Class B Ordinary Shares held by the Sponsor as of the same date was approximately $24,861,563. If AIB does not consummate the Business Combination or another initial business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), and AIB is therefore required to be liquidated, these shares would be worthless, as the Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the purchase price of approximately $0.01 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per AIB Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the AIB Units in the IPO and the Public Shareholders experience a negative rate of return following the Closing;

•        the fact that if AIB does not consummate the Business Combination or another initial business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its directors, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor will benefit from the completion of an initial business combination and may be incentivized to complete the acquisition of a less favorable target company or on terms less favorable to shareholders rather than to liquidate;

•        the fact that the Sponsor paid $10.00 per Private Placement Unit, or an aggregate of $3,456,250, for the 345,625 Private Placement Units acquired by the Sponsor in a private placement simultaneous with the IPO and the full exercise of underwriters’ over-allotment option. Based on the closing sales price of AIB Units on May 22, 2024, the aggregate value of the Private Placement Unit held by the Sponsor as of the same date was approximately $3,459,706. If AIB consummates the Business Combination, the shares that are components of the Private Placement Units and the shares issuable pursuant to the Private Rights included in the Private Placement Units will be converted into Pubco Ordinary Shares at the time of the Business Combination. However, if AIB does not consummate Business Combination or another business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), and AIB is therefore required to be liquidated, these securities may be worthless;

•        the fact that Maxim or its designees own 82,225 Representative Shares, which were issued for nominal consideration in connection with the IPO, and 43,125 Private Placement Units, purchased by Maxim for $10.00 per Private Placement Unit. If AIB consummates the Business Combination, the Representative Shares, the shares that are components of the Private Placement Units and the shares issuable pursuant to the Private Rights included in the Private Placement Units will have a significantly higher value at the time of the Business Combination. However, if AIB does not consummate Business Combination or another business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), and AIB is therefore required to be liquidated, these securities may be worthless;

•        the fact that if the Trust Account is liquidated, including in the event AIB is unable to complete an initial business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), the Sponsor has agreed to indemnify AIB to the extent necessary to preserve the funds in the Trust Account, provided that such obligation shall only apply to the extent necessary any such claims for services rendered or contracted for or products sold to AIB, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay AIB’s tax obligations, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under AIB’s indemnity of the underwriters of AIB’s IPO against certain liabilities, including liabilities under the Securities Act;

•        the fact that AIB Initial Shareholders have waived their rights to receive distributions from the Trust Account with respect to their Founder Shares, Private Shares included in Private Placement Units and Representative Shares upon AIB’s liquidation if AIB is unable to consummate its initial business combination;

•        the fact that AIB Initial Shareholders have agreed, pursuant to the Insider Letter Agreement with AIB, not to exercise their redemption rights with respect to the Founder Shares and the Private Shares included in Private Placement Units held by them;

•        the fact that AIB may not be able to reimburse its officers, directors or their affiliates for certain out-of-pocket expenses incurred by them related to investigating, negotiating and completing an initial business combination unless the Business Combination or another initial business combination is consummated. As of March 31, 2024, the Sponsor had advanced $58,000, which included $20,000 expenses paid by the Sponsor on behalf of AIB. However, in the future, officers, directors or their affiliates may incur additional expenses for which they expect to be reimbursed at the closing of a business combination. There is no limit on the amount of out-of-pocket expenses reimbursable by

AIB. However, if AIB fails to consummate a business combination by January 21, 2025 (or a later date, if the deadline for AIB to complete its initial business combination is extended by an amendment to the Current Charter), AIB’s officers, directors and their affiliates will not have any claim against the Trust Account for reimbursement. Accordingly, AIB may not be able to reimburse these expenses, if any, if the Business Combination or another business combination is not completed by such date;

•        the fact that the Sponsor holds two Extension Notes in the aggregate principal amounts of up to $1,200,000, issued by AIB in connection with the Extensions, pursuant to which the Sponsor agreed to loan to AIB up to such amount in connection with the Extensions. AIB will deposit into the Trust Account $50,000 per month for each month of the Extensions, commencing on January 21, 2023 and continuing through January 21, 2025, or portion thereof, that is needed to complete an initial business combination, for up to an aggregate of $1,200,000. Each of the Extension Notes bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Business Combination, and (b) the date of the liquidation of AIB. As of May 23, 2024, the Sponsor had deposited an aggregate of $850,000 (plus any applicable interest) into the Trust Account under the Extension Notes. In the event an initial business combination is consummated, the Extension Notes may be repaid out of the proceeds of the Trust Account released to the post-combination company. Otherwise, the Extension Notes would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, AIB may use a portion of proceeds held outside the Trust Account to repay the Extension Notes, but no proceeds held in the Trust Account would be used to repay the Extension Notes;

•        the fact that the Sponsor holds a Working Capital Loan Note in the principal amount of up to $500,000, issued by AIB in connection with advances the Sponsor has made, and may make in the future, to AIB for working capital expenses. The Working Capital Loan Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which AIB consummates its initial business combination and (ii) the date that the winding up of AIB is effective. At the election of the Sponsor, up to $500,000 of the unpaid principal amount of the Working Capital Loan Note may, in the event an initial business combination is consummated, be converted into Conversion Units of AIB, each unit consisting of one AIB Class A Ordinary Share and one right exchangeable into one-tenth of one AIB Class A Ordinary Share, equal to: (x) the portion of the principal amount of this note being converted, divided by (y) $10.00, rounded up to the nearest whole number of units. The Conversion Units are identical to the Private Placement Units. The Conversion Units and their underlying securities are entitled to the registration rights set forth in the note. As of December 31, 2023, there was $500,000 outstanding under the Working Capital Loan Note. As of March 31, 2024, there was $500,000 outstanding under the Working Capital Loan Note. Based on the closing sales price of AIB Units on May 22, 2024, the aggregate value of the Conversion Units held by the Sponsor as of March 31, 2024 was approximately $500,500. By contrast, if AIB is unable to consummate an initial business combination and is forced to liquidate, the Working Capital Loan Note would be due upon the winding up of AIB and the affiliates of AIB that contributed funds to the Sponsor in connection therewith would be repaid for their contributions. Upon consummation of the Business Combination, if the Working Capital Loan Note is converted into Conversion Units, then AIB shall promptly deliver one or more new duly executed note(s) to the Sponsor in the principal amount that remains outstanding, if any, after any such conversion;

•        the anticipated election of Eric Chen and Axel Hoerger as directors of Pubco in connection with the consummation of the Business Combination. As such, in the future, such directors will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to such directors;

•        the fact that, if AIB is unable to consummate the Business Combination or another initial business combination by January 21, 2025, unless the time period to consummate AIB’s initial business combination is extended pursuant to the Current Charter, Maxim or its designee will not be entitled to receive 301,875 Deferred Underwriting Shares that Maxim is entitled to received, pursuant to a December 21, 2023 amendment to the Underwriting Agreement, in lieu of the $3,018,750 deferred underwriting fees payable is contingent upon the consummation of an initial business combination pursuant to the original Underwriting Agreement. The Deferred Underwriting Shares will be issued to Maxim or its designee solely in the event that AIB completes an initial business combination, subject to the terms of the Underwriting Agreement, as amended;

•        the fact that Maxim is serving as AIB’s sole M&A advisor for AIB’s Business Combination with PSI. In addition to the Deferred Underwriting Shares, Maxim will also be entitled to receive Pubco Ordinary Shares as payment for its advisory services, which is equivalent to 1.0% of the equity value of the PSI, with unlimited piggyback registration rights and the same rights afforded other holders of the Pubco Ordinary Shares issued in the Business Combination;

•        the fact that, subject to certain conditions, AIB granted Maxim, for a period beginning on the closing of the IPO and ending 18 months after the date of the consummation of a business combination, a right of first refusal to act as lead left book-running managing underwriter with at least 75% of the economics; or, in the case of a three-handed deal 50% of the economics, for any and all future public and private equity, convertible and debt offerings for AIB or any of AIB’s successors or subsidiaries; and

•        the fact that AIB sold to the IPO underwriters, for $100, the Unit Purchase Option to purchase up to a total of 431,250 units of AIB, exercisable, in whole or in part, at $11.00 per Unit, commencing on the consummation of AIB’s initial business combination. The Unit Purchase Option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from January 18, 2022.

The existence of personal and financial interests of one or more of AIB’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of AIB and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Proposals. For additional information on the interests and relationships of AIB Initial Shareholders in the Business Combination, see “Beneficial Ownership of AIB Securities Before the Business Combination.”

Each issued and outstanding AIB Right shall be automatically converted into one-tenth of one Pubco Ordinary Share upon consummation of the Business Combination, provided that Pubco will not issue fractional shares in exchange for the AIB Rights. There are no material differences between the Public Rights and the Private Rights arising from such automatic conversion.

Anticipated Accounting Treatment

The Business Combination is made up of the series of transactions provided for in the Business Combination Agreement as described elsewhere within this proxy statement/prospectus. The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, Pubco will be treated as the acquired company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of PSI issuing shares at the Closing for the net assets of AIB as of the Closing Date, accompanied by a recapitalization. The net assets of AIB will be stated at historical cost, with no goodwill or other intangible assets recorded and operations prior to the Business Combination will be those of PSI. PSI has been determined to be the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances. Notwithstanding the legal form, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP:

•        PSI’s operations prior to the Business Combination will comprise the ongoing operations of Pubco;

•        PSI’s existing senior management team will comprise all or majority of the senior management team of Pubco; and

•        Yee Kit Chan is expected to have a majority of the voting power of Pubco.

Regulatory Matters

The Business Combination Agreement and the Business Combination contemplated by the Business Combination Agreement are not subject to a closing condition that any additional federal, state or foreign regulatory requirement or approval be obtained, except for filings with the Registrar of Companies in the Cayman Islands necessary to effectuate the Business Combination contemplated by the Business Combination Agreement, which will be filed by the registered agent of PSI on behalf of PSI and AIB with the Registrar of Companies in the Cayman Islands upon the approval of the Business Combination Proposal and satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement.

Appraisal or Dissenters’ Rights

Holders of record of AIB Ordinary Shares may have Dissent Rights in connection with the Mergers under the Cayman Companies Act. See “Extraordinary General Meeting of AIB Shareholders — Appraisal or Dissenters’ Rights.”

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the Business Combination Proposal and the Business Combination be approved, including entry into the Business Combination Agreement, a copy of which is included as Annex A to the accompanying proxy statement/prospectus, including the approval of any and all transactions provided for in the Business Combination Agreement, including, without limitation any related documents and agreements referenced therein.

Votes Required for Approval

The approval of the Business Combination Proposal requires the affirmative vote of the holders of at least a majority of the votes cast by the holders of the issued and outstanding AIB Ordinary Shares, voting as a single class, who are present in person (including virtual presence) or represented by proxy and entitled to vote thereon at the Extraordinary General Meeting.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. Each of the Business Combination Proposal and the Merger Proposal is cross-conditioned on the approval of each other. If the Business Combination Proposal is not approved, the Merger Proposal (except the Adjournment Proposal, as described below) shall not be presented to the AIB shareholders for a vote.

An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.

Recommendation of AIB Board

THE AIB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE AIB SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE MERGER PROPOSAL

General

Holders of AIB Shares are being asked to authorize the Second Merger and the Plan of Second Merger. A copy of the Plan of Second Merger is attached as Annex C to the accompanying Proxy Statement.

Resolutions to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution that the Second Merger and the Plan of Second Merger, a copy of which is included as Annex C to the accompanying proxy statement/prospectus, and any and all transactions provided for in the Plan of Second Merger, including, without limitation (a) the Second Merger; (b) at the effective time of the Second Merger (the “Second Merger Effective Time”), the amendment and restatement of the memorandum and articles of association of AIB (the “Current Charters”) by deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association of AIB (as the Surviving Entity), which shall be substantially in the form of the memorandum and articles of association of Second Merger Sub, as in effect immediately prior to the Second Merger Effective Time (the “Surviving Entity Charter”); and (c) with effect from the Second Merger Effective Time, the redesignation and reclassification of all authorized 50,000,000 SPAC Class A Ordinary Shares of US$0.0001 par value each, 3,000,000 SPAC Class B Ordinary Shares of US$0.0001 par value each and 1,000,000 SPAC Preference Share of US$0.0001 par value each into as 54,000,000 ordinary shares of $0.0001 par value each of the Surviving Entity (the “Re-designation”), and immediately after the Re-designation, the authorized share capital of AIB be amended from US$5,400 divided into 54,000,000 ordinary shares of US$0.0001 par value each to US$50,000 divided into 500,000,000 ordinary shares of US$0.0001 par value each, with such rights, privileges and conditions as set out in the Surviving Entity Charter, be approved and authorized in all respects.”

Votes Required for Approval

The approval of the Merger Proposal will require a special resolution under Cayman Islands law and the Current Charters, being the affirmative vote of the holders of not less than two-thirds of such holders of AIB Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Extraordinary General Meeting.

An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.

Recommendation of AIB Board

THE AIB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE AIB SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL NO. 3 — THE ADJOURNMENT PROPOSAL

General

AIB shareholders are being asked to adopt the Adjournment Proposal, if presented.

The Adjournment Proposal, if adopted, shall allow the AIB Board to adjourn the Meeting to a later date or dates, if necessary. In no event shall AIB solicit proxies to adjourn the Meeting or consummate the Business Combination beyond the date by which it may properly do so under the AIB’s Current Charter and the Cayman Islands laws. The purpose of the adjournment proposal is to provide more time to meet the requirements that are necessary to consummate the Business Combination. See “Proposal No.1 — The Business Combination Proposal — Interests of AIB’s Initial Shareholders and Advisors in the Business Combination.”

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented to the Meeting and is not approved by the shareholders, the AIB Board may not be able to adjourn the Meeting to a later date or dates. In such event, the Transactions would not be completed.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the chairman of the Extraordinary General Meeting, if necessary, to permit further solicitation, and vote of proxies is hereby confirmed, ratified and approved in all respects.”

Votes Required for Approval

The approval of the Adjournment Proposal will require the consent of the meeting, which means a simple majority of the votes which are cast by those shareholders of AIB who are present, in person or by proxy, and vote thereupon at the Extraordinary General Meeting.

An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Extraordinary General Meeting.

Recommendation of AIB Board of Directors

THE AIB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE AIB SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

This section describes the material U.S. federal income tax considerations for beneficial owners of AIB Ordinary Shares (i) electing to have their AIB Ordinary Shares redeemed for cash if the Business Combination is completed, (ii) of the Business Combination and (iii) of the ownership and disposition of Pubco Ordinary Shares acquired pursuant to the Business Combination. This discussion applies only to AIB Ordinary Shares or Pubco Ordinary Shares held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not apply to any other securities of AIB including AIB Rights. In addition, this section does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status or holders who are subject to special rules, including:

•        brokers, dealers and other investors that do not own their Pubco Ordinary Shares as capital assets;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•        banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the AIB Ordinary Shares or Pubco Ordinary Shares;

•        partnerships or other pass-through entities for U.S. federal income tax purposes, or beneficial owners of such partnerships or other pass-through entities;

•        persons holding Pubco Ordinary Shares as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•        persons required to accelerate the recognition of any item of gross income with respect to Pubco Ordinary Shares as a result of such income being recognized on an applicable financial statement;

•        persons whose functional currency is not the U.S. dollar;

•        persons that received Pubco Ordinary Shares as compensation for services;

•        the Sponsor and any beneficial owners of the Sponsor; or

•        controlled foreign corporations or passive foreign investment companies.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax provisions of the Code, U.S. federal estate and gift tax, the Medicare tax on net investment income, or any state, local or non-U.S. tax laws to a holder of AIB Ordinary Shares or Pubco Ordinary Shares. We have not and do not intend to seek any rulings from the IRS regarding the Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.

ALL HOLDERS OF AIB ORDINARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder”. For purposes of this discussion, a U.S. holder means a holder of AIB Ordinary Shares or Pubco Ordinary Shares that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The Business Combination

Tax Consequences of the Business Combination

This section is subject to the discussion below under “— Application of the Passive Foreign Investment Company Rules to the Transactions.” U.S. holders of AIB Ordinary Shares should consult their tax advisors regarding the tax consequences that will apply if AIB is a PFIC, including any available elections that may be available with respect to such PFIC status.

It is the opinion of AIB’s counsel, Ellenoff Grossman & Schole LLP, that the Second Merger, together with the other transactions contemplated by the Business Combination Agreement, will qualify as an exchange described in Section 351(a) of the Code. However, there can be no assurance that the IRS will not successfully challenge this position, and if so then the exchange of AIB Ordinary Shares for Pubco Ordinary Shares will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351(a) of the Code. In rendering this opinion, counsel may require and rely upon representations contained in letters and certificates to be received from AIB and PSI. If the letters or certificates are incorrect, the conclusions reached in the tax opinion could be jeopardized. In addition, the opinion will be subject to certain qualifications and limitations as set forth therein. Assuming such qualification as an exchange described in Section 351(a) of the Code, a U.S. holder that receives Pubco Ordinary Shares in exchange for AIB Ordinary Shares in the Second Merger will not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Ordinary Shares received in the Second Merger by a U.S. holder will be equal to the adjusted tax basis of the AIB Ordinary Shares exchanged therefor. The holding period of the Pubco Ordinary Shares received in the Business Combination will include the holding period during which the AIB Ordinary Shares exchanged therefor were held by such U.S. holder.

Application of the Passive Foreign Investment Company Rules to the Transactions

Based upon the composition of its income and assets, AIB believes that that it would likely be considered a PFIC for its current taxable year which ends as a result of the Business Combination.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. holders of AIB Ordinary Shares in connection with the Business Combination if:

(1)    AIB were classified as a PFIC at any time during such U.S. holder’s holding period for such AIB Ordinary Shares; and

(2)    the U.S. holder had not timely made and maintained, effective from the first taxable year of its holding period of AIB Ordinary Shares during which AIB qualified as a PFIC: (a) a valid election to treat AIB as a “qualified electing fund” under Section 1295 of the Code (a “QEF election”), or (b) a valid “mark-to-market election” under Section 1296 of the Code, with respect to such AIB Ordinary Shares.

The tax on any such recognized gain would be imposed based on the “excess distribution” rules, discussed below under “— Ownership and Disposition of Pubco Ordinary Shares by U.S. Holders — Passive Foreign Investment Company Rules.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Additionally, the treatment of U.S. holders of AIB Ordinary Shares who exchange their AIB Ordinary Shares for Pubco Ordinary Shares could be materially different from that described above if Pubco is treated as a PFIC for U.S. federal income tax purposes (see discussion below under “— Ownership and Disposition of Pubco Ordinary Shares by U.S. Holders — Passive Foreign Investment Company Rules”). Therefore, U.S. holders of AIB Ordinary Shares that have not made a timely QEF election or a mark-to-market election may, pursuant to the proposed Treasury Regulations described above, be subject to taxation under the PFIC rules on the Business Combination to the extent their AIB Ordinary Shares have a fair market value in excess of their tax basis therein.

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE BUSINESS COMBINATION ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Redemption of AIB Ordinary Shares

This section is subject to the discussion under “— Application of the Passive Foreign Investment Company Rules to the Transactions,” which will generally apply to any redemption of AIB Ordinary Shares by U.S. holders. U.S. holders of AIB Ordinary Shares should consult their tax advisors regarding the tax consequences that will apply if AIB is a PFIC, including any available elections that may be available with respect to such PFIC status.

In the event that a U.S. holder of AIB Ordinary Shares exercises such holder’s right to have such holder’s AIB Ordinary Shares redeemed pursuant to the redemption provisions described herein, the U.S. federal income tax consequences to such U.S. holder will depend on whether the redemption qualifies as a sale or exchange of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution pursuant to Section 301 of the Code. Whether that redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of AIB Ordinary Shares treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of, among other things, owning AIB Rights) relative to all of shares of AIB Ordinary Shares both before and after the redemption. The redemption of stock generally will be treated as a sale or exchange of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in AIB or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of AIB Ordinary Shares that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which could include ordinary shares that could be acquired pursuant to the AIB Rights. In order to meet the substantially disproportionate test, the percentage of AIB’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of AIB Ordinary Shares must, among other requirements, be less than 80% of the percentage of AIB’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either all the AIB Ordinary Shares actually and constructively owned by the U.S. holder are redeemed or all the AIB Ordinary Shares actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of AIB stock owned by certain family members and the U.S. holder does not constructively own any other AIB stock. A U.S. holder’s redemption of AIB Ordinary Shares will not be essentially equivalent to a dividend if such U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in AIB. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in AIB will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption of AIB Ordinary Shares.

If a U.S. holder’s redemption of AIB Ordinary Shares qualifies as a sale or exchange of stock by such U.S. holder under Section 302 of the Code, such U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the AIB Ordinary Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. holder’s tax basis in such holder’s shares of AIB Ordinary Shares generally will equal the cost of such shares. A U.S. holder that purchased AIB Units would have been required to allocate the cost between the AIB Ordinary Shares and the AIB Rights comprising the AIB Units based on their relative fair market values at the time of the purchase. A non-corporate U.S. holder, including an individual, who has held the AIB Ordinary Shares for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

If a U.S. holder’s redemption of AIB Ordinary Shares does not qualify as a sale or exchange of stock under Section 302 of the Code, then such U.S. holder will be treated as receiving a corporate distribution under Section 301 of the Code. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from AIB’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s AIB Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the AIB Ordinary Shares. Special rules apply to dividends received by U.S. holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed AIB Ordinary Shares will be added to the U.S. holder’s adjusted tax basis in its remaining AIB Ordinary Shares, or, to the basis of AIB Ordinary Shares constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

Ownership and Disposition of Pubco Ordinary Shares by U.S. Holders

Distributions on Pubco Ordinary Shares

This section is subject to further discussion under “— Passive Foreign Investment Company Rules” below.

Distributions paid by Pubco out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. holder’s basis in the Pubco Ordinary Shares and thereafter as capital gain. However, Pubco does not intend to maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. holders should therefore assume that any distribution by Pubco with respect to its shares will be treated as ordinary dividend income. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. U.S. holders should consult their own tax advisers with respect to the appropriate U.S. federal income tax treatment of any distribution received from Pubco.

Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if the Pubco Ordinary Shares are readily tradable on an established securities market in the United States. There can be no assurance that Pubco Ordinary Shares will be considered “readily tradable” on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Pubco’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Pubco will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See discussion below under “— Passive Foreign Investment Company Rules.” U.S. holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to Pubco Ordinary Shares.

Subject to certain exceptions, dividends on Pubco Ordinary Shares will generally constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Pubco with respect to the Pubco Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of Pubco Ordinary Shares

This section is subject to further discussion under “— Passive Foreign Investment Company Rules,” below.

A U.S. holder generally would recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Pubco Ordinary Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such Pubco Ordinary Shares. Any gain or loss recognized by a U.S. holder on a taxable disposition of Pubco Ordinary Shares generally will be capital gain or loss. A non-corporate U.S. holder, including an individual, who has held the Pubco Ordinary Shares for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. holders should consult their tax advisors regarding the ability to claim a foreign tax credit.

Passive Foreign Investment Company Rules

Generally.    The treatment of U.S. holders of the Pubco Ordinary Shares could be materially different from that described above if Pubco is treated as a PFIC for U.S. federal income tax purposes. A PFIC is any non-U.S. corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules (the “PFIC income test”), or (ii) more than 50% of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income (the “PFIC asset test”). Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such non-U.S. corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation was a PFIC for that year. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years (unless the U.S. holder makes a deemed sale election with respect to the Pubco Ordinary Shares once Pubco ceases to satisfy either of the qualification tests).

Pubco’s possible status as a PFIC must be determined annually after the close of each taxable year. This determination will depend on the composition of Pubco’s income and assets, and the fair market value of its assets from time to time, including its unbooked goodwill, which may be determined by reference to Pubco’s share price (which could fluctuate significantly). In addition, Pubco’s possible status as a PFIC will also depend on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Because Pubco may value its goodwill based on the market for the Pubco Ordinary Shares, a decrease in the price of its shares may also result in Pubco becoming a PFIC. The composition of Pubco’s assets will also be affected if Pubco holds significant cash balances. The application of the PFIC rules a factual determination made on a yearly basis and is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that Pubco is a PFIC for the taxable year that includes the date of the Business Combination or in a future year.

If Pubco is or becomes a PFIC during any year in which a U.S. holder holds Pubco Ordinary Shares, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) QEF regime, and (iii) mark-to-market regime. A U.S. holder who holds (actually or constructively) stock in a non-U.S. corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime.    If you do not make a QEF election or a mark-to-market election, as described below, you will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a redemption or pledge) of your Pubco Ordinary Shares, and (ii) any “excess distribution” you receive on your Pubco Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Pubco Ordinary Shares during the preceding three years or your holding period, whichever is shorter). Generally, under this excess distribution regime:

(a)     the gain or excess distribution will be allocated ratably over the period during which you held your Pubco Ordinary Shares;

(b)    the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which Pubco is a PFIC, will be taxed as ordinary income; and

(c)     the amount allocated to each of the other taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of your Pubco Ordinary Shares cannot be treated as capital gains, even if you hold the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

If Pubco is treated as a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, a U.S. holder generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Pubco (or a subsidiary of Pubco) receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. U.S. holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

QEF Regime.    If Pubco is a PFIC, a U.S. holder of Pubco Ordinary Shares may avoid taxation under the excess distribution rules described above by making a QEF election. However, a U.S. holder may make a QEF election with respect to its Pubco Ordinary Shares only if Pubco provides U.S. holders on an annual basis with certain financial information specified under applicable U.S. Treasury Regulations. Since Pubco has not committed to provide U.S. holders with such information on an annual basis, U.S. holders should not expect to be able to make a QEF election with respect to the Pubco Ordinary Shares.

Mark-to-Market Regime.    Alternatively, a U.S. holder of Pubco Ordinary Shares may also avoid taxation under the excess distribution rules by making a mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. The Pubco Ordinary Shares, which are expected to be listed on the Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that they will be “regularly traded” for purposes of these rules. If a U.S. holder makes a valid mark-to-market election with respect to its Pubco Ordinary Shares, such U.S. holder will include as ordinary income each year, the excess, if any, of the fair market value of the Pubco Ordinary Shares at the end of the taxable year over the U.S. holders adjusted basis in the Pubco Ordinary Shares. Such U.S. holder will also be allowed to take an ordinary loss in respect of the excess, if any, of such holder’s adjusted basis in the Pubco Ordinary Shares over the fair market value of such Pubco Ordinary

Shares at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in the Pubco Ordinary Shares will be adjusted to reflect any such income or loss amounts. Any gain that is recognized on the sale or other taxable disposition of Pubco Ordinary Shares would be ordinary income and any loss would be an ordinary loss to the extent of the net amount of previously included income as a result of the mark-to-market election and, thereafter, a capital loss. A mark-to-market election cannot be made for any lower-tier PFICs. U.S. holders should consult their tax advisers regarding the application of the PFIC rules to their indirect ownership of shares in any lower-tier PFICs.

PFIC Reporting Requirements.    A U.S. holder who owns, or who is treated as owning, PFIC stock during any taxable year in which Pubco is classified as a PFIC may be required to file IRS Form 8621. U.S. holders of Pubco Ordinary Shares should consult their tax advisors regarding the requirement to file IRS Form 8621 and the potential application of the PFIC regime.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to Pubco Ordinary Shares, subject to certain exceptions (including an exception for Pubco Ordinary Shares held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Pubco Ordinary Shares. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Pubco Ordinary Shares.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Pubco Ordinary Shares that is not a U.S. holder, including:

1.      a nonresident alien individual, other than certain former citizens and residents of the United States;

2.      a foreign corporation; or

3.      a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition.

Non-U.S. Holders Exercising Redemption Rights with Respect to AIB Ordinary Shares

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s AIB Ordinary Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s AIB Ordinary Shares, as described above under “U.S. Holders — Redemption of AIB Ordinary Shares.” Any redeeming Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such Non-U.S. holder’s U.S. federal income tax liability unless one of the exceptions described below under “— Ownership and Disposition of Pubco Ordinary Shares by Non-U.S. Holders” applies in respect of such gain or loss.

Ownership and Disposition of Pubco Ordinary Shares by Non-U.S. Holders

A non-U.S. holder of Pubco Ordinary Shares will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on Pubco Ordinary Shares or any gain recognized on a sale or other disposition of Pubco Ordinary Shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s Pubco Ordinary Shares) unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In addition, special rules may apply to a non-U.S. holder that is an individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of Pubco Ordinary Shares.

Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of AIB Ordinary Shares, dividends received by U.S. holders of Pubco Ordinary Shares, and the proceeds received on the disposition of Pubco Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to AIB Ordinary Shares and proceeds from the sale, exchange, redemption or other disposition of Pubco Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their Pubco Ordinary Shares, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to Pubco Ordinary Shares and proceeds from the sale of other disposition of Pubco Ordinary Shares received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Pubco is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The unaudited pro forma combined balance sheet as of December 31, 2023 gives pro forma effect to the Transactions as if they had been consummated as of that date. The unaudited pro forma combined statements of operations for the year ended December 31, 2023 give pro forma effect to the Transactions as if they had occurred as of the beginning of the earliest period presented. The unaudited pro forma combined balance sheet is presented as of December 31, 2023 and the unaudited pro forma combined statements of operations are presented for the year ended December 31, 2023.

This information should be read together with PSI’s and AIB’s audited financial statements and related notes, “PSI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “AIB’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of December 31, 2023 has been prepared using the following:

•        PSI’s audited consolidated balance sheet as of December 31, 2023, as included elsewhere in this proxy statement/prospectus,

•        AIB’s audited balance sheet as of December 31, 2023, as included elsewhere in this proxy statement/prospectus, and,

The unaudited pro forma combined statement of operations for the year ended December 31, 2023 has been prepared using the following:

•        PSI’s audited consolidated statement of income for the year ended December 31, 2023, as included elsewhere in this proxy statement/prospectus, and

•        AIB’s audited statement of loss for the year ended December 31, 2023, as included elsewhere in this proxy statement/prospectus.

Description of the Transactions

On December 27, 2023, AIB and PSI announced the execution of the Business Combination Agreement providing for the Business Combination of AIB and PSI. Pursuant to the Business Combination Agreement, (a) PSI Merger Sub I will merge with and into PSI (the “First Merger”), with PSI surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of PSI being converted into the right to receive shares of Pubco; and (b) one (1) business day following, and as a part of the same overall transaction as the First Merger, PSI Merger Sub II will merge with and into AIB (the “Second Merger”), with AIB surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of AIB being converted into the right to receive securities of Pubco.

The Business Combination values PSI at a total pre-money enterprise value of approximately US$200 million. Upon closing of the proposed Business Combination, both AIB and PSI will become wholly-owned subsidiaries of Pubco, and Pubco will be the combined company and expects to list its securities on the Nasdaq Stock Market.

Accounting for the Transactions

The Transactions will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, AIB will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on PSI shareholders expecting to have a majority of the voting power of the combined company, PSI comprising the ongoing operations of the combined entity, PSI comprising a majority of the governing body of the combined company, and PSI’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of PSI issuing shares for the net assets of AIB, accompanied by a recapitalization. The net assets of AIB will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of PSI.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Transactions, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Transaction.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. PSI and AIB have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to Pubco or PSI Merger Sub I, accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of AIB’s ordinary shares:

•        Scenario 1 — Assuming no other AIB shareholders exercise their redemption rights, remaining AIB shares previously subject to redemption for cash amounting to approximately $11.3 million would be transferred to shareholders’ equity; and

•         Scenario 2 — Assuming 100% of AIB’s 984,801 shares are redeemed for cash by AIB shareholders, cash required at approximately $11.3 million would be paid out in cash.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are (i) approximately 20,000,000 Pubco Ordinary Shares to be issued to the Seller, based on the price of $10.00 per share; (ii) 301,875 ordinary shares to be issued to the underwriter to settle the deferred underwriting fees; (iii) 200,000 ordinary shares to be issued to the underwriter as buy-side advisory service fees; and (iv) 200,000 ordinary shares to be issued to PSI’s financial advisor as service fee.

The pro forma combined financial statements do not take into consideration (i) Pubco securities to be issued in connection with the Transaction Financings or (ii) securities to be issued or surrendered to make up for the Excess SPAC Expenses or dilutions caused by certain Transaction Financings.

Upon the completion of the Transactions, assuming, among other things, that no Public Shareholder exercises redemption rights, AIB Public Shareholders, the Sponsor and other AIB Initial Shareholders, and the Seller will own approximately 7.3%, 13.4% and 79.3% of the outstanding shares of Pubco, respectively, with such percentages calculated assuming that the Sellers and their affiliates receive approximately 20,000,000 Pubco Ordinary Shares, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements.

If 984,801 AIB Ordinary Shares are ultimately redeemed, Public Shareholders, the Sponsor and other AIB Initial Shareholders and the Seller are expected to own approximately 3.6%, 13.9% and 82.5%, respectively, of the Pubco Ordinary Shares. As such, AIB shareholders who do not redeem their AIB Ordinary Shares will experience immediate and material dilution following the consummation of the Transactions.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2023

			Scenario 1			Scenario 2
			Assuming No Redemptions into Cash			Assuming Maximum Redemptions into Cash
	(A) AIB	(B) PSI	Pro Forma Adjustments		Pro Forma Balance Sheet	Additional Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current Assets
Cash and cash equivalents	$114,709	$10,769,662	$11,315,193	(a)	$20,209,564	$(11,315,193)	(b)	$8,894,371
	—	—	(1,990,000)	(d)	—			—
Restricted cash	—	2,931,357	—		2,931,357	—		2,931,357
Accounts receivable, net	—	20,136,692	—		20,136,692	—		20,136,692
Accounts receivable – related parties	—	11,885	—		11,885	—		11,885
Contract asset, net	—	984,135	—		984,135	—		984,135
Amounts due from related parties	—	117,327	—		117,327	—		117,327
Prepayments and other current assets	38,370	91,749	—		130,119	—		130,119
Tax recoverable	—	—	—		—	—		—
Total Current Assets	153,079	35,042,807	9,325,193		44,521,079	(11,315,193)		33,205,886

Non-current Assets
Investments held in the Trust Account	11,315,193	—	(11,315,193)	(a)	—	—		—
Property and equipment, net	—	184,903	—		184,903	—		184,903
Right of use assets	—	59,245	—		59,245	—		59,245
Total Assets	$11,468,272	$35,286,955	$(1,990,000)		$44,765,227	$(11,315,193)		$33,450,034

LIABILITIES AND SHAREHOLDERS’ (DEFICITS) EQUITY
LIABILITIES
Accounts payable	$—	$18,171,694	$—		$18,171,694	$—		$18,171,694
Accounts payable – related parties	—	474,161	—		474,161	—		474,161
Contract liabilities	—	4,015	—		4,015	—		4,015
Other payables and accrued liabilities	653,733	851,012	—		1,504,745	—		1,504,745
Tax payables	—	737,196	—		737,196	—		737,196
Provision for compensation	—	1,574,240	—		1,574,240	—		1,574,240
Lease liabilities – current	—	47,689	—		47,689	—		47,689
Amounts due to a related party	1,591,554	469,534	—		2,061,088	—		2,061,088
Dividend payables	—	28,154	—		28,154	—		28,154
Total Current Liabilities	2,245,287	22,357,695	—		24,602,982	—		24,602,982

Lease liabilities, noncurrent	—	17,227	—		17,227	—		17,227
Deferred underwriting fee	3,018,750	—	(3,018,750)	(c)	—	—		—
Total Liabilities	5,264,037	22,374,922	(3,018,750)		24,620,209	—		24,620,209

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, $0.0001 par value, 984,801 at redemption value of $11.49 per share at December 31, 2023	11,315,193	—	(11,315,193)	(b)	—	—		—

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2023 — (Continued)

			Scenario 1			Scenario 2
			Assuming No Redemptions into Cash			Assuming Maximum Redemptions into Cash
	(A) AIB	(B) PSI	Pro Forma Adjustments		Pro Forma Balance Sheet	Additional Pro Forma Adjustments		Pro Forma Balance Sheet
SHAREHOLDERS’ (DEFICITS) EQUITY
Preference shares, $0.0001 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—		—	—		—
Class A ordinary shares; $0.0001 par value; 50,000,000 shares authorized; 2,627,224 shares issued and outstanding at December 31, 2023	262	—	98	(b)	2,520	(98)	(b)	2,422
	—	—	30	(c)	—	—		—
	—	—	40	(d)	—	—		—
	—	—	2,090	(e)	—	—		—
Class B ordinary shares; $0.0001 par value; 3,000,000 shares authorized; 1 share issued and outstanding at December 31, 2023	—	—	—		—	—		—
Additional paid-in capital	—	7,877,540	11,315,095	(b)	43,038,805	(11,315,095)	(b)	31,723,710
	—	—	3,018,720	(c)	—	—		—
	—	—	(1,865,040)	(d)	—	—		—
	—	—	(5,113,310)	(e)	—	—		—
	—	—	27,805,800	(f)	—	—		—
Retained earnings (accumulated deficits)	(5,111,220)	4,960,116	5,111,220	(e)	(22,970,684)	—		(22,970,684)
	—	—	(125,000)	(d)	—	—		—
	—	—	(27,805,800)	(f)	—	—		—
Accumulated other comprehensive loss	—	(41,439)	—		(41,439)	—		(41,439)
Total Shareholders’ (Deficits) Equity	(5,110,958)	12,796,217	12,343,943		20,029,202	(11,315,193)		8,714,009

Noncontrolling interest	—	115,816	—		115,816	—		115,816
Total Liabilities, Redeemable Class A Ordinary Shares and Shareholders’ (Deficits) Equity	$11,468,272	$35,286,955	$(1,990,000)		$44,765,227	$(11,315,193)		$33,450,034

Unaudited Pro Forma Combined Balance Sheet Adjustments

The pro forma adjustment to the unaudited combined pro forma balance sheet consists of the following:

A.     Derived from the audited balance sheet of AIB as of December 31, 2023.

B.      Derived from the audited consolidated balance sheet of PSI as of December 31, 2023.

a.      Reflects the release of cash from cash and investment held in the Trust Account.

b.      In Scenario 1, which assumes that no AIB shareholders exercise their redemption rights, the AIB shares previously subject to redemption for cash amounting to approximately $11.3 million would be transferred to shareholders’ equity.

In Scenario 2, which assumes the same facts as described in Scenario 1 above, but also assumes that the maximum number of AIB shares at 984,801 are redeemed for cash by AIB shareholders, cash required at approximately $11.3 million would be paid out in cash.

c.      Reflects the settlement of approximately $3.0 million of deferred underwriting commission incurred during the AIB IPO due upon completion of the business combination, by issuance of 301,875 ordinary shares at price of $10.00 per share.

d.      Reflects (i) estimated cash payments of professional expenses of approximately $2.0 million related to the Business Combination, among which approximately $1.9 million was deducted against additional paid-in capital, and $0.1 million was charged to income statements. The professional expenses were comprised of legal expenses, financial advisory expenses, audit expenses, fairness opinion expenses and other service fees; and (ii) issuance of 200,000 and 200,000 ordinary shares to the buy-side advisor and PSI’s financial advisor, respectively, as service fee, both of which were offering costs deducted against additional paid-in capital.

e.      Reflects recapitalization of PSI through issuance of AIB Ordinary Shares (including upon conversion of AIB Rights) and eliminates AIB historical accumulated earnings.

f.       Reflects the grant of options to purchase 1,694,000 Pubco Ordinary Shares. Subject to the effectiveness of the 2024 Plan, 2,420,000 options will be granted to certain directors and employees of PSI on the Closing Date, 70% of which will be vested on the Closing Date. The grant date fair value of these options was referred to the closing market price of $11.49 per share on December 29, 2023.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023

			Scenario 1			Scenario 2
			Assuming No Redemptions into Cash			Assuming Maximum Redemptions into Cash
	(A) AIB	(B) PSI	Pro Forma Adjustments		Pro Forma Balance Sheet	Additional Pro Forma Adjustments		Pro Forma Balance Sheet
Account Name

Revenues	$—	$140,020,469	$—		$140,020,469	$—		$140,020,469
Cost of revenues	—	(127,267,588)	—		(127,267,588)	—		(127,267,588)
Gross profit	—	12,752,881	—		12,752,881	—		12,752,881

Operating expenses
General and administrative expenses	(1,432,432)	(6,771,985)	(24,756,600)	(b)	(32,961,017)	—		(32,961,017)
Total operating expenses	(1,432,432)	(6,771,985)	(24,756,600)		(32,961,017)	—		(32,961,017)
(Loss) income from operations	(1,432,432)	5,980,896	(24,756,600)		(20,208,136)	—		(20,208,136)

Other Income (Expenses)
Interest income, net	—	77,916	—		77,916	—		77,916
Other expenses, net	—	(64,892)	—		(64,892)	—		(64,892)
Interest earned on investments held in the Trust Account	699,124	—	(699,124)	(a)	—	—		—
Total other income, net	699,124	13,024	(699,124)		13,024	—		13,024
Income (Loss) Before Income Taxes	(733,308)	5,993,920	(25,455,724)		(20,195,112)	—		(20,195,112)

Income tax expenses	—	(1,381,729)	—		(1,381,729)	—		(1,381,729)
Net income (loss)	$(733,308)	$4,612,191	$(25,455,724)		$(21,576,841)	$—		$(21,576,841)

Weighted average shares outstanding of redeemable ordinary shares	2,627,225		22,588,050	(c)	25,215,275	(984,801)	(c)	24,230,474
Basic and diluted net loss per ordinary share	$(0.28)		$(0.58)	(c)	$(0.86)	$(0.03)	(c)	$(0.89)

Notes and adjustment to Unaudited Pro Forma Condensed Combined Statement of Operations

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

A.     Derived from AIB’s audited statement of loss for the year ended December 31, 2023.

B.      Derived from PSI’s audited statement of income for the year ended December 31, 2023.

a)      Represents an adjustment to eliminate interest income related to cash and investment held in Trust Account.

b)      Reflects the vesting of options to purchase an aggregate of 1,694,000 Pubco Ordinary Shares. Subject to the effectiveness of the 2024 Plan, 2,420,000 options will be granted to certain directors and employees of PSI on the Closing Date, 70% of which will be vested on the Closing Date. The grant date fair value of the option was referred to the closing market price of $10.23 per share on January 3, 2023.

c)      The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the initial public offering occurred as of the earliest period presented. In addition, as the Transactions are being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Transactions for the entire period.

The calculation of weighted average shares outstanding for the year ended December 31, 2023, assuming no redemption into cash, is set forth in below table:

	Assuming No Redemptions into Cash	Assuming Maximum Redemptions into Cash
The Seller	20,000,000	20,000,000
AIB’s Public Shareholders	1,847,301	862,500
The AIB Insiders	2,818,662	2,818,662
Maxim	549,312	549,312
Weighted average shares outstanding of ordinary shares	25,215,275	24,230,474
Less: AIB’s Weighted average shares outstanding of ordinary shares	(2,627,225)	(2,627,225)
Adjustment (c)	22,588,050	21,603,249

INFORMATION RELATED TO PUBCO

The information provided below pertains to Pubco prior to the Business Combination. As of the date of this proxy statement/prospectus, Pubco has not conducted any material activities other than those incident to its formation and to the matters related to effectuating the Business Combination, such as the making of certain required SEC filings, the establishment of Merger Sub and the preparation of this proxy statement/prospectus. Upon the consummation of the Business Combination, Pubco will become the ultimate parent of PSI. For information about Pubco’s management and corporate governance following the Business Combination, see “Management of Pubco Following the Business Combination.”

Incorporation

Pubco was incorporated under the laws of Cayman Islands on September 12, 2023, solely for the purpose of effectuating the Business Combination.

Pubco was initially incorporated with an aggregate share capital of $50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 per share, and one (1) such share was issued and outstanding at incorporation. At incorporation, its assets consisted of the par value contributed for its sole outstanding share. For descriptions of Pubco Ordinary Shares, see “Description of Pubco Securities.”

Pubco’s corporate purpose is unrestricted and Pubco has the full power and authority to carry out any object not prohibited by the Cayman Companies Act or any other law of the Cayman Islands.

Pubco will, immediately after the consummation of the Business Combination, qualify as a foreign private issuer as defined in Rule 3b-4 under the Exchange Act.

Emerging Growth Company and Foreign Private Issuer Exemption

Pubco will, immediately after the consummation of the Business Combination, be an “emerging growth company” as defined in the JOBS Act. Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing, (b) in which Pubco has total annual gross revenue of at least $1.235 billion or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of Pubco’s prior second fiscal quarter, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Even after Pubco no longer qualifies as an “emerging growth company,” as long as Pubco continues to qualify as a foreign private issuer under the Exchange Act, Pubco will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events. In addition, Pubco will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

Memorandum and Articles of Association

At the First Merger Effective Time, the Amended Pubco Charter shall be substantially in the form attached to this proxy statement/prospectus as Annex B. See “Description of Pubco Securities.”

Principal Executive Office

The mailing address of Pubco is Unit 1002, 10/F, Join-in Hang Sing Centre, No.2-16 Kwai Fung Crescent, Kwai Chung, New Territories, Hong Kong, which will continue to be the mailing address and principal executive office of Pubco following the consummation of the Business Combination. The telephone number of Pubco following the consummation of the Business Combination will be +852 2754 3320.

Financial Year

Pubco has no material assets and does not operate any businesses. Accordingly, no financial statements of Pubco have been included in this proxy statement/prospectus. Pubco’s financial year is currently the calendar year.

Subsidiaries

Each of PSI Merger Sub I Limited and PSI Merger Sub II Limited is newly incorporated Cayman Islands exempted company, and a wholly-owned subsidiary of Pubco. As of the date of this proxy statement/prospectus, none of Merger Sub I and Merger Sub II has conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement.

Shareholder

Prior to the consummation of the Business Combination, the sole shareholder of Pubco is Yee Kit Chan.

Board of Directors

The Nasdaq listing rules permit a foreign private issuer like Pubco to follow the corporate governance practices of its home country. Pursuant to the Business Combination Agreement, following the consummation of the Business Combination, the board of directors of Pubco shall consist of seven directors designated by PSI prior to the Closing (the majority of whom are independent directors that are qualified as “independent” under Nasdaq listing rules) that satisfy Nasdaq Diverse Board Representation Rule provided that PSI shall cause Pubco after the Business Combination to comply with applicable Nasdaq listing rules to follow a home country practice.

Legal Proceedings

As of the date of this proxy statement/prospectus, Pubco was not party to any material legal proceedings. In the future, Pubco may become party to legal matters and claims arising in the ordinary course of business.

Properties

Pubco currently does not own or lease any physical property.

Employees

Pubco currently has no employees, other than the Chief Executive Officer and the Chief Financial Officer.

INFORMATION RELATED TO AIB

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” the “Company” and other similar terms refer to AIB and its consolidated subsidiaries before the Business Combination.

Introduction

AIB is a blank check company incorporated on June 18, 2021 as a Cayman Islands exempted company for the purpose of effecting an initial business combination.

Significant Activities Since Inception

On January 21, 2022, AIB consummated its IPO of 8,625,000 Units, including 1,125,000 Units issued to the underwriters upon the full exercise of the over-allotment option, generating gross proceeds of $86,250,000. Each Unit consists of one AIB Class A Ordinary Shares, and one AIB Public Right to receive one-tenth (1/10) of one Class A Ordinary Share upon the consummation of an initial business combination, with every ten (10) rights entitling the holder thereof to receive one Class A Ordinary Share at the Closing.

Simultaneously with the closing of the IPO, AIB consummated the sale of 388,750 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor and Maxim, generating gross proceeds of $3,887,500.

Offering costs for the AIB IPO (including the overallotment units) amounted to $5,941,695, consisting of $1,725,000 of underwriting fees, $3,018,750 of deferred underwriting fees payable (which are held in the Trust Account), $56,000 for the underwriter’s Unit Purchase Option, $598,000 for the issuance of Representative Shares to the underwriters and $543,945 of other costs. The $3,018,750 of deferred underwriting fees payable is contingent upon the consummation of a business combination, subject to the terms of the Underwriting Agreement. On December 21, 2023, AIB and Maxim entered into an amendment to the Underwriting Agreement, pursuant to which, the $3,018,750 will be payable to Maxim in 301,875 Deferred Underwriting Shares of the surviving publicly trading company, instead of in cash.

Following the closing of the IPO on January 21, 2022, an amount of $87,112,500 ($10.10 per unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Units was placed in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by AIB, until the earlier of: (i) the consummation of a business combination or (ii) the distribution of the Trust Account, as described below. On February 6, 2024, AIB instructed the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest bearing demand deposit account until the earlier of the consummation of its initial business combination or its liquidation.

Extension of Time to Complete a Business Combination

AIB’s charter initially provided that AIB had until January 21, 2023 to complete its initial business combination.

On January 18, 2023, AIB held an extraordinary general meeting (the “January 2023 Extension Meeting”) at which its shareholders approved, among other things, amendments to its Current Charter to (i) extend the date by which we must consummate an initial business combination from January 21, 2023 to October 21, 2023, and (ii) to permit the AIB Board, in its sole discretion, to elect to wind up our operations on an earlier date than October 21, 2023 (the “January 2023 Extension”). In connection with the January 2023 Extension Meeting, shareholders holding 7,623,698 Class A Ordinary Shares exercised their right to redeem such shares for a pro rata portion of the Trust Account. As a result of the January 2023 Extension redemption, an aggregate amount of $78,324,476 (approximately $10.27 per share) was removed from the Trust Account to pay such holders.

In connection with the January 2023 Extension, the Sponsor agreed to deposit $50,000 per month into the Trust Account, which equates to approximately $0.05 per remaining Public Share, for each calendar month (commencing on January 21, 2023 and on the 21st day of each subsequent month) until October 21, 2023, or portion thereof, that is needed to complete an initial business combination, for up to an aggregate of $450,000.

On October 19, 2023, AIB held an extraordinary general meeting in lieu of an annual meeting of shareholders (the “October 2023 Extension Meeting”) at which its shareholders approved, among other things, amendments to its Current Charter to extend the date by which we must consummate an initial business combination from October 21, 2023 to January 21, 2025 (the “October 2023 Extension”). In connection with the October 2023 Extension Meeting, shareholders holding 16,501 Class A Ordinary Shares exercised their right to redeem such shares for a pro rata portion of the Trust Account. As a result of the October 2023 Extension redemption, an aggregate amount of $185,030 (approximately $11.21 per share) was removed from the Trust Account to pay such holders.

In connection with the October 2023 Extension, the Sponsor agreed to deposit $50,000 per month into the Trust Account, which equates to approximately $50,000 per remaining Public Share, for each calendar month (commencing on October 21, 2023 and on the 21st day of each subsequent month) until January 21, 2025, or portion thereof, that is needed to complete an initial business combination, for up to an aggregate of $750,000.

Fair Market Value of Target Business

Pursuant to Nasdaq listing rules, the target business or businesses that AIB acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for AIB’s initial business combination, although AIB may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. The fair market value of the target will be determined by the AIB Board based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). AIB will not be required to obtain an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, as to the fair market value if the AIB Board independently determines that the target business complies with the 80% threshold. The Public Shareholders will be relying on the business judgment of the AIB Board, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. As discussed in the section titled “Proposal No.1 — The Business Combination Proposal — Satisfaction of 80% Test,” the AIB Board determined that this test was met in connection with the Business Combination.

If Nasdaq delists AIB’s securities from trading on its exchange, AIB would not be required to satisfy the fair market value requirement described above and could complete a business combination with a target business having a fair market value substantially below 80% of the balance in the Trust Account.

Shareholder Approval of the Business Combination

AIB is seeking shareholder approval of the Business Combination at the Meeting and, in connection with such meeting, Public Shareholders may redeem their Ordinary Shares for cash in accordance with the procedures described in this proxy statement/prospectus. Such redemption rights will be effected under the Current Charter and the laws of the Cayman Islands. AIB Initial Shareholders have agreed in the Insider Letter Agreement (i) to vote the Founder Shares and Private Shares in favor of the Business Combination; and (ii) to not redeem any AIB Ordinary Shares in connection with a shareholder vote to approve a proposed initial business combination, including the Business Combination.

AIB will complete the Business Combination (or any other proposed initial business combination, if the Business Combination is not completed) only if AIB has net tangible assets of at least $5,000,001 upon such consummation. AIB chose the net tangible asset threshold of $5,000,001 to ensure that it would avoid being subject to Rule 419 promulgated under the Securities Act. For more information related to this condition, see “Risk Factors — Risks Related to AIB and the Business Combination.” If (1) AIB is unable to satisfy such condition, and (2) AIB is not able to secure additional third-party financing in order to meet the condition, AIB may not be able to consummate the Business Combination with PSI and it may not be able to locate another suitable target prior to January 21, 2025, if at all. Public Shareholders may therefore have to wait until after January 21, 2025 in order to be able to receive a pro rata share of the Trust Account.

Redemption Rights

In connection with the Meeting, Public Shareholders (but not AIB Initial Shareholders) may seek to exercise redemption rights with respect to their Public Shares, regardless of whether they affirmatively vote for or against the Business Combination, or do not vote at all, for the redemption price. Notwithstanding the foregoing, AIB Initial Shareholders have agreed, pursuant to the Insider Letter Agreement with AIB, not to exercise their redemption rights with respect to any AIB Ordinary Shares held by them held by them redemption rights of Public Shareholders, if properly exercised in the manner described in this proxy statement/prospectus will be effected under the Current Charter and Cayman Islands law. At the Meeting, Public Shareholders have the ability to vote against the Business Combination and not seek redemption of their Public Shares.

Pursuant to AIB’s Current Charter, a Public Shareholder may request that AIB redeem all or a portion of its Public Shares for cash if the Business Combination is consummated, subject to certain limitations, for cash equal to the applicable redemption price; provided, however, that AIB may not redeem such shares to the extent that such redemption would result in AIB having net tangible assets (as determined under the Exchange Act) of less than $5,000,001 upon the completion of the Business Combination.

A Public Shareholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Shareholder:

•        holds Public Shares; and

•        prior to [          ], Eastern Time on [          ], 2024 (two business days prior to the vote at the Meeting), (i) submit a written request to Continental, AIB’s Transfer Agent, that AIB redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

Public shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they affirmatively vote for or against the Business Combination Proposal, or do not vote at all, provided that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to AIB in connection with any redemption election in order to validly redeem such Public Shares.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with AIB’s consent, until the consummation of the Business Combination, or such other date as determined by the AIB Board. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent.

Any corrected or changed written demand of redemption rights must be received by AIB’s Chief Executive Officer two business days prior to the vote taken on the Business Combination at the Meeting. No demand for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Meeting.

Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is AIB’s understanding that Public Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, AIB does not have any control over this process and it may take longer than two weeks. Public Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

If a Public Shareholder properly demands redemption as described above, then, if the Business Combination is completed, AIB will redeem the shares subject to the redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your redemption rights, then you will be exchanging your AIB Shares for cash and will no longer own these shares following the Business Combination.

If you are a Public Shareholder and you exercise your redemption rights, it will not result in either the exercise or loss of any AIB rights. Your AIB rights will continue to be outstanding following a redemption of your Public Shares and will be automatically converted into one-tenth of one Pubco Ordinary Share upon the completion of the Business Combination.

If the initial business combination is not approved or completed for any reason, then Public Shareholders who elected to exercise their redemption rights would not be entitled to exercise their rights to redeem their Ordinary Shares for the applicable pro rata share of the Trust Account. In such case, AIB will promptly return any share certificates (if any) and other redemption forms delivered by Public Shareholders.

Limitation on Redemption Rights

In connection with the Business Combination a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking conversion of its shares with respect to more than an aggregate of 15% of the shares sold in the IPO. AIB believes the restriction described above will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to convert their shares as a means to force us or AIB’s management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Shareholder holding more than an aggregate of 15% of the shares sold in the IPO could threaten to exercise its conversion rights against an initial business combination if such holder’s shares are not purchased by us or AIB’s management at a premium to the then-current market price or on other undesirable terms. By limiting AIB’s shareholders’ ability to convert no more than 15% of the shares sold in the IPO, AIB believes that it will limit the ability of a small group of shareholders to unreasonably attempt to block AIB’s ability to complete AIB’s initial business combination, particularly in connection with an initial business combination with a target that requires as a closing condition that AIB has a minimum net worth or a certain amount of cash. However, we would not be restricting AIB’s shareholders’ ability to vote all of their shares (including all shares held by those shareholders that hold more than 15% of the shares sold in the IPO) for or against AIB’s initial business combination.

Redemption of Public Shares if No Business Combination

If AIB does not complete a business combination by January 21, 2025, AIB will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account not previously released to us to pay AIB’s tax obligations and less up to $100,000 of interest we may use for AIB’s working capital obligations, including any necessary liquidation or dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of AIB’s remaining shareholders and AIB’s board of directors, liquidate and dissolve, subject (in the case of (ii) and (iii) above) to AIB’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Prior to such redemption of Public Shares, AIB would be required to assess all claims that may be potentially brought against us by AIB’s creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over the Public Shareholders with respect to amounts that are owed to them. There can be no assurances that AIB will properly assess all claims that may be potentially brought against us. As such, AIB’s shareholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event we enter an insolvent liquidation. Furthermore, while we will seek to have all vendors and service providers (which would include any third parties we engaged to assist us in any way in connection with AIB’s search for a target business) and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with us, they will not seek recourse against the Trust Account or that a court would conclude that such agreements are legally enforceable.

Each of AIB Initial Shareholders have agreed to waive its rights to participate in any liquidation of AIB’s Trust Account with respect to the Founder Shares and Private Shares. There will be no distribution from the Trust Account with respect to AIB Rights which will expire worthless.

If we are unable to complete an initial business combination and expend all of the net proceeds of AIB’s IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share distribution from the Trust Account would be approximately $11.66 (based on the Trust Account balance as of March 31, 2024).

The proceeds deposited in the Trust Account could, however, become subject to the claims of AIB’s creditors which would be prior to the claims of the Public Shareholders. Although AIB will seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against AIB’s assets, including the funds held in the Trust Account. If any third party refused to execute an agreement waiving such claims to the monies held in the Trust Account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of the Public Shareholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, AIB’s management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason.

Employees

AIB has two executive officers. These individuals are not obligated to devote any specific number of hours to AIB matters and devote only as much time as they deem necessary to AIB’s affairs. AIB does not intend to have any full-time employees prior to the completion of a business combination.

Legal Proceedings

To the knowledge of AIB’s management, there is no litigation currently pending or contemplated against AIB, any of AIB’s officers or directors in their capacity as such or against any of AIB’s property.

Directors and Executive Officers

As of the date of proxy statement/prospectus, our directors and officers are as follows:

Name	Age	Title
Axel Hoerger	57	Chairman of Board
Eric Chen	49	Chief Executive Officer, Director
Jie Gao	40	Chief Financial Officer
David Adelman	59	Independent Director
Merry Tang	64	Independent Director
David Knower	62	Independent Director

The experience of our directors and executive officers is as follows:

Axel Hoerger has served as our Chairman of the Board since inception. He has been serving as the CEO of Petiole Asset Management, a small asset management firm in Switzerland that focuses on private equity investments for private families since June 2022. He served as CEO of Lombard International Assurance, Luxembourg from February 2016 to June 2020. He served as CEO UBS Deutschland AG and Head One Market Wealth Management Germany & Austria from 2011 to March 2015. From June 2010 to 2011, he served as CEO Wealth Management of UBS Deutschland AG. From 2009 to March 2010, he served as Head of Institutional Sales for Goldman Sachs Asset Management in EMEA. From 1994 to 2009, Mr. Hoerger served in various leadership positions at Goldman Sachs

Investment Management. Mr. Hoerger received his Master of Business Administration from Johann Wolfgang Goethe University in 1993. We believe he is well qualified to serve on our board of directors due to his extensive experience in finance and investing.

Eric Chen has served as our Chief Executive Officer since inception. Mr. Chen served as our Chief Financial Officer from inception until our initial public offering. Since 2017, he has been the CEO of American International Bank in New York, NY. From 2008 to 2014, Mr. Chen served as Senior Vice-President of Macquarie Group Limited in Beijing, China. From 2003 to 2008, he served as Vice-President (Global Special Situations Group) of Citigroup Hong Kong. Mr. Chen worked as a Specialist (Asset Management Department) of Taiwan Asset Management Corporation (TAMCO) from 2002 to 2003. Mr. Chen received his Master of Science degree in Actuarial Science from Boston University in 2000 and Bachelor of Arts in Administrative and Commercial Studies from University of Western Ontario in 1995. We believe his broad experience and networks in the investment field will be instrumental during the de-SPAC process.

Jie Gao has served as our Chief Financial Officer since January 2022. Since July 2018, she has served as the Managing Partner and Founder of HG, LLP, practicing in M&A due diligence, SEC reporting and business valuation. From April 2016 to June 2018, Ms. Gao served as Manager in the M&A Deal Advisory Group of KPMG. From March 2011 to April 2016, she was a Manager in the Financial Service Group of Pricewaterhouse Coopers. Ms. Gao served as Senior Auditor for Acquavella, Chiarelli, Shuster, Berkower & Co., LLP from June 2010 to February 2011 and auditor of Moore Stephens International from 2008 to April 2010. Ms. Gao received her M.S. in Accounting and Information Analysis from Lehigh University in 2007 and Bachelor of Business Administration in Accounting from Beijing Jiaotong University in 2006. We believe her extensive experience in accounting will be instrumental during the de-SPAC process.

David Adelman has served as one of our independent directors since January 2022, is an American lawyer, diplomat, and legislator. He is currently the Managing Director and the General Counsel of KraneShares since 2021. He was the United States Ambassador to the Republic of Singapore from 2010 to 2013 during the Obama-Biden Administration. He was a partner in the global law firm Reed Smith LLP working out of the firm’s New York office from 2015 to 2021. Mr. Adelman is a former Managing Director of Goldman Sachs from 2013 to 2015. He was a Georgia State Senator from 2002 to 2010. He is a Member of Board of Trustees of the National Committee on American Foreign Policy since 2020. He is an Independent Non-Executive Director of Noble Group Holdings since 2019, private equity firm Olympus Capital since 2019 and merchant bank Ion Pacific since 2018. Mr. Adelman is a Trustee of the National Committee on American Foreign Policy and a member of the Council on Foreign Relations and the Advisory Board of the Israel-Asia Center. He is an Adjunct Professor at New York University where he teaches international relations of the Asia-Pacific region at the graduate level. Mr. Adelman received his J.D. from Emory University in 1989 where he is a recipient of the Emory Medal. He earned an M.P.A from Georgia State University 1995 and B.A. from the University of Georgia in 1986. We believe he is well qualified to serve as the head of our compensation committee and on our board of directors due to his extensive experience in finance and investing.

Merry Tang has served as one of our directors since January 2022, has been an Independent Director and Audit Committee Chair for Ever-Glory International Group, Inc. (Nasdaq: EVK) since August 2011, China Sungery Co., Ltd. (Nasdaq: CSUN) from June 2008 to July 2017, and Jakroo, Inc. (OTC: JKRO) from October 2017 through November 2019. She has been the managing partner of GZTY CPA Group, LLC since February 2008 and the Senior Auditor of PricewaterhouseCoopers LLP from September 2004 to August 2006. From September 1996 to August 2004, she served as the Finance Manager at Lucent Technologies, Inc. and from May 1993 to September 1996, she was Assistant Director of Cash and Investment Division with the State Government of New York. Ms. Tang graduated from the Central University of Finance & Economics, Beijing, China with a bachelor’s degree in banking in 1983 and a master’s degree in finance in 1986, before going on to receive her master’s degree in accounting from the State University of New York at Albany in 1993. We believe she is well qualified to serve as the head of our audit committee and on our board of directors due to her extensive accounting and directorship experience.

David Knower has served as one of our independent directors since January 2022, has been a Partner and Head of Cerberus Deutschland Beteiligungsberatung GmbH since 2003. Prior to this, Mr. Knower was the Owner and Managing Director of Invenimus, an International Consulting Firm headquartered near Frankfurt, Germany. Before starting his own company, Mr. Knower worked at Procter & Gamble Co. for 11 years, where he started his professional career in Germany in 1986. After 9 years in Finance and Controlling positions, Mr. Knower spent two years managing the Procter & Gamble Germany Fine Fragrance business in Asia Pacific. Mr. Knower received two undergraduate degrees from the University of Massachusetts, (Economics, German) in 1983, as well as being named a Commonwealth Scholar. Mr. Knower received his MBA from the American Graduate School of International Management (Thunderbird), in 1985. Mr. Knower is Vice President and Executive Board Member of the American Chamber of Commerce in Germany, President of the American German Business Club in Frankfurt, Global Board Member Republicans Overseas, Board Member Aspen Institute, Board Member American Institute for Contemporary German Studies, Vice President of the Steuben-Schurz Gesellschaft, and Member of the Board of Trustees of “The English Theatre,” in Frankfurt. We believe he is well qualified to serve on our board of directors due to his extensive experience in finance and investing.

Number and Terms of Office of Officers and Directors

AIB Board currently consists of five members. AIB Board has one class of directors being elected every 2 years and each (except for those directors appointed prior to our first annual general meeting) serving a two-year term. We may not hold an annual general meeting until after we consummate our initial business combination (unless required by Nasdaq). Subject to any other special rights applicable to the shareholders, any vacancies on AIB Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of AIB Board or by a majority of the holders of AIB Ordinary Shares (or, prior to our initial business combination, holders of our Founder Shares).

Our officers are appointed by AIB Board and serve at the discretion of AIB Board, rather than for specific terms of office. AIB Board is authorized to appoint persons to the offices set forth in the Current Charter as it deems appropriate. Our Current Charter provides that our officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

Pursuant to Nasdaq listing rules we have established two standing committees — an audit committee in compliance with Section 3(a)(58)(A) of the Exchange Act and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of AIB Board. David Knower and David Adelman serve as members of our audit committee, and Merry Tang chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. We believe that each of David Knower, David Adelman and Merry Tang meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and AIB Board has determined that Merry Tang qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an amended and restated audit committee charter, which details the purpose and principal functions of the audit committee, including:

•        assisting AIB Board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence and (4) the performance of our internal audit function and independent auditors;

•        the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction;

•        reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the FASB, the SEC or other regulatory authorities; and

•        advising AIB Board and any other board committees if the clawback provisions of Rule 10D-1 under the Exchange Act are triggered based upon a financial statement restatement or other financial statement change, with the assistance of management and to the extent that our securities continue to be listed on an exchange and subject to Rule 10D-1 under the Exchange Act.

Compensation Committee

We have established a compensation committee of AIB Board. David Knower and Merry Tang serve as members of our compensation committee, and David Adelman chairs the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. David Adelman and David Knower are independent, and David Adelman chairs the compensation committee.

We have adopted an amended and restated compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and making recommendations to AIB Board with respect to the compensation and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement;

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and

•        Reviewing and making recommendations to AIB Board with respect to revisions to our clawback policy that allows us to recoup incentive compensation received by colleagues, and (ii) reviewing and making recommendations to AIB Board regarding clawbacks of incentive compensation and determining the extent, if any, to which incentive-based compensation of the relevant colleagues should be reduced or extinguished.

The Current Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics can be found as an exhibit to our registration statement on Form S-1 for our IPO and will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Trading Policies

On January 18, 2022, we adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees, which are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable Nasdaq listing standards.

Executive Compensation.

None of our officers or directors have received or, prior to our initial business combination, will receive any cash compensation for services rendered to us. We pay the Sponsor up to $10,000 per month for office space, administrative and support services. The Sponsor, officers and directors, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or any of their affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other compensation from the combined company. All compensation will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our officers after the completion of our initial business combination will be determined by a compensation committee constituted solely by independent directors.

We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, and we do not believe that the ability of our management to remain with us after the completion of our initial business combination should be a determining factor in our decision to proceed with any potential business combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION OF AIB

The following discussion and analysis of AIB’s financial condition and results of operations should be read in conjunction with the sections entitled “Information Related to AIB,” and AIB’s consolidated financial statements and related notes to those statements and other information included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements based upon our current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Forward-Looking Statements” in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” the “Company” and other similar terms refer to AIB and its consolidated subsidiaries before the Business Combination.

Overview

We are a blank check company formed for the purpose of effecting an initial business combination with one or more target businesses. We intend to effectuate our business combination using cash from the proceeds of our IPO and the sale of the units that occurred simultaneously with the completion of our IPO, our capital stock, debt or a combination of cash, stock and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Recent Developments

On October 18, 2023, AIB issued an aggregate of 2,156,249 Class A Ordinary Shares, to the Sponsor, upon the Conversion of an equal number of the Class B Ordinary Shares, held by the Sponsor.

The 2,156,249 Class A Ordinary Shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B Ordinary Shares before the conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for AIB IPO.

On October 19, 2023, AIB held the October 2023 Extension Meeting and approved, among other things, the October 2023 Extension. In connection with the October 2023 Extension, shareholders holding 16,501 AIB Ordinary Shares exercised their right to redeem such shares for a pro rata portion of the Trust Account. As a result, $185,030 (approximately $11.21 per share) were removed from the Trust Account to pay such holders.

In connection with the October 2023 Extension, on October 19, 2023, AIB issued the a promissory note (the “October 2023 Extension Note”) in the aggregate principal amount of up to $750,000 (the “October 2023 Extension Funds”) to the Sponsor, pursuant to which the October 2023 Extension Funds will be deposited into AIB’s Trust Account for the benefit of each outstanding Public Share that was not redeemed in connection with the extension of AIB’s termination date from October 21, 2023 to January 21, 2025. As of May 21, 2024, an aggregate of $400,000 (plus applicable interest) of the October 2023 Extension Funds had been deposited into the Trust Account.

AIB shall deposit $50,000 per month into the Trust Account for each calendar month (commencing on October 21, 2023 and on the 21st day of each subsequent month) until January 21, 2025, or portion thereof, that is needed to complete an initial business combination, for up to an aggregate of $750,000.

On December 21, 2023, an amendment to the Underwriting Agreement was entered into by and between AIB and Maxim, pursuant to which, in lieu of the $3,018,750 deferred underwriting fees payable upon the consummation of an initial business combination, Maxim or its designee will be entitled to receive 301,875 Deferred Underwriting Shares upon the consummation of a business combination.

On December 21, 2023, Maxim was engaged by AIB as its sole M&A advisor for AIB’s Business Combination with PSI. Maxim will be entitled to receive Pubco Ordinary Shares as payment for its advisory services, which is equivalent to 1.0% of the equity value of the PSI, with unlimited piggyback registration rights and the same rights afforded other holders of the Pubco Ordinary Shares issued in the Business Combination.

On December 27, 2023, AIB entered into the Business Combination Agreement with PSI, Pubco and other parties named there into for a proposed Business Combination. Under the Business Combination Agreement, the total consideration to be received by shareholders of PSI at the Closing will be newly issued Pubco Ordinary Shares, with each share valued at $10.00, and with an aggregate value equal to $200,000,000, subject to adjustments for PSI’s Net Working Capital, Closing Debt and Transaction Expenses (as defined in the Business Combination Agreement attached as Annex A).

On February 6, 2024, AIB instructed Continental to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account, with Continental continuing to act as trustee, until the earlier of the consummation of AIB’s initial business combination or its liquidation. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the IPO and Private Placement are no longer invested in U.S. government securities or money market funds invested in U.S. government securities.

On May 11, 2023, AIB received a deficiency letter from the Staff of Nasdaq notifying AIB that, for the preceding 30 consecutive business days, AIB’s MVLS was below the MVLS Requirement of $50 million for continued inclusion on the Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A). Also on May 11, 2023, AIB received a deficiency letter from the Staff of Nasdaq notifying AIB that, for the preceding 30 consecutive business days, AIB’s MVPHS was below the MVPHS Requirement of $15 million for continued inclusion on the Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(3)(C). The Nasdaq rules provide AIB with a compliance period of 180 calendar days in which to regain compliance. If, at any time during this compliance period, AIB’s MVLS closes at $50 million or more and AIB’s MVPHS closes at $15 million or more for a minimum of ten consecutive business days, Nasdaq will provide AIB with written confirmation of compliance. On September 25, 2023, AIB received a Deficiency Notice from the Staff of Nasdaq notifying AIB that AIB’s Public Holders were below the 400 Public Holders Requirement for continued inclusion on The Nasdaq Global Market pursuant to the Nasdaq Listing Rule 5450(a)(2). The Nasdaq rules provided AIB 45 calendar days to submit a plan to regain compliance and a compliance period of up to 180 calendar days in which to evidence compliance. On November 9, 2023, AIB submitted its plan of compliance in response to the Deficiency Notice on Public Holders Requirement. On November 22, 2023, AIB received the Notice from the Staff of Nasdaq indicating that since it was first notified by Nasdaq on May 11, 2023, AIB had not regained compliance with Nasdaq Listing Rule 5450(b)(2)(A) for the MVLS Requirement, and that AIB had not regained compliance with Nasdaq Listing Rule 5450(b)(2)(C) for the MVPHS Requirement. Additionally, AIB’s noncompliance with the Public Holders requirement served as an additional basis for delisting. Pursuant to the Notice, unless AIB timely requested a hearing before the Panel, AIB’s securities would be subject to suspension and delisting from The Nasdaq Global Market at the opening of business on December 1, 2023. AIB timely requested a hearing before the Panel, which hearing request stayed the suspension and delisting of AIB’s securities pending conclusion of the hearings process. On February 13, 2024, the Company received a letter from the Staff indicating that the Company regained compliance with the MVPHS requirement. At a hearing on February 22, 2024, AIB presented a compliance plan before the Panel. On March 14, 2024, the Panel issued its decision, which granted AIB’s timely request for continued listing until May 20, 2024, subject to certain conditions, including that (i) on or before May 1, 2024, AIB shall advise the Panel on the status of the SEC review of the Form F-4, (ii) on or before May 15, 2024, AIB shall hold a shareholder meeting and obtain approval for completion of its initial business combination, and (iii) on or before May 20, 2024, AIB shall close its initial business combination and the new entity shall demonstrate compliance with Listing Rule 5505. On May 1, 2024, AIB notified the Panel that it would not close an initial business combination by the Panel’s deadline. On May 7, 2024, AIB received a written notice from the Panel indicating that the Panel had decided to delist AIB’s securities from Nasdaq and trading of AIB securities would be suspended at the open of trading on May 9, 2024, due to AIB’s failure to comply with the terms of the Panel’s decision issued on March 14, 2024. Despite this decision, a formal delisting would not take effect until all applicable Nasdaq review and appeal periods have expired and Nasdaq files a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities and Exchange Act of 1934 on Form 25 with the SEC (the “Form 25”) after the applicable Nasdaq review and appeal periods have lapsed and/or upon the Closing. AIB did not appeal the Panel’s decision to the Nasdaq Listing and Hearing Review Council (the “Council”), and, as of the date of this proxy statement/prospectus, AIB has not received notice from the Council of any review of the Panel’s decision, and the Trading Suspension is still in place. There can be no assurance that the Trading Suspension will be lifted prior to the Closing. Further, although the parties intend to complete the Business Combination before a Form 25 is filed, it is uncertain if Pubco will be able to meet Nasdaq’s initial listing requirements to list its securities on Nasdaq, which is a condition to the Closing. While such condition can be waived mutually by the parties to the Business Combination Agreement, PSI does not intend to waive such condition. Since the Trading Suspension, AIB Units, AIB Class A Ordinary Shares and AIB Public Rights have been eligible to trade on the OTC Markets under the tickers “ACCUF,” “AIBAF” and “AACRF,” respectively.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through March 31, 2024 were organizational activities and those necessary to prepare for the IPO, described below, and since the IPO, the search for a prospective initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination, at the earliest. We expect to generate non-operating income in the form of interest income from the proceeds of the IPO placed in the Trust Account. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, an initial business combination.

For the three months ended March 31, 2024, we had a net loss of $399,622, which primarily consists of general and administrative expenses of $521,578, offset by interest earned on cash and investments held in the Trust Account of $121,956.

For the three months ended March 31, 2023, we had a net loss of $8,873, which primarily consists of general and administrative expenses of $288,676, offset by interest earned on investments held in trust account of $276,729 and unrealized gain on investments held in trust account of $3,074.

For the year ended December 31, 2023, we had a net loss of $733,308, which primarily consists of general and administrative expenses of $1,432,432, offset by interest and dividends earned on investments held in the Trust Account of $699,124.

For the year ended December 31, 2022, we had a net income of $588,411, which primarily consists of interest earned on investments held in the Trust Account of $1,383,127 and unrealized gain on investments held in the Trust Account of $29,948, offset by general and administrative expenses of $824,664.

Factors That May Adversely Affect Our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. We cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

Liquidity and Capital Resources

As of March 31, 2024, we had $6,552 in our operating bank account and working capital deficit of $2,163,786, which excludes cash held in the Trust Account, the liability for convertible note and deferred underwriting fee.

As of December 31, 2023, we had $114,709 in our operating bank account and working capital deficit of $1,592,208, which excludes investments held in the Trust Account, the liability for convertible note and deferred underwriting fee.

On July 30, 2021, the Sponsor agreed to loan us an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “IPO Promissory Note”). The IPO Promissory Note became payable on the Initial Public Offering and is non-interest bearing. On January 21, 2022, the IPO Promissory Note was repaid in full.

On January 20, 2023, we issued a promissory note (the “January 2023 Extension Note”) in the aggregate principal amount of up to $450,000 (the “January 2023 Extension Funds”) to the Sponsor, pursuant to which the January 2023 Extension Funds will be deposited into the Trust Account in monthly installments for the benefit of each outstanding Public Share that was not redeemed in connection with the extension of the end of the Combination Period from January 21, 2023 to October 21, 2023. The Sponsor has agreed to pay $50,000 per month that the Board decides to take to complete an initial business combination into the Trust Account, which equates to approximately $0.05 per remaining Public Share, for each calendar month (commencing on January 21, 2023 and continuing through October 21, 2023, or portion thereof), for up to an aggregate of $450,000. As of March 31, 2024, an aggregate of $450,000 had been deposited into the Trust Account. The January 2023 Extension Note bears no interest and is repayable in full upon the earlier of (i) the date of the consummation of the initial business combination, and (ii) the date of our liquidation.

In addition, in order to finance transaction costs in connection with a business combination, certain of AIB’s officers and directors may, but are not obligated to, loan AIB funds as may be required (“Working Capital Loans”). Any such Working Capital Loans would be on an interest-free basis and would be repaid only from funds held outside the Trust Account or from funds released to us upon completion of our initial business combination. Up to $1,500,000 of such Working Capital Loans may be convertible into Conversion Units at a price of $10.00 per Conversion Unit, at the option of the lender. The Conversion Units would be identical to the Private Placement Units issued to the Sponsor. We do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

On January 23, 2023, we issued the Working Capital Note, a promissory note in the principal amount of up to $500,000 to the Sponsor. The Working Capital Note was issued in connection with advances the Sponsor has made, and may make in the future, to us for working capital expenses. The Working Capital Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which we consummate our initial business combination and (ii) the date that our winding up is effective. At the election of the Sponsor, up to $500,000 of the unpaid principal amount of the Working Capital Note may be converted into Conversion Units, each Conversion Unit consisting of one Class A Ordinary Share and one right exchangeable into one-tenth of one Class A Ordinary Share, equal to: (x) the portion of the principal amount of this Working Capital Note being converted, divided by (y) $10.00, rounded up to the nearest whole number of units. The Conversion Units are identical to the units issued by us to the Sponsor in the private placement. The Conversion Units and their underlying securities are entitled to the registration rights set forth in the Working Capital Note. As of March 31, 2024 and December 31, 2023, there was an outstanding balance of $500,000 on the Working Capital Note.

On October 19, 2023, AIB issued the October 2023 Extension Note in the aggregate principal amount of up to $750,000 to the Sponsor, pursuant to which the October 2023 Extension Funds will be deposited into AIB’s Trust Account for the benefit of each outstanding Public Share that was not redeemed in connection with the extension of AIB’s termination date from October 21, 2023 to January 21, 2025. AIB will deposit $50,000 per month into the Trust Account, which equates to approximately $0.05 per remaining Public Share, for each calendar month (commencing on October 21, 2023 and on the 21st day of each subsequent month) until January 21, 2025, or portion thereof, that is needed to complete an initial business combination, for up to an aggregate of $750,000. As of May 21, 2024, an aggregate of $400,000 (plus applicable interest) had been deposited into the Trust Account in connection with the October 2023 Extension Note, which covers the extension period through June 21, 2024. The October 2023 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial business combination, and (b) the date of our liquidation. As of March 31, 2024 and December 31, 2023, the Trust Account contained approximately $11.66 and $11.44 per remaining Public Share outstanding, respectively.

If our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain other financing either to complete our business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

On January 19, 2023, upon the shareholders’ approval, we entered into an amendment to the trust agreement to extend the date by which we are required to consummate a business combination from January 21, 2023 to October 21, 2023, or such earlier date as determined by the board, in its sole discretion. Subsequently, On October 19, 2023, upon the shareholders’ approval of the October 2023 Extension Amendment, AIB extended the date by which it would be required to consummate a business combination from October 21, 2023 to January 21, 2025, or such earlier date as determined by the board, in its sole discretion. As a result, we have up to 36 months from the closing of the IPO on January 21, 2022 to consummate a business combination, unless further extended as permitted by the Current Charter. It is uncertain that we will be able to consummate a business combination by this time. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution.

In connection with the our assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raises substantial doubt about the our ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance of the financial statements.

We have entered into that certain administrative services agreement, dated as of January 18, 2022 (the “Administrative Service Agreement”), pursuant to which, we pay the Sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of our initial business combination or our liquidation, we will cease paying any of these monthly fees. Accordingly, in the event the consummation of our initial business combination takes the maximum 36 months, or until January 21, 2025, the Sponsor will be paid up to $10,000 per month ($360,000 in the aggregate) for office space, administrative and support services and is entitled to be reimbursed for any out-of-pocket expenses.

On December 21, 2023, we entered into an amendment to the Underwriting Agreement with Maxim, pursuant to which, in lieu of the $3,018,750 deferred underwriting fees payable upon the consummation of an initial business combination, Maxim or its designee will be entitled to receive 301,875 Deferred Underwriting Shares upon the consummation of a business combination.

On December 21, 2023, we engaged Maxim as our sole M&A advisor for the Business Combination with PSI. Maxim will be entitled to receive Pubco Ordinary Shares as payment for its advisory services, which is equivalent to 1.0% of the equity value of the PSI, with unlimited piggyback registration rights and the same rights afforded other holders of the Pubco Ordinary Shares issued in the Business Combination.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of executive compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. As of December 31, 2023, we had not identified any critical accounting estimates.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

INFORMATION RELATED TO PSI

Unless the context otherwise requires, all references in this section to the “Company”, “we”, “us”, “our” or “PSI” refer collectively to PSI Group Holdings Ltd and its direct and indirect subsidiaries prior to the consummation of the Business Combination. All references to “PSIHK” refer to Profit Sail Int’l Express (H.K.) Limited, an operating subsidiary of PSI. All references to “BGG” refer to Business Great Global Supply Chain Limited, an operating subsidiary of PSI. All references to “Operating Subsidiaries” refer collectively to PSIHK and BGG.

The industry and market information presented in this section is derived from various government publications and other publications, and from the CIC Report. We believe that the sources of such information are appropriate and we have taken reasonable care in extracting and reproducing such information. We have no reason to believe that such information is false or misleading in any material respect or that any fact has been omitted that would render such information false or misleading in any material respect. The information has not been independently verified by us, or any of our directors, officers or representatives or any other person involved in the transaction and no representation is given as to its accuracy.

Overview

PSI is a long-established global logistics and supply chain solution provider, specialized in air freight forwarding services, connecting businesses from Asian transportation hubs to the US and the rest of the world. We operate through our Operating Subsidiaries in Hong Kong, namely Profit Sail Int’l Express (H.K.) Limited and Business Great Global Supply Chain Limited, which derive revenue from air freight forwarding services, ocean freight forwarding services and supply chain ancillary services.

We are a renowned air freight and end-to-end supply chain solution providers in Hong Kong, with a focus on providing cross border logistics services. According to CIC, in 2020, we ranked the sixth among 1,300 Tier-2 freight forwarders in Hong Kong, in terms of revenue. Based in Hong Kong, a prominent logistics hub in Asia, we benefit from geographical advantages in providing integrated solutions that combine ocean, air, and overland logistics. This well-connected transportation network significantly enhances our operational efficiency and cost-effectiveness.

We are positioning ourselves as a global e-Commerce logistic service specialist, delivering solutions that are not only cost-effective but also sufficiently fast to compete with local alternatives. Our ability to accommodate adaptive service models is crucial for serving cross-border merchants, brands and e-Commerce platforms. This flexibility and adaptability are underpinned by our expertise in traditional services, which include air freight forwarding and ocean freight forwarding.

Through our Operating Subsidiaries, we employ an asset-light, structurally flexible, and scalable business model. Rather than owning or operating aircraft or vessels, we collaborate with carriers that specialize in asset-intensive transportation to handle freight shipment on our behalf. This arrangement allows us to customize our services to meet specific customer demands by selecting from various transportation methods and providers. Additionally, our asset-light business model minimizes our capital expenditure requirements, enabling us to scale our business to the market situation rapidly. We work closely with a robust network of well-established agents to manage both incoming and outgoing traffic for all other nations. These representatives are handpicked to maintain a uniformly high standard of service for our clients.

Our primary revenue streams come from premia charged above carrier fees for transporting customer shipments, as well as fees for customs brokerage and other value-added services. With our long-term, established relationships with our upstream suppliers, mainly airline carriers and shipping liners, we are able to secure cargo space at relatively lower prices compared to market guideline prices. Our existing customers are primarily peer freight forwarders and other logistics service providers, as well as some direct customers that book consignment shipping directly with us. Given the large volume of cargo we handle daily and our operational expertise in consolidating fragmented consignments, our unit rates per kilogram or per container charged to our customers can be lower compared to those seeking direct arrangements with carriers or other forwarders. With our expertise in providing these services and our knowledge of the global transportation network, we are well-positioned to help our customers improve transportation and cost efficiency.

Our Operating Subsidiaries source cargo space through various agreements, including direct booking, block space arrangements, and flight charters. Direct bookings involve purchase of cargo space without fixed-term agreements, while block space arrangements and aircraft charter arrangements ensure a reliable supply of cargo space to meet customer needs. In the years ended December 31, 2021, 2022 and 2023, our Operating Subsidiaries provided services to over 500 customers accumulatively, including freight forwarders and direct customers who are not freight forwarders but purchase cargo space directly from us. We have the ability to secure cargo space from suppliers for a wide range of destinations, serving over 90 routes around the globe.

During the same periods, we recorded revenue of approximately US$130.9 million, US$96.2 million and US$139.7 million, respectively, reflecting the acquisition of BGG in March 2022 and the exceptional circumstances experienced in the freight forwarding market in 2021. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PSI — Exceptional Circumstances in 2021.” Revenue from air freight forwarding services accounted for 94.4%, 95.2% and 99.0% of the total revenue for the years ended December 31, 2021, 2022 and 2023, respectively; revenue from ocean freight forwarding services accounted for 5.1%, 4.8% and 1.2% of the total revenue for the same periods, respectively.

The revenue generated from freight forwarding services primarily comes from air freight exports to regions such as North America, Europe, and Asia. The United States is our largest forwarding destination. The table below provides a breakdown of the revenue from export freight forwarding services by destination regions for the indicated periods:

	For the Year Ended December 31,
	2020		2021		2022		2023
	US$, except percentages
United States	56,317,560	81.3%	107,668,699	82.8%	75,185,052	77.3%	122,275,056	87.4%
United Kingdom	2,361,417	3.4%	2,670,296	2.1%	5,248,600	5.4%	3,725,207	2.7%
The Netherlands	1,978,621	2.9%	4,578,608	3.5%	5,054,684	5.2%	7,703,309	5.5%
Singapore	—	—	361,422	0.2%	3,638,689	3.7%	895,724	0.6%
France	3,152,172	4.5%	3,906,806	3.0%	836,473	0.9%	217,729	0.2%
Others (Note)	5,464,852	7.9%	10,837,151	8.3%	7,274,932	7.5%	5,162,915	3.7%
Total export revenue	69,274,622	100.0%	130,022,982	100.0%	97,238,430	100.0%	139,979,940	100.0%

____________

*        Others represent a number of countries including, among others, Belgium, Canada, etc.

The Market: The Rise of Global E-Commerce Logistics Market

Global retail logistics presents an enormous market opportunity. According to CIC, the global retail logistics market, consisting of e-Commerce and offline segments, has grown at a CAGR of 6.8% from US$1.86 trillion in 2018 to US$2.4 trillion in 2022, and is expected to further grow at a CAGR of 7.3% from US$2.38 trillion in 2023 to US$3.2 trillion by 2027. In the past two decades, the global retail logistics market has undergone a profound transformation, largely catalyzed by the rise of e-Commerce. This transformation has fundamentally altered how consumers shop and merchants conduct business. Notably, the e-Commerce logistics segment has experienced remarkable growth, outpacing the growth of the overall retail logistics market and taking an increasing share of the market. The penetration rate of e-Commerce logistics, which represents the percentage of e-Commerce logistics to total retail logistics, increased from 12.2% in 2018 to 18.7% in 2022, and is expected to further increase to 26.7% in 2027. Logistics services have played a pivotal role in enabling and are benefiting from the expansion of the e-Commerce segment. Primarily driven by the growth of the e-Commerce market, the total market size of the global e-Commerce logistics market is expected to reach US$847 billion by 2027.

Source: CIC

Cross-border e-Commerce logistics is emerging as a new driving force behind the expansion of the global e-Commerce logistics market. An increasing number of merchants are extending their sales to global markets, while consumers have growing interest in high-quality, value-for-money products shipped from other countries. Cross-border e-Commerce logistics is expected to outgrow the overall market, with a CAGR of 18.7% from 2023 to 2027, and contributing to 49.6% of the overall market growth during the same period. Cross-border e-Commerce logistics with China nexus has been, and is expected to be, a major contributor to the growth of this segment.

Source: CIC

(1)    Cross-border e-Commerce logistics refers to the transportation of e-Commerce goods where a consumer purchase from a merchant in different countries or regions.

(2)    China cross-border e-Commerce logistics refers to the inbound and outbound transportation of e-Commerce goods between mainland China and another country or region.

Key Success Factors for Cross-Border E-Commerce Logistics Companies

To meet the growing demand of cross-border merchants, brands and e-Commerce platforms, logistics companies must have a global reach and strong logistics capabilities to handle high parcel volume across countries and regions globally with traceability and optimized costs.

Millions of products are purchased from cross-border merchants, brands and e-Commerce platforms daily and around the world. To support their operations, logistics companies must be able to arrange the delivery of millions of small parcels to, or placement of inventories in, different destination countries around the globe. To be competitive with local online or offline retail options, it is critical for such merchants, brands and e-Commerce platforms to offer high-quality goods at prices, including logistics fees, that are competitive with local retail goods while providing consumers with time-definite deliveries. To address this, logistics companies must possess an extensive global network and strong technology capabilities to continuously innovate in solutions and optimize costs.

Our Traditional Business: Integrated Freight Forwarding Service

The value chain in the integrated freight forwarding industry consists of upstream carriers, midstream freight forwarders, and downstream consigners. We operate as a midstream integrated freight forwarder, acting as an intermediary between the upstream carrier and the downstream consigners.

Upstream carriers, including airlines, ocean vessel companies, and ground transportation firms, are responsible for the actual transportation of goods. These carriers often engage with midstream freight forwarders to arrange and manage shipments. Throughout the logistics operation, midstream freight forwarders act as consignors at both the origin and destination of the shipment. In the case of air cargo, before delivery, the freight forwarder handles flight bookings, cartage for crating and consolidation at the facility, and delivery to the airport at the origin for loading. Once the cargo arrives at the destination cargo terminal, the freight forwarder’s agency or partner takes over to provide local transportation, storage, and warehousing services. Freight forwarders can reserve cargo space offered by carriers either in entirety or partially. Downstream consigners, such as trading companies, wholesalers, distributors, and manufacturing companies, initiate the movement or transport of goods. Freight forwarders are typically entrusted with completing shipments and providing related services, including customs clearance, storage, warehousing solutions, and door-to-door delivery to the intended consignee.

It is an industry common practice for freight forwarders to consolidate or co-load the shipments with other market players. This involves sharing space on the same transportation vehicle, such as ships or flights, with one or more freight forwarders and splitting the fare of the trip. Freight forwarders are able to consolidate truckload (“TL”) with less-than truckload (“LTL”) shipments or multiple LTL shipments or TLs to create co-loaded shipments. The benefits of co-loading include minimizing the freight charges by splitting them among other freight forwarders and thus reducing cost.

Market driver for continuous upward growth trajectory

According to CIC, major drivers of the cross-border logistics services for Hong Kong are as follows:

Accelerated growth of cross-border e-Commerce market globally stimulates the demand for air freight forwarding services and more integrated supply chain solutions

The exponential growth of cross border e-Commerce has presented Hong Kong with a unique opportunity to develop its logistics sector and improve its supply chain offerings in warehousing, distribution, and fulfillment facilities. The number of cross-border e-Commerce shoppers is anticipated to increase further to reach approximately 843 million by 2025. This rapidly growing customer base will therefore provide a solid foundation for more shopping transactions in the years ahead. Logistics experience has become a key consideration for today’s consumers in choosing how and where to shop. Cross-border e-Commerce platforms have collaborated with specialized e-Commerce logistics service providers and upgraded logistics fulfillment capabilities to facilitate more rapid, reliable and cost-effective deliveries globally. This has contributed to the improvement in consumer experience, making cross-border e-Commerce a competitive alternative to local retail. Given the nature of online retail merchandise, the transportation of online consumer goods is time sensitive, which is mostly completed by airways. The growing online shopping and cross-border e-Commerce are expected to stimulate the demand for integrated air freight forwarding services.

An increase in the international trade volume by air and continuous improvement in airport infrastructure in Hong Kong will facilitate the growth of the industry.

According to HKTDC, in 2022, 41% of Hong Kong’s total exports and 55% of its total imports were transported by air, compared with 23% of its exports and 31% of its imports in 2001. Hong Kong International Airport (“HKIA”) is one of the world’s busiest airports for international cargo. In 2022, total cargo throughput of HKIA reached 4.2 million tons, ranking first in the world. It is a key trans-shipment hub in Asia and Greater China, linked around 110 airlines to about 165 destinations worldwide. HKIA’s current expansion with a third runway is expected to be completed in 2024, which will significantly boost cargo capacity. Additionally, the Hong Kong-Zhuhai-Macao Bridge is expected to further enhance HKIA’s role in the industry. The Hong Kong Government’s Construction and Mainland Affairs Bureau has allocated land in HKIA’s South Cargo Precinct for trans-shipment, cross-boundary e-Commerce, and high-value air cargo, express air cargo terminal capacity was expected to improve by 50% in 2022.

Global air freight industry is posed for recovery and shows signs of continued growth particularly in Asia-related routes.

In the aftermath of COVID-19 pandemic, the air freight industry is posed for recovery in 2023. According to IATA, global air cargo demand reported a growth of 3.8% in October 2023 (compared to the freight traffic in October 2022). New opportunities have also arisen in the air cargo industry as many businesses began shifting their preferred method of transport from ocean to air to avoid long delivery times and delays. Furthermore, growing consumption and pressure on businesses to restock inventory will continue to support air cargo growth. IATA found Asia-related trade lanes continued to lead the global air cargo demand.

Competitive Landscape

The logistics and freight forwarding industry in Hong Kong is highly fragmented. We compete with freight forwarders of various sizes, ranging from global leading participants having their own global network of offices and transportation fleet, to small- and medium-scaled freight forwarders like ourselves. We believe that our competitive strengths, details of which set out in the subsection headed “— Competitive Strengths,” distinguish us from our competitors.

According to HKTDC Research, as of December 2022, there were 1,343 participants in the integrated air freight forwarding service market in Hong Kong. According to the CIC Report, Freight forwarding companies in Hong Kong are divided into two tiers. Tier 1 players, of which there are approximately 20, are the leading participants in the industry and account for about 45.0% of the total revenue of the integrated air freight forwarding market in Hong Kong in 2020. These players are mainly multinational enterprises with global offices and transportation fleets, and they maintain long-term relationships with major international carriers.

Apart from tier 1 players, there are tier 2 players, which are smaller Hong Kong-based local enterprises like us. These companies typically have an annual turnover below HK$1.5 billion (US$200 million). They tend to have better understanding of the local business culture and established long-term customer relationships. According to CIC, our group ranked sixth among 1,300 Tier 2 air freight forwarding companies, with a market share of about 1.8% in 2020 in Hong Kong.

Our Services

Started as a provider of freight forwarding services, we are a renowned air-freight specialist in Hong Kong. In recent years, we have evolved our businesses to offer a comprehensive range of cross-border supply chain services, particularly strengthening our offerings in the e-Commerce market. We source cargo space from our suppliers (such as airlines, shipping liners, and other freight forwarders) through various arrangements such as direct booking, block space arrangements and flight charters. We utilize cargo and route resources to help our customers to ship their consignments globally at discounted rates compared to those who negotiate directly with carriers. We also offer customers more certain access to cargo capacity even during times of high demand.

We are positioning ourselves as global e-Commerce logistic service specialist, delivering solutions that are not only cost-effective but also sufficiently fast to compete with local alternatives. Our ability to accommodate adaptive service models is crucial for serving cross-border merchants, brands and e-Commerce platforms. This flexibility and adaptability are underpinned by our long-established expertise in traditional services, which include air freight forwarding and ocean freight forwarding:

Air Freight Services

Substantially all of our revenue is derived from the provision of air freight forwarding services, which includes both the import and export of goods. These services principally involve arranging shipment based on booking instructions from customers, conducting off-airport air cargo security screening, securing cargo space from cargo space suppliers (including airlines and other freight forwarders) and preparing necessary documentations such as customs clearance paperwork. We also offer ancillary logistics services such as cargo pickup, cargo handling at ports and local transportation, as well as warehousing related services such as repackaging, labelling, palletization, preparation of shipping documentation, customs clearance and warehousing. Our air freight forwarding services cover export shipments to over 90 countries.

Some of the specific air freight services we offer include:

•        Domestic, deferred, express and charter services, providing customers with options based on price and delivery speed;

•        Port to Port and Door to Door shipments, allowing customers to separately manage post-arrival services such as delivery or clearance;

•        Combination with our ocean freight services;

•        Air and transload shipping services, transferring arriving cargo from an airline container or pallet to trucks for final delivery; and

•        Transport of sensitive, perishable and refrigerated goods.

To support these services, we engage independent service providers for logistics services at the origin of the consignment, such as cargo pickup, cargo handling at ports, x-ray screening, and local transportation. For warehousing-related services, including repackaging, labelling, palletization, preparation of shipping documentation, customs clearance and warehousing, we engage third-party service providers to manage these operations in their warehouses, under the supervision of our operations team. Prior to August 2022, when we surrendered the lease for our Tsing Yi Warehouse to improve our financial flexibility by reducing fixed rental costs, those operations were conducted in the Tsing Yi Warehouse.

The warehouse we contract is also Regulated Air Cargo Screening Facility (“RACSF”), a facility which is able to conduct air cargo screening facility at an off-airport location. Pursuant to the International Civil Aviation Organization (“ICAO”) policy, the Hong Kong Civil Aviation Department (“CAD”) requires the freight forwarders to screen all cargoes consigned by existing known consignors, which have not been validated by CAD. In light of this policy, CAD has formulated the RACSF Scheme to enable and regulate air cargo screening at off-airport locations, where interested industry operators, such as freight forwarders and shared warehouse operators, can conduct cargo screening operations in their off-airport premises by registering with the CAD to become a RACSF.

In response to the RACSF Scheme, we invested in and installed x-ray screening facilities and registered as “Regulated Agent” under the Scheme, as a freight forwarder that is able to carry out the security controls of air cargo off-airport in our own premise, as approved by the CAD. The x-ray screening facilities are located at our warehousing services provider’s warehouse, where the screening service is performed under our supervision.

Our x-ray screening capabilities enable us to handle bulk or palletized cargo, streamlining the handling of large quantities of goods within tight schedules and minimizing errors. Providing off-airport air cargo security screening service enhances our efficiency and competitiveness in the freight forwarding industry. By providing these services, we have expanded the scope of our air freight forwarding services, particularly for other freight forwarders who lack in-house off-airport x-ray screening capabilities.

During the years ended December 31, 2021, 2022 and 2023, we did not enter into long-term written service agreements with these service providers, and we did not experience any material non-performance issues or quality disputes with our service providers that may cause material disruption to our operation.

Ocean Freight Services

Our ocean freight forwarding services involve similar steps to those employed in our air freight services. We procure ocean cargo space from shipping liners and ocean freight forwarders. We provide ocean freight consolidation, direct ocean forwarding, and order management services. We do not own or operate the vessels responsible for ocean transportation. We offer ancillary logistics and warehousing related services if requested by our customer. For the years ended December 31, 2021, 2022 and 2023, the revenue from ocean freight forwarding services amounted to approximately US$6.7 million, US$4.6 million and US$1.3 million, respectively, representing 5.1%, 4.8% and 1.0% of our total revenue, respectively.

Competitive Strengths

We believe in our ability to utilize our expansive global reach and expertise in air and ocean freight to form partnerships with our customers, thereby uncovering value within their supply chains and collectively building smart and efficient end-to-end logistics solutions. Our competitive advantages include:

Established reputation in the industry

We established our operations as a freight forwarder in 1993, giving us a successful track record of over 30 years. Throughout this time, we have established an extensive network of suppliers and customers involved in the transportation of cargo. Our reputation within this network is built upon on our dedication towards meeting the needs of our customers.

We have also been acknowledged for the quality of our service, as we are an accredited member of the International Air Transport Association (“IATA”). This association holds significant recognition within the industry, and airlines generally prefer partnering with freight forwarders who are IATA accredited agents. Becoming an IATA accredited agent involves fulfilling various criteria, including having at least two staff members who have undergone training on handling dangerous goods. Additionally, applicants must submit audited financial statements, insurance policies, and sales reports on IATA member airlines for inspection, in order to demonstrate that such applicants have sufficient financial resources to satisfy IATA requirements.

This accreditation also serves as a barrier to entry in the freight forwarding industry, as it requires time to establish a reputable presence in this industry. We believe that by being part of this renowned network of freight forwarders and industry participants, we can reach a vast range of suppliers and customers, potentially expanding and improving our base of suppliers and customers.

Comprehensive business network and stable business relationships with suppliers

We take pride in our ability to provide comprehensive routing services that are customized to meet the unique needs and requirements of our customers. Leveraging on our extensive experience in sourcing cargo space, gained over a period of over 30 years, we are capable of securing cargo space from airlines, shipping liners and other freight forwarders to reach a wide range of destinations covering over 90 international routes.

In the years ended December 31, 2021, 2022 and 2023, we maintained stable relationships with our suppliers, who primarily consist of airlines and other freight forwarders. Our stable relationships with our suppliers and the extensive network with our business partner also enable us to continue to secure a stable supply of cargo space for our customers, which in turn further encourages customer loyalty, thereby strengthening our sales performance.

Our diversified supplier network also minimizes the risks posed by reliance on a small number of suppliers and allows us to offer a wide portfolio of cargo routes at competitive prices for our customers and recommend the most viable route depending on their individual shipping needs. The diversified network distinguishes us from our competitors as maintaining such a network along the value chain requires years of effort in building strong relationships with suppliers, which could be a major obstacle to new entrants.

Strong, long-term relationships with our customers

We believe that our reputation and track record play a crucial role in customers’ selection of freight forwarders. During the years ended December 31, 2021, 2022 and 2023, we offered freight forwarding services to direct shippers and other freight forwarders, with our primary and largest customers being other freight forwarders. It is important for us to continue to expand our customer base while maintaining strong, long-term business relationships with our customers. To achieve this, our sales team consistently communicates with major customers to ensure our services meet their delivery and logistics needs.

We have maintained long-term relationships with our largest customers and believe that it demonstrates their loyalty and acknowledgement of our service quality. As such, even without fixed-term contracts, we believe we can rely on our good reputation and track record to retain current customers and attract new ones.

Additionally, our ability to efficiently consolidate cargo from various customers to meet airline standards, along with our expertise in providing tailored value-added services and customized distribution solutions such as labeling, packing, reprocessing, and local transportation, allows us to attract more customers in the high-tech products and fast-moving consumer goods (“FMCG”) industries.

Dedicated team with extensive experience in freight forwarding industries

Our management team possesses extensive experience and in-depth knowledge in the freight forwarding and logistics industry. Specifically, our directors, Mr. Yee Kit Chan and Mr. Hok Wai Alex Ko, have more than 40 and 27 years of experience, respectively, in logistics and supply chain operations. Throughout our company’s 30-year track record, our founder Mr. Chan has guided us through the ever-changing global economy and challenges by establishing a sustainable and proven business model, allowing for a sustainable business and operation.

Our directors are also supported by a senior management team with extensive industry experience in freight forwarding and logistics. Their experience and expertise enable us to cultivate strong relationships with our business partners and customers, a key factor in our success. See “PSI’s Directors and Executive Officers” and “Management of Pubco Following the Business Combination” for more information regarding the background and experience of our directors and senior management members.

The industry expertise and knowledge of our staff give us a competitive edge over our competitors. This advantage allows us to efficiently meet our customers’ needs, earning their confidence in our services. We consider this confidence essential to our long-term growth and development in the freight forwarding industry.

Growth Strategies

We have clear growth strategies to capture opportunities in the cross-border e-Commerce market. We plan to grow our business through i) expanding our global service capacity, particularly our local network in the US market; ii) enhancing our current operations, including by accelerating development of our smart integrated logistics system; iii) strategic alliance through selected acquisitions or partnerships.

Expand our service presence in the cross-border e-Commerce market.

The fast growth and strong performance of cross-border e-Commerce industry in Hong Kong is expected, as a regional hub for trans-continental imports and exports from Mainland China and Southeast Asia, China and ASEAN, to further propel the demand for Hong Kong’s global air freight forwarding services. According to CIC, Consumer products, especially high-tech products have high requirements on the transportation environment and timeliness, and thus stimulated the integrated air freight forwarding industry.

We expect to expand our presence to serve the prospering cross-border e-Commerce market. We plan to leverage our extensive delivery network and capabilities to strengthen our presence as a one-stop logistics service provider, by (i) acquiring/leasing different types of warehouses in Hong Kong and the United States, such as overseas bonded warehouses, distribution warehouses, logistics warehouses, and palletization warehouses, (ii) upgrading our existing IT system to respond to the demands of our customers, (iii) developing logistical solutions to manage each step of the shipping of small parcels common in cross-border e-Commerce B2C transactions, and (iv) expanding our network amongst local partners in our target markets to increase our route portfolio and market coverage, and enhance our door-to-door small parcel delivery capacity.

Expand operations to the United States

According to the CIC Report, the air freight forwarding industry in the United States recorded a growth at a CAGR of 20.2% from 2016 to 2020, and is expected to continue to grow at a CAGR of 12.3% from 2020 to 2025, indicating a vast opportunity for us to expand our reach to customers who require export and import service from the United States. Our revenue from freight forwarding services for export shipments to the United States contributed to US$56.3 million, US$107.7 million, US$75.2 million and US$122.3 million, respectively, for the years ended December 31, 2020, 2021, 2022 and 2023, representing 81.3%, 82.8%, 77.3% and 87.4% of our total export revenue during the same year or period. We intend to take advantage of our existing market presence in the United States by growing our United States import capabilities, linked to our inbound exports, as well as establishing United States domestic export capabilities. We plan to establish offices and warehouses in various major cities of the United States and enhance our cooperation and link-up with local ground logistics providers, such as USPS, FedEx, and DHL, to tap into new pool of customers who require air export freight forwarding services and to provide one-stop service.

The expansion plan to the U.S. market will follow a step-by-step approach. The initial step will be looking for local partners that have logistic infrastructure and warehouse facilities, of which the cash requirements are relatively light. We plan to use up to 20% of the funds raised in the equity market for this long term plan in the U.S.

Pursue strategic alliances and select acquisition opportunities

The market of freight forwarding and logistics services is very fragmented in Hong Kong, which presents potential opportunities for further market consolidation and realization of economies of scale. We aim to selectively form additional strategic alliances with overseas logistics companies and other partners that bring synergies with our existing business. We also plan to selectively pursue acquisitions, investments, joint ventures and partnerships that are complementary to our business and operations. We will continue to work with domestic and international partners to grow our global coverage and broaden our service offerings in international markets. Through our Operating Subsidiaries, we target to further penetrate our existing markets by expanding our service offerings and enhancing our third-party logistics and fulfilment services, and expand into other countries and regions.

Enhance our smart integrated logistics systems

We plan to enhance our information technology system in relation to smart integrated supply chain services to improve our productivity and efficiency, better serve our cross-border e-Commerce customers, and facilitate the forecast in customers’ demand and adding more advanced supply chain management solutions.

The Platform Model system is expected to (i) provide integrated and real-time dynamic information; (ii) provide a user-friendly interface for our customers to log in to our system to check information of their bookings or cargo information; and (iii) be compatible to integrate with our warehousing system and the operation system of our customers (which shall be subject to the information technology service provider’s analysis on the system used by our customers and thus the feasibility of system integration). With the enhanced information technology system, we can collect, store, manage and interpret data from our business activities as it provides an integrated and continuously updated view of the core business processes. We believe that the enhanced information technology system can precisely analyze customer profiles and behavior (such as categorization of their shipments, seasonal demand and historical booking pattern) based on comprehensive data which we expect will strengthen our customer management and facilitate data analysis on our procurement of cargo space and forecast of customer demand. We also believe that the upgraded system could enhance our workflow efficiency and facilitate our customers to handle and check with their shipments’ status, which in turn improves customer experience and encourages long-term business relationship with our customers.

Continue to improve operational efficiency and quality

We plan to continue to improve our operational capabilities and expand our capacity in the freight forwarding business by (i) enhancing technology infrastructure and synergies across our platform and network, (ii) expanding our sales and operation team, and (ii) hiring, training and retaining talent.

•        As our network has achieved critical scale, we will continue to enhance our technology infrastructure and synergies across our platform and the network with local partners to streamline our operations to lower transportation, labor and other operating costs. We will also continue to innovate and standardize operating procedures to enhance reliability, efficiency and service quality.

•        We will further expand our sales and operation team. We believe that our continuous business growth is attributable to the effort of our experienced sales team. With the organic growth of service and the contemplated expansion to the United States market, we intend to further expand our sales team in order to further our global marketing effort, especially in the United States market. We intend to recruit suitable candidates with at least five years freight forwarding industry experience and with strong clientele network.

•        We will continue to hire, train and retain the best talent to reinforce our innovative culture. We will continue to invest in research and development and strengthen our technology infrastructure to enhance scalability, service quality and operational efficiency. We will introduce new services and solutions to service cross-border e-Commerce, B2C services and door to door service, as a one stop service provider to capture more business opportunities and increase customer loyalty.

Business Model

Started as air freight specialist, we have evolved our business model to strengthen our offering in the e-Commerce market. The following illustrates the journey of our business:

We are positioning ourselves as global e-Commerce logistic service specialist, delivering solutions that are not only cost-effective but also sufficiently fast to compete with local alternatives. Our ability to accommodate adaptive service models is crucial for serving cross-border merchants, brands and e-Commerce platforms. This flexibility and adaptability are underpinned by our long-established expertise in traditional services, which include air freight forwarding and ocean freight forwarding.

Our Traditional Services

The following illustrates how we source cargo space from our suppliers (such as airlines, shipping liners or freight forwarders) and sell them to our customers (such as direct customers and freight forwarders):

Our Business Operation and Workflow

The Workflow of Freight Forwarding Services

The following workflow illustrates the general operation process of our air freight and ocean freight export shipments:

•        Providing quotation upon receiving the booking instructions.    Our customers send us booking instructions containing details such as shipping method, destination, type, dimension, weight and quantity of consignment and expected date of arrival. Upon receipt, we will provide customers with quotations according to the rates lists (based on weight of goods) provided by our suppliers plus a margin for our services.

•        Making a booking with our supplier.    If our customers accept the quotations, we will make bookings with our suppliers by lodging a standardized booking form containing details of our customer’s booking. We will select our cargo space suppliers for each shipment by taking into account of various factors, such as rate, delivery schedule and availability of cargo space. We arrange cargo pickup from the customers if so requested.

•        Off-airport air cargo security screening.    Once the shipment arrives at our warehousing service provider’s warehouse, the cargo consignment will undergo cargo acceptance procedures (including documentation and appearance check). Upon completion of acceptance check, the cargo consignment will be screened through our x-ray screening facility. We obtain a security screening receipt (which serves as a document proof that the cargo has been screened) from AVSECO (being the RACSF Operator) if the consignment has been cleared by security screening. The screened cargo consignment will then be further processed and secured against unauthorized access before being loaded onto trucks.

•        Consolidation/Co-Loading/Bulk.    In general, we (i) consolidate cargoes from different customers at the designated warehouse in order to optimize utilization of cargo space, (ii) co-load cargo with other freight forwarders, or (iii) handle the cargo in bulk. Consolidation is the process by which a number of consignments of goods of different weights, volumes and sizes are grouped or packed together in a unit load device for carriage in order to optimize utilization of cargo space on transportation vehicles (aircraft or vessels). Co-loading refers to the sharing of space in a unit load device by one or more freight forwarders.

         Pursuant to the block space arrangements and aircraft charter agreements, we are committed to paying the agreed cargo space irrespective of whether we could fully utilize the allotted space. In case our cargo space could not be filled up by our own direct shippers before a scheduled flight or vessel departs, we shall offer cargo space in excess to other freight forwarders in order to optimize the utilization of cargo space. On the other hand, in case other freight forwarders have empty space in their container, we may co-load with other freight forwarders and purchase their cargo space at a more competitive price, which allows us to reduce our cost of services. The benefits of co-loading include the splitting of the freight charges of the trip among other freight forwarders and thus saving costs. It is therefore common for the freight forwarders to co-load the shipments with other market players.

         Palletization forms part of consolidation, whereby cargoes are bundled in a unit load device before they are loaded onto an aircraft. We engage contractors for palletizing cargoes at our warehousing service provider’s warehouse. Our operation and warehousing team are responsible for monitoring the palletization at the warehouse. After being properly packaged with tamper-evident seals (or other means of protection against unlawful interference), the palletized air cargo consignments will be loaded onto trucks for transporting to the airport.

•        Preparation of Shipping Documents: Issuance of master airway bill/master bill of lading and invoice.    After a booking is acknowledged by our suppliers, our operation teams will prepare master airway bill (for shipment by air) or master bill of lading (for shipment by ocean) and cargo manifest before the shipment is loaded on board. Our operation teams will also issue an invoice and, when necessary, a house airway bill or a house bill of lading to our customer on the date when shipment is loaded on board the departing aircraft or vessel.

•        Pre-Alert.    Our operation teams will send a full set of documents (including a copy of commercial invoice between shipper and consignee, packing list, master airway bill or master bill of lading and/or house airway bill or house bill of lading and cargo manifest) to the overseas freight forwarder agents or our customers for preparation of import customs clearance and cargo release to the consignee at respective destination of the shipments.

•        Delivery.    It is generally the primary responsibility of our customers to prepare proper documentation for the relevant customs declaration before the cargo is imported to, or exported out of Hong Kong. However, upon request by our customers, we may assist our customers in the preparation of relevant customs declaration on their behalf. For the foreign customs clearance, it is usually for the consignee itself to perform, but we may also engage overseas freight forwarder agents to perform the customs clearance upon request of our customers. In any case, our customers bear the primary responsibility to provide the purchase orders, commercial invoices, airway bills or bills of lading as supporting documents for the contents of the cargoes. For port-to-port shipment, upon arrival at the port of destination, our customer will arrange cargo pick up on their own. For door-to-door shipment, we will arrange transportation services for our customers through our overseas freight forwarder agents.

Procurement of Cargo Space

We obtain cargo space directly from airlines, shipping liners or other freight forwarders suppliers through various arrangements. These include direct booking, block space arrangements and aircraft charter arrangements.

For the years ended December 31, 2021, 2022 and 2023 and up to the date of this proxy statement/prospectus, our block space and aircraft charter arrangement mainly involved outbound flights from Hong Kong to North America and Southeast Asia. We believe that these arrangements allow us to secure a reliable supply of cargo space to meet the needs of our customers. Throughout these periods, we have not breached any of our block space agreements and aircraft charter agreements with our suppliers, including terms related to the payment of agreed cargo space, in any material aspect.

Direct Booking

Under the direct booking arrangement, we purchase cargo space directly from airlines, shipping liners, and other freight forwarders without entering into fixed-term agreements. The charges we pay to these suppliers generally include freight charges, terminal handling charges, fuel surcharges, security charges, and miscellaneous items. For air cargo space, suppliers typically charge us based on the chargeable weight of the cargo at the prevailing market price. Ocean cargo space is typically sold to us at a fixed price per unit load device.

Block Space Arrangement

Block space arrangements involve fixed-term agreements with airlines for continuous reservation of cargo space on regular routing flights, while aircraft charter arrangements involve procuring cargo space with airlines for specific unscheduled flights. These arrangements allow us to secure a stable supply of cargo space to meet our customers’ needs.

We generally adopt a prudent approach when entering block space agreements. We enter into these agreements based on our estimation of customer demand for cargo space to secure it at an earlier stage. These block space agreements enable us to procure a committed amount of cargo space from our suppliers for a specific period of time at a pre-agreed price.

Under our block space arrangements, we have a commitment to pay our suppliers for a specified amount of cargo space based on weight and number of airline contours, regardless of space utilization. If we fail to meet this commitment, we will be charged for the shortfall at an agreed-upon rate. However, in recent years, we either have successfully met our commitment or received grace periods from suppliers to fill any shortfall, resulting in minimal impact on our cost of revenue. If an operator cancels or delays a flight, they are not held responsible for any losses we may incur. Generally, we are responsible for applicable terminal service charges and other local/destination fees.

The terms of each block space agreement entered with the suppliers may vary, but they typically include terms as follows:

Duration:	Normally ranging from months to not more than one year.
Tonnage and rates:	An agreed level of cargo space (in terms of tonnage and/or space allocation) for each month to certain outbound routes or for certain flight schedules at pre-determined prices.
Liability:

If the minimum allotted space under the block space agreement is not fully utilized, we are still responsible to pay for: (i) freight charges (including other surcharges such as fuel surcharge and security surcharge) based on the agreed level of cargo space; or (ii) cancellation fee (in addition to other surcharges such as fuel surcharge), based on the agreed level of cargo space.

Deposit:	Some suppliers may require us to make a certain amount of deposit before the flight departure date.

From time to time, we would evaluate whether the pre-determined prices under the block space arrangement are more competitive than direct booking from our suppliers. If the pre-determined prices under the previous block space arrangement are found to be higher than the then freight charges through direct booking, we would not renew the block space arrangement with the suppliers or we may re-negotiate for a more competitive price.

Aircraft Charter Arrangement

In contrast to regular routing flights which may require multiple connections and layovers, charter flights are characterized by their one-off nature and flexibility in terms of scheduling, routing and ports selection. A charterer(s) may rent a full charter by itself or partial charter through a consortium and decide on the departure/arrival time and destinations. Under aircraft charter arrangements, we purchase cargo space for a charter for a specified flight schedule and route at a charter price. The procurement of cargo space under aircraft charter arrangement generally contains the following terms:

Charter specification:	Routing, flight schedule, type or configuration of the aircraft, loading capacity/committed tonnage, charter price per chartered flight.
Payment terms and deposit:	The charter price shall be settled in full prior to the chartered flight departure date.
Cancellation fee:	Normally, 50% or 100% of the charter price (depending on the number of days between the cancellation date and the chartered flight departure date)

For the years ended December 31, 2021, 2022 and 2023 and up to the date of this proxy statement/prospectus, our block space and aircraft charter arrangement mainly involved outbound flights from Hong Kong to North America and Southeast Asia.

Our Suppliers

Our suppliers consist mainly of airlines, shipping liners, and other freight forwarders who provide us with cargo space, as well as ancillary service providers who offer logistics-related services, warehousing services, local and overseas transportation services, and RASCF screening services.

For the years ended December 31, 2021, 2022 and 2023, our cost of revenue attributable to our largest supplier amounted to approximately US$17.3 million, US$12.1 million and US$17.6 million, respectively, representing approximately 15.4%, 13.6% and 13.8% of our total cost of revenue of the corresponding period. The top five suppliers of the years ended December 31, 2021, 2022 and 2023 accounted for approximately 52.2%, 44.1% and 45.0% of the total cost of revenue, respectively.

When selecting our suppliers, we consider factors such as the booking instructions from our customers (including destination, weight and quantity of consignment and expected date of arrival), market supply of cargo space, quotations from suppliers, and our business relationships with the suppliers. We have access to multiple alternative suppliers in the market which specialize in various export destinations and can supply cargo space at comparable market prices, ensuring that we can purchase cargo space without difficulty.

Other ancillary service providers

If requested by our customers, we can arrange ancillary logistics services and warehousing-related services to support our freight forwarding services. These services may include cargo pickup, cargo handling, cargo handling at ports, local transportation, repackaging, labeling, palletization, preparation of shipping documentation, customs clearance, and warehousing. We did not enter into any long-term written service agreements with any service providers during the years ended December 31, 2021, 2022 and 2023 and we did not experience any material non-performance incident or quality dispute with our service providers causing material disruption to our operations.

Credit period

Typically, we have a short credit period for purchasing cargo space from airlines, while we provide our customers with a credit period of up to 45 days. For charter flights, we often require full or partial payment in advance from customers. Payments for charter flights must be made in full and in advance, usually ranging from two to ten days before the flight’s departure. Our purchases are settled through checks and bank remittances.

Bank Guarantees

Depending on the amount of cargo and airline policies, freight forwarders may be required to provide bank guarantees in favor of airlines or shipping liners to secure purchases of cargo space. The requirement for bank guarantees varies among suppliers, and our principal banks provide these guarantees, typically requiring collateral such as mortgage over properties or bank deposits to be pledged in favor of our banks. When a bank guarantee is provided, our suppliers generally have the right from time to time by giving notice in writing to require us to increase the amount of guarantee if the cargo space purchased by us is greater than the existing guaranteed sum. Our bank guarantees are generally renewed on a yearly basis. For the years ended December 31, 2021, 2022 and 2023 and as at the date of this proxy statement/prospectus, no enforcement of bank guarantees was made by our suppliers against us.

Our Customers

Our customers are primarily peer freight forwarders as well as direct customers (i.e., customers that book their consignments directly with us, for example, e-Commerce shop owners and manufacturers which ship their products to end customers through integrated logistics services directly with us, also buyers of goods who arrange shipment by themselves). During the years ended December 31, 2021, 2022 and 2023, we worked with over 500 customers accumulatively, of which freight forwarders accounted for approximately 98.9%, 98.3% and 99.6% of our total revenue for the respective year. Our top five customers, based on revenue, accounted for approximately 62.2%, 72.6% and 75.0% of our revenue for the years ended December 31, 2021, 2022 and 2023, with our single largest customer accounting for 40.5%, 59.7% and 69.3% of our total revenues over the same year, respectively. For our top five customers, we are also their major provider of services, for which our relationships are mutually beneficial and stable. See “Risk Factors — We derive a significant portion of our revenue from few major customers with whom we do not enter into long-term contracts, the loss of one or more of which could have a material adverse effect on our business.”

Due to our usual process of co-loading, in which we purchase cargo space from as well as sharing spare capacities with our peer freight forwarders, some of our suppliers and customers may overlap. For the years ended December 31, 2021, 2022 and 2023, a total of 98, 60 and 98 of our customers were also our suppliers, respectively.

In line with the industry practice, we generally do not enter into any long-term agreement with our customers for freight forwarding services. We generally do not have specific agreement with our customers regarding liability for damage of goods during transit. However, we maintain specialized freight forwarder’s liability insurance policies to cover cargo transportation losses and freight forwarder errors and omissions. See “–– Insurance” for details of our insurance coverage. For the years ended December 31, 2021, 2022 and 2023, we did not encounter any incident relating to liability for damage of goods of a material nature.

Credit policy

For freight forwarder customers, we typically grant an average credit period of up to 45 days, except for charter flights where payment is often required in full or in part in advance. Direct customers are usually required to settle the full amount upon invoice issuance. Our invoices are generally settled by cheque or telegraphic transfer in HKD, RMB or USD. Credit terms granted to customers vary on a case-by-case basis, depending on factors such as reputation, credibility, payment history, and business relationships. We periodically review credit terms and payment records and make adjustments as necessary. We also closely monitor any outstanding overdue amounts and take measures to collect any outstanding amounts. For the years ended December 31, 2021, 2022 and 2023, we did not experience any material difficulty in collecting payment from our customers.

Sales and Marketing

We have maintained strong and stable business relationships with our existing customers. Our consistent efforts to develop our business, along with the quality of our services and our reputation, will help us attract new customers.

Our sales team has actively engaged with potential customers and managed existing customers, utilizing our established global networks, connections, and local partnerships that have been cultivated since 1993. Through word-of-mouth, our existing customers often refer new customers to us. Our Operating Subsidiaries are members and users of Global Logistics Associates (GLA), JCtrans Network and WCAworld, which are three of the largest independent freight forwarder networks in the world. As members and users, we will appear in their journals and catalogs, making us visible to potential customers. We believe that being part of such highly regarded networks of freight forwarders and other industry participants allows us to diversify and expand our supplier and customer bases. Additionally, we actively participate in various trade fairs and exhibitions such as the Asian Logistics, Maritime, and Aviation Conference to effectively promote our services to customers.

Pricing Strategy

Our final freight rates are determined by considering several factors as follows:

•        market supply of and demand in the cargo space;

•        shipment figure (weight and density of cargo);

•        business relationship with the customer;

•        freight charges (including purchase cost for cargo space and the surcharge such as terminal charges and fuel charges);

•        rates offered by our competitors;

•        the possibility of consolidation of cargo space or co-loading;

•        seasonality; and

•        any ancillary logistics services required.

Customer Services

Our customer service team handles general enquiries, complaints and feedback from customers. For the years ended December 31, 2021, 2022 and 2023 and up to the date of this proxy statement/prospectus, we did not receive any complaint or claim from our customers in relation to our services that would have a material impact on our business and operations.

Seasonality

Our peak season typically occurs from October to December, driven by festive events and discount promotions such as Thanksgiving, Christmas and New Year’s Eve. Conversely, during the Lunar Year holiday, usually in January or February, we experience lower shipment volumes and revenue due to reduced business activities in Mainland China. Accordingly, comparison of sales and operating results from different periods in any given financial year may not be relied upon as indicators of our performance. It is widely understood in the industry that these seasonal trends are influenced by a number of factors, including weather patterns, national holidays, economic conditions, consumer demand, major product launches, as well as a number of other market forces. Since many of these trends are subject to unforeseen circumstances, and we cannot provide assurances that these seasonal trends will continue.

Facilities and Property

Intellectual Property

On October 19, 2021, we applied to register “Profit Sail” in trademark classes** 16, 35, and 39; the trademark was registered on March 8, 2022. On December 14, 2021, we applied to register “PSI Group” in trademark classes** 9, 16, 35, 38, 39, 41, and 42; as of the date of this proxy statement/prospectus, the registration is still in process. On March 2, 2022, we applied to register “PS” in trademark classes** 16, 35 and 39; the trademark was registered on January 4, 2023. On March 18, 2022, we applied to register “PS” in trademark classes** 35 from China National Intellectual Property Administration (“CNIPA”); the trademark was registered on December 21, 2022. Trademarks in Hong Kong and China are valid for ten years and are renewable.

Country	Trademark	Application Date	Application Number	Classes	Status
Hong Kong		October 19, 2021	305775823	16, 35, 39	Registered March 8, 2022

Hong Kong		March 2, 2022	305894407	16, 35, 39	Registered January 4, 2023

Hong Kong		December 14, 2021	305830876	9, 16, 35, 38, 39, 41, 42	Registered October 12, 2023
China		March 18, 2022	63369406	35	Registered December 21, 2022

Real Property — Leases

We lease all of our facilities and do not own any real property. Our headquarter office is located at Unit 1002, 10/F, Join-in Hang Sing Centre, No.2-16 Kwai Fung Crescent, Kwai Chung, New Territories, Hong Kong. The lease will expire on April 30, 2024.

We believe that the facilities that we currently lease are adequate to meet the needs of our current operations, and that we will be able to obtain adequate facilities to accommodate our future expansion plans.

Equipment

As of December 31, 2022 and 2023, the total current net worth of our equipment was approximately US$0.3 million and US$0.2 million, respectively. Our equipment consists of (i) warehouse operation machinery & tool, including two x-ray systems (Rapiscan Systems 628dv x-ray machine, Rapiscan systems 632dv x-ray machine), 4 Forklifts, and Air Cargo Pallets, and (ii) office equipment and furniture. The above two groups are used in warehouse operations, x-ray scanning, and office operation.

Licenses and Regulatory Approvals

A summary of the laws and regulations applicable to our business and industry is set out in the section headed “Regulations Related to PSI” in this proxy statement/prospectus. We have obtained all the necessary licenses, permits and approvals that are material to our business during the years ended December 31, 2021, 2022 and 2023 and up to the date of this proxy statement/prospectus, with details set forth below:

License/permit/approval	Holding entity	Issuing authority	Date of grant	Date of expiry
Radio Dealer License (Unrestricted)	PSIHK	Communications Authority of Hong Kong	August 1, 2019	July 31, 2024
Irradiating Apparatus License	PSIHK	Radiation Board	July 13, 2022	November 14, 2024
Regulated Agent	PSIHK	Civil Aviation Department	February 14, 2000
Regulated Air Cargo Screening Facility	PSIHK	Civil Aviation Department	April 29, 2020	—
Textiles Trader Registration	PSIHK	Trade and Industry Department	October 29, 2018	October 28, 2024
Transhipment Cargo Exemption Scheme	PSIHK	Trade and Industry Department	January 1, 2019	December 31, 2025
Regulated Agent	BGG	Civil Aviation Department	July 20, 2018	—
Food Import or Distributor Registration	BGG	Food and Environmental Hygiene Department	January 12, 2021	January 11, 2027

Insurance

Pursuant to paragraph 16.1 of the Hong Kong Association of Freight Forwarding and Logistics Ltd Standard Trading Conditions (HAFFA STCs), we are not required to arrange any insurance except on express written instructions given by the customer and accepted by us in writing. We maintain Freight Forwarder Liability Insurance (also known as the Forwarder Protect Liability Insurance) policies against cargo transportation losses and freight forwarder errors and omissions. We are not liable for any damage or loss to our customers’ goods unless such damage or loss is caused by our negligence. We also maintain cargo transportation liability insurance policies against loss damage liability or expense of the shipments, if so requested by our customers. While we are liable for the damage or loss to our customers’ goods, claims against us from our customers are covered by the Freight Forwarder Liability Insurance policies we maintain as described above. We also maintain insurance coverage of employee’s compensation, business interruption and public liability insurance. We believe that the insurance coverage taken out by us is in line with industry norms in Hong Kong and is adequate and sufficient for our operations.

Our Employees

As of December 31, 2021, 2022 and 2023, our Operating Subsidiaries had a total of 35, 37 and 33 full-time employees, respectively:

Department	As of December 31,
	2021	2022	2023
Accounting	5	6	6
Air Freight Operations	14	13	13
Customer Services	2	2	2
HR & Admin	5	5	4
Management	4	5	4
Sales & Marketing	2	3	2
Sea Freight Operation	3	3	2
Total	35	37	33

We believe that we offer our employees competitive compensation packages and a merit-based work environment that encourages initiative, and as a result, we have generally been able to attract and retain qualified personnel and maintain a stable core management team.

Our management considers our employees as key assets which play a pivotal role in our continuous growth. We believe that we maintain a good working relationship with our employees. During the years ended December 31, 2021, 2022 and 2023 and up to the date of this proxy statement/prospectus, we have not experienced any major labor disputes, nor been involved in with any major labor disputes or claims against us.

Legal Proceedings

We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of our business.

We are currently not a party to any material pending legal or administrative proceedings and are not aware of any events that are likely to lead to any such proceedings. As of the date of this proxy statement/prospectus, we are not a party to, and we are not aware of any threat of, any legal proceeding that, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or operations, nor have we experienced any incident of non-compliance which, in the opinion of our directors, is likely to materially and adversely affect our business, financial condition or operations. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management’s time and attention. For potential impact of legal or administrative proceedings on us, see “Risk Factors — Risks Related to PSI’s Business and Industry — We may be subject to litigation and regulatory investigations and proceedings and may not always be successful in defending ourselves against such claims or proceedings.”

Internal Control and Risk Management

In order to ensure compliance with applicable laws and regulations and related policies in different operational aspects, we have established and adopted an internal control system, covering areas such as, among other things (i) financial reporting; (ii) freight cost and expenditure; (iii) cash and treasury management; (iv) human resources management; (v) risk management; and (vi) conflict of interest. In addition, we have a staff handbook, internal control and corporate governance manual which is required to be observed by all our directors and employees. We believe that our internal control system is sufficient and effective.

Health, Work Safety, Social and Environmental Matters

Due to the nature of tasks in the freight forwarding industry and the logistics industry which often involve carrying heavy objects and usage of machinery, workers are constantly subjected to risks of accidents or injuries. To mitigate such risks, we have set out a series of workplace safety rules in the staff manual for our staff to follow. During the years ended December 31, 2021, 2022 and 2023 and up to the date of this proxy statement/prospectus, there were no material accidents in the course of our business operation which gave rise to any claims and compensation paid to our employees. There were also no interruptions in our business which may or have had a significant effect on our financial position during the years ended December 31, 2021, 2022 and 2023 and up to the date of this proxy statement/prospectus.

Due to the nature of our business, our operational activities are not subject to environmental obligations, and we did not directly incur any cost of compliance with applicable environmental protection rules and regulations. We expect that we will not directly incur significant costs for compliance with applicable environmental protection rules and regulations in the future.

REGULATIONS RELATED TO PSI

Unless the context otherwise requires, all references in this section to the “Company,” “Group,” “we,” “us,” “our” or “PSI” refer collectively to PSI Group Holdings Ltd and its direct and indirect subsidiaries prior to the consummation of the Business Combination.

Hong Kong Regulations

As we conduct business in Hong Kong, our business operations are subject to various regulations and rules promulgated by the Hong Kong government. The following is a brief summary of the Hong Kong laws and regulations that currently and materially affect our business. This section does not purport to be a comprehensive summary of all present and proposed regulations and legislation relating to the industries in which we operate.

Regulations Relating to Our Business

Business Registration Ordinance

Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) (the “BRO”) provides for the registration of businesses in Hong Kong. Business includes any form of trade, commerce, craftsmanship, profession, calling or other activity carried on for the purpose of gain and also means a club. Every company incorporated in Hong Kong or non-Hong Kong company registered under the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) is deemed to be a person carrying on business and is required to be registered under the BRO. Pursuant to the BRO, every person (a company or an individual) carrying on a business in Hong Kong, other than those specifically exempted, shall make a business registration application to the Commissioner of Inland Revenue within one month of the commencement of the business and a valid business registration certificate shall be displayed at the place of business to which such certificate relates.

Dangerous Goods (Consignment by Air) (Safety) Ordinances and Dangerous Goods (Consignment by Air) (Safety) Regulations

The Dangerous Goods (Consignment by Air) (Safety) Ordinance (Chapter 384 of the Laws of Hong Kong) (the “DGCASO”) serves to control, in the interest of safety, the preparation, packing, marking, labelling and offering of dangerous goods for carriage by air, and for matters connected therewith. Dangerous Goods (Consignment by Air) (Safety) Regulations (Chapter 384A of the Laws of Hong Kong) (the “DGCASR”) was made under the DGCASO and must be complied with by consignors, which includes shippers and freight forwarders. Consignors must ensure that all dangerous goods are properly marked, packed, labelled, classified and documented before they offered for transportation by air.

Further, under the DGCASR, a consignor of dangerous goods by air is required to provide for each consignment a shipper’s declaration for dangerous goods, which must be signed by a person who completed appropriate dangerous good training within the past 24 months pursuant to Regulation 7 of the DGCASR.

The Convention of International Civil Aviation and the Aviation Security Ordinance

To safeguard aircraft against acts of unlawful interference, the International Civil Aviation Organisation has laid down standards and recommended practice in Annex 17 to the Convention on International Civil Aviation (the “CICA”) on the security measures required to be implemented by contracting states. For the security of air cargo to be in line with Annex 17 to the CICA, the Hong Kong Aviation Security Programme, which is enforceable under the Aviation Security Ordinance (Chapter 494 of the Laws of Hong Kong), has adopted the regulated agent regime (the “RAR”). As a result, the Aviation Security Ordinance made provisions for the prevention and suppression of acts of violence against civil air transport and for connected purposes, it constitutes the comprehensive legislation for implementation of the conventions and agreements on aviation security promulgated by the ICAO. A cargo handling agent, a freight forwarder or a consignor of air cargo may apply for registration as a who is required to comply with the requirements in respect of an RA in the Hong Kong Aviation Security Programme, in order to prevent the unauthorized carriage of explosives and incendiary devices in the consignments of cargo intended for carriage by air.

Under the RAR, an RA is obliged, among other obligations, to ensure that the appropriate security controls acceptable by the Civil Aviation Department (the “CAD”) are properly implemented upon the acceptance of cargo for carriage by air unless the consignment is from a known consignor recognized by an RA and to ensure that a consignment of cargo is safeguarded against unauthorized interference after its reception and to make best endeavors to protect it from unauthorized interference until the consignment is accepted by another RA or an airline.

An RA shall also ensure that a consignment of cargo accepted from a known consignor or another RA is: (i) accompanied by a full description of the contents in the shipping documents (e.g. airway bills, cargo manifests or shipper’s instructions), that the RA’s registration code or the known consignor’s code on the shipping documents of the consignment is checked; (ii) checked against the description in the shipping documents in respect of the quantity of cargo tendered and any sign of the package having been tampered with; (iii) declared as known cargo by checking the annotation of the tendering RA’s registration code or otherwise stated as unknown cargo on shipping documents in inter-RA’s handling; and (iv) safeguarded from unauthorized interference after it has been received until accepted by the next RA or an airline, or until loaded on to an aircraft. Given the Group is an RA, we have duly carried out the aforementioned obligations during our ordinary course of business.

On September 1, 2016, the ICAO has introduced a new policy direction to progressively increase the required screening percentage of known cargoes consigned by existing consignors which have not been approved by the CAD, from 1% to 100% before the deadline imposed by ICAO (30 June 2021). In order to fully implement such new policy direction, the CAD has developed a transitional arrangement for the registered agents, namely, (i) from January 2020 to April 2020, prior to the air cargo being loaded onboard, all registered agents will be required to screen 25% of their cargo tendered by consignors not approved by the CAD; (ii) from May 2020 to August 2020, the required screening percentage will be increased to 40%; (iii) from September 2020 to February 2021, the screening percentage will be increased to 70%; and (iv) from March 2021 to June 2021, the screening percentage will be further increased to 100%. In anticipation of an upsurge in screening demand, a regulated air cargo screening facilities scheme which enables and regulates air cargo screening at off-airport locations has been formulated. Any entity which intends to conduct air cargo security screening operations in their premises may apply for acceptance by the CAD to become a regulated air cargo screening facility (“RACSF”). Each RACSF must have at least two nominated persons for cargo security who have attended and completed the RACSF training program acceptable to the CAD. The relevant training certificates are valid for a period of three years, hence, the relevant RACSF should arrange for revalidation of the same by their expiry. As the Group conducts air cargo security screening operations in the Tsing Yi Warehouse from 2021 until August of 2022, the Group was required and duly registered the Tsing Yi Warehouse as the RACSF with the CAD. The Group engaged independent third party as a screening service provider to provide qualified manpower (the security screeners) to perform cargo screening using our off-airport x-ray screening machines and facilities on site in the Tsing Yi Warehouse. In August 2022, we surrendered the lease of the Tsing Yi Warehouse and the air cargo security screening is no longer performed in the Group’s premise since then.

Telecommunications Ordinance

Under the Telecommunications Ordinance (Chapter 106 of the Laws of Hong Kong), companies possessing and dealing in the course of trade or business in apparatus or material for radio communications or in any component parts in Hong Kong, are required to obtain a Radio Dealers Licence (Unrestricted) from Office of the Communications Authority (“OFCA”). Under the Radio Dealers Licence (Unrestricted), the licensee is permitted to (i) deal in radiocommunications apparatus and (ii) import into or export from Hong Kong radio transmitting apparatus pursuant to section 9 of the Telecommunications Ordinance. A Radio Dealers Licence (Unrestricted) is generally valid for a period of 12 months, and is renewable on payment of the prescribed fee, at the discretion of OFCA. Given the Group provides storage services to the customers in Hong Kong, we may fall within the ambit of the Telecommunications Ordinance and have duly obtained the Radio Dealers Licence (Unrestricted) from the OFCA.

International Conventions — Carriage of Goods by Air

In relation to carriage of goods by air, the relevant international conventions are the Warsaw Convention for the Unification of Certain Rules Relating to International Carriage by Air 1929 (the “Warsaw Convention”) and the Montreal Convention for the Unification of Certain Rules for International Carriage by Air 1999 (the “Montreal Convention”).

The Warsaw Convention

The Warsaw Convention was an international convention which regulates liability for international carriage of persons, luggage or goods performed by aircraft for reward. It was originally signed in 1929 in Warsaw and was amended in 1955 by the Hague Protocol. Hong Kong still applies the Amended Warsaw Convention to international air carriages with countries that have adopted the Amended Warsaw Convention but not the Montreal Convention.

The Montreal Convention and the Carriage by Air Ordinance

The Montreal Convention was designed to establish worldwide uniformity in liability rules governing air carriage of person, baggage and cargo for compensation between two countries which are parties to it. Hong Kong ratified the Montreal Convention on 15 December 2006. The Montreal Convention was put into force in Hong Kong under the Carriage by Air Ordinance (Chapter 500 of the Laws of Hong Kong) (the “CAO”).

The provisions of the Montreal Convention, as set out in Schedule 1A of the CAO, so far as they relate to the rights and liabilities of carriers, carriers’ servants and agents, passengers, consignors, consignees and other persons, and subject to the CAO, have the force of law in relation to any carriage by air to which the Montreal Convention applies, irrespective of the nationality of the aircraft performing that carriage.

Article 18 of the Montreal Convention determines the extent of the carriers’ liability during carriage of cargoes. Article 18(1) states that the carrier is liable for damage sustained in the vent of the destruction or loss of, or damage to, cargo upon condition only that the event which caused the damage so sustained took place during the carriage by air. Article 18(2) provides the following four defences to the carrier:

(a)     inherent defect, quality or vice of that cargo;

(b)    defective packing of that cargo performed by a person other than the carrier or its servants or agents;

(c)     an act of war or an armed conflict; and/or

(d)    an act of public authority carried out in connection with the entry, exit or transit of the cargo.

Radiation Ordinance

The Radiation Ordinance (Chapter 303 of the Laws of Hong Kong) (the “RO”) controls the import, export, possession and use of radioactive substances and irradiating apparatus and the prospecting and mining for radioactive minerals and for purposes connected therewith. No person shall, except under and in accordance with a licence duly issued under the RO, have in his possession or use, any radioactive substance or irradiating apparatus. As the Group owns and operates certain apparatuses used for the provision of x-ray screening services to our customers, the use of which fall within the ambit of the RO, the Group is required and has duly obtained an irradiating apparatus licence in accordance with RO.

Regulations Relating to Import and Export

Import and Export Ordinance (Chapter 60 of the Laws of Hong Kong)

Importing and exporting cargo

Import and Export Ordinance (Chapter 60 of the Laws of Hong Kong) (the “IEO”) provides regulation and control of the import of articles into Hong Kong, the export of articles from Hong Kong, the handling and carriage of articles within Hong Kong which have been imported into Hong Kong or which may be exported from Hong Kong, and any matter incidental to or connected with the foregoing.

Shipping companies, airlines and freight forwarders registered under the Transhipment Cargo Exemption Scheme (the “TCES”) are, subject to certain conditions, exempted from import and export licensing requirements in respect of transhipment cargos handled by them. Transhipment cargos means any imported articles that (i) is consigned on a through bill of lading or a through air waybill from a place outside Hong Kong to another place outside Hong Kong; and (ii) is or is to be removed from the vessel, aircraft or vehicle in which it was imported and either returned to the same vessel, aircraft or vehicle or transferred to another vessel, aircraft or vehicle before being exported, whether it is or is to be transferred directly between such vessels, aircraft or vehicles or whether it is to be landed in Hong Kong and stored after its importation, pending exportation. Given the Group has obtained a valid certificate of exemption issued by the Trade and Industry Department under the TCES, we are exempted from licensing requirements under the IEO in respect of certain types of transhipment cargo set out in relevant circulars or letters which may be issued by the Trade and Industry Department.

Import and Export (Registration) Regulations (Chapter 60E of the Laws of Hong Kong)

Import and Export (Registration) Regulations (Chapter 60E of the Laws of Hong Kong) (the “IAE Registration Regulations”) was made under the IEO, Regulations 4 and 5 of the IAE Registration Regulations set out that every person who imports or exports any article other than an exempted article shall lodge with the Commissioner of Customs and Excise an accurate and complete import or export declaration relating to such article using services provided by a specified body, in accordance with the requirements that the Commissioner of Customs and Excise may specify. Every declaration shall be lodged within 14 days after the importation or exportation of the article to which it relates.

Regulations Relating to Labor, Health and Safety

Factories and Industrial Undertakings Ordinance, Factories and Industrial Undertakings (Lifting Appliances and Lifting Gear) Regulations, Factories and Industrial Undertakings (Cargo and Container Handling) Regulations, Factories and Industrial Undertakings (Loadshifting Machinery) Regulation and Factories and Industrial Undertakings (Fire Precautions in Notifiable Workplaces) Regulations

Factories and Industrial Undertaking Ordinance (Chapter 59 of the Laws of Hong Kong) (the “FIUO”) provides for the safety and health protection of workers in an industrial undertaking. Under the FIUO, (i) “industrial undertaking” includes but not limited to the loading, unloading, or handling of goods or cargo at any dock, quay, wharf, warehouse or airport; and (ii) a “proprietor” means the person for the time being having the management or control of the business carried on, in, inter alia, an industrial undertaking, or the occupier or the agent of the occupier of an industrial undertaking. Under the FIUO, there are 30 sets of subsidiary regulations covering various aspects of hazardous work activities in factories, building and engineering construction sites, catering establishments, cargo and container handling undertakings and other industrial workplaces. The subsidiary regulations prescribe detailed safety and health standards on work situations, plant and machinery, processes and substances.

Factories and Industrial Undertakings (Lifting Appliances and Lifting Gear) Regulations (Chapter 59J of the Laws of Hong Kong) (the “FIU(LALG)R”) was made under the FIUO and they lay down, among others, the legal requirements for the testing, examination and inspection of lifting appliances and lifting gear used for raising or lowering or as a means of suspension in any industrial undertaking (the “Lifting Equipment”). Every employer providing Lifting Equipment for use at work, and every person having control of such use, should observe and ensure compliance with these regulations. In particular, the Lifting Equipment must be made of strong and sound material, properly maintained, and thoroughly examined by a competent examiner at least once every 12 months and certified by the competence examiner in an approved form as being in a safe working order; the Lifting Equipment should not be loaded beyond the maximum safe working load; and that no load is left suspended from a Lifting Equipment unless a competent person is in charge of the lifting appliance during the period of suspension.

Factories and Industrial Undertakings (Cargo and Container Handling) Regulations (Chapter 59K of the Laws of Hong Kong) (the “FIU(CCH)R”) was made under the FIUO and they provide for the requirements on safety of workers employed in industrial undertakings of loading, unloading or handling of cargo and goods at docks, quays or wharves as well as those employed in industrial undertakings of loading, unloading, handling, stacking, unstacking, storing or maintaining (including repairing) of freight containers. In particular:

•        Regulation 7 requires that the owner of a fork-lift truck shall not use or cause or permit the use of the truck for cargo or container handling unless (i) it is properly maintained; and (ii) the person operating it is trained and competent to operate it.

•        Regulation 9 requires that, where cargo or goods are placed on a dock, quay or wharf (a) a clear passage leading to the means of access to any vessel which is lying at a the dock, quay or wharf shall be maintained on the dock, quay or wharf; and (b) if any space is left along the edge of the dock, quay or wharf, it shall be at least 900 millimeters wide and clear of all obstructions, other than fixed structures, plant and appliances in use.

•        Regulation 10B requires the proprietor to take all reasonable steps to ensure that no person works on top of a container unless adequate precautions have been taken to prevent persons falling therefrom.

The proprietors of industrial undertakings (as defined in the FIUO) engaged in the aforementioned activities are responsible for ensuring that the regulations are observed.

Factories and Industrial Undertakings (Loadshifting Machinery) Regulation (Chapter 59AG of the Laws of Hong Kong) (the “FIU(LM)R”) stipulates the responsible person of a loadshifting machine shall ensure that the machine is only operated by a person who has attained the age of 18 years and holds a valid certificate applicable to the type of loadshifting machine to which that machine belongs. Under the FIU(LM)R, loadshifting machines used in industrial undertakings refer to fork-lift trucks.

Factories and Industrial Undertakings (Fire Precautions in Notifiable Workplaces) Regulations (Chapter 59V of the Laws of Hong Kong) (the “FIU(FPNW)R”) was made under the FIUO and they provide for the prevention of the outbreak of fire, the spread of fire and smoke in case of fire, the provision of firefighting equipment and the maintenance of fire escapes in notifiable workplaces.

Occupiers Liability Ordinance

The Occupiers Liability Ordinance (Chapter 314 of the Laws of Hong Kong) (the “OLO”) regulates the obligations of a person occupying or having control of premises on injury resulting to persons or damage caused to goods or other property lawfully on the land. The OLO imposes a common duty of care on an occupier of premises to take such care as in all the circumstances of the case is reasonable to see that the visitors will be reasonably safe in using the premises for the purposes for which he is invited or permitted by the occupier to be there.

Motor Vehicles Insurance (Third Party Risks) Ordinance

Motor Vehicles Insurance (Third Party Risks) Ordinance (Chapter 272 of the Laws of Hong Kong) (the “MVI(TPR)O”) provides that it shall not be lawful for any person to use, or to cause or permit any other person to use, a motor vehicle on a road unless there is in force in relation to the user of the vehicle by that person or that other person, as the case may be, such a policy of insurance or such a security in respect of third party risks as complies with the requirements of the MVI(TPR)O.

Occupational Safety and Health Ordinance

Occupational Safety and Health Ordinance (Chapter 509 of the Laws of Hong Kong) (the “OSHO”) provides for the safety and health protection to employees in workplace, both industrial and non-industrial. Under section 6 of the OSHO, every employer must, so far as reasonably practicable, ensure the safety and health at work of all the employer’s employees by:

(a)     providing and maintaining plant and systems of work that are safe and without risks to health;

(b)    making arrangements for ensuring safety and absence of risks to health in connection with the use, handling, storage or transport of plant and substances;

(c)     providing information, instruction, training and supervision as may be necessary to ensure the safety and health at work of the employees;

(d)    as regards any workplace under the employer’s control, maintaining the workplace in a condition that is safe and without risks to health or providing or maintaining means of access to and egress from the workplace that are safe and without any such risks; and

(e)     providing or maintaining a working environment for the employees that is safe and without risks to health.

The Commissioner for Labor may serve an improvement notice on an employer against contravention of the OSHO or the FIUO, or a suspension notice against activity or condition or use of workplace or of any plant or substance located on the workplace which may create an imminent risk of death or serious bodily injury to the employees.

Regulations Relating to Environmental Protection

Air Pollution Control Ordinance, Air Pollution Control (Non-Road Mobile Machinery) (Emission) Regulation and Air Pollution Control (Air Pollutant Emission) (Controlled Vehicles) Regulation

Air Pollution Control (Non-Road Mobile Machinery) (Emission) Regulation (Chapter 311Z of the Laws of Hong Kong) (the “NRMM Regulation”) was made under Air Pollution Control Ordinance (Chapter 311 of the Laws of Hong Kong) (the “APCO”) and NRMM Regulation came into effect on June 1, 2015 to introduce regulatory control on the emissions of non-road mobile machinery (“NRMM”), including non-road vehicles and regulated machines that are subject to the NRMM Regulations (the “Regulated Machines”). Unless exempted, NRMMs which are regulated under the NRMM Regulation are required to comply with the emission standards prescribed under the NRMM Regulation. Under section 5 of the NRMM Regulation, starting from December 1, 2015, only approved or exempted NRMMs with a proper label are allowed to be used in specified activities and locations including construction sites. However, existing NRMMs which are already in Hong Kong on or before November 30, 2015 will be exempted from complying with the emission requirements pursuant to section 11 of the NRMM Regulation.

Air Pollution Control (Air Pollutant Emission) (Controlled Vehicles) Regulation (Chapter 311X of the Laws of Hong Kong) (the “APE Regulation”) was made under the APCO. For the purposes of an application for a vehicle license made on or after the date specified in section 4(2) of the APE Regulation in respect of a controlled vehicle, the emission of the vehicle must conform to the emission standards applicable to the vehicle under section 5 of the APE Regulation. Under section 3 of the APE Regulation, a controlled vehicle is a designated vehicle first registered before April 1, 1995, on or after February 1, 2014, or within the period as specified in the schedule to the APE Regulation. A designated vehicle is a motor vehicle equipped with a compression ignition engine, that is a diesel commercial vehicle (“DCV”), including a goods vehicle, light bus and non-franchised bus. A vehicle license will not be issued to the relevant DCVs after certain dates (for example Euro IV DCV after 31 December 2027 if the first registration year is 2012) as specified by the Environmental Protection Department (the “EPD”) of the Hong Kong government, unless such DCVs comply with the applicable emission standards as if they were first registered on the date of the vehicle license applications. Eligible registered owners of Euro IV DCVs can apply for the ex-gratia payment before the deadline, which is subject to the first registration date of Euro IV DCV. To be eligible to apply for the ex-gratia payment, the vehicle under application and the applicant must satisfy the following requirements:

(a)     the vehicle must be a DCV with a first registration date that falls within certain dates as specified by the EPD;

(b)    the vehicle is registered as a DCV or has applied for re-registration as of January 1, 2020;

(c)     the vehicle is scrapped on or after October 19, 2020 by a vehicle scrapping company registered under the ex-gratia payment scheme;

(d)    the registration of the vehicle is cancelled and on or before the deadline as specified by the EPD after it is scrapped;

(e)     the vehicle has had a valid vehicle license on or after January 1, 2020;

(f)     the applicant for the ex-gratia payment is the registered owner of the vehicle when its registration is cancelled; and

(g)    The vehicle is a DCV on the day of cancellation of its registration.

Regulations Relating to Trade Description

Trade Descriptions Ordinance

Trade Descriptions Ordinance (Chapter 362 of the Laws of Hong Kong) (the “TDO”), which came into full effect in Hong Kong on April 1, 1981 aims to prohibit false or misleading trade description and statements to goods and services provided to the customers during or after a commercial transaction. Pursuant to the TDO, any person in the course of any trade or business applies a false trade description to any goods or supplies or offers to supply them commits an offence and a person also commits the same offence if he/she is in possession for sale or for any purpose of trade or manufacture of any goods with a false description. The TDO also provides that traders may commit an offence if they engage in a commercial practice that has a misleading omission of material information of the goods, an aggressive commercial practice, involves bait advertising, bait and switch or wrong acceptance of payment.

Regulations Relating to Trademark

Trade Marks Ordinance

Trade Marks Ordinance (Chapter 559 of the Laws of Hong Kong) (the “TMO”), which came into full effect in Hong Kong on April 4, 2003 provides the framework for the Hong Kong’s system of registration of trademarks and sets out the rights attached to a registered trade mark, including logo and a brand name. The TMO restricts unauthorized use of a sign which is identical or similar to the registered mark for identical and/or similar goods and/or services for which the mark was registered, where such use is likely to cause confusion on the part of the public. The TMO provides that a person may also commit a criminal offence if that person fraudulently uses a trade mark, including selling and importing goods bearing a forged trade mark, or possessing or using equipment for the purpose of forging a trade mark.

Regulations Relating to Competition

Competition Ordinance

Competition Ordinance (Chapter 619 of the Laws of Hong Kong) (the “Competition Ordinance”), which came into full effect in Hong Kong on December 14, 2015 prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting or distorting competition in Hong Kong. The key prohibitions include (i) prohibition of agreements between businesses which have the object or effect of preventing, restricting or distorting competition in Hong Kong; and (ii) prohibiting companies with a substantial degree of market power from abusing their power by engaging in conduct that has the object or effect of preventing, restricting or distorting competition in Hong Kong. The penalties for breaches of the Competition Ordinance include, but are not limited to, financial penalties of up to 10% of the total gross revenues obtained in Hong Kong for each year of infringement, up to a maximum of three years in which the contravention occurs.

Regulations Relating to Employment

Employment Ordinance

Pursuant to Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (the “EO”), which came into full effect in Hong Kong on September 27, 1968, all employees covered by the EO are entitled to basic protection under the EO including but not limited to payment of wages, restrictions on wages deductions and the granting of statutory holidays.

Mandatory Provident Fund Schemes Ordinance

Pursuant to Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (the “MPFSO”), which came into full effect in Hong Kong on December 1, 2000, every employer must take all practicable steps to ensure that the employee becomes a member of a Mandatory Provident Fund scheme. An employer who fails to comply with such a requirement may face a fine and imprisonment. The MPFSO provides that an employer who is employing a relevant employee must, for each contribution period, from the employer’s own funds, contribute to the relevant Mandatory Provident Fund scheme the amount determined in accordance with the MPFSO.

Employees’ Compensation Ordinance

Pursuant to Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (the “ECO”), which came into full effect in Hong Kong on December 1, 1953, all employers are required to take out insurance policies to cover their liabilities under the ECO and at common law for injuries at work in respect of all of their employees. The ECO establishes a no-fault and noncontributory employee compensation system for work injuries, and lays down the rights and obligations of employers and employees in respect of injuries or death caused by accidents arising out of and in the course of employment, or by prescribed occupational diseases under the ECO. Under the ECO, if an employee sustains an injury or dies as a result of an accident arising out of and in the course of his employment, his employer is in general liable to pay compensation even if the employee might have committed acts of faults or negligence when the accident occurred. An employee who suffers incapacity arising from an occupational disease is entitled to receive the same compensation as that payable to an employee injured in an accident arising out of and in the course of employment, if the disease is one due to the nature of any occupation in which he was employed at any time within the prescribed period immediately preceding the incapacity caused.

Minimum Wage Ordinance

Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong) (the “MWO”) provides for a prescribed minimum wage at an hourly wage rate during the wage period for certain employees. Every employee engaged under a contract of employment under the EO (except those specified under section 7 of the MWO). Any provision of employment contract which purports to extinguish or reduce the right, benefit or protection conferred on the employee under the MWO is void.

Regulations Relating to Personal Data Collection

Personal Data (Privacy) Ordinance

Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO”) imposes a statutory duty on data users to comply with the requirements of the six data protection principles (the “Data Protection Principles”) contained in Schedule 1 to the PDPO. The PDPO provides that a data user shall not do an act, or engage in a practice, that contravenes a Data Protection Principle unless the act or practice, as the case may be, is required or permitted under the PDPO. The six Data Protection Principles are:

•        Principle 1 — purpose and manner of collection of personal data;

•        Principle 2 — accuracy and duration of retention of personal data;

•        Principle 3 — use of personal data;

•        Principle 4 — security of personal data;

•        Principle 5 — information to be generally available; and

•        Principle 6 — access to personal data.

Non-compliance with a Data Protection Principle may lead to a complaint to the Privacy Commissioner for Personal Data (the “Privacy Commissioner”). The Privacy Commissioner may serve an enforcement notice to direct the data user to remedy the contravention and/or instigate prosecution actions. A data user who contravenes an enforcement notice commits an offense which may lead to a fine and imprisonment.

The PDPO also gives data subjects certain rights, inter alia:

•        the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject;

•        if the data user holds such data, to be supplied with a copy of such data; and

•        the right to request correction of any data they consider to be inaccurate.

The PDPO criminalizes, including but not limited to, the misuse or inappropriate use of personal data in direct marketing activities, non-compliance with a data access request and the unauthorized disclosure of personal data obtained without the relevant data user’s consent. An individual who suffers damage, including injured feelings, by reason of a contravention of the PDPO in relation to his or her personal data may seek compensation from the data user concerned.

Cayman Islands Data Protection

We have certain duties under the Data Protection Act (as revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (collectively the “DPA”), based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice explains the manner in which the company collects, processes and maintains personal data about investors of the company pursuant to the DPA.

The company is committed to processing personal data in accordance with the DPA. In its use of personal data, the company will be characterized under the DPA as a “data controller,” whilst certain of the company’s service providers, affiliates and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to the company.

This privacy notice puts our shareholders on notice that, by virtue of making an investment in the company, the company and certain of the company’s service providers may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for the company to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which the company is subject or (c) where the processing is for the purposes of legitimate interests pursued by the company or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with the company’s service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g., to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by the company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

The company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfills the Company’s obligation in this respect); (b) the right to obtain a copy of your personal data; (c) the right to require us to stop direct marketing; (d) the right to have inaccurate or incomplete personal data corrected; (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data; (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial); (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data; (h) the right to complain to the Office of the Ombudsman of the Cayman Islands; and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF PSI

Unless the context otherwise requires, all references in this section to “PSI,” the “Company,” the “Group,” “we,” “us” or “our” refer collectively to PSI Group Holdings Ltd and its subsidiaries prior to the consummation of the Business Combination.

You should read the following discussion and analysis of our financial condition and results of operations together with the historical audited financial statements as of and for the years ended December 31, 2021, 2022 and 2023, and the related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements, as a result of various factors, including those set forth under the “Risk Factors” and “Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus,

Overview

PSI is a long-established global logistics and supply chain solution provider, specialized in air freight forwarding services, connecting businesses from Asian transportation hubs to the US and the rest of the world. We operate through our Operating Subsidiaries in Hong Kong, namely Profit Sail Int’l Express (H.K.) Limited and Business Great Global Supply Chain Limited, which derive revenue from air freight forwarding services, ocean freight forwarding services and supply chain ancillary services.

We are a renowned air freight and end-to-end supply chain solution providers in Hong Kong, with a focus on providing cross border logistics services. According to the CIC Report, in 2020, we ranked the sixth among 1,300 Tier-2 freight forwarders in Hong Kong, in terms of revenue. Based in Hong Kong, a prominent logistics hub in Asia, we benefit from geographical advantages in providing integrated solutions that combine ocean, air, and overland logistics. This well-connected transportation network significantly enhances our operational efficiency and cost-effectiveness.

Despite the macroeconomic shocks following the COVID-19 pandemic, which led to abnormal interruptions in our business trajectory, we managed to achieve significant growth in revenues. Our revenue grew from US$71.0 million in 2020 to a peak of US$130.9 million in 2021, and adjusted to US$97.3 million in 2022 amidst challenging conditions. These fluctuations reflect the volatile market conditions influenced by the pandemic but also underscore our ability to navigate through these disruptions effectively.

The year ended December 31, 2022 presented significant challenges for the entire logistics industry in Hong Kong. Regional COVID-19 outbreaks in Shenzhen significantly disrupted shipments originated from Mainland China. Additionally, a global decline in demand for goods and commodities caused by an economic downturn following the COVID-19 pandemic further strained the industry. Meanwhile, air freight rates surged as airlines attempted to recoup operational margin lost during the pandemic. The combination of factors had an adverse impact on our net profitability in 2022, with net profit decreasing to US$2.4 million for the year ended December 31, 2022 from the high of US$12.6 million for the year ended December 31, 2021. Despite these challenges, it is noteworthy that we maintained profitability throughout this turbulent period. Moreover, our profit more than doubled from US$3.7 million for the year ended December 31, 2020 to a peak at US$12.6 million for the year ended December 31, 2021, highlighting our ability to adapt and positively respond to uncertain economic conditions.

In light of the exceptional circumstances of the pandemic disruptions between 2021 and 2022, we included comparisons of financial results for the years ended December 31, 2022 and 2020 in the subsequent section titled “Period to Period Comparison of Our Results of Operations”. We believe that such comparison offers valuable insights as it spans the entire spectrum of the pandemic’s impact, from initial disruptions to subsequent recovery phases, providing a clear view of our operational resilience and strategic adaptability. By examining these contrasting periods, stakeholders can better understand our long-term operational stability and our ability to manage business fluctuations in a challenging global environment.

Looking to the years ended December 31, 2022 and 2023, we observed a robust recovery. Our revenue increased by 45.2%, from US$97.3 million for the year ended December 31, 2022 to US$140.0 million for the year ended December 31, 2023, while our net profit rose by 88.5% from US$2.4 million to US$4.6 million for the same periods. These improvements not only reflect our capacity to overcome market fluctuations but also signify our continued growth trajectory.

Our ability to adapt quickly to changing market conditions, combined with our strategic location and comprehensive service offerings, has enabled us to maintain a strong competitive position in the global logistics and supply chain industry. We remain committed to leveraging our core competencies to sustain growth and enhance shareholder value.

Key Factors Affecting Our Results of Operations

We believe that our operational performance and financial condition depend on several key factors, including those discussed below and other factors in the section of this proxy statement/prospectus entitled “Risk Factors.”

Trade war or restrictions

Our revenue from freight forwarding services for export shipments to the United States contributed to US$56.3 million, US$107.7 million, US$75.2 million and US$122.3 million, respectively, for the years ended December 31, 2020, 2021, 2022 and 2023, representing 81.3%, 82.8%, 77.3% and 87.4% of our total export revenue during the same periods. Also, a significant portion of our business originates from customers in Mainland China and therefore depends on the level of imports and exports to and from Mainland China. Therefore, we are subject to risks related to the changes in trade policies, tariff regulations, embargoes, or other trade restrictions adverse to our customers’ business or that cause our customers’ respective customers to manufacture in other regions for export. Tariffs restrictions imposed by the United States on China exports intensified during 2019 which resulted in a negative impact to the international trading activities globally and have attributed to the overall decrease in the cargo shipment volume of Hong Kong. Although an agreement was entered into between the United States and China on January 15, 2020, to suspend certain planned tariff, the situation remains dynamic. Our results of operation may be adversely affected if the trade war or restrictions further intensify, whether in the form of embargo, tariff, or otherwise, and may further affect the relationship between the United States and China or more countries in the future.

Economic conditions in Hong Kong and Mainland China

All of our operations are located in Hong Kong. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in Hong Kong and Mainland China generally and by continued economic growth in Hong Kong and Mainland China as a whole. Economic conditions in Hong Kong and Mainland China are sensitive to global economic conditions. Any prolonged slowdown in the global or Chinese economy may affect potential customers’ confidence in financial market as a whole and have a negative impact on our business, results of operations and financial condition.

Seasonality

Our peak season is generally from October to December, which is driven by festive events and discount promotions such as Thanksgiving, Christmas and New Year’s Eve in the United States and Europe. Moreover, we recorded relatively lower volume of shipment and thus relatively lower revenue during Lunar New Year (normally in January or February) owing to fewer business activities of manufacturers and shippers in Mainland China in Lunar New Year, resulting in a decrease in the demand of freight forwarding services. Accordingly, comparison of sales and operating results from different periods in any given financial year may not be relied upon as indicators of our performance. It is widely understood in the industry that these seasonal trends are influenced by a number of factors, including weather patterns, national holidays, economic conditions, consumer demand, major product launches, as well as a number of other market forces. Since many of these forces are unforeseen there is no way for us to provide assurances that these seasonal trends will continue.

The demand for cargo space is easily affected by unpredictable factors

A significant majority of our revenue is generated from air freight export from Hong Kong and Mainland China and organizing shipments primarily to North America, Europe, Asia and Southeast Asia. Our results of operations are thus affected by global trade volume and export volume of Hong Kong. We are sensitive to changes in regional and/or global political and economic conditions that impact the locations in which goods are manufactured, customer shipping volumes, industry freight demand and demand for cargo space. The transportation industry historically has experienced cyclical fluctuations due to economic recession, level of international trade activities, downturns in business cycles of our customers, interest and currency rate fluctuations, inflation, trade restrictions, economic sanctions, trade disputes, boycotts, outbreak of wars, changes in regulatory regimes and extreme weather conditions, all of which are beyond our control and the nature, timing and degree of which are largely unpredictable. Any decrease in demand for our services due to cyclical downturns could adversely affect our business, financial condition and results of operations.

Infrastructure development

The ongoing development and investment in infrastructure projects in Hong Kong and Mainland China, such as ports, airports, and transportation networks, can have both positive and negative effects on our business. Improved infrastructure can help us better serve our clients, while increased competition, such as increased cargo shipment capacity directly from Mainland China to end markets, without passing through Hong Kong, might pose challenges to our market share and profitability.

Impact of Macroeconomic Factors and COVID-19 Recovery

Post pandemic slowdown globally and regional conflicts in Europe and the Middle East have caused supply chain disruptions and challenges for many companies.

In 2022, the major challenge to our operation was the surge in the number of coronavirus cases in Mainland China and the resultant lockdown in major cities, including Shenzhen and Shanghai, which interrupted the supply chain and adversely affected our capacity to provide air freight forwarding services as usual. In particular, our shipments originated from Mainland China were temporarily interrupted due to trucking shortages as a result of the outbreak in Shenzhen in early March 2022 and the implementation of border control and various lockdown measures. Subsequently, the transportation of goods between ports and from factories to ports was temporarily interrupted and our shipment volume in the first quarter of 2022 declined significantly compared to 2021. To mitigate the adverse impact, we continuously monitored the development of the pandemic and communicated closely with our customers and suppliers to adjust our service planning timely. For instance, we (i) liaised with customers and assisted them in arranging delivery of products from Mainland China to Hong Kong through sea transportation during times of trucking shortage; (ii) maintained close communications with other freight forwarders on more flexible and efficient co-loading arrangement so as to optimize the utilization of cargo space on transportation vehicles; and (iii) timely communicated with customers on the latest status and flexibly arranged and prioritized the delivery schedule based on the urgency of orders.

Going forward, we plan to continue to (i) seek alternatives to road transportation, such as sea and air freight, during times of trucking shortage; (ii) seek alternative ports for transportation to enable a timely arrangement when there is congestion in one port; (iii) maintain close communication with customers and other freight forwarders and ensure timely response to any potential supply chain disruption; and (iv) enhance and diversify our customer base to cover more geographical locations and reduce our reliance on customers from any particular areas.

Furthermore, the ongoing Russia-Ukraine conflict and recent Israel-Hamas conflict also adversely affected global economic markets, and the uncertain outcomes of these conflicts could result in protracted damage to the global economy, and such effect could in turn have a material adverse effect on the operations, results of operations, financial condition, liquidity and outlook of our business.

Key Components of Our Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this document. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Year Ended December 31,
	2020	2021	2022	2023
Revenues	70,196,553	130,313,501	96,216,113	139,673,764
Revenues – Related Party	829,779	593,711	1,089,414	346,705
Revenues	71,026,332	130,907,212	97,305,527	140,020,469

Cost of Revenue	60,905,368	105,536,991	83,568,889	122,245,091
Cost of Revenue – Related Party	2,652,207	6,797,704	5,436,874	5,022,497
Total Cost of Revenue	63,557,575	112,334,695	89,005,763	127,267,588

Gross Profit	7,468,757	18,572,517	8,299,764	12,752,881

Provision for compensation	—	—	328,615	1,245,625
Impairment of goodwill	—	—	294,151	—
General and administrative expenses	3,236,675	3,579,358	4,732,811	5,526,360
Total operating expenses	3,236,675	3,579,358	5,355,577	6,771,985

Income from Operations	4,232,082	14,993,159	2,944,187	5,980,896

Other Income (Expense):
Bank interest income	6,339	16,629	38,779	79,207
Interest expense	(74,600)	(22,543)	(7,699)	(1,291)
Other income	306,428	243,337	256,022	143,340
Other expenses	(20,703)	(212,106)	(95,842)	(208,232)
Total other income (expense)	217,464	25,317	191,260	13,024

Income Before Income Tax	4,449,546	15,018,476	3,135,447	5,993,920
Income Tax	721,146	2,462,045	688,345	1,381,729
Net Income	3,728,400	12,556,431	2,447,102	4,612,191

Revenues

We generate revenue primarily from the provision of air and ocean export and import freight forwarding services during the years ended December 31, 2020, 2021, 2022 and 2023. The table below sets forth the breakdown of our revenue by service type for the years or periods indicated.

	For the Year Ended December 31,
	2020	2021	2022	2023
Freight forwarding services
– Air freight	67,162,137	123,594,202	92,645,878	138,683,827
– Ocean freight	2,600,087	6,722,891	4,651,267	1,336,418
Subtotal	69,762,224	130,317,093	97,297,145	140,020,245
Ancillary logistic services	1,264,108	590,119	8,382	224
Total	71,026,332	130,907,212	97,305,527	140,020,469

Freight forwarding services

Our freight forwarding services include arranging for consignment upon receipt of booking instructions from customers, cargo pick up, obtaining cargo space, preparation of freight documentation, arranging for customs clearance and cargo handling at origin and destination as well as other related logistics services such as supporting transportation for freight forwarding purposes. For the years ended December 31, 2020, 2021, 2022 and 2023, our revenue was principally derived from the provision of air freight forwarding services, which amounted to US$67.2 million, US$123.6 million, US$92.6 million and US$138.7 million, respectively, representing 94.6%, 94.4%, 95.2% and 99.0% of our total revenue for the same year or period.

Ancillary logistics services

Our ancillary logistics services involve the provision of a wide range of logistics services, such as cargo pickup, cargo handling at ports and local transportation, and warehousing related services, such as repackaging, labelling, palletization, preparation of shipping documentation, arrangement of customs clearance and warehousing.

Revenue from freight forwarding services is mainly derived from export shipments. The following table sets forth the breakdown of revenue from freight forwarding services for the years or periods indicated.

	For the Year Ended December 31,
	2020	2021	2022	2023
Export shipments
– Air	67,128,513	123,586,718	92,619,992	138,665,566
– Ocean	2,146,109	6,436,264	4,618,438	1,314,374
– Subtotal	69,274,622	130,022,982	97,238,430	139,979,940

Import shipments
– Air	33,264	7,484	25,886	18,261
– Ocean	453,978	286,627	32,829	22,044
– Subtotal	487,602	294,111	58,715	40,305
Total	69,762,224	130,317,093	97,297,145	140,020,245

For the years ended December 31, 2020, 2021, 2022 and 2023, we focused on export freight forwarding services, which contributed to US$69.3 million, US$130.0 million, US$97.2 million and US$140.0 million, respectively, representing 99.3%, 99.8%, 99.9% and 99.9% of our revenue from freight forwarding services during the same year or period.

For the years ended December 31, 2020, 2021, 2022 and 2023, our revenue was principally derived from the provision of air and ocean export freight forwarding services. The table below sets forth the breakdown of export revenue by destination for the years or periods indicated.

	For the Year Ended December 31,
	2020		2021		2022		2023
	US$, except percentages
United States	56,317,560	81.3%	107,668,699	82.8%	75,185,052	77.3%	122,275,056	87.4%
United Kingdom	2,361,417	3.4%	2,670,296	2.1%	5,248,600	5.4%	3,725,207	2.7%
The Netherlands	1,978,621	2.9%	4,578,608	3.5%	5,054,684	5.2%	7,703,309	5.5%
Singapore	231,710	0.3%	361,422	0.3%	3,638,689	3.7%	895,724	0.6%
France	3,152,172	4.5%	3,906,806	3.0%	836,473	0.9%	217,729	0.2%
Others (Note)	5,233,142	7.6%	10,837,151	8.3%	7,274,932	7.5%	5,162,915	3.7%
Total export revenue	69,274,622	100%	130,022,982	100%	97,238,430	100%	139,979,940	100%

Note: Others represent a number of countries including, among others, Luxembourg, Canada and Belgium, etc.

Up to 2022, we provided export forwarding services on shipments to over 90 routes, with the United States being the destination contributing the largest proportion of our export revenues. For the years ended December 31, 2020, 2021, 2022 and 2023, our revenue from freight forwarding services for export shipments to the United States contributed to US$56.3 million, US$107.7 million. US$75.2 million and US$122.3 million, respectively, representing 81.3%, 82.8%, 77.3% and 87.4% of our total export revenue during the same year or period.

The following table sets forth the breakdown of our revenue by type of customers for the years/periods indicated:

	For the Year Ended December 31,
	2020	2021	2022	2023
Freight forwarders	69,747,250	129,511,666	95,649,511	139,475,411
Direct customers	1,279,082	1,395,546	1,656,016	545,058
Total	71,026,332	130,907,212	97,305,527	140,020,469

We focus on provision of freight forwarding services to freight forwarders, which generated revenue of US$69.7 million, US$129.5 million, US$95.6 million and US$139.5 million for the years ended December 31, 2020, 2021, 2022 and 2023, respectively representing 98.2%, 98.9%, 98.3% and 99.6% of our total revenue for the same year or period.

Cost of Revenue

The table below sets forth the breakdown of cost of revenue by service type for the years or periods indicated.

	For the Year Ended December 31,
	2020	2021	2022	2023
Freight forwarding services
– Air freight	60,515,659	105,978,902	84,859,556	126,081,162
– Ocean freight	2,211,569	5,866,840	4,141,681	1,162,092
Subtotal	62,727,228	111,845,742	89,001,237	127,243,254
Ancillary logistic services	830,347	488,953	4,526	24,334
Total	63,557,575	112,334,695	89,005,763	127,267,588

Our cost of revenue amounted to US$63.6 million, US$112.3 million, US$89.0 million and US$127.3 million for the years ended December 31, 2020, 2021, 2022 and 2023, respectively. The trend of cost of revenue of each of the service types was in line with the trend of the revenue of respective service types during the year or period.

The table below sets forth the breakdown of cost of revenue by nature for the years or periods indicated.

	For the Year Ended December 31,
	2020	2021	2022	2023
Air freight charges	55,357,907	95,547,972	70,505,102	102,487,454
Ocean freight charges	1,640,870	5,388,210	3,971,690	1,083,103
Logistics and warehousing fees	6,135,133	10,997,162	14,261,952	23,624,745
Depreciation of right-of-use assets	351,558	318,435	184,103	0
Depreciation of property, plant and equipment	72,107	82,916	82,916	72,286
Total	63,557,575	112,334,695	89,005,763	127,267,588

Our cost of revenue mainly comprised of air and ocean freight charges, and warehouse and transportation cost. Air and ocean freight charges represented costs of cargo space charged by airlines, shipping liners or other freight forwarders. Air freight charges were the major component of our cost of revenue, which accounted for 87.1%, 85.1%, 79.2% and 80.5%, respectively, for the years ended December 31, 2020, 2021, 2022 and 2023.

Logistics and warehousing fees primarily represent costs and service fees incurred in relation to warehousing services such as x-ray screening, storage, palletizing and consolidation performed in our warehouse and costs of local trucking and transportation services. Logistics and warehousing fees represented a significant portion of our cost of revenue, which accounted for 9.7%, 9.8%, 16.0% and 18.6%, respectively, for the years ended December 31, 2020, 2021, 2022 and 2023. The increase in the relative proportions is primarily attributed to increased costs in transportation and pre-loading preparation for the aircraft.

Depreciation of right-of-use assets primarily represents depreciation expenses incurred on the properties leased as our warehouse.

Depreciation of property, plant and equipment represents the depreciation of property, plant and equipment related to our warehouse such as x-ray screening equipment and forklifts.

Gross profit

The table below set forth the breakdown of gross profit by service type for the years or periods indicated.

	For the Year Ended December 31,
	2020	2021	2022	2023
Freight forwarding services
Air freight	6,646,478	17,615,300	7,786,322	12,602,665
Ocean freight	388,518	856,051	509,586	174,326
Subtotal	7,034,996	18,471,351	8,295,908	12,776,991
Ancillary logistic services	433,761	101,166	3,856	(24,110)
Total	7,468,757	18,572,517	8,299,764	12,752,881

Our total gross profit amounted to US$7.5 million, US$18.6 million, US$8.3 million and US$12.8 million for the years ended December 31, 2020, 2021, 2022 and 2023, respectively. We recorded overall gross profit margin of 10.5%, 14.2%, 8.5% and 9.1% for the same year. The change in overall gross profit and gross profit margin were in line with our change in our overall revenue during the years. Our gross profit and gross profit margin are mainly affected by the spread we earn between the freight charge per kilogram payable by our customers and the freight charges payable to suppliers we are able to secure.

General and administrative expenses

The table below sets forth the breakdown of general and administrative expenses for the years or periods indicated.

	For the Year Ended December 31,
	2020	2021	2022	2023
	US$
Staff costs and benefits	2,341,970	1,884,833	2,463,229	2,765,190
Office expenses	111,120	200,652	145,724	93,286
Allowance (reversals) for expected credit loss	288,110	216,138	(561,869)	56,556
Depreciation of right of use assets	83,437	83,976	126,638	105,341
Depreciation	49,755	90,589	109,342	92,131
Bad debt written off	—	41,018	47,088	—
Motor vehicles expenses	49,725	60,708	16,273	11,998
Others (Note)	312,558	1,001,444	2,386,386	2,401,858
Total	3,236,675	3,579,358	4,732,811	5,526,360

Note: Others mainly represented entertainment, insurance, repair and maintenance, travelling expenses and other sundry expenses for administrative purposes.

Our general and administrative expenses were US$3.2 million, US$3.6 million, US$4.7 million, and US$5.5 million for the years ended December 31, 2020, 2021, 2022 and 2023, respectively, representing 4.6%, 2.7%, 4.9% and 3.9% of the total revenue for the same year, respectively.

Staff costs and benefits mainly represented salaries, discretionary bonus, retirement benefit scheme contributions and employee benefits of the administrative and operational staffs.

Office expenses mainly represented property management expenses, cleaning expenses, internet and telephone charges, printing and stationery and other utilities expenses.

For the years ended December 31, 2020 and 2021, we recognized allowance for expected credit loss of US$0.3 million and US$0.2 million respectively. For the year ended December 31, 2022, there was a minimal reversal of the allowance for expected credit loss of US$0.6 million as a result of improved collectability driven by improved customer financial stabilities and lower risks of credit default post pandemic, which was also in line with a lower amount of accounts receivables since the business returned to a more ordinary level after the peak in 2021. We also recognized minimal allowance for expected credit loss of US$0.06 million for the year ended December 31, 2023.

Depreciation of right-of-use assets primarily represents depreciation expenses incurred on the properties leased as our office.

Depreciation represents the depreciation of property, plant and equipment related to our office such as leasehold improvements and furniture and fixtures.

Bad debt written off was related to the outstanding balances with two independent customers, which we mainly provide air export freight forwarding service to.

Interest expenses

Interest expenses mainly represent interest on lease liabilities and short-term bank loans.

Other income

The table below sets forth the breakdown of other income for the years or periods indicated.

	For the Year Ended December 31,
	2020	2021	2022	2023
Government grants	194,023	55,922	167,500	28,703
Dividends income from investment in equity securities	9,309	30,290	—	—
Management fee income	8,289	11,695	40,192	4,423
Management fee income from related parties	73,737	70,759	33,231	50,962
Gain on forgiveness of debt	—	67,902	9,041	—
Miscellaneous income	21,070	6,769	6,058	59,252
Total	306,428	243,337	256,022	143,340

For the years ended December 31, 2020, 2021, 2022 and 2023, other income amounted to US$0.3 million, US$0.24 million, US$0.26 million and US$0.14 million, respectively.

Government grants represented the anti-epidemic funds received from the Hong Kong government under the Employment Support Scheme and Pilot Subsidy Scheme for Third-Party Logistic Service Providers granted to companies in the freight forwarding industry.

Management fee income mainly represented the fees charged on management services such as handling and arranging shipments.

Gain on forgiveness of debt mainly represented the gain on reduction in lease liability resulting from rental reduction.

Other expenses

The table below sets forth the breakdown of other expenses for the years or periods indicated.

	For the Year Ended December 31,
	2020	2021	2022	2023
Exchange gain/(loss)	68,162	(104,748)	(95,842)	(208,232)
Loss on investment in equity securities	(83,575)	—	—	—
Loss on trading of equity securities	(5,290)	(107,358)	—	—
Total	(20,703)	(212,106)	(95,842)	(208,232)

For the years ended December 31, 2020, 2021, 2022 and 2023, other expenses amounted to US$20,703, US$0.2 million, US$0.1 million and US$0.2 million, respectively.

Exchange gain/(loss) mainly represented the foreign exchange differences resulting from the fluctuation of RMB and USD against HKD.

Loss on investment in equity securities represented the change in fair value of equity securities calculated based on the quoted market price as of the end of each year/period.

Loss on trading of equity securities represented the loss realized upon disposal of equity securities.

Income tax

Our company is incorporated in the Cayman Islands and several of our wholly owned subsidiaries are incorporated in the BVI. Under the current laws of the Cayman Islands and the BVI, these entities are not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands and the BVI.

For the years ended December 31, 2021, 2022 and 2023, we generated substantially all of our taxable income in Hong Kong. Accordingly, tax expenses records in our result of operations are almost entirely attributable to income earned in Hong Kong. Should our operations expand or change in the future, where we generates taxable income in other jurisdictions, our effective tax rates may substantially change.

The Hong Kong profits tax is calculated at 8.25% on the first HK$2 million of the estimated assessable profits and at 16.5% on the estimated assessable profits above HK$2 million.

The effective tax rates on income before income taxes for the years ended December 31, 2021, 2022 and 2023 was 16.4%, 22% and 23%, respectively.

Tax recoverable was US$2.0 million and nil as of December 31, 2022 and December 31, 2023 respectively, arising from the provisional profits tax paid during the year ended December 31, 2022. No provision for deferred taxation has been made as there were no material temporary difference at reporting date.

Period to Period Comparison of Our Results of Operations

Comparison of Years Ended December 31, 2023 and 2022

Revenue

Our total revenue increased by 45% from US$97.3 million for the year ended December 31, 2022 to US$140.0 million for the year ended December 31, 2023. This increase was primarily attributable to an increase in revenue derived from air freight forwarding services from US$92.6 million in the year ended December 31, 2022 to US$138.7 million for the year ended December 31, 2023.

Among all the export destinations, revenues generated from exports to the United States and The Netherlands witnessed the most significant growth. Revenues derived from exports to the United States increased by 62.6% from US$75.2 million for the year ended December 31, 2022 to US$122.3 million for the year ended December 31, 2023. Revenues derived from exports to The Netherlands increased by 52.4%, from US$5.1 million for the year ended December 31, 2022 to US$7.7 million for the year ended December 31, 2023.

Total volume of export shipments increased from 14,286 tons for the year ended December 31, 2022 to 22,440 tons for the year ended December 31, 2023. In particular, our export shipments to the United States increased from 10,068 tons for the year ended December 31, 2022 to 18,721 tons for the year ended December 31, 2023, mainly resulting from a recovery of global demand for goods and commodities post COVID-19 pandemic.

The average freight charge of shipment to the United States raised slightly from US$6.41 per kg for the year ended December 31, 2022 to US$6.52 per kg for the year ended December 31, 2023, which contributed to higher revenues for the year ended December 31, 2023.

Cost of revenue

Our cost of revenue increased by 43.0% from US$89.0 million for the year ended December 31, 2022 to US$127.3 million for the year ended December 31, 2023, which was primarily driven by increase in air freight costs payable to suppliers, as a result of increase in volume of air export shipments to the United States during the period. The increase was also attributable to the rise of logistics and warehousing fees as volume of goods we handled increased during the period.

Gross profit and gross profit margin

Our total gross profit increased 53.7% from US$8.3 million for the year ended December 31, 2022 to US$12.8 million for the year ended December 31, 2023. This increase was primarily attributable to the increase in gross profit derived from air freight forwarding services, from US$7.8 million for the year ended December 31, 2022 to US$12.6 million for the year ended December 31, 2023, as a result of the increase in volume of export shipments, in particular, to the United States during the period.

Our gross profit margin increased from 8.5% for the year ended December 31, 2022 to 9.1% for the year ended December 31, 2023, which was primarily due to increase in gross profit margin derived from freight forwarding services from 8.5% for the year ended December 31, 2022 to 9.1% for the year ended December 31, 2023, mainly as a result of increase in freight chargeable to customers and our control of overall cost increases, in particular from air freight suppliers.

General and administrative expenses

Our general and administrative expenses increased from US$4.7 million for the year ended December 31, 2022 to US$5.6 million for the year ended December 31, 2023, primarily driven by (i) the additional costs incurred in staff costs and benefits as a result of staff bonus payouts in the year 2023 and (ii) increased professional service fees relating the proposed listing of our company in the United States.

Interest expenses

Our interest expenses decreased slightly from US$7,699 for the year ended December 31, 2022 to US$1,291 for the year ended December 31, 2023, which was primarily attributable to decrease in short-term bank loans.

Other income

Our other income decreased from US$0.26 million for the year ended December 31, 2022 to US$0.14 million for the year ended December 31, 2023, primarily driven by (i) a decrease in government grants from US$0.17 million for the year ended December 31, 2022 to US$0.03 million for the year ended December 31, 2023, and (ii) a decrease in management fee income from US$0.04 million for the year ended December 31, 2022 to US$4,423 for the year ended December 31, 2023.

Other expenses

Our other expenses increased from US$95,842 for the year ended December 31, 2022 to US$208,232 for the year ended December 31, 2023, which was primarily driven by larger exchange loss.

Income tax

Our income tax expenses increased from US$0.7 million for the year ended December 31, 2022 to US$1.4 million for the year ended December 31, 2023, which was in line with the increase in our net income for the period.

Net income

As a result of the above factors, our net income increased by US$2.4 million from US$2.2 million for the year ended December 31, 2022 to US$4.6 million for the for the year ended December 31, 2023, and our net income margin increased from 2.5% for the year ended December 31, 2022 to 3.3% for the year ended December 31, 2023.

Comparison of Years Ended December 31, 2022 and 2021

As discussed above, we achieved strong results in 2021 largely driven by our ability to quickly adopt and respond to the exceptional and favorable market conditions during this year. Since the unique opportunities presented to us in 2021 might not recur in the same intensity annually, we believe that comparisons of our performance between 2020 and 2022 would be a more representative benchmark. Therefore, where appropriate, we made comparisons of our operation results between the years ended December 31, 2020 and 2022, to provide more insights into our growth trajectory during years or periods in an ordinary business environment.

Revenue

Our overall revenue decreased from US$130.9 million for the year ended December 31, 2021 to US$97.3 million for the year ended December 31, 2022, which was primarily driven by the decrease in revenue derived from air freight forwarding services from US$123.6 million for the year ended December 31, 2021 to US$92.6 million for the year ended December 31, 2022, due to the combined effect of:

(i)     a slight decrease in total volume of export shipments from 14,580 tons for the year ended December 31, 2021 to 14,286 tons for the year ended December 31, 2022. In particular, (a) our export shipments to the US decreased from 11,297 tons for the year ended December 31, 2021 to 10,068 tons for the year ended December 31, 2022, and (b) our export shipments to France decreased from 724 tons for the year ended December 31, 2021 to 132 tons for the year ended December 31, 2022;

(ii)    the average freight charge of shipment to the United States declined from US$8.5 per kg for the year ended December 31, 2021 to US$6.4 per kg for the year ended December 31, 2022 which was mainly due to the recovery in supply of cargo space post COVID-19 pandemic, more capacity available led to lower average prices charged to customers; and

(iii)   it was partially offset by increases in revenues generated from the export shipments to the United Kingdom and Singapore. In particular (a) our revenues generated from export shipments to the United Kingdom almost doubled, from US$2.7 million for the year ended December 31, 2021 to US$5.2 million for the year ended December 31, 2022, and (b) revenues generated from export to Singapore increased strongly from US$0.4 million for the year ended December 31, 2021 to US$3.6 million for the year ended December 31, 2022.

Compared to the year ended December 31, 2020, our revenue increased from US$71.0 million to US$97.3 million in the year ended December 31, 2022, representing a CAGR of 17% from 2020 to 2022.

Cost of revenue

Our cost of revenue decreased from US$112.3 million for the year ended December 31, 2021 to US$89.0 million for the year ended December 31, 2022, primarily due to the decrease in freight costs payable to for the respective years resulting from (i) the decrease in volume of air export shipments to the United States and France during the year, and (ii) the prices charged by our upstream suppliers such as airline cargo and ocean freight carriers dropped after the peak in 2021.

Compared to the year ended December 31, 2020, our costs revenue increased from US$63.6 million to US$89 million in the year ended December 31, 2022, representing a CAGR of 18% from 2020 to 2022.

Gross profit and gross profit margin

Our overall gross profit decreased from US$18.6 million for the year ended December 31, 2021 to US$8.3 million for the year ended December 31, 2022, which was primarily due to the combined effect of:

(i)     the decrease in gross profit derived from air freight forwarding services from US$17.6 million for the year ended December 31, 2021 to US$7.8 million for the year ended December 31, 2022 as a result of lower volume of export shipments and lower per kilo unit prices charged to customers, particularly to the United States. However, the volume and prices in 2022 were more aligned with the historical performance level before the COVID-19 pandemic, despite the shock to the market in 2021; and

(ii)    the decrease in gross profit derived from ocean freight forwarding services from US$0.9 million for the year ended December 31, 2021 to US$0.5 million for the year ended December 31, 2022 as a result of a lower volume in 2022.

As a result of the foregoing, our overall gross profit margin decreased from 14.2% for the year ended December 31, 2021 to 8.5% for the year ended December 31, 2022.

Compared to the year ended December 31, 2020, our overall gross profit increased from US$7.5 million to US$8.3 million for the year ended December 31, 2022, representing a CAGR of 5% from 2020 to 2022. For these two years, since the increase in cost of revenues was slightly higher than the increase in revenues, the gross profit margin dropped from 10.5% for the year ended December 31, 2020 to 8.5% for the year ended December 31, 2022, reflecting that 2022 was a challenging year for operation across the industry.

General and administrative expenses

Our general and administrative expenses increase from US$3.6 million for the year ended December 31, 2021 to US$4.7 million for the year ended December 31, 2022, which was primarily driven by increased professional fees relating the proposed listing of our company in the United States.

Interest expenses

Our interest expenses decreased from US$22,543 for the year ended December 31, 2021 to US$7,699 for the year ended December 31, 2022, which was primarily due to the decrease in short-term bank loans in 2022.

Other income

Our other income slightly increased from US$0.24 million for the year ended December 31, 2021 to US$0.26 million for the year ended December 31, 2022, primarily driven by an increase in government grants.

Other expenses

Our other expenses decreased from US$0.2 million for the year ended December 31, 2021 to US$0.1 million for the year ended December 31, 2022, primarily as a result of no loss on trading equity securities in 2022.

Income tax

Our income tax expense decreased from US$2.5 million for the year ended December 31, 2021 to US$0.7 million for the year ended December 31, 2022, which was in line with a lower net income for the year ended December 31, 2022.

Net income

As a result of the foregoing, our net income decreased from US$12.6 million for the year ended December 31, 2021 to US$2.4 million for the year ended December 31, 2022, our net income margin decreased from 9.6% for the year ended December 31, 2021 to 2.5% for the year ended December 31, 2022.

It is worth noting that despite the difficult economic environment caused by the pandemic slowdown and lockdowns in Mainland China, we overcame many operational challenges and managed to maintain a positive net profit margin, whilst many of our peers and fellow freight forwarders in Hong Kong were generally faced with losses in 2022. This showcases our resilience and our dedication to and capability of fostering a profitable business.

Comparison of Years Ended December 31, 2021 and 2020

Revenue

Our overall revenue increased by US$59.9 million, or 84.4%, from US$71.0 million for the year ended December 31, 2020 to US$130.9 million for the year ended December 31, 2021, which was primarily due to the increase in revenue derived from air freight forwarding services from US$67.2 million for the year ended December 31, 2020 to US$123.6 million for the year ended December 31, 2021 due to the combined effect of:

(i)     the increase in volume of export shipments from 10,008 tons for the year ended December 31, 2020 to 14,580 tons for the year ended December 31, 2021. In particular, (a) our export shipments to the United States increased from 7,718 tons for the year ended December 31, 2020 to 11,297 tons for the year ended December 31, 2021 mainly resulting from the increase in air export freight forwarding services to our largest customer, which was a freight forwarder, during the year; (b) our export shipments to the Netherlands increased from 353 tons for the year ended December 31, 2020 to 724 tons for the year ended December 31, 2021 resulting from the increase in air export freight forwarding services to our largest customer, which was a freight forwarder, for the year ended December 31, 2021; and

(ii)    The increase in average freight charge of shipment to the United States from US$6.5 per kg for the year ended December 31, 2020 to US$8.5 per kg for the year ended December 31, 2021 which was mainly due to the shortage in supply of cargo space caused by the COVID-19 pandemic.

Cost of revenue

Our cost of revenue increased by US$48.7 million, or 76.6%, from US$63.6 million for the year ended December 31, 2020 to US$112.3 million for the year ended December 31, 2021, primarily due to the increase in freight costs payable to for the respective years resulting from (i) the increase in volume of air export shipments to the United States and the Netherlands during the year, and (ii) the increase in average freight charge due to the COVID-19 pandemic.

Gross profit and gross profit margin

Our overall gross profit increased by US$11.1 million or 148% from US$7.5 million for the year ended December 31, 2020 to US$18.6 million for the year ended December 31, 2021, which was primarily due to the combined effect of:

(i)     the increase in gross profit derived from air freight forwarding services from US$6.6 million for the year ended December 31, 2020 to US$17.6 million for the year ended December 31, 2021 as a result of the increase in volume of export shipments, in particular, to the US and the Netherlands during the year; and

(ii)    the increase in gross profit derived from ocean freight forwarding services from US$0.4 million for the year ended December 31, 2020 to US$0.9 million for the year ended December 31, 2021 as a result of the increase in volume of export shipments, in particular, to the United States during the year.

Our overall gross profit margin increased from 10.5% for the year ended December 31, 2020 to 14.2% for the year ended December 31, 2021, which was primarily due to the increase in gross profit margin derived from freight forwarding services from 10.1% for the year ended December 31, 2020 to 14.2% for the year ended December 31, 2021, mainly due to the combined effect of:

(i)     the increase in gross profit margin derived from air freight forwarding services from 9.9% to 14.3% for the respective years mainly due to the extent of increase in revenue from our air freight forwarding services outweighed the extent of increase in the corresponding freight cost payable to our suppliers resulting from the ability of the management on implementing its pricing strategies; and

(ii)    the decrease in gross profit margin derived from ocean freight forwarding services from 14.9% to 12.7% for the respective periods mainly due to the extent of increase in freight costs payable to our suppliers for our ocean freight forwarding services outweighed the extent of increase in revenue from our ocean freight forwarding services.

General and administrative expenses

Our general and administrative expenses remained relatively stable at US$3.2 million for the year ended December 31, 2020 and US$3.6 million for the year ended December 31, 2021.

Interest expenses

Our interest expenses decreased from US$75,000 for the year ended December 31, 2020 to US$23,000 for the year ended December 31, 2021, which was primarily due to the decrease in short-term bank loans for the year ended December 31, 2021.

Other income

Our other income remained relatively stable at US$0.3 million and US$0.3 million for the year ended December 31, 2020 and 2021, respectively.

Other expenses

Our other expenses increased from US$21,000 for the year ended December 31, 2020 to US$0.2 million for the year ended December 31, 2021, which was primarily due to (i) the turnaround from an exchange gain of US$68,000 for the year ended December 31, 2020 to an exchange loss of US$0.1 million for the year ended December 31, 2021 mainly due to the realized loss incurred upon settlement of RMB-denominated accounts payable resulting from the appreciation of RMB against HKD for the year ended December 31, 2021, and (ii) the increase in loss on trading of equity securities from US$5,000 for the year ended December 31, 2020 to US$0.1 million for the year ended December 31, 2021 mainly due to the general decline in market price of the equity securities for the year ended December 31, 2021 resulting from the market downturn caused by the COVID-19 pandemic.

Income tax

Our income tax expense increased from US$0.7 million for the year ended December 31, 2020 to US$2.5 million for the year ended December 31, 2021, which was in line with the increase in our net income for the year.

Net income

As a result of the above factors, our net income increased by US$8.9 million from US$3.7 million for the year ended December 31, 2020 to US$12.6 million for the year ended December 31, 2021, our net income margin increased from 5.2% for the year ended December 31, 2020 to 9.6% for the year ended December 31, 2021.

Liquidity and Capital Resources

Our principal sources of liquidity are cash inflows received from operating activities, principally from the receipt of payments from our provision of freight forwarding services. Our principal needs for liquidity are operating expenses. Our long-term capital needs generally result from our need to fund our growth strategy. Since our inception, we have financed our operations primarily with cash flow from our business operations.

As of December 31, 2023, our current assets totaled US$35.0 million while current liabilities totaled US$22.4 million (including current maturities of lease liabilities), resulting in net current assets of US$12.7 million. To date, we have not seen a material impact on our liquidity from events related to the COVID-19 pandemic or regional conflicts in Europe and the Middle East. We believe that our current cash and cash equivalents, anticipated proceeds from our operations and net proceeds from the Business Combination will be sufficient to support our operations for at least the next 12 months from the date of consummation of the Business Combination. We may, however, need additional cash resources in the future if we experience changes in market conditions or other developments, or if we identify and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions.

Our cash and cash equivalents are primarily held in Hong Kong dollars, and were US$7.4 million and US$10.8 million as of December 31, 2022 and 2023, respectively.

Our net accounts receivables were US$11.1 million and US$20.1 million as of December 31, 2022 and 2023, respectively, which was in line with the changes in revenue for the same year or period. We generally grant a credit period of within 45 days after customers received services provided by us. The average accounts receivable turnover days were 52 days and 41 days as of December 31, 2022 and 2023, respectively. The average accounts receivables turnover was 52 days as of December 31, 2022 mainly caused by accounts receivable from our largest customer, which accounted for 74.7% of our total accounts receivables as of period end, reflecting the operational challenges across the freight forwarding industry in 2022. As of December 31, 2023, the turnover days reduced to 41 days, as a result of improved revenue positions for the period and returning to a more normal business trajectory, indicating a favorable trend of our liquidity.

We only grant credit terms to established customers who are deemed to be financially responsible. We review our accounts receivable on a periodic basis and makes general and specific allowances when there is a doubt as to the collectability of individual balances. As of December 31, 2023, the allowance for expected credit loss in accounts receivable was US$0.1 million, which has minimal impact on our liquidity.

Our total current assets increased from US$25.7 million as of December 31, 2022 to US$35.0 million as of December 31, 2023, representing a growth of 37%, primarily due to (i) increase in our cash and bank balances from US$7.4 million to US$10.8 million, as business returning to more normal trajectory after the exceptional fluctuation between the years of 2021 and 2022, and (ii) the increase in accounts receivable for the respective years resulting from the prices chargeable to our customer increases.

Our total current liabilities increased from US$13.8 as of December 31,2022 to US$22.4 million as of December 31, 2023, representing a growth of 61.6%. This is primarily driven by an increase in accounts payable, from US$11.4 million to US$18.2 million for that period, which is in line with the increase of our business activities for the year ended December 31, 2023.

Our total net assets was US$12.3 million and US$12.9 million as of December 31, 2022 and 2023 respectively.

Cash flows

The table below sets forth a summary of our cash flows for the years or periods indicated:

	For the Years Ended December 31,
	2022	2023
	US$	US$
Net cash provided by operating activities	951,372	7,336,570
Net cash (used in) provided by investing activities	(3,753,853)	2,229,058
Net cash (used in) financing activities	(373,695)	(4,097,806)
Net increase (decrease) in cash and cash equivalents and restricted cash	(3,176,176)	5,467,822

Cash provided by operating activities

Our operating cash inflow is primarily from our operating activities principally from the receipt of payments for our provision of freight forwarding services, whereas our outflow from operating activities is principally for freight charges, ancillary service fees payable to suppliers, payment of salaries and employee benefits and general and administrative expenses.

For the year ended December 31, 2023, our net cash provided by operating activities was US$7.3 million, representing a significant growth of almost seven times compared to the year ended December 31, 2022. This was mainly attributable to (i) our net income of US$4.6 million which was primarily adjusted for depreciation of right-of-use assets of US$105,340, allowance for expected credit loss of US$54,864 and depreciation of property, plant and equipment of US$164,419, (ii) increase in accounts payables to third party of US$6.8 million, which was in line with increase in freight charges, (iii) decrease in amounts due to related companies of US$87,989, and (iv) decrease in contract liabilities of US$2,529, which was partially offset by increase in accounts receivables of US$9.1 million, which was in line with the our revenues increase.

For the year ended December 31, 2022, our net cash provided by operating activities was US$1.0 million, mainly due to (i) our net income of US$2.4 million which was primarily adjusted for depreciation of right-of-use assets of US$0.3 million, depreciation of property, plant and equipment of US$0.2 million and reverse of expected credit loss of US$0.6 million, (ii) decrease in accounts payable to third parties of US$3.8 million, which were in line with a return to the normal business trajectory for the year ended December 31, 2022 following the anormal peak in freight charges incurred for the year ended December 31, 2021, (iii) increase in accounts payable to a related party of US$4.5 million, (iv) decrease in contract asset of US$0.4 million, (v) decrease in tax payables of US$2.1 million, and (vi) decrease in accounts receivable of US$10.4 million.

Cash (used in) provided by investing activities

Our cash provided by investing activities is primarily attributable to proceeds on disposal of equity securities and repayment from related parties. Our cash used in investing activities is primarily for purchase of property, plant and equipment, purchase of equity securities and advance to related parties.

For the year ended December 31, 2023, purchase of property, plant and equipment was minimal at US$1,549. Our net cash flow provided by investing activities was US$2.2 million, mainly as a result of the decrease in restricted cash with maturity of more than three months.

For the year ended December 31, 2022, our net cash used in investing activities was US$3.8 million, mainly due to (i) increase in restricted cash with maturity of more than three months of US$2.9 million, and (ii) the purchase of property, plant and equipment of US$16,274, which was partially offset by the reduction in repayments to related party from US$5.5 million to US$0.8 million.

Restricted cash represents amounts held by a bank as security for short-term borrowing and therefore is not available for our use until such time as the bank acceptance notes and bank loans have been fulfilled or expired, normally within a twelve month period. The increase in restricted cash in 2022 was intended to provide more bank facilities for us.

Cash provided by (used in) financing activities

For the year ended December 31, 2023, our net cash used in financing activities was US$4.1 million, mainly driven by dividends paid of US$4.0 million.

For the year ended December 31, 2022, our net cash used in financing activities was US$0.4 million, mainly due to (i) repayment of bank loans of US$0.3 million, and (ii) dividends paid of US$0.1 million.

Financing arrangements

Our short-term bank loans primarily consisted of guaranteed bank loans and secured trade financing loans which are repayable within one year. We had short-term bank loans of US$0.1 million as of December 31, 2022, and did not have any short-term bank loans as of December 31, 2023.

For the years ended December 31, 2022, the average annual interest rate was 5.88%.

Material cash requirements

Our material cash requirements as of December 31, 2023 and any subsequent interim period primarily include our accounts payable, amounts due to related parties, other payables and accrued liabilities, and lease obligations. Other than those as discussed below, we did not have any significant capital and other commitments, long-term obligations or guarantees as of December 31, 2023.

Purchase of property, plant and equipment.    Purchase of property, plant and equipment primarily consists of the purchase of machinery and equipment, motor vehicles and furniture and fixtures. Since we operate in an asset light business model, cash used in such purchase accounts for a small fraction of overall cash requirements. The total cash outflow for the purchase of property, plant and equipment was US$16,274 and US$1,549 for the years ended December 31, 2022 and 2023.

Accounts payable.    Accounts payable primarily consisted of trade payables arising from the procurement of cargo space from suppliers. Our accounts payable increased from US$11.9 million as of December 31, 2022 to US$18.6 million as of December 31, 2023, which was in line with the changes in freight charges payable to suppliers during the year or period.

The following table sets forth the average accounts payable turnover days for the years indicated:

	As of December 31,
	2021	2022	2023
Average accounts payable turnover days (Note)	57	66	44

Note: Average accounts payable turnover days are calculated based on the average of the beginning and ending accounts payable for the year divided by the cost of revenue for the year and multiplied by the number of days in the year.

We were generally granted by suppliers a credit period of within 45 days. The average accounts payable turnover days remained relatively stable at 66 days and 44 days for the years ended December 31, 2022 and 2023, respectively, which were generally in line with the general credit period granted by suppliers, also represents a significant improvement in our liquidity.

Amounts due to related parties.    Amounts due to related parties represented general and administrative expenses paid by the related parties on behalf of us, which are non-trade, unsecured, non-interest bearing and repayable on demand.

Other payables and accrued liabilities.    Other payables and accrued liabilities mainly represented the provision for staff bonus and accrued administrative expenses. Our other payables and accrued liabilities remained relatively stable at US$0.77 million and US$0.85 million as of December 31, 2022 and 2023, respectively, mainly driven by increases in provision for staff bonus and accrued administrative expenses.

Lease obligations.    The following table sets out the breakdown of future minimum payments under operating lease as of December 31, 2023:

As of December 31,
US$
2024	49,344
2025	17,615
Total lease payments	66,959
Less: imputed interest	(2,043)
Total operating lease liabilities, net of interest	64,916

Lease expense for lease payments is recognized on a straight-line basis over the lease term.

We plan to fund our capital expenditure primarily with cash balance from our operations and proceeds from the business combination. We will continue to make capital expenditures to meet the expected growth of our business.

If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our shareholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. In the event that additional financing is required from outside sources, we cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Short Term Bank Loans

Short-term loans are summarized as follow:

	As of December 31,
	2022	2023
Guaranteed bank loans	$130,927	—

As of December 31, 2022, all bank loans were repayable within one year with effective interest rate of approximately 5.88%. These bank loans were carried at amortized cost, and we believe amortized cost approximates fair value. During the year ended December 31, 2023, all bank loans were fully settled.

As of December 31, 2022, we were compliant with the financial covenants set forth in the loan agreements.

These loans were secured by (i) guarantee issued by Hong Kong Mortgage Corporation Limited, and (ii) personal guarantee of one of our directors.

Off-balance Sheet Commitments and Arrangements

We have no off-balance sheet arrangements, including arrangements that would affect its liquidity, capital resources, market risk support, and credit risk support or other benefits.

Quantitative and Qualitative Disclosure about Financial Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our financial risk exposure is primarily the result of economic and political risks and exchange risk.

Economic and political risks

Our operations are conducted in Hong Kong. Accordingly, our business, financial condition and results of operations may be influenced by the political, economic and legal environment in Hong Kong, and by the general state of the Hong Kong economy.

Our operations in Hong Kong are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. Our results may be adversely affected by changes in the political and social conditions in Hong Kong, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Financial instruments potentially subject our company to concentrations of credit risk consist principally of cash and trade accounts receivable. All of our cash is maintained with banks in Hong Kong, and none of these deposits are covered by insurance. We have not experienced any losses in accounts. A portion of our sales are credit sales which are primarily to customers whose to pay concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. We also perform ongoing credit evaluations of its customers to help further reduce credit risk.

Exchange risk

Our reporting currency is U.S. Dollar. To date the majority of our revenues and costs are denominated in Hong Kong Dollar and a significant portion of the assets and liabilities are denominated in Hong Kong Dollars. There was no significant exposure to foreign exchange rate fluctuations and we have not maintained any hedging policy against foreign currency risk. Our management will consider hedging significant currency exposure should the need arise.

Recently Issued Accounting Pronouncements

See the discussion of the recent accounting pronouncements contained in Note 2 to the consolidated financial statements, “Summary of Significant Accounting Policies.”

Critical Accounting Policies, Judgements and Estimates

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements and unaudited interim condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the financial statements of our company and our majority-owned subsidiaries. All significant inter-company transactions and balances between our company and our subsidiaries are eliminated upon consolidation.

Adoption of New Accounting Standard

In October 2021, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities in accordance with Accounting Standards Codification Topic 606, Revenue from Contracts with Customers. The ASU is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. We adopted the ASU prospectively on January 1, 2023. The adoption had no material impact to our consolidated financial statements.

In March 2022, the FASB issued ASU 2022-02 — Financial Instruments — Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. This standard eliminates the accounting guidance on TDRs for creditors in ASC 310-40 and amends the guidance on “vintage disclosures” to require disclosure of current period gross write-offs by year of origination. The ASU also updates the requirements related to accounting for credit losses under ASC 326 and adds enhanced disclosures for creditors with respect to loan refinancings and restructurings for borrowers experiencing financial difficulty. The amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, for any entities that adopted ASU 2016-13 — Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. We adopted the ASU prospectively on January 1, 2023 and the adoption had no material impact to our consolidated financial statements.

Recently issued accounting pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023-07), which requires an enhanced disclosure of significant segment expenses on an annual and interim basis. This guidance will be effective for the fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. Upon adoption, the guidance should be applied retrospectively to all prior periods presented in the financial statements. This ASU is currently not expected to have a material impact on the consolidated financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which improves the transparency of income tax disclosures by requiring consistent categories and greater disaggregation of information in the effective tax rate reconciliation and income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. This guidance will be effective for the fiscal years beginning after December 15, 2024. Early adoption is permitted. Upon adoption, the guidance can be applied prospectively or retrospectively. This ASU is currently not expected to have a material impact on the consolidated financial statements.

We do not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on our audited consolidated balance sheets, statement of operations and comprehensive income and statement of cash flows.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Our management makes these estimates using the best information available at the time the estimates are made. Actual results could differ from those estimates. In particular, the COVID-19 pandemic and the resulting adverse impacts to global economic conditions, as well as our operations, may impact future estimates. Significant estimates for the years ended December 31, 2022 and 2023, include allowance for expected credit loss, provisions for compensation and penalty, fair value measurements, useful life of property, plant and equipment, assumptions used in assessing impairment of long-lived assets.

Accounts receivables

Accounts receivables are carried at net realizable value. We review our accounts receivables on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, we consider many factors, including the age of the balance, customer’s historical payment history, its current creditworthiness and current or future economic trends. Accounts are written off after exhaustive efforts at collection. We only grant credit terms to established customers who are deemed to be financially responsible. Credit periods to customers are normally within 45 days after customers received services provided by us. If accounts receivables are to be provided for, or written off, they would be recognized in the consolidated statement of operations within operating expenses. Balance of allowance for expected credit loss was $52,948 and $107,758 as of December 31, 2022 and 2023, respectively.

Fair value of financial instruments

We apply the provisions of ASC 820, Fair Value Measurements and Disclosures, to the financial instruments that are required to be carried at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. We use a three-tier fair value hierarchy based upon observable and non-observable inputs that prioritizes the information used to develop its assumptions regarding fair value. Fair value measurements are separately disclosed by level within the fair value hierarchy.

•        Level 1 — defined as observable inputs such as quoted prices in active markets for identical assets or liabilities;

•        Level 2 — defined as inputs other than quoted prices in active markets, that are either directly or indirectly observable; and

•        Level 3 — defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Our financial instruments primarily consist of cash and cash equivalents, restricted cash, accounts receivable, other current assets, contract assets, accounts payable, other payables and accrued liabilities, short-term bank loans, dividend payables and amounts due from/to related parties.

Useful life of property, plant and equipment

Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives are as follows: Leasehold improvements	life of lease
Machinery and equipment	4 to 5 years
Motor vehicles	3.3 years to 10 years
Furniture and fixtures	5 years

When assets are sold or retired, their costs and accumulated depreciation are eliminated from the consolidated financial statements and any gain or loss resulting from their disposal is recognized in the period of disposition as an element of other income.

Impairment of long-lived assets

Long-lived assets are evaluated for impairment periodically whenever events or changes in circumstances indicate that their related carrying amounts may not be recoverable in accordance with FASB ASC 360, “Property, Plant and Equipment”.

In evaluating long-lived assets for recoverability, we use our best estimate of future cash flows expected to result from the use of the asset and eventual disposition in accordance with FASB ASC 360-10-15. To the extent that estimated future, undiscounted cash inflows attributable to the asset, less estimated future, undiscounted cash outflows, are less than the carrying amount, an impairment loss is recognized in an amount equal to the difference between the carrying value of such asset and its fair value. Assets to be disposed of and for which there is a committed plan of disposal, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell.

There was no impairment loss recognized for the years ended December 31, 2022 and 2023.

Revenue Recognition

We recognize revenues in accordance with ASC Topic 606, “Revenue from Contracts with Customers.”

We derive revenues primarily from the provision of air and ocean freight forwarding services by purchasing transportation services from direct (asset-based) carriers or other freight forwarders and reselling those services to its customers. The contracts with customers generally contain a single performance obligation as the distinct services provided remain substantially the same over time and possess the same pattern of transfer. The performance obligation is satisfied over the transit period when the customers simultaneously receive and consume the benefits of the delivery services. Accordingly, revenue is recognized over the transit period based on the progress towards the completion of the performance obligation.

The transit period can vary based upon the method of transport. Determining the transit period and how much of it has been completed as of the reporting date may require management to make judgments that affect the timing of revenue recognized. For air freight forwarding services, we use the cost-to-cost measure of progress because it best depicts the transfer of control to the customer which occurs as we incur costs on our contracts. Under the cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation. Revenue is recorded proportionally as costs are incurred. The typical amount of time spent rendering air freight forwarding services is three to five days. For ocean freight forwarding services, we use an output method of progress based on time-in-transit to measure the progress as the timing of costs incurred does not best depict the transfer of control to the customer. The typical amount of time spent rendering ocean freight forwarding services is approximately three to four weeks. We believe that the transpiring of time provides the best measurement of the rendering of services to the customer. Our primary output is the provision of transport products over a physical distance. Distance equals speed multiplied by time; because speed may vary over the course of the journey, measuring the rendering of service using units of time is more linearly quantifiable than speed; accordingly, we recognize revenue over time. We believe that the methodology employed is comparable to other global logistics companies and offers faithful depiction of the transport of goods as service rendered to customers.

Pricing for our services is generally a fixed amount. We do not have significant variable consideration in its contracts. Payments are received within 45 to 90 days upon completion of performance obligation but can vary based on the nature of the service provided and certain other factors.

We recognize revenue on a gross basis as we control the services. We are primarily responsible for fulfilling the promise and assuming risk of loss. We have discretion in setting the prices for the services to its customers, and have the ability to direct the use of the services provided by third parties.

Contract Assets

Contract assets include billed and unbilled amounts resulting from in-transit shipments, as we have an unconditional right to payment only once all performance obligations have been completed (e.g., shipments have been delivered). Contract assets are generally classified as current, and the full balance is converted each reporting period based on the short-term nature of the transactions. Contract assets are included within current assets in the accompanying consolidated balance sheets. Gross contract assets related to in-transit shipments totaled US$960,251 and US$992,404 as of December 31, 2022 and 2023, respectively. Contract assets are included within current assets in the accompanying consolidated balance sheets.

Contract Liabilities

Contract liabilities are recognized when we receive prepayments from customers. Contract liabilities will be recognized as revenue when promised services are provided. Contract liabilities were US$6,544 and US$2,564 as of December 31, 2022 and 2023, respectively.

We also provide certain value-added logistics services, such as packaging, warehousing services, small parcel, and local transportation services. The performance obligation is generally satisfied over the service period as we perform the obligations. Pricing for our services is established in the customer contract and is dependent upon the specific needs of the customer but may be agreed upon at a fixed fee per transaction, labor hour, or service period.

We adopted ASC 606 on January 1, 2018, using the transition method of Modified-Retrospective Method. The adoption of ASC 606 had no impact on our beginning balance of retained earnings.

Cost of revenue

Cost of revenue consists primarily of cargo space charged by airlines, shipping liners or other freight forwarders and ancillary logistics services fee including costs of security, local handling, x-ray screening and warehouse services.

Advertising

All advertising costs are expensed as incurred.

Income Taxes

We account for income taxes following the liability method pursuant to FASB ASC 740 “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and taxbases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. We record a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.

We also follow FASB ASC 740, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. We may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. Tax recoverable was $2,033,861 and nil as of December 31, 2022 and 2023, respectively. ASC 740 also provides guidance on recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2022 and 2023, we did not have an asset for unrecognized tax benefits. It is our policy to include penalties and interest expenses related to income taxes as a component of other expenses and interest expenses, respectively, as necessary. Our historical tax years will remain open for examination by the local authorities until the statute of limitations has passed.

Provision for compensation

We recognize a provision for staff injury compensation in accordance with the requirements of ASC Topic 450. This provision is established to account for potential liabilities arising from work-related injuries or illnesses incurred by our employees. The provision is calculated based on estimated maximum future cash outflows to settle the staff injury claim in accordance with Hong Kong Employees’ Compensation Ordinance and ASC Topic 450. The claim considers the assessment of loss of earning capacity including the necessary period of absence from duty and the percentage of loss of earning capacity permanently caused to the employee as a result of the work injury. We also recognize a provision for potential legal claims from a supplier in relation to the disputes on provision of services. The provision is calculated based on estimated maximum future cash outflows to settle the legal claims.

Our management believes that the provision for staff injury compensation adequately reflects our potential liabilities arising from staff injuries. However, actual outcomes may differ from the estimates due to uncertainties inherent in the assessment of future claims and changes in applicable laws or regulations. The provision is reviewed and adjusted on a regular basis to reflect any changes in the estimates of future cash outflows (i.e., court decisions may require adjustments to provision.) Any adjustments will increase/decrease in the provision in the period in which the change occurs.

We are in procession of insurance policy to cover its liability under Hong Kong Employees’ Compensation Ordinance and Hong Kong Common Law for the work injuries for its employees.

The provision for staff injury compensation of $328,615 was recognized as expenses for the year ended December 31, 2022 and classified as a current liability in the consolidated financial statements as at December 31, 2022 and 2023. The provision for compensation to the supplier of $1,245,625 was recognized as expenses for the year ended December 31, 2023 and classified as a current liability in the consolidated financial statements as at December 31, 2023. The expected settlements are anticipated to occur within one year.

PSI’S DIRECTORS AND EXECUTIVE OFFICERS

Unless the context otherwise requires, all references in this section to the “Company,” “Group,” “we,” “us,” “our” or “PSI” refer collectively to PSI Group Holdings Ltd and its direct and indirect subsidiaries prior to the consummation of the Business Combination.

Directors and Senior Management

The following table sets forth certain information relating to the executive officers and directors of PSI as of the date of this proxy statement/prospectus:

Name	Age	Position(s)
Yee Kit Chan	66	Founder, Chairman of the Board and Director
Hok Wai Alex Ko	52	Chief Executive Officer and Director
Chun Kit Tsui	46	Chief Financial Officer

Mr. Yee Kit Chan is our founder and serves as Director and the Chairman of our board of directors. Mr. Chan also serves as a director of PSIHK and BGG, the Operating Subsidiaries of our Group. Mr. Chan has over 40 years of experience in logistic and supply chain operations. He commenced his career at JET Freight International (H.K.) Limited in 1980. From 1981 to 1982, Mr. Chan worked as a manager at DAS Express (HK) Limited. Prior to the founding of PSIHK in 1993, Mr. Chan worked at “K” Line Air Service (Hong Kong) Limited (formerly also known as “K” Line Air Service Fast Forwarders Limited and Fast Forwarder Limited) from 1985 to 1993 with various positions including assistant sales manager, sales manager, the sales manager of Asia Pacific region and the general manager of China region. Mr. Chan obtained a high school diploma in 1978.

Mr. Hok Wai Alex Ko is our Director and Chief Executive Officer. Mr. Ko has over 28 years of experience in logistics and supply chain operations. From 1995 to 2007, Mr. Ko worked at United Airlines holding various positions in airport operations and the sales department. From May 2007 to July 2015, Mr. Ko worked as a sales director at PSIHK, one of our Operating Subsidiaries. Prior to re-joining the Company in February 2022, Mr. Ko founded Trans Orient Logistics (HK) Limited in Sep 2015 and served as its director. Mr. Ko obtained a Diploma in Management Studies jointly awarded by Lingnan University and the Hong Kong Management Association in December 2006. Mr. Ko obtained a Diploma in Hotel Management from I.H.M.E.S. International Hotel School in September 1992 and was awarded a Hospitality Management Diploma from the Educational Institute of the American Hotel and Motel Association in October 1992. Mr. Ko was also awarded Business and Technology Education Council (the “BTEC”) First Diploma in Hotel and Catering, BTEC National Diploma in Hotel, Catering and Institutional Operations from BTEC in December 1991 and April 1994, respectively.

Mr. Chun Kit Tsui has been our Chief Financial Officer since March 2022 and is primarily responsible for our accounting, financial reporting, internal control and compliance functions. He has over 20 years of experience in audit, accounting and finance. Mr. Tsui commenced his career at Lawrence Cheung C.P.A. Company Limited from June 2000 to January 2004 as an audit senior. He then joined BDO McCabe Lo Limited from February 2004 to February 2005 as an audit senior associate. From February 2005 to August 2006, Mr. Tsui was a lecturer at Hong Kong Institute of Vocational Education. From October 2006 to July 2013, he joined PricewaterhouseCoopers Hong Kong, where he provided audit assurance and accounting consulting services to customers in various industries, and his last position was a manager. From August 2013 to August 2020, he served as the general finance manager of Beijing Energy International Holding Co., Ltd. (formerly known as Panda Green Energy Group Limited)(stock code: 00686.HK). Prior to joining our Group, Mr. Tsui served as the finance director of Aceso Life Science Group Limited (stock code: 00474.HK) from August 2020 to March 2022. Mr. Tsui obtained a Bachelor degree in Accountancy from Hong Kong Polytechnic University in November 2000 and a Master degree in Professional Accountancy from University of London in August 2018. He has been a fellow member of the Association of Chartered Certified Accountants and the Hong Kong Institute of Certified Public Accountants since August 2008 and December 2010, respectively.

None of the events listed in Item 401(f) of Regulation S-K has occurred during the past ten years that is material to the evaluation of the ability or integrity of any of our directors, director nominees or executive officers.

Compensation of Directors and Executive Officers

For the year ended December 31, 2023, we paid an aggregate of HK$5,706,448.4 (US$731,595.9) as compensation to our directors and executive officers as well as an aggregate of HK$58,500.0 (US$7,500.0) contributions to the Mandatory Provident Fund (“MPF”), a statutory retirement scheme introduced after the enactment of the Mandatory Provident Fund Schemes Ordinance in Hong Kong.

Except contribution to the MPF, we did not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers. We do not have any equity incentive plan in place as of the date of this prospectus/proxy statement.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

The following table sets forth certain information relating to the executive officers and directors of Pubco immediately after the consummation of the Business Combination.

Name	Age	Position(s)
Yee Kit Chan	66	Chairman of the Board and Director
Hok Wai Alex Ko	52	Chief Executive Officer and Director Appointee
Chun Kit Tsui	46	Chief Financial Officer
Yong Yao	56	Director Appointee
Lai Ping Chan	47	Director Appointee
Zijian Tong	45	Director Appointee
Axel Hoerger	57	Director Appointee
Eric Chen	49	Director Appointee

Biographical information for Yee Kit Chan, Hok Wai Alex Ko and Chun Kit Tsui are under “PSI’s Directors and Executive Officers.” Biographical information for Axel Hoerger and Eric Chen are under “Information Related to AIB — Directors and Executive Officers.”

Mr. Yong Yao will serve on the Pubco Board following the consummation of the Business Combination. Mr. Yao is an accomplished CFO with a decade-plus experience driving financial excellence in diverse sectors. Since October 2023, Mr. Yao has served at Mountain Valley MD Holding Inc. (CSE:MVMD, OTCQX:MVMDF), a biotech company listed on the Canadian Securities Exchange (“CSE”), with his current role as CFO. Mr. Yao played a pivotal role in guiding the company from the biotech research and development stage to commercialization, expanding its reach across continents with diverse business segmentations, including human healthcare, agriculture, husbandry animals, and aquatics. From October 2018 to August 2023, Mr. Yao served as CFO and a director at Hanalytics Pte Ltd (BioMind®), a healthcare AI company, responsible for overseeing corporate finance, treasury, compliance, and strategic planning. From June 2016 to October 2018, Mr. Yao served as the executive director at Xinyuan Real Estate Co., Ltd. (“Xinyuan”), an NYSE-listed real estate developer and property manager company (NYSE: XIN), and President of Xin Yan Capital, a Xinyuan subsidiary, responsible for facilitating IPO, overseeing global land acquisitions, and managing real estate projects. Prior to that, Mr. Yao served as a vice president at Bank of America Merrill Lynch from April 2013 to June 2016, vice president at Morgan Stanley from January 2009 to April 2013, and senior manager at Scotia Bank Canada from January 2002 to January 2009. Mr. Yao obtained his MBA degree from McGill University in July 2001 and a Bachelor of Science degree in Biology from Nankai University in July 1990. Mr. Yao is designated as a Fellow Chartered Management Accountant (“FCMA”) and Chartered Global Management Accountant (“CGMA”) by AICPA-CIMA UK.

Ms. Lai Ping Chan will serve on the Pubco Board following the consummation of the Business Combination. Ms. Chan has been a Hong Kong qualified solicitor since October 2004, with extensive experience in corporate finance. Ms. Chan has been working with the senior management teams of listed companies and providing professional advisory services in relation to corporate finance, governance and compliance, business strategies, commercial transactions and solutions to manage risk exposure consistent with business goals. She is currently serving as the in-house legal counsel and director at Arbele Investment Limited (“Arbele”) and its subsidiary, Caleb Biomedical Co., Ltd. Arbele is a biotech and biopharmaceutical company focused on invention of proprietary immunotherapeutic platforms. Ms. Chan is a founder and director of Pingress Limited, an investment holding company. Ms. Chan served as a general counsel & company secretary at Aceso Life Science Group Limited (HKEX: 474) and its subsidiary Hao Tian International Construction Investment Group Limited (HKEX: 1341) each an investment holding company with diversified business in financial services, property development and construction machinery leasing and trading from February 2019 to August 2022, and at Shandong Hi-Speed Holdings Group Limited (HKEX: 412), an investment holding company from February 2018 to January 2019. From April 2015 to January 2018, Ms. Chan served as chief legal officer at Beijing Energy International Holding Co., Ltd. (HKEX: 686), an investment holding company for clean energy business. From March to August 2020, Ms. Chan served as an independent non-executive director at Lerthai Group Limited (HKEX: 112, delisted since January 2021). From August 2002 to November 2023, Ms. Chan successively worked at law firms including Fred Kan & Co., Stevenson, Wong & Co., Troutman Sanders, L&Y Law Office, etc., with her final position as a consultant. Ms. Chan obtained her master’s degree in Corporate Finance from the Hong Kong Polytechnic University in 2007, a postgraduate certificate in law from the University of Hong Kong in 2002, and a bachelor’s degree in law in 2001 from the same.

Mr. Zijian Tong will serve on the Pubco Board following the consummation of the Business Combination. Mr. Tong has 20 years of experience in capital market and corporate finance, and has a deep understanding in transport and logistics industry with his extensive exposure in the French largest logistics group and later as an equity analyst covering the public companies in the transport and logistics industry. Mr. Tong established Embrace Future International Limited, a capital market and business consulting firm, in British Virgin Islands in December 2022 and has served as the sole director of the same since then. Mr. Tong is engaged to help companies to transition from private to public status, provide professional advisory services to support M&A, strategic investments, reverse taker-over, de-SPAC, investor relations and recapitalizations. From November 2017 to December 2021, Mr. Tong served as partner of CNZF Management Co. Ltd., a specialist investment and structuring firm headquartered in Auckland that provides funds and services to its investor shareholders, originating and managing investments focused on Fintech, Agritech, and real estate industries in the New Zealand. From January 2012 to June 2017, Mr. Tong served as the Investor Relations Director and Board Secretary at China Talent Group (“CTG”), a prestigious privately-owned human resource outsourcing service provider in Beijing, China, where he was primarily engaged in debt and equity financing matters. Mr. Tong served as a Vice President at Finance of Rodobo Internatioanl Inc., a public company once listed on OTCBB from August 2010 to December 2011. From 2006 to 2008, Mr. Tong served as the chief representative of CCG Investor Relations Beijing Office, providing investor relations consulting services to over 50 Chinese companies listed on U.S. stock markets. Mr. Tong obtained his Master’s degree in Bank and Insurance from Institut Des Hautes Etudes Economiques et Commerciales (“INSEEC”) in Bordeaux, France in April 2006 and Bachelor’s degree in economics from Dalian Maritime University Dalian, China in July 2001. Mr. Tong has been a member of the Chartered Institute of Management Accountants (“CIMA”) since July 2017.

None of the events listed in Item 401(f) of Regulation S-K has occurred during the past ten years that is material to the evaluation of the ability or integrity of any of our directors, director nominees or executive officers.

Board of Directors

The board of directors of Pubco will initially consist of up to seven (7) directors immediately after the consummation of the Business Combination. Of these initial seven (7) directors, the majority will be independent. A director is not required to hold any shares in Pubco by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he is interested provided (i) such director has declared the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice, (ii) such director has not been disqualified by the chairman of the relevant board meeting, and (iii) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee in accordance with the Nasdaq rules. The directors may exercise all the powers of Pubco to borrow money, mortgage its undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of Pubco or of any third party. None of Pubco’s non-executive directors has a service contract with Pubco that provides for benefits upon termination of service.

Duties of Directors

Under the laws of the Cayman Islands, directors have fiduciary duties to our company, including a duty of loyalty, and a duty to act honestly in good faith with a view to the company’s best interests. Pubco directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with Amended Pubco Charter as amended and restated from time to time. Our company has the right to seek damages if a duty owed by the directors is breached.

The functions and powers of our board of directors include, among others:

•        convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of officers; and

•        exercising the borrowing powers of our company and mortgaging the property of our company.

Terms of Directors and Executive Officers

Pubco directors may be appointed by an ordinary resolution of Pubco’s shareholders. In addition, Pubco’s board of directors may, by the affirmative vote of a simple majority of the directors present and voting at a board meeting appoint any person as a director either to fill a casual vacancy on Pubco’s board or as an addition to the existing board. Unless otherwise determined by Pubco in general meeting, Pubco shall have no more than seven (7) directors. The office of a director shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) dies or is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing to Pubco, (iv) is removed from office pursuant to any other provisions of the Amended Pubco Charter, (v) without consent of the other directors, is absent from meetings of Pubco directors for a continuous period of six months, or (vi) is prohibited by the laws of the Cayman Islands from acting as a director.

Pubco’s officers are elected by and serve at the discretion of the board of directors of Pubco.

Board Committees

The Pubco Board will have an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee’s members and functions are described below.

Audit Committee

The Pubco audit committee will initially consist of Yong Yao, Lai Ping Chan, and Zijian Tong. Yong Yao will be the chairperson of Pubco’s audit committee. Each of Yong Yao, Lai Ping Chan, and Zijian Tong satisfies the independence requirements under Rule 5605(c)(2) of the Nasdaq Stock Market Rules and meets the criteria for independence set forth in Rule 10A-3 of the Exchange Act, as well as the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC.

The Pubco audit committee will oversee Pubco’s accounting and financial reporting processes and the audits of Pubco’s financial statements. The audit committee will be responsible for, among other things:

•        selecting the independent auditor;

•        pre-approving auditing and non-auditing services permitted to be performed by the independent auditor;

•        annually reviewing the independent auditor’s report describing the auditing firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors and all relationships between the independent auditor and Pubco;

•        reviewing responsibilities, budget, compensation and staffing of Pubco’s internal audit function;

•        reviewing with the independent auditor any audit problems or difficulties and management’s response;

•        reviewing and, if material, approving all related party transactions on an ongoing basis;

•        reviewing and discussing the annual audited financial statements with management and the independent auditor;

•        reviewing and discussing with management and the independent auditors major issues regarding accounting principles and financial statement presentations;

•        reviewing reports prepared by management or the independent auditors relating to significant financial reporting issues and judgments;

•        discussing earnings press releases with management, as well as financial information and earnings guidance provided to analysts and rating agencies;

•        reviewing with management and the independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on Pubco’s financial statements;

•        discussing policies with respect to risk assessment and risk management with management and internal auditors;

•        timely reviewing reports from the independent auditor regarding all critical accounting policies and practices to be used by Pubco, all alternative treatments of financial information within IFRS that have been discussed with management and all other material written communications between the independent auditor and management;

•        establishing procedures for the receipt, retention and treatment of complaints received from Pubco’s employees regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Pubco’s employees of concerns regarding questionable accounting or auditing matters;

•        such other matters that are specifically delegated to Pubco’s audit committee by Pubco’s board of directors from time to time; and

•        meeting separately, periodically, with management, internal auditors and the independent auditor.

Compensation Committee

The Pubco compensation committee will initially consist of Hok Wai Alex Ko, Yee Kit Chan and Zijian Tong. Hok Wai Alex Ko will be the chairperson of the compensation committee. Zijian Tong satisfies the independence requirements under Rule 5605(a)(2) of the Nasdaq Stock Market Rules.

Pubco’s compensation committee will be responsible for, among other things:

•        reviewing, evaluating and, if necessary, revising Pubco’s overall compensation policies;

•        reviewing and evaluating the performance of Pubco’s directors and relevant executive officers and determining the compensation of relevant executive officers;

•        reviewing and approving Pubco’s executive officers’ employment agreements with Pubco;

•        setting performance targets for relevant executive officers with respect to Pubco’s incentive compensation plan and equity-based compensation plans;

•        administering Pubco’s equity-based compensation plans in accordance with the terms thereof; and

•        such other matters that are specifically delegated to the compensation committee by Pubco’s board of directors from time to time.

Nominating and Corporate Governance Committee

The Pubco nominating and corporate governance committee will initially consist of Hok Wai Alex Ko, Yee Kit Chan and Lai Ping Chan. Hok Wai Alex Ko will be the chairperson of the nominating and corporate governance committee. Lai Ping Chan satisfies the independence requirements under Rule 5605(a)(2) of the Nasdaq Stock Market Rules.

The Pubco nominating and corporate governance committee will be responsible for, among other things:

•        selecting and recommending to Pubco’s board of directors nominees for election by the shareholders or appointment by the board;

•        reviewing annually with Pubco’s board of directors the current composition of Pubco’s board of directors with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•        making recommendations on the frequency and structure of Pubco’s board of directors meetings and monitoring the functioning of the committees of Pubco’s board of directors; and

•        advising Pubco’s board of directors periodically with regards to significant developments in the law and practice of corporate governance as well as Pubco’s compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Foreign Private Issuer Status

Pubco is an exempted company limited by shares incorporated in 2023 under the laws of the Cayman Islands. After the consummation of the Business Combination, Pubco will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to Pubco on June 30, 2024. For as long as Pubco qualifies as a foreign private issuer, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

Pubco will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, Pubco intends to publish its results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Pubco is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, Pubco shareholders will receive less or different information about Pubco than a shareholder of a U.S. domestic public company would receive.

Pubco is a non-U.S. company with foreign private issuer status, and, after the consummation of the Business Combination, will be listed on Nasdaq. Nasdaq market rules permit a foreign private issuer like Pubco to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is Pubco’s home country, may differ significantly from Nasdaq corporate governance listing standards. Pubco may elect to follow home country practice in lieu of the following requirements:

•        the requirement that a majority of the board of directors must be comprised of independent directors as defined in Nasdaq Rule 5605(a)(2);

•        the requirement that each member of the compensation committee must be an independent director as set forth in Nasdaq Rule 5605(d)(2)(A);

•        the requirement that director nomination should be made by a vote in which only independent directors participate or by a nominations committee comprised solely of independent directors as set forth in Nasdaq Rule 5605(e)(1);

•        the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of stock option plans;

•        the requirement that the board of directors shall have regularly scheduled meetings at which only independent directors are present as set forth in Nasdaq Rule 5605(b)(2); and

•        the requirement that an annual shareholders meeting must be held no later than one year after the end of the fiscal year-end as set forth in Nasdaq Rule 5620(a).

Pubco expects to rely on certain of the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies.

Controlled Company Status

After the completion of the Business Combination, Mr. Yee Kit Chan, the chairman of the board of directors of Pubco, will, assuming a no redemption scenario, control approximately 61.6% of the voting power of outstanding Pubco Ordinary Shares (64.1% assuming a maximum redemption scenario). As a result, Pubco will be a “controlled company” within the meaning of applicable Nasdaq listing rules. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with the following corporate governance standards (i) that a majority of its board of directors consist of independent directors, (ii) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (iii) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Upon Closing, Pubco expects to exempt from the requirements that a majority of the board of directors consists of independent directors, and that each of the nominating and corporate governance committee and the compensation committee is composed entirely of independent directors. Pending such determination, you may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. If Pubco ceases to be a “controlled company” and a “foreign private issuer” and its shares continue to be listed on Nasdaq, Pubco will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, Pubco may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.

Director Independence

As a result of its securities being listed on Nasdaq following consummation of the Business Combination, Pubco will adhere to the rules of such exchange and applicable SEC rules, as applicable to foreign private issuers, in determining whether a director is independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The sole director of Pubco has determined that Yong Yao, Lai Ping Chan, Zijian Tong and Axel Hoerger are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. AIB has designated Axel Hoerger as “independent director” as defined in the Nasdaq listing standards and applicable SEC rules who shall serve a one (1) year term from the Closing Date, unless Axel Hoerger is removed or resigns prior to the expiration of terms in accordance with the Amended Pubco Charter. The Pubco audit committee is entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. The independent directors of Pubco will have regularly scheduled meetings at which only independent directors are present.

Code of Business Conduct and Ethics

Pubco has adopted a Code of Business Conduct and Ethics to be effective upon consummation of the Business Combination, which will cover a broad range of matters including the handling of conflicts of interest, compliance issues and other corporate policies such as equal opportunity and nondiscrimination standards. This Code of Business Conduct and Ethics will apply to all of Pubco’s executive officers, board members and employees.

Employment Agreements and Indemnification Agreements

Pubco has entered into employment agreements with each of Pubco’s executive officers. Pursuant to such agreements, such individuals agreed to serve as our executive officers. Under these agreements, each of Pubco’s executive officers is employed for a specified time period. Pubco may terminate employment for cause, at any time, for certain acts of the executive officer, such as continued failure by the executive officer to satisfactorily perform his/her duties, or the executive officer’s conviction or entry of a guilty or nolo contendere plea of any felony or any misdemeanor involving moral turpitude. Pubco may also terminate an executive officer’s employment without cause upon 60-day advance written notice. In such case of termination by Pubco, Pubco will (i) continue to provide to the executive officer all compensation, base salary and previously earned but unpaid incentive compensation, if any, and to allow the executive officer to participate in any benefit plans in accordance with the terms of such plans during the notice period, and (ii) pay to the executive officer, in lieu of benefits under any severance plan or policy of Pubco, any such amount as may be agreed between Pubco and the executive officer.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of Pubco’s confidential information or trade secrets, any confidential information or trade secrets of Pubco’s clients or prospective clients, or the confidential or proprietary information of any third party received by Pubco and for which Pubco has confidential obligations. The executive officers have also agreed to disclose in confidence to Pubco all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer’s employment with Pubco and to assign all rights, title and interest in them to Pubco, and assist Pubco in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) engage in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting the executive officer’s name to be used in connection with the activities of, any other business or organization which competes, directly or indirectly, with Pubco, (ii) solicit from any customer doing business with Pubco during the term, or (iii) otherwise interfere with the business or accounts of Pubco.

Pubco will enter into indemnification agreements with each of Pubco’s directors and executive officers before Closing. Under these agreements, Pubco agrees to indemnify Pubco’s directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of Pubco.

2024 Share Incentive Plan

Pubco has adopted a 2024 share incentive plan (the “2024 Plan”), which will be effective upon Closing. Under the 2024 Plan, Pubco may grant share incentive awards to eligible directors, employees and consultants of Pubco in order to promote the success and enhance the value of Pubco. The material terms of the 2024 Plan are summarized below:

Eligibility and Administration.    Directors, employees and consultants (as defined in the 2024 Plan), including any prospective director, employee, or consultant who has accepted an offer of employment or service and will be a director, employee, or consultant after the commencement of their service are eligible to participate in the 2024 Plan. The 2024 Plan will be administered by a committee of one or more members of the Pubco Board.

Limitation on Awards and Shares Available.    The number of ordinary shares initially be approved for issuance under the 2024 Plan shall be 2,527,027 shares (the “Share Limit”). Subject to the authorized share capital as provided in the memorandum of association and articles of association of the Pubco then in effect, the Share Limit will be increased automatically on January 1st of each calendar year during the term of the 2024 Plan commencing on January 1st, 2025 (each, an “Evergreen Date”), by an amount equal to one percent (1%) of the total number of outstanding shares of the Pubco on the end of the calendar year immediately preceding the applicable Evergreen Date. The shares that Pubco issues under the 2024 Plan may be, in whole or in part, authorized and unissued shares, treasury shares (subject to appliable laws) or shares purchased on the open market. If an award is terminated, expired or lapsed for any reason, any shares subject to such award may be used again for new grants under the 2024 Plan, subject to the Share Limit.

Awards.    The 2024 Plan will provide for the grant of options, restricted shares or restricted share units. Each award under the 2024 Plan shall be evidenced by a notice of grant, which will detail the terms, conditions and limitations for each award, including, among others, the term of the award, and the provisions that are applicable in the event that the grantee’s employment or service terminates, and Pubco’s authority to unilaterally or bilaterally amend, modify, suspend, cancel, or rescind an award.

Transfer Restrictions.    Unless otherwise expressly provided in the 2024 Plan, by applicable laws and by the notice of grant, an award is non-transferable and will not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance, or charge.

Plan Amendment and Termination.    With the approval of the Pubco Board, the Administrator (as defined in the 2024 Plan) may terminate, amend, modify, alter, suspend or discontinue the 2024 Plan or any portion thereof at any time. Except with respect to the amendments made in the abovementioned situations and except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the 2024 Plan to comply with applicable laws or accounting or tax rules and regulations, no termination, amendment or modification may adversely affect in any material way any award previously granted pursuant to the 2024 Plan without prior written consent of the participant.

Subject to the effectiveness of the 2024 Plan, 2,420,000 options will be granted to certain directors and employees of PSI on the Closing Date, including 670,000 options to the Chief Executive Officer, 380,000 options to the Chief Financial Officer, and an aggregate of 1,370,000 options to other grantees who are not the directors and officers of PSI or Pubco following the Closing. The 2024 Plan will expire on, and no award may be granted pursuant to the 2024 Plan after, the tenth anniversary of the Closing Date, unless otherwise determined by the Administrator. 70% of these options granted will be vested on the Closing Date. Upon vesting, each option will be exercisable at $0.01 per share.

BENEFICIAL OWNERSHIP OF AIB SECURITIES BEFORE THE BUSINESS COMBINATION

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of (i) AIB, as of [        ], 2024, prior to the Business Combination:

•        each person known by AIB to be the beneficial owner of more than 5% of outstanding AIB Class A Ordinary Shares on such dates;

•        each current executive officer of AIB and each member of the AIB Board, and all executive officers and directors of AIB as a group;

•        each person who will become an executive officer or director of Pubco upon consummation of the Business Combination and all of such executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and rights that are currently exercisable or exercisable within sixty (60) days.

Beneficial ownership of AIB Class A Ordinary Shares pre-Business Combination is based on 3,612,025 AIB Class A Ordinary Shares issued and outstanding as of [        ], 2024.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities.

Except as indicated in the footnotes to the table, each of the security holders listed below has sole voting and investment power with respect to AIB Class A Ordinary Shares or AIB Class B Ordinary Shares owned by such shareholders.

Name and Address of Beneficial Owner(1)	Class A Ordinary Shares		Class B Ordinary Shares		Approximate Percentage of Outstanding Ordinary Shares
	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned(2)	Approximate Percentage of Class
Eric Chen(2)	2,501,874	69.27%	1	100.00%	69.27%
Axel Hoerger	—	—	—	—	—
David Adelman	—	—	—	—	—
Merry Tang	—	—	—	—	—
David Knower	—	—	—	—	—
Jie Gao	—	—	—	—	—
All directors and officers as a group (6 individuals)	2,501,874	69.27%	1	100.00%	69.27%

5% Owners:
AIB LLC(2)	2,501,874	69.27%	1	100.00%	69.27%
Karpus Investment Management(3)	291,950	8.08%	—	—	8.08%
Feis Parties(4)	257,292	7.12%	—	—	7.12%

____________

(1)      Unless otherwise noted, the business address of each of the above entities or individuals is c/o AIB Acquisition Corporation, 875 Third Avenue, Suite M204A, New York, New York, 10022.

(2)      Represents shares held by the Sponsor. Eric Chen, Chief Executive Officer of AIB, who has voting and dispositive power over the shares held by the Sponsor. As such, Eric Chen may be deemed to beneficially own the shares held by the Sponsor.

(3)      According to a Schedule 13G filed on February 13, 2024 by Karpus Management, Inc., a New York corporation, d/b/a Karpus Investment Management (“Karpus”) The principal business address of Karpus is 183 Sully’s Trail, Pittsford, New York 14534.

(4)      According to a Schedule 13G/A filed on March 7, 2022 by (i) Feis Equities LLC (“Feis”) and (ii) Lawrence M. Feis (together with Feis, the “Feis Parties”). The number of Public Shares held by the Feis Parties is reported as of March 3, 2022, which does not reflect any redemption of shares by the Feis Parties in connection with the January 2023 extension or any other transactions after March 3, 2022. Accordingly, the number of Public Shares and the percentages set forth in the table may not reflect the Feis Parties’ current beneficial ownership. The business address of each of the Feis Parties is 20 North Wacker Drive Suite 2115, Chicago, Illinois 60606.

BENEFICIAL OWNERSHIP OF PUBCO SECURITIES FOLLOWING THE BUSINESS COMBINATION

The following table sets forth information regarding the expected beneficial ownership of Pubco Ordinary Shares immediately following the consummation of the Business Combination:

•        each person who is expected to beneficially own 5.0% or more of the outstanding Pubco Ordinary Shares;

•        each executive officer and director nominee of Pubco; and

•        all of those executive officers and director nominees of Pubco as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.

The total number of Pubco Ordinary Shares expected to be outstanding after the consummation of the Business Combination will be (i) assuming a No Redemption Scenario, 25,215,275 Pubco Ordinary Shares, and (ii) assuming 100% AIB Class A Ordinary Shares held by AIB Public Shareholders are redeemed in connection with the Business Combination (“Maximum Redemption Scenario”), 24,230,474 Pubco Ordinary Shares. If the actual facts differ from these assumptions, these amounts will differ.

	Pubco Ordinary Shares Beneficially Owned Immediately After Closing
	No Redemption Scenario		Maximum Redemption Scenario
	Number	%	Number	%
Directors and Executive Officers*:
Yee Kit Chan(1)	15,534,000	61.6	15,534,000	64.1
Hok Wai Alex Ko(2)	469,000	1.8	469,000	1.9
Chun Kit Tsui(3)	266,000	1.0	266,000	1.1
Yong Yao
Lai Ping Chan
Zijian Tong
Axel Hoerger
Eric Chen(4)	2,536,437	10.1	2,536,437	10.5
All Directors and Executive Officers as a Group	18,805,437	72.5	18,805,437	75.3

Principal Shareholders:
Grand Pro Development Limited(1)	13,534,000	53.7	13,534,000	55.9
AIB LLC(4)	2,536,437	10.1	2,536,437	10.5
Profit Sail SAS Holdings Company Limited(1)	2,000,000	7.9	2,000,000	8.3
Active Move Group Holdings Limited(5)	1,800,000	7.1	1,800,000	7.4

____________

*        The business address for the directors and executive officers of Pubco will be Unit 1002, 10/F, Join-in Hang Sing Centre, No.2-16 Kwai Fung Crescent, Kwai Chung, New Territories, Hong Kong.

(1)      Mr. Yee Kit Chan controls 100% of each of Grand Pro Development Limited and Profit Sail SAS Holdings Company Limited. Mr. Yee Kit Chan may be deemed the beneficial owner of the shares to be held by Grand Pro Development Limited and Profit Sail SAS Holdings Company Limited.

(2)     Represents 469,000 Pubco Ordinary Shares that Hok Wai Alex Ko has the rights to acquire within 60 days of the Closing, by exercising the options to be granted and vested under the 2024 Plan on the Closing Date, subject to the effectiveness of the 2024 Plan upon Closing.

(3)     Represents 266,000 Pubco Ordinary Shares that Chun Kit Tsui has the rights to acquire within 60 days of the Closing, by exercising the options to be granted and vested under the 2024 Plan on the Closing Date, subject to the effectiveness of the 2024 Plan upon Closing.

(4)      Represents (i) 2,501,875 Pubco Ordinary Shares to be received by the Sponsor for the Founder Shares held by the Sponsor, and (ii) 34,562 Pubco Ordinary Shares to be received by the Sponsor for the 34,562 AIB Class A Ordinary Shares underlying the Private Rights held by the Sponsor. Mr. Eric Chen, the Chief Executive Officer of AIB, has voting and dispositive power over the shares held by the Sponsor. As such, Eric Chen may be deemed as the beneficial owner of the shares to be held by the Sponsor.

(5)      Mr. Kin Yin Alfred Kwong controls 100% of Active Move Group Holdings Limited. Mr. Kin Yin Alfred Kwong may be deemed the beneficial owner of the shares to be held by Active Move Group Holdings Limited.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

AIB Relationships and Related Party Transactions

Founder Shares

On July 30, 2021, the Sponsor purchased 1,437,500 AIB Class B Ordinary Shares for an aggregate price of $25,000. On September 13, 2021, AIB effected a 0.5-for-1 split of its AIB Class B Ordinary Shares, such that the Sponsor owned 2,156,250 Founder Shares. The Founder Shares will automatically convert into shares of AIB Class A Ordinary Shares at the time of AIB’s initial business combination and are subject to certain transfer restrictions. Holders of Founder Shares may also elect to convert their shares of AIB Class B Ordinary Shares into an equal number of AIB Class A Ordinary Shares, subject to adjustment, at any time.

On October 18, 2023, AIB issued an aggregate of 2,156,249 Class A Ordinary Shares, to the Sponsor, upon the Conversion of an equal number of Class B Ordinary Shares, held by the Sponsor.

The Initial Shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) six months after the completion of a business combination; and (B) subsequent to a business combination, (x) if the closing price of the AIB Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a business combination, or (y) the date on which AIB completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the AIB shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.

Private Placement Units

Simultaneously with the closing of the IPO, AIB consummated the sale of 388,750 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor and Maxim, generating gross proceeds of $3,887,500.

Founder Registration Rights Agreement

AIB has entered into a registration rights agreement with its officers and directors and the Sponsor with respect to the Founder Shares, the securities underlying the Private Placement Units, and the securities underlying any Conversion Units.

Administrative Services Agreement

Pursuant to the Administrative Services Agreement, AIB agreed to pay the Sponsor a fee of up to $10,000 per month for the use of office and administrative and support services following the consummation of the IPO until the earlier of the consummation of the Business combination or liquidation. For the period from June 18, 2021 (Inception) through March 31, 2024, AIB incurred and paid $264,000 in fees under this arrangement. In the event the consummation of our initial Business Combination takes the maximum 36 months, or until January 21, 2025, our Sponsor will be paid up to $10,000 per month ($360,000 in the aggregate) for office space, administrative and support services and is entitled to be reimbursed for any out-of-pocket expenses.

IPO Promissory Note

On July 30, 2021, the Sponsor agreed to loan AIB an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to the IPO Promissory Note. The IPO Promissory Note was non-interest bearing. The IPO Promissory Note was repaid in full on January 21, 2022.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a business combination, certain of AIB’s officers and directors may, but are not obligated to, make Working Capital Loans to AIB as may be required. If AIB completes a business combination, AIB would repay the Working Capital Loans out of the proceeds of the Trust Account released to AIB. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, AIB may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post business combination entity at a price of $10.00 per unit. These units would be identical to the Private Placement Units.

On January 23, 2023, AIB issued the Working Capital Loan Note in the principal amount of up to $500,000 to the Sponsor. The Working Capital Loan Note was issued in connection with advances the Sponsor has made, and may make in the future, to AIB for working capital expenses. The Working Capital Loan Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which AIB consummates its initial business combination and (ii) the date that the winding up of AIB is effective. At the election of the Sponsor, up to $500,000 of the unpaid principal amount of the Working Capital Loan Note may be converted into Conversion Units, equal to: (x) the portion of the principal amount of this note being converted, divided by (y) $10.00, rounded up to the nearest whole number of units. The Conversion Units are identical to the Private Placement Units. The Conversion Units and their underlying securities are entitled to the registration rights set forth in the note. As of March 31, 2024 and December 31, 2023, there was $500,000 outstanding under the Working Capital Loan Note.

Extension Loans

On January 20, 2023, AIB issued the January 2023 Extension Note in the aggregate principal amount of up to $450,000 to the Sponsor, pursuant to which the Sponsor agreed to loan to AIB up to such amount in connection with the January 2023 Extension. The Sponsor agreed to deposit into the Trust Account $50,000 per month (or $0.05 per Public Share not redeemed in connection with the January 2023 Extension) for each month of the January 2023 Extension, commencing on January 21, 2023 and continuing through October 21, 2023, or portion thereof, that is needed to complete an initial business combination, for up to an aggregate of $450,000. On January 20, 2023, the first installment of the Extension Funds was deposited into the Trust Account. The January 2023 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the business combination, and (b) the date of the liquidation of AIB. As of December 31, 2023, an aggregate of $450,000 of the January 2023 Extension Funds had been deposited into the Trust Account.

On October 19, 2023, AIB issued a promissory note (the “October 2023 Extension Note”) in the aggregate principal amount of up to $750,000 to the Sponsor, pursuant to which the Sponsor agreed to loan to AIB up to such amount in connection with the October 2023 Extension. The Sponsor will deposit into the Trust Account $50,000 per month (or $0.05 per Public Share not redeemed in connection with the October 2023 Extension) for each month of the October 2023 Extension, commencing on October 21, 2023 and continuing through January 21, 2025, or portion thereof, that is needed to complete an initial business combination, for up to an aggregate of $750,000. On October 20, 2023, the first installment of the Extension Funds was deposited into the Trust Account. The October 2023 Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the business combination, and (b) the date of the liquidation of AIB. As of December 31, 2023, an aggregate of $150,000 of the October 2023 Extension Funds had been deposited into the Trust Account. As of May 21, 2024, an aggregate of $400,000 (plus applicable interest) of the October 2023 Extension Funds had been deposited into the Trust Account, which covers the extension period through June 21, 2024.

Advances from Related Party

For the three months ended March 31, 2024, the Sponsor paid expenses totaling $20,000 on behalf of the AIB, of which a total of $0 had been repaid through March 31, 2024.

For the years ended December 31, 2023 and 2022, the Sponsor paid expenses totaling $144,597 and $67,910 on behalf of AIB, respectively, of which a total of $105,377 has been repaid through December 31, 2023 and during the period ended December 31, 2022 amounts due from the Sponsor amounting to $26,445 was offset against the advance from the Sponsor.

For the three months ended March 31, 2024 and 2023, the Sponsor advanced $38,000 and $227,097 to AIB for working capital purposes, respectively. The total cash advanced by the Sponsor as of March 31, 2024 was $58,000, which includes $20,000 expenses paid by the Sponsor on behalf of AIB.

For the year ended December 31, 2023, the Sponsor advanced $400,869 to AIB for working capital purposes.

As of March 31, 2024 and December 31, 2023 and 2022, AIB owed to the Sponsor $549,554, $491,554 and $41,465, which includes $0, $10,000 and $0 owed for administrative support services, respectively. Balance owed to the Sponsor are reported as advance from related party on the accompanying balance sheets.

Other Related Party Transactions

Other than reimbursement of any out-of-pocket expenses incurred in connection with activities on AIB’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees, non-cash payments or other similar compensation, has been or will be paid to AIB’s officers or directors, or to any of their respective affiliates, prior to or with respect to our initial business combination (regardless of the type of transaction that it is). AIB’s independent directors will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or AIB’s or their affiliates and will be responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties.

After the Business Combination, members of AIB’s management team who remain with Pubco may be paid consulting, management or other fees from Pubco. The amount of such compensation is not known at this time, and it will be up to the directors of Pubco to determine executive and director compensation.

All ongoing and future transactions between AIB and any member of its management team or his or her respective affiliates will be on terms believed by us at that time, based upon other similar arrangements known to AIB, to be no less favorable to us than are available from unaffiliated third parties. It is AIB’s intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to AIB than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to AIB than with an unaffiliated third party, AIB would not engage in such transaction.

PSI Relationships and Related Party Transactions

Employment Agreements and Indemnification Agreements

See “Management of Pubco Following the Business Combination — Employment Agreements and Indemnification Agreements.”

Other Related Party Transactions

Transactions with Granful Solutions Limited

During the years ended December 31, 2021, 2022, and 2023, respectively, we had an amount of $129,670, $141,231 and nil due from Granful Solutions Limited (“Granful Solutions”) for the settlement of the general and administrative expenses we paid on their behalf. During the years ended December 31, 2021, 2022 and 2023, respectively, we received services fee of $3,130, $558,427 and nil from Granful Solutions for air export services we provided to them. We paid Granful Solutions freight charges and other handling charges of $694 and nil during the years ended December 31, 2022 and 2023. Granful Solutions is an entity controlled by Mr. Hok Wai Alex Ko, director of PSI.

Transactions with Profit Sail International Express (SZX) Company Limited

During the years ended December 31, 2021, 2022, and 2023, respectively, we had an amount of $269,946, $557,523 and $153,317 due to Profit Sail International Express (SZX) Company Limited (“Profit Sail International”). During the same years, we had an amount of $54,880, $8,797 and $117,327, respectively, due from Profit Sail International for the settlement of the general and administrative expenses we paid on their behalf, services fee of $590,581, $525,372 and $346,705, respectively, from Profit Sail International for air export services we provided to them, and management fee of $27,145, $25,962 and $25,962, respectively, from Profit Sail International related for management services we provided to them. During the same years, we paid Profit Sail International freight charges and other handling charges of $5,804,739, $3,267,048 and $706,432, respectively. Profit Sail International is an entity controlled by a family member of Mr. Yee Kit Chan (“Mr. Chan”), the chairman of PSI.

Transactions with Top Star E-Commence Logistic Limited

During the year ended December 31, 2021, we had an amount of $163,615 due to Top Star E-Commence Logistic Limited (“Top Star”) and paid Top Star freight fee and other handling charges of $992,965. During the year ended December 31, 2022, we had an amount of $602,320 due from Top Star for the settlement of the general and administrative expenses we paid on their behalf, services fee of $5,615 from Top Star for air export services we provided to them, and paid Top Star freight charges and other handling charges of $2,169,132. During the year ended December 31, 2023, we had an amount of $205,127 due to Top Star and we paid Top Star freight fee and other handling charges of $4,316,065. Top Star is an entity controlled by a family member of Mr. Kin Yin Alfred Kwong, a shareholder of PSI.

Transactions with Mr. Yee Kit Chan

During the year ended December 31, 2021, we had an amount of $804,888 due to Mr. Chan. Such amount was fully settled on June 30, 2022. Mr. Chan is the chairman of the PSI Board and controls 100% of each of Grand Pro Development Limited and Profit Sail SAS Holdings Company Limited and beneficially owns an aggregate of 77.7% of PSI’s issued and outstanding ordinary shares.

Transactions with Rich Fame International Limited

During the years ended December 31, 2021, 2022 and 2023, respectively, we had an amount of $37,332, $84,050 and nil due from Rich Fame International Limited (“Rich Fame”) for the settlement of the general and administrative expenses we paid on their behalf, and paid Rich Fame IT maintenance fee of $289,231, $340,128 and $359,090. During the years ended December 31, 2022 and 2023, we had an amount of nil and $111,090 due to Rich Fame, respectively. Rich Fame is an entity controlled by a family member of Mr. Chan.

Transactions with Business Great Group Limited

During the years ended December 31, 2021, 2022 and 2023, respectively, we had an amount of $2,519, $2,519 and nil due from Business Great Group Limited for the settlement of the general and administrative expenses we paid on their behalf. Business Great Group Limited is an entity controlled by the sole director and sole shareholder of Active Move Group Holdings Limited, beneficially owning an aggregate of 9.0% of PSI’s issued and outstanding ordinary shares.

Transactions with Business Great Global Supply Chain Limited

During the year ended December 31, 2021, we had an amount of $1,955,163 due from BGG for the settlement of the general and administrative expenses we paid on their behalf. During the years ended December 31, 2021, 2022 and 2023, respectively, we received services fee of $43,614, $7,269 and nil from BGG for management services we provided to them. BGG is a wholly owned subsidiary of PSI since March 16, 2022.

Transactions with Business Great Global Supply Chain (Shenzhen) Company Limited

During the years ended December 31, 2022 and 2023, respectively, we had an amount of $45,469 and nil due from Business Great Global Supply Chain (Shenzhen) Company Limited (“BGG Shenzhen”) for the settlement of the general and administrative expenses we paid on their behalf. BGG Shenzhen is an entity controlled by Mr. Chan.

DESCRIPTION OF PUBCO SECURITIES

A summary of the material provisions governing Pubco’s share capital immediately following the consummation of the Business Combination is described below. This summary is not complete and should be read together with the Amended Pubco Charter, a copy of which is appended to this proxy statement/prospectus as Annex B. Pubco is a Cayman Islands exempted company, and immediately following the consummation of the Business Combination, its affairs will be governed by the Amended Pubco Charter, the Cayman Companies Act and the common law of the Cayman Islands.

As of the date of this proxy statement/prospectus, Pubco is authorized to issue 500,000,000 ordinary shares, $0.0001 par value each. Upon consummation of the Business Combination, Pubco will be authorized 500,000,000 shares, 400,000,000 of which shall be ordinary shares $0.0001 par value each, and 100,000,000 shares of which shall be undesignated shares, US$0.0001 par value per share (the “Pubco Ordinary Shares”).

As of the date of this proxy statement/prospectus, there are 1 Pubco Ordinary Share issued and outstanding.

The Amended Pubco Charter will become effective at the First Merger Effective Time. The following are summaries of material provisions of the Amended Pubco Charter and the Cayman Companies Act insofar as they relate to the material terms of the Pubco Ordinary Shares.

Ordinary Shares

General

Holders of Pubco Ordinary Shares will be entitled to one vote for each share held of record on all matters to be voted on by shareholders. Except as disclosed otherwise in this proxy statement/prospectus, none of the holders of Pubco Ordinary Shares have different voting rights from the other holders after the completion of the Business Combination.

Dividends

Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of Pubco’s board of directors and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, Pubco’s overall financial condition, available distributable reserves and any other factors deemed relevant by Pubco’s board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profits (including retained earnings) or share premium, provided that in no circumstances may a dividend be paid if this would result in Pubco being unable to pay its debts as they fall due in the ordinary course of its business.

Even if Pubco’s board of directors decides to pay dividends, the form, frequency and amount will depend upon Pubco’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that Pubco’s board of directors may deem relevant. In addition, Pubco is a holding company and depend on the receipt of dividends and other distributions from its subsidiaries to pay dividends on Pubco Ordinary Shares. When making recommendations on the timing, amount and form of future dividends, if any, Pubco’s board of directors will consider, among other things:

•        Pubco’s results of operations and cash flow;

•        Pubco’s expected financial performance and working capital needs;

•        Pubco’s future prospects;

•        Pubco’s capital expenditures and other investment plans;

•        other investment and growth plans;

•        dividend yields of comparable companies globally;

•        restrictions on payment of dividend that may be imposed on us by financing arrangements; and

•        the general economic and business conditions and other factors deemed relevant by our board of directors and statutory restrictions on the payment of dividends.

Liquidation

On the winding up of Pubco, if the assets available for distribution amongst Pubco shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of winding up, the surplus shall be distributed amongst Pubco shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to Pubco for unpaid calls or otherwise. If Pubco’s assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by Pubco shareholders in proportion to the par value of the shares held by them.

General Meetings of Shareholders

Under the Cayman Companies Act, Pubco is not required to call shareholders’ annual general meetings. Pubco, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Nasdaq listing standards. At least 7 calendar days’ notice shall be given for any general meeting. The board of directors of Pubco or the chairman of the board may call general meetings at anytime, and must convene an extraordinary general meeting upon the requisition of shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all the issued and outstanding shares that as at the date of the deposit carry the right to vote at general meetings of Pubco. One or more shareholders’ holding shares which carry in aggregate (or representing by proxy) not less than one-half (1/2) of all votes attaching to all shares in issue and entitled to vote at such general meeting present in person or by proxy and entitled to vote will be a quorum for all purposes.

Transfers of Shares

Subject to the restrictions set out below, any of Pubco shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or any other form approved by Pubco board of directors.

Pubco board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which Pubco has a lien. Pubco board of directors may also decline to register any transfer of any ordinary share unless:

•        the instrument of transfer is lodged with Pubco, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as Pubco board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of ordinary shares;

•        the instrument of transfer is properly stamped, if required;

•        in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•        a fee of such maximum sum as the Nasdaq Global Market may determine to be payable, or such lesser sum as Pubco board of directors may from time to time require is paid to Pubco in respect thereof.

The registration of transfers may, after compliance with any notice required of the Nasdaq Global Market, be suspended and the register closed at such times and for such periods as Pubco board of directors may from time to time determine, provided always that the registration of transfers shall not be suspended nor the register closed for more than thirty (30) calendar days in any calendar year.

If Pubco directors refuse to register a transfer, they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Calls on Shares and Forfeiture of Shares

Pubco’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Pubco Ordinary Shares. Any Pubco Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption and Repurchase of Shares

Subject to the provisions of the Cayman Companies Act, Pubco may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or Pubco. The redemption of such shares will be effected in such manner and upon such other terms as Pubco’s directors determine before the issue of the shares, by either the Pubco board or by ordinary resolution of Pubco. Pubco may also purchase or redeem its own shares (including any redeemable shares) on such terms and in such manner and terms have been approved by the Pubco Board or by Pubco shareholders by an ordinary resolution, or are otherwise authorized by the Amended Pubco Charter.

Rights

Upon the consummation of the Business Combination, pursuant to the Business Combination Agreement each issued and outstanding AIB Right shall be automatically converted into such number of Pubco Ordinary Shares equals to the number of AIB Ordinary Shares that would have been received by the holder thereof if such AIB Right had been converted upon the consummation of an initial business combination as described in the IPO Prospectus and in accordance with AIB Charter and the IPO Prospectus.

Upon the consummation of the Business Combination, AIB Rights shall automatically be canceled and retired and cease to exist. The holders of certificates previously evidencing AIB Rights outstanding immediately prior to the Business Combination shall cease to have any rights with respect to such AIB Rights, except as provided by Law. Each certificate formerly representing AIB Rights shall thereafter represent only the right to receive Pubco Ordinary Shares as set forth in the Business Combination Agreement.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of the UK, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Cayman Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that the merger is permitted under the laws of that other jurisdiction).

For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is affected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five percent (75%) in value of the shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)     the statutory provisions as to the required majority vote have been met;

(b)    the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)     the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)    the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions.

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

•        a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•        the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•        those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Special Considerations for Exempted Companies

Pubco is an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company (other than an exempted company holding a license to carry on business in the Cayman Islands) does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may issue shares with no par value;

•        an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Amended Pubco Charter permit indemnification of officers and directors for any action, proceeding, costs, charges, expenses, losses, damages or liabilities, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from actual fraud, willful default or willful neglect which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, Pubco intends to enter into indemnification agreements with Pubco’s directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in the Amended Pubco Charter.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Pubco’s directors, officers or persons controlling us under the foregoing provisions, Pubco has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Amended Pubco Charter

Some provisions of the Amended Pubco Charter may discourage, delay or prevent a change of control of Pubco or management that shareholders may consider favorable, including provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders.

Such provisions could be applied to delay or prevent a change in control of Pubco or make removal of management more difficult. This may cause the price of Pubco Ordinary Shares to fall.

However, under Cayman Islands law, Pubco’s directors may only exercise the rights and powers granted to them under the Amended Pubco Charter for a proper purpose and for what they believe in good faith to be in the best interests of Pubco and the shareholders.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, directors owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Amended Pubco Charter provide that shareholders may approve corporate matters by way of a written resolution signed by or on behalf of all shareholders who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. An extraordinary general meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling extraordinary general meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Amended Pubco Charter permit Pubco’s shareholders together holding one-third (1/3) of all votes attaching to all the issued and outstanding shares that as at the date of the deposit carry the right to vote at general meetings of Pubco to requisition a general meeting. As a Cayman Islands exempted company, Pubco is not obliged by law to call shareholders’ annual general meetings. Pubco, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Nasdaq listing standards.

Matters Requiring Shareholder Approval

A special resolution, requiring not less than a two-thirds vote (or a unanimous written resolution), is required to:

•        amend the Amended Pubco Charter;

•        register Pubco by way of continuation in a jurisdiction outside the Cayman Islands;

•        merge or consolidate Pubco by way of a Cayman Islands statutory merger or consolidation;

•        reduce Pubco’s share capital or any capital redemption reserve in any manner authorized by law;

•        change Pubco’s name; or

•        other matters as provided in the Amended Pubco Charter.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Amended Pubco Charter do not provide for cumulative voting. As a result, Pubco’s shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute under its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either a business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, Pubco cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Amended Pubco Charter, if Pubco is wound up, the liquidator of Pubco may distribute the assets with the sanction of a special resolution of the shareholders and any other sanction required by law.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under the Amended Pubco Charter, if Pubco’s share capital is divided into different classes (and as otherwise determined by the directors in accordance with the Amended Pubco Charter), the relative rights as between the difference classes may only be varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, the Amended Pubco Charter may only be amended by a special resolution of the shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the Amended Pubco Charter on the rights of non-resident or foreign shareholders to hold or exercise voting rights on Pubco’s shares. In addition, there are no provisions in the Amended Pubco Charter governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, Pubco’s board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Inspection of Books

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of Pubco’s shares have no general right under Cayman Islands law to inspect or obtain copies of Pubco’s register of members or Pubco’s corporate records (other than Pubco’s memorandum ad articles of association, as amended and restated from time to time, and its register of mortgages and charges).

Changes in Capital

Pubco may from time to time by ordinary resolution:

•        increase the share capital by new shares of such amount as it thinks expedient;

•        consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•        subdivide its shares, or any of them, into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

•        cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the share so canceled.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

•        the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

•        the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

•        the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

This privacy notice explains the manner in which we collect, process, and maintain personal data about our investors pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in our Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by our Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into our Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Legislation of the Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act (Revised) (the “Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, applies in respect of financial years commencing July 1, 2019, onwards. However, it is anticipated that our Company may remain out of scope of the legislation or else be subject to more limited substance requirements.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Pursuant to the Business Combination Agreement, AIB shareholders will become the shareholders of Pubco upon the Merger Closing. This section describes the material differences between the rights of AIB shareholders before the consummation of the Business Combination, and the rights of Pubco shareholders after the Business Combination. These differences in shareholder rights result from the differences between the respective governing documents of AIB and Pubco.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. AIB shareholders are urged to carefully read the relevant provisions of the Amended Pubco Charter that will be in effect at the First Merger Effective Time to be compared against the AIB Charter. Unless otherwise specified herein, terms and expressions defined in or construed for the purposes of the AIB Charter or the Amended Pubco Memorandum and Articles have the same meanings in the summary table below:

AIB	Pubco
Authorized Share Capital

The authorized share capital of the AIB is $5,400 divided into 54,000,000 shares of a nominal or par value of $0.0001, further designated as: (i) 50,000,000 Class A Ordinary Shares, (ii) 3,000,000 Class B Ordinary Shares, and (iii) 1,000,000 Preference Shares.

The authorized share capital of the Company is US$50,000 divided into 500,000,000 Shares, 400,000,000 of which shall be Ordinary Shares, US$0.0001 par value per share, and 100,000,000 shares of which shall be Undesignated Shares, US$0.0001 par value per share.

Rights of Preference Shares

The directors of AIB may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Companies Act) vary such rights save that the Directors shall not allot issue, grant options over or otherwise dispose of shares to the extent that it may affect AIB’s ability to carry out a conversion of Class B ordinary shares in accordance with the terms of the AIB Charter.

Not applicable.
Rights of Class A Ordinary Shares, Class B Ordinary Shares and Preference Shares

The holders of all Ordinary Shares shall be: (a) entitled to dividends in accordance with the relevant provisions of these Articles; (b) entitled to the rights on a winding up of the Company in accordance with the relevant provisions of these Articles; (c) entitled to receive notice of and attend general meetings of the Company and shall, except as otherwise expressly provided herein, be entitled to one vote for each Ordinary Share registered in the name of such holder in the Register of Members; and (d) except as otherwise specified in these Articles or required by law, the holders of the Class A Shares on an as converted basis and Class B Shares shall vote as a single class.

Not applicable.

AIB	Pubco

Preference Shares:    The directors of AIB may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Companies Act) vary such rights save that the Directors shall not allot issue, grant options over or otherwise dispose of shares to the extent that it may affect AIB’s ability to carry out a conversion of Class B ordinary shares in accordance with the terms of the AIB Charter.

Number and Qualification of Directors

AIB may by ordinary resolution from time to time fix the maximum and minimum number of directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of directors shall be one and the maximum number of directors shall be unlimited.

Unless otherwise determined by Pubco in general meeting, the number of directors shall be up to seven (7) and the majority of whom shall be independent directors under the Designated Stock Exchange Rules (as defined in the Amended Pubco Charter), the exact number of directors to be determined from time to time by the board of directors.

A director shall not be required to hold any shares in Pubco. A director who is not a shareholder of Pubco shall nevertheless be entitled to attend and speak at general meetings.

Appointment/Removal of Directors

Prior to the closing of an initial business combination AIB, by ordinary resolution of the holders of the Class B ordinary shares, may appoint or remove directors (and holders of Class A ordinary shares shall have no right to appoint or remove directors). A vote by at least 90% of ordinary shares actually voted at a meeting to consider any such amendment shall be required to amend any provision inconsistent with Article 115 of the AIB Charter.

The board may, by the affirmative vote of a simple majority of the directors present and voting at a board meeting, or Pubco may by ordinary resolution, appoint any person to be a director.

A director may be removed from office by the affirmative vote of two-thirds (2/3) of the directors then in office (except with regard to the removal of the chairman, who may be removed from office by the affirmative vote of all directors), or by ordinary resolution (except with regard to the removal of the chairman, who may be removed from office by special resolution), notwithstanding anything in the Amended Pubco Charter or in any agreement between Pubco and such director (but without prejudice to any claim for damages under such agreement).

Vacancies on the Board of Directors

The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.

A vacancy on the board created by the aforesaid removal of a director may be filled by ordinary resolution or by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting. The notice of any meeting at which a resolution to remove a director shall be proposed or voted upon must contain a statement of the intention to remove that director and such notice must be served on that director not less than ten (10) calendar days before the meeting. Such director is entitled to attend the meeting and be heard on the motion for his removal.

AIB	Pubco

The office of Director shall be vacated, if the Director becomes bankrupt or makes any arrangement or composition with his creditors; dies or is found to be or becomes of unsound mind; resigns his office by notice in writing to the Company; is removed from office by Ordinary Resolution; is removed from office by notice addressed to him at his last known address and signed by all of his co-Directors (not being less than two in number); or is removed from office pursuant to any other provision of the AIB Charter.

Prior to the closing of an initial business combination AIB, by ordinary resolution of the holders of the Class B ordinary shares, may appoint or remove directors.

The board may, by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting, appoint any person as a director, to fill a casual vacancy on the board or as an addition to the existing board.

Amendment to Governing Documents

Subject to the provisions of the Cayman Companies Act, AIB may amend the AIB Charter by a resolution, passed by at least two-thirds of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting and includes a unanimous written resolution.

Subject to the Cayman Companies Act, Pubco may at any time and from time to time by special resolution alter or amend the Amended Pubco Charter in whole or in part.
Quorum of General Meeting
One or more shareholders holding at least a majority of the paid up voting share capital of AIB present in person or by proxy and entitled to vote at that meeting shall form a quorum.

One or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-half (1/2) of all votes attaching to all shares in issue and entitled to vote at such general meeting present, shall be a quorum for all purposes.

Shareholder Meetings

The directors of AIB may, whenever they think fit, convene a general meeting.

General meetings may also be convened on the requisition in writing of any shareholder or shareholders entitled to attend and vote at general meetings of AIB holding at least ten percent of the paid up voting share capital of AIB deposited at the registered office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the directors to convene the general meeting shall be reimbursed to them by AIB. The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office, and may consist of several documents in like form each signed by one or more requisitionists.

All general meetings other than annual general meetings shall be called extraordinary general meetings.

Pubco may (but shall not be obliged to) in each calendar year hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as may be determined by the directors. At these meetings the report of the directors (if any) shall be presented.

The chairman or the directors (acting by a resolution of the board) may call general meetings, and they shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of Pubco.

A shareholders’ requisition is a requisition of shareholders of Pubco holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all the issued and outstanding shares that as at the date of the deposit carry the right to vote at general meetings of Pubco.

AIB	Pubco

If at any time there are no directors, any two shareholders (or if there is only one shareholder then that shareholder) entitled to vote at general meetings of AIB may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the directors.

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

If there are no directors as at the date of the deposit of the shareholders’ requisition, or if the directors do not within twenty-one (21) calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further forty-five (45) calendar days, the requisitionists, or any of them representing more than one-half (1/2) of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) calendar months after the expiration of the said forty-five (45) calendar days.

A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by directors.

Notice of Shareholder Meetings

At least seven clear days’ notice in writing counting from the date service is deemed to be given shall be given for any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by AIB by ordinary resolution to such persons as are, under the AIB Charter, entitled to receive such notices, but with the consent of all the shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those shareholders may think fit.

The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any shareholder shall not invalidate the proceedings at any meeting.

At least seven (7) calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by Pubco, provided that a general meeting of Pubco shall, whether or not the notice specified in the Amended Pubco Charter has been given and whether or not the provisions of the Amended Pubco Charter regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)     in the case of an annual general meeting, by all the shareholders (or their proxies) entitled to attend and vote thereat; and

(b)    in the case of an extraordinary general meeting, by holders of two-thirds (2/3) of the shareholders having a right to attend and vote at the meeting, present at the meeting or, in the case of a corporation or other non-natural person, represented by its duly authorized representative or proxy.

The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting

AIB	Pubco
Indemnification, liability insurance of Directors and Officers

The AIB Charter provides for indemnification of officers and directors together with every former director or officer, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default, or willful neglect.

To the maximum extent permitted by applicable law, Pubco shall indemnify each existing or former secretary, director (including alternate director), and other officer of Pubco (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former secretary or officer in or about the conduct of Pubco’s business or affairs or in the execution or discharge of the existing or former secretary’s or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning Pubco or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect.

Dividends

Subject to any rights and restrictions for the time being attached to any shares, the directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the same out of the funds of AIB lawfully available therefor.

Subject to any rights and restrictions for the time being attached to any shares, AIB by ordinary resolution may declare dividends, but no dividend shall exceed the amount recommended by the directors.

The Directors when paying dividends to shareholders may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a shareholder (or AIB, as a result of any action or inaction of the shareholder) is liable).

All dividends shall be declared and paid according to the amounts paid up on the shares, but if and for so long as nothing is paid up on any of the shares dividends may be declared and paid according to the par value of the shares.

No dividend shall bear interest against AIB.

Subject to any rights and restrictions for the time being attached to any shares, the directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the same out of the funds of Pubco lawfully available therefor.

Subject to any rights and restrictions for the time being attached to any shares, Pubco by ordinary resolution may declare dividends, but no dividend shall exceed the amount recommended by the directors.

Any dividend payable in cash to the holder of shares may be paid in any manner determined by the directors. The directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution.

Subject to any rights and restrictions for the time being attached to any shares, all dividends shall be declared and paid according to the amounts paid up on the shares, but if and for so long as nothing is paid up on any of the shares dividends may be declared and paid according to the par value of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of the Amended Pubco Charter as paid on the share.

No dividend shall bear interest against Pubco. Any dividend unclaimed after a period of six calendar years from the date of declaration of such dividend may be forfeited by the board of directors and, if so forfeited, shall revert to Pubco.

AIB	Pubco
Winding up

If AIB shall be wound up the liquidator shall apply the assets of AIB in such manner and order as he thinks fit in satisfaction of creditors’ claims.

If AIB shall be wound up, the liquidator may, with the sanction of an ordinary resolution divide amongst the shareholders in specie or kind the whole or any part of the assets of AIB (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders or different classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like sanction shall think fit, but so that no shareholder shall be compelled to accept any assets whereon there is any liability.

If Pubco shall be wound up the liquidator may, with the sanction of a special resolution of Pubco and any other sanction required by the Cayman Companies Act, divide amongst the shareholders of Pubco in species or in kind the whole or any part of the assets of Pubco (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to the provisions of Amended Pubco Charter, determine how the division shall be carried out as between the shareholders of Pubco or different classes of shareholders of Pubco. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders of Pubco as the liquidator, with the like sanction, shall think fit, but so that no shareholder of Pubco shall be compelled to accept any asset upon which there is a liability.

If Pubco shall be wound up, and the assets available for distribution amongst the shareholders of Pubco shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders of Pubco in proportion to the par value of the shares held by them. If in a winding up the assets available for distribution amongst the shareholders of Pubco shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders of Pubco in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to Pubco for unpaid calls or otherwise. This article is without prejudice to the rights of the holders of shares issued upon special terms and conditions.

Exclusive Jurisdiction and Forum
Not applicable.

Without limiting the jurisdiction of the courts of the Cayman Islands to hear, settle and/or determine disputes related to Pubco, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Pubco, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Pubco to Pubco or Pubco’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or these Articles including but not limited to any purchase or acquisition of shares, security or guarantee provided in consideration thereof, or (iv) any action asserting a claim against Pubco which if brought in the United States of America would be a claim arising under the internal affairs doctrine (as such concept is recognized under the laws of the United States from time to time).

Unless Pubco consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than the Pubco.

PRICE RANGE OF SECURITIES AND DIVIDEND INFORMATION

AIB Public Units, AIB Class A Ordinary Shares and AIB Public Rights were traded on The Nasdaq Global Market under the symbols “AIBBU,” “AIB” and “AIBBR,” respectively. However, as described above, each of these securities is subject to the Trading Suspension. On May 8, 2024, the last day of trading prior to the Trading Suspension, the closing sale prices of AIB Public Units, AIB Class A Ordinary Shares and AIB Public Rights were $12.50, $11.73 and $0.10, respectively.

Since the Trading Suspension, AIB Public Units, AIB Class A Ordinary Shares and AIB Public Rights have been eligible to trade on the OTC Markets under the tickers “ACCUF,” “AIBAF” and “AACRF,” respectively. As of May 22, 2024, the closing sales prices of AIB Public Units, AIB Class A Ordinary Shares and AIB Public Rights were $10.01, $11.53 and $0.14, respectively.

Holders of the AIB Units, AIB Class A Ordinary Shares, and AIB Public Rights should obtain current market quotations for their securities. The market price of AIB’s securities could vary at any time before the Business Combination.

Historical market price information regarding PSI is not provided because there is no public market for their securities.

Historical market price information regarding Pubco is not provided because there is no public market for its securities. Pubco will apply to list the Pubco Ordinary Shares on the Nasdaq under the symbols “PSIG.” It is a condition to consummation of the Business Combination in the Business Combination Agreement that the Pubco Ordinary Shares to be issued in connection with the Business Combination shall have been approved for listing on the Nasdaq, subject only to official notice of issuance thereof. Pubco, PSI and AIB have certain obligations in the Business Combination Agreement to use reasonable best efforts in connection with the Business Combination, including with respect to satisfying this Nasdaq listing condition. The Nasdaq listing condition in the Business Combination Agreement may be waived by the parties to the Business Combination Agreement.

Holders

As of the Record Date, there were [    ] holders of record of AIB Units, [    ] holder of record of AIB Class A Ordinary Shares, [    ] holder of record of AIB Class B Ordinary Shares, and [    ] holders of record of AIB Public Rights. As of the Record Date, there were [    ] holders of record of PSI Shares. As of the Record Date, Pubco had one holder of record. See “Beneficial Ownership of Pubco Securities Following the Business Combination.”

Dividend Policy

AIB has not paid any cash dividends on AIB Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. In addition, PSI has not paid any dividends to its shareholders. The payment of any cash dividends after consummation of the Business Combination shall be dependent upon the revenue, earnings and financial condition of Pubco from time to time. The payment of any dividends subsequent to the Business Combination shall be within the discretion of the board of directors of Pubco.

ANNUAL MEETING SHAREHOLDER PROPOSALS

If the Business Combination is consummated, you shall be entitled to attend and participate in Pubco’s annual meetings of shareholders. If Pubco holds a 2025 annual meeting of shareholders, it shall provide notice of or otherwise publicly disclose the date on which the 2025 annual meeting shall be held. As a foreign private issuer, Pubco will not be subject to the SEC’s proxy rules.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with AIB Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of AIB, at 875 Third Avenue, Suite M204A, New York, New York, 10022. Following the Business Combination, such communications should be sent in care of Pubco, at Unit 1002, 10/F, Join-in Hang Sing Centre, No.2-16 Kwai Fung Crescent, Kwai Chung, New Territories, Hong Kong. Each communication shall be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

PSI is being represented by Cooley LLP with respect to certain legal matters as to United States federal securities and New York State law. AIB is being represented by Ellenoff Grossman & Schole LLP with respect to certain legal matters as to United States federal securities and New York State law and certain United States tax law matters. Collas Crill represented AIB with respect to certain Cayman Islands law matter and Yin Xu & Co. served as Hong Kong legal advisor in connection with the Business Combination.

The validity of Pubco Ordinary Shares has been passed on by Ogier.

EXPERTS

The financial statements of AIB as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023 included in this proxy statement/prospectus have been audited by UHY LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein and in the proxy statement/prospectus, which includes an explanatory paragraph regarding AIB’s ability to continue as a going concern. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing. The current address of UHY LLP is 1185 6th Ave 38th Floor, New York, New York 10036.

The consolidated financial statements of PSI as of December 31, 2022 and 2023 and for the years ended December 31, 2022 and 2023 as set forth in this proxy statement/prospectus and elsewhere in the registration statement have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The current address of WWC, P.C. is 2010 Pioneer Court, San Mateo, CA 94403.

ENFORCEABILITY OF CIVIL LIABILITIES

Unless the context otherwise requires, all references in this section to the “we,” “us,” “our” refer collectively to Pubco following the consummation of the Business Combination.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. These disadvantages include: (i) the Cayman Islands has a less exhaustive body of securities laws than the United States and these securities laws provide significantly less protection to investors, and (ii) Cayman Islands companies may not have standing to sue before the federal courts of the United States. Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, all of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. Specifically, following the consummation of the Business Combination, two of our directors, namely, Yee Kit Chan and Hok Wai Alex Ko, and one executive officer, Chun Kit Tsui, are located in Hong Kong, and none of our post-Business Combination directors or officers is located in the PRC. As a result, it may be difficult or impossible for shareholders to effect service of process within the United States upon us or such persons or to enforce judgments obtained in United States courts against them or against us, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. It may also be difficult for shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and director.

We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any State of the United States.

Hong Kong

There is uncertainty as to whether the courts of Hong Kong would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

The recognition and enforcement of foreign judgments are provided for under the Hong Kong Civil Procedure Law. Hong Kong courts may recognize and enforce foreign judgments in accordance with the requirements of the Hong Kong Civil Procedure Law based either on treaties between Hong Kong and the country where the judgment is made or in reciprocity between jurisdictions. Hong Kong does not have any treaties or other agreements with Cayman Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Hong Kong court would enforce a judgment rendered by a court in either of these two jurisdictions.

Cayman Islands

We have been advised by Ogier, our counsel as to Cayman Islands, that it is uncertain as to whether the courts of the Cayman Islands will (i) recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws, and (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Ogier has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment in personam obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the

Grand Court of the Cayman Islands, provided such judgment (a) is given by a competent foreign court with jurisdiction to give the judgment, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

British Virgin Islands

There is no statutory registration regime in the British Virgin Islands for judgments of the courts of the United States (the “Courts”). However, any final and conclusive monetary judgment for a definite sum obtained against a British Virgin Islands’ Guarantor (the “BVI Guarantor”) in the Courts would be recognized as a valid judgment and treated by the courts of the British Virgin Islands as a cause of action in itself and sued upon as a debt at common law with a view to proceeding with the claim by way of summary judgment so that no retrial of the issues would be necessary provided that:

•        the Courts had jurisdiction in the matter and the BVI Guarantor either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•        the judgment given by the Courts was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations;

•        the judgment was not procured by fraud;

•        recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy;

•        the proceedings pursuant to which judgment was obtained were not contrary to natural justice;

•        new admissible evidence relevant to the matter was submitted prior to the rendering of the judgment by the courts of the British Virgin Islands; and

•        all procedures relevant to the matter under the laws of the British Virgin Islands were duly complied with.

The British Virgin Islands would follow the general position under English common law that a court will not enforce a foreign penal law, either directly or indirectly. A judgment awarding monetary damages under the U.S. federal securities laws would constitute a penalty (and therefore not be enforced) if it is recoverable only at the instance of: (i) a U.S. state, (ii) a U.S. public official or agency, or (iii) a member of the public in the character of a common informer who pursues an action in the interest of the whole community.

Original action in the British Virgin Islands based upon the U.S. federal securities laws

If an action is capable of amounting to a cause of action under common law and thus capable of being sustained as a cause of action in itself under English law then it may be possible for such action to be brought in the British Virgin Islands. For example, if the action to be brought in the British Virgin Islands is based on a provision within the U.S. federal securities laws which prohibits fraud, deceit or misrepresentation in the sale of securities, an investor may be able to bring an original action in the British Virgin Islands if the facts and circumstances of their case amount to an action for fraud, misrepresentation or deceit based solely on the common law without reference to or independent of the U.S. federal securities laws.

However, where such action can only be based on a particular provision within the U.S. federal securities laws, for example, such action that may relate to strict reporting or registration requirements to particular bodies established under or recognized by such law (such as the SEC); it is very unlikely that such action would have extra-territorial effect unless specifically stated within that law and recognized as having such effect under British Virgin Islands law. Consequently, an investor would not be able to bring such an action in the British Virgin Islands in those circumstances.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, AIB and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of AIB’s annual report to shareholders and AIB’s proxy statement. Upon written or oral request, AIB shall deliver a separate copy of the annual report to shareholder and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that AIB deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that AIB deliver single copies of such documents in the future. Shareholders may notify AIB of their requests in writing AIB at its principal executive offices at 875 Third Avenue, Suite M204A, New York, New York 10022. Following the Business Combination, such requests should be made by writing Pubco at its principal executive office at Unit 1002, 10/F, Join-in Hang Sing Centre, No.2-16 Kwai Fung Crescent, Kwai Chung, New Territories, Hong Kong.

WHERE YOU CAN FIND MORE INFORMATION

As a foreign private issuer, after the consummation of the Business Combination, Pubco shall be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end. AIB files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on AIB at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to AIB has been supplied by AIB, and all such information relating to PSI has been supplied by PSI. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

PSI does not file any annual, quarterly or current reports, proxy statements or other information with the SEC.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing AIB’s proxy solicitation agent at the following address, telephone number and email:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Toll Free: (877) 870-8565
Collect: (206) 870-8565
Email: ksmith@advantageproxy.com

If you are an AIB shareholder and would like to request documents, please do so by [    ], 2024 to receive them before the Extraordinary General Meeting of AIB shareholders. If you request any documents from us, we shall mail them to you by first class mail, or another equally prompt means.

None of AIB, Pubco or PSI has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that which is contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX OF FINANCIAL STATEMENTS

AIB ACQUISITION CORPORATION

PSI GROUP HOLDINGS LTD

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

AIB Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of AIB Acquisition Corporation (the “Company”) as of December 31, 2023 and 2022, and the related statements of operations, changes in shareholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no revenue, its business plan is dependent on future financing and the completion of the initial business combination, and the Company’s cash and working capital as of December 31, 2023, are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events, conditions and plans regarding these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty, and our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2021.

New York, New York

March 21, 2024

AIB ACQUISITION CORPORATION

BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS
Cash	$114,709	$44,217
Prepaid expenses – current	38,370	67,963
TOTAL CURRENT ASSETS	153,079	112,180

Investments held in Trust Account	11,315,193	88,525,575
TOTAL ASSETS	$11,468,272	$88,637,755
LIABILITIES, REDEEMABLE CLASS A ORDINARY SHARES, AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$653,733	$130,491
Promissory note – related party	600,000	—
Advance from related party	491,554	41,465
Convertible note – related party	500,000	—
TOTAL CURRENT LIABILITIES	2,245,287	171,956
LONG TERM LIABILITIES
Deferred underwriting fee – non-current	3,018,750	3,018,750
TOTAL LIABILITIES	5,264,037	3,190,706
COMMITMENTS AND CONTINGENCIES (NOTE 6)
REDEEMABLE CLASS A ORDINARY SHARES
Class A ordinary shares subject to possible redemption, $0.0001 par value, 984,801 and 8,625,000 shares at redemption value of $11.49 and $10.26 per share at December 31, 2023 and 2022, respectively	11,315,193	88,525,575
SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares; $0.0001 par value; 50,000,000 shares authorized; 2,627,224 and 470,975 shares issued and outstanding at December 31, 2023 and 2022, respectively	262	47
Class B ordinary shares; $0.0001 par value; 3,000,000 shares authorized; 1 and 2,156,250 shares issued and outstanding at December 31, 2023 and 2022, respectively	—	215
Additional paid-in capital	—	—
Accumulated deficit	(5,111,220)	(3,078,788)
TOTAL SHAREHOLDERS’ DEFICIT	$(5,110,958)	$(3,078,526)
TOTAL LIABILITIES, REDEEMABLE CLASS A ORDINARY SHARES, AND SHAREHOLDERS’ DEFICIT	$11,468,272	$88,637,755

The accompanying notes are an integral part of these financial statements.

AIB ACQUISITION CORPORATION
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2023	Year Ended December 31, 2022
General and administrative expenses	$1,432,432	$824,664
Loss from operations	(1,432,432)	(824,664)

Other income:
Interest and dividends earned on investments held in Trust Account	699,124	1,383,127
Unrealized gain on investments held in Trust Account	—	29,948
Total other income	699,124	1,413,075

Net (loss) income	$(733,308)	$588,411

Weighted average shares of redeemable Class A ordinary shares outstanding, basic and diluted	1,353,033	8,128,767
Basic and diluted net income per share, Class A redeemable	$0.45	$0.47

Weighted average shares of non-redeemable Class A ordinary shares outstanding, basic and diluted	914,040	443,878
Basic and diluted net loss per share, Class A non-redeemable	$(0.51)	$(1.26)

Weighted average shares of Class B ordinary shares outstanding, basic and diluted	1,713,185	2,156,250
Basic and diluted net loss per share, Class B	$(0.51)	$(1.26)

The accompanying notes are an integral part of these financial statements.

AIB ACQUISITION CORPORATION
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	—	$—	2,156,250	$215	$24,785	$(23,277)	$1,723
Proceeds from Initial Public Offering (net of offering costs)	—	—	—	—	5,844,179	—	5,844,179
Sale of Private Units	388,750	39	—	—	3,887,461	—	3,887,500
Representative Shares Issuance	82,225	8	—	—	597,992	—	598,000
Excess Value of Unit Purchase Option	—	—	—	—	56,000	—	56,000
Accretion for Class A Ordinary Shares to redemption value	—	—	—	—	(10,410,417)	(2,230,847)	(12,641,264)
Subsequent accretion for Class A Ordinary Shares to redemption value	—	—	—	—	—	(1,413,075)	(1,413,075)
Net income	—	—	—	—	—	588,411	588,411
Balance – December 31, 2022	470,975	$47	2,156,250	$215	$—	$(3,078,788)	$(3,078,526)
Accretion for Class A Ordinary Shares to redemption value	—	—	—	—	—	(1,299,124)	(1,299,124)
Conversion of Class B shares	2,156,249	215	(2,156,249)	(215)	—	—	—
Net loss	—	—	—	—	—	(733,308)	(733,308)
Balance – December 31, 2023	2,627,224	$262	1	$—	$—	$(5,111,220)	$(5,110,958)

The accompanying notes are an integral part of these financial statements.

AIB ACQUISITION CORPORATION
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2023	Year Ended December 31, 2022
Cash Flows from Operating Activities:
Net (loss) income	$(733,308)	$588,411
Adjustments to reconcile (loss) income to net cash used in operating activities:
Interest and dividends earned on investments held in Trust Account	(699,124)	(1,383,127)
Unrealized gain on investments held in Trust Account	—	(29,948)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	29,593	(67,963)
Advance from related party	10,000	—
Accounts payable and accrued expenses	523,242	113,849
Net cash used in operating activities	(869,597)	(778,778)

Cash Flows from Investing Activities:
Cash deposited to Trust Account	(600,000)	(87,112,500)
Cash withdrawn from Trust Account in connection with redemption	78,509,506	—
Net cash provided by (used in) investing activities	77,909,506	(87,112,500)

Cash Flows from Financing Activities:
Payment of offering costs	—	(291,340)
Proceeds from the Initial Public Offering, net of underwriters’ discount	—	84,525,000
Proceeds from private placement	—	3,861,055
Advances from related party	545,466	67,910
Repayment of advances from related party	(105,377)	—
Proceeds from notes payable – related party	600,000	—
Proceeds from convertible promissory note – related party	500,000	—
Repayment of promissory note – related party	—	(272,500)
Redemption of common stock	(78,509,506)	—
Net cash (used in) provided by financing activities	(76,969,417)	87,890,125

Net Change in Cash	70,492	(1,153)
Cash – Beginning of period	44,217	45,370
Cash – End of period	$114,709	$44,217

Non-cash investing and financing activities:
Deferred underwriting commissions payable charged to additional paid in capital	$—	$3,018,750
Advance to related party offset against advance from related party	$—	$26,445
Conversion Class B ordinary shares to Class A ordinary shares	$215	$—
Accretion for Class A ordinary shares to redemption amount	$1,299,124	$14,054,339

The accompanying notes are an integral part of these financial statements.

AIB ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS

AIB Acquisition Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on June 18, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses (“Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination, although the Company is focused on business in the fintech industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2023, the Company had not commenced any operations. All activity from June 18, 2021 (inception) through December 31, 2023 relates to the Company’s formation and IPO (as defined below), and, since the IPO, the search for and consummation of a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO.

The Company’s Registration Statement on Form S-1 initially filed with the Securities and Exchange Commission (“SEC”) on January 5, 2022 (File No. 333-260594), as amended, was declared effective on January 18, 2022). On January 21, 2022, the Company consummated its initial public offering (the “IPO”) of 7,500,000 units (“Units” and, with respect to the (i) shares of Class A Ordinary Shares (as defined below) included in the Units, the “Public Shares” and (ii) rights included in the Units offered, the “Public Rights”) at $10.00 per Unit, generating gross proceeds of $225,000,000 (see Note 3). Each Public Right entitles the holder to receive one-tenth (1/10) of one of Class A Ordinary Share, par value $0.0001 per share, of the Company (the “Class A Ordinary Shares”) upon the consummation of a Business Combination. The Company has selected December 31 as its fiscal year end.

Simultaneously with the closing of the IPO, the Company consummated the sale of 355,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement (the “Private Placement”) to the Company’s sponsor, AIB LLC (the “Sponsor”), and Maxim Group, LLC (“Maxim”) generating gross proceeds of $3,550,000 (see Note 4).

Simultaneously with the closing of the IPO and the Private Placement, the Company consummated the closing of the sale of 1,125,000 additional units (the “Overallotment Units”) upon receiving notice of the underwriter’s election to fully exercise its overallotment option, generating additional gross proceeds of $11,250,000. Simultaneously with the exercise of the Overallotment Units, the Company consummated the private placement of an additional 33,750 Private Units to the Sponsor and Maxim, generating gross proceeds of $337,500.

Offering costs for the IPO and Overallotment Units amounted to $5,941,695, consisting of $1,725,000 of underwriting fees, consisting of $1,725,000 of underwriting fees, $3,018,750 of deferred underwriting fees payable (which are held in the Trust Account (as defined below), $56,000 for the underwriter’s unit purchase option (see Note 6), $598,000 for the issuance of representative shares to the underwriters, and $543,945 of other costs. As described in Note 6, the $3,018,750 of deferred underwriting fees payable is contingent upon the consummation of a Business Combination, subject to the terms of the underwriting agreement entered into in connection with the IPO.

Following the closing of the IPO, the Private Placement and sale of the Overallotment Units, $87,112,500 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO, Overallotment Units, and the Private Units in the Private Placement were placed in a U.S.-based trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company (“Continental”) as trustee. As of December 31, 2023, the amounts placed in the Trust Account were invested in money market funds primarily held in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

AIB ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS (cont.)

The Company’s management (“Management”) has broad discretion with respect to the specific application of the net proceeds of the IPO and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amounts due under the Business Combination marketing agreement and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account, which, as of December 31, 2023, was $11.44 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable.

All of the Public Shares contain a redemption feature that allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of incorporation (the “Amended and Restated Charter”). In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) Subtopic 10-S99, redemption provisions not solely within the control of a company require Class A ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares are issued with other freestanding instruments (i.e., the Public Rights), the initial carrying value of the Public Shares classified as temporary equity is the allocated proceeds determined in accordance with FASB ASC Topic 470-20 “Debt with Conversion and other Options”. The Public Shares are subject to ASC 480 Subtopic 10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the balance sheet until such date that a redemption event takes place.

Redemptions of the Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Charter, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and other holders of our Founder Shares (as defined in Note 5) prior to our Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares and any Public

AIB ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS (cont.)

Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Amended and Restated Charter provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares sold in the IPO, without the prior consent of the Company.

The Sponsor, officers and directors have agreed not to propose an amendment to the Amended and Restated Charter that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A Ordinary Shares in conjunction with any such amendment.

The Initial Shareholders have also agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period (as defined below). However, if the Initial Shareholders should acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) may be less than $11.44 per share held in the Trust Account as of December 31, 2023. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Extensions of the Combination Period

The Company initially had until January 21, 2023, 12 months from the closing of the Initial Public Offering, to consummate the initial Business Combination. On January 18, 2023, the Company held an extraordinary general meeting of shareholders (the “First Extension Meeting”) and approved, among other things, amendments to the second amended and restated memorandum and articles of association (the “First Extension Amendment”) to (i) extend the date by which we must consummate an initial Business Combination from January 21, 2023 to October 21, 2023, and (ii) to permit the board of directors of the Company (the “Board”), in its sole discretion, to elect to wind up the Company’s operations on an earlier date than October 21, 2023. In connection with the vote to approve the First Extension Amendment and the Trust Amendment (as defined below), Public Shareholders holding 7,623,698 Ordinary Shares exercised their right to redeem such shares for a pro rata portion of the Trust Account. As a result, an aggregate amount of $78,324,476 (approximately $10.27 per share) was removed from the Trust Account to pay such holders.

AIB ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS (cont.)

On January 19, 2023, upon the shareholders’ approval of the trust amendment proposal at the First Extension Meeting, the Company entered into an amendment (the “Trust Amendment”) to the Investment Management Trust Agreement, dated January 18, 2022 (the “Trust Agreement”), by and between the Company and Continental, to extend the date by which the Company would be required to consummate a Business Combination from January 21, 2023 to October 21, 2023, or such earlier date as determined by the Board, in its sole discretion.

On October 19, 2023, the Company held an extraordinary general meeting of shareholders in lieu of an annual meeting of shareholders (the “Second Extension Meeting”) and approved, among other things, an amendment to the Amended and Restated Charter to extend the date by which the Company has to consummate an initial Business Combination from October 21, 2023 to January 21, 2025, or such earlier date as determined by the Board (the “Second Extension Amendment”). In connection with vote to approve the Second Extension Amendment, Public Shareholders holding 16,501 Ordinary Shares exercised their right to redeem such shares for a pro rata portion of the Trust Account. As a result, $185,030 (approximately $11.21 per share) was removed from the Trust Account to pay such holders.

If the Company is unable to complete a Business Combination by January 21, 2025, the extended date (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay (i) its income and franchise taxes and (ii) up to $100,000 of dissolution expenses, if any, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Board, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Founder Share Conversion

On October 18, 2023, the Company issued an aggregate of 2,156,249 Class A Ordinary Shares, to the Sponsor of the Company, upon the conversion (the “Conversion”) of an equal number of the Company’s Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”, and together with the Class A Ordinary Shares, the “Ordinary Shares”), held by the Sponsor (Note 5).

The 2,156,249 Class A Ordinary Shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B Ordinary Shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination as described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (this “Report”), to which the accompanying financial statements and these notes form a part.

Nasdaq Notices

On May 11, 2023, the Company received two deficiency letter (the “First Nasdaq Letter”) and (the “Second Nasdaq Letter”) from the Listing Qualifications Department (the “Nasdaq Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the preceding 30 consecutive business days, the Company’s Market Value of Listed Securities (“MVLS”) was below the $50 million minimum requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Requirement”) and the Company’s Market Value of Publicly Held Shares (“MVPHS”) was below the $15 million minimum requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(3)(C) (the “MVPHS Requirement”).

AIB ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS (cont.)

The First Nasdaq Letter and Second Nasdaq Letter received had no immediate effect on the Company’s Nasdaq listing. The Nasdaq Listing Rules provided the Company a compliance period of 180 calendar days in which to regain compliance. If at any time during this compliance period, the Company’s MVLS closed at $50 million or more and the Company’s MVPHS closed at $15 million or more for a minimum of ten consecutive business days, Nasdaq would provide the Company written confirmation of compliance.

On September 25, 2023, the Company received a deficiency letter (the “Third Nasdaq Letter”) from the Nasdaq Staff notifying the Company that the Company’s Public Holders were below the 400 Public Holders minimum requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(2) (the “Public Holders Requirement”).

The Third Nasdaq Letter had no immediate effect on the Company’s Nasdaq listing. The Nasdaq rules provided the Company 45 calendar days to submit a plan to regain compliance and a compliance period of up to 180 calendar days in which to evidence compliance.

On November 22, 2023, the Company received a notice (the “Nasdaq Notice”) from the Nasdaq Staff indicating that since it received the First Nasdaq Letter and Second Nasdaq Letter, the Company had not regained compliance with either of the MVLS Requirement or the MVPHS Requirement.

Pursuant to the Notice, unless a hearing is timely requested before the Nasdaq Hearings Panel (the “Panel”), the Company’s securities would be subject to suspension and delisting from The Nasdaq Global Market at the opening of business on December 1, 2023, and a Form 25-NSE would be filed with the SEC, which would remove the Company’s securities from listing and registration on Nasdaq. Alternatively, the Company could consider applying to list its securities on The Nasdaq Capital Market, provided the Company satisfies the requirements for continued listing on that market. The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as The Nasdaq Global Market. In connection with the First Nasdaq Letter, Second Nasdaq Letter and Third Nasdaq Letter, the Company timely requested a hearing before the Panel. (See Note 9).

PSI Business Combination

On December 27, 2023, the Company entered into the PSI Business Combination Agreement with the Sponsor, Pubco, First Merger Sub, Second Merger Sub, and PSI (see Note 6).

Risks and Uncertainties

The Company’s results of operations and its ability to complete an initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. The Company’s business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in Ukraine and the Middle East. The Company cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and the Company’s ability to complete an initial Business Combination.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

AIB ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS (cont.)

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination. Because there is a possibility that the Company may acquire a U.S. domestic corporation or engage in a transaction in which a domestic corporation becomes our parent or our affiliate and the Company’s securities trade on Nasdaq, the Company may become a “covered corporation”.

Liquidity, Capital Resources and Going Concern

As of December 31, 2023, the Company had $114,709 in its operating bank account and working capital deficit of $1,592,208, which excludes investments held in the Trust Account, the liability for convertible note and deferred underwriting fee.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with working capital.

If the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to our Business Combination. Moreover, it may need to obtain other financing either to complete our Business Combination or because it becomes obligated to redeem a significant number of the Public Shares upon consummation of our Business Combination, in which case it may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of the Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available to it, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

On January 19, 2023, upon the shareholders’ approval of the Extension Amendment and the Trust Amendment, the Company entered into the Trust Amendment to extend the date by which the Company would be required to consummate a Business Combination from January 21, 2023 to October 21, 2023, or such earlier date as determined by the Board, in its sole discretion. Subsequently, on October 19, 2023, upon the shareholders’ approval of the Second Extension Amendment, the Company entered into the Second Extension Amendment to extend the date by which the Company would be required to consummate a Business Combination from October 21, 2023 to January 21, 2025, or such earlier date as determined by the Board, in its sole discretion. As a result, the Company has up to 36 months from the closing of the IPO on January 21, 2022 to consummate a Business Combination, unless further extended as permitted by the Amended and Restated Charter. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern”, Management has determined that mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance of the financial statements.

AIB ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires Management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which Management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $114,709 and $44,217 in cash and did not have any cash equivalents as of December 31, 2023 and 2022, respectively.

Investments Held in the Trust Account

At December 31, 2023, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. At December 31, 2022, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Earnings on these trading securities are included in dividends, interest earned, and unrealized gain on

AIB ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

investments held in the Trust Account in the accompanying statements of operations and are automatically reinvested therefore are considered as an adjustment to reconcile net income (loss) to net cash used in operating activities in the statements of cash flows. The fair value for these trading securities are determined using quoted market prices in active markets for identical assets.

During the year ended December 31, 2023, interest and dividends earned from the Trust Account amounted to $699,124, which includes $50,030 of accrued dividends received in January 2024, and $699,124 was fully reinvested. There was $78,509,506 of withdrawal made during the year ended December 31, 2023 in connection with the shareholders’ votes at the First Extension Meeting and the Second Extension Meeting, in which shareholders holding 7,640,199 shares of the Ordinary Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A Ordinary Shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A Ordinary Shares (including Class A Ordinary Shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A Ordinary Shares are classified as shareholders’ equity. The Company’s Public Shares sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

In connection with the First Extension Meeting held on January 18, 2023, shareholders holding 7,623,698 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account.

In connection with the Second Extension Meeting held on October 19, 2023, shareholders holding 16,501 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account.

Accordingly, on December 31, 2023 and 2022, 984,801 and 8,625,000 shares of Class A Ordinary Shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the accompanying balance sheets, respectively.

As of December 31, 2023 and 2022, the shares of Class A Ordinary Shares subject to possible redemption reflected on the accompanying balance sheets are reconciled on the following table:

Gross proceeds	$86,250,000
Less:
Fair value of Public Rights at issuance	(6,272,000)
Class A Ordinary Shares issuance costs	(5,506,764)
Plus:
Accretion of carrying value to redemption value	14,054,339
Class A Ordinary Shares subject to possible redemption, December 31, 2022	88,525,575
Less:
Redemptions – January 18, 2023 and October 19, 2023	(78,509,506)
Plus:
Accretion of carrying value to redemption value	1,299,124
Class A Ordinary Shares subject to possible redemption, December 31, 2023	$11,315,193

AIB ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Offering Costs associated with the Initial Public Offering

Offering costs consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs amounted to $5,941,695, which were charged against shareholders’ deficit upon the completion of the IPO.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. As of December 31, 2023 and 2022, the Company has not experienced losses on these accounts and Management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” equals or approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2023 and 2022. Management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company is not currently aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to tax examinations by major taxing authorities since inception. There is currently no taxation imposed by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. Management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is a Cayman Islands exempted company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Income (Loss) Per Ordinary Share

The Company has two outstanding classes of Ordinary Shares, which are referred to as Class A Ordinary Shares and Class B Ordinary Shares. Class A Ordinary Shares include redeemable and non-redeemable shares. Earnings and losses are shared pro rata between the two classes of Ordinary Shares and between the redeemable and the non-redeemable Ordinary Shares. The 1,472,277 Class A Ordinary Shares for which the outstanding Rights (as defined in Note 5) are exercisable were excluded from diluted earnings per share for the period ended December 31, 2023 and 2022 because they are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per Ordinary Share is the same as basic net loss per Ordinary Share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of Ordinary Shares.

AIB ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

FOR THE YEAR ENDED DECEMBER 31, 2023
	Redeemable	Non-redeemable
NUMERATOR	Class A	Class A	Class B
Numerator:
Allocation of net loss	$(690,896)	$(466,735)	$(874,801)
Net income including accretion of temporary equity to redemption value	1,299,124	—	—
Net income (loss)	$608,228	$(466,735)	$(874,801)
Denominator:
Weighted Average Shares Outstanding including Ordinary Shares subject to redemption	1,353,033	914,040	1,713,185
Basic and diluted net income (loss) per share	$0.45	$(0.51)	$(0.51)
FOR THE YEAR ENDED DECEMBER 31, 2022
	Redeemable	Non-redeemable
NUMERATOR	Class A	Class A	Class B
Numerator:
Allocation of net loss	$(10,202,485)	$(557,115)	$(2,706,328)
Accretion of temporary equity to redemption value	12,641,264	—	—
Net income including accretion of temporary equity to redemption value	1,413,075	—	—
Net income (loss)	$3,851,854	$(557,115)	$(2,706,328)
Denominator:
Weighted Average Shares Outstanding including Ordinary Shares subject to redemption	8,128,767	443,878	2,156,250
Basic and diluted net income (loss) per share	$0.47	$(1.26)	$(1.26)

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 8,625,000 Units (including 1,125,000 Overallotment Units) at a price of $10.00 per Unit. Each Unit consists of one share of Public Shares and one Public Right. Each Public Right entitles the holder to receive one-tenth (1/10) of one Class A Ordinary Share upon the consummation of a Business Combination (see Note 7).

NOTE 4 — PRIVATE PLACEMENT

On January 21, 2022, simultaneously with the consummation of the IPO and sale of the Overallotment Units, the Company consummated the issuance and sale of 388,750 Private Units (including 33,750 Private Units purchased simultaneously with the Overallotment Units) in the Private Placement at a price of $10.00 per Private Unit, generating gross proceeds of $3,887,500 to the Sponsor (345,625 Private Units) and Maxim (43,125 Private Units). Each Private Unit consists of one share of Class A Ordinary Shares (“Private Share”) and one right (the “Private Rights” and together with the Public Rights, the “Rights”). Each Private Right will entitle the holder thereof to receive one-tenth (1/10) of one Class A Ordinary Share upon the consummation of a Business Combination.

AIB ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — PRIVATE PLACEMENT (cont.)

A portion of the proceeds from the Private Placement were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and any underlying securities will be worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On July 30, 2021, the Sponsor purchased 1,437,500 Class B Ordinary Shares (the “Founder Shares”) for an aggregate price of $25,000 (see Note 7). On September 13, 2021, the Company effected a share dividend of 0.5 shares for each Class B Ordinary Share outstanding, resulting in an aggregate of 2,156,250 Founder Shares outstanding. The Founder Shares will automatically convert into shares of Class A Ordinary Shares at the time of the Business Combination and are subject to certain transfer restrictions (see Note 7). Holders of Founder Shares may also elect to convert their Class B Ordinary Shares into an equal number of shares of Class A Ordinary Shares, subject to adjustment, at any time. The Initial Shareholders agreed to forfeit up to 281,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. Since the overallotment option was exercised in full, the 281,250 Founder Shares are no longer subject to forfeiture.

The Initial Shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) six months after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.

On October 18, 2023, the Company issued an aggregate of 2,156,249 of the Class A Ordinary Shares to the Sponsor, upon the conversion of an equal number of the Class B Ordinary Shares, held by the Sponsor. The 2,156,249 Class A Ordinary Shares issued in connection with the conversion are subject to the same restrictions as applied to the Class B Ordinary Shares before the conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination as described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (this “Report”), to which the accompanying financial statements and these notes form a part.

Administrative Support Agreement

The Company pays the Sponsor a fee of up to $10,000 per month for the use of office and administrative support services following the consummation of the IPO until the earlier of the consummation of the Business Combination or liquidation for office space and administrative services. For the year ended December 31, 2023, the Company incurred $120,000 fees for these services, of which $10,000 is included in advance from related party in the accompanying balance sheets. For the year ended December 31, 2022, the Company incurred and paid $114,000 fees for these services.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close,

AIB ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. These units would be identical to the Private Units.

On January 23, 2023, the Company issued an unsecured promissory note (the “Working Capital Note” in the principal amount of up to $500,000 to the Sponsor. The Working Capital Note was issued in connection with advances the Sponsor has made, and may make in the future, to the Company for working capital expenses. The Working Capital Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial Business Combination and (ii) the date that the winding up of the Company is effective. At the election of the Sponsor, up to $500,000 of the unpaid principal amount of the Working Capital Note may be converted into units of the Company, each unit consisting of one Class A Ordinary Share and one right exchangeable into one-tenth of one Class A Ordinary Share (the “Conversion Units”), equal to: (x) the portion of the principal amount of the Working Capital Note being converted, divided by (y) $10.00, rounded up to the nearest whole number of Conversion Units. The Conversion Units are identical to the Private Units. The Conversion Units and their underlying securities are entitled to the registration rights set forth in the Working Capital Note.

As of December 31, 2023 and 2022, there was $500,000 and $0, related party loans outstanding under the Working Capital Note, respectively.

Related Party Extension Loans

On January 20, 2023, the Company issued a promissory note (the “First Extension Note”) in the aggregate principal amount of up to $450,000 to the Sponsor (the “First Extension Funds”), pursuant to which the First Extension Funds were deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the vote to approve the First Extension Amendment and Trust Amendment. The Sponsor agreed to pay $50,000 per month (or $0.05 per Public Share not redeemed) that the Company decides to take to complete an initial Business Combination, commencing on January 21, 2023 and continuing through October 21, 2023, or portion thereof, that is needed to complete an initial Business Combination, for up to an aggregate of $450,000. As of December 31, 2023, an aggregate of $450,000 of the First Extension Funds had been deposited into the Trust Account. The First Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of the liquidation of the Company.

In connection with the Second Extension Amendment, on October 19, 2023, the Company issued a promissory note (the “Second Extension Note”) in the aggregate principal amount of up to $750,000 to the Sponsor (the “Second Extension Funds”), pursuant to which the Second Extension Funds are deposited into the Trust Account for the benefit of each outstanding Class A Ordinary Share of the Company that was not redeemed in connection with the extension of the Company’s termination date from October 21, 2023 to January 21, 2025.

The Company agreed to deposit $50,000 per month into the Trust Account, which equates to approximately $0.05 per remaining Public Share, for each calendar month (commencing on October 21, 2023 and on the 21st day of each subsequent month) until January 21, 2025, or portion thereof, that is needed to complete an initial Business Combination, for up to an aggregate of $750,000. As of December 31, 2023, an aggregate of $150,000 of the Second Extension Funds had been deposited into the Trust Account. As of December 31, 2023, the Trust Account contains approximately $11.44 per remaining Public Share outstanding.

As of December 31, 2023 and 2022, there was $600,000 and $0 Related Party Extension Loans outstanding under the First Extension Note and the Second Extension Note, respectively.

AIB ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Advance from Related Party

For the period ended December 31, 2023 and 2022, the Sponsor paid expenses totaling $144,597 and $67,910 on behalf of the Company, respectively, of which a total of $105,377 has been repaid through December 31, 2023 and during the period ended December 31, 2022 amounts due from the Sponsor amounting to $26,445 was offset against the advance from the Sponsor.

For the period ended December 31, 2023 the Sponsor advanced $400,869 to the Company for working capital purposes.

As of December 31, 2023 and 2022, the Company owes the Sponsor $491,554 and $41,465, which includes $10,000 and $0 owed for administrative support services, respectively. Balance owed to Sponsor are reported as advance from related party on the accompanying balance sheets.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Units and Conversion Units (and all underlying securities) are entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO. The holders of a majority of these securities will be entitled to make up to three demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However the registration rights provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

In connection with the IPO, $0.35 per Unit, or $3,018,750 in the aggregate, is payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement entered into in connection with the IPO.

On December 21, 2023, the Company and Maxim entered into an amendment to the Underwriting Agreement, pursuant to which, in lieu of the $3,018,750 deferred underwriting fees payable upon the consummation of an initial Business Combination, Maxim or its designee will be entitled to receive 301,875 Deferred Underwriting Shares upon the consummation of the Business Combination.

Legal fees

On January 27, 2022, the Company entered into an agreement (the “EGS Agreement”) with Ellenoff Grossman & Schole LLP to act as U.S. securities council to the Company in connection with pending acquisition targets for the Company to acquire consistent with its Initial Public Offering and assist in U.S. securities work related to the Initial Business Combination. The fee structure for this agreement permits amounts invoiced to be paid in installments and/or deferred until closing, with any balance owed at the closing of the Business Combination to be subject to a certain premium. As of December 31, 2023 and 2022, the total outstanding amount for services provided by EGS, including any amount not paid and the deferred portion that is contingent upon the closing of a Business Combination, was $499,931 and $56,166, respectively, which were considered outstanding per the terms of the EGS Agreement and are included in accounts payable and accrued expenses on the accompanying balance sheets. As the Business Combination cannot be deemed probable as of December 31, 2023 and 2022, there was no accrual made for premiums on the outstanding fees.

AIB ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

Business Combination Agreement

On December 27, 2023, the Company entered into a Business Combination Agreement (the “PSI Business Combination Agreement”, and the transactions and agreements contemplated by the PSI Business Combination Agreement, the “PSI Business Combination”) with the Sponsor, in the capacity as the representative of the Company and the shareholders of the Company immediately prior to the Second Merger Effective Time (as defined in the PSI Business Combination Agreement), PS International Group Ltd., an exempted company incorporated with limited liability in the Cayman Islands (the “Pubco”), PSI Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of the Pubco (the “First Merger Sub”), PSI Merger Sub II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of the Pubco (the “Second Merger Sub”), and PSI Group Holdings Ltd 利航國際控股有限公司, an exempted company incorporated with limited liability in the Cayman Islands (“PSI”).

Pursuant to the PSI Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the PSI Business Combination Agreement, (a) the First Merger Sub will merge with and into PSI (the “First Merger”), with PSI surviving the First Merger as a wholly-owned subsidiary of the Pubco and the outstanding shares of PSI being converted into the right to receive shares of the Pubco; and (b) one business day following the First Merger, the Second Merger Sub will merge with and into the Company (the “Second Merger”), with the Company surviving the Second Merger as a wholly-owned subsidiary of the Pubco and the Company’s outstanding securities being converted into the right to receive substantially equivalent securities of the Pubco.

Related Agreements and Documents

Lock-Up Agreements

Simultaneously with the execution of the PSI Business Combination Agreement, the Pubco, the Sponsor, PSI and the Company have entered into lock-up agreements with certain holders of the Founder Shares and with certain holders of the Company’s securities. These lock-up agreements provide for a lock-up period commencing on the Closing Date (as defined in the PSI Business Combination Agreement) and ending on the earlier of (i) the 6-month anniversary of the Closing (as defined in the PSI Business Combination Agreement) and (ii) the date on which Pubco completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the outstanding Pubco Ordinary Shares being (as defined in the PSI Business Combination Agreement) converted into cash, securities or other property, with respect to Pubco Ordinary shares held by the such shareholder. The parties’ undertakings in the Lock-Up Agreements were made as a condition to the willingness of PSI and the Company to enter into the PSI Business Combination Agreement and as an inducement and in consideration therefor.

Support Agreement

Simultaneously with the execution of the PSI Business Combination Agreement, the Pubco, the Company, PSI, the Sponsor and certain shareholders of PSI have entered into a Support Agreement (the “Support Agreement”), pursuant to which, among other things, the Sponsor and the shareholders of PSI have agreed (a) to support the adoption of the PSI Business Combination Agreement and the approval of the PSI Business Combination, subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions. In addition, the Sponsor agreed in the Support Agreement that, to the extent the Sponsor fails to pay or otherwise discharge any “Excess SPAC Expense Amount” (defined as the amount, if any, by which the aggregate amounts payable in cash for the Company’s accrued transaction expenses at the Closing, and any loans owed by the Company to the Sponsor for transaction and other administrative costs and expenses, exceeds $1.5 million), the Sponsor shall automatically transfer to Pubco and forfeit for cancellation (for no additional cash consideration) a quantity of Pubco Ordinary Shares otherwise due to the Sponsor at Closing equal to (i) the portion of the Excess SPAC Expense Amount that is unpaid or otherwise undischarged by the Sponsor, divided by (ii) $10.00. The parties’ undertakings in the Support Agreement were made as a condition to the willingness of PSI and the Company to enter into the PSI Business Combination Agreement and as an inducement and in consideration therefor.

AIB ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

Registration Rights Agreement

Simultaneously with the execution of the PSI Business Combination Agreement, the Pubco, certain shareholders of the Company and PSI, entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the parties listed under “Investor” on the signature page thereto will be provided the right to demand registrations, piggy-back registrations and shelf registrations with respect to Registrable Securities (as defined in the Registration Rights Agreement). The Registration Rights Agreement contains customary covenants regarding registration procedures and mutual indemnification obligations, among other matters. The parties’ undertakings in the Registration Rights Agreement are made were made as a condition to the willingness of PSI and the Company to enter into the PSI Business Combination Agreement and as an inducement and in consideration therefor.

Advisory Agreement

On December 21, 2023, Maxim was engaged by the Company as its sole M&A advisor for the PSI Business Combination. If the Company has a Closing of the PSI Business Combination, during either (i) the term of the engagement of Maxim, or (ii) unless the engagement with Maxim is terminated by Maxim for convenience or by the Company for cause (in which case, no fee shall be payable) at any time during a period of twelve (12) months following the termination of the engagement with Maxim, then the Company shall pay to Maxim upon the closing of the PSI Business Combination, one percent (1.0%) of the equity value of PSI (the “Success Fee”). The Success Fee shall be comprised entirely of the Company’s ordinary shares which shall be issued to Maxim at the same price per share as any shares issued in the PSI Business Combination. The ordinary shares that are issued to Maxim will have unlimited piggyback registration rights and additionally will have the same registration rights and other rights afforded to holders of the Company’s ordinary shares who are issued shares in the PSI Business Combination.

Right of First Refusal

Subject to certain conditions, the Company granted Maxim, for a period beginning on the closing of the IPO and ending 18 months after the date of the consummation of a Business Combination, a right of first refusal to act as lead left book-running managing underwriter with at least 75% of the economics; or, in the case of a three-handed deal 50% of the economics, for any and all future public and private equity, convertible and debt offerings for the Company or any of the Company’s successors or subsidiaries. In accordance with FINRA Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the IPO.

Unit Purchase Option

The Company sold to the underwriters, for $100, an option to purchase up to a total of 431,250 Units exercisable, in whole or in part, at $11.00 per Unit, commencing on the consummation of our initial Business Combination (the “Unit Purchase Option”). The purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from January 18, 2022. The option and the 431,250 Units, as well as the 431,250 shares of Class A Ordinary Shares, and the rights to receive 43,125 shares of Class A Ordinary Shares upon a Business Combination that may be issued upon exercise of the option, have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following January 18, 2022 pursuant to Rule 5110(e)(1) of FINRA’s Rules, during which time the option may not be sold, transferred, assigned, pledged or hypothecated, or be subject of any hedging, short sale, derivative or put or call transaction that would result in the economic disposition of the securities. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following January 18, 2022 except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The option grants to holders demand and “piggy-back” rights of the securities directly and indirectly issuable upon exercise of the option. Notwithstanding the foregoing, the underwriters and their related persons may not (i) have more than one demand registration right at our expense, (ii) exercise their demand registration rights more than five (5) years from January 18, 2022, and (iii) exercise their “piggy-back” registration rights more than seven (7) years from January 18, 2022. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by

AIB ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

the holders themselves. The exercise price and number of Units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of shares of Ordinary Shares at a price below its exercise price. The Company has no obligation to net cash settle the exercise of the purchase option or the rights underlying the purchase option. The holder of the purchase option will not be entitled to exercise the purchase option unless a registration statement covering the securities underlying the purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the purchase option or underlying rights, the purchase option or rights, as applicable, will expire worthless.

The Company accounted for the Unit Purchase Option, inclusive of the receipt of $100 cash payment, as an expense of the IPO resulting in a charge directly to additional paid-in capital. The Company estimated the fair value of Unit Purchase Option to be $56,000 based a binomial model.

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Board. As of December 31, 2023 and 2022, there were no preference shares issued or outstanding.

Class A Ordinary Shares

The Company is authorized to issue 50,000,000 shares of Class A Ordinary Shares with a par value of $0.0001 per share. Holders of Class A Ordinary Shares are entitled to one vote for each share. As of December 31, 2023 and 2022, there were 2,627,224 and 470,975 shares of Class A Ordinary Shares outstanding, respectively (excluding 984,801 and 8,625,000 shares of Class A Ordinary Shares subject to possible redemption, respectively).

Class B Ordinary Shares

The Company is authorized to issue 3,000,000 shares of Class B Ordinary Shares with a par value of $0.0001 per share. Holders of Class B Ordinary Shares are entitled to one vote for each share. As of December 31, 2023 and 2022, there were 1 and 2,156,250 shares of Class B Ordinary Shares outstanding, respectively.

Holders of shares of Class A Ordinary Shares and shares of Class B Ordinary Shares vote together as a single class on all other matters submitted to a vote of shareholders, except for the election or removal of directors of the Board prior to an initial Business Combination when only Class B Ordinary Shares are entitled to vote.

The shares of Class B Ordinary Shares will automatically convert into shares of Class A Ordinary Shares at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A Ordinary Shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the initial Business Combination, the ratio at which shares of Class B Ordinary Shares shall convert into shares of Class A Ordinary Shares will be adjusted (unless the holders of a majority of the outstanding shares of Class B Ordinary Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Ordinary Shares issuable upon conversion of all shares of Class B Ordinary Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of Ordinary Shares outstanding upon the completion of the IPO plus all shares of Class A Ordinary Shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B Ordinary Shares into an equal number of shares of Class A Ordinary Shares, subject to adjustment as provided above, at any time.

AIB ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 7 — SHAREHOLDERS’ DEFICIT (cont.)

Rights

Except in cases where the Company is not the surviving company in a Business Combination, each holder of a Public Right will automatically receive one-tenth (1/10) of one Class A Ordinary Share upon consummation of a Business Combination, even if the holder of a Public Right converted all shares held by him, her or it in connection with a Business Combination or an amendment to the Amended and Restated Charter with respect to its pre-Business Combination activities. In the event that the Company will not be the surviving company upon completion of a Business Combination, each holder of a Public Right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each Public Right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of Public Rights in order to receive his, her or its additional shares of Class A Ordinary Share upon consummation of a Business Combination. The shares issuable upon exchange of the Rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Ordinary Shares will receive in the transaction on an as-converted into Ordinary Share basis.

The Company will not issue fractional shares in connection with an exchange of Public Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of local law. As a result, the holders of the Public Rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Rights will not receive any of such funds with respect to their Public Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Rights, and the Public Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Public Rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the Rights may expire worthless.

As of December 31, 2023 and 2022, there were 8,625,000 Public Rights outstanding.

NOTE 8 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects Management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

AIB ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — FAIR VALUE MEASUREMENTS (cont.)

At December 31, 2023, the assets held in the Trust Account were held in money market funds which is invested primarily in treasury funds. At December 31, 2022, the assets held in the Trust Account were held in treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2023 and 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

December 31, 2023	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investment held in the Trust Account	1	$11,265,163	—	—
December 31, 2022	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investment held in the Trust Account	1	$88,525,575	—	—

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, except as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, on February 6, 2024, the Company instructed Continental to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at Citibank, with Continental continuing to act as trustee, until the earlier of the consummation of the Company’s initial Business Combination or liquidation. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the IPO and Private Placement are no longer invested in U.S. government securities or money market funds.

In connection with the First Nasdaq Letter, Second Nasdaq Letter and Third Nasdaq Letter, the Company timely requested a hearing before the Panel and the hearing to appeal the Nasdaq Notice was held on February 22, 2024 (see Note 1). The Company’s securities continued to trade on The Nasdaq Global Market until the hearing process concluded and the Panel issued a written decision. There can be no assurance that the Panel will grant the Company’s request for a suspension of delisting or continued listing on The Nasdaq Global Market.

On February 13, 2024, the Company received a letter from the Nasdaq Staff indicating that the Company regained compliance with the MVPHS requirement. On March 14, 2024, the Panel issued its decision, which granted the Company’s request for continued listing, subject to certain conditions, including that (i) on or before May 1, 2024, the Company advises the Panel on the status of the SEC review of the registration statement on Form F-4 to be field with the SEC by the Pubco, relating to the PSI Business Combination and containing a proxy statement of the Company, (ii) or before May 15, 2024, the Company holds a shareholder meeting and obtain approval for completion of its initial business combination; and (iii) on or before May 20, 2024, the Company closes its Business Combination and the new entity shall demonstrate compliance with Listing Rule 5505.

AIB ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 10 — EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITOR’S REPORT

On May 1, 2024, the Company notified the Panel that it would not close an initial business combination by the Panel’s deadline. On May 7, 2024, AIB received a written notice from the Panel indicating that the Panel had decided to delist the Company’s securities from Nasdaq and trading of the Company’s securities will be suspended at the open of trading on May 9, 2024, due to the Company’s failure to comply with the terms of the Panel’s decision issued on March 14, 2024. AIB may request that the Nasdaq Listing and Hearing Review Council (the “Council”) review the decision given in notice dated May 7, 2024 by a written request submitted within 15 days of the date of the notice, and the Council may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the Panel’s written decision. If the Council determines to review this decision, in which case the Company will be immediately notified. Upon review, the Council may affirm, modify, reverse, dismiss or remand this decision to the Panel.

Following suspension of trading on Nasdaq, the Company’s units, ordinary shares and rights have been eligible to trade on the OTC Markets under the tickers “ACCUF,” “AIBAF,” and “AACRF,” respectively. Nasdaq will complete the delisting by filing a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities and Exchange Act of 1934 on Form 25 with the SEC after the applicable Nasdaq review and appeal periods have lapsed and/or upon the closing of the Company’s initial Business Combination.

AIB ACQUISITION CORPORATION
CONDENSED BALANCE SHEETS

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$6,552	$114,709
Prepaid expenses – current	74,038	38,370
Total current assets	80,590	153,079

Cash and investments held in the Trust Account – non-current	11,487,149	11,315,193
TOTAL ASSETS	$11,567,739	$11,468,272

LIABILITIES, REDEEMABLE CLASS A ORDINARY SHARES, AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,044,822	$653,733
Promissory note – related party	650,000	600,000
Advance from related party	549,554	491,554
Convertible note – related party	500,000	500,000
Total current liabilities	2,744,376	2,245,287
LONG TERM LIABILITIES
Deferred underwriting fee – non-current	3,018,750	3,018,750
TOTAL LIABILITIES	5,763,126	5,264,037

COMMITMENTS AND CONTINGENCIES (NOTE 6)
REDEEMABLE CLASS A ORDINARY SHARES
Class A ordinary shares subject to possible redemption, $0.0001 par value, 984,801 shares at redemption value of $11.66 and $11.49 per share at March 31, 2024 and December 31, 2023, respectively	11,487,149	11,315,193

SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares; $0.0001 par value; 50,000,000 shares authorized; 2,627,224 shares issued and outstanding at March 31, 2024 and December 31, 2023	262	262
Class B ordinary shares; $0.0001 par value; 3,000,000 shares authorized; 1 share issued and outstanding at March 31, 2024 and December 31, 2023	—	—
Additional paid-in capital	—	—
Accumulated deficit	(5,682,798)	(5,111,220)
TOTAL SHAREHOLDERS’ DEFICIT	(5,682,536)	(5,110,958)
TOTAL LIABILITIES, REDEEMABLE CLASS A ORDINARY SHARES, AND SHAREHOLDERS’ DEFICIT	$11,567,739	$11,468,272

The accompanying notes are an integral part of these unaudited condensed financial statements

AIB ACQUISITION CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31,
	2024	2023
General and administrative expenses	$521,578	$288,676
Loss from operations	(521,578)	(288,676)

Other income:
Interest earned on cash and investments held in the Trust Account	121,956	276,729
Unrealized gain on investments held in the Trust Account	—	3,074
Total other income	121,956	279,803
Net loss	$(399,622)	$(8,873)

Weighted average shares of redeemable Class A ordinary shares outstanding, basic and diluted	984,801	2,441,334
Basic and diluted net income per share, Class A redeemable	$0.02	$0.09

Weighted average shares of non-redeemable Class A ordinary shares outstanding, basic and diluted	2,627,224	470,975
Basic and diluted net loss per share, Class A non-redeemable	$(0.16)	$(0.09)

Weighted average shares of Class B ordinary shares outstanding, basic and diluted	1	2,156,250
Basic and diluted net loss per share, Class B	$(0.00)	$(0.09)

The accompanying notes are an integral part of these unaudited condensed financial statements

AIB ACQUISITION CORPORATION
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2024

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2024	2,627,224	$262	1	$—	$—	$(5,111,220)	$(5,110,958)
Accretion for Class A Ordinary Shares to redemption value	—	—	—	—	—	(171,956)	(171,956)
Net loss	—	—	—	—	—	(399,622)	(399,622)
Balance – March 31, 2024	2,627,224	$262	1	$—	$—	$(5,682,798)	$(5,682,536)

FOR THE THREE MONTHS ENDED MARCH 31, 2023

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2023	470,975	$47	2,156,250	$215	$—	$(3,078,788)	$(3,078,526)
Accretion for Class A Ordinary Shares to redemption value	—	—	—	—	—	(429,803)	(429,803)
Net loss	—	—	—	—	—	(8,873)	(8,873)
Balance – March 31, 2023	470,975	$47	2,156,250	$215	$—	$(3,517,464)	$(3,517,202)

The accompanying notes are an integral part of these unaudited condensed financial statements

AIB ACQUISITION CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities:
Net loss	$(399,622)	$(8,873)
Adjustments to reconcile loss to net cash used in operating activities:
Interest earned on cash and investments held in the Trust Account	(121,956)	(276,729)
Unrealized loss on investments held in the Trust Account	—	(3,074)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(35,668)	(37,676)
Accounts payable and accrued expenses	391,089	75,504
Net cash used in operating activities	(166,157)	(250,848)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(50,000)	(150,000)
Cash withdrawn from Trust Account in connection with redemption	—	78,324,476
Net cash (used in) provided by investing activities	(50,000)	78,174,476

Cash Flows from Financing Activities:
Advances from related party	58,000	227,097
Proceeds from promissory note – related party	50,000	150,000
Proceeds from convertible promissory note – related party	—	500,000
Redemption of ordinary shares	—	(78,324,476)
Net cash provided by (used in) financing activities	108,000	(77,447,379)

Net Change in Cash	(108,157)	476,249
Cash – Beginning of period	114,709	44,217
Cash – End of period	$6,552	$520,466

Non-cash investing and financing activities:
Accretion for Class A ordinary shares to redemption amount	$171,956	$429,803

The accompanying notes are an integral part of these unaudited condensed financial statements

AIB ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(UNAUDITED)

Note 1 — Description of Organization and Business Operations and Liquidity

AIB Acquisition Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on June 18, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses (“Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination, although the Company is focused on business in the fintech industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2024, the Company had not commenced any operations. All activity from June 18, 2021 (inception) through March 31, 2024 relates to the Company’s formation and IPO (as defined below), and, since the IPO, the search for and consummation of a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO.

The Company’s Registration Statement on Form S-1 initially filed with the Securities and Exchange Commission (“SEC”) on January 5, 2022 (File No. 333-260594), as amended, was declared effective on January 18, 2022). On January 21, 2022, the Company consummated its initial public offering (the “IPO”) of 7,500,000 units (“Units” and, with respect to the (i) shares of Class A Ordinary Shares (as defined below) included in the Units, the “Public Shares” and (ii) rights included in the Units offered, the “Public Rights”) at $10.00 per Unit, generating gross proceeds of $225,000,000 (see Note 3). Each Public Right entitles the holder to receive one-tenth (1/10) of one of Class A Ordinary Share, par value $0.0001 per share, of the Company (the “Class A Ordinary Shares”) upon the consummation of a Business Combination. The Company has selected December 31 as its fiscal year end.

Simultaneously with the closing of the IPO, the Company consummated the sale of 355,000 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement (the “Private Placement”) to the Company’s sponsor, AIB LLC (the “Sponsor”), and Maxim Group, LLC (“Maxim”) generating gross proceeds of $3,550,000 (see Note 4).

Simultaneously with the closing of the IPO and the Private Placement, the Company consummated the closing of the sale of 1,125,000 additional units (the “Overallotment Units”) upon receiving notice of the underwriter’s election to fully exercise its overallotment option, generating additional gross proceeds of $11,250,000. Simultaneously with the exercise of the Overallotment Units, the Company consummated the private placement of an additional 33,750 Private Units to the Sponsor and Maxim, generating gross proceeds of $337,500.

Offering costs for the IPO and Overallotment Units amounted to $5,941,695, consisting of $1,725,000 of underwriting fees, consisting of $1,725,000 of underwriting fees, $3,018,750 of deferred underwriting fees payable (which are held in the Trust Account (as defined below), $56,000 for the underwriter’s unit purchase option (see Note 6), $598,000 for the issuance of representative shares to the underwriters, and $543,945 of other costs. As described in Note 6, the $3,018,750 of deferred underwriting fees payable is contingent upon the consummation of a Business Combination, subject to the terms of the underwriting agreement entered into in connection with the IPO.

Following the closing of the IPO, the Private Placement and sale of the Overallotment Units, $87,112,500 ($10.10 per Unit) from the net proceeds of the sale of the Units in the IPO, Overallotment Units, and the Private Units in the Private Placement were placed in a U.S.-based trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company (“Continental”) as trustee. As of March 31, 2024, the amounts placed in the Trust Account were invested in money market funds primarily held in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company

AIB ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(UNAUDITED)

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management (“Management”) has broad discretion with respect to the specific application of the net proceeds of the IPO and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amounts due under the Business Combination marketing agreement and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account, which, as of March 31, 2024, was $11.66 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable.

All of the Public Shares contain a redemption feature that allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of incorporation (the “Amended and Restated Charter”). In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) Subtopic 10-S99, redemption provisions not solely within the control of a company require Class A ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares are issued with other freestanding instruments (i.e., the Public Rights), the initial carrying value of the Public Shares classified as temporary equity is the allocated proceeds determined in accordance with FASB ASC Topic 470-20 “Debt with Conversion and other Options”. The Public Shares are subject to ASC 480 Subtopic 10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the balance sheet until such date that a redemption event takes place.

Redemptions of the Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Charter, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with

AIB ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(UNAUDITED)

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and other holders of our Founder Shares (as defined in Note 5) prior to our Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Amended and Restated Charter provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares sold in the IPO, without the prior consent of the Company.

The Sponsor, officers and directors have agreed not to propose an amendment to the Amended and Restated Charter that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A Ordinary Shares in conjunction with any such amendment.

The Initial Shareholders have also agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period (as defined below). However, if the Initial Shareholders should acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) may be less than $11.66 per share held in the Trust Account as of March 31, 2024. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Extensions of the Combination Period

The Company initially had until January 21, 2023, 12 months from the closing of the Initial Public Offering, to consummate the initial Business Combination. On January 18, 2023, the Company held an extraordinary general meeting of shareholders (the “First Extension Meeting”) and approved, among other things, amendments to the second amended and restated memorandum and articles of association (the “First Extension Amendment”)

AIB ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(UNAUDITED)

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

to (i) extend the date by which we must consummate an initial Business Combination from January 21, 2023 to October 21, 2023, and (ii) to permit the board of directors of the Company (the “Board”), in its sole discretion, to elect to wind up the Company’s operations on an earlier date than October 21, 2023. In connection with the vote to approve the First Extension Amendment and the Trust Amendment (as defined below), Public Shareholders holding 7,623,698 Ordinary Shares exercised their right to redeem such shares for a pro rata portion of the Trust Account. As a result, an aggregate amount of $78,324,476 (approximately $10.27 per share) was removed from the Trust Account to pay such holders.

On January 19, 2023, upon the shareholders’ approval of the trust amendment proposal at the First Extension Meeting, the Company entered into an amendment (the “Trust Amendment”) to the Investment Management Trust Agreement, dated January 18, 2022 (the “Trust Agreement”), by and between the Company and Continental, to extend the date by which the Company would be required to consummate a Business Combination from January 21, 2023 to October 21, 2023, or such earlier date as determined by the Board, in its sole discretion.

On October 19, 2023, the Company held an extraordinary general meeting of shareholders in lieu of an annual meeting of shareholders (the “Second Extension Meeting”) and approved, among other things, an amendment to the Amended and Restated Charter to extend the date by which the Company has to consummate an initial Business Combination from October 21, 2023 to January 21, 2025, or such earlier date as determined by the Board (the “Second Extension Amendment”). In connection with vote to approve the Second Extension Amendment, Public Shareholders holding 16,501 Ordinary Shares exercised their right to redeem such shares for a pro rata portion of the Trust Account. As a result, $185,030 (approximately $11.21 per share) was removed from the Trust Account to pay such holders.

If the Company is unable to complete a Business Combination by January 21, 2025, the extended date (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay (i) its income and franchise taxes and (ii) up to $100,000 of dissolution expenses, if any, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Board, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

To mitigate the risk that the Company might be deemed to be an investment company for purposes of the Investment Company Act, on February 6, 2024, the Company instructed Continental to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at Citibank, with Continental continuing to act as trustee, until the earlier of the consummation of the Company’s initial Business Combination or liquidation. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the IPO and Private Placement are no longer invested in U.S. government securities or money market funds.

Founder Share Conversion

On October 18, 2023, the Company issued an aggregate of 2,156,249 Class A Ordinary Shares, to the Sponsor of the Company, upon the conversion (the “Conversion”) of an equal number of the Company’s Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares”, and together with the Class A Ordinary Shares, the “Ordinary Shares”), held by the Sponsor (Note 5).

AIB ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(UNAUDITED)

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

The 2,156,249 Class A Ordinary Shares issued in connection with the Conversion are subject to the same restrictions as applied to the Class B Ordinary Shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination as described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on March 21, 2024 (the “2023 Annual Report”).

Nasdaq Notices

On May 11, 2023, the Company received two deficiency letter (the “First Nasdaq Letter” and the “Second Nasdaq Letter”) from the Listing Qualifications Department (the “Nasdaq Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the preceding 30 consecutive business days, the Company’s Market Value of Listed Securities (“MVLS”) was below the $50 million minimum requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Requirement”) and the Company’s Market Value of Publicly Held Shares (“MVPHS”) was below the $15 million minimum requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(3)(C) (the “MVPHS Requirement”).

The First Nasdaq Letter and Second Nasdaq Letter received had no immediate effect on the Company’s Nasdaq listing. The Nasdaq Listing Rules provided the Company a compliance period of 180 calendar days in which to regain compliance. If at any time during this compliance period, the Company’s MVLS closed at $50 million or more and the Company’s MVPHS closed at $15 million or more for a minimum of ten consecutive business days, Nasdaq would provide the Company written confirmation of compliance.

On September 25, 2023, the Company received a deficiency letter (the “Third Nasdaq Letter”) from the Nasdaq Staff notifying the Company that the Company’s Public Holders were below the 400 Public Holders minimum requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(2) (the “Public Holders Requirement”).

The Third Nasdaq Letter had no immediate effect on the Company’s Nasdaq listing. The Nasdaq rules provided the Company 45 calendar days to submit a plan to regain compliance and a compliance period of up to 180 calendar days in which to evidence compliance.

On November 22, 2023, the Company received a notice (the “Nasdaq Notice”) from the Nasdaq Staff indicating that since it received the First Nasdaq Letter and Second Nasdaq Letter, the Company had not regained compliance with either of the MVLS Requirement or the MVPHS Requirement.

Pursuant to the Notice, unless a hearing is timely requested before the Nasdaq Hearings Panel (the “Panel”), the Company’s securities would be subject to suspension and delisting from The Nasdaq Global Market at the opening of business on December 1, 2023, and a Form 25-NSE would be filed with the SEC, which would remove the Company’s securities from listing and registration on Nasdaq. Alternatively, the Company could consider applying to list its securities on The Nasdaq Capital Market, provided the Company satisfies the requirements for continued listing on that market. The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as The Nasdaq Global Market. In connection with the First Nasdaq Letter, Second Nasdaq Letter and Third Nasdaq Letter, the Company timely requested a hearing before the Panel.

In connection with the First Nasdaq Letter, Second Nasdaq Letter and Third Nasdaq Letter, the Company timely requested a hearing before the Panel and the hearing to appeal the Nasdaq Notice was held on February 22, 2024 (see Note 1). The Company’s securities continued to trade on The Nasdaq Global Market until the hearing process concluded and the Panel issued a written decision. There can be no assurance that the Panel will grant the Company’s request for a suspension of delisting or continued listing on The Nasdaq Global Market.

AIB ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(UNAUDITED)

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

On February 13, 2024, the Company received a letter from the Nasdaq Staff indicating that the Company regained compliance with the MVPHS requirement. On March 14, 2024, the Panel issued its decision, which granted the Company’s request for continued listing, subject to certain conditions, including that (i) on or before May 1, 2024, the Company advises the Panel on the status of the SEC review of the registration statement on Form F-4 to be field with the SEC by PS International Group Ltd., an exempted company incorporated with limited liability in the Cayman Islands (the “Pubco”), relating to the PSI Business Combination and containing a proxy statement of the Company, (ii) or before May 15, 2024, the Company holds a shareholder meeting and obtain approval for completion of its initial business combination; and (iii) on or before May 20, 2024, the Company closes its Business Combination and the new entity shall demonstrate compliance with Listing Rule 5505.

On May 7, 2024, the Company received written notice (the “Notice Letter”) from the Panel indicating that the Panel had determined to delist the Company’s securities from Nasdaq and that trading in the Company’s securities would be suspended at the open of trading on May 9, 2024, due to the Company’s failure to satisfy the terms of the Panel’s March 14, 2024 decision listed above. On May 1, 2024, the Company notified the Panel that it would not be able to close its initial Business Combination by the Panel’s May 20, 2024 deadline. Accordingly, the Panel determined to delist the Company’s securities from Nasdaq as set forth in the Notice Letter.

Following suspension of trading on Nasdaq, the Company’s units, ordinary shares and rights have been eligible to trade on the OTC Markets under the tickers “ACCUF,” “AIBAF,” and “AACRF,” respectively. Nasdaq will complete the delisting by filing a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities and Exchange Act of 1934 on Form 25 with the SEC after the applicable Nasdaq review and appeal periods have lapsed and/or upon the closing of the Company’s initial Business Combination.

PSI Business Combination

On December 27, 2023, the Company entered into the PSI Business Combination Agreement with the Sponsor, Pubco, First Merger Sub, Second Merger Sub, and PSI (see Note 6).

Risks and Uncertainties

The Company’s results of operations and its ability to complete an initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. The Company’s business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in Ukraine and the Middle East. The Company cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and the Company’s ability to complete an initial Business Combination.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

AIB ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(UNAUDITED)

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination. Because there is a possibility that the Company may acquire a U.S. domestic corporation or engage in a transaction in which a domestic corporation becomes our parent or our affiliate and the Company’s securities trade on Nasdaq, the Company may become a “covered corporation”.

Liquidity, Capital Resources and Going Concern

As of March 31, 2024, the Company had $6,552 in its operating bank account and working capital deficit of $2,163,786, which excludes cash held in the Trust Account, the liability for convertible note and deferred underwriting fee.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with working capital.

If the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to our Business Combination. Moreover, it may need to obtain other financing either to complete our Business Combination or because it becomes obligated to redeem a significant number of the Public Shares upon consummation of our Business Combination, in which case it may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of the Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available to it, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

On January 19, 2023, upon the shareholders’ approval of the Extension Amendment and the Trust Amendment, the Company entered into the Trust Amendment to extend the date by which the Company would be required to consummate a Business Combination from January 21, 2023 to October 21, 2023, or such earlier date as determined by the Board, in its sole discretion. Subsequently, on October 19, 2023, upon the shareholders’ approval of the Second Extension Amendment, the Company entered into the Second Extension Amendment to extend the date by which the Company would be required to consummate a Business Combination from October 21, 2023 to January 21, 2025, or such earlier date as determined by the Board, in its sole discretion. As a result, the Company has up to 36 months from the closing of the IPO on January 21, 2022 to consummate a Business Combination, unless further extended as permitted by the Amended and Restated Charter. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution.

AIB ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(UNAUDITED)

Note 1 — Description of Organization and Business Operations and Liquidity (cont.)

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern”, Management has determined that mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance of the financial statements.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of the Management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s 2023 Annual Report. The interim results for the three months ended March 31, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

AIB ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires Management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which Management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $6,552 and $114,709 in cash and did not have any cash equivalents as of March 31, 2024 and December 31, 2023, respectively.

Cash and Investments Held in the Trust Account

As of March 31, 2024, all of the assets held in the Trust account were held in an interest-bearing demand deposit account. As of December 31, 2023, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Earnings on these trading securities are included in dividends, interest earned, and unrealized gain on cash and investments held in the Trust Account in the accompanying statements of operations and are automatically reinvested therefore are considered as an adjustment to reconcile net income (loss) to net cash used in operating activities in the statements of cash flows. The fair value for these trading securities are determined using quoted market prices in active markets for identical assets.

During the three months March 31, 2024, interest earned from the Trust Account amounted to $121,956.

During the year ended December 31, 2023, interest and dividends earned from the Trust Account amounted to $699,124, which includes $50,030 of accrued dividends received in January 2024, and $699,124 was fully reinvested. There was $78,509,506 of withdrawal made during the year ended December 31, 2023 in connection with the shareholders’ votes at the First Extension Meeting and the Second Extension Meeting, in which shareholders holding 7,640,199 shares of the Ordinary Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A Ordinary Shares subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A Ordinary Shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A Ordinary Shares (including Class A Ordinary Shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A Ordinary Shares are classified as shareholders’ equity. The Company’s Public Shares sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

In connection with the First Extension Meeting held on January 18, 2023, shareholders holding 7,623,698 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account.

AIB ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

In connection with the Second Extension Meeting held on October 19, 2023, shareholders holding 16,501 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account.

Accordingly, on March 31, 2024 and December 31, 2023, 984,801 shares of Class A Ordinary Shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the accompanying balance sheets.

As of March 31, 2024 and December 31, 2023, the shares of Class A Ordinary Shares subject to possible redemption reflected on the accompanying balance sheets are reconciled on the following table:

Class A Ordinary Shares subject to possible redemption, January 1, 2023	88,525,575
Less:
Redemptions – January 18, 2023 and October 19, 2023	(78,509,506)
Plus:
Accretion of carrying value to redemption value	1,299,124
Class A Ordinary Shares subject to possible redemption, December 31, 2023	$11,315,193
Plus:
Accretion of carrying value to redemption value	171,956
Class A Ordinary Shares subject to possible redemption, March 31, 2024	$11,487,149

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. As of March 31, 2024 and December 31, 2023, the Company has not experienced losses on these accounts and Management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” equals or approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2024 and December 31, 2023. Management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company is not currently aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to tax examinations by major taxing authorities since inception. There is currently no taxation imposed by the

AIB ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(UNAUDITED)

Note 2 — Summary of Significant Accounting Policies (cont.)

Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. Management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is a Cayman Islands exempted company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Income (Loss) Per Ordinary Share

The Company has two outstanding classes of Ordinary Shares, which are referred to as Class A Ordinary Shares and Class B Ordinary Shares. Class A Ordinary Shares include redeemable and non-redeemable shares. Earnings and losses are shared pro rata between the two classes of Ordinary Shares and between the redeemable and the non-redeemable Ordinary Shares. The 901,375 Class A Ordinary Shares for which the outstanding Rights (as defined in Note 3 and 4) are exercisable were excluded from diluted earnings per share for the period ended March 31, 2024 and 2023 because they are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per Ordinary Share is the same as basic net loss per Ordinary Share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of Ordinary Shares.

FOR THE THREE MONTHS ENDED MARCH 31, 2024
	Redeemable Class A	Non-redeemable
NUMERATOR		Class A	Class B
Numerator:
Allocation of net loss	$(155,838)	$(415,740)	$—
Net income including accretion of temporary equity to redemption value	171,956	—	—
Net income (loss)	$16,118	$(415,740)	$—
Denominator:
Weighted Average Shares Outstanding including Ordinary Shares subject to redemption	984,801	2,627,224	1
Basic and diluted net income (loss) per share	$0.02	$(0.16)	$—
FOR THE THREE MONTHS ENDED MARCH 31, 2023
	Redeemable Class A	Non-redeemable
NUMERATOR		Class A	Class B
Numerator:
Allocation of net loss	$(211,294)	$(40,762)	$(186,620)
Net income including accretion of temporary equity to redemption value	429,803	—	—
Net income (loss)	$218,509	$(40,762)	$(186,620)
Denominator:
Weighted Average Shares Outstanding including Ordinary Shares subject to redemption	2,441,334	470,975	2,156,250
Basic and diluted net income (loss) per share	$0.09	$(0.09)	$(0.09)

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed financial statements.

AIB ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(UNAUDITED)

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 8,625,000 Units (including 1,125,000 Overallotment Units) at a price of $10.00 per Unit. Each Unit consists of one share of Public Shares and one Public Right. Each Public Right entitles the holder to receive one-tenth (1/10) of one Class A Ordinary Share upon the consummation of a Business Combination (see Note 7).

NOTE 4 — PRIVATE PLACEMENT

On January 21, 2022, simultaneously with the consummation of the IPO and sale of the Overallotment Units, the Company consummated the issuance and sale of 388,750 Private Units (including 33,750 Private Units purchased simultaneously with the Overallotment Units) in the Private Placement at a price of $10.00 per Private Unit, generating gross proceeds of $3,887,500 to the Sponsor (345,625 Private Units) and Maxim (43,125 Private Units). Each Private Unit consists of one share of Class A Ordinary Shares (“Private Share”) and one right (the “Private Rights” and together with the Public Rights, the “Rights”). Each Private Right will entitle the holder thereof to receive one-tenth (1/10) of one Class A Ordinary Share upon the consummation of a Business Combination.

A portion of the proceeds from the Private Placement were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Units and any underlying securities will be worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On July 30, 2021, the Sponsor purchased 1,437,500 Class B Ordinary Shares (the “Founder Shares”) for an aggregate price of $25,000 (see Note 7). On September 13, 2021, the Company effected a share dividend of 0.5 shares for each Class B Ordinary Share outstanding, resulting in an aggregate of 2,156,250 Founder Shares outstanding. The Founder Shares will automatically convert into shares of Class A Ordinary Shares at the time of the Business Combination and are subject to certain transfer restrictions (see Note 7). Holders of Founder Shares may also elect to convert their Class B Ordinary Shares into an equal number of shares of Class A Ordinary Shares, subject to adjustment, at any time. The Initial Shareholders agreed to forfeit up to 281,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. Since the overallotment option was exercised in full, the 281,250 Founder Shares are no longer subject to forfeiture.

The Initial Shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) six months after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.

On October 18, 2023, the Company issued an aggregate of 2,156,249 of the Class A Ordinary Shares to the Sponsor, upon the conversion of an equal number of the Class B Ordinary Shares, held by the Sponsor. The 2,156,249 Class A Ordinary Shares issued in connection with the conversion are subject to the same restrictions as applied to the Class B Ordinary Shares before the conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination as described in the 2023 Annual Report.

AIB ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(UNAUDITED)

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Administrative Support Agreement

The Company pays the Sponsor a fee of up to $10,000 per month for the use of office and administrative support services following the consummation of the IPO until the earlier of the consummation of the Business Combination or liquidation for office space and administrative services. For the three months ended March 31, 2024 and 2023, the Company incurred and paid $30,000 fees for these services.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. These units would be identical to the Private Units.

On January 23, 2023, the Company issued an unsecured promissory note (the “Working Capital Note” in the principal amount of up to $500,000 to the Sponsor. The Working Capital Note was issued in connection with advances the Sponsor has made, and may make in the future, to the Company for working capital expenses. The Working Capital Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial Business Combination and (ii) the date that the winding up of the Company is effective. At the election of the Sponsor, up to $500,000 of the unpaid principal amount of the Working Capital Note may be converted into units of the Company, each unit consisting of one Class A Ordinary Share and one right exchangeable into one-tenth of one Class A Ordinary Share (the “Conversion Units”), equal to: (x) the portion of the principal amount of the Working Capital Note being converted, divided by (y) $10.00, rounded up to the nearest whole number of Conversion Units. The Conversion Units are identical to the Private Units. The Conversion Units and their underlying securities are entitled to the registration rights set forth in the Working Capital Note.

As of March 31, 2024 and December 31, 2023, there was $500,000, related party loans outstanding under the Working Capital Note.

Related Party Extension Loans

On January 20, 2023, the Company issued a promissory note (the “First Extension Note”) in the aggregate principal amount of up to $450,000 to the Sponsor (the “First Extension Funds”), pursuant to which the First Extension Funds were deposited into the Trust Account in monthly installments for the benefit of each Public Share that was not redeemed in connection with the vote to approve the First Extension Amendment and Trust Amendment. The Sponsor agreed to pay $50,000 per month (or $0.05 per Public Share not redeemed) that the Company decides to take to complete an initial Business Combination, commencing on January 21, 2023 and continuing through October 21, 2023, or portion thereof, that is needed to complete an initial Business Combination, for up to an aggregate of $450,000. As of March 31, 2024, an aggregate of $450,000 of the First Extension Funds had been deposited into the Trust Account. The First Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the initial Business Combination, and (b) the date of the liquidation of the Company.

AIB ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(UNAUDITED)

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

In connection with the Second Extension Amendment, on October 19, 2023, the Company issued a promissory note (the “Second Extension Note”) in the aggregate principal amount of up to $750,000 to the Sponsor (the “Second Extension Funds”), pursuant to which the Second Extension Funds are deposited into the Trust Account for the benefit of each outstanding Class A Ordinary Share of the Company that was not redeemed in connection with the extension of the Company’s termination date from October 21, 2023 to January 21, 2025.

The Company agreed to deposit $50,000 per month into the Trust Account, which equates to approximately $0.05 per remaining Public Share, for each calendar month (commencing on October 21, 2023 and on the 21st day of each subsequent month) until January 21, 2025, or portion thereof, that is needed to complete an initial Business Combination, for up to an aggregate of $750,000. As of March 31, 2024, an aggregate of $200,000 of the Second Extension Funds had been deposited into the Trust Account. As of March 31, 2024, the Trust Account contains approximately $11.66 per remaining Public Share outstanding. As of May 21, 2024, an aggregate of $400,000 (plus applicable interest) of the Second Extension Funds had been deposited into the Trust Account which covers the extension period through June 21, 2024. As such, total Second Extension Funds deposited to date covers the first eight months of extension permitted by the Second Extension Amendment.

As of March 31, 2024 and December 31, 2023, there was $650,000 and $600,000 Related Party Extension Loans outstanding under the First Extension Note and the Second Extension Note, respectively.

Advance from Related Party

For the year-to-date period ended March 31, 2024 and December 31, 2023, the Sponsor paid expenses totaling $20,000 and $144,597 on behalf of the Company, respectively, of which a total of $0 and $105,377 has been repaid through March 31, 2024 and December 31, 2023, respectively.

For the period ended March 31, 2024 and 2023, the Sponsor advanced $38,000 and $227,097 to the Company for working capital purposes, respectively. The total cash advanced by the Sponsor as of March 31, 2024 was $58,000, which includes $20,000 expenses paid by the Sponsor on behalf of the Company.

As of March 31, 2024 and December 31, 2023, the Company owes the Sponsor $549,554 and $491,554, which includes $0 and $10,000 owed for administrative support services, respectively. Balance owed to the Sponsor are reported as advance from related party on the accompanying condensed balance sheets.

On January 20, 2022, the Company entered into an engagement agreement with HG, LLP, an affiliate of Jie Gao, the Chief Financial Officer of the Company, pursuant to which HG, LLP would provide certain financial advisor services in connection with assisting the Company in preparing the financial portions of the Company’s quarterly reports and annual reports. The Company will pay HG, LLP $5,000 for each 10-Q filing and $10,000 for each 10-K filing. As of March 31, 2024, an aggregate of $60,000 had been paid to HG, LLP for such services with $10,000 and $10,000 recorded as an expense for the three months period ended March 31, 2024 and 2023, respectively. Jie Gao serves as the Managing Member of HG, LLP.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Units and Conversion Units (and all underlying securities) are entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO. The holders of a majority of these securities will be entitled to make up to three demands that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However the registration rights provides

AIB ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(UNAUDITED)

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

In connection with the IPO, $0.35 per Unit, or $3,018,750 in the aggregate, is payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement entered into in connection with the IPO.

On December 21, 2023, the Company and Maxim entered into an amendment to the Underwriting Agreement, pursuant to which, in lieu of the $3,018,750 deferred underwriting fees payable upon the consummation of an initial Business Combination, Maxim or its designee will be entitled to receive 301,875 Deferred Underwriting Shares upon the consummation of the Business Combination.

Legal fees

On January 27, 2022, the Company entered into an agreement (the “EGS Agreement”) with Ellenoff Grossman & Schole LLP to act as U.S. securities council to the Company in connection with pending acquisition targets for the Company to acquire consistent with its Initial Public Offering and assist in U.S. securities work related to the Initial Business Combination. The fee structure for this agreement permits amounts invoiced to be paid in installments and/or deferred until closing, with any balance owed at the closing of the Business Combination to be subject to a certain premium. As of March 31, 2024 and December 31, 2023, the total outstanding amount for services provided by EGS, including any amount not paid and the deferred portion that is contingent upon the closing of a Business Combination, was $704,185 and $499,931, respectively, which were considered outstanding per the terms of the EGS Agreement and are included in accounts payable and accrued expenses on the accompanying balance sheets. As the Business Combination cannot be deemed probable as of March 31, 2024 and December 31, 2023, there was no accrual made for premiums on the outstanding fees.

Business Combination Agreement

On December 27, 2023, the Company entered into a Business Combination Agreement (the “PSI Business Combination Agreement”, and the transactions and agreements contemplated by the PSI Business Combination Agreement, the “PSI Business Combination”) with the Sponsor, in the capacity as the representative of the Company and the shareholders of the Company immediately prior to the Second Merger Effective Time (as defined in the PSI Business Combination Agreement), Pubco, PSI Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of the Pubco (the “First Merger Sub”), PSI Merger Sub II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of the Pubco (the “Second Merger Sub”), and PSI Group Holdings Ltd 利航國際控股有限公司, an exempted company incorporated with limited liability in the Cayman Islands (“PSI”).

Pursuant to the PSI Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the PSI Business Combination Agreement, (a) the First Merger Sub will merge with and into PSI (the “First Merger”), with PSI surviving the First Merger as a wholly-owned subsidiary of the Pubco and the outstanding shares of PSI being converted into the right to receive shares of the Pubco; and (b) one business day following the First Merger, the Second Merger Sub will merge with and into the Company (the “Second Merger”), with the Company surviving the Second Merger as a wholly-owned subsidiary of the Pubco and the Company’s outstanding securities being converted into the right to receive substantially equivalent securities of the Pubco.

AIB ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(UNAUDITED)

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

Related Agreements and Documents

Lock-Up Agreements

Simultaneously with the execution of the PSI Business Combination Agreement, the Pubco, the Sponsor, PSI and the Company have entered into lock-up agreements with certain holders of the Founder Shares and with certain holders of the Company’s securities. These lock-up agreements provide for a lock-up period commencing on the Closing Date (as defined in the PSI Business Combination Agreement) and ending on the earlier of (i) the 6-month anniversary of the Closing (as defined in the PSI Business Combination Agreement) and (ii) the date on which Pubco completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the outstanding Pubco Ordinary Shares being (as defined in the PSI Business Combination Agreement) converted into cash, securities or other property, with respect to Pubco Ordinary shares held by the such shareholder. The parties’ undertakings in the Lock-Up Agreements were made as a condition to the willingness of PSI and the Company to enter into the PSI Business Combination Agreement and as an inducement and in consideration therefor.

Support Agreement

Simultaneously with the execution of the PSI Business Combination Agreement, the Pubco, the Company, PSI, the Sponsor and certain shareholders of PSI have entered into a Support Agreement (the “Support Agreement”), pursuant to which, among other things, the Sponsor and the shareholders of PSI have agreed (a) to support the adoption of the PSI Business Combination Agreement and the approval of the PSI Business Combination, subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions. In addition, the Sponsor agreed in the Support Agreement that, to the extent the Sponsor fails to pay or otherwise discharge any “Excess SPAC Expense Amount” (defined as the amount, if any, by which the aggregate amounts payable in cash for the Company’s accrued transaction expenses at the Closing, and any loans owed by the Company to the Sponsor for transaction and other administrative costs and expenses, exceeds $1.5 million), the Sponsor shall automatically transfer to Pubco and forfeit for cancellation (for no additional cash consideration) a quantity of Pubco Ordinary Shares otherwise due to the Sponsor at Closing equal to (i) the portion of the Excess SPAC Expense Amount that is unpaid or otherwise undischarged by the Sponsor, divided by (ii) $10.00. The parties’ undertakings in the Support Agreement were made as a condition to the willingness of PSI and the Company to enter into the PSI Business Combination Agreement and as an inducement and in consideration therefor.

Registration Rights Agreement

Simultaneously with the execution of the PSI Business Combination Agreement, the Pubco, certain shareholders of the Company and PSI, entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the parties listed under “Investor” on the signature page thereto will be provided the right to demand registrations, piggy-back registrations and shelf registrations with respect to Registrable Securities (as defined in the Registration Rights Agreement). The Registration Rights Agreement contains customary covenants regarding registration procedures and mutual indemnification obligations, among other matters. The parties’ undertakings in the Registration Rights Agreement are made were made as a condition to the willingness of PSI and the Company to enter into the PSI Business Combination Agreement and as an inducement and in consideration therefor.

Advisory Agreement

On December 21, 2023, Maxim was engaged by the Company as its sole M&A advisor for the PSI Business Combination. If the Company has a Closing of the PSI Business Combination, during either (i) the term of the engagement of Maxim, or (ii) unless the engagement with Maxim is terminated by Maxim for convenience or by

AIB ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(UNAUDITED)

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

the Company for cause (in which case, no fee shall be payable) at any time during a period of twelve (12) months following the termination of the engagement with Maxim, then the Company shall pay to Maxim upon the closing of the PSI Business Combination, one percent (1.0%) of the equity value of PSI (the “Success Fee”). The Success Fee shall be comprised entirely of the Company’s ordinary shares which shall be issued to Maxim at the same price per share as any shares issued in the PSI Business Combination. The ordinary shares that are issued to Maxim will have unlimited piggyback registration rights and additionally will have the same registration rights and other rights afforded to holders of the Company’s ordinary shares who are issued shares in the PSI Business Combination.

Right of First Refusal

Subject to certain conditions, the Company granted Maxim, for a period beginning on the closing of the IPO and ending 18 months after the date of the consummation of a Business Combination, a right of first refusal to act as lead left book-running managing underwriter with at least 75% of the economics; or, in the case of a three-handed deal 50% of the economics, for any and all future public and private equity, convertible and debt offerings for the Company or any of the Company’s successors or subsidiaries. In accordance with FINRA Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the IPO.

Unit Purchase Option

The Company sold to the underwriters, for $100, an option to purchase up to a total of 431,250 Units exercisable, in whole or in part, at $11.00 per Unit, commencing on the consummation of our initial Business Combination (the “Unit Purchase Option”). The purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from January 18, 2022. The option and the 431,250 Units, as well as the 431,250 shares of Class A Ordinary Shares, and the rights to receive 43,125 shares of Class A Ordinary Shares upon a Business Combination that may be issued upon exercise of the option, have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following January 18, 2022 pursuant to Rule 5110(e)(1) of FINRA’s Rules, during which time the option may not be sold, transferred, assigned, pledged or hypothecated, or be subject of any hedging, short sale, derivative or put or call transaction that would result in the economic disposition of the securities. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following January 18, 2022 except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The option grants to holders demand and “piggy-back” rights of the securities directly and indirectly issuable upon exercise of the option. Notwithstanding the foregoing, the underwriters and their related persons may not (i) have more than one demand registration right at our expense, (ii) exercise their demand registration rights more than five (5) years from January 18, 2022, and (iii) exercise their “piggy-back” registration rights more than seven (7) years from January 18, 2022. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of Units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of shares of Ordinary Shares at a price below its exercise price. The Company has no obligation to net cash settle the exercise of the purchase option or the rights underlying the purchase option. The holder of the purchase option will not be entitled to exercise the purchase option unless a registration statement covering the securities underlying the purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the purchase option or underlying rights, the purchase option or rights, as applicable, will expire worthless.

The Company accounted for the Unit Purchase Option, inclusive of the receipt of $100 cash payment, as an expense of the IPO resulting in a charge directly to additional paid-in capital. The Company estimated the fair value of Unit Purchase Option to be $56,000 based a binomial model.

AIB ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(UNAUDITED)

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Board. As of March 31, 2024 and December 31, 2023, there were no preference shares issued or outstanding.

Class A Ordinary Shares

The Company is authorized to issue 50,000,000 shares of Class A Ordinary Shares with a par value of $0.0001 per share. Holders of Class A Ordinary Shares are entitled to one vote for each share. As of March 31, 2024 and December 31, 2023, there were 2,627,224 shares of Class A Ordinary Shares outstanding, respectively (excluding 984,801 shares of Class A Ordinary Shares subject to possible redemption, respectively).

Class B Ordinary Shares

The Company is authorized to issue 3,000,000 shares of Class B Ordinary Shares with a par value of $0.0001 per share. Holders of Class B Ordinary Shares are entitled to one vote for each share. On October 18, 2023, we issued an aggregate of 2,156,249 Class A Ordinary Shares to the Sponsor, upon the conversion of an equal number of Class B Ordinary Shares, held by the Sponsor. As of March 31, 2024 and December 31, 2023, there were 1 shares of Class B Ordinary Shares outstanding, respectively.

Holders of shares of Class A Ordinary Shares and shares of Class B Ordinary Shares vote together as a single class on all other matters submitted to a vote of shareholders, except for the election or removal of directors of the Board prior to an initial Business Combination when only Class B Ordinary Shares are entitled to vote.

The shares of Class B Ordinary Shares will automatically convert into shares of Class A Ordinary Shares at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A Ordinary Shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the initial Business Combination, the ratio at which shares of Class B Ordinary Shares shall convert into shares of Class A Ordinary Shares will be adjusted (unless the holders of a majority of the outstanding shares of Class B Ordinary Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A Ordinary Shares issuable upon conversion of all shares of Class B Ordinary Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of Ordinary Shares outstanding upon the completion of the IPO plus all shares of Class A Ordinary Shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B Ordinary Shares into an equal number of shares of Class A Ordinary Shares, subject to adjustment as provided above, at any time.

Rights

Except in cases where the Company is not the surviving company in a Business Combination, each holder of a Public Right will automatically receive one-tenth (1/10) of one Class A Ordinary Share upon consummation of a Business Combination, even if the holder of a Public Right converted all shares held by him, her or it in connection with a Business Combination or an amendment to the Amended and Restated Charter with respect to its pre-Business Combination activities. In the event that the Company will not be the surviving company upon completion of a Business Combination, each holder of a Public Right will be required to affirmatively convert his,

AIB ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(UNAUDITED)

NOTE 7 — SHAREHOLDERS’ DEFICIT (cont.)

her or its rights in order to receive the one-tenth (1/10) of a share underlying each Public Right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of Public Rights in order to receive his, her or its additional shares of Class A Ordinary Share upon consummation of a Business Combination. The shares issuable upon exchange of the Rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Ordinary Shares will receive in the transaction on an as-converted into Ordinary Share basis.

The Company will not issue fractional shares in connection with an exchange of Public Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of local law. As a result, the holders of the Public Rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Rights will not receive any of such funds with respect to their Public Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Rights, and the Public Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Public Rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the Rights may expire worthless.

As of March 31, 2024 and December 31, 2023, there were 8,625,000 Public Rights outstanding.

NOTE 8 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects Management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:  Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:  Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:  Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At March 31, 2024 and December 31, 2023, the assets held in the Trust Account were held in cash and money market funds which is invested primarily in treasury funds, respectively.

AIB ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2024
(UNAUDITED)

NOTE 8 — FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2024 and December 31, 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

March 31, 2024	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash held in the Trust Account	1	$11,487,149	—	—
December 31, 2023	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and investments held in the Trust Account	1	$11,265,163	—	—

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

On May 7, 2024, the Company the Notice Letter from the Panel indicating that the Panel had determined to delist the Company’s securities from Nasdaq and that trading in the Company’s securities would be suspended at the open of trading on May 9, 2024, due to the Company’s failure to satisfy the terms of the Panel’s March 14, 2024 decision listed above. On May 1, 2024, the Company notified the Panel that it would not be able to close its initial Business Combination by the Panel’s May 20, 2024 deadline. Accordingly, the Panel determined to delist the Company’s securities from Nasdaq as set forth in the Notice Letter.

Following suspension of trading on Nasdaq, the Company’s units, ordinary shares and rights have been eligible to trade on the OTC Markets under the tickers “ACCUF,” “AIBAF,” and “AACRF,” respectively. Nasdaq will complete the delisting by filing a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities and Exchange Act of 1934 on Form 25 with the SEC after the applicable Nasdaq review and appeal periods have lapsed and/or upon the closing of the Company’s initial Business Combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:    The Board of Directors and Shareholders of

PSI Group Holdings Ltd

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of PSI Group Holdings Ltd and its subsidiaries (collectively the “Company”) as of December 31, 2022 and 2023, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.
WWC, P.C.
Certified Public Accountants
PCAOB ID No.1171

San Mateo, California
May 8, 2024

We have served as the Company’s auditor since November 17, 2021.

PSI GROUP HOLDINGS LTD
AUDITED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2022 AND 2023
(IN U.S. DOLLARS)

	December 31, 2022	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$7,385,577	$10,769,662
Restricted cash	3,078,227	2,931,357
Accounts receivable, net	11,093,838	20,136,692
Accounts receivable – related parties	19,986	11,885
Contract asset, net	957,356	984,135
Amounts due from related parties, net	884,386	117,327
Prepayments and other current assets, net	199,392	91,749
Tax recoverable	2,033,861	—
Total current assets	$25,652,623	$35,042,807

Non-current asset
Property, plant and equipment, net	347,773	184,903
Right-of-use assets	164,585	59,245
Total non-current assets	$512,358	$244,148
TOTAL ASSETS	$26,164,981	$35,286,955

PSI GROUP HOLDINGS LTD
AUDITED CONSOLIDATED BALANCE SHEETS — (Continued)
AS OF DECEMBER 31, 2022 AND 2023
(IN U.S. DOLLARS)

	December 31, 2022	December 31, 2023
Current Liabilities
Short-term bank loans	$130,927	$—
Accounts payable	11,371,962	18,171,694
Accounts payable – related parties	529,040	474,161
Contract liabilities	6,544	4,015
Other payables and accrued liabilities	765,943	851,012
Provisions for compensation and penalty	328,615	1,574,240
Tax payables	—	737,196
Lease liabilities – current	114,636	47,689
Amounts due to related parties	557,523	469,534
Dividend payables	28,154	28,154
Total current liabilities	$13,833,344	$22,357,695

Non-current liabilities
Lease liabilities – non-current	64,916	17,227
Total non-current liabilities	$64,916	$17,227
TOTAL LIABILITIES	$13,898,260	$22,374,922

COMMITMENTS AND CONTINGENCIES

EQUITY
Ordinary shares, par value US$0.0001 per share, 200,000,000 shares authorized; 200,000 shares issued and outstanding as of December 31, 2022 and 2023, respectively*	20	20
Additional paid-in capital	7,877,520	7,877,520
Retained earnings	4,346,922	4,960,116
Accumulated other comprehensive loss	(41,439)	(41,439)
Total shareholders’ equity	$12,183,023	$12,796,217
Non-controlling interest	83,698	115,816
TOTAL EQUITY	$12,266,721	$12,912,033

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,164,981	$35,286,955

____________

*        Shares presented on a retroactive basis to reflect the restructuring.

See accompanying notes to the audited consolidated financial statements.

PSI GROUP HOLDINGS LTD
AUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(IN U.S. DOLLARS)

	For the year ended December 31,
	2022	2023
REVENUES	$96,216,113	$139,673,764
REVENUES – RELATED PARTIES	1,089,414	346,705
TOTAL REVENUE	97,305,527	140,020,469

COST OF REVENUE	83,568,889	122,245,091
COST OF REVENUE – RELATED PARTIES	5,436,874	5,022,497
TOTAL COST OF REVENUE	89,005,763	127,267,588

GROSS PROFIT	8,299,764	12,752,881

Provisions for compensation and penalty	328,615	1,245,625
Impairment of goodwill	294,151	—
General and administrative expenses	4,732,811	5,526,360
Total operating expenses	$5,355,577	$6,771,985

INCOME FROM OPERATIONS	$2,944,187	$5,980,896

OTHER INCOME (EXPENSE):
Bank interest income	38,779	79,207
Interest expense	(7,699)	(1,291)
Other income	256,022	143,340
Other expenses	(95,842)	(208,232)
Total other income	191,260	13,024

INCOME BEFORE INCOME TAX	$3,135,447	$5,993,920
INCOME TAX	688,345	1,381,729
NET INCOME	$2,447,102	$4,612,191
LESS: NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	21,898	34,785
NET INCOME ATTRIBUTABLE TO PSI GROUP HOLDINGS LTD	$2,425,204	$4,577,406
OTHER COMPREHENSIVE LOSS:
Foreign currency translation adjustment of PSI GROUP HOLDINGS LTD	(3,186)	—
Total comprehensive income	$2,422,018	$4,577,406
WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING*:
Basic and diluted	200,000	200,000
NET INCOME PER ORDINARY SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY:
Basic and diluted	$12.13	$22.89

____________

*        Shares presented on a retroactive basis to reflect the reorganization.

See accompanying notes to the audited consolidated financial statements.

PSI GROUP HOLDINGS LTD
AUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(IN U.S. DOLLARS)

	Number of Shares*	Ordinary Shares*	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity	Non- Controlling Interest	Total Equity
Balance as of December 31, 2021	155,969	$16	$5,826,358	1,921,718	$(38,253)	$7,709,839	$15,189	$7,725,028
Adjustments arising from the group reorganization	44,031	4	2,051,162	—	—	2,051,166	46,611	2,097,777
Net income	—	—	—	2,425,204	—	2,425,204	21,898	2,447,102
Foreign currency translation adjustment	—	—	—	—	(3,186)	(3,186)	—	(3,186)
Balance as of December 31, 2022	200,000	20	7,877,520	4,346,922	(41,439)	12,183,023	83,698	12,266,721
Net income	—	—	—	4,577,406	—	4,577,406	34,785	4,612,191
Dividends	—	—	—	(3,964,212)	—	(3,964,212)	(2,667)	(3,966,879)
Balance as of December 31, 2023	200,000	20	7,877,520	4,960,116	(41,439)	12,796,217	115,816	12,912,033

____________

*        Shares presented on a retroactive basis to reflect the reorganization.

See accompanying notes to the audited consolidated financial statements.

PSI GROUP HOLDINGS LTD
AUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(IN U.S. DOLLARS)

	For the year ended December 31,
	2022	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,447,102	$4,612,191
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	192,259	164,419
Gain on early termination of leases	(9,041)	—
Depreciation of right-of-use assets	310,741	105,340
Bad debts written off	47,088	—
Impairment of goodwill	294,151	—
Provisions for compensation and penalty	328,615	1,245,625
(Reversal) Provision for allowance for expected credit loss	(561,869)	56,557
Changes in operating assets and liabilities:
(Increase) Decrease in:
Accounts receivable	10,354,792	(9,097,664)
Accounts receivable – related parties	(7,898)	8,101
Contract asset	377,802	(26,833)
Amounts due from related parties	1,340,647	766,111
Other current assets	472,249	106,898
Tax recoverable	(2,033,861)	2,033,861
Increase (Decrease) in:
Accounts payable	(3,787,548)	6,799,732
Accounts payable – related parties	(4,471,225)	(54,879)
Amounts due to related parties	(1,961,994)	(87,989)
Tax payables	(2,146,293)	737,196
Other payables and accrued liabilities	187,313	85,069
Contract liabilities	(102,430)	(2,529)
Lease liabilities	(319,228)	(114,636)
NET CASH PROVIDED BY OPERATING ACTIVITIES	$951,372	$7,336,570

PSI GROUP HOLDINGS LTD
AUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2023
(IN U.S. DOLLARS)

	For the year ended December 31,
	2022	2023
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	$(16,274)	$(1,549)
(Increase) Decrease in restricted cash with maturity of more than three months when acquired	(2,949,435)	2,230,607
Acquisition of a subsidiary	16,744	—
Repayments to directors	(804,888)	—
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITES	$(3,753,853)	$2,229,058

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	$(117,359)	$(3,966,879)
Repayments of bank loans	(256,336)	(130,927)
NET CASH USED IN FINANCING ACTIVITES	$(373,695)	$(4,097,806)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	$(3,176,176)	$5,467,822
Effect of exchange rate changes	(3,186)	—
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	10,693,731	7,514,369
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	$7,514,369	$12,982,191

Cash and cash equivalents at end of year	7,385,577	10,769,662
Restricted cash at end of year	3,078,227	2,931,357
Restricted cash with maturity of three months or more when acquired at end of year	(2,949,435)	(718,828)
Total cash and cash equivalents and restricted cash shown in the consolidated statements of cash flows	$7,514,369	$12,982,191

Supplemental disclosure of cash flow information
Interest received	38,779	79,207
Interest paid	7,699	1,291
Income tax refunded	25,588	1,389,328
Income tax paid	4,894,087	—

Non-cash investing and financing activities
Fair value of issued shares for acquisition of subsidiary	2,097,777	—

See accompanying notes to the audited consolidated financial statements.

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PRINCIPAL ACTIVITIES

(a)     Organization

PSI Group Holdings Ltd (“PSI”, or the “Company”) was incorporated under the laws of the Cayman Islands on March 7, 2022. PSI is a company formed for the purposes of consolidating a group of operating business in the freight and logistics industry under one parent to maximize operational and financial synergies. Immediately after the Company’s inception, the Company issued 67,670 ordinary shares to Grand Pro Development Limited for which Mr. Yee Kit CHAN (“Mr. Chan”) is the sole beneficial owner, and the Company issued 10,000 ordinary shares to Profit Sail SAS Holdings Limited for which Mr. Chan is also the sole beneficial owner; as a result, Mr. Chan owned 77,670 of the Company’ shares.

On March 11, 2022, PSI (BVI) Ltd. and BGG (BVI) Ltd were incorporated under the laws of the British Virgin Islands. PSI (BVI) Ltd. and BGG (BVI) Ltd are both wholly owned subsidiaries of the Company. Both of these entities were incorporated for the purposes of acting as intermediary holding companies of the Company’s operating entities.

Profit Sail Int’l Express (H.K.) Limited (“PSIHK”), was incorporated under laws of Hong Kong and commenced its operations on May 27, 1993. PSIHK is engaged in the provision of logistics and freight handling services. Up to the point of the reorganization in March of 2022, 98.8% and 0.4% equity interests of PSIHK were held by Mr. Chan and Mr. Kin Yin Alfred Kwong (“Mr. Kwong”), respectively; the remaining 0.8% ownership interests were held by two independent individuals with each holding equal ownerships of 0.4% each. In March 2022, the Company completed a share swap transaction with Mr. Chan and Mr. Kwong and issued the total of 78,299 ordinary shares, of which 77,670 ordinary shares and 629 ordinary shares were issued to Mr. Chan and Mr. Kwong’s designated entities in exchange for their equity interests in PSIHK. After the restructuring, the Company became the 99.2% equity interest owner in PSIHK. The 0.8% interest held by two parties was not included in the share swap transaction; accordingly, the Company accounts for that interest in PSIHK as a non-controlling interest.

The restructuring and share swaps transactions has been accounted for as a transfer of assets among entities under common control as the beneficial interest of each shareholder prior to and after the execution of the restructuring remained unchanged. Mr. Chan was the controlling shareholder both before and after the restructuring transactions. The consolidation of the Company and its subsidiaries have been accounted for using a historical cost basis and presented assuming that the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

On March 16, 2022, the Company, through its subsidiary, BGG (BVI) Ltd. entered into a Share Exchange Agreement with Mr. Kwong to acquire the entire equity interest of Business Great Global Supply Chain Limited (“BGG”), which was incorporated as a limited company on November 11, 2016. Pursuant to the Share Exchange Agreement, the Company issued an aggregate of 44,031 ordinary shares of the Company for the entire equity interest held by Mr. Kwong in BGG. After the share exchange, BGG became an indirectly 6 owned subsidiary of the Company. BGG is engaging in logistics and freight business. On the same date, Mr. Kwong entered into three separate Assignment Agreements with three independent individuals and pursuant to which, Mr. Kwong assigned an aggregate of 26,660 ordinary shares, among 44,031 ordinary shares received, to the three independent individuals. Shares assigned are ranking pari passu with such existing class of shares.

(b)    Principal activities

The Company is a freight forwarding service provider with networks across the globe. The Company conducts its operations through PSIHK and BGG (collectively the “Operating Subsidiaries”) in Hong Kong.

The Operating Subsidiaries provide air and ocean export and import freight forwarding services with optional ancillary logistics related services (such as cargo pick up, cargo handling at ports and local transportation) and warehousing related services (such as repackaging, labelling, palletization, preparation of shipping documentation, arrangement of customs clearance and warehousing) to meet the requirement of the customers.

Generally, the Company’s services are divided into air freight forwarding services and ocean freight forwarding services.

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

(c)     Business Combination Agreement

On December 27, 2023, AIB Acquisition Corporation (“AIB”) entered into a Business Combination Agreement with AIB LLC, a Delaware limited liability company, in the capacity as the representative of AIB and the shareholders of AIB immediately prior to the Second Merger (as defined below) (the “AIB Representative”), PS International Group Ltd., an exempted company incorporated with limited liability in the Cayman Islands (the “Pubco”), PSI Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“PSI Merger Sub I”), PSI Merger Sub II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“PSI Merger Sub II”), and the Company (as it may be amended or supplemented from time to time, the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) the PSI Merger Sub I will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of the Company being converted into the right to receive ordinary shares of Pubco (“Pubco Ordinary Shares”); and (b) one business day following the First Merger, the PSI Merger Sub II will merge with and into AIB (the “Second Merger,” and together with the First Merger, the “Mergers”), with AIB surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of AIB being converted into the right to receive substantially equivalent securities of Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Business Combination”).

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principles of consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements include the financial statements of the Company and its majority-owned subsidiaries. All significant inter-company transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. Actual results could differ from those estimates. In particular, the novel coronavirus (“COVID-19”) pandemic and the resulting adverse impacts to global economic conditions, as well as the Company’s operations, may impact future estimates. Significant estimates for the years ended December 31, 2022 and 2023, include allowance for expected credit loss, provisions for compensation and penalty, fair value measurements, useful life of property, plant and equipment, assumptions used in assessing impairment of long-lived assets.

Foreign currency translation

The accompanying consolidated financial statements are presented in United States dollars (“US$” or “$”). The functional currency of the Company is Hong Kong Dollar (“HKD”). Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of operations.

	For the year ended December 31,
	2022	2023
Year end HKD: US$ exchange rate	7.8000	7.8000
Year average HKD: US$ exchange rate	7.8000	7.8000

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and cash equivalents

For financial reporting purposes, the Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents. The Company maintains no bank account in the United States of America. The Company maintains its bank accounts in Hong Kong Special Administrative Region (“SAR”). Balances at financial institutions within Hong Kong SAR are not covered by insurance.

Restricted cash

Restricted cash represents amounts held by banks as security for banking facilities and therefore is not available for the Company’s use until such time as the banking facilities have been fulfilled or expired. None of the banking facilities were utilized as of December 31, 2022 and 2023.

Fair value of financial instruments

The Company applies the provisions of ASC 820, “Fair Value Measurement”, to the financial instruments that are required to be carried at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company uses a three-tier fair value hierarchy based upon observable and non-observable inputs that prioritizes the information used to develop its assumptions regarding fair value. Fair value measurements are separately disclosed by level within the fair value hierarchy.

•        Level 1 — defined as observable inputs such as quoted prices in active markets for identical assets or liabilities;

•        Level 2 — defined as inputs other than quoted prices in active markets, that are either directly or indirectly observable; and

•        Level 3 — defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s financial instruments primarily consist of cash and cash equivalents, restricted cash, accounts receivable, other current assets, contract assets, accounts payable, other payables and accrued liabilities, short-term bank loans, dividend payables and amounts due from/to related parties.

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, other current assets, contract assets, accounts payable, other payables and accrued liabilities, short-term bank loans, dividend payables and amounts due from/to related parties approximate fair value because of the short-term nature of these items. The estimated fair values of short-term bank loans were not materially different from their carrying value as presented due to the short maturities and that the interest rates on the borrowing approximate those that would have been available for loans of similar remaining maturity and risk profile. As the carrying amounts are reasonable estimates of the fair value, these financial instruments are classified within Level 1 of the fair value hierarchy.

Business combinations

The Company allocates the fair value of purchase consideration to the tangible assets acquired and liabilities assumed acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions.

Goodwill

Goodwill represents the excess of the cost of acquired businesses over the net of the fair value of identifiable tangible assets and identifiable intangible assets purchased and liabilities assumed.

Goodwill is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired.

Goodwill of $294,151 was fully impaired for the year ended December 31, 2022.

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts receivable

Accounts receivable are carried at net realizable value. The Company reviews its accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer’s historical payment history, its current creditworthiness and current or future economic trends. Accounts are written off after exhaustive efforts at collection. The Company only grants credit terms to established customers who are deemed to be financially responsible. Credit periods to customers are normally within 45 days after customers received services provided by the Company. If accounts receivable are to be provided for, or written off, they would be recognized in the consolidated statement of operations within operating expenses. Balance of allowance for expected credit loss was $52,948 and $107,758 as of December 31, 2022 and 2023, respectively.

Property, plant and equipment, net

Property, plant, and equipment, net are stated at cost less accumulated depreciation, and include expenditure that substantially increases the useful lives of existing assets. Expenditures for repairs and maintenance, which do not extend the useful life of the assets, are expensed as incurred, whereas significant renewals and betterments are capitalized.

Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives are as follows:

Leasehold improvements	life of lease
Machinery and equipment	4 to 5 years
Motor vehicles	3.3 to 10 years
Furniture and fixtures	5 years

When assets are sold or retired, their costs and accumulated depreciation are eliminated from the consolidated financial statements and any gain or loss resulting from their disposal is recognized in the period of disposition as an element of other income.

Impairment of long-lived assets

Long-lived assets are evaluated for impairment periodically whenever events or changes in circumstances indicate that their related carrying amounts may not be recoverable in accordance with FASB ASC 360, “Property, Plant and Equipment”.

In evaluating long-lived assets for recoverability, the Company uses its best estimate of future cash flows expected to result from the use of the asset and eventual disposition in accordance with FASB ASC 360-10-15. To the extent that estimated future, undiscounted cash inflows attributable to the asset, less estimated future, undiscounted cash outflows, are less than the carrying amount, an impairment loss is recognized in an amount equal to the difference between the carrying value of such asset and its fair value. Assets to be disposed of and for which there is a committed plan of disposal, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell.

There was no impairment loss recognized for the years ended December 31, 2022 and 2023.

Lease

ASC 842 supersedes the lease requirements in ASC 840 “Leases”, and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use assets (ROU) on the consolidated balance sheets and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. Leases that transfer substantially all of the benefits and risks incidental to the ownership of assets are accounted for as finance leases as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases.

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease ROU assets, current liabilities and long-term operating lease liabilities in the consolidated balance sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. For leases that do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company uses the implicit rate when readily determinable. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Significant judgment may be required when determining whether a contract contains a lease, the length of the lease term, the allocation of the consideration in a contract between lease and non-lease components, and the determination of the discount rate included in the Company’s office lease. The Company reviews the underlying objective of each contract, the terms of the contract, and consider its current and future business conditions when making these judgments.

Adoption of new accounting standard

In October 2021, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities in accordance with Accounting Standards Codification Topic 606, Revenue from Contracts with Customers. The ASU is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted the ASU prospectively on January 1, 2023. The adoption of this standard did not have a material impact on the consolidated financial statements.

In March, 2022, the FASB issued ASU 2022-02 — Financial Instruments — Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. This standard eliminates the accounting guidance on TDRs for creditors in ASC 310-40 and amends the guidance on “vintage disclosures” to require disclosure of current period gross write-offs by year of origination. The ASU also updates the requirements related to accounting for credit losses under ASC 326 and adds enhanced disclosures for creditors with respect to loan refinancings and restructurings for borrowers experiencing financial difficulty. The amendments in this update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, for any entities that have adopted ASU 2016-13 — Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The Company adopted the ASU prospectively on January 1, 2023. The adoption of this standard did not have a material impact on the consolidated financial statements.

Revenue recognition

The Company recognizes revenues in accordance with ASC Topic 606, “Revenue from Contracts with Customers”.

The Company derives revenues primarily from the provision of air and ocean freight forwarding services by purchasing transportation services from direct (asset-based) carriers or other freight forwarders and reselling those services to its customers. The contracts with customers generally contain a single performance obligation as the distinct services provided remain substantially the same over time and possess the same pattern of transfer. The performance obligation is satisfied over the transit period when the customers simultaneously receive and consume the benefits of the delivery services. Accordingly, revenue is recognized over the transit period based on the progress towards the completion of the performance obligation.

The transit period can vary based upon the method of transport. Determining the transit period and how much of it has been completed as of the reporting date may require management to make judgments that affect the timing of revenue recognized. For air freight forwarding services, the Company uses the cost-to-cost measure of progress

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

because it best depicts the transfer of control to the customer which occurs as the Company incurs costs on its contracts. Under the cost-to-cost measure of progress, the extent of progress towards completion is measured based on the ratio of costs incurred to date to the total estimated costs at completion of the performance obligation. Revenue is recorded proportionally as costs are incurred. The typical amount of time spent rendering air freight forwarding services is three to five days. For ocean freight forwarding services, the Company uses an output method of progress based on time-in-transit to measure the progress as the timing of costs incurred does not best depict the transfer of control to the customer. The typical amount of time spent rendering ocean freight forwarding services is approximately three to four weeks. The Company believes that the transpiring of time provides the best measurement of the rendering of services to the customer. The Company’s primary output is the provision of transport products over a physical distance. Distance equals speed multiplied by time; because speed may vary over the course of the journey, measuring the rendering of service using units of time is more linearly quantifiable than speed; accordingly, the Company recognizes revenue over time. The Company believes that the methodology employed is comparable to other global logistics companies and offers faithful depiction of the transport of goods as service rendered to customers.

Pricing for the Company’s services is generally a fixed amount. The Company does not have significant variable consideration in its contracts. Payments are received within 45 to 90 days upon completion of performance obligation but can vary based on the nature of the service provided and certain other factors.

The Company recognizes revenue on a gross basis as the Company controls the services. The Company is primarily responsible for fulfilling the promise, assumes risk of loss, has discretion in setting the prices for the services to its customers, and has the ability to direct the use of the services provided by third parties.

Contract assets include billed and unbilled amounts resulting from in-transit shipments, as the Company has an unconditional right to payment only once all performance obligations have been completed (e.g., shipments have been delivered). Contract assets are generally classified as current, and the full balance is converted each reporting period based on the short-term nature of the transactions. Gross contract assets related to in-transit shipments totaled $960,251 and $987,084 at December 31, 2022 and 2023, respectively. Contract assets are included within current assets in the accompanying consolidated balance sheets.

Contract liabilities are recognized when the Company receives prepayments from customers. Contract liabilities will be recognized as revenue when promised services are provided. Contract liabilities were $6,544 and $4,015 at December 31, 2022 and 2023, respectively.

The Company also provides certain value-added logistics services, such as packaging, warehousing services, small parcel, and local transportation services. The performance obligation is generally satisfied over the service period as the Company performs the obligations. Pricing for its services is established in the customer contract and is dependent upon the specific needs of the customer but may be agreed upon at a fixed fee per transaction, labor hour, or service period.

Cost of revenue

Cost of revenue consists primarily of cargo space charged by airlines, shipping liners or other freight forwarders and ancillary logistics services fee including costs of security, local handling and x-ray screening and warehouse services.

General and administrative expenses

General and administrative expenses include management and office salaries and employee benefits, depreciation for office facility and office equipment, travel and entertainment, legal and accounting, consulting fees and other office expenses.

Advertising

All advertising costs are expensed as incurred.

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income tax

The Company accounts for income taxes following the liability method pursuant to FASB ASC 740 “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.

The Company also follows FASB ASC 740, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. Tax recoverable was $2,033,861 and Nil as of December 31, 2022 and 2023, respectively. ASC 740 also provides guidance on recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2022 and 2023, the Company did not have an asset for unrecognized tax benefits. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary. The Company’s historical tax years will remain open for examination by the local authorities until the statute of limitations has passed.

Comprehensive loss

Comprehensive loss is defined as the change in equity during the year from transactions and other events, excluding the changes resulting from investments by owners and distributions to owners, and is not included in the computation of income tax expense or benefit. Accumulated comprehensive loss consists of foreign currency translation. The Company presents comprehensive loss in accordance with ASC Topic 220, “Income Statement — Reporting Comprehensive Income”.

Earnings per share

The Company calculates earnings per share in accordance with ASC Topic 260 “Earnings per Share.” Basic earnings per share is computed by dividing the net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential ordinary shares equivalents had been issued and if the additional common shares were dilutive. As of December 31, 2022 and 2023, there were no dilution impact.

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and environmental claims arising out of the normal course of businesses that relate to a wide range of matters, including among others, contracts breach liability. The Company records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. The Company’s management has evaluated all such proceedings and claims that existed as of December 31, 2022 and 2023. Normal course of businesses that relate to a wide range of matters, including among others, contracts breach liability. The Company records accruals for such contingencies based upon the assessment of the probability of occurrence and, where determinable, an estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. The Company’s management has evaluated all such proceedings and claims that existed as of December 31, 2022 and 2023.

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Provision for compensation

The Company recognizes a provision for staff injury compensation in accordance with the requirements of ASC Topic 450. This provision is established to account for potential liabilities arising from work-related injuries or illnesses incurred by the Company’s employee. The provision is calculated based on estimated maximum future cash outflows to settle the staff injury claim in accordance with Hong Kong Employees’ Compensation Ordinance and ASC Topic 450. The claim considers the assessment of loss of earning capacity including the necessary period of absence from duty and the percentage of loss of earning capacity permanently caused to the employee as a result of the work injury.

Management believes that the provision for compensation adequately reflects the Company’s potential liabilities. However, actual outcomes may differ from the estimates due to uncertainties inherent in the assessment of future claims and changes in applicable laws or regulations. The provision is reviewed and adjusted on a regular basis to reflect any changes in the estimates of future cash outflows (i.e. court decisions may require adjustments to provision.) Any adjustments will increase/decrease in the provision in the period in which the change occurs.

The Company is in procession of insurance policy to cover its liability under Hong Kong Employees’ Compensation Ordinance and Hong Kong Common Law for the work injuries for its employee.

The provision for staff injury compensation of $328,615 was recognized as expenses for the year ended December 31, 2022 and classified as a current liability in the consolidated financial statements as at December 31, 2022 and 2023.

Provision for penalty

The Company recognizes a provision for penalty claim in accordance with the requirements of ASC Topic 450. The Company is currently involved in a dispute with one of its suppliers regarding a penalty claim. The dispute arose due to the Company’s underutilization of the cargo aircraft’s capacity, leading to a suboptimal load weight on the aircraft. Consequently, the supplier levied charges on the Company for the freight rate, fuel surcharge, and security charges, amounting to a total of $1,245,625. The management of the Company is actively discussing, following up and resolving the matter with the supplier. As of the date of these financial statements, the best estimate of the amount is $1,245,625.

Management believes that the provision for penalty adequately reflects the Company’s potential liabilities. However, actual outcomes may differ from the estimates due to uncertainties inherent in the assessment of future claims and changes in applicable laws or regulations. The provision is reviewed and adjusted on a regular basis to reflect any changes in the estimates of future cash outflows. Any adjustments will increase/decrease in the provision in the period in which the change occurs.

The provision for penalty claim of $1,245,625 was recognized as expenses for the year ended December 31, 2023 and classified as a current liability in the consolidated financial statements as at December 31, 2023. The expected settlements are anticipated to occur within one year.

Non-controlling interest

Non-controlling interest are recognized to reflect the portion of their equity that is not attributable, directly or indirectly, to the Company as the controlling shareholder. For the Company’s consolidated subsidiaries, non-controlling interests represent a minority shareholder’s 0.8% ownership interest in PSIHK.

Non-controlling interest are presented as a separate line item in the equity section of the Company’s consolidated balance sheets and have been separately disclosed in the Company’s consolidated statements of operations and comprehensive income to distinguish the interests from that of the Company.

Segment reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for detailing the Company’s business segments.

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s chief operating decision maker is the Chief Executive Officer, who reviews the financial information of each separate operating segment when making decisions about allocating resources and assessing the performance of the segment. The Company has determined that it has a single operating segment for purposes of allocating resources and evaluating financial performance; accordingly, the Company does not provide additional segment reporting in these accompanying notes.

Government assistance programs

Government incentives are recorded and presented in the consolidated financial statements on a gross basis as other income. The benefit is generally recorded when all conditions attached to the incentive have been met or are expected to be met and there is reasonable assurance of their receipt.

2022 Employment Support Scheme

The Hong Kong government has launched the 2022 Employment Support Scheme under the Anti-epidemic Fund to provide wage subsidies to employers for three months (i.e. May, June and July 2022) to retain their current employees or even employ more staff when the business revives as soon as the epidemic situation permits. The Company is required to comply with certain covenants, including hiring sufficient number of employees. All conditions relating to these grants have been fulfilled. The grant of $103,487 and Nil was recognized as other income in the consolidated financial statements for the years ended December 31, 2022 and 2023, respectively.

Pilot Subsidy Scheme for Third-party Logistics Service Providers

The Hong Kong government has launched the Pilot Subsidy Scheme for Third-party Logistics Service Providers (the “Pilot Scheme”) to encourage the adoption of latest technology and enterprise resource planning solution by the logistics sector for enhancing efficiency and productivity. All non-listed enterprises registered in Hong Kong providing third-party logistics services and with substantive business operations in Hong Kong are eligible to apply the Pilot Scheme. All conditions relating to these grants have been fulfilled. The grant of $64,013 and $8,270 was recognized as other income in the consolidated financial statements for the years ended December 31, 2022 and 2023, respectively.

Technology Voucher Programme

The Hong Kong government has launched the Technology Voucher Programme (the “TVP”) with the objective of supporting local enterprises and organizations in adopting technological services and solutions to enhance productivity, or upgrade or transform their business processes. All non-listed enterprises registered and with substantive business operation in Hong Kong are eligible to apply the TVP. All conditions relating to these grants have been fulfilled. The grant of Nil and $20,433 was recognized as other income in the consolidated financial statements for the years ended December 31, 2022 and 2023.

Related party

In general, related parties exist when there is a relationship that offers the potential for transactions at less than arm’s-length, favorable treatment, or the ability to influence the outcome of events different from that which might result in the absence of that relationship. A related party may be any of the following: a) an affiliate, which is a party that directly or indirectly controls, is controlled by, or is under common control with another party; b) a principle owner, owner of record or known beneficial owner of more than 10% of the voting interest of an entity; c) management, which are persons having responsibility for achieving objectives of the entity and requisite authority to make decision; d) immediate family of management or principal owners; e) a parent Company and its subsidiaries; and f) other parties that have ability to significant influence the management or operating policies of the entity. The Company discloses all significant related party transactions.

The Company adopted ASC 850, “Related Party Disclosures”, for the identification of related parties and disclosure of related party transactions. Per ASC 850-10-50-5: “Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.”

Economic and political risks

The Company’s operations are conducted in the Hong Kong. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the Hong Kong, and by the general state of the Hong Kong economy.

The Company’s operations in the Hong Kong are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the Hong Kong, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. All of the Company’s cash is maintained with banks in Hong Kong, and none of these deposits are covered by insurance. The Company has not experienced any losses in such accounts. A portion of the Company’s sales are credit sales which are primarily to customers whose abilities to pay are dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to accounts receivable is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Exchange risk

The reporting currency of the Company is U.S. Dollar. To date the majority of the revenues and costs are denominated in Hong Kong Dollar and a significant portion of the assets and liabilities are denominated in Hong Kong Dollar. There was no significant exposure to foreign exchange rate fluctuations and the Company has not maintained any hedging policy against foreign currency risk. The management will consider hedging significant currency exposure should the need arise.

Recently issued accounting pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023-07), which requires an enhanced disclosure of significant segment expenses on an annual and interim basis. This guidance will be effective for the fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. Upon adoption, the guidance should be applied retrospectively to all prior periods presented in the financial statements. This ASU is currently not expected to have a material impact on the consolidated financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which improves the transparency of income tax disclosures by requiring consistent categories and greater disaggregation of information in the effective tax rate reconciliation and income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. This guidance will be effective for the fiscal years beginning after December 15, 2024. Early adoption is permitted. Upon adoption, the guidance can be applied prospectively or retrospectively. This ASU is currently not expected to have a material impact on the consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s audited consolidated balance sheets, statement of operations and comprehensive income and statement of cash flows.

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — CONCENTRATION OF REVENUES AND COST OF REVENUE

Concentration of major customers and suppliers:

	For the year ended December 31,
	2022		2023
Major customers representing more than 10% of the Company’s revenues
Customer A	$58,052,525	59.66%	$105,392,369	75.27%
Total Revenues	$58,052,525	59.66%	$105,392,369	75.27%
	As of December 31,
	2022		2023
Major customers of the Company’s accounts receivable
Company A	$8,300,450	74.69%	$10,924,906	54.22%
Total	$8,300,450	74.69%	$10,924,906	54.22%

Accounts receivable from the Company’s major customers accounted for 74.69% and 54.22% of total accounts receivable balances as of December 31, 2022 and 2023, respectively.

	For the year ended December 31,
	2022		2023
Major suppliers representing more than 10% of the Company’s cost of revenue
Supplier A	$12,092,238	13.59%	$17,607,050	13.83%
Supplier B	8,326,759	9.36%	16,554,141	13.01%
Supplier C	9,677,661	10.87%	5,986,829	4.70%
Total Cost of Revenue	$30,096,658	33.82%	$40,148,020	31.54%
	As of December 31,
	2022		2023
Major suppliers of the Company’s accounts payable
Supplier A	$1,950,655	16.39%	$2,509,747	13.46%
Supplier B	688,996	5.79%	1,017,198	5.46%
Supplier C	790,697	6.64%	827,832	4.44%
Total	$3,430,348	28.82%	$4,354,777	23.36%

Accounts payable from the Company’s major suppliers accounted for 28.82% and 23.36% of total accounts payable balances as of December 31, 2022 and 2023, respectively.

NOTE 4 — OTHER INCOME

	For the year ended December 31,
	2022	2023
Government grants	$167,500	$28,703
Management fee income	40,192	29,423
Management fee income from related parties	33,231	25,961
Gain on early termination of leases	9,041	—
Insurance compensation	—	55,903
Miscellaneous income	6,058	3,350
Total	$256,022	$143,340

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — OTHER EXPENSE

	For the year ended December 31,
	2022	2023
Exchange loss	$(95,842)	$(208,232)
Total	$(95,842)	$(208,232)

NOTE 6 — PROVISIONS FOR COMPENSATION AND PENALTY

	For the year ended December 31,
	2022	2023
Provision for compensation	$328,615	$328,615
Provision for penalty	—	1,245,625
Total	$328,615	$1,574,240

The provision for staff injury compensation represented the management’s estimated liability for work-related injuries incurred by its employee. The provision was calculated based on estimated maximum future cash outflows to settle the staff injury claim. The claim considered the assessment loss of earning capacity including the necessary period of absence from duty and the percentage of loss of earning capacity permanently caused to the employee as a result of the work injury in accordance with Hong Kong Employees’ Compensation Ordinance and ASC Topic 450. In accordance with ASC 450-20-30-1, $328,615 was the estimated amount within the range of loss appears at the time to be a better estimate than any other amount within the range.

The provision for staff injury compensation of $328,615 was recognized as expenses for the year ended December 31, 2022 and classified as a current liability as of December 31, 2022 and 2023. The expected settlements are anticipated to occur within one year.

The Company is in procession of insurance policy to cover its liability under Hong Kong Employees’ Compensation Ordinance and Hong Kong Common Law for the work injuries for its employee.

The provision for penalty claim represented the management’s estimated liability for a dispute with one of its suppliers regarding a penalty claim. The dispute arose due to the Company’s underutilization of the cargo aircraft’s capacity, leading to a suboptimal load weight on the aircraft. Consequently, the supplier levied charges on the Company for the freight rate, fuel surcharge, and security charges, amounting to a total of $1,245,625. The management of the Company is actively discussing, following up and resolving the matter with the supplier. As of the date of these financial statements, the best estimate of the amount is $1,245,625.

The provision for penalty claim of $1,245,625 was recognized as expenses for the year ended December 31, 2023 and classified as a current liability in the consolidated financial statements as at December 31, 2023. The expected settlements are anticipated to occur within one year.

NOTE 7 — RESTRICTED CASH

As of December 31, 2022 and 2023, the Company pledged its fixed deposits of $3,078,227 and $2,931,357 for banking facilities secured from Nanyang Commercial Bank, Limited and DBS Bank (Hong Kong) Limited. None of the banking facilities were utilized as of December 31, 2022 and 2023.

Restricted cash are summarized as follows:

	As of December 31,
	2022	2023
Restricted cash with maturity of less than three months when acquired at end of year	$128,792	$2,212,529
Restricted cash with maturity of three months or more when acquired at end of year	2,949,435	718,828
Total	$3,078,227	$2,931,357

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — ACCOUNTS RECEIVABLE, NET

Accounts receivable is presented net of allowance for expected credit loss:

	As of December 31,
	2022	2023
Accounts receivable	$11,146,786	$20,244,450
Less: allowance for expected credit loss	(52,948)	(107,758)
Total	$11,093,838	$20,136,692

The movement of allowances for expected credit loss is as follows:

	As of December 31,
	2022	2023
Balance at beginning of the year	$(572,367)	$(52,948)
Reversal (Provision)	520,484	(54,810)
Acquisition of a subsidiary	(1,065)	—
Total	$(52,948)	$(107,758)

NOTE 9 — CONTRACT ASSETS, NET AND LIABILITIES

Contract asset is presented net of allowance for expected credit loss:

	As of December 31,
	2022	2023
Contract assets	$960,251	$987,084
Less: allowance for expected credit loss	(2,895)	(2,949)
Total	$957,356	$984,135

The movement of allowances for expected credit loss is as follows:

	As of December 31,
	2022	2023
Balance at beginning of the year	$(44,197)	$(2,895)
Acquisition of a subsidiary	(83)	—
Reversal (Provision)	41,385	(54)
Total	$(2,895)	$(2,949)

Contract liabilities are recognized when the Company received prepayments from customers. Contract liabilities will be recognized as revenue when promised services are provided. Contract liabilities were $6,544 and $4,015 as of December 31, 2022 and 2023, respectively.

NOTE 10 — PREPAYMENTS AND OTHER CURRENT ASSETS, NET

Prepayments and other current assets is presented net of allowance for expected credit loss:

	As of December 31,
	2022	2023
Prepayments and other current assets	$199,392	$92,494
Less: allowance for expected credit loss	—	(745)
Total	$199,392	$91,749

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — PREPAYMENTS AND OTHER CURRENT ASSETS, NET (cont.)

The movement of allowances for expected credit loss is as follows:

	As of December 31,
	2022	2023
Balance at beginning of the year	$—	$—
Provision	—	(745)
Total	$—	$(745)

NOTE 11 — PROPERTY, PLANT AND EQUIPMENT, NET

As of December 31, 2022 and 2023, property, plant and equipment, net consisted of the following:

	As of December 31,
	2022	2023
Leasehold improvements	$116,729	$116,729
Machinery and equipment	474,220	474,220
Motor vehicles	354,408	354,408
Furniture and fixtures	92,712	94,261
Total property, plant and equipment, at cost	1,038,069	1,039,618
Less: accumulated depreciation	(690,296)	(854,715)
Total property, plant and equipment, net	$347,773	$184,903

Depreciation expenses for the years ended December 31, 2022 and 2023 were $192,259 and $164,419, respectively.

NOTE 12 — ACQUISITION

On March 16, 2022 (“the acquisition date”), the Company, through its subsidiary, BGG (BVI) Ltd. entered into a Share Exchange Agreement with Mr. Kwong to acquire the entire equity interest of BGG. Pursuant to the Share Exchange Agreement, the Company issued an aggregate of 44,031 ordinary shares of the Company for his entire equity interest in BGG. After the share exchange, BGG became an indirectly wholly owned subsidiary of the Company.

The following table summarizes the consideration paid for BGG and the fair value of the assets acquired, and liabilities assumed on the acquisition date.

Fair value
Consideration:
Issue of 44,031 ordinary shares of the Company	$2,097,777
Fair value of consideration	2,097,777
Recognized amounts of identifiable assets acquired and liabilities assumed:
Other non-current assets	110,751
Accounts and other receivables	4,285,650
Other current assets	47,874
Cash and cash equivalents	16,744
Other current liabilities	(168,846)
Amounts due to related parties	(2,085,956)
Tax payables	(402,591)
Total identifiable net assets assumed	$1,803,626
Goodwill	294,151
Total	2,097,777

The goodwill of $294,151 arising from the acquisition related to certain expected synergies. It was fully impaired during the year ended December 31, 2022, because synergies were not realized after the acquisition.

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — LEASES

The Company has various operating leases for office space, warehouse and photocopiers. On January 1, 2019, the Company adopted Leases (Topic 842), using the modified-retrospective approach, and as a result recognized a right-of-use asset of $381,938 at the date of adoption, and a lease liability of $381,938. No cumulative-effect adjustment to retained earnings was required upon adoption of Topic 842. The lease agreements do not specify an explicit interest rate. The Company’s management believes that the Hong Kong Dollar Best Lending Rate (“BLR”) was the most indicative rate of the Company’s borrowing cost for the calculation of the present value of the lease payments; the rate used by the Company as quoted by the BLR was 5.0%.

As of December 31, 2022 and 2023, the right-of-use assets totaled $164,585 and $59,245, respectively.

As of December 31, 2022 and 2023, lease liabilities consist of the following:

	As of December 31,
	2022	2023
Lease liabilities – current portion	$114,636	$47,689
Lease liabilities – non-current portion	$64,916	$17,227
Total	$179,552	$64,916

During the years ended December 31, 2022 and 2023, the Company incurred total operating lease expenses of $330,599 and $120,626, respectively.

Other lease information is as follows:

	As of December 31,
	2022	2023
Weighted-average remaining lease term – operating leases	1.7 years	1.2 years
Weighted-average discount rate – operating leases	5%	5%

The following is a schedule of future minimum payments under operating leases as of December 31, 2023:

As of December 31,
2024	49,344
2025	17,615
Total lease payments	66,959
Less: imputed interest	(2,043)
Total operating lease liabilities, net of interest	$64,916

NOTE 14 — OTHER PAYABLES AND ACCRUED LIABILITIES

Other payables and accrued liabilities are summarized as follow:

	As of December 31,
	2022	2023
Provision for staff bonus	$413,564	$555,513
Accrued staff salaries	17,320	16,653
Accrued administrative expenses	200,672	262,964
Other payables	18,381	2,440
Deposits received	116,006	13,442
Total	$765,943	$851,012

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — ACCOUNTS PAYABLE

Accounts payable are summarized as follows:

	As of December 31,
	2022	2023
Freight fee and other handling charges	$11,371,962	$18,171,694
Freight fee and other handling charges – related parties	529,040	474,161
Total	$11,901,002	$18,645,855

NOTE 16 — SHORT-TERM BANK LOANS

Short-term loans are summarized as follows:

	As of December 31,
	2022	2023
Guaranteed bank loans	$130,927	$—

Short-term loans as of December 31, 2022 are as follows:

As of December 31, 2022, all bank loans were repayable within one year with effective interest rate of approximately 5.88%. These bank loans were carried at amortized cost, and the Company believes amortized cost approximates fair value. During the year ended December 31, 2023, all bank loans were fully settled.

As of December 31, 2022, the Company was compliant with the financial covenants set forth in the loan agreements.

These loans were secured by (i) guarantee issued by Hong Kong Mortgage Corporation Limited; and (ii) personal guarantee of a director of the Company.

NOTE 17 — SHAREHOLDERS’ EQUITY

The equity of the Company as of December 31, 2022 and 2023 represents 200,000 ordinary shares issued and outstanding amounting to $20.

NOTE 18 — DISAGGREGATED REVENUES

Information for the Company’s breakdown of revenues by service type for the years ended December 31, 2022 and 2023 are as follows:

	For the year ended December 31,
	2022	2023
Freight forwarding services
– Air freight	$92,645,878	$138,683,827
– Ocean freight	4,651,267	1,336,418
Subtotal	97,297,145	140,020,245
Ancillary logistic services	8,382	224
Total	$97,305,527	$140,020,469

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — DISAGGREGATED REVENUES (cont.)

Information for the Company’s breakdown of revenues from freight forwarding services for the years ended December 31, 2022 and 2023 are as follows:

	For the year ended December 31,
	2022	2023
Export shipments
– Air	$92,619,992	$138,665,566
– Ocean	4,618,438	1,314,374
– Subtotal	97,238,430	139,979,940

Import shipments
– Air	25,886	18,261
– Ocean	32,829	22,044
– Subtotal	58,715	40,305
Total	$97,297,145	$140,020,245

Information for the Company’s breakdown of export revenue destination for the years ended December 31, 2022 and 2023 are as follows:

	For the year ended December 31,
	2022		2023
United States	$75,185,052	77.32%	$122,275,056	87.35%
United Kingdom	5,248,600	5.40%	3,725,207	2.66%
The Netherlands	5,054,684	5.20%	7,703,309	5.50%
Singapore	3,638,689	3.74%	895,724	0.64%
France	836,473	0.86%	217,729	0.16%
Others (Note)	7,274,932	7.48%	5,162,915	3.69%
Total export revenue	$97,238,430	100%	$139,979,940	100%

____________

Note: Others represent a number of countries including, among others, Luxembourg, Canada and Belgium, etc.

Information for the Company’s breakdown of revenues by types of customers for the years ended December 31, 2022 and 2023 are as follows:

	For the year ended December 31,
	2022	2023
Freight forwarders	$95,649,511	$139,475,411
Direct customers	1,656,016	545,058
Total	$97,305,527	$140,020,469

NOTE 19 — INCOME TAX

Cayman Islands and British Virgin Islands (the “BVI”)

The Company is incorporated in the Cayman Islands and several of its wholly owned subsidiaries are incorporated in the BVI. Under the current laws of the Cayman Islands and the BVI, these entities are not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands and the BVI.

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — INCOME TAX (cont.)

Hong Kong

On March 21, 2018, the Hong Kong Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017 (the “Bill”) which introduces the two-tiered profits tax rates regime. The Bill was signed into law on March 28, 2018 and was gazetted on the following day. Under the two-tiered profits tax rates regime, the first HKD2 million of profits of the qualifying group entity will be taxed at 8.25%, and profits above HKD2 million will be taxed at 16.5%. The profits of group entities not qualifying for the two-tiered profits tax rates regime will continue to be taxed at a flat rate of 16.5%.

For the years ended December 31, 2022 and 2023, the Company generated substantially all of its taxable income in the Hong Kong. The income tax expenses records in the Company’s result of operations are almost entirely attributable to income earned in the Hong Kong. Should the Company’s operations expand or change in the future, where the Company generates taxable income in other jurisdictions, the Company’s effective tax rates may substantially change.

Significant components of the provision for income tax are as follows:

	For the year ended December 31,
	2022	2023
Hong Kong profits tax:
– Current year	$672,698	$1,408,470
– Tax reduction	(1,538)	(1,154)
– Under/(Over)-provision for prior years	17,185	(25,587)
Income tax expenses	$688,345	$1,381,729

The effective tax rates on income before income tax for the years ended December 31, 2022 and 2023 was 21.95% and 23.05%, respectively.

Tax recoverable was $2,033,861 as of December 31, 2022, arising from the provisional profits tax paid during the year ended December 31, 2022.

No provision for deferred taxation has been made as there were no material temporary difference at reporting date.

The following table reconciles statutory rate to effective tax rate:

	For the year ended December 31,
	2022	2023
Hong Kong statutory income tax rate	16.50%	16.50%
– Non-taxable income	(3.96)%	(0.30)%
– Non-deductible expenses	9.41%	7.31%
– Temporary difference not recognized	0.69%	0.34%
– Tax reduction	(0.04)%	(0.02)%
– Income tax at concessionary rate	(0.67)%	(0.35)%
– Under/(Over)-provision for prior years	0.55%	(0.43)%
– Others	(0.53)%	—%
Effective tax rate	21.95%	23.05%

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 — RELATED PARTY TRANSACTIONS

(a) Names and relationship of related parties:

Existing relationship with the Company
Rich Fame International Limited	One of the directors is Mr. Chan. 100% fully owned by Hao Jingyu, the spouse of one of the directors, Mr. Chan.
Top Star E-Commerce Logistics Limited	Director and shareholder is Leung Sau Fong, the spouse of one of the shareholders, Mr. Kwong.
Business Great Group Limited	Sole director and sole shareholder is one of the shareholders, Mr. Kwong.
Business Great Global Supply Chain Limited	Sole director and sole shareholder is one of the shareholders, Mr. Kwong. It became a wholly owned subsidiary of the Company via share exchange arrangement on March 16, 2022.
Business Great Global Supply Chain (Shenzhen) Company Limited	Sole director and sole shareholder is one of the directors, Mr. Chan.
Profit Sail International Express (SZX) Company Limited	One of the shareholders and sole director is Hao Jingyu, the spouse of one of the directors, Mr. Chan.
Granful Solutions Limited	One of the directors is Leung Sau Fong, the spouse of one of the shareholders, Mr. Kwong.

(b) Summary of balances with related parties:

Amounts due to related parties:	Notes	As of December 31,
		2022	2023
Profit Sail International Express (SZX) Company Limited	(1)	$557,523	$153,317
Rich Fame International Limited	(1)	—	111,090
Top Star E-Commerce Logistics Limited	(1)	—	205,127
Total		$557,523	$469,534
Amounts due from related parties, net:	Notes	As of December 31,
		2022	2023
Business Great Global Supply Chain (Shenzhen) Company Limited	(2)	45,469	—
Business Great Group Limited	(2)	2,519	—
Granful Solutions Limited	(2)	141,231	—
Profit Sail International Express (SZX) Company Limited	(2)	8,797	117,327
Rich Fame International Limited	(2)	84,050	—
Top Star E-Commence Logistics Limited	(2)	602,320	—
Total		$884,386	$117,327

____________

Notes:

(1)      Advances from related parties to the Company and general and administrative expenses paid by the related parties on behalf of the Company. Amounts due to related parties are non-trade, unsecured, non-interest bearing and repayable on demand.

(2)      General and administrative expenses paid by the Company on behalf of the related parties. Amounts due from related parties are non-trade, unsecured, non-interest bearing and repayable on demand.

Amounts due from related parties is presented net of allowance for expected credit loss:

	As of December 31,
	2022	2023
Amounts due from related parties	$884,386	$118,275
Less: allowance for expected credit loss	—	(948)
Total	$884,386	$117,327

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 — RELATED PARTY TRANSACTIONS (cont.)

The movement of allowances for expected credit loss is as follows:

	As of December 31,
	2022	2023
Balance at beginning of the year	$—	$—
Provision	—	(948)
Total	$—	$(948)

(c) Summary of related party transactions:

A summary of trade transactions with related parties for years ended December 31, 2022 and 2023 are listed below:

Services fee income from related parties:	For the year ended December 31,
	2022	2023
Granful Solutions Limited	$558,427	$—
Profit Sail International Express (SZX) Company Limited	525,372	346,705
Top Star E-Commerce Logistics Limited	5,615	—
Total	$1,089,414	$346,705

The amounts for the years ended December 31, 2022 and 2023 represented services fee income from provision of logistics and freight handling services based on a mutually agreed price for each transaction.

Freight charges and other handling charges charged by related parties:	For the year ended December 31,
	2022	2023
Profit Sail International Express (SZX) Company Limited	$3,267,048	$706,432
Granful Solutions Limited	694	—
Top Star E-Commerce Logistics Limited	2,169,132	4,316,065
Total	$5,436,874	$5,022,497

The amounts for the years ended December 31, 2022 and 2023 represented charges paid for freight and other handling services based on a mutually agreed price for each transaction.

Other income – management fee income from related parties:	Notes	For the year ended December 31,
		2022	2023
Business Great Global Supply Chain Limited	(1)	$7,269	$—
Profit Sail International Express (SZX) Company Limited	(2)	25,962	25,962
Total		$33,231	$25,962

____________

Notes:

(1)      The amounts for the years ended December 31, 2022 represented services fee income from provision of management services based on the contractual terms of the related agreement. On January 1, 2018, the Company entered into a management fee agreement with Business Great Global Supply Chain Limited for the provision of management services including administrative, handling and office services, effective from January 1, 2018. The agreement shall remain valid until further notice by both parties. The annual management fee was based on the Company’s workload devoted to Business Great Global Supply Chain Limited. Business Great Global Supply Chain Limited became a wholly owned subsidiary via a share exchange arrangement on March 16, 2022. The balance was eliminated after acquisition in consolidated balance sheets on December 31, 2022 and 2023.

(2)      The amounts for the years ended December 31, 2022 and 2023 represented services fee income from provision of management services based on the contractual terms of the related agreements. On April 15, 2019, the Company entered into several management fee agreements with Profit Sail International Express (SZX) Company Limited for the provision of management

PSI GROUP HOLDINGS LTD
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 — RELATED PARTY TRANSACTIONS (cont.)

services including administrative, handling and office services, effective from May 1, 2019. The agreements shall remain valid until further notice by both parties. The aggregate monthly management fee was equivalent to approximately $2,458 from May 1, 2019 to April 30, 2021 and $2,164 since then.

IT maintenance fee charged by a related party:	For the year ended December 31,
	2022	2023
Rich Fame International Limited	$340,128	$359,090
Total	$340,128	$359,090

The amounts for the years ended December 31, 2022 and 2023 represented charges paid for information technology services based on the contractual terms of the related agreement.

On January 1, 2020, the Company entered into an agreement with Rich Fame International Limited for the provision of information technology services including maintenance, consultancy and cloud hosting services. The agreement was effective for a 12-month term from January 1 2020 to December 31, 2020 and continuing thereafter on an annual or a half-year basis. The annual information technology services fee was equivalent to approximately $340,128 and $359,090 for the years ended December 31, 2022 and 2023, respectively.

NOTE 21 — SUBSEQUENT EVENTS

The Company evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence with respect to conditions that existed at the dates of the balance sheets, including the estimates inherent in the process of preparing financial statements, and (2) non-recognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date. The Company has analyzed its operations subsequent to December 31, 2023 to the date of May 8, 2024, these audited consolidated financial statements were issued, and has determined that it does not have any material events to disclose.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

AIB ACQUISITION CORPORATION,

as SPAC,

AIB LLC,
in the capacity as SPAC Representative,

PS International Group Ltd.,
as Pubco,

PSI Merger Sub I Limited,
as First Merger Sub,

PSI Merger Sub II Limited,
as Second Merger Sub,

and

PSI Group Holdings Ltd 利航國際控股有限公司,

as the Company

Dated as of December 27, 2023

Annex A Page Nos.
ARTICLE I MERGERS		A-2
1.1	The Mergers.	A-2
1.2	Effective Time	A-2
1.3	Effect of the Mergers.	A-3
1.4	Organizational Documents of Surviving Company, Pubco and Surviving Entity.	A-3
1.5	Directors, Officers and Registered Agents.	A-4

ARTICLE II CONVERSION OF SECURITIES; EXCHANGE OF COMPANY ORDINARY SHARES		A-4
2.1	Conversion of Company Ordinary Shares	A-4
2.2	Conversion of SPAC Securities	A-4
2.3	No Liability	A-5
2.4	Taking of Necessary Action; Further Action	A-6
2.5	Surrender of Company Ordinary Shares and Disbursement of Company Share Consideration.	A-6
2.6	Fractional Shares	A-6
2.7	Escrow Agreement	A-6
2.8	Estimated Closing Statement	A-6
2.9	Merger Consideration Adjustment.	A-7
2.10	Other Adjustments	A-8
2.11	Dissenters’ Rights	A-8

ARTICLE III CLOSING		A-9
3.1	Closing	A-9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SPAC		A-9
4.1	Organization and Standing	A-9
4.2	Authorization; Binding Agreement	A-9
4.3	Governmental Approvals	A-10
4.4	Non-Contravention	A-10
4.5	Capitalization.	A-10
4.6	SEC Filings; SPAC Financials; Internal Controls.	A-11
4.7	Absence of Certain Changes	A-12
4.8	Compliance with Laws	A-12
4.9	Actions; Orders; Permits	A-12
4.10	Taxes and Returns.	A-12
4.11	Employees and Employee Benefit Plans	A-13
4.12	Properties	A-13
4.13	Material Contracts.	A-13
4.14	Transactions with Affiliates	A-13
4.15	Investment Company Act; JOBS Act	A-14
4.16	Finders and Brokers	A-14
4.17	Certain Business Practices	A-14
4.18	Insurance	A-14
4.19	Information Supplied	A-14
4.20	Independent Investigation	A-15
4.21	Trust Account	A-15

Annex A-i

Annex A Page Nos.
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PUBCO, FIRST MERGER SUB AND SECOND MERGER SUB		A-16
5.1	Organization and Standing	A-16
5.2	Authorization; Binding Agreement	A-16
5.3	Governmental Approvals	A-16
5.4	Non-Contravention	A-16
5.5	Capitalization	A-17
5.6	Activities of Pubco, First Merger Sub and Second Merger Sub	A-17
5.7	Finders and Brokers	A-17
5.8	Investment Company Act	A-17
5.9	Information Supplied	A-17
5.10	Independent Investigation	A-18
5.11	Exclusivity of Representations and Warranties	A-18

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-18
6.1	Organization and Standing	A-18
6.2	Authorization; Binding Agreement	A-18
6.3	Capitalization	A-19
6.4	Subsidiaries	A-19
6.5	Governmental Approvals	A-20
6.6	Non-Contravention	A-20
6.7	Financial Statements	A-21
6.8	Absence of Certain Changes	A-22
6.9	Compliance with Laws	A-22
6.10	Company Permits	A-22
6.11	Litigation	A-22
6.12	Material Contracts	A-22
6.13	Intellectual Property	A-24
6.14	Taxes and Returns	A-25
6.15	Real Property	A-26
6.16	Personal Property	A-26
6.17	Title to and Sufficiency of Assets	A-26
6.18	Employee Matters	A-26
6.19	Benefit Plans	A-27
6.20	Environmental Matters	A-28
6.21	Transactions with Related Persons	A-29
6.22	Insurance	A-29
6.23	Top Customers and Suppliers	A-29
6.24	Certain Business Practices	A-30
6.25	Investment Company Act	A-30
6.26	Finders and Brokers	A-30
6.27	Information Supplied	A-30
6.28	Independent Investigation	A-31
6.29	Exclusivity of Representations and Warranties	A-31

ARTICLE VII COVENANTS		A-31
7.1	Access and Information	A-31
7.2	Conduct of Business of the Company, Pubco, First Merger Sub and Second Merger Sub	A-32
7.3	Conduct of Business of SPAC	A-34
7.4	SPAC Public Filings	A-35

Annex A-ii

Annex A Page Nos.
7.5	Annual and Interim Financial Statements	A-35
7.6	No Solicitation	A-36
7.7	No Trading	A-36
7.8	Notification of Certain Matters	A-37
7.9	Efforts	A-37
7.10	Further Assurances	A-38
7.11	The Registration Statement	A-39
7.12	Public Announcements	A-40
7.13	Confidential Information	A-41
7.14	Post-Closing Board of Directors and Executive Officers	A-42
7.15	Indemnification of Directors and Officers; Tail Insurance	A-42
7.16	Trust Account Proceeds	A-42
7.17	PIPE Investment	A-43
7.18	Tax Matters	A-43
7.19	SPAC Shareholder Approval	A-43

ARTICLE VIII CLOSING CONDITIONS		A-43
8.1	Conditions to Each Party’s Obligations	A-43
8.2	Conditions to Obligations of the Company, Pubco, First Merger Sub and Second Merger Sub	A-44
8.3	Conditions to Obligations of SPAC	A-44
8.4	Frustration of Conditions	A-45

ARTICLE IX TERMINATION AND EXPENSES		A-45
9.1	Termination	A-45
9.2	Effect of Termination	A-46
9.3	Fees and Expenses	A-46

ARTICLE X WAIVERS AND RELEASES		A-47
10.1	Waiver of Claims Against Trust	A-47

ARTICLE XI MISCELLANEOUS		A-48
11.1	Notices	A-48
11.2	Binding Effect; Assignment	A-49
11.3	Third Parties	A-49
11.4	Nonsurvival of Representations, Warranties and Covenants	A-49
11.5	Governing Law; Jurisdiction	A-49
11.6	WAIVER OF JURY TRIAL	A-50
11.7	Specific Performance	A-50
11.8	Severability	A-50
11.9	Amendment	A-50
11.10	Waiver	A-51
11.11	Entire Agreement	A-51
11.12	Interpretation	A-51
11.13	Counterparts	A-52
11.14	No Recourse	A-52
11.15	SPAC Representative	A-52

ARTICLE XII DEFINITIONS		A-53
12.1	Certain Definitions	A-53
12.2	Section References	A-61

Annex A-iii

INDEX OF ANNEXES AND EXHIBITS

Exhibit Description

Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Support Agreement
Exhibit C	Form of Registration Rights Agreement

Annex A-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of December 27, 2023 by and among: (i) AIB Acquisition Corporation, an exempted company incorporated with limited liability in the Cayman Islands (“SPAC”), (ii) AIB LLC, a Delaware limited liability company, in the capacity as, from and after the Closing, the representative for SPAC and holders of the SPAC Securities (as defined below) outstanding immediately prior to the Second Merger Effective Time in accordance with the terms and conditions of this Agreement (“SPAC Representative”), (iii) PS International Group Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“Pubco”), (iv) PSI Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“First Merger Sub”), (v) PSI Merger Sub II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“Second Merger Sub”), and (vi) PSI Group Holdings Ltd 利航國際控股有限公司, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”). SPAC, SPAC Representative, Pubco, First Merger Sub, Second Merger Sub, and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, Pubco is a newly incorporated Cayman Islands exempted company that is owned entirely by Yee Kit CHAN, and each of First Merger Sub and Second Merger Sub is a newly incorporated Cayman Islands exempted company wholly-owned by Pubco;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of the Company being converted into the right to receive shares of Pubco (the Company, in its capacity as the surviving company of the First Merger, is sometimes referred to herein as the “Surviving Company”); (b) one (1) Business Day following, and as part of the same overall transaction as the First Merger, Second Merger Sub will merge with and into SPAC (the “Second Merger”, and together with the First Merger, the “Mergers”), with SPAC surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of SPAC being converted into the right to receive securities of Pubco (SPAC, in its capacity as the surviving company of the Second Merger, is sometimes referred to herein as the “Surviving Entity”) (the Mergers together with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable law;

WHEREAS, simultaneously with the execution and delivery of this Agreement, (i) certain Company Shareholders (as defined below) have entered into (a) a lock-up agreement with the Company, Pubco, SPAC, SPAC Representative and certain other parties named therein, the form of which is attached as Exhibit A hereto (each, a “Company Shareholder Lock-Up Agreement”), which will become effective as of the Closing (as defined below); and (b) a shareholder support agreement with the Company, Pubco, SPAC, Sponsor, and certain other parties named therein, the form of which is attached as Exhibit B hereto (the “Support Agreement”); (ii) Sponsor (as defined below) and other holders of Founder Shares (as defined below) have each entered into a lock-up agreement with Pubco, the Company, SPAC, SPAC Representative and certain other parties named therein, the form of which is attached as Exhibit A hereto (each, a “Founder Lock-Up Agreement”, together with the Company Shareholder Lock-Up Agreements, the “Lock-Up Agreements”), which will become effective as of the Closing and thereupon the Insider Letter (as defined below) shall be terminated and of no further effect; and (iii) Pubco, Sponsor, Company Shareholders, and certain other parties thereto shall enter into the applicable registration rights agreement, the form of which is attached as Exhibit C hereto (the “Registration Rights Agreement”) with regard to the registration rights and obligations on the Pubco Ordinary Shares (as defined below), which will become effective as of the Closing and thereupon the Founder Registration Rights Agreement (as defined below) shall be terminated and of no further effect;

WHEREAS, the boards of directors or similar governing bodies of each of SPAC, Pubco, First Merger Sub, Second Merger Sub and the Company have each (a) determined that the Transactions are fair, advisable and in the best commercial interests of their respective companies and shareholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein and in accordance with the Cayman Companies Act (each as defined herein); and

Annex A-1

WHEREAS, certain capitalized terms used herein are defined in Article XII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

MERGERS

1.1 The Mergers.

(a) Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the Cayman Companies Act, on the Business Day prior to the Second Merger Effective Time, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company shall continue its corporate existence as the surviving company (within the meaning of the Cayman Companies Act) in the First Merger pursuant to the provisions of the Cayman Companies Act.

(b) Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the Cayman Companies Act, at the Second Merger Effective Time and one (1) Business Day following the First Merger, Second Merger Sub shall be merged with and into SPAC. As a result of the Second Merger, the separate corporate existence of Second Merger Sub shall cease and SPAC shall continue its corporate existence as the surviving company (within the meaning of the Cayman Companies Act) in the Second Merger pursuant to the provisions of the Cayman Companies Act.

1.2 Effective Time. As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing):

(a) Pubco, First Merger Sub and the Company shall cause the First Merger to be consummated by executing a plan of merger (the “First Merger Plan of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the Cayman Companies Act and mutually agreed by the parties, and filing the First Merger Plan of Merger and all such other documents (including, without limitation, a director’s declaration by a director of each of the Company and First Merger Sub made in accordance with Section 233(9) of the Cayman Companies Act) required to effect the First Merger pursuant to the Cayman Companies Act with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) as provided in Section 233 of the Cayman Companies Act (the “First Merger Documents”), and make such other filings or records and take such other actions as may be required in accordance with the applicable provisions of the Cayman Companies Act to make the First Merger effective hereinafter (such effective time being the “First Merger Effective Time”); and,

(b) on the Business Day following the First Merger Effective Time, Pubco, Second Merger Sub and SPAC shall cause the Second Merger to be consummated by executing a plan of merger (the “Second Merger Plan of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the Cayman Companies Act and mutually agreed by the parties, and filing the Second Merger Plan of Merger and all such other documents (including, without limitation, a director’s declaration by a director of each of SPAC and Second Merger Sub made in accordance with Section 233(9) of the Cayman Companies Act) required to effect the Second Merger pursuant to the Cayman Companies Act with the Cayman Registrar as provided in Section 233 of the Cayman Companies Act (the “Second Merger Documents” and, together with the First Merger Documents, the “Merger Documents”), and make such other filings or records and take such other actions as may be required in accordance with the applicable provisions of the Cayman Companies Act to make the Second Merger effective hereinafter. The Second Merger shall become effective at the time of the Closing Date when the applicable Second Merger Documents are registered by the Cayman Registrar pursuant to the Cayman Companies Act (such effective time being the “Second Merger Effective Time”).

Annex A-2

1.3 Effect of the Mergers.

(a) On the First Merger Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, (i) all the rights, the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges of the Company and First Merger Sub shall immediately vest in the Surviving Company, (ii) all Company Ordinary Shares issued and outstanding immediately prior to the First Merger Effective Time shall be cancelled and converted into the right to receive Pubco Ordinary Shares, as provided in Section 2.1(a), (iii) all First Merger Sub Ordinary Share(s) issued and outstanding immediately prior to the First Merger Effective Time shall be cancelled and converted into the right to receive the same class and number of shares of the Surviving Company, (iv) all the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Company and First Merger Sub shall become the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of the Surviving Company, and (v) the separate corporate existence of First Merger Sub shall cease.

(b) At the Second Merger Effective Time, the effect of the Second Merger shall be as provided in the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, (i) all the rights, the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges of SPAC and Second Merger Sub shall immediately vest in the Surviving Entity, (ii) all SPAC Ordinary Shares issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into the right to receive Pubco Ordinary Shares, as provided in Section 2.2(b), (iii) all outstanding SPAC Units issued and outstanding immediately prior to the Second Merger Effective Time shall be detached into SPAC Ordinary Shares and SPAC Rights, as provided in Section 2.2(a)1.1, (iv) all outstanding SPAC Rights shall be converted into such number of Pubco Ordinary Shares as provided in Section 2.2(c), (v) all Second Merger Sub Share(s) immediately prior to the Second Merger Effective Time shall be cancelled and converted into the right to receive the same class and number of shares of the Surviving Entity, (vi) all the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of SPAC and Second Merger Sub shall become the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of the Surviving Entity, and (vii) the separate corporate existence of Second Merger Sub shall cease.

1.4 Organizational Documents of Surviving Company, Pubco and Surviving Entity.

(a) At the First Merger Effective Time, (i) the Surviving Company shall adopt the new memorandum and articles of association (the “Surviving Company Charter”), which shall be substantially in the form of the memorandum and articles of association of First Merger Sub, as in effect immediately prior to the First Merger Effective Time, as the memorandum and articles of association of the Surviving Company; provided, that at the First Merger Effective Time, references therein to the name of the Surviving Company shall be amended to be such name as reasonably determined by the Company; and (ii) the Pubco Charter, as in effect immediately prior to the First Merger Effective Time, shall be amended and restated in its entirety to be in a form to be mutually agreed (prior to the date of filing of the Registration Statement) between SPAC and the Company, each acting reasonably and in good faith prior to the filing of the Registration Statement (the “Amended Pubco Charter”).

(b) At the Second Merger Effective Time, the Surviving Entity shall adopt the new memorandum and articles of association (the “Surviving Entity Charter”), which shall be substantially in the form of the memorandum and articles of association of Second Merger Sub, as in effect immediately prior to the Second Merger Effective Time, as the memorandum and articles of association of the Surviving Entity; provided, that at the Second Merger Effective Time, references therein to the name of the Surviving Entity shall be amended to be such name as reasonably determined by SPAC, in addition, SPAC confirms that, at or prior to Closing, the shareholders of SPAC will have approved the amendment and restatement of the memorandum and articles of association and if required, the change of name referenced in the immediately preceding sentence and agree that SPAC’s registered office provider is instructed to file a copy of the relevant resolution with the Cayman Registrar pursuant to the Cayman Companies Act.

Annex A-3

1.5 Directors, Officers and Registered Agents.

(a) At the First Merger Effective Time, the board of directors and executive officers of the Surviving Company shall be such directors and officers as appointed by the Company, each to hold office in accordance with the provisions of the Cayman Companies Act and the Surviving Company Charter until their respective successors are duly elected or appointed and qualified.

(b) At the Second Merger Effective Time, the board of directors and executive officers of the Surviving Entity shall be such directors and officers as appointed by the Company or Pubco, each to hold office in accordance with the provisions of the Cayman Companies Act and the Surviving Entity Charter until their respective successors are duly elected or appointed and qualified.

(c) At the Second Merger Effective Time, the client of record of the registered office provider of the Surviving Entity shall be such named individual or individuals as designated by the Company or Pubco, and SPAC and SPAC Representative shall have provided the registered office provider of the Surviving Entity with written instructions to recognize the authority of the new client(s) of record of the Surviving Entity on and from the Second Merger Effective Time.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF COMPANY ORDINARY SHARES

2.1 Conversion of Company Ordinary Shares and First Merger Sub Ordinary Shares. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of the Company and First Merger Sub any Party or the holders of any of the following securities:

(a) Company Ordinary Shares. Each Company Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time shall, as of the First Merger Effective Time, be canceled by virtue of the First Merger and converted into the right to receive such number of Pubco Ordinary Shares equal to the Exchange Ratio in accordance with Section 1.3(a) (which consideration shall hereinafter be referred to as the “Company Share Consideration”). All of the Company Ordinary Shares converted into the right to receive Pubco Ordinary Shares shall automatically be cancelled and cease to exist, and the register of members of the Company shall be updated promptly at the First Merger Effective Time to reflect such cancellation, and each holder of a share certificate of the Company previously representing any Company Ordinary Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive the Pubco Ordinary Shares into which such Company Ordinary Shares shall have been converted in the First Merger and as otherwise provided under the Cayman Companies Act.

(b) First Merger Sub Ordinary Shares. Each First Merger Sub Ordinary Share issued and outstanding immediately prior to the First Merger Effective Time shall, as of the First Merger Effective Time, be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share, par value US$0.0001 per share, of the Surviving Company in accordance with Section 1.3(a).

2.2 Conversion of SPAC Securities and Second Merger Sub Ordinary Shares. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any SPAC and Second Merger Sub or the holders of any of the following securities:

(a) SPAC Units. At the Second Merger Effective Time, (i) each issued and outstanding SPAC Public Unit shall be automatically detached and the holder thereof shall be deemed to hold one (1) SPAC Class A Ordinary Share and one (1) SPAC Public Right, and (ii) each issued and outstanding SPAC Private Unit shall be automatically detached and the holder thereof shall be deemed to hold one (1) SPAC Class A Ordinary Share and one (1) SPAC Private Right; in each case, in accordance with the terms of the applicable SPAC Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 2.2 below.

(b) SPAC Ordinary Shares. At the Second Merger Effective Time (but immediately subsequent to the detachment of SPAC Units as set forth in Section 2.2(a)), each issued and outstanding SPAC Ordinary Share (other than those described in Sections 2.2(d), 2.2(e) and 2.11 below) immediately prior to the Second Merger Effective Time shall be canceled by virtue of the Second Merger and converted automatically into the right to receive one Pubco Ordinary Share (such consideration, the “SPAC Merger Consideration”). All SPAC Ordinary Shares shall automatically be canceled and cease to exist, and the register of members of SPAC shall be updated promptly at

Annex A-4

the Second Merger Effective Time (but immediately subsequent to the detachment of SPAC Units as set forth in Section 2.2(a)) to reflect such cancellation, and each holder of a share certificate of SPAC previously representing any SPAC Ordinary Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive the Pubco Ordinary Shares into which such SPAC Ordinary Shares shall have been converted in the Second Merger and as otherwise provided under the Cayman Companies Act.

(c) SPAC Rights. At the Second Merger Effective Time (but immediately subsequent to the detachment of SPAC Units as set forth in Section 2.2(a)), each issued and outstanding SPAC Right shall be automatically converted into such number of Pubco Ordinary Shares equals to the number of SPAC Ordinary Shares that would have been received by the holder thereof if such SPAC Right had been converted upon the consummation of an initial business combination as described in the IPO Prospectus and in accordance with the SPAC Charter and the IPO Prospectus, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Second Merger Effective Time (but immediately subsequent to the detachment of SPAC Units as set forth in Section 2.2(a)) and SPAC Ordinary Shares issued upon conversion of SPAC Rights had then automatically been converted into Pubco Ordinary Shares in accordance with Section 2.2(b) above. At the Second Merger Effective Time (but immediately subsequent to the detachment of SPAC Units as set forth in Section 2.2(a)), SPAC Rights shall automatically be canceled and retired and cease to exist. The holders of certificates previously evidencing SPAC Rights outstanding immediately prior to the Second Merger Effective Time (but immediately subsequent to the detachment of SPAC Units as set forth in Section 2.2(a)) shall cease to have any rights with respect to such SPAC Rights, except as provided by Law. Each certificate formerly representing SPAC Rights shall thereafter represent only the right to receive Pubco Ordinary Shares as set forth herein.

(d) Cancellation of Shares Owned by SPAC. At the Second Merger Effective Time, if there are any shares of SPAC that are owned by SPAC as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) Redeemed Shares. Each SPAC Ordinary Share for which a holder has validly exercised its right of Redemption shall be surrendered and cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor, except for cash in accordance with the SPAC Charter and the IPO Prospectus.

(f) Second Merger Sub Ordinary Shares. Each Second Merger Sub Ordinary Share issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share, par value US$0.0001 per share, of the Surviving Entity.

(g) Transfers of Ownership. If any certificate for securities of SPAC is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to SPAC or any agent designated by it any transfer or other similar taxes required by reason of the issuance of a certificate for securities of SPAC in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of SPAC or any agent designated by it that such tax has been paid or is not payable.

(h) Surrender of SPAC Certificates. All securities issued upon the surrender of SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of SPAC Securities shall also apply to the Pubco Ordinary Shares so issued in exchange.

(i) Lost, Stolen or Destroyed SPAC Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.2; provided, however, that the Surviving Entity may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Entity with respect to the certificates alleged to have been lost, stolen or destroyed.

2.3 No Liability. Notwithstanding anything to the contrary in this Article II, none of the Surviving Company, Surviving Entity, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Annex A-5

2.4 Taking of Necessary Action; Further Action. If, at any time after the Second Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company or the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Pubco, SPAC, the Company, First Merger Sub and Second Merger Sub, the officers and directors of each of Pubco, SPAC, the Company, First Merger Sub and Second Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.5 Surrender of Company Ordinary Shares and Disbursement of Company Share Consideration.

(a) At the First Merger Effective Time, Pubco shall cause the Company Share Consideration to be issued and delivered to the Company Shareholders as converted from their Company Ordinary Shares in accordance with Section 2.1, subject to adjustment in accordance with Section 2.8, and subject to the withholding of the Escrow Shares in accordance with Section 2.7.

(b) At the First Merger Effective Time, the Company Shareholders will deliver to Pubco their respective Company Ordinary Shares, including any certificates representing Company Ordinary Shares (“Company Certificates”), along with applicable share transfer forms reasonably acceptable to Pubco. In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the Company Shareholders may instead deliver to Pubco an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as Pubco may reasonably direct as indemnity against any claim that may be made against Pubco or the Company with respect to the Company Ordinary Shares represented by such Company Certificate alleged to have been lost, stolen or destroyed.

2.6 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded up in the aggregate to the nearest whole Pubco Ordinary Share. Such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Pubco.

2.7 Escrow Agreement. At or prior to the closing of the First Merger, Pubco, the SPAC Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to SPAC and the Company), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the First Merger Effective Time, in form and substance reasonably satisfactory to SPAC and the Company (the “Escrow Agreement”), pursuant to which Pubco shall cause to be delivered to the Escrow Agent a number of Company Merger Shares (each valued at the Per Share Price) equal in value to ten percent (10%) of the Aggregate Merger Consideration Amount otherwise issuable to the Company Shareholders at the Closing based on the Estimated Closing Statement (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed in accordance with the terms of Section 2.9 hereof and the Escrow Agreement. Until and unless the Escrow Shares are cancelled in accordance with the terms of the Escrow Agreement, the Company Shareholders shall be the registered owners (in proportion to their respective Pro Rata Shares) of the Escrow Shares during the time such Escrow Shares are held in the Escrow Account, subject to the retention of any dividends, distributions and other earnings thereon in the Escrow Account until disbursed therefrom in accordance with the terms and conditions of this Agreement, and the Escrow Agreement.

2.8 Estimated Closing Statement. Not later than three (3) Business Days prior to the closing of the First Merger, the Company shall deliver to SPAC a statement (the “Estimated Closing Statement”) certified by the Company’s chief executive setting forth a good faith calculation of the Company’s estimate of the Closing Net Debt, Net Working Capital and Transaction Expenses, in each case, as of the Reference Time, and the resulting Aggregate Merger Consideration Amount and Company Merger Shares based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of the Target Companies, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly upon delivering the Estimated Closing Statement to SPAC, if requested by SPAC, the Company will meet with SPAC to review and discuss the Estimated

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Closing Statement and the Company will consider in good faith SPAC’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the closing of the First Merger, which adjusted Estimated Closing Statement, as mutually approved by the Company and SPAC both acting reasonably and in good faith, shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

2.9 Merger Consideration Adjustment.

(a) Within ninety (90) days after the Closing Date, Pubco’s chief financial officer (the “CFO”) shall deliver to the SPAC Representative a statement (the “Closing Statement”) setting forth (i) a consolidated balance sheet of the Target Companies as of the Reference Time and (ii) a good faith calculation of the Closing Net Debt, Net Working Capital and Transaction Expenses, in each case, as of the Reference Time, and the resulting Aggregate Merger Consideration Amount using the formula in the definition thereof. The Closing Statement shall be prepared, and the Closing Net Debt, Net Working Capital, and Transaction Expenses and the resulting Aggregate Merger Consideration Amount and Company Merger Shares shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

(b) After delivery of the Closing Statement, the SPAC Representative and its Representatives on its behalf shall be permitted reasonable access to the books, records, working papers, files, facilities and personnel of the Target Companies relating to the preparation of the Closing Statement. The SPAC Representative and its Representatives on its behalf may make inquiries of the CFO and related Pubco and Target Company personnel and advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Pubco, SPAC and the Company shall provide reasonable cooperation in connection therewith. If the SPAC Representative has any objections to the Closing Statement, it shall deliver to the CFO a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered within thirty (30) days following the date of delivery of the Closing Statement, then the SPAC Representative will have waived its right to contest the Closing Statement, all determinations and calculations set forth therein, and the resulting Aggregate Merger Consideration Amount set forth therein. If an Objection Statement is delivered within such thirty (30) day period, then Pubco and the SPAC Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If Pubco and the SPAC Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Pubco or the SPAC Representative (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), Pubco and the SPAC Representative will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 2.9(c). For purposes hereof, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) accounting firm appointed by the SPAC Representative and Pubco, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the SPAC Representative and Pubco cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either the SPAC Representative or Pubco may require, by written notice to the other, that the Independent Expert be selected by the New York City Regional Office of the American Arbitration Association (“AAA”) in accordance with the AAA’s procedures. The Parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 2.9(b). The Parties acknowledge that any information provided pursuant to this Section 2.9(b) will be subject to the confidentiality obligations of Section 7.13.

(c) If a dispute with respect to the Closing Statement is submitted in accordance with this Section 2.9 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 2.9(c). Each of Pubco and the SPAC Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by Pubco. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the SPAC Representative and Pubco to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by the SPAC Representative or Pubco in connection with such presentations and any materials delivered to the Independent

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Expert in response to requests by the Independent Expert. Each of Pubco and the SPAC Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Party will be entitled, as part of its presentation, to respond to the presentation of the other Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 2.9. It is the intent of the Parties that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). Pubco and the SPAC Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the SPAC Representative and Pubco and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d) For purposes hereof, the term “Adjustment Amount” shall mean (x) the Aggregate Merger Consideration Amount as finally determined in accordance with this Section 2.9, less (y) the Aggregate Merger Consideration Amount that was issued at the Closing (including to the Escrow Account,) pursuant to the Estimated Closing Statement.

(i) If the Adjustment Amount is a positive number, then Pubco shall, within ten (10) Business Days after such final determination of the Aggregate Merger Consideration Amount, issue to the Company Shareholders an additional number of Pubco Ordinary Shares equal to (x) the Adjustment Amount, divided by (y) the Per Share Price, with each Company Shareholder receiving its Pro Rata Share of such additional Pubco Ordinary Shares, up to a maximum number of Pubco Ordinary Shares equal to the value of the Escrow Property in the Escrow Account at such time (with each Pubco Ordinary Share and Escrow Share valued at the Per Share Price for such purposes). Such additional Pubco Ordinary Shares shall be considered additional Company Merger Shares under this Agreement and, with respect to Company Shareholders who are party to a Lock-Up agreement, “Restricted Securities” under the Lock-Up Agreements.

(ii) If the Adjustment Amount is a negative number, then Pubco and the SPAC Representative shall, within three (3) Business Days after such final determination, provide joint written instructions to the Escrow Agent to distribute to Pubco a number of Escrow Shares (and, after distribution of all Escrow Shares, other Escrow Property) with a value equal to the absolute value of the Adjustment Amount (with each Escrow Share valued at the Per Share Price). Pubco will promptly cancel any Escrow Shares distributed to it by the Escrow Agent promptly after its receipt thereof, and distribute the remainder (if any) to the Company Shareholders, with each Company Shareholder receiving its Pro Rata Share of such remaining Pubco Ordinary Shares.

2.10 Other Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Second Merger Effective Time, any change in the outstanding securities of SPAC, the Company or Pubco shall occur (other than the issuance of additional securities of SPAC, the Company or Pubco as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in share, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit SPAC, the Company or Pubco to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.11 Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, SPAC Ordinary Shares that are outstanding immediately prior to the Second Merger Effective Time and that are held by Persons who shall have demanded properly in writing dissenters’ rights for such SPAC Ordinary Shares in accordance with the Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “SPAC Dissenting Shares” and the holders of such SPAC Dissenting Shares being the “SPAC Dissenting Shareholders”) shall be cancelled and cease to exist at the Second Merger Effective Time and shall thereafter represent only the right to be paid the fair value of such SPAC Dissenting Shares and such other rights pursuant to Section 238 of the Cayman Companies Act and shall not be converted into, and such SPAC Dissenting Shareholders shall have no right to receive, the applicable Pubco Ordinary Shares, unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Companies Act. SPAC Ordinary Shares owned by any shareholder of SPAC who fails to perfect or who effectively withdraws or otherwise loses his, her or its

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dissenters’ rights pursuant to the Cayman Companies Act shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Second Merger Effective Time, the right to receive the applicable Pubco Ordinary Shares, without any interest thereon. Prior to the Closing, SPAC shall give the Company prompt notice of any demands for dissenters’ rights received by SPAC and any withdrawals of such demands. If any shareholder of SPAC gives to SPAC, before the Required Shareholder Approval is obtained at the Special Shareholder Meeting, written objection to the Second Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act (i) SPAC shall, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the Second Merger (the “Authorization Notice”) to each such shareholder of SPAC who has made a Written Objection, and (ii) SPAC and the Company may, but is not obliged to, delay the commencement of the Closing and the filing of the Second Merger Documents with the Registrar of Companies of the Cayman Islands, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 8.1, Section 8.2 and Section 8.3.

ARTICLE III

CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of documents and signatures (including portable document format (.PDF), Verisign and DocuSign), on the second (2nd) Business Day after all of the conditions to the Closing set forth in this Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at such other date, time or place as SPAC, Pubco and the Company may mutually agree upon (the date on which the Closing occurs is herein referred to as the “Closing Date”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i) the disclosure schedules delivered by SPAC to the Company and accepted by Pubco on the date hereof (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR no later than 5:30 p.m. (Eastern time) on the day immediately before the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), SPAC represents and warrants to the Company and Pubco, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of SPAC and (b) other than the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. SPAC’s board of directors, either (A) at a duly called and held meeting or (B) by way of written resolution, has unanimously (i) determined that this Agreement and the transactions

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contemplated hereby, including the Second Merger, are advisable, fair to and in the best interests of SPAC and SPAC’s shareholders in accordance with the Cayman Companies Act, (ii) approved and adopted this Agreement, (iii) recommended that SPAC’s shareholders vote in favor of the approval of this Agreement, the Second Merger, and the other SPAC Shareholder Approval Matters (as defined below) in accordance with the Cayman Companies Act (the “SPAC Recommendation”) and (iv) directed that this Agreement and SPAC Shareholder Approval Matters be submitted to SPAC shareholders at the Special Shareholder Meeting for their approval. This Agreement has been, and each Ancillary Document to which SPAC is a party shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3 Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would individually or in the aggregate, have a Material Adverse Effect on SPAC.

4.4 Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the transactions contemplated hereby and thereby, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the SPAC Charter, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.5 Capitalization.

(a) The authorized share capital of SPAC is US$5,400 divided into 54,000,000 shares of a nominal or par value of US$0.0001 each, consisting of: (i) 50,000,000 SPAC Class A Ordinary Shares of a nominal or par value of US$0.0001 each, (ii) 3,000,000 SPAC Class B Ordinary Shares of a nominal or par value of US$0.0001 each, and (iii) 1,000,000 SPAC Preference Share of a nominal or par value of US$0.0001 each. As of the date of this Agreement, the issued and outstanding SPAC Securities are set forth in Schedule 4.5(a). As of the date of this Agreement, there are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Securities (i) are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the law of the Cayman Companies Act, the SPAC Charter or any Contract to which SPAC is a party and (ii) except as set forth in Schedule 4.5(b), are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such SPAC Securities). None of the outstanding SPAC Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, SPAC does not have any Subsidiaries or own any equity interests in any other Person.

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(b) Except as set forth in Schedule 4.5(a) or Schedule 4.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC or (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 4.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any shares of SPAC.

(c) Except as set forth in Schedule 4.5(c), as of the date hereof, SPAC does not have any Indebtedness and no Indebtedness of SPAC contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by SPAC or (iii) the ability of SPAC to grant any Lien on its properties or assets.

(d) Since the date of incorporation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and SPAC’s board of directors has not authorized any of the foregoing.

4.6 SEC Filings; SPAC Financials; Internal Controls.

(a) SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) SPAC’s annual reports on Form 10-K for each fiscal year of SPAC beginning with the first year SPAC was required to file such a form, (ii) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that SPAC filed such reports to disclose its quarterly financial results in each of the fiscal years of SPAC referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, to the extent publicly available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of SPAC Financials (defined below) or the SEC Reports) to SPAC’s accounting or classification of SPAC’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of SPAC’s auditors (the “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) As of the date of this Agreement, (A) SPAC Public Units, SPAC Ordinary Shares and SPAC Public Rights are listed on Nasdaq, (B) SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Securities, (C) there are no Actions pending or, to the Knowledge of

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SPAC, threatened against SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on Nasdaq and (D) such SPAC Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(c) Except for the SEC SPAC Accounting Changes, the financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d) Except for the SEC SPAC Accounting Changes or as and to the extent reflected or reserved against in SPAC Financials, SPAC has not incurred and does not have any Liabilities or obligations (whether determined, contingent or otherwise) that is not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s incorporation in the ordinary course of business. SPAC does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of SPAC are required by GAAP to be included in the financial statements of SPAC.

4.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.7, SPAC has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial business combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2022, not been subject to a Material Adverse Effect.

4.8 Compliance with Laws. SPAC has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects. Since its incorporation date, (a) SPAC has not been subjected to, or received written notice alleging any material violation of applicable Law respect by SPAC or any investigation by a Governmental Authority for actual or alleged violation of any Applicable Law, and (b) SPAC is not and has not been in conflict with, or in default, breach or violation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any property or asset of SPAC is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Material Adverse Effect on SPAC.

4.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of SPAC, threatened Action to which SPAC or any property or asset of SPAC is subject which would or would reasonably be expected to have a Material Adverse Effect on SPAC. There is no material Action that SPAC has pending against any other Person. SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. SPAC holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.10 Taxes and Returns.

(a) SPAC has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes that are shown as due on such filed Tax Returns and all other material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in SPAC Financials have been established in accordance with GAAP. Schedule 4.10(a) sets forth each jurisdiction where SPAC files or is required to file a Tax Return. There are no claims, assessments. audits, examinations, investigations or other Actions pending against SPAC in respect of any material Tax, and SPAC has not been notified in writing of any material proposed Tax claims or assessments against SPAC other than, in each case, claims or assessments for which adequate reserves in SPAC Financials have been established in accordance with GAAP. There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has

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no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its incorporation, SPAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) SPAC does not have any Liability for the Taxes of another (i) as a transferee or successor, or (ii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on SPAC with respect to any period following the Closing Date.

(d) SPAC is not and has never been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes.

(e) SPAC is not treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

4.11 Employees and Employee Benefit Plans. SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

4.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

4.13 Material Contracts.

(a) Except as set forth on Schedule 4.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC or any of its Affiliates, or restricts in any material respect the ability of SPAC or any of its Affiliates from engaging in business as currently conducted by it or from competing with any other Person (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

4.14 Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC, on the one hand, and any (a) present or former director, officer, employee, manager, direct equityholder or Affiliate of SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of SPAC’s outstanding share as of the date hereof, on the other hand.

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4.15 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16 Finders and Brokers. Except as set forth on Schedule 4.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SPAC. Schedule 4.16 shall set forth, as of the date of this Agreement, the amounts of any such fees or commissions that are due or would, upon the Closing, be due.

4.17 Certain Business Practices.

(a) Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the incorporation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b) The operations of SPAC are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving SPAC with respect to the any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, the Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

4.18 Insurance. Schedule 4.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on SPAC.

4.19 Information Supplied. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements

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therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies or any of their respective Affiliates.

4.20 Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies, Pubco, First Merger Sub and Second Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Pubco, First Merger Sub and Second Merger Sub for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, Pubco, First Merger Sub and Second Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company, Pubco, First Merger Sub and Second Merger Sub for the Registration Statement; and (b) none of the Company and its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to SPAC pursuant hereto.

4.21 Trust Account. As of September 30, 2023, SPAC had an amount of assets in the Trust Account of no less than eleven million U.S. Dollars ($11,000,000). The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of SPAC, that would entitle any Person (other than (i) in respect of deferred underwriting commissions set forth in Schedule 4.21 or with respect to Taxes, (ii) the holders of SPAC Securities prior to the Second Merger Effective Time who shall have elected to redeem their SPAC Ordinary Shares pursuant to the SPAC Charter or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination or (iii) if SPAC fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation and dissolution, and then SPAC’s Public Shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem SPAC Ordinary Shares pursuant to the SPAC Charter, or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the funds held in the Trust Account in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Second Merger Effective Time shall be paid as and when due, including all amounts payable (a) to holders of SPAC Public Units who exercises such holder’s redemption rights in accordance with the SPAC Charter with respect to its SPAC Ordinary Shares in connection with the Transactions contemplated hereby, (b) to the Trustee for fees and costs incurred in accordance with the Trust Agreement and (c) with respect to filings, applications and/or other actions taken pursuant to this Agreement or required under Law.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PUBCO, FIRST MERGER SUB AND
SECOND MERGER SUB

Pubco, First Merger Sub and Second Merger Sub represent and warrant to SPAC, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. Each of Pubco, First Merger Sub and Second Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of Pubco, First Merger Sub and Second Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco, First Merger Sub and Second Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco, First Merger Sub and Second Merger Sub have heretofore made available to SPAC and the Company accurate and complete copies of the Organizational Documents of Pubco, First Merger Sub and Second Merger Sub, each as currently in effect. None of Pubco, First Merger Sub or Second Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Each of Pubco, First Merger Sub and Second Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which each of Pubco, First Merger Sub and Second Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby (other than the authorization, filing and recordation of the Merger Documents, the Surviving Company Charter, the Surviving Entity Charter and Amended Pubco Charter, as required by the Cayman Companies Act for completion of the Mergers) have been duly and validly authorized by all necessary corporate actions and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the filing of the Amended Pubco Charter), on the part of Pubco, First Merger Sub or Second Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which each of Pubco, First Merger Sub and Second Merger Sub is a party or to consummate the transactions contemplated hereby and thereby (other than the authorization, filing and recordation of the Merger Documents, the Surviving Company Charter, the Surviving Entity Charter and Amended Pubco Charter, as required by the Cayman Companies Act for completion of the Mergers). This Agreement has been, and each Ancillary Document to which Pubco, First Merger Sub or Second Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco, First Merger Sub or Second Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are expressly contemplated by this Agreement, including the filings required in connection with the Mergers and the filings of the Amended Pubco Charter, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4 Non-Contravention. The execution and delivery by Pubco, First Merger Sub and Second Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Charter, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or

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any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.5 Capitalization. As of the date hereof, (i) Pubco is authorized to issue 500,000,000 Pubco Ordinary Shares, of which one (1) Pubco Ordinary Share is issued and outstanding, and owned by Yee Kit CHAN, (ii) First Merger Sub is authorized to issue 500,000,000 ordinary shares, par value US$0.0001 per share, of which one (1) share is issued and outstanding and owned by Pubco, and (iii) Second Merger Sub is authorized to issue 500,000,000 ordinary shares, par value US$0.0001 per share, of which one (1) share is issued and outstanding and owned by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, other than First Merger Sub and Second Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person.

5.6 Activities of Pubco, First Merger Sub and Second Merger Sub. Since their formation or incorporation (as applicable), Pubco, First Merger Sub and Second Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of First Merger Sub and Second Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than their respective Organizational Documents, this Agreement and the Ancillary Documents to which they are a party, Pubco, First Merger Sub and Second Merger Sub are not party to or bound by any Contract.

5.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco, First Merger Sub or Second Merger Sub.

5.8 Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.9 Information Supplied. None of the information supplied or to be supplied by Pubco, First Merger Sub or Second Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco, First Merger Sub or Second Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of Pubco, First Merger Sub or Second Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Target Companies or any of their respective Affiliates.

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5.10 Independent Investigation. Each of Pubco, First Merger Sub and Second Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and SPAC for such purpose. Each of Pubco, First Merger Sub and Second Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and SPAC set forth in this Agreement (including the related portions of the Company Disclosure Schedules and SPAC Disclosure Schedules) and in any certificate delivered to Pubco, First Merger Sub or Second Merger Sub pursuant hereto, and the information provided by or on behalf of the Company or SPAC for the Registration Statement; and (b) none of the Company, SPAC or their respective Representatives have made any representation or warranty as to the Target Companies, SPAC or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and SPAC Disclosure Schedules) or in any certificate delivered to Pubco, First Merger Sub or Second Merger Sub pursuant hereto.

5.11 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V, Pubco, First Merger Sub and Second Merger Sub hereby expressly disclaim and negate any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Pubco, First Merger Sub and Second Merger Sub, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its Affiliates or any of their respective Representatives by, or on behalf of, Pubco, First Merger Sub or Second Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, none of Pubco, First Merger Sub or Second Merger Sub nor any other person on behalf of Pubco, First Merger Sub or Second Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Pubco, First Merger Sub or Second Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to, and accepted by, SPAC on the date hereof (the “Company Disclosure Schedules”), each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced, the Company hereby represents and warrants to SPAC as of the date hereof and as of the Closing, as follows:

6.1 Organization and Standing. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Company has provided to SPAC accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

6.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

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The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby (other than the authorization, filing and recordation of the Merger Documents and the Surviving Company Charter, as required by the Cayman Companies Act for completion of the First Merger), (a) have been duly and validly authorized by the board of directors and/or shareholders of the Company (if applicable) in accordance with the Company’s Organizational Documents, the Cayman Companies Act and any other applicable Law and (b) other than the approval by the Company Shareholders, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby (other than the authorization, filing and recordation of appropriate merger documents as required by the Cayman Companies Act and the Surviving Company Charter). This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Capitalization.

(a) The Company’s authorized share capital is US$20,000 divided into 200,000,000 Company Ordinary Shares, par value US$0.0001 per share. As of the date hereof, a total of 200,000 Company Ordinary Shares were issued and outstanding. Except as set forth on Schedule 6.3(a), all outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable, including that all amounts provided for in any agreements for the purchase of shares of the Company have been fully paid and such shares have been issued prior to the date hereof. After giving effect to the First Merger, Pubco shall own all of the issued and outstanding shares of the Company free and clear of any Liens other than those imposed under the Company’s Organizational Documents and applicable securities Laws. All of the outstanding shares and other shares of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b) As of the date hereof, except as set forth on Schedule 6.3(b), no Target Company has, and no Target Company has had since its formation, any stock option or other equity incentive plans. Except as set forth on Schedule 6.3(b), there are no convertible securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 6.3(b), to the knowledge of the Company, there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials or as set forth on Schedule 6.3(c), the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

6.4 Subsidiaries. Schedule 6.4 sets forth the corporate structure chart specifying all Subsidiaries of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, and (b) the record holders of its shares or equity interests thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and

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clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). The Company has provided to SPAC accurate and complete copies of the share registers and documents of titles to all issued shares of each Target Company. There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. All the issued shares of each Target Company have been duly authorized, are validly issued and non-assessable and free from any Liens. The shares of each Target Company have been fully paid by, or validly transferred to, the holders of each Target Company as disclosed in Schedule 6.4, and such holders are entitled to all rights accorded to a holder of such shares in the relevant Target Company in accordance with the Organizational Documents of such Target Company. Regarding the indirect Subsidiaries, (a) PSI (BVI) Ltd. owns 99.2% of the issued and outstanding shares of Profit Sail Int’l Express (H.K.) Limited, free and clear of any Liens other than those imposed under the Organizational Documents of Profit Sail Int’l Express (H.K.) Limited and applicable securities Laws; and (a) BGG (BVI) Ltd. owns all of the issued and outstanding shares of Business Great Global Supply Chain Limited, free and clear of any Liens other than those imposed under the Organizational Documents of Business Great Global Supply Chain Limited and applicable securities Laws. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, the Company does not own, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to, or make any loan or capital contribution to any other Person. No approval or consent is required from any shareholder of Profit Sail Int’l Express (H.K.) Limited that is not a Target Company for the consummation by any Target Company of the transactions contemplated by this Agreement and each Ancillary Document to which any Target Company is or is required to be a party.

6.5 Governmental Approvals. Except as otherwise described on Schedule 6.5, to the knowledge of the Company, as the date hereof, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement or otherwise in accordance with the Cayman Companies Act, including the filings required in connection with the Mergers and the filings of the Amended Pubco Charter, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.6 Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any

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Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be have a Material Adverse Effect to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party.

6.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the audited consolidated financial statements of the Target Companies (which do not contain notes) consisting of the consolidated balance sheets of the Target Companies as of December 31, 2022 (the “Balance Sheet Date”) and December 31, 2021 and the related consolidated income statements, changes in shareholder equity and statements of cash flows for the years then ended, and (ii) the unaudited consolidated management accounts of the Company prepared by the Company for the period as of June 30, 2023 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the year then ended. True and correct copies of the Company Financials have been provided to SPAC. The Company Financials (i) were prepared based upon the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated, except as otherwise noted therein and subject to recurring adjustments normally made at year-end, including accounting for the Company’s preferred stock, warrants, and share-based awards.

(b) Each Target Company maintains books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that are designed to provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, and (v) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. For the past two (2) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) Except as and to the extent set forth in the Company Financials, the Target Companies do not have any Indebtedness of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business of the Target Companies and each Target Company, as applicable, since the Interim Balance Sheet Date, (ii) obligations for future performance under any contract to which any Target Company is a party or (iii) such other liabilities and obligations which would not, individually or in the aggregate, be material and adverse to the Target Companies taken as a whole. Except as disclosed on Schedule 6.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth in the Company Financials, no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for

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in the consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Target Companies are prepared in good faith, subject to assumptions specified therein.

6.8 Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, since the Interim Balance Sheet Date, each Target Company: (a) has conducted its business in the ordinary course of business consistent with past practice, (b) has not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that, if taken after the date of this Agreement without the consent of SPAC, would constitute a breach of any of the covenants set forth in Section 7.2.

6.9 Compliance with Laws. Except as set forth on Schedule 6.9, no Target Company is or has been in material conflict or non-compliance with, or in material default or violation of, nor has any Target Company received, for the past five (5) years, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws in by which it is or any of its properties, assets, employee, businesses or operations are or were bound or affected, except, in each case, for any such conflicts, non-compliance, defaults, breaches or violations that would not have or would not reasonably be expected to have a Material Adverse Effect on the Target Companies taken as a whole.

6.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). Schedule 6.10 sets forth a complete and accurate list of Company Permits held by the Target Companies. The Company has made available to SPAC true, correct and complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened in writing. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any material Company Permit.

6.11 Litigation. Except as described on Schedule 6.11, there is no (a) Action of any nature involving an amount claimed against any Target Company that exceeds US$250,000 which is currently pending or, to the Company’s Knowledge, threatened, to be made for the past four (4) years, nor, to the Company’s Knowledge, is there any reasonable basis for any such Action to be made; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority for the past four (4) years, in either case of (a) or (b) by or against any Target Company, its business, equity securities or assets. For the past five (5) years, to the knowledge of the Company, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12 Material Contracts.

(a) Schedule 6.12(a) sets forth a true, correct and complete list of, and the Company has made available to SPAC true, correct and complete copies of each Contract (subject to redactions only to the extent necessary to avoid disclosure of any confidential and proprietary information of the Target Companies) currently in effect to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 6.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit in the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

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(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $250,000, other than those incurred in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $2,000,000 in the aggregate other than in the ordinary course of business;

(viii) involves payment by the Target Companies in excess of $500,000 and is with any of the top five (5) suppliers of the Target Companies ranked by dollar volume of payment by the Target Companies;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the First Merger Effective Time in excess of $250,000;

(x) is between any (A) Target Company and (B) any directors, officers or employees of a Target Company (other than employment, consulting service, non-competition and non-solicitation, assignment of Intellectual Property or confidentiality arrangements with employees entered into in the ordinary course of business), including all severance and indemnification agreements, or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $1,000,000 (including pursuant to any joint venture);

(xii) relates to a settlement of any Action for an amount greater than $1,000,000 entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations); or

(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney other than in the ordinary course of business.

(b) Except as disclosed in Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in material breach or default in any material respect, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in material breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written notice of termination by any party to any such Company Material Contract to terminate such Company Material Contract or materially amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, taken as a whole, in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

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6.13 Intellectual Property.

(a) Schedule 6.13(a) sets forth: as the date hereof, (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and domain name registrations owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates (if applicable). Schedule 6.13(a) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions that are material to the Target Companies’ main businesses as currently conducted (“Company IP Licenses”) (other than (i) “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public generally (collectively, “Off-the-Shelf Software”) and (ii) licenses, sublicenses and other agreements or permissions for any Target Company to use Intellectual Property owned by any third party specified in commercial agreements (including supply agreements) entered into in the ordinary course of business of the Target Companies., which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any material Intellectual Property. Each Target Company owns, free and clear of all Liens (other than Permitted Liens) all Company Registered IP, and where applicable, all assignments have been duly recorded with any governmental agencies or other Intellectual Property offices reflecting the correct ownership of such Company Registered IP in the applicable Target Company name(s). Except as set forth on Schedule 6.13(a), all material Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, except for fees and costs payable to file, apply for, register, patent or maintain Company Registered IP.

(b) Except as set forth on Schedule 6.13(b), to the Knowledge of the Company, each Target Company has a valid and enforceable license to use all material Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions for material Intellectual Property necessary to operate the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the applicable Company IP Licenses, and such Target Company is not in material breach or material default thereunder in any material respect by any Target Company thereunder. Except as set forth on Schedule 6.13(b), to the Knowledge of the Company, all registrations for material Copyrights, Patents, Trademarks and domain names that are owned by any Target Company are valid and in force, with all applicable maintenance and renewal fees having been paid.

(c) To the Company’s Knowledge, no Action is pending or threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any material Intellectual Property currently owned, licensed, used or held for use by the Target Companies for the Target Companies’ main businesses as currently conducted, except for (i) any Action relating to applications for Intellectual Property in the ordinary course of ex parte prosecution of such applications, and (ii) the adverse result or conclusion of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Target Companies. During the past two (2) years, no Target Company has received any written notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person in material respects is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party, or is otherwise materially affected thereby, that (i) restrict the rights of a Target Company to use, transfer, license or enforce any material Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in any material respects in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the knowledge of the Company, no Target Company is currently infringing, or has, in the past two (2) years, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect as a result of the ownership, use or license of any material Intellectual Property owned by a Target Company, or, to the Knowledge of the Company, in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, is misappropriating or is otherwise violating any Intellectual Property owned by any Target Company and material to the Target Companies’ businesses as currently conducted (“Company IP”) in any material respect.

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(d) All employees and independent contractors of a Target Company who develop or have developed material Intellectual Property for such Target Company have assigned to the Target Company such material Intellectual Property arising from the services performed for a Target Company by such Persons. To the knowledge of the Company. no current or former officers, employees or independent contractors of a Target Company have claimed in writing any ownership interest in any material Intellectual Property owned by a Target Company. The Company has made available to SPAC true and complete copies of templates of written Contracts used by the Target Companies under which employees and independent contractors assigned the material Intellectual Property developed for a Target Company to a Target Company. Each Target Company has taken commercially reasonable security measures for the purpose of protecting the secrecy and confidentiality of the material Company IP, and no Target Company is aware of any material breach or violation of any such measures by any Persons.

(e) To the Knowledge of the Company, during the past two (2) years, no Person has obtained unauthorized access in any material respect to third party personal information and data in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data regarding individuals or their personal information that are protected by applicable data privacy Law. Each Target Company has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines.

(f) To the knowledge of the Company, the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments by a Target Company under, or release of source code for software included in Company IP because of (i) any Contract providing for the license granted by a Target Company to a third party for material Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ material rights under such Contracts or Company IP Licenses to the same or similar extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

6.14 Taxes and Returns. Except as set forth on Schedule 6.14:

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b) To the Knowledge of the Company, there is no current pending or threatened Action against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside the ordinary course of business.

(f) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) as a transferee or successor, or (ii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Target

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Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Target Company with respect to any period following the Closing Date.

(g) No Target Company is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(h) No Target Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

6.15 Real Property. Schedule 6.15 contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received written notice of any such condition, except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole. No Target Company owns any interest in real property (other than the leasehold interests in the Company Real Property Leases).

6.16 Personal Property. Each item of Personal Property which is currently owned by a Target Company with a book value or fair market value of greater than Fifty Thousand U.S. Dollars ($50,000) is in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company.

6.17 Title to and Sufficiency of Assets. Except as set forth on Schedule 6.17, each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, (except, in each case, as such enforcement may be limited by the Enforceability Exceptions) free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the Interim Balance Sheet and (d) Liens set forth on Schedule 6.17, except for where the failure to have such good title or valid leasehold interests would not be material to the Target Companies, taken as a whole. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Target Companies as they are now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

6.18 Employee Matters.

(a) Except as set forth in Schedule 6.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 6.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors

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to a Target Company. No current officer or employee of a Target Company has, to the knowledge of the Company, provided any Target Company written notice of his or her plan to terminate his or her employment with any Target Company. Additionally, none of the ten highest-paid employees or officers of a Target Company has, to the Knowledge of the Company, given oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 6.18(b), each Target Company (i) is and has been in compliance in all material respects with all material applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 6.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees which hold the position of director or above of the Target Companies showing for each as of such date the employee’s name, job title or description, and department. Except as set forth on Schedule 6.18(c), (A) no employee is a party to a written employment Contract with a Target Company, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth on Schedule 6.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy or template of which has been made available to SPAC by the Company.

(d) Schedule 6.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company. Except as set forth on Schedule 6.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 6.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to SPAC by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee. For the purpose of this section, “independent contractors” mean the individuals who are currently engaged by any Target Company to provide services and who are not full-time employees of any Target Company.

6.19 Benefit Plans.

(a) Set forth on Schedule 6.19(a) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has within the past ten (10) years maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each material Company Benefit Plan which covers any current or former officer, director, individual consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to SPAC accurate and complete copies, if applicable, of: (i) the current plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written

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descriptions of any material Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all material communications in the past five (5) years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

(c) Except as set forth on Schedule 6.19(c), with respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred; (iii) no Action that would result in a material Liability to any Target Company is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan have been timely made, and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not materially exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(f) Except to the extent required by applicable Law, no Target Company provides health, life insurance or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

6.20 Environmental Matters. Except as set forth in Schedule 6.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge threatened to revoke, modify in any material respect, or terminate any such Environmental Permit.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material in each case that would reasonably be expected to give rise to any material Liability. No Target Company has assumed, contractually or by operation of Law, any outstanding material Liabilities or obligations under any Environmental Laws.

(c) No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws.

(e) To the knowledge of the Company, there is no investigation by any Governmental Authority of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened in writing that could reasonably be expected to result in a Target Company incurring material Environmental Liabilities.

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6.21 Transactions with Related Persons. Except (i) as set forth on Schedule 6.21, (ii) any Company Benefit Plan or any stock option or other equity incentive plans as set forth on Schedule 6.3(b), (iii) the employment relationships and the payment of compensation, benefits and expense reimbursements and (iv) advances in the ordinary course of business, no Target Company nor any officer, director, manager, employee of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has a position as an officer or director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than three percent (3%) of the outstanding voting power or economic interest of a publicly traded company) in each case, other than any Ancillary Document. Except as set forth on Schedule 6.21, or as contemplated by or provided for in any Ancillary Document, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other material obligation or material commitment to any Related Person.

6.22 Insurance.

(a) Schedule 6.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to SPAC. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the knowledge of the Company, except as would not be expected to result in a Material Adverse Effect on the Target Companies taken as a whole, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. For the past two (2) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 6.22(b) identifies each individual insurance claim in excess of $100,000 made by a Target Company for the past two (2) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

6.23 Top Customers and Suppliers. Schedule 6.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2022 and (b) the period from January 1, 2023 through the Interim Balance Sheet Date, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Target Companies (the “Top Vendors”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Vendor or Top Customer within the last twelve (12) months has cancelled or otherwise terminated or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Vendor or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Vendor or Top Customer intends to refuse to pay any material amount due to any Target Company or seek to exercise any remedy against any Target Company, and (iv) except as set forth on Schedule 6.23, no Target Company has within the past two (2) years been engaged in any

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material dispute with any Top Vendor or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Vendor or Top Customer.

6.24 Certain Business Practices.

(a) Since its formation no Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Since its formation no Target Company, nor any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) Since its formation the operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions that govern the operations of the Target Company, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors, officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, the Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii). No Target Company or any of their respective directors, officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, or any other country comprehensively sanctioned by OFAC (currently, the Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

6.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

6.26 Finders and Brokers. Except as set forth in Schedule 6.26, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

6.27 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any

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of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

6.28 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC, Pubco, First Merger Sub and Second Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC, Pubco, First Merger Sub and Second Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC, Pubco, First Merger Sub and Second Merger Sub set forth in this Agreement (including the related portions of SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC, Pubco, First Merger Sub or Second Merger Sub for the Registration Statement; and (b) none of SPAC, Pubco, First Merger Sub or Second Merger Sub or their respective Representatives have made any representation or warranty as to SPAC, Pubco, First Merger Sub or Second Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of SPAC Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

6.29 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article VI, the Company has not made or does not make any representation or warranty, whether express or implied. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, the Company has not made and does not make any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any other Target Companies (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE VII

COVENANTS

7.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 7.13, each of the Company, Pubco, First Merger Sub and Second Merger Sub shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, Pubco, First Merger Sub and Second Merger Sub as SPAC or its Representatives may reasonably request regarding the Target Companies, Pubco, First Merger Sub or Second Merger Sub and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Representatives of the Company, Pubco, First Merger Sub and Second Merger Sub to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, Pubco, First Merger Sub or Second Merger Sub.

(b) During the Interim Period, subject to Section 7.13, SPAC shall give, and shall cause its Representatives to give, the Company, Pubco, First Merger Sub or Second Merger Sub and their respective Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to SPAC, as the Company, Pubco, First Merger Sub and Second Merger Sub

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or their respective Representatives may reasonably request regarding SPAC and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement), a statement of SPAC’s total Indebtedness and Liabilities, in reasonable detail including for each component thereof, along with the amount owed to each creditor as of the end of each calendar month after the date of this Agreement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) and cause each of SPAC’s Representatives to reasonably cooperate with the Company, Pubco, First Merger Sub, and Second Merger Sub and their respective Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC.

7.2 Conduct of Business of the Company, Pubco, First Merger Sub and Second Merger Sub.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth on Schedule 7.2 or as required by applicable Law, the Company, Pubco, First Merger Sub and Second Merger Sub shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies, Pubco, First Merger Sub and Second Merger Sub and their respective businesses, assets and employees, and (iii) use commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective current managers, directors, officers and key employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 7.2(a) and except as contemplated, permitted or required by the terms of this Agreement or any Ancillary Document (including in connection with any PIPE Investment), as set forth on Schedule 7.2, or as required by applicable Law, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company, Pubco, First Merger Sub or Second Merger Sub shall, and each shall cause its Subsidiaries to not:

(i) terminate, amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, provided that the increase to share capital of any Target Company in the ordinary course of business consistent with past practice shall not require the consent of SPAC;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof, or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities provided that any intra-group transfer of equity interests or securities of the Target Companies shall not require the consent of SPAC;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $1,000,000 in the aggregate, make a loan or and or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess or $250,000 individually or $1,000,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than ten percent (10%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employees, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate

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any Company Benefit Plan with, for or in respect of any current consultant, officer, manager, director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice.

(vi) make or rescind any material election relating to Taxes, settle any material Action relating to Taxes, file any material amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS or GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company IP Licenses or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) enter into any new line of business or, without written notice to SPAC, establish any Subsidiary or;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS or GAAP and after consulting with such Party’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Target Companies, Pubco, First Merger Sub or Second Merger Sub) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any material personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case, except for transactions in the ordinary course of business;

(xvi) make any capital expenditures in excess of $250,000 (individually for any project (or set of related projects) or $1,000,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $1,000,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

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(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents or any Governmental Authority (if required) to be obtained in connection with this Agreement;

(xxii) materially accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv) authorize or agree to do any of the foregoing actions.

7.3 Conduct of Business of SPAC.

(a) Unless the Company and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, as set forth on Schedule 7.3, or as required by applicable Law, SPAC shall, (i) conduct its businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to SPAC and its businesses, assets and employees, and (iii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 7.3, nothing in this Agreement shall prohibit or restrict SPAC from (x) extending one or more times, in accordance with SPAC Charter and IPO Prospectus, or by amendment to SPAC Charter, the deadline by which it must complete its initial business combination (each, an “Extension”), or (y) borrowing additional funds from the Sponsor up to $500,000 (individually or in the aggregate) for Expenses (but subject to the provisions of Section 7.16), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement (including as contemplated by any PIPE Investment) or any Ancillary Document or as set forth on Schedule 7.3, or as required by applicable Law, during the Interim Period, without the prior written consent of the Company and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay, repay or otherwise become liable for any Indebtedness, Liability (directly, contingently or otherwise), fees or expenses in excess of $10,000 individually or $100,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) make or rescind any material election relating to Taxes, settle any material Action relating to Taxes, file any material amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to SPAC;

(vii) terminate, waive or assign any material right under any material agreement to which it is a party;

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(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting SPAC’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in SPAC Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make any capital expenditures for any project (or set of related projects) (excluding for the avoidance of doubt, incurring any Expenses in accordance with the terms of this Agreement);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) (excluding the incurrence of any Expenses) in excess of $10,000 individually or $100,000 in the aggregate, other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

7.4 SPAC Public Filings. During the Interim Period, SPAC will (i) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of SPAC Public Units, SPAC Ordinary Shares and SPAC Public Rights on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares, and (ii) cooperate with Pubco and the Company to cause the Pubco Ordinary Shares to be issued in connection with the Mergers to be approved for listing as of the Closing Date on Nasdaq and to do such things as are necessary, proper or advisable which may be requested by Nasdaq in connection with a listing pursued pursuant to this Section 7.4.

7.5 Annual and Interim Financial Statements. During the Interim Period, within ninety (90) calendar days following each June 30 and December 31, the Company shall deliver to SPAC an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies (the “Interim Balance Sheet”) for the period from the Interim Balance Sheet Date through the end of such semi-annual period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the chief

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financial officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated in accordance with IFRS or GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to SPAC copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

7.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in potentially making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, First Merger Sub and Second Merger Sub and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) for the sale of (x) all or any material part of the consolidated assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests in the Company or other Target Companies, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for SPAC.

(b) During the Interim Period, in order to induce the other Parties to continue to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or its or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives (or with respect to the Company, any Company Shareholder) of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or with respect to any Company Shareholder, any Target Company), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

7.7 No Trading. The Company, Pubco, First Merger Sub and Second Merger Sub each acknowledges and agrees that it is aware, and that each other Target Company has been made aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, First Merger Sub and Second Merger Sub each hereby agree that, while it is in possession of any material nonpublic information of SPAC, it shall not purchase or sell any securities of SPAC, communicate such information to any third party, take any other action

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with respect to any securities of SPAC, in each case in violation of the U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company, or cause or encourage any third party to do any of the foregoing.

7.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action with respect to the consummation of the transactions contemplated by this Agreement against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or its Affiliates. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 7.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to the Company, any Company Shareholder) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. No party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communications unless it consults with the other Parties in advance, and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting, conference or other communications. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) With respect to Pubco, during the Interim Period, the Company, Pubco, First Merger Sub and Second Merger Sub shall use commercially reasonable efforts to cause Pubco to maintain its status as a “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and through the Closing.

(e) With respect to Pubco, as promptly as practicable after the date hereof, Pubco shall approve (i) the adoption and approval of a new equity incentive plan of Pubco (the “Equity Incentive Plan”), which will be in form and substance reasonably acceptable to the Company and SPAC and which will provide that the total pool of awards under such Equity Incentive Plan will be a number of Pubco Ordinary Shares equal to ten percent (10%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing and shall include a customary evergreen provision, (ii) the appointment of the members of the Post-Closing Pubco Board, in each case in accordance with Section 7.14 hereof, and (iii) to the extent required by the Federal Securities Laws, the Cayman Companies Act, the adoption of the Amended Pubco Charter.

(f) With respect to SPAC, during the Interim Period, the SPAC shall use commercially reasonable efforts to procure that all fees or commissions payable by SPAC to any financial advisor, consultant (but excluding any legal advisor, auditor, or fairness opinion provider), underwriter or investment banker (including all deferred underwriting fees in connection with SPAC’s initial public offering) will be paid at the Closing in the form of Pubco Ordinary Shares in an amount equal to (x) the amount of the applicable fee divided by (y) the Per Share Price.

7.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

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7.11 The Registration Statement.

(a) As promptly as practicable after the date hereof, SPAC and Pubco shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Ordinary Shares to be issued under this Agreement to the shareholders, rightholders and warrantholders of the Company and SPAC, which Registration Statement will also contain a proxy statement of SPAC (as amended, and supplemented from time to time, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing the Public Shareholders an opportunity in accordance with the SPAC Charter and the IPO Prospectus to have their SPAC Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on SPAC Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC shareholders to vote, at an extraordinary general meeting of SPAC shareholders to be called and held for such purpose (the “Special Shareholder Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Transactions (including, to the extent required, the issuance of the Company Share Consideration), by the holders of SPAC Ordinary Shares in accordance with the SPAC Charter, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq, (B) such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) and (B), collectively, the “SPAC Shareholder Approval Matters”), and (C) the adjournment of the Special Shareholder Meeting, if and as mutually agreed by the Company and SPAC.

(b) Pubco, SPAC and the Company each shall use their reasonable best efforts to (i) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, (iv) to keep the Registration Statement effective as long as is necessary to consummate the Mergers, and (v) to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption. No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by SPAC or Pubco without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Each of SPAC and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement, provided, however, that neither SPAC nor the Company shall use any such information for any purposes other than those contemplated by this Agreement. All documents that SPAC, Pubco and the Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(c) Each of SPAC and the Company represents to the other party that the information supplied by it for inclusion in the Registration Statement and the Proxy Statement does not and shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of SPAC, (iii) the time of the Special Shareholder Meeting of SPAC, and (iv) the Second Merger Effective Time. If, at any time prior to the Second Merger Effective Time, any event or circumstance relating to SPAC (with respect to SPAC), or relating to the Company, Pubco, First Merger Sub or Second Merger Sub (with respect to the Company), or their respective officers or directors, should be discovered by SPAC or the Company (as applicable) which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, SPAC or the Company (as applicable) shall promptly inform the other. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and Pubco shall amend or supplement the Registration Statement and, subject to Section 7.11(b), SPAC and Pubco shall file with the SEC and disseminate to SPAC’s shareholders the Registration Statement, as so amended or supplemented, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC Charter.

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(d) SPAC, Pubco and the Company each will advise the other, promptly after they receive notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC with respect to the Proxy Statement. SPAC and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that SPAC, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Shareholder Meeting and the Redemption promptly after the receipt of such comments.

(e) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC and Pubco shall distribute the Registration Statement to SPAC’s shareholders and, SPAC shall call the Special Shareholder Meeting in accordance with the SPAC Charter and the Cayman Companies Act as promptly as practicable thereafter and for a date no later than thirty (30) days following the effectiveness of the Registration Statement. SPAC, acting through its board of directors (or a committee thereof), shall (i) make SPAC Recommendation and include such SPAC Recommendation in the Proxy Statement and (ii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of SPAC Shareholder Approval Matters, and (iii) take all other action necessary or advisable to secure the approval of SPAC Shareholder Approval Matters. If on the date for which the Special Shareholder Meeting is scheduled, SPAC has not received proxies and votes representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the Special Shareholder Meeting for up to 30 days in the aggregate upon the good faith determination by the board of directors of SPAC that such postponement or adjournment is necessary to solicit additional proxies and votes to obtain approval of SPAC Shareholder Approval Matters or otherwise take actions consistent with SPAC’s obligations pursuant to Section 7.9, or for such additional periods of time that may be mutually agreed upon between SPAC and the Company. SPAC shall use its best efforts to obtain the approval of SPAC Shareholder Approval Matters, including by soliciting from its shareholders proxies as promptly as possible in favor of SPAC Shareholder Approval Matters, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders.

7.12 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC, Pubco and the Company, unless otherwise prohibited by applicable Law or the rules or regulations of Nasdaq, in which case the applicable Party shall use reasonable best efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) As promptly as practicable after the execution of this Agreement (but in any event no later than 5:30 p.m. (Eastern time) on the day immediately after the date of this Agreement), the Parties shall mutually agree upon and issue a press release announcing the execution of this Agreement (the “Signing Press Release”) and SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have approved prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which SPAC shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby. Furthermore, nothing contained in

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this Section 7.12 shall prevent SPAC or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.12.

7.13 Confidential Information.

(a) The Company, Pubco, First Merger Sub and Second Merger Sub agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company, Pubco, First Merger Sub and Second Merger Sub or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or a Representative thereof may seek, at SPAC’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 7.13(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco, First Merger Sub and Second Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, Pubco and its Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the Federal Securities Laws.

(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 7.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, SPAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

(c) The Company and SPAC agree that the Confidentiality Agreement entered into by the Company and SPAC as of August 12, 2023 shall be terminated on the date of this Agreement and be superseded by this Section 7.13 and the terms of this Agreement.

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7.14 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective immediately after the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of up to seven (7) individuals, which shall include (i) two (2) persons who are designated by SPAC prior to the Closing (the “SPAC Directors”), at least one (1) of whom shall qualify as an independent director under Nasdaq rules, and each SPAC Director shall serve a one (1) year term from the Closing Date, unless such SPAC Director is removed or resigns prior to the expiration of their respective terms in accordance with the Amended Pubco Charter, and (ii) five (5) persons who are designated by the Company prior to the Closing (the “Company Directors”), at least three (3) of whom shall qualify as independent directors under Nasdaq rules. At or prior to the Closing, Pubco will provide each SPAC Director and Company Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such SPAC Director or Company Director.

(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

7.15 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of (i) the current or former directors and officers of each Target Company, Pubco, First Merger Sub, Second Merger Sub, and (ii) the current or former directors and officers of SPAC (collectively, the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the applicable Party or Target Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Second Merger Effective Time, Pubco shall cause the Organizational Documents of each Target Company, Pubco, and SPAC to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth in the Organizational Documents of the applicable Party as of the date of this Agreement, to the extent permitted by applicable Law. The provisions of this Section 7.15 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of SPAC’s directors and officers as of the date of this Agreement, SPAC shall be permitted prior to the Second Merger Effective Time to obtain a D&O “tail” insurance policy that provides coverage for up to a six-year period from and after the Second Merger Effective Time for events occurring prior to the Second Merger Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage, except that in no event shall Pubco be required to pay an annual premium for such insurance in excess of 200% of the aggregate annual premium currently payable by SPAC for insurance policies with substantially equivalent insurance coverage. If obtained, Pubco and SPAC shall, for a period of six (6) years after the Second Merger Effective Time, maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and SPAC shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

7.16 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (i) shall cause any documents, and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall cause the Trustee to, and the Trustee shall thereupon be obligated to pay as and when due all amounts payable to former shareholders of SPAC pursuant to the Redemptions. The Parties agree that after the Closing, the funds in the Trust Account, and any proceeds received by Pubco or SPAC from any PIPE Investment originated directly or indirectly by or through SPAC or its Representatives, after taking into account payments for the Redemption, shall first be used to pay (i) SPAC’s accrued Expenses payable in cash at the Closing, (ii) any loans owed by SPAC to Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of SPAC, and (iii) the Company’s unpaid expenses that are directly related to the Transaction; provided, however, that to the

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extent that the aggregate amounts payable in cash described in (i) and (ii) above exceeds US$1,500,000 (such excess, the “Excess SPAC Expense Amount”), Sponsor shall bear 100% of such Excess SPAC Expense Amount; and to the extent Sponsor fails to pay or otherwise discharge such Excess SPAC Expense Amount at Closing (the “Sponsor Shortfall”), Sponsor, without any further action by any party, shall automatically be deemed to, and shall, irrevocably transfer to Pubco and forfeit for cancellation (and Sponsor and Pubco shall take all actions necessary to effect such transfer, surrender and forfeiture for cancellation) for no consideration, a quantity of Pubco Ordinary Shares otherwise due to Sponsor at Closing equal to (x) the Sponsor Shortfall divided by (y) the Per Share Price. Any remaining cash will be transferred to a Target Company or Pubco and used for working capital and general corporate purposes.

7.17 PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, upon written request of the Company, SPAC shall enter into and consummate subscription agreements with investors relating to a private equity investment in SPAC or Pubco to purchase shares of SPAC or Pubco in connection with a private placement, and/or enter into backstop or other alternative financing arrangements with potential investors (a “PIPE Investment”). If either of SPAC or the Company elects to seek a PIPE Investment, the other party shall, and shall cause their respective Representatives to, use their respective commercially reasonable efforts to cooperate with each other and their respective Representatives in connection with such PIPE Investment and to cause such PIPE Investment to occur (including having their senior management participate in any investor meetings and roadshows as reasonably requested).

7.18 Tax Matters.

(a) The Parties hereby agree and acknowledge that for U.S. federal income Tax purposes, the Mergers are intended to qualify as an exchange described in Section 351 of the Code (the “Intended Tax Treatment”). Each of the Parties acknowledge and agree that each is responsible for paying its own Taxes, including any Taxes arising from adverse Tax consequences that may result if the Transactions do not qualify for the Intended Tax Treatment. None of Pubco, First Merger Subsidiary, Second Merger Subsidiary, the Company and any Affiliate of the Company makes any representation or provides any assurances to SPAC, SPAC Representative, Sponsor, any of their Affiliates or to any other Persons regarding qualification of the Mergers for the Intended Tax Treatment.

(b) In the event that the SEC requests or requires a tax opinion regarding any aspect of the Intended Tax Treatment, SPAC shall use reasonable best efforts to cause such opinion (as so required or requested) to be provided by its tax advisor and each party shall use reasonable best efforts to execute and deliver customary tax representation letters to tax advisors in form and substance reasonably satisfactory to such advisor for the purpose of issuing such opinions. For the avoidance of doubt, a tax opinion regarding the Intended Tax Treatment is not a condition to Closing.

7.19 SPAC Shareholder Approval. SPAC shall take all action necessary to obtain the approval on SPAC Shareholder Approval Matters by the requisite vote of the shareholders of SPAC in accordance with the SPAC Charter, applicable Law and the Proxy Statement, by convening the Special Shareholder Meeting (the “Required Shareholder Approval”) as promptly as reasonably practicable.

ARTICLE VIII

CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required Shareholder Approval. SPAC has obtained the Required Shareholder Approval on SPAC Shareholder Approval Matters in accordance with Section 7.19.

(b) Requisite Regulatory Approvals. All material Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(c) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

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(d) Net Tangible Assets. After giving effect to the Redemption and any PIPE Investment that has been funded prior to or at the Closing, SPAC shall have net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining immediately after the Closing.

(e) Amended Pubco Charter. The Amended Pubco Charter shall have been duly adopted and remain in full force and effect without modification thereto.

(f) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(g) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing with effect from the Closing consistent with the requirements of Section 7.14.

(h) Nasdaq Listing Requirements. The Pubco Ordinary Shares contemplated to be listed pursuant to this Agreement shall have been approved for listing on Nasdaq and shall be eligible for listing on Nasdaq immediately following the Closing, subject only to official notice of issuance thereof and any applicable requirement to have a sufficient number of round lot holders.

8.2 Conditions to Obligations of the Company, Pubco, First Merger Sub and Second Merger Sub. In addition to the conditions specified in Section 8.1, the obligations of the Company, Pubco, First Merger Sub and Second Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of SPAC set forth in this Agreement and in any certificate delivered by or on behalf of SPAC pursuant hereto, other than the representations and warranties set forth in Section 4.5, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC, and (iii) the representations and warranties of SPAC set forth in Section 4.5 shall be true and correct except for de minimis inaccuracies on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date.

(b) Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Director Certificate. SPAC shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by a director of SPAC in such capacity, (A) certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c) with respect to SPAC, and (B) certifying as to, and attaching, (x) a copy of the SPAC Charter as in effect as of the Closing Date, (y) the resolutions of SPAC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (z) evidence that the Required Shareholder Approval has been obtained.

(ii) Ancillary Documents. The Company and Pubco shall have received a copy of the Ancillary Documents duly executed and approved by the other parties thereto, as applicable.

8.3 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 8.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver (by SPAC) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company, Pubco, First Merger Sub and Second Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Company, Pubco, First Merger Sub or Second Merger Sub pursuant hereto shall be true and correct on and as

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of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole.

(b) Agreements and Covenants. The Company, Pubco, First Merger Sub and Second Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole, since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Director Certificate. SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by director of the Company in such capacity, (A) certifying as to the satisfaction of the conditions specified in Sections 8.3(a), (b) and (c) with respect to the Company, Pubco, First Merger Sub and Second Merger Sub, as applicable, (B) certifying as to the validity and effectiveness of, and attaching, (x) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Second Merger Effective Time), and (y) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions.

(ii) Ancillary Documents. SPAC shall have received copies of the Ancillary Documents duly executed and approved by the other parties thereto, as applicable.

(iii) Good Standing. The Company shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco, First Merger Sub and Second Merger Sub certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Pubco’s, First Merger Sub’s and Second Merger Sub’s jurisdiction of organization and from each other jurisdiction in which Pubco or any Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, Pubco, First Merger Sub or Second Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX

TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by either SPAC or the Company to the other Parties if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by June 30, 2024 (as may be extended pursuant to the next proviso, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its

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Affiliates (or with respect to the Company, Pubco, First Merger Sub or Second Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was a material and proximate cause of, or materially and proximately resulted in, the failure of the Closing to occur on or before the Outside Date.

(c) by written notice by either SPAC or the Company to the other Parties if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, any Company Shareholder, Pubco, First Merger Sub, or Second Merger Sub) to comply with any provision of this Agreement has been a material cause of, or materially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to SPAC, if (i) there has been a material breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company, Pubco, First Merger Sub or Second Merger Sub is in material uncured breach of this Agreement;

(e) by written notice by SPAC to the Company, if (i) there has been a breach by the Company, Pubco, First Merger Sub or Second Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time SPAC is in material uncured breach of this Agreement;

(f) by written notice by either SPAC or the Company to the other if the Special Shareholders Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC’s shareholders have duly voted, and the Required Shareholder Approval was not obtained; provided that the right to terminate this Agreement under this Section 9.1(f) shall not be available to a Party if the material breach or violation by such Party of any representation, warranty, covenant or obligation under this Agreement was a direct cause of the failure to obtain the Required Shareholder Approval; or

(g) by written notice by the Company to SPAC, if the SPAC’s Class A Ordinary Shares have become delisted from Nasdaq and are not relisted on the Nasdaq or the New York Stock Exchange within sixty (60) days after such delisting.

9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except that Section 7.13, this Section 9.2, Section 9.3, Section 10.1, Article XI, and any definitions to the foregoing under Article XII shall survive the termination of this Agreement.

9.3 Fees and Expenses. Except as otherwise provided in this Agreement and subject to Section 7.16, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by (i) Pubco, provided that the Closing has occurred in accordance with this Agreement, or (ii) by the Party incurring such Expenses, if this Agreement has been terminated in accordance with Section 9.1. As used in this Agreement, the term “Expenses” shall mean all reasonable and documented out-of-pocket expenses (including all reasonable and documented fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants,
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exchange listing fees, SEC filing fees and filing printer fees) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters directly related to the consummation of the transactions contemplated by this Agreement, all of which shall be supported with formal bills or invoices setting out in reasonable details the scope of services that have been provided if such Expenses of SPAC shall be borne by Pubco.

ARTICLE X

WAIVERS AND RELEASES

10.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, Pubco, First Merger Sub and Second Merger Sub hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to the SPAC Charter to extend SPAC’s deadline to consummate a Business Combination, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within twelve (12) months after the closing of the IPO, subject to further extension by amendment to the SPAC Charter following the closing of the IPO, (c) with respect to up to $87,112.50 annually in interest earned on the amounts held in the Trust Account, as necessary to pay for any taxes or up to US$50,000 of interest to pay dissolution expenses, and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco, First Merger Sub and Second Merger Sub hereby agree on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco, First Merger Sub, Second Merger Sub nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company, Pubco, First Merger Sub and Second Merger, or any Company Shareholder or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco, First Merger Sub and Second Merger Sub on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom to SPAC’s public shareholders) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates); provided, however, that, for the avoidance of doubt, the foregoing waiver will not limit or prohibit the Company from pursuing a claim against SPAC or any other person (other than Public Shareholders with respect to funds released from the Trust Account pursuant to the Redemption), in each case for (i) legal relief against monies or other assets of SPAC held outside of the Trust Account (and any assets that have been purchased or acquired with any such funds other than distributions therefrom to its public shareholders); (ii) specific performance or other equitable relief in connection with the Transactions, provided that (x) such claim is permitted pursuant to Section 11.7 and (y) the Company shall not be entitled to seek specific performance to enforce the release or other distribution of funds from the Trust Account; such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and each of the Company, Pubco, First Merger Sub and Second Merger Sub further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco, First Merger Sub and Second Merger Sub or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, each of the Company, Pubco, First Merger Sub and

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Second Merger Sub hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Pubco, First Merger Sub and Second Merger Sub any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, SPAC and its Representatives, as applicable, shall be entitled to recover from the Company, Pubco, First Merger Sub and Second Merger Sub or any of their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event SPAC or its Representatives, as applicable, prevails in such Action. This Section 10.1 shall survive termination of this Agreement for any reason.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC at or prior to the Closing, to:

AIB Acquisition Corporation
875 Third Avenue, Suite M204A
New York, New York 10022
U.S.A.
Attn: Eric Chen, Chief Executive Officer
Telephone No.: +1 (212) 380-8128
Email: eric.chen@aibspac.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
U.S.A.
Attn: Barry I. Grossman, Esq.
Facsimile No.: +1 (212) 370-7889
Telephone No.: +1 (212) 370-1300
Email: bigrossman@egsllp.com

If to the SPAC Representative, to: AIB LLC 875 Third Avenue, Suite M204A New York, New York 10022 U.S.A. Attn: Eric Chen Telephone No.: +1 (212) 380-8128 Email: eric.chen@aibspac.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
U.S.A.
Attn: Barry I. Grossman, Esq.
Facsimile No.: +1 (212) 370-7889
Telephone No.: +1 (212) 370-1300
Email: bigrossman@egsllp.com

If to the Company at or prior to the Closing, to:

PSI Group Holdings Ltd.
Room 1002, 10/F., Join-In Hang Sing Centre,
No.2-16 Kwai Fung Crescent, Kwai Chung, New Territories
Attn: William Chan
Telephone No.: +852-27543320
Email: project.psi@profitsail.com

with a copy (which will not constitute notice) to: Cooley LLP c/o Suites 3501-3505, 35/F Two Exchange Square 8 Connaught Place Central, Hong Kong Attn: Will H. Cai Email: wcai@cooley.com

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If to Pubco, First Merger Sub or Second Merger Sub
at or prior to the Closing, to:

PS International Group Ltd.
Room 1002, 10/F., Join-In Hang Sing Centre,
No.2-16 Kwai Fung Crescent, Kwai Chung, New Territories
Attn: William Chan
Telephone No.: +852-27543320
Email: project.psi@profitsail.com

with a copy (which will not constitute notice) to: Cooley LLP c/o Suites 3501-3505, 35/F Two Exchange Square 8 Connaught Place Central, Hong Kong Attn: Will H. Cai Email: wcai@cooley.com

If to Pubco, SPAC, or the Company after the Closing, to:

PS International Group Ltd.
Room 1002, 10/F., Join-In Hang Sing Centre,
No.2-16 Kwai Fung Crescent, Kwai Chung,
New Territories
Attn: William Chan
Telephone No.: +852-27543320
Email: project.psi@profitsail.com

with a copy (which will not constitute notice) to: Cooley LLP c/o Suites 3501-3505, 35/F Two Exchange Square 8 Connaught Place Central, Hong Kong Attn: Will H. Cai Email: wcai@cooley.com

11.2 Binding Effect; Assignment. Subject to Section 11.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of SPAC (and after the Closing, SPAC Representative), Pubco and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 7.15, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.4 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and (b) in accordance with Section 9.2.

11.5 Governing Law; Jurisdiction. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of New York. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the Parties hereby irrevocable submit it to the non-exclusive jurisdiction of the courts of the Cayman Islands: (i) (a) the First Merger and (b) following the First Merger, (x) the vesting of the rights and the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of First Merger Sub and the Company in the Surviving Company and (y) the cancellation of the shares, the rights provided in Section 238 of the Cayman Companies Act, the fiduciary or other duties of the board of directors of the Company and the board of directors of First Merger Sub and the internal corporate affairs of the Company, First Merger Sub and the Surviving Company, and (ii) (a) the Second Merger and (b) following the Second Merger, (x) the vesting of the rights and the property of every description including choses in action, business, undertaking, goodwill, benefits,

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immunities and privileges, contracts, obligations, claims, debts and liabilities of Second Merger Sub and SPAC in the Surviving Entity and (y) the cancellation of the shares, the rights provided in Section 238 of the Cayman Companies Act, the fiduciary or other duties of the board of directors of SPAC and the board of directors of Second Merger Sub and the internal corporate affairs of SPAC, Second Merger Sub and the Surviving Entity. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the City of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Each Party hereto hereby (a) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

11.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties hereto.

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11.10 Waiver. Each of SPAC, Pubco and the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by SPAC shall also require the prior written consent of SPAC Representative.

11.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

11.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person, provided that any accounting term with respect to any Target Company shall be interpreted in accordance with the Accounting Principles; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified;(i) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (j) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (k) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (l) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for

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the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information, or such information or documentation was made available or otherwise provided to SPAC, its Affiliates or any of their Representatives in-person or by email.

11.13 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement (including pursuant to a Joinder) or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or Liabilities or their creation.

11.15 SPAC Representative.

(a) SPAC, on behalf of itself and its successors and assigns, by execution of this Agreement, hereby irrevocably appoints the SPAC Representative as its agent, attorney-in-fact and representative, with full power of substitution to act in their name, place and stead, to act on behalf of SPAC from and after the Second Merger Effective Time in connection with: (i) making on behalf of SPAC any determinations and taking all actions on its behalf relating to the Aggregate Merger Consideration Amount, the Company Merger Shares and the adjustment thereto under Section 2.9, and any disputes or discussions with respect thereto, (ii) terminating, amending or waiving on behalf of SPAC any provision of this Agreement or any Ancillary Document which expressly contemplates that SPAC Representative will act on behalf of SPAC; (iii) signing on behalf of SPAC any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Document which expressly contemplates that SPAC Representative will act on behalf of SPAC; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as SPAC Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as SPAC Representative and to rely on their advice and counsel; (v) otherwise enforcing the rights and obligations of any SPACs under this Agreement or any Ancillary Document which expressly contemplates that SPAC Representative will act on behalf of SPAC, including giving and receiving all notices and communications hereunder or thereunder on behalf of SPAC. All decisions and actions by SPAC Representative shall be binding upon the shareholders of SPAC immediately prior to the Second Merger Effective Time, SPAC, their respective successors and assigns, and neither SPAC, its shareholders immediately prior to the Second Merger Effective Time, nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.15 are irrevocable and coupled with an interest. SPAC Representative hereby accepts its appointment and authorization as SPAC Representative under this Agreement.

(b) SPAC Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document which expressly contemplates that SPAC Representative will act as SPAC Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. SPAC Representative shall be indemnified, defended and held harmless by the shareholders of SPAC immediately prior to the Second Merger Effective Time from and against any and all losses incurred without gross negligence, bad faith or willful misconduct on the part of SPAC Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of SPAC Representative’s duties under this Agreement or any Ancillary Document which expressly contemplates that SPAC Representative will act on behalf of SPAC or its shareholders, including the reasonable fees and expenses of any legal counsel retained by SPAC Representative. In no event shall SPAC Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. SPAC Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on SPAC Representative in the foregoing manner. In connection with the performance of its rights and obligations

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hereunder, SPAC Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the shareholders of SPAC immediately prior to the Second Merger Effective Time, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as SPAC Representative may deem reasonably necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to SPAC Representative under this Section 11.15 shall survive the Closing and continue indefinitely.

(c) The Person serving as SPAC Representative may resign upon ten (10) days’ prior written notice to Pubco and SPAC, provided, that SPAC Representative appoints in writing a replacement SPAC Representative who accepts in writing such appointment. Each successor SPAC Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original SPAC Representative, and the term “SPAC Representative” as used herein shall be deemed to include any such successor SPAC Representatives.

(d) The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP (“EGS”) may have, prior to Closing, jointly represented SPAC and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, First Merger Sub and Second Merger Sub, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, First Merger Sub, Second Merger Sub, SPAC, the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Sponsor, SPAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco or SPAC; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, SPAC or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XII

DEFINITIONS

12.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company and/or the Target Companies in the preparation of the latest audited Company Financials (if any).

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to the Closing.

“Aggregate Merger Consideration Amount” means (a) Two Hundred Million U.S. Dollars ($200,000,000), minus (b) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital (but not less than zero), minus (c) the amount of Closing Net Debt, minus (d) the amount of any Transaction Expenses.

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“Ancillary Documents” means each agreement, instrument or document including the Lock-Up Agreements, the Non-Competition Agreement, the Support Agreement, the Amended Pubco Charter, the Registration Rights Agreement, the Escrow Agreement, the Employment Agreements, the Equity Incentive Plan and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, Cayman Islands or Hong Kong Special Administration Region are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in the foregoing locations are generally open for use by customers on such day.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands, as amended.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time.

“Closing Net Debt” means, as of the Reference Time, (i) the aggregate amount of all Indebtedness of the Target Companies, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Pubco, First Merger Sub or Second Merger Sub or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by SPAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, Pubco, First Merger Sub, Second Merger Sub or their respective Representatives to SPAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Merger Shares” means a number of Pubco Ordinary Shares equal to the quotient obtained by dividing (i) the Aggregate Merger Consideration Amount by (ii) the Per Share Price.

“Company Ordinary Shares” means the ordinary shares, US$0.0001 par value per share, of the Company.

“Company Shareholders” means each of the holders of the Company’s capital shares, and a “Company Shareholder” means any one of the Company Shareholders.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

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“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Employment Agreements” means the employment agreements, in a form to be mutually agreed between SPAC and the Company acting reasonably and in good faith, in each case effective as of the Closing, between each case effective as of the Closing, between each of the persons set forth on Schedule 12.1 hereto and the applicable Target Company or Pubco, as noted in Schedule 12.1.

“Environmental Law” means any Law in effect on or prior to the date hereof any way relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (i) the Company Merger Shares by (ii) the number of Company Ordinary Shares.

“First Merger Sub Ordinary Shares” means the ordinary shares of First Merger Sub.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of January 18, 2022, by and among SPAC, Sponsor and the other “Holders” named therein.

“Founder Shares” means an aggregate of 2,156,249 SPAC Class A Ordinary Shares and one SPAC Class B Ordinary Share, issued and outstanding as of the date of this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

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“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means the International Financial Reporting Standards, as amended from time to time.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means the letter agreement, dated as of January 18, 2022, by and among SPAC, Sponsor and certain parties thereto, as amended from time to time.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, intellectual property rights in Software and other intellectual property.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of SPAC Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of January 18, 2022, and filed with the SEC on January 19, 2022 (File No. 333-260594).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company and any Target Companies, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

Annex A-56

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), title defect, restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, preemptive or similar right or other encumbrances, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for the purposes of clause (a) above, any fact, event, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in any country or jurisdiction; (ii) changes, conditions or effects that generally affect any industry or geographic area in which such Person or any of its Subsidiaries principally operate; (iii) changes or proposed change in the interpretation of any Law (including the Exchange Act or the Securities Act or any rules promulgated thereunder) or in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate, or any regulatory guidance, policies or interpretations of the foregoing; (iv) conditions caused by acts of God, epidemic, pandemics or other outbreak of public health events (including COVID-19), cyberterrorism or terrorism, war (whether or not declared), military action, civil unrest, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfire, or other natural disaster and any other force majeure events (including any escalation or general worsening of any of the foregoing); (v) any actions taken or not taken by such Person or its Subsidiaries as required by this Agreement or any Ancillary Document; (vi) with respect to the Company, any failure in and of itself or its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vii) with respect to SPAC, the consummation and effects of the Redemption in and of itself (provided that the underlying cause of any such Redemption may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); and (viii) the announcement or the execution of this Agreement or the Ancillary Documents, the pendency or consummation of the Transactions or the performance of this Agreement or the Ancillary Documents (or the obligations hereunder), including the impact thereof on relationships with Governmental Authority, partners, customers, suppliers or employees; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) – (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of the Redemption or the failure to obtain the Required Shareholder Approval (provided that SPAC has not violated its obligations hereunder in connection with obtaining the Required Shareholder Approval) shall not in and of itself be deemed to be a Material Adverse Effect on or with respect to SPAC (provided that the underlying cause of any such Redemption may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein).

“Nasdaq” means the Nasdaq Stock Market.

“Net Working Capital” means, as of the Reference Time, (i) all current assets of the Target Companies (excluding, without duplication, Closing Company Cash), on a consolidated basis, minus (ii) all current liabilities of the Target Companies (excluding, without duplication, Indebtedness and unpaid Transaction Expenses), on a consolidated basis and as determined in accordance with the Accounting Principles; provided, that, for purposes of this definition, whether or not the following is consistent with the Accounting Principles, “current assets” will exclude any receivable from a Company Shareholder.

Annex A-57

“Non-Competition Agreement” means a non-competition and non-solicitation Agreement in favor of Pubco, SPAC and the Company for a period of two (2) years after the Closing to be entered into by the significant shareholders of the Company and in such customary form as mutually agreed between the Company and SPAC acting reasonably and in good faith.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, and patent applications (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means $10.00.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Share” means with respect to each Company Shareholder, a fraction expressed a percentage equal to (i) the portion of the Company Merger Shares payable by Pubco to such Company Shareholder in accordance with the terms of this Agreement, divided by (ii) the total Company Merger Shares payable by Pubco to all Company Shareholders in accordance with the terms of this Agreement.

“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the Cayman Companies Act.

“Pubco Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Pubco.

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by SPAC hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

Annex A-58

“Remedial Action” means all actions required by Environmental Law to (i) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Second Merger Sub Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Second Merger Sub.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code and object code.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Charter” means the second amended and restated memorandum and articles of association of SPAC, as amended and in effect under the Cayman Companies Act.

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, nominal or par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, nominal or par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include (i) information which is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by SPAC or its Representatives to by the Company, Pubco, First Merger Sub, Second Merger Sub any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Target Companies.

“SPAC Ordinary Shares” means SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Preference Shares” means the preference shares, nominal or par value $0.0001 per share, of SPAC.

“SPAC Private Right” means one (1) right that was included as part of each SPAC Private Unit, entitling the holder thereof to receive one-tenth (1/10) of one (1) SPAC Class A Ordinary Share upon the consummation by SPAC of its Business Combination.

“SPAC Private Unit” means a unit issued by SPAC in the private placement to Sponsor at the time of the consummation of the IPO consisting of one (1) SPAC Class A Ordinary Share and one (1) SPAC Private Right.

“SPAC Public Right” means one (1) right that was included as part of each SPAC Public Unit entitling the holder thereof receive one-tenth (1/10) of one (1) SPAC Class A Ordinary Share upon the consummation by SPAC of its Business Combination.

“SPAC Public Unit” means a unit issued in the IPO (including overallotment units acquired by SPAC’s underwriter) consisting of one (1) SPAC Class A Ordinary Share and one (1) SPAC Public Right.

“SPAC Rights” means SPAC Public Rights and SPAC Private Rights, collectively.

“SPAC Securities” means SPAC Units, SPAC Ordinary Shares and SPAC Preference Shares, collectively.

“SPAC Units” means SPAC Public Units and SPAC Private Units.

“Sponsor” means AIB LLC, a Delaware limited liability company.

Annex A-59

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” and “Target Companies” means each of the Company and its direct and indirect Subsidiaries (which, for the avoidance of doubt, do not include Pubco, First Merger Sub and Second Merger Sub).

“Target Net Working Capital Amount” means an amount equal to US$5,000,000.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (the primary subject matter of which is tax matters) with, or any other express written agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential and protected by applicable Law.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Expenses” means (i) all fees and expenses of any of the Target Companies, Pubco, First Merger Sub or Second Merger Sub incurred or payable as of the Closing and not paid prior to the Closing in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, Pubco, First Merger Sub or Second Merger Sub, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any sales, use, real property transfer, stamp, share transfer or other similar transfer taxes imposed on SPAC, Pubco, First Merger Sub, Second Merger Sub or any Target Company in connection with the Transactions.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

Annex A-60

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of January 18, 2022, as it may be amended (including to accommodate the Merger), by and between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

12.2 Section References.

The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	7.6(a)
Agreement	Preamble
Alternative Transaction	7.6(a)
Balance Sheet Date	6.7(a)
Business Combination	11.1
Closing	3.1
Closing Date	3.1
Closing Filing	7.12(b)
Closing Press Release	7.12(b)
Company	Preamble
Company Benefit Plan	6.19(a)
Company Certificate	2.5(b)
Company Directors	7.14(a)
Company Disclosure Schedules	Article VI
Company Financials	6.7(a)
Company IP Licenses	6.13(a)
Company Material Contract	6.12(a)
Company Permits	6.1
Company Real Property Leases	6.15
Company Registered IP	6.13(a)
Company Share Consideration	2.1(b)
Company Shareholder Lock-Up Agreement	Recitals
D&O Indemnified Person	7.15(a)
D&O Tail Insurance	7.15(b)
EGS	3.1
Enforceability Exceptions	4.2
Equity Incentive Plan	7.11(a)
Expenses	9.3
Extension	7.3(a)
Extension Loan	7.18
Federal Securities Laws	7.7
First Merger	Recitals
First Merger Documents	1.2(a)
First Merger Effective Time	1.2(a)
First Merger Plan of Merger	1.2(a)
First Merger Sub	Preamble
Founder Lock-up Agreement	Recitals
Intended Tax Treatment	7.19
Interim Balance Sheet Date	6.7(a)
Interim Period	7.1(a)
Lost Certificate Affidavit	2.5(b)

Annex A-61

Term	Section
Merger Documents	1.2(b)
Merger Sub	Preamble
Mergers	Recitals
No Shop Period	7.6(b)
Non-Recourse Parties	11.14
OFAC	4.17(c)
Off-the-Shelf Software	6.13(a)
Outside Date	9.1(b)
Party(ies)	Preamble
PIPE Investment	7.17
Post-Closing Pubco Board	7.14(a)
Proxy Statement	7.11(a)
Public Certifications	4.6(a)
Public Shareholders	11.1
Redemption	7.11(a)
Registration Statement	7.11(a)
Registration Rights Agreement	Recitals
Related Person	6.21
Released Claims	11.1
Required Shareholder Approval	8.1(a)
SEC Reports	4.6(a)
SEC SPAC Accounting Changes	4.6(a)
Second Merger	Recitals
Second Merger Documents	1.2(b)
Second Merger Effective Time	1.2(b)
Second Merger Plan of Merger	1.2(b)
Second Merger Sub	Preamble
Signing Filing	7.12(b)
Signing Press Release	7.12(b)
SPAC	Preamble
SPAC Directors	7.14(a)
SPAC Disclosure Schedules	Article IV
SPAC Dissenting Shareholders	2.11
SPAC Dissenting Shares	2.11
SPAC Financials	4.6(c)
SPAC Material Contract	4.13(a)
SPAC Merger Consideration	2.2(b)
SPAC Recommendation	4.2
SPAC Representative	Preamble
SPAC Shareholder Approval Matters	7.11(a)
Special Shareholder Meeting	7.11(a)
Specified Courts	11.5
Support Agreement	Recitals
Surviving Company	Recitals
Surviving Company Charter	1.4(a)
Top Vendors	6.23
Transactions	Recitals
Written Objection	2.11

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Annex A-62

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

SPAC:
AIB ACQUISITION CORPORATION
By:	/s/ Eric Chen
Name:	Eric Chen
Title:	Chief Executive Officer
SPAC Representative:
AIB LLC
By:	/s/ Eric Chen
Name:	Eric Chen
Title:	Managing Member

Annex A-63

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Pubco:
PS International Group Ltd.
By:	/s/ Yee Kit CHAN
Name:	Yee Kit CHAN
Title:	Director
First Merger Sub:
PSI Merger Sub I Limited
By:	/s/ Yee Kit CHAN
Name:	Yee Kit CHAN
Title:	Director
Second Merger Sub:
PSI Merger Sub II Limited
By:	/s/ Yee Kit CHAN
Name:	Yee Kit CHAN
Title:	Director
The Company:
PSI Group Holdings Ltd 利航國際控股有限公司
By:	/s/ Yee Kit CHAN
Name:	Yee Kit CHAN
Title:	Director

Annex A-64

Annex B

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

PS INTERNATIONAL GROUP LTD.

(adopted by a Special Resolution passed on May 23, 2024 and effective at the First Merger Effective Time (as defined in that certain Business Combination Agreement, dated as of December 27, 2023 (as amended, restated or supplemented) by and among the Company, AIB Acquisition Corporation and other parties thereto))

1.           The name of the Company is PS International Group Ltd.

2.           The Registered Office of the Company will be situated at offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3.           The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands.

4.           The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by the Companies Act.

5.           The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.           The liability of each Shareholder is limited to the amount, if any, unpaid on the Shares held by such Shareholder.

7.           The authorised share capital of the Company is US$50,000 divided into 500,000,000 Shares, 400,000,000 of which shall be Ordinary Shares, US$0.0001 par value per share, and 100,000,000 shares of which shall be Undesignated Shares, US$0.0001 par value per share. Subject to the Companies Act, the Articles and, where applicable, the Designated Stock Exchange Rules, the Board of Directors is authorized, in their absolute discretion, to establish from the Undesignated Shares, by resolution, one or more Classes or series of shares as they deem necessary or appropriate and to determine the designations, powers, preferences, privileges and other rights attaching to such shares or securities, at such times and on such other terms as they think proper. Subject to the Companies Act, the Articles and, where applicable, the Designated Stock Exchange Rules, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorised share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.           The Company has the power contained in the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

9.           Capitalised terms that are not defined in this Memorandum of Association bear the same meanings as those given in the Articles of Association of the Company.

Annex B-1

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

PS INTERNATIONAL GROUP LTD.

(adopted by a Special Resolution passed on May 23, 2024 and effective at the First Merger Effective Time (as defined in that certain Business Combination Agreement, dated as of December 27, 2023 (as amended, restated or supplemented) by and among the Company, AIB Acquisition Corporation and other parties thereto))

TABLE A

The regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to the Company and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.           In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Affiliate”

means in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and (i) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brothers-in-law and sisters-in-law, a trust for the benefit of any of the foregoing, and a corporation, partnership or any other entity wholly or jointly owned by any of the foregoing, and (ii) in the case of an entity, shall include a partnership, a corporation or any other entity or any natural person which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty per cent (50%) of the voting power of the corporation, partnership or other entity (other than, in the case of a corporation, securities having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity;

“Articles”	means these articles of association of the Company, as amended or substituted from time to time;
“Board” and “Board of Directors” and “Directors”	means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof;
“Chairman”	means the chairman of the Board of Directors;
“Class” or “Classes”	means any class or classes of Shares as may from time to time be issued by the Company;
“Commission”	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;
“Communication Facilities”

means video, video-conferencing, internet or online conferencing applications, telephone or tele-conferencing and/or any other video-communications, internet or online conferencing application or telecommunications facilities by means of which all Persons participating in a meeting are capable of hearing and being heard by each other;

Annex B-2

“Company”	means PS International Group Ltd., a Cayman Islands exempted company;
“Companies Act”	means the Companies Act (As Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof;
“Company’s Website”

means the main corporate/investor relations website of the Company, the address or domain name of which has been disclosed in any registration statement filed by the Company with the Commission in connection with its initial public offering of the Shares, or which has otherwise been notified to Shareholders;

“Designated Stock Exchange”	means the stock exchange in the United States on which any Shares are listed for trading;
“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchange;
“electronic”

has the meaning given to it in the Electronic Transactions Act and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“electronic communication”

means electronic posting to the Company’s Website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than two-thirds of the vote of the Board;

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof;
“electronic record”

has the meaning given to it in the Electronic Transactions Act and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“Memorandum of Association”	means the memorandum of association of the Company, as amended or substituted from time to time;
“Officer”	means a person then appointed to hold an office in the Company; and the expression includes a director, alternate director or liquidator;
“Ordinary Resolution”

means a resolution:

(a)     passed by a simple majority of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at a general meeting of the Company held in accordance with these Articles; or

(b)    approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

“paid up”	means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up;
“Person”

means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires;

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“Present”

means in respect of any Person, such Person’s presence at a general meeting of Shareholders (or any meeting of the holders of any Class of Shares), which may be satisfied by means of such Person or, if a corporation or other non-natural Person, its duly authorised representative (or, in the case of any Shareholder, a proxy which has been validly appointed by such Shareholder in accordance with these Articles), being: (a) physically present at the meeting; or (b) in the case of any meeting at which Communication Facilities are permitted in accordance with these Articles, including any Virtual Meeting, connected by means of the use of such Communication Facilities;

“Register”	means the register of Members of the Company maintained in accordance with the Companies Act;
“Registered Office”	means the registered office of the Company as required by the Companies Act;
“Seal”	means the common seal of the Company (if adopted) including any facsimile thereof;
“Secretary”	means any Person appointed by the Directors to perform any of the duties of the secretary of the Company, including a joint, assistant or deputy secretary;
“Securities Act”

means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Share”

means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes, designated or undesignated as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share;

“Shareholder” or “Member”	means a Person who is registered as the holder of one or more Shares in the Register;
“Share Premium Account”	means the share premium account established in accordance with these Articles and the Companies Act;
“signed”

means bearing a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a Person with the intent to sign the electronic communication;

“Special Resolution”	means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)     passed by not less than two-thirds of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or

(b)    approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed;

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Companies Act;
“Undesignated Share”	means an undesignated share in the capital of the Company of US$0.0001 nominal or par value;

Annex B-4

“United States”	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction; and
“Virtual Meeting”

means any general meeting of the Shareholders (or any meeting of the holders of any Class of Shares) at which the Shareholders (and any other permitted participants of such meeting, including without limitation the chairman of the meeting and any Directors) are permitted to attend and participate solely by means of Communication Facilities.

2.           In these Articles, save where the context requires otherwise:

(a)         words importing the singular number shall include the plural number and vice versa;

(b)         words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)         the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)         reference to a dollar or dollars (or US$) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)         reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)          reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(g)         reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing including in the form of an electronic record or partly one and partly another;

(h)         any requirements as to delivery under the Articles include delivery in the form of an electronic record or an electronic communication;

(i)          any requirements as to execution or signature under the Articles, including the execution of the Articles themselves, can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act; and

(j)          Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

3.           Subject to the last two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.           The business of the Company may be conducted as the Directors see fit.

5.           The Registered Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.           The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.           The Directors shall keep, or cause to be kept, the Register at such place as the Directors may from time to time determine and, in the absence of any such determination, the Register shall be kept at the Registered Office. For so long as any Shares are listed on the Designated Stock Exchange, title to such listed Shares may be evidenced and transferred in accordance with the Designated Stock Exchange Rules that are or shall

Annex B-5

be applicable to such listed Shares. The register of Members maintained by the Company in respect of such listed Shares (whether the principal register or a branch register) may be kept by recording the particulars required by Section 40 of the Companies Act in a form otherwise than legible (provided it is capable of being reproduced in a legible form) if such recording otherwise complies with the Designated Stock Exchange Rules.

SHARES

8.           Subject to the Companies Act and these Articles, all Shares for the time being unissued shall be under the control of the Directors who may, in their absolute discretion and without the approval of the Members, cause the Company to:

(a)         issue and allot or otherwise deal with Shares (including, without limitation, preferred shares) (whether in certificated form or non-certificated form) to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine, except that no Share may be issued at a discount except in accordance with the Companies Act;

(b)         confer rights over Shares or other securities to be issued in one or more Classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper; and

(c)         grant options with respect to Shares and issue warrants or similar instruments with respect thereto to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as the Directors may from time to time determine.

9.           Without limitation to the preceding Article, the Directors may so deal with the unissued Shares:

(a)         either at a premium or at par; or

(b)         with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise.

10.         The Directors may authorise the division of Shares into any number of Classes and the different Classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or by an Ordinary Resolution. The Directors may issue Shares with such preferred or other rights, all or any of which may be greater than the rights of Shares, at such time and on such terms as they may think appropriate. Notwithstanding Article 13, the Directors may issue from time to time, out of the authorised share capital of the Company (other than the authorised but unissued Shares), series of preferred shares in their absolute discretion and without approval of the Members; provided, however, before any preferred shares of any such series are issued, the Directors shall by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a)         the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b)         whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)         the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other Class or any other series of shares;

Annex B-6

(d)         whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)         the amount or amounts payable upon preferred shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

(f)          whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)         whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other Class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)         the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other Class of shares or any other series of preferred shares;

(i)          the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other Class of shares or any other series of preferred shares; and

(j)          any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued. The Company shall not issue Shares or other securities to bearers.

11.         The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the allotment of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

12.         The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

MODIFICATION OF RIGHTS

13.         Whenever the share capital of the Company is divided into different Classes of Shares, the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be varied with the consent in writing of the holders of at least two-thirds of the issued Shares of that Class or with the sanction of a Special Resolution passed at a separate general meeting of the holders of the Shares of that Class. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not Present, those Shareholders who are Present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.

Annex B-7

14.         The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be varied by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company. The rights of the holders of Shares shall not be deemed to be varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

CERTIFICATES

15.         Every Person whose name is entered as a Member in the Register may, without payment and upon its written request, request a certificate within two calendar months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) in the form determined by the Directors. All certificates shall specify the Share or Shares held by that Person, provided that in respect of a Share or Shares held jointly by several Persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. All certificates for Shares shall be delivered personally or sent through the post addressed to the Member entitled thereto at the Member’s registered address as appearing in the Register.

16.         Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

17.         Any two or more certificates representing Shares of any one Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of one dollar (US$1.00) or such smaller sum as the Directors shall determine.

18.         If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request, subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

19.         In the event that Shares are held jointly by several Persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

FRACTIONAL SHARES

20.         The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

21.         The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it, including but not limited to dividends.

22.         The Company may sell, in such manner as the Directors in their absolute discretion think fit, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor, the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold, and that sum is not paid within fourteen (14) calendar days after that notice is deemed to be given under these Articles.

Annex B-8

23.         To the maximum extent permitted by law, the Directors shall incur no personal liability to the Member concerned in respect of the sale.

24.         For giving effect to any such sale the Directors may authorise a Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

25.         The proceeds of the sale after deduction of expenses, fees and commissions incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

26.         Subject to the terms of the allotment, the Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen (14) calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

27.         Members registered as the joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

28.         If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

29.         The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

30.         Subject to the terms of allotment, the Directors may make arrangements with respect to the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

31.         The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors. No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

32.         If a Shareholder fails to pay any call or instalment of a call in respect of partly paid Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

33.         The notice shall name a further day (not earlier than the expiration of fourteen (14) calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

Annex B-9

34.         If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

35.         A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

36.         A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

37.         A certificate in writing under the hand of a Director that a Share has been duly forfeited on a date stated in the certificate shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

38.         The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

39.         The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

40.         The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares. Notwithstanding the foregoing, title to Shares listed on a Designated Stock Exchange may be evidenced and transferred in accordance with the laws applicable to the rules and regulations of the Designated Stock Exchange and, for these purposes, the register of Members may be maintained in accordance with section 40B of the Companies Act.

41.	(a)	The Directors may in their absolute discretion decline to register any transfer of Shares which is not fully paid up or on which the Company has a lien.

(b)         The Directors may also decline to register any transfer of any Share unless:

(i)          the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(ii)         the instrument of transfer is in respect of only one Class of Shares;

(iii)        the instrument of transfer is properly stamped, if required;

(iv)        in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

(v)         a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board of Directors may from time to time require, is paid to the Company in respect thereof.

Annex B-10

42.         The registration of transfers may, on ten (10) calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the Designated Stock Exchange Rules, be suspended and the Register closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register closed for more than thirty (30) calendar days in any calendar year.

43.         All instruments of transfer that are registered shall be retained by the Company. If the Directors refuse to register a transfer of any Shares, they shall within three calendar months after the date on which the transfer was lodged with the Company send notice of the refusal to each of the transferor and the transferee.

TRANSMISSION OF SHARES

44.         The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only Person recognised by the Company as having any title to the Share.

45.         Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

46.         A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided however, that the Directors may at any time give notice requiring any such Person to elect either to be registered himself or to transfer the Share, and if the notice is not complied with within ninety (90) calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

REGISTRATION OF EMPOWERING INSTRUMENTS

47.         The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

ALTERATION OF SHARE CAPITAL

48.         The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

49.         The Company may by Ordinary Resolution:

(a)         increase its share capital by new Shares of such amount as it thinks expedient;

(b)         consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(c)         convert all or any of its paid up Shares into stock, and reconvert that stock into paid up Shares of any denomination;

(d)         subdivide its Shares, or any of them, into Shares of an amount smaller than that fixed by the Memorandum, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

Annex B-11

(e)         cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled, provided that, whenever as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share, the Directors may on behalf of those Members deal with the fractions as he/she thinks fit.

50.         Subject to the Companies Act and to any rights for the time being conferred on the Members holding a particular Class of Shares, the Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by the Companies Act.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

51.         Subject to the Companies Act and these Articles, the Company may:

(a)         issue Shares that are to be redeemed or are liable to be redeemed at the option of the Shareholder or the Company. The redemption of Shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by either the Board or by the Shareholders by Ordinary Resolution;

(b)         redeem or purchase its own Shares (including any redeemable Shares) on such terms and in such manner and terms as have been approved by the Board or by the Shareholders by Ordinary Resolution, or are otherwise authorised by these Articles;

(c)         accept the surrender for no consideration of any fully paid Share (including any redeemable Share) on such terms and in such manner and terms as the Directors may determine;

(d)         subject to any rights for the time being conferred on the Members holding a particular Class of Shares, with the consent by Special Resolution of the Members holding Shares of a particular Class, vary the rights attaching to that Class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the Directors determine at the time of such variation; and

(e)         make a payment in cash or in specie (or partly in one and partly in the other) in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Act, including out of capital.

52.         The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

53.         The holder of the Shares being purchased shall be bound to deliver up to the Company the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

TREASURY SHARES

54.         The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

55.         The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

GENERAL MEETINGS

56.         All general meetings other than annual general meetings shall be called extraordinary general meetings.

57.	(a)

The Company may (but shall not be obliged to) in each calendar year hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as may be determined by the Directors.

(b)         At these meetings the report of the Directors (if any) shall be presented.

Annex B-12

58.	(a)

The Chairman or the Directors (acting by a resolution of the Board) may call general meetings at any time, and they shall on a Shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

(b)         A Shareholders’ requisition is a requisition of Members holding at the date of deposit of the requisition Shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all the issued and outstanding Shares that as at the date of the deposit carry the right to vote at general meetings of the Company.

(c)         The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

(d)         If there are no Directors as at the date of the deposit of the Shareholders’ requisition, or if the Directors do not within twenty-one (21) calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further forty-five (45) calendar days, the requisitionists, or any of them representing more than one-half (1/2) of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) calendar months after the expiration of the said forty-five (45) calendar days.

(e)         A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

59.         At least seven (7) calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)         in the case of an annual general meeting, by all the Shareholders (or their proxies) entitled to attend and vote thereat; and

(b)         in the case of an extraordinary general meeting, by holders of two-thirds (2/3) of the Shareholders having a right to attend and vote at the meeting, Present at the meeting or, in the case of a corporation or other non-natural person, represented by its duly authorised representative or proxy.

60.         Subject to the Companies Act, a meeting may be convened on shorter notice with the consent of the Member or Members who, individually or collectively, hold at least ninety (90%) percent of the voting rights of all those who have a right to vote at that meeting.

61.         The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

62.         No business except for the appointment of a chairman for the meeting shall be transacted at any general meeting unless a quorum of Shareholders is Present at the time when the meeting proceeds to business. One or more Shareholders holding Shares which carry in aggregate (or representing by proxy) not less than one-half (1/2) of all votes attaching to all Shares in issue and entitled to vote at such general meeting Present, shall be a quorum for all purposes.

63.         If within half an hour from the time appointed for the meeting a quorum is not Present, the meeting shall be dissolved.

Annex B-13

64.         If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, attendance and participation in any general meeting of the Company may be by means of Communication Facilities. Without limiting the generality of the foregoing, the Directors may determine that any general meeting may be held as a Virtual Meeting. The notice of any general meeting at which Communication Facilities will be utilised (including any Virtual Meeting) must disclose the Communication Facilities that will be used, including the procedures to be followed by any Shareholder or other participant of the meeting who wishes to utilise such Communication Facilities for the purposes of attending and participating in such meeting, including attending and casting any vote thereat.

65.         The Chairman, if any, shall preside as chairman at every general meeting of the Company.

66.         If there is no such Chairman, or if at any general meeting he is not Present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman of the meeting, any Director or Person nominated by the Directors shall preside as chairman of that meeting, failing which the Shareholders Present shall choose any Person Present to be chairman of that meeting.

67.         The chairman of any general meeting (including any Virtual Meeting) shall be entitled to attend and participate at any such general meeting by means of Communication Facilities, and to act as the chairman of such general meeting, in which event the following provisions shall apply:

(a)         The chairman of the meeting shall be deemed to be Present at the meeting; and

(b)         If the Communication Facilities are interrupted or fail for any reason to enable the chairman of the meeting to hear and be heard by all other Persons participating in the meeting, then the other Directors Present at the meeting shall choose another Director Present to act as chairman of the meeting for the remainder of the meeting; provided that if no other Director is Present at the meeting, or if all the Directors Present decline to take the chair, then the meeting shall be automatically adjourned to the same day in the next week and at such time and place as shall be decided by the Board of Directors.

68.         The chairman of any general meeting at which a quorum is Present may with the consent of the meeting (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen (14) calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

69.         The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

70.         At any general meeting a resolution put to the vote of the meeting shall be decided by a poll.

71.         A poll shall be taken in such manner as the chairman of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting.

72.         All questions submitted to a meeting shall be decided by an Ordinary Resolution except where a greater majority is required by these Articles or by the Companies Act. In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

73.         A poll shall be taken forthwith or at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS

74.         Subject to any rights and restrictions for the time being attached to any Share, on a poll every Shareholder Present at the meeting shall have one (1) vote for each Share of which such Shareholder is the holder.

Annex B-14

75.         In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy (or, if a corporation or other non-natural person, by its duly authorised representative or proxy) shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

76.         Shares carrying the right to vote that are held by a Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may be voted by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person may vote in respect of such Shares by proxy.

77.         No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

78.         On a poll votes may be given either personally or by proxy.

79.         Each Shareholder, other than a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)), may only appoint one proxy on a poll. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Shareholder.

80.         An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

81.         The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited at such other time (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman of the meeting may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

82.         The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

83.         A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

84.         Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DEPOSITARY AND CLEARING HOUSES

85.         If a recognised clearing house (or its nominee(s)) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any Class of Shareholders provided that, if more than one Person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such Person is so authorised. A Person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognised clearing house (or its nominee(s)) which he represents as that recognised clearing house (or its nominee(s)) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorisation.

Annex B-15

DIRECTORS

86.	(a)

Unless otherwise determined by the Company in general meeting, the number of Directors shall be up to seven (7) Directors and the majority of whom shall be independent Directors under the Designated Stock Exchange Rules, the exact number of Directors to be determined from time to time by the Board of Directors.

(b)         The Board of Directors shall elect and appoint a Chairman by a majority of the Directors then in office. The period for which the Chairman will hold office will also be determined by a majority of all of the Directors then in office. The Chairman shall preside as chairman at every meeting of the Board of Directors. To the extent the Chairman is not present at a meeting of the Board of Directors within fifteen minutes after the time appointed for holding the same, the attending Directors may choose one of them to be the chairman of the meeting.

(c)         The Board may, by the affirmative vote of a simple majority of the Directors present and voting at a Board meeting, or the Company may by Ordinary Resolution, appoint any person to be a Director.

(d)         The Board may, by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, appoint any person as a Director, to fill a casual vacancy on the Board or as an addition to the existing Board.

(e)         An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the Director, if any; but no such term shall be implied in the absence of express provision. Any Director whose term of office expires shall be eligible for re-election at a meeting of the Shareholders or re-appointment by the Board.

(f)          A Director may be removed from office by the affirmative vote of two-thirds (2/3) of the Directors then in office (except with regard to the removal of the Chairman, who may be removed from office by the affirmative vote of all Directors), or by Ordinary Resolution (except with regard to the removal of the Chairman, who may be removed from office by Special Resolution), notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).

(g)         A vacancy on the Board created by the removal of a Director under the previous clause may be filled by Ordinary Resolution or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting. The notice of any meeting at which a resolution to remove a Director shall be proposed or voted upon must contain a statement of the intention to remove that Director and such notice must be served on that Director not less than ten (10) calendar days before the meeting. Such Director is entitled to attend the meeting and be heard on the motion for his removal.

87.         The Board may, from time to time, and except as required by applicable law or Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company and determine on various corporate governance related matters of the Company as the Board shall determine by resolution of Directors from time to time.

88.         A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to attend and speak at general meetings.

89.         The remuneration of the Directors may be determined by the Directors.

90.         The Directors shall be entitled to be paid for their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive such fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

Annex B-16

ALTERNATE DIRECTOR OR PROXY

91.         Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be required to sign such written resolutions where they have been signed by the appointing director, and to act in such Director’s place at any meeting of the Directors at which the appointing Director is unable to be present. No appointment shall take effect until the Director has given notice of the appointment to the Board. Every such alternate shall be entitled to attend and vote at meetings of the Directors as a Director when the Director appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall be deemed for all purposes to be a Director of the Company and shall not be deemed to be the agent of the Director appointing him. No revocation shall take effect until the Director has given notice of the revocation to the Board. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

92.         Any Director may appoint any Person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

93.         Subject to the Companies Act, these Articles and any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

94.         Subject to these Articles, the Directors may from time to time appoint any natural person or corporation, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, chief executive officer, one or more other executive officers, president, one or more vice presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any natural person or corporation so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of them to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases for any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

95.         The Directors may appoint any natural person or corporation to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors.

96.         The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit or otherwise required by the Designated Stock Exchange Rules; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

97.         The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such Person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles)

Annex B-17

and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

98.         The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

99.         The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural person or corporation.

100.       The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any natural person or corporation so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

101.       Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS

102.       The Directors may from time to time at their discretion exercise all the powers of the Company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

103.       The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixing of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

104.       The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixing of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

105.       Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

Annex B-18

DISQUALIFICATION OF DIRECTORS

106.       The office of Director shall be vacated, if the Director:

(a)         becomes bankrupt or makes any arrangement or composition with his creditors;

(b)         dies or is found to be or becomes of unsound mind;

(c)         resigns his office by notice in writing to the Company;

(d)         is removed from office pursuant to any other provision of these Articles;

(e)         without the consent of the other Directors, he is absent from meetings of Directors for a continuous period of six months; or

(f)          he is prohibited by the law of the Cayman Islands from acting as a Director.

PROCEEDINGS OF DIRECTORS

107.       The Directors may meet together (either within or outside of the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. At any meeting of the Directors, each Director present in person or represented by his proxy or alternate shall be entitled to one vote. In case of an equality of votes the chairman of the meeting shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

108.       A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

109.       The quorum necessary for the transaction of the business of the Board may be fixed by the Directors, and unless so fixed, the quorum shall be a majority of Directors then in office. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

110.       A Director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the Designated Stock Exchange Rules and disqualification by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

111.       A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

Annex B-19

112.       Any Director may act by himself or through his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

113.       The Directors shall cause minutes to be made for the purpose of recording:

(a)         all appointments of Officers made by the Directors;

(b)         the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)         all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

114.       When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

115.       A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

116.       The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

117.       Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of them to be chairman of the meeting.

118.       A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

119.       All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

PRESUMPTION OF ASSENT

120.       A Director who is present at a meeting of the Board of Directors at which an action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIVIDENDS

121.       Subject to any rights and restrictions for the time being attached to any Shares, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

Annex B-20

122.       Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

123.       The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors, be applicable for meeting contingencies or for equalising dividends or for any other purpose to which those funds may be properly applied, and pending such application may in the absolute discretion of the Directors, either be employed in the business of the Company or be invested in such investments (other than Shares of the Company) as the Directors may from time to time think fit.

124.       Any dividend payable in cash to the holder of Shares may be paid in any manner determined by the Directors. If paid by cheque it will be sent by mail addressed to the holder at his address in the Register, or addressed to such person and at such addresses as the holder may direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such Shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company.

125.       The Directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Directors may fix the value of such specific assets, may determine that cash payment shall be made to some Shareholders in lieu of specific assets and may vest any such specific assets in trustees on such terms as the Directors think fit.

126.       Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share.

127.       If several Persons are registered as joint holders of any Share, any of them may give effective receipts for any dividend or other moneys payable on or in respect of the Share.

128.       No dividend shall bear interest against the Company.

129.       Any dividend unclaimed after a period of six calendar years from the date of declaration of such dividend may be forfeited by the Board of Directors and, if so forfeited, shall revert to the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

130.       The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors and in accordance with the requirements of the Companies Act.

131.       The books of account shall be kept at the Registered Office or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

132.       The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right to inspect any account or book or document of the Company except as conferred by law or authorised by the Directors or by Special Resolution.

133.       The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors or failing any determination as aforesaid shall not be audited.

134.       The Directors may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

Annex B-21

135.       Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

136.       The auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Members.

137.       The Directors in each calendar year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

138.       Subject to the Companies Act, the Directors may:

(a)         resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), which is available for distribution;

(b)         appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)          paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)         paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)         make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)         authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)          the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)         the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)         generally do all acts and things required to give effect to the resolution.

139.       Notwithstanding any provisions in these Articles and subject to the Companies Act, the Directors may resolve to capitalise an amount standing to the credit of reserves (including the share premium account, capital redemption reserve and profit and loss account) or otherwise available for distribution by applying such sum in paying up in full unissued Shares to be allotted and issued to:

(a)         employees (including Directors) or service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or the Members;

Annex B-22

(b)         any trustee of any trust or administrator of any share incentive scheme or employee benefit scheme to whom shares are to be allotted and issued by the Company in connection with the operation of any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or Members; or

(c)         service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or the Members.

SHARE PREMIUM ACCOUNT

140.       The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

141.       There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES

142.       Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it by airmail or a recognised courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Shareholder may have specified in writing for the purpose of such service of notices, or by placing it on the Company’s Website should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

143.       Notices sent from one country to another shall be sent or forwarded by prepaid airmail or a recognised courier service.

144.       Any Shareholder Present at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

145.       Any notice or other document, if served by:

(a)         post, shall be deemed to have been served two (2) calendar days after the time when the letter containing the same is posted;

(b)         facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)         recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)         electronic means, shall be deemed to have been served immediately (i) upon the time of the transmission to the electronic mail address supplied by the Shareholder to the Company or (ii) upon the time of its placement on the Company’s Website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

146.       Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been

Annex B-23

duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

147.       Notice of every general meeting of the Company shall be given to:

(a)         all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)         every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

INFORMATION

148.       Subject to the relevant laws, rules and regulations applicable to the Company, no Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

149.       Subject to due compliance with the relevant laws, rules and regulations applicable to the Company, the Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register and transfer books of the Company.

INDEMNITY

150.       To the maximum extent permitted by applicable law, the Company shall indemnify each existing or former Secretary, Director (including alternate Director), and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)         all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Secretary’s or Officer’s duties, powers, authorities or discretions; and

(b)         without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect.

151.       To the extent permitted by applicable law, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Secretary or Officer of the Company in respect of any matter identified in paragraph (a) or paragraph (b) of the preceding Article on condition that the Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Secretary or that Officer for those legal costs.

152.       To the extent permitted by applicable law, the Company may by Special Resolution release any existing or former Director (including alternate Director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own actual fraud, willful default or willful neglect.

Annex B-24

153.       To the extent permitted by applicable law, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the Directors, other than liability arising out of that person’s own dishonesty:

(a)         an existing or former Director (including alternate Director), Secretary or Officer or auditor of:

(i)          the Company;

(ii)         a company which is or was a subsidiary of the Company;

(iii)        a company in which the Company has or had an interest (whether direct or indirect); and

(b)         a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.

FINANCIAL YEAR

154.       Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31st in each calendar year and shall begin on January 1st in each calendar year.

NON-RECOGNITION OF TRUSTS

155.       No Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register.

WINDING UP

156.       If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Companies Act, divide amongst the Members in species or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to Article 157, determine how the division shall be carried out as between the Members or different Classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

157.       If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

AMENDMENT OF ARTICLES OF ASSOCIATION

158.       Subject to the Companies Act, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

Annex B-25

CLOSING OF REGISTER OR FIXING RECORD DATE

159.       For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case thirty (30) calendar days in any calendar year.

160.       In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within ninety (90) calendar days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

161.       If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

162.       The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

DISCLOSURE

163.       The Directors, or any service providers (including the Officers, the Secretary and the Registered Office provider of the Company) specifically authorised by the Directors, shall be entitled to disclose to any regulatory or judicial authority or to any stock exchange on which securities of the Company may from time to time be listed any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.

EXCLUSIVE FORUM

164.       For the avoidance of doubt and without limiting the jurisdiction of the courts of the Cayman Islands to hear, settle and/or determine disputes related to the Company, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, Officer or other employee of the Company to the Company or the Members, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or these Articles including but not limited to any purchase or acquisition of Shares, security or guarantee provided in consideration thereof, or (iv) any action asserting a claim against the Company which if brought in the United States of America would be a claim arising under the internal affairs doctrine (as such concept is recognised under the laws of the United States from time to time).

Annex B-26

165.       Unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than the Company. Any person or entity purchasing or otherwise acquiring any Share or other securities in the Company, or purchasing or otherwise acquiring the Share issued pursuant to deposit agreements, cannot waive compliance with the federal securities laws of the United States and the rules and regulations thereunder with respect to claims arising under the Securities Act and shall be deemed to have notice of and consented to the provisions of this Article. Without prejudice to the foregoing, if the provision in this Article is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of these Articles shall not be affected and this Article shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to the intention of the Company.

Annex B-27

Annex C

Execution Version

PLAN OF MERGER

THIS PLAN OF MERGER is made on [*], 202[*]

BETWEEN

(1)         AIB Acquisition Corporation, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Intertrust Corporate Services (Cayman) Limited, One Nexus Way, Camana Bay, Grand Cayman KY1-9005, Cayman Islands (the “Company” or “SPAC”, or upon and with effect from the Effective Time (as defined below), the “Surviving Company”); and

(2)         PSI Merger Sub II Limited, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the “Merging Company” and together with the Company, the “Constituent Companies”).

WHEREAS

(A)        The respective boards of directors of the Company and the Merging Company have approved the merger of the Constituent Companies pursuant to section 233(3) of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), pursuant to which the Merging Company will merge with and into the Company and cease to exist, with the Surviving Company continuing as the surviving company in the merger (the “Merger”), upon the terms and subject to the conditions of the Business Combination Agreement dated December 27, 2023 by and among (i) PS International Group Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Pubco”), (ii) PSI Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco, (iii) PSI Group Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands, (iv) AIB LLC, a Delaware limited liability company (“SPAC Representative”), in the capacity as, from and after the Closing, the representative for SPAC and holders of the SPAC Units, SPAC Ordinary Shares and SPAC Preference Shares (collectively “SPAC Securities”) outstanding immediately prior to the Effective Time in accordance with the terms and conditions of the Merger Agreement (as defined below), (v) the Company, and (vi) the Merging Company (the “Merger Agreement”) and this Plan of Merger and pursuant to provisions of Part XVI of the Companies Act.

(B)         The shareholders of each of the Company and the Merging Company have approved and authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise pursuant to section 233(6) of the Companies Act.

(C)         Each of the Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

IT IS AGREED

1.           DEFINITIONS AND INTERPRETATION

1.1         Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.

2.           PLAN OF MERGER

2.1         Company Details:

(a)         The constituent companies (as defined in the Companies Act) to the Merger are the Company and the Merging Company.

(b)         The surviving company (as defined in the Companies Act) is the Surviving Company, which shall continue to be named AIB Acquisition Corporation.

Annex C-1

(c)         The registered office of the Company at the date of this Plan of Merger is at the offices of Intertrust Corporate Services (Cayman) Limited, One Nexus Way, Camana Bay, Grand Cayman KY1-9005, Cayman Islands. The registered office of the Merging Company at the date of this Plan of Merger is at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. Following the effectiveness of the Merger, the registered office of the Surviving Company will be at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

(d)         Immediately prior to the Effective Time (as defined below), the authorised share capital of the Company is US$5,400 divided into 54,000,000 shares of a nominal or par value of US$0.0001 each, consisting of: (i) 50,000,000 SPAC class A ordinary shares of a nominal or par value of US$0.0001 each (“SPAC Class A Ordinary Shares”), (ii) 3,000,000 SPAC class B ordinary shares of a nominal or par value of US$0.0001 each (“SPAC Class B Ordinary Shares”), and (iii) 1,000,000 SPAC Preference Share of a nominal or par value of US$0.0001 each (“SPAC Preference Shares”), of which 3,612,025 SPAC Class A Ordinary Shares, one (1) SPAC Class B Ordinary Shares and no SPAC Preference Shares are issued and outstanding.

(e)         Immediately prior to the Effective Time (as defined below), the authorised share capital of the Merging Company is US$50,000 divided into 500,000,000 Ordinary Shares of a par value of US$0.0001 each, of which one (1) share has been issued.

(f)          On the Effective Time (as defined below), the authorised share capital of the Surviving Company shall be US$50,000 divided into 500,000,000 Ordinary shares of a par value of US$0.0001 each, of which one (1) share has been issued.

2.2         Effective Time

In accordance with Section 233(13) of the Companies Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar of Companies in the Cayman Islands (the “Effective Time”).

2.3         Terms and Conditions; Share Rights

(a)         At the Effective Time, and in accordance with the terms and conditions of the Merger Agreement:

(i)          (1) each issued and outstanding SPAC Public Unit shall be automatically detached and the holder thereof shall be deemed to hold one (1) SPAC Class A Ordinary Share and one (1) SPAC Public Right, and (2) each issued and outstanding SPAC Private Unit shall be automatically detached and the holder thereof shall be deemed to hold one (1) SPAC Class A Ordinary Share and one (1) SPAC Private Right; in each case, in accordance with the terms of the applicable SPAC Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 2.3;

(ii)         immediately subsequent to the detachment of SPAC Units as set forth in Section 2.3(a)(i) above, each SPAC Ordinary Share issued and outstanding immediately prior to the Effective Time (other than those described in Sections 2.3(a)(iv) and 2.3(a)(v) below) shall be canceled by virtue of the Merger and converted automatically into the right to receive one Pubco Ordinary Share. All SPAC Ordinary Shares shall automatically be canceled and cease to exist, and the register of members of SPAC shall be updated promptly at the Effective Time (but immediately subsequent to the detachment of SPAC Units as set forth in Section 2.3(a)(i) above) to reflect such cancellation, and each holder of a share certificate of SPAC previously representing any SPAC Ordinary Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive the Pubco Ordinary Shares into which such SPAC Ordinary Shares shall have been converted in the Merger and as otherwise provided under the Cayman Companies Act;

(iii)        immediately subsequent to the detachment of SPAC Units as set forth in Section 2.3(a)(i) above, each issued and outstanding SPAC Right shall be automatically converted into such number of Pubco Ordinary Shares equals to the number of SPAC Ordinary Shares that would have been received by the holder thereof if such SPAC Right had been converted upon the

Annex C-2

consummation of an initial business combination as described in the IPO Prospectus and in accordance with the SPAC Charter and the IPO Prospectus into, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Effective Time (but immediately subsequent to the detachment of SPAC Units as set forth in Section 2.3(a)(i) above) and SPAC Ordinary Shares issued upon conversion of SPAC Rights had then automatically been converted into Pubco Ordinary Shares in accordance with Section 2.3(a)(ii) above. At the Effective Time (but immediately subsequent to the detachment of SPAC Units as set forth in Section 2.3(a)(i) above), SPAC Rights shall automatically be canceled and retired and cease to exist. The holders of certificates previously evidencing SPAC Rights outstanding immediately prior to the Effective Time (but immediately subsequent to the detachment of SPAC Units as set forth in Section 2.3(a)(i)) shall cease to have any rights with respect to such SPAC Rights, except as provided by Law. Each certificate formerly representing SPAC Rights shall thereafter represent only the right to receive Pubco Ordinary Shares as set forth herein;

(iv)        if there are any shares of SPAC that are owned by SPAC as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor;

(v)         each SPAC Ordinary Share for which a holder has validly exercised its right of Redemption shall be surrendered and cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor, except for cash in accordance with the SPAC Charter and the IPO Prospectus; and

(vi)        each ordinary share of the Merging Company issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of the Surviving Company.

(b)         At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company shall be as set out in the third amended and restated memorandum and articles of association of the Surviving Company in the form annexed at Annexure 2 hereto.

(c)         At the Effective Time, the second amended and restated memorandum and articles of association of the Company, as amended, shall be amended and restated by their deletion in their entirety and the substitution in their place of the third amended and restated memorandum and articles of association of the Surviving Company in the form annexed at Annexure 2 hereto.

(d)         At the Effective Time, the separate corporate existence of Merging Company shall cease, all the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

2.4         Directors’ Interests in the Merger

(a)           The name and address of the sole director of the Surviving Company after the Merger becomes effective is: Yee Kit CHAN Unit C, 16/F Tower 1, Sorrento 1 Austin Road West Tsim Sha Tsui, Kowloon, Hong Kong.

(b)           There are no amounts or benefits paid or payable to any director of either of the Constituent Companies or the Surviving Company consequent upon the Merger, other than by reason of their ownership of the shares or other equity securities in the Company in issue and outstanding immediately prior to the Effective Time.

2.5         Secured Creditors

(a)           The Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)           The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

Annex C-3

3.           VARIATION

3.1         At any time prior to the Effective Time, this Plan of Merger may be amended by the boards of directors of both the Company and the Merging Company to:

(i)            change the Effective Time provided that such changed date shall not be a date earlier than the date of registration of this Plan of Merger with the Registrar of Companies of the Cayman Islands or later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies in the Cayman Islands; and

(ii)           effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the boards of directors of both the Company and the Merging Company to effect in their discretion.

4.           TERMINATION

4.1         At any time prior to the Effective Time, this Plan of Merger may be terminated by the boards of directors of both the Company and the Merging Company in accordance with the terms of the Merger Agreement.

5.           COUNTERPARTS

5.1         This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

6.           GOVERNING LAW

6.1         This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

6.2         Each of the parties agrees that the courts of the Cayman Islands shall have jurisdiction to hear and determine any action or proceeding arising out of or in connection with this Plan of Merger only, and any non-contractual obligations arising out of or in connection with it, and for that purpose each party irrevocably submits to the jurisdiction of the courts of the Cayman Islands.

Annex C-4

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of	)	Duly Authorised Signatory
AIB Acquisition Corporation:	)
	)	Name:
)
	)	Title:
)
)
SIGNED for and on behalf of	)	Duly Authorised Signatory
PSI Merger Sub II Limited:	)
	)	Name:
)
	)	Title:
)
)

Annex C-5

ANNEXURE 1

MERGER AGREEMENT

Annex C-6

ANNEXURE 2

THIRD AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF
SURVIVING COMPANY

Annex C-7

Annex D

FAIRNESS OPINION PRESENTED TO THE Board of Directors OF AIB Acquisition Corporation Client : AIB Acquisition Corporation Contract No. : SH23/XX/XXRZP Report date : 20 December 2023

Annex D-1

20 December 2023 The Directors AIB Acquisition Corporation Dear Sirs, With regard to the Proposed Transaction (as defined herein), hereby delivers to the AIB Acquisition Corporation (“AIB”) is written opinion (the “Opinion”) dated 20 December 2023, and subject to suppositions, limitations, qualifications and other matters considered with relation to the preparation of the Opinion, to the effect that the compensation (as defined below) to be paid by AIB to PSI Group Holdings Ltd. (“PSI” or “Company”) for the Proposed Transaction be fair and reasonable, from the strictly financial standpoint, for the unaffiliated security holders of AIB. King Kee Appraisal and Advisory Limited (“KKG”) understands that AIB proposes to acquire 100% equity interest of PSI (the “Proposed Transaction”). In accordance with your instructions, we have undertaken an investigation and analysis to express an independent opinion of the market value of 100% equity value of PSI as at 30 June 2023 (the “Valuation Date”). The report which follows is dated 20 December 2023 (the “Report Date”). KKG understands the total consideration proposed to or for the benefit of the Company or the Company shareholders as applicable, in the Acquisition (the “Transaction Consideration”) is based on a total equity value of the Company of USD200 million. 2 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-2

The accompanying materials are, and any Opinion will be, compiled and presented on a confidential basis, solely for the use and benefit of AIB in connection with its evaluation of the Proposed Transaction and may not be, in whole or in part, distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of KKG, except that the Opinion and accompanying materials may be used (i) in disclosure materials to Company security holders, (ii) in filings with the U.S. Securities and Exchange Commission (including the filing of the Opinion and accompanying materials), and (iii) in any litigation pertaining to matters relating to the Proposed Transaction ad covered in the Opinion. Because these materials were prepared for use in the context of an oral presentation to AIB, whose members are familiar with the business and affairs of the Company, neither the Company, nor KKG, nor any of their respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the accompanying materials if used by persons other than AIB. We planned and performed our exercise so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to express our opinion on the subject asset. We believe that the valuation procedures we employed provide a reasonable basis for our opinion. Our exercise of the 100% equity value of PSI was developed through the application of an income approach known as discount cash flow methodology and market approach. Under these methods, the equity value result depends on the present worth of future economic benefits to be derived from the projected sales income. Indication of the result is developed by discounting projected future net cash flows available for payment of shareholders’ interest to their present worth. 3 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-3

As part of our analysis, we have reviewed information prepared by the Company and relevant operational information regarding the subject business from public sources. We have relied to a considerable extent on such information in arriving at our opinion of value. KKG did not independently verify such information. Any estimates and forecasts contained herein have been prepared by or are based on discussions with AIB and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past or the future. The conclusion of value is based on accepted valuation procedures and practices that rely substantially on our use of numerous assumptions and our consideration of various factors that are relevant to the operation of the Company. We have also considered various risks and uncertainties that have potential impact on the businesses. Further, while the assumptions and consideration of such matters are considered by us to be reasonable, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company and KKG. We do not intend to express any opinion on matters which require legal or other specialized expertise or knowledge, beyond what is customarily employed by valuers. Our conclusions assume continuation of prudent management of the Company over whatever period of time that is reasonable and necessary to maintain the character and integrity of the assets valued. The nature of the amount of compensation to be paid in the Proposed Transaction was not determined by KKG. The negotiation of, and the decision to celebrate, the Proposed Transaction and any related Merger Agreement was exclusively carried out by the AIB Board of Directors. Likewise, we were not requested, nor did we participate in, the negotiation of the terms of the Proposed Transaction, nor were we requested, nor did we render, any advising or service with relation to the Proposed Transaction, other than the rendering of this Opinion. The Opinion is not a recommendation to AIB with respect to whether or not to proceed to carry out the Proposed Transaction to the form and terms and conditions, as to how to go about it or not. 4 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-4

The Opinion’s complete text dated 20 December 2023, which describes, among others, the assumptions used, procedures followed, factors considered and limitations of the completed revision, is attached to this statement and shall be incorporated in its totality to this document as reference. The Summary is qualified in its entirety for reference to the complete Opinion text. The Opinion is available only for information purposes and shall not be considered as a basis by any person (including title holders of any value issued by AIB) different from members of the AIB (under said condition). 5 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-5

Based on the investigation and analyses outlined in the report which follows, we are of the opinion that the market value of 100% equity value range of PSI as at the Valuation Date is reasonably stated as below. We are further of the opinion that the Proposed Transaction is fair, from a financial point of view, to the unaffiliated security holders of AIB. Valuation Result In USD ‘000 PSI 100 PSI 100% equity value (rounded) 200,000 The following pages outline the factors considered, methodology and assumptions employed in formulating our opinions and conclusions. Any opinions are subject to the assumptions and limiting conditions contained therein. Yours faithfully, For and on behalf of King Kee Appraisal and Advisory Limited Richard Zhang Managing Director ASA, MRICS, CPV 6 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-6

REMARK: This report has been prepared solely for the internal use purpose. The report should not be otherwise referred to, in whole or in part, or quoted in any document, circular or statement in any manner, or distributed in whole or in part or copied to any their party without our prior written consent. We shall not under any circumstances whatsoever be liable to any third party except where we specifically agreed in writing to accept such liability. TABLE OF CONTENTS Introduction 8 Engagements 8 Purpose of Valuation 9 Basis of Opinion 9 Relationships with Interested Parties 9 Scope of Review 10 Sources of Information 11 Methodology 11 Major Assumptions 13 Discount Rate 16 Summary of Market Approach 18 Valuation Comments 19 Risk Factors 20 Opinion of Value 21 Limiting Conditions 21 Exhibit A — Limiting Conditions 22 Exhibit B — Professional Declaration 25 Exhibit C — Financial Forecast and Exercise Result 26 Exhibit E — Exercise Result (Market approach cross check) 27 7 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-7

Introduction This report has been prepared in accordance with instructions from AIB to express an independent opinion of the market value of 100% equity value of PSI as at 30 June 2023 (the “Valuation Date”). The report which follows is dated 20 December 2023 (the “Report Date”). As we understand it, completion of the Proposed Transaction is subject to a number of conditions, including, but not limited to, the receipt of all required approvals of AIB’s shareholders. KKG has assumed that all of the terms and conditions required to implement the Proposed Transaction will be satisfied, and that the Proposed Transaction will be completed without material variation in the terms and conditions. Engagement The board of directors of AIB (board of directors) has engaged KKG to prepare a fairness opinion. The fairness opinion serves as a basis to assess the financial adequacy of PSI. The fairness opinion is intended to give AIB’s board of directors a neutral opinion and assure that the offered price is fair and reasonable from a financial point of view. The fairness opinion does not constitute a recommendation regarding the acceptance or rejection of the offer. The fairness opinion does not contain any assessment of the possible impact an acceptance or rejection of the offer may have and makes no statement about the future performance of a PSI share and the price at which the PSI shares that are not being tendered may trade in the future. Since our assessment is largely based on information obtained from PSI, our responsibility is limited to the careful and professional analysis and assessment of the information provided to us. Furthermore, PSI confirmed to us that they are not aware of any facts or circumstances, according to which the information provided would be misleading, inaccurate or incomplete. KKG is an independent valuation company. It has received a fixed fee for its services and is not affected by the results of this Proposed Transaction. This fairness opinion may only be published in its completeness and is exclusively meant as an underlying document for the Board of AIB. 8 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-8

Purpose of Valuation The purpose of this exercise is to express an independent opinion of the market value of the 100% equity value of PSI for internal reference purpose only. Basis of Opinion The Opinion does not concern itself with any other aspect of the Proposed Transaction and no opinion or point of view was expressed with regard to relative merits of the Proposed Transaction compared to other strategic alternatives that shall be at the disposal of PSI, or where AIB could participate, or regarding the underlying business decision of AIB to proceed or complete the Proposed Transaction. The Opinion is neither, i) a recommendation regarding the convenience of the Proposed Transaction, nor of the terms and conditions of this; nor ii) a recommendation to AIB regarding whether or not to recommend proceeding with the authorization to carry out the Proposed Transaction or the form or terms and conditions as to how to do so or not. Relationships with Interested Parties None of KKG, its associates or affiliates, is an insider, or holds any securities of AIB and PSI or any of its associates or affiliates. KKG is not an advisor to any person or company with respect to the Proposed Transaction. Other than pursuant to the AIB Agreement, KKG has not previously provided any financial advisory services to AIB and PSI for which it has received compensation in the past 12 months. Other than the Engagement Agreement, there are no understandings, agreements, or commitments between KKG, AIB and PSI. 9 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-9

The following factors form an integral part of our basis of opinion: 1. Assumptions on the market and the asset that are considered to be fair and reasonable; 2. Financial performance that shows a consistent trend of the operation; 3. Consideration and analysis on the micro and macro economy affecting the subject asset; 4. Analysis on tactical planning, management standard and synergy of the subject asset; 5. Analytical review of the subject asset; and 6. Assessment of the leverage and liquidity of the subject asset. Scope of Review In connection with this Fairness Opinion, KKG has reviewed and relied upon, among other things, the following: 1.certain files submitted by PSI, including technical reports relating to PSI’s resource properties, annual reports, material change reports, management information and interim financial statements; 2. the financial terms, to the extent they are publicly available, of certain transactions of a nature comparable to the Proposed Transaction, that KKG considered to be relevant; 3.certain public filings and other publicly available information of companies which are comparable in nature to the Company, that KKG considered to be relevant; 4.discussions with members of PSI Management where the Proposed Transaction, the financial condition of the Company, and certain other matters KKG believed necessary or appropriate for the purpose of rendering this Fairness Opinion were discussed; 5. Potential Merger Agreement in respect of the Proposed Transaction; 6.such other information, analyses, investigations and discussions as KKG considered necessary or appropriate in the circumstances. 10 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-10

Sources of Information Our exercise is based on data and information furnished by PSI Management, which includes, but not limited to, the following: 1. Annual reports of the Company on 31 December 2020-2022, and 30 June 2023; 2. Company’s Business Projection from 2023-2027; and 3. Other operational and market information in relation to the Company’s business. We have also discussed and examined other operational and business information through interviews with relevant senior management. We have relied to a considerable extent on such information in arriving at our opinion of value. We assumed that the data we obtained in the course of the valuation, along with the opinions and representations provided to us by the Company, are true and accurate. We also conducted research using various sources including government statistics and other publications to verify the reasonableness and fairness of information provided and we believe that the information is reasonable and reliable. Methodology In arriving at our assessed value, we have considered three generally accepted approaches, namely, market approach, cost approach and income approach. Market Approach considers prices recently paid for similar assets, with adjustments made to market prices to reflect condition and utility of the appraised assets relative to the market comparative. Assets for which there is an established secondary market may be valued by this approach. Benefits of using this approach include its simplicity, clarity, speed and the need for few or no assumptions. It also introduces objectivity in application as publicly available inputs are used. However, one has to be wary of the hidden assumptions in those inputs as there are inherent assumptions on the value of those comparable assets. It is also difficult to find comparable assets. Furthermore, this approach relies exclusively on the efficient market hypothesis. Cost Approach considers the cost to reproduce or replace in new condition the assets appraised in accordance with current market prices for similar assets, with allowance for accrued depreciation or obsolescence present, whether arising from physical, functional or economic causes. The cost approach generally furnishes the most reliable indication of value for assets without a known secondary market. Despite the simplicity and transparency of this approach, it does not directly incorporate information about the economic benefits contributed by the subject asset. 11 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-11

Methodology (continued) Income Approach is the conversion of expected periodic benefits of ownership into an indication of value. It is based on the principle that an informed buyer would pay no more for the project than an amount equal to the present worth of anticipated future benefits (income) from the same or a substantially similar project with a similar risk profile. This approach allows for the prospective valuation of future profits and there are numerous empirical and theoretical justifications for the present value of expected future cash flows. However, this approach relies on numerous assumptions over a long time horizon and the result may be very sensitive to certain inputs. It also presents a single scenario only. Selection of Exercise Approach and Methodology In our opinion, the cost approach are inappropriate for valuing the 100% equity value of PSI. The cost approach does not directly incorporate information about the economic benefits contributed by equity value of PSI. We have therefore relied on the income approach in determining our opinion of value, and verification it using market approach. The application of an income approach technique is known as discounted cash flow method to devolve the future value of the business into a present market value. This method eliminates the discrepancy in time value of money by using a discount rate to reflect all business risks including intrinsic and extrinsic uncertainties in relation to the business. Under this method, the result depends on the present worth of future economic benefits to be derived from the projected service income. Indications of the result have been developed by discounting projected future net cash flows available for payment of shareholders’ interest to their present worth at discount rates which in our opinion are appropriate for the risks of the business. In considering the appropriate discount rate to be applied, we have taken into account a number of factors including the current cost of finance and the considered risk inherent in the business. The Market Approach considers prices recently paid for similar assets, with adjustments made to market prices to reflect condition and utility of the appraised assets relative to the market comparative. Assets for which there is an established secondary market may be valued by this approach. Benefits of using this approach include its simplicity, clarity, speed and the need for few or no assumptions. It also introduces objectivity in application as publicly available inputs are used. 12 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-12

Major Assumptions Assumptions considered to have significant sensitivity effects in this exercise have been evaluated in order to provide a more accurate and reasonable basis for arriving at our assessed value, the following key assumptions have been made: 1. The facilities and systems proposed are assumed to be sufficient for future expansion in order to realize the growth potential of the business and maintain a competitive edge. 2. There will be no material change in the existing political, legal, technological, fiscal or economic conditions, which might adversely affect the business of the Company. 3. The projected business performance can be achieved with the effort of the management of the Company. 4. The financial and operational information provided to us by PSI is true and accurate. 5. There are no hidden or unexpected conditions associated with the assets valued that might adversely affect there ported value. Further, we assume no responsibility for changes in market conditions after the Valuation Date. 6. The Information and other material (financial and otherwise) provided orally by, or in the presence of, an officer of the Company or in writing by the Company, or its agents to KKG relating to the Company or any of its respective subsidiaries or the Proposed Transaction for the purpose of preparing this Opinion was, at the date such Information was provided to KKG, and is, complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Proposed Transaction and did not and does not omit to state a material fact inrespect of the Company, its subsidiaries or the Proposed Transaction necessary to make such Information not misleading in light of the circumstances under which it was made or provided. 7. Since the dates on which Information was provided to KKG by the Company, except as subsequently disclosed in writing to KKG or in a public filing with securities regulatory authorities, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred which would have or which would reasonably be expected to have a material effecton this Fairness Opinion. 13 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-13

8. Further, in preparing this Fairness Opinion, in addition to the facts and conclusions contained in the Information. The completion of the Proposed Transaction is subject to a number of conditions outside the control of AIB and PSI, and KKG has assumed all conditions precedent to the completion of the Proposed Transaction can be satisfied in due course and all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse conditions or qualification. 9. This Fairness Opinion has been provided for the exclusive use of the Board of Directors in connection with the Proposed Transaction. This Fairness Opinion may not be used by any person or relied upon by any person other than the Board of Directors and may not be used or relied upon by the Board of Directors for any purpose other than the purpose hereinbefore stated, without the express prior written consent of KKG. 10. This Fairness Opinion is limited to the fairness, from a financial point of view, of the Proposed Transaction to AIB’s shareholders and KKG expresses no opinion as to any alternative transaction. KKG expresses no opinion as to the fairness of the Proposed Transaction relative to the consideration offered under any proposed alternative transaction. This Fairness Opinion does not constitute a recommendation to any shareholder of AIB as to how such shareholder should vote with respect to the Proposed Transaction. Furthermore, KKG has not been asked to address, and this Fairness Opinion does not address, the fairness of the Proposed Transaction to the holders of any class of securities of the Company other than the holders of the Company’s common shares. 11. KKG believes that this Fairness Opinion must be considered and reviewed as a whole and that selecting portions of the stated analyses or factors considered by KKG, without considering all the stated analyses and factors together, could create a misleading view of the process underlying or the scope of this Fairness Opinion. The preparation of a fairness opinion of this nature is a complex process and is not necessarily amenable to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. 12. This Fairness Opinion is given as of the date hereof, and KKG disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Fairness Opinion which may come or be brought to KKG’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material in the Company or AIB, or any change in any material fact affecting this Fairness Opinion after the date hereof, KKG reserves the right to change, modify or withdraw this Fairness Opinion. 13 KKG did not, in considering the fairness, from a financial point of view, of the Proposed Transaction to the shareholder of PSI, assess any tax consequences that any particular shareholder of PSI may face as a result of the Proposed Transaction. 14 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-14

Revenue Based on the discussion with the Company management, the revenue for the explicit forecast horizon is projected as below. The main revenue growth drivers are 1) e-commerce market development, 2) the IT development strategy, and 3) the business synergy of acquisition strategy, in the projection. In USD’000 FY2023.7-12 FY2024 FY2025 FY2026 FY2027 FY2028 Revenue 45,777 132,824 148,567 165,761 184,945 190,493 Growth rate 14.7% 17.7% 11.9% 11.6% 11.6% 3.0% COGS Based on the discussion with the Company management, the Company has operated many years, so the COGS rate is relative stable. In USD’000 FY2023.7-12 FY2024 FY2025 FY2026 FY2027 FY2028 COGS 41,039 119,077 131,858 147,119 164,145 169,070% of Revenue 89.7% 89.7% 88.8% 88.8% 88.8% 88.8% Operating expenses The operating expenses for the explicit forecast horizon are projected as right. Operating expenses includes administration, marketing expenses, employee cost, and other expenses. In USD’000 FY2023.7-12 FY2024 FY2025 FY2026 FY2027 FY2028 Operating expense 2,491 7,227 8,084 9,020 10,063 10,365% of Revenue 5.4% 5.4% 5.4% 5.4% 5.4% 5.4 Income Taxes Based on the discussion with the Company management, the income taxes are projected as below, applying 16% Hong Kong statutory corporate income tax rate. In USD’000 FY2023.7-12 FY2024 FY2025 FY2026 FY2027 FY2028 Income tax 131 1,043 1,380 1,540 1,718 1,769 Effective tax rate 5.8% 16.0% 16.0% 16.0% 16.0% 16.0% CAPEX and D&A Based on the discussion with the Company management, the Capex and D&A are projected as below. As a light asset company, PSI will not have significant Capex plan. In USD’000 FY2023.7-12 FY2024 FY2025 FY2026 FY2027 FY2028 D&A 52 138 181 221 283 248 Capex 93 240 189 206 283 248 15 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-15

Working Capital Based on the discussion with the Company management, the Working Capital for the explicit forecast horizon is projected as below. In USD’000 FY2023.7 12 FY2024 FY2025 FY2026 FY2027 FY2028 Net working capital (8,352) (10,013) (21,723) (32,298) (40,534) (41,750)% of Revenue -18.2% -7.5% -14.6% -19.5% -21.9% -21.9% Discount Rate In applying the discounted cash flow method, it is necessary to determine an appropriate discount rate for the assets under review. The discount rate represents an estimate of the rate of return required by a third party investor for an investment of this type. The rate of return expected from an investment by an investor relates to perceived risk. Risk factors relevant in our selection of an appropriate discount rate include: 1. Interest rate risk, which measures variability of returns, caused by changes in the general level of interest rates. 2. Purchasing power risk, which measures loss of purchasing power over time due to inflation. 3 Liquidity risk, which measures the ease with which an instrument can be sold at the prevailing market price. 4. Market risk, which measures the effects of the general market on the price behaviour of securities. 5. Business risk, which measures the uncertainty inherent in projections of operating income. 6. Exchange rate, which measures the possible influence that changes in exchange rates, might have on the value of the investment. 7 Consideration of risk also involves elements such as quality of management, degree of liquidity, and other factors affecting the rate of return acceptable to a given investor in a specific investment. An adjustment for risk is an increment added to a base rate to compensate for the extent of risk believed to be involved in the investment. 16 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-16

Required Return on Equity Capital We have used Capital Assets Pricing Model (the “CAPM”) to estimate the required return on equity capital. The CAPM is a fundamental tenet of modern portfolio theory which has been generally accepted basis for marketplace valuations of equity capital. The CAPM technique is widely accepted in the investment and financial analysis communities for the purpose of estimating a company’s required return on equity capital. The equation of CAPM is shown as follow: Expected Required Return on Equity=Risk Free rate+ Nominal Beta (β) × Risk Premium + ε The return on equity required of a company represents the total rate of return investors expect to earn, through a combination of dividends and capital appreciation, as a reward for risk taking. The CAPM is used to calculate the required rate of return on equity investment by using publicly-traded companies. Parameters for Cost of Equity In determining the equity discount rate for the Company, the following parameters have been used as at the Valuation Date: Parameter Unlevered Beta 0.67 CoCos market data Company D/E ratio 84.5% CoCos market data Tax rate 25.4% Company’s income tax rate Levered Beta1.10 CoCos market data Risk-free rate 3.81%10-year US government bond yield Equity risk premium 6.0% Source Aswath Damodaran Size premium3.0% Source: 2022 DP Valuation Handbook — Guide to Cost of Capital Size Premia table Cost of equity 13.4% Weighted Average Cost of Capital WACC is calculated by multiplying the cost of each capital component by its proportional weight and then summing: Where:
Re = Required return on equity Rd = Required return on debt, the US debt rate from Federal Reserve Bank E = Market value of the firm’s equity D = Market value of the firm’s debt V = E + D

Annex D-17

E/V = Percentage of financing that is equity D/V = Percentage of financing that is debt Tc = Corporate tax rate 16% WACC calculation Cost of equity 13.4% Cost of debt 4.4% D/E ratio 84.5% Terminal Value We have assumed that the Company will grow at a fixed long-term growth rate beyond the terminal year as reach its optimal operating structure. We have thus applied a terminal multiple on the projected cash flows at terminal year to derive the value of the Company beyond the projection period. The terminal multiple is derived using the Gordon Growth Model, a mathematical simplification to capitalize an earnings stream that is expected to grow at a long-term sustainable rate “g” and discount rate “k” into perpetuity. The formula is as follows: Terminal Multiple = 1 + g k — g g = Long-term growth rate of 3% (Source: US long-term inflation rate from EIU database) k = WACC Summary of Market Approach In determining the market multiple, a list of comparable companies was identified. The selection criteria include: the companies derive most, if not all, of their revenues from the similar industry or closely related industry of the PSI; the comparable companies are publicly listed in the US and searchable in CapitalIQ. The details of the comparable companies which are considered as fair and representative samples are listed below: CoCos selection Companies Ticker Market Cap (In USD million) D/E ratio Unlevered Beta Jayud Global Logistics Limited NasdaqCM:JYD 472 n/a 2.91 Freightos Limited NasdaqCM:CRGO 1,183 -- -- Radiant Logistics, Inc. NYSEAM:RLGT 2,268 19.2% 0.82 Shengfeng Development Limited NasdaqCM:SFWL 5,480 -- -- Reysas Tasimacilik ve Lojistik Ticaret A.S. IBSE:RYSAS 2,974 97.4% -- GXO Logistics, Inc. NYSE:GXO 54,182 -- -- Sindhu Trade Links Limited BSE:532029 3,144 -- -- Eneco Energy Limited SGX:R14 148 -- -- Air T, Inc. NasdaqGM:AIRT 513 146.2% -- Air Transport Services Group, Inc. NasdaqGS:ATSG 9,735 71.6% 0.57 Kerry Logistics Network Limited SEHK:636 15,473 25.1% 0.71 Singapore Post Limited SGX:S08 5,426 38.5% 0.67 Shenzhen Easttop Supply Chain Management Co., Ltd. SZSE:002889 3,836 97.8% 0.51 Shenzhen Prolto Supply Chain Management Co.,Ltd SZSE:002769 2,979 102.8% 0.58 Median 84.5% 0.67

Annex D-18

Valuation CommentsThe valuation of an interest in a business enterprise requires consideration of all relevant factors affecting the operation of the business and its ability to generate future investment returns. The factors considered in the valuation includes, but not limited to, the following: 1. the nature of the business and the historical performance of the enterprise; 2. the financial condition of the business and the economic outlook in general; 3. the operational contracts and agreements in relation to the business; 4. past and projected operating results; 5. the financial and business risk of the enterprise including the continuity of income and the projected future results; and 6. the nature of the related agreements. We confirm that we have carried out an inspection on the assets of the Company and we have made relevant searches, enquiries and have obtained such further information which is considered necessary for the purposes of this valuation. In arriving at our assessed value, we have mainly considered the core business of the business. We have not made provision for other non-operating cash flow items such as interest income, exchange rate gain/loss, etc. in the valuation model. The conclusion of value is based on accepted valuation procedures and practices that rely substantially on the use of numerous assumptions and the consideration of many uncertainties, not all of which can be easily quantified or ascertained. Further, while the assumptions and consideration of such matters are considered by us to be reasonable, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company and KKG.

Annex D-19

Risk Factors We caution readers to be aware of the following risks which we believe could influence the assessment. Such risks can range from very subject specific factors to more systematic factors. Social, Political and Macro economic Considerations Various economic, political and social phenomena surrounding the subject items may change so as to affect our opinion of value. International or nationwide policy and / or legislative changes that alter existing rights and obligations may directly or indirectly influence the Subject items. Macro economic circumstances including inflation, interest rate fluctuations and existing and forecast levels of growth in the broader economy may also have an effect. Societal factors encompassing the perception and preferences of people in general may swing rendering the Subject items more or less desirable and thus more or less valuable. The Company is subject to various laws and regulations governing its operations in the US and China. Future political and legal changes in the US and China might have either favorable or unfavorable impacts on the Company. Environmental Conditions Phenomena within the physical environment can severely impact the factors of production and demand factors within an economy for the counterparty. The occurrence of natural disasters, resource depletion and variations in climate conditions may influence resource availability and prices for inputs on the supply side or may influence market access and preferences for products and services associated to the counterparty from end-user demand. Realization of forecast and projection This valuation is premised in part on the historical financial information and projections provided by the management of the Company. We have assumed accuracy of the information provided and relied to a considerable extent on such information in arriving at our opinion of value. Although appropriate tests and analyses have been carried out to verify the reasonableness and fairness of the information provided, events and circumstances frequently do not occur as expected. Since projections relate to the future, there will usually be differences between projections and actual results and in some cases, those variances may be material. Accordingly, to the extent any of the above mentioned information requires adjustment; the resulting investment value may differ.

Annex D-20

Fairness Opinion Conclusion Based upon and subject to the foregoing, and such other factors as KKG considered relevant, KKG is of the opinion that, as at the date hereof, the Proposed Transaction is fair, from a financial point of view, to the unaffiliated security holders of AIB. We are of the opinion that the market value of 100% equity value range of PSI as at the Valuation Date is reasonably stated as below: Valuation Result In USD‘000 PSI 100% equity value (rounded) 200,000 Limiting Conditions This report and fairness opinion are subject to our Limiting Conditions as included in Exhibit A of this report. Yours faithfully, For and on behalf of King Kee Appraisal and Advisory Limited Richard Zhang Managing Director ASA, MRICS, CPV 21 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-21

Exhibit A — Limiting Conditions 1. In the preparation of our reports, we relied on the accuracy, completeness and reasonableness of the financial information, forecast, assumptions and other data provided to us by the Company/engagement parties and/or its representatives. We did not carry out any work in the nature of an audit and neither are we required to express an audit or viability opinion. We take no responsibility for the accuracy of such information. The responsibility for determining expected values rests solely with the Company/engagement parties and our reports were only used as part of the Company’s/engagement parties’ analysis in reaching their conclusion of value. 2. We have explained as part of our service engagement procedure that it is the director’s responsibility to ensure proper books of accounts are maintained, and the financial information and forecast give a true and fair view and have been prepared in accordance with the relevant standards and companies ordinance. 3. Public information and industry and statistical information have been obtained from sources we deem to be reputable; however we make no representation as to the accuracy or completeness of such information, and have accepted the information without any verification. 4. The management and the Board of the Company has reviewed and agreed on the report and confirmed that the basis, assumptions, calculations and results are appropriate and reasonable. 5 KKG shall not be required to give testimony or attendance in court or to any government agency by reason of this exercise, with reference to the project described herein. Should there be any kind of subsequent services required, the corresponding expenses and time costs will be reimbursed from you. Such kind of additional work may incur without prior notification to you. 6. No opinion is intended to be expressed for matters which require legal or other specialized expertise or knowledge, beyond what is customarily employed by valuers. 7 The use of and/or the validity of the report is subject to the terms of engagement letter/proposal and the full settlement of the fees and all the expenses. 8. Our conclusions assume continuation of prudent management policies over whatever period of time that is considered to be necessary in order to maintain the character and integrity of the assets valued. 9. We assume that there are no hidden or unexpected conditions associated with the subject matter under review that might adversely affect the reported review result. Further, we assume no responsibility for changes in market conditions, government policy or other conditions after the Valuation/Reference Date. We cannot provide assurance on the achievability of the results forecasted by the Company/engagement parties because events and circumstances frequently do not occur as expected; difference between actual and expected results may be material; and achievement of the forecasted results is dependent on actions, plans and assumptions of management. 22 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-22

10. This report has been prepared solely for the internal use purpose. The report should not be otherwise referred to, in whole or in part, or quoted in any document, circular or statement in any manner, or distributed in whole or in part or copied to any their party without our prior written consent. We shall not under any circumstances whatsoever be liable to any third party except where we specifically agreed in writing to accept such liability. 11. This report is confidential to the client and the calculation of values expressed herein is valid only for the purpose stated in the engagement letter/or proposal as of the Valuation / Reference Date. In accordance with our standard practice, we must state that this report and exercise is for the use only by the party to whom it is addressed and no responsibility is accepted with respect to any third party for the whole or any part of its contents. Notwithstanding anything to the contrary herein, however, our Opinion and related materials provided to AIB’s board of directors may be used (i) by AIB’s board of directors in evaluating the Proposed Transaction, (ii) in disclosure materials to holders of AIB securities, (iii) in filings with the U.S. Securities and Exchange Commission (including the filing of the Opinion and related data and analysis presented by KKG to AIB’s board of directors), and (iv) in any litigation pertaining to matters relating to the Proposed Transaction and covered in the Opinion 12. Where a distinct and definite representation has been made to us by party/parties interested in the assets valued, we are entitled to rely on that representation without further investigation into the veracity of the representation if such investigation is beyond the scope of normal scenario analysis work. 13. You agree to indemnify and hold us and our personnel harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorney’s fees, to which we may become subjects in connection with this engagement. Our maximum liability relating to services rendered under this engagement (regardless of form of action, whether in contract, negligence or otherwise) shall be limited to the charges paid to us for the portion of its services or work products giving rise to liability. In no event shall we be liable for consequential, special, incidental or punitive loss, damage or expense (including without limitation, lost profits, opportunity costs, etc.), even if it has been advised of their possible existence. 14. We are not environmental consultants or auditors, and we take no responsibility for any actual or potential environmental liabilities exist, and the effect on the value of the asset is encouraged to obtain a professional environmental assessment. We do not conduct or provide environmental assessments and have not performed one for the subject property. 23 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-23

15. This exercise is premised in part on the historical financial information and future forecast provided by the management of the Company/engagement parties. We have assumed the accuracy and reasonableness of the information provided and relied to a considerable extent on such information in arriving at our calculation of value. Since projections relate to the future, there will usually be differences between projections and actual results and in some cases, and those variances may be material. Accordingly, to the extent any of the above mentioned information requires adjustments, the resulting value may differ significantly. 16. Actual transactions involving the subject assets / business might be concluded at a higher or lower value, depending upon the circumstances of the transaction and the business, and the knowledge and motivation of the buyers and sellers at that time. 17. This report and the conclusion of values arrived at herein are for the exclusive use of our client for the sole and specific purposes as noted herein. The conclusion of values represents the consideration based on information furnished by the Company/engagement parties and other sources. 24 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-24

Exhibit B– Professional Declaration The valuers certify, to the best of their knowledge and belief, that: 1. Information has been obtained from sources that are believed to be reliable. All facts which have a bearing on the value concluded have been considered by the valuers and no important facts have been intentionally disregarded. 2. The reported analyses, opinions, and conclusions are subject to the assumptions as stated in the report and based on the valuers’ personal, unbiased professional analyses, opinions, and conclusions. The valuation exercise is also bounded by the limiting conditions. 3. The reported analyses, opinions, and conclusions are independent and objective. 4. The valuers have no present or prospective interest in the asset that is the subject of this report, and have no personal interest or bias with respect to the parties involved. 5. The valuers’ compensation is not contingent upon the amount of the value estimate, the attainment of a stipulated result, the occurrence of a subsequent event, or the reporting of a predetermined value or direction in value that favours the cause of the client. 6. The analyses, opinions, and conclusions were developed, and this report has been prepared, in accordance with the International Valuation Standards published by the International Valuation Standards Council. 25 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-25

Exhibit C — Financial Forecast and Exercise Result BEV Model — DC FY2021 FY2022 FY2023.1-6 FY2023.7-12 FY2024 FY2025 FY2026 FY2027 FY2028 Revenue [USD’000]130,907 98,353 67,069 45,777 132,824 148,567 165,761 184,945 190,493 Growth rate [%] 0.0% n/a (24.9)% 14.7% 17.7% 11.9% 11.6% 11.6% 3.0% COGS [USD’000] (112,335) (89,946) (59,473) (41,039) (119,077) (131,858) (147,119) (164,145) (169,070) % of Revenue [%] (85.8)% (91.5)% (88.7)% (89.7)% (89.7)% (88.8)% (88.8)% (88.8)% (88.8)% Gross profit [USD’000] 18,573 8,407 7,597 4,738 13,747 16,708 18,642 20,800 21,424 % of Revenue [%] 14.2% 8.5% 11.3% 10.3% 10.3% 11.2% 11.2% 11.2% 11.2% Operating expense [USD’000] (3,638) (4,899) (2,586) (2,491) (7,227) (8,084) (9,020) (10,063) (10,365) % of Revenue [%] (2.8)% (5.0)% (3.9)% (5.4)% (5.4)% (5.4)% (5.4)% (5.4)% (5.4)% EBIT [USD’000] 14,934 3,508 5,011 2,247 6,520 8,624 9,623 10,736 11,058 EBIT Margin [%]11.4% 3.6% 7.5% 4.9% 4.9% 5.8% 5.8% 5.8% 5.8% Income tax [USD’000] (2,462) (558) (1,014) (131) (1,043) (1,380) (1,540) (1,718) (1,769) Tax rate (Effective) [%] 16.5% 15.9% 20.2% 5.8% 16.0% 16.0% 16.0% 16.0% 16.0% Net profit [USD’000] 12,472 2,950 3,998 2,116 5,477 7,244 8,083 9,018 9,289 NPM [%] 9.5% 3.0% 6.0% 4.6% 4.1% 4.9% 4.9% 4.9% 4.9% Adjustment Add: D&A [USD’000] 52 138 181 221 283 248 Less: Capex [USD’000] 93 240 189 206 283 248 Less: Change in working capital [USD’000] (8,809) (11,448) (1,923) (10,575) (8,235) (1,216) Free cash flows of firm [USD’000] 10,884 16,823 9,160 18,672 17,254 10,505 Discount period [x] 0.25 1.00 2.00 3.00 4.00 5.00 Discount rate [x] 9.0% Discount factor [x] 0.9785 0.9171 0.8414 0.7719 0.7082 0.6497 PV of FCFF [USD’000] 10,650 15,428 7,707 14,413 12,218 6,825 Perpetual growth rate [%] 3.0%Terminal value [USD’000] - - - 117,164 Operating assets value [USD’000] 184,406 Surplus cash [USD’000] 13,574 Non-operating assets/liabilities [USD’000] (1,827) 100% Equity value (rounded) [USD’000] 200,000 26 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-26

Exhibit D — Exercise Result (Market approach cross check) Market approach — CoCos method PE multiple Comparable companies Tickers LTM Jayud Global Logistics Limited NasdaqCM:JYD 1.3x Freightos Limited NasdaqCM:CRGO 8.4x Radiant Logistics, Inc.NYSEAM:RLGT 0.3x Shengfeng Development Limited NasdaqCM:SFWL 1.9x Reysas Tasimacilik ve Lojistik Ticaret A.S. IBSE:RYSAS 4.0x GXO Logistics, Inc. NYSE:GXO 37.5x Sindhu Trade Links Limited BSE:532029 279.5x Eneco Energy Limited SGX:R14 10.4x Air T, Inc.NasdaqGM:AIRTNA Air Transport Services Group, Inc. NasdaqGS:ATSG 8.8x Kerry Logistics Network Limited SEHK:636 10.6x Singapore Post Limited SGX:S08 28.6x Shenzhen Easttop Supply Chain Management Co., Ltd. SZSE:002889 23.2x Shenzhen Prolto Supply Chain Management Co.,Ltd SZSE:002769 NA Average 34.6x LTM net profit of PSI 5,473 Implied 100% equity value without comtrol premium 189,086 Control premium 25.0% 47,271 Implied 100% equity value 236,357 High end 5.0% 248,000 Low end (5.0)% 225,000 Implied PSI 100% equity value range (rounded)225,000 ~248,000 Note: Minority shareholders are often in a passive position in investment, and it is difficult to make contributions to the operation of the company or even make no contributions. Therefore, when the minority equity of private companies is traded, there is usually a discount to the potential net asset value. This reflects the relationship between the lack of control and minority shareholders’ equity. On the contrary, when most shareholders’ equity is traded, there is usually a premiumto the net asset value. The 25% control premium comes from two studies: one study on the US transaction shows that the average acquisition premium isbetween 35% and 42%, while another study on the Australian transaction shows that the average acquisition premium is between 16% and 29%. We selected 25% as the reasonable control premium of the target company. The acquisition premium not only reflects the premium required for control, but also includes the view on the degree of merger benefits. 27 Fairness Opinion–100% Equity Value of PSI Group Holdings Ltd.

Annex D-27

PROFESSIONAL DEDICATION
CREAT VALUE
KKG
ENTRUSTED FAITHFUL

PR0FESSI0NAL DEDICATION CREAT VALUE KKG ENTRUSTED FAITHFUL

Annex D-28

PART II

Unless the context otherwise requires, all references in this section to the “we,” “us,” “our” refer collectively to Pubco.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Amended Pubco Charter shall provide that every director and officer (but not including the company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of our company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud, willful default or willful neglect as determined by a court of competent jurisdiction, in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning our company or our affairs in any court whether in the Cayman Islands or elsewhere.

We also plan to enter into indemnification agreements with our directors under law, pursuant to which we will agree to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements will be subject to certain customary restrictions and exceptions.

In addition, we maintain, and are obligated to establish and maintain for at least six years, standard and tail policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1^

Business Combination Agreement, among PSI, AIB, Registrant, Sponsor, PSI Merger Sub I, and PSI Merger Sub II, dated December 27, 2023 (attached to the proxy statement/prospectus which forms part of this registration statement as Annex A)

2.2^	Plan of Second Merger (attached to the proxy statement/prospectus which forms part of this registration statement as Annex C)
3.1^	Form of Amended and Restated Memorandum and Articles of Association of Registrant (attached to the proxy statement/prospectus which forms part of this registration statement as Annex B)
3.2*	Memorandum and Articles of Association of Registrant in effect prior to Closing
3.3

Second Amended and Restated Memorandum and Articles of Association of AIB (incorporated herein by reference to Amendment No. 1 to AIB’s Registration Statement on Form S-1/A (File No. 333-260594), filed with the SEC on November 22, 2021)

3.4

Amendment to the Second Amended and Restated Memorandum and Articles of Association of AIB (incorporated herein by reference to Exhibit 3.1 to AIB’s Current Report on Form 8-K, filed with the SEC on January 23, 2023)

Exhibit Number	Description
3.5

Amendment to the Second Amended and Restated Memorandum and Articles of Association of AIB (incorporated herein by reference to Exhibit 3.1 to AIB’s Current Report on Form 8-K, filed with the SEC on October 24, 2023)

4.1*	Specimen Ordinary Share Certificate of Registrant
4.2

Rights Agreement, dated January 18, 2022, by and between AIB and Continental Stock Transfer & Trust Company, as rights agent (incorporated herein by reference to Exhibit 4.1 to AIB’s Current Report on Form 8-K, filed with the SEC on January 24, 2022)

5.1#	Opinion of Ogier as to validity of Pubco Ordinary Shares to be issued
8.1*	Tax Opinion of Ellenoff Grossman & Schole LLP
10.1*	Form of Indemnification Agreement between Registrant, each executive officer and director of Registrant
10.2*	Form of Employment Agreement between Registrant and each executive officer of Registrant
10.3*	Form of Director Agreement between Registrant and each director of Registrant
10.4

Letter Agreement, dated January 18, 2022, by and among AIB, its officers and directors and AIB LLC (incorporated herein by reference to Exhibit 10.1 to AIB’s Current Report on Form 8-K, filed with the SEC on January 24, 2022)

10.5

Investment Management Trust Agreement, dated January 18, 2022, by and between AIB and Continental Stock Transfer & Trust Company, as trustee (incorporated herein by reference to Exhibit 10.2 to AIB’s Current Report on Form 8-K, filed with the SEC on January 24, 2022)

10.6

Registration Rights Agreement, dated January 18, 2022, by and among AIB and certain security holders (incorporated herein by reference to Exhibit 10.3 to AIB’s Current Report on Form 8-K, filed with the SEC on January 24, 2022)

10.7

Private Placement Unit Purchase Agreement, dated January 18, 2022, by and between AIB and Maxim (incorporated herein by reference to Exhibit 10.4 to AIB’s Current Report on Form 8-K, filed with the SEC on January 24, 2022)

10.8

Private Placement Unit Purchase Agreement, dated January 18, 2022, by and between AIB and AIB LLC (incorporated herein by reference to Exhibit 10.5 to AIB’s Current Report on Form 8-K, filed with the SEC on January 24, 2022)

10.9

Unit Purchase Option, dated January 21, 2022, issued by AIB to Maxim Partners LLC (incorporated herein by reference to Exhibit 10.6 to AIB’s Current Report on Form 8-K, filed with the SEC on January 24, 2022)

10.10

Administrative Support Agreement, dated January 18, 2022, by and between AIB and the Sponsor (incorporated herein by reference to Exhibit 10.7 to AIB’s Current Report on Form 8-K, filed with the SEC on January 24, 2022)

10.11

Amendment to the Investment Management Trust Agreement, dated as of January 19, 2023 (incorporated herein by reference to Exhibit 10.1 to AIB’s Current Report on Form 8-K, filed with the SEC on January 23, 2023)

10.12	Promissory Note issued by AIB to the Sponsor, dated January 20, 2023 (incorporated herein by reference to Exhibit 10.2 to AIB’s Current Report on Form 8-K, filed with the SEC on January 23, 2023)
10.13	Promissory Note issued by AIB to the Sponsor, dated January 23, 2023 (incorporated herein by reference to Exhibit 10.1 to AIB’s Current Report on Form 8-K, filed with the SEC on January 27, 2023)
10.14	Promissory Note issued by AIB to the Sponsor, dated October 19, 2023 (incorporated herein by reference to Exhibit 10.1 to AIB’s Current Report on Form 8-K, filed with the SEC on October 24, 2023)
10.15

Form of Lock-Up Agreement, dated as of December 27, 2023, by and among PS International Group Ltd., AIB LLC, PSI Group Holdings Ltd, AIB, and shareholders of PSI Group Holdings Ltd. (incorporated herein by reference to Exhibit 10.2 to AIB’s Current Report on Form 8-K, filed with the SEC on January 3, 2024)

10.16

Form of Shareholder Support Agreement, dated as of December 27, 2023, by and among PS International Group Ltd., PSI Group Holdings Ltd, certain shareholders of PSI Group Holdings Ltd, AIB, certain shareholders of AIB, and AIB LLC (incorporated herein by reference to Exhibit 10.3 to AIB’s Current Report on Form 8-K, filed with the SEC on January 3, 2024)

10.17

Form of Registration Rights Agreement, dated as of December 27, 2023, by and among PS International Group Ltd., AIB, and certain investors of AIB and PSI Group Holdings Ltd. (incorporated herein by reference to Exhibit 10.4 to AIB’s Current Report on Form 8-K, filed with the SEC on January 3, 2024)

10.18

Amendment No.1 to Underwriting Agreement, dated December 21, 2023, by and between AIB and Maxim Group LLC (incorporated herein by reference to Exhibit 1.2 to AIB’s Annual Report on Form 10-K, filed with the SEC on March 21, 2024)

Exhibit Number	Description
10.19*	2024 Share Incentive Plan of Registrant
21.1*	List of Subsidiaries of Registrant
23.1#	Consent of WWC, P.C.
23.2*	Consent of UHY LLP
23.3#	Consent of Ogier (included in Exhibit 5.1)
23.4*	Consent of King Kee Appraisal and Advisory Limited
23.5*	Consent of China Insights Consultancy
23.6*	Consent of Grandall Law Firm (Beijing)
24.1*	Power of Attorney (contained on the signature page to the initial filing of this registration statement)
99.1*	Preliminary Proxy Card
99.2*	Code of Business Conduct and Ethics of Registrant
99.3*	Consent of Hok Wai Alex Ko to be named as a director appointee of Registrant
99.4*	Consent of Yong Yao to be named as a director appointee of Registrant
99.5*	Consent of Lai Ping Chan to be named as a director appointee of Registrant
99.6*	Consent of Zijian Tong to be named as a director appointee of Registrant
99.7*	Consent of Axel Hoerger to be named as a director appointee of Registrant
99.8*	Consent of Eric Chen to be named as a director appointee of Registrant
107*	Filing Fee Table

____________

^        Portion of this exhibit has been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K.

*        Previously filed.

#        Filed herewith.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on June 14, 2024.

PS International Group Ltd.
By:	/s/ Yee Kit Chan
Name:	Yee Kit Chan
Title:	Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Yee Kit Chan	Chairman of the Board and Director	June 14, 2024
Yee Kit Chan
*	Chief Executive Officer and Director Appointee	June 14, 2024
Hok Wai Alex Ko	(Principal Executive Officer)
*	Chief Financial Officer	June 14, 2024
Chun Kit Tsui	(Principal Financial and Accounting Officer)
*By:	/s/ Yee Kit Chan
	Name:	Yee Kit Chan
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of PS International Group Ltd., has signed this registration statement in the City of Newark, State of Delaware, on June 14, 2024.

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director of Puglisi & Associates